PROSPECTUS	Filed pursuant to Rule 424(b)(3) Registration No.: 333-262505

ENTERPRISE DIVERSIFIED, INC.

2400 Old Brick Rd, Ste 115

Glen Allen, VA 23060

(434) 336-7737

Dear Stockholder:

On December 29, 2021, Enterprise Diversified, Inc., a Nevada corporation (the “Company” or “ENDI”), CrossingBridge Advisors, LLC, a Delaware limited liability company (“CBA”), and Cohanzick Management, LLC, a Delaware limited liability company (the “CBA Member”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which both CBA and ENDI would become wholly-owned subsidiaries of a new parent entity named ENDI Corp., a Delaware corporation (“New Parent”), through a series of mergers (the “Mergers”). Upon consummation of the transactions contemplated by the Merger Agreement (the “Closing”), the 2,647,383 outstanding shares of ENDI will be exchanged for and converted into the right to receive an identical number of shares of New Parent Class A Common Stock having a deemed aggregate value of $20,358,375, or $7.69 per share (the “Share Exchange”) based on the last closing price of ENDI common shares immediately prior to the execution of the Merger Agreement, which will make New Parent ENDI’s sole stockholder (the Share Exchange, collectively with the Mergers, the “Business Combination”). Of the 2,647,383 shares, the 911,160 shares owned by ENDI’s directors and officers will be exchanged for 911,160 shares of New Parent Class A Common Stock having a deemed aggregate value of $7,006,820 and the remaining 1,736,223 shares owned by ENDI’s non-affiliate stockholders will be exchanged for 1,736,223 shares of New Parent Class A Common Stock having a deemed aggregate value of $13,351,555. In addition, in connection with the Business Combination, the CBA Member will receive 2,400,000 shares of Class A Common Stock having a deemed aggregate value of $18,456,000 or $7.69 per share based on the last closing price of ENDI common shares immediately prior to the execution of the Merger Agreement. In addition, the CBA Member will receive 1,800,000 shares of New Parent Class B Common Stock, a Class W-1 Warrant to purchase 1,800,000 shares of New Parent Class A Common Stock and a Class W-2 Warrant to purchase 250,000 shares of New Parent Class A Common Stock, which Class W-1 Warrant and Class W-2 Warrant collectively have a deemed aggregate value of $1,389,028 based on the last closing price of ENDI common shares immediately prior to the execution of the Merger Agreement. Outstanding shares of New Parent Class B Common Stock shall be redeemed by New Parent on a one-for-one basis for each share of New Parent Class A Common Stock issued upon the exercise of any Class W-1 Warrant, and any shares of New Parent Class B Common Stock outstanding as of the fifth anniversary of the Closing shall be redeemed by New Parent pursuant to the terms of the Stockholder Agreement. The CBA Member has also agreed to purchase pursuant to the Additional Purchase Subscription Agreements described below an aggregate of 100,000 shares of New Parent Class A Common Stock at a price per share of New Parent Class A Common Stock equal to the lesser of (1) $8.00 and (2) the 60-day VWAP on the Closing Date, excluding the highest and lowest trading days during the 60-day period.

The ownership interest in New Parent by the officers and directors of ENDI, the non-affiliated ENDI stockholders, and the CBA Member after the completion of the Business Combination assuming no exercise of the Warrants by the CBA Member and no purchase of additional common shares under any Additional Purchase Subscription Agreement other than the 100,000 shares of New Parent Class A Common Stock committed to be purchased by the CBA Member immediately after Closing will be 17.5%, 33.9% and 48.6%, respectively. For additional information regarding the ownership interests of officers and directors of ENDI, the non-affiliated ENDI stockholders, and the CBA Member after the completion of the Business Combination and giving effect to the purchase of additional shares under an Additional Purchase Subscription Agreement, and exercise of all Warrants please see “What equity stake will current ENDI stockholders, officers, directors, and the CBA Member have in New Parent?” on page 5.

You are cordially invited to attend a special meeting of ENDI’s stockholders (the “Special Meeting”) to consider matters related to the Business Combination, to be held virtually at 9:00 a.m., Eastern Time, on August 9, 2022. At the Special Meeting, the stockholders will be asked to consider and act on the following item - the approval of the Business Combination Proposal. You may ask questions and make comments at the Special Meeting.

ENDI, CBA, and the CBA Member cannot complete the Business Combination unless ENDI’s stockholders approve and adopt the Merger Agreement, any related transactions contemplated thereby, and the Business Combination.

After careful consideration, ENDI’s Board of Directors (the “Board of Directors”) has unanimously approved the Merger Agreement, the Business Combination, and the other proposals described in the accompanying joint proxy statement/prospectus. The Board of Directors has further determined that it is advisable to, and in the best interests of, ENDI’s stockholders, to consummate the Business Combination. The Board of Directors unanimously recommends that you vote “FOR” each of the proposals described in this joint proxy statement/prospectus.

More information about ENDI, CBA, the CBA Member, and the Business Combination is contained in this joint proxy statement/prospectus. We encourage you to read the accompanying joint proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. You should carefully consider the matters discussed under “Risk Factors” beginning on page 22 of this joint proxy statement/prospectus.

In accordance with the rules and regulations of the Securities and Exchange Commission, beginning on or about July 18, 2022, we are furnishing this joint proxy statement/prospectus to stockholders and beneficial owners of record as of July 6, 2022. The enclosed “Important Notice Regarding the Availability of Proxy Materials,” describes how you can access this joint proxy statement/prospectus.

It is important that your stock be represented at the Special Meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking our proxy card and returning it as directed. The Special Meeting can be accessed by visiting www.colonialstock.com/SYTE2022, where you will be able to listen to the Special Meeting live, submit questions, and vote online. If you do attend the Special Meeting virtually and wish to vote live during the Special Meeting, you may revoke your proxy at the Special Meeting. Whether or not you expect to attend the Special Meeting, please vote as promptly as possible by following the instructions in the Notice of Internet Availability of Proxy Materials or the proxy card you receive in the mail.

On behalf of our Board of Directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

/s/ Steven L. Kiel

Steven L. Kiel

Executive Chairman

July 5, 2022

This joint proxy statement/prospectus is dated July 5, 2022 and is first being mailed to the stockholders of Enterprise Diversified, Inc. on or about July 18, 2022.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about ENDI filed with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) that is not included in or delivered with this document. You can obtain any of the documents that ENDI has filed at no cost from the SEC’s website at https://www.sec.gov/. You may also request copies of these documents, including documents incorporated by reference into this document, at no cost, by contacting ENDI. Please see “General Information—Where You Can Find More Information” for more details.

This document does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this document nor any distribution of securities made under this document will, under any circumstances, create an implication that there has been no change in ENDI’s affairs since the date of this document or that any information contained herein is correct as of any time subsequent to the date of this document.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

ENTERPRISE DIVERSIFIED, INC.

2400 Old Brick Rd, Ste 115

Glen Allen, VA 23060

(434) 336-7737

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

The Special Meeting of Stockholders (the “Special Meeting”) of Enterprise Diversified, Inc., a Nevada corporation (“ENDI” or the “Company”), will be held virtually on August 9, 2022 at 9:00 a.m., Eastern Time, via live webcast at the following address: www.colonialstock.com/SYTE2022. At the Special Meeting, stockholders will consider and act on Proposal One, Proposal Two and, if necessary, Proposal Three:

Proposal One – “The Business Combination Proposal” – to approve and adopt the Merger Agreement, dated December 29, 2021 (as it may be amended from time to time, the “Merger Agreement”) and the transactions contemplated thereby, by and among ENDI, CrossingBridge Advisors, LLC, a Delaware limited liability company (“CBA”), Cohanzick Management, LLC, a Delaware limited liability company (the “CBA Member”), ENDI Corp., a Delaware corporation (“New Parent”), Zelda Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of New Parent (“Merger Sub 1”), and Zelda Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of New Parent (“Merger Sub 2”). Pursuant to the Merger Agreement: (i) Merger Sub 1 will merge with and into ENDI, with ENDI surviving as a direct wholly-owned subsidiary of New Parent, following which each share of ENDI common stock, par value $0.125 per share, will be converted into the right to receive an identical number of shares of New Parent Class A common stock, par value $0.0001 per share (the “New Parent Class A Common Stock”); and (b) Merger Sub 2 will merge with and into CBA, with CBA surviving as a direct wholly-owned subsidiary of New Parent, following which the outstanding membership interest in CBA will be converted into the right to receive (i) two million four hundred thousand (2,400,000) validly issued, fully paid and non-assessable shares of New Parent Class A Common Stock; (ii) one million eight hundred thousand (1,800,000) validly issued, fully paid, and non-assessable shares of New Parent Class B Common Stock, par value $0.0001 per share (“New Parent Class B Common Stock”); (iii) warrants to purchase one million eight hundred thousand (1,800,000) shares of New Parent Class A Common Stock (the “W-1 Warrants”); and (iv) warrants to purchase two hundred fifty thousand (250,000) shares of New Parent Class A Common Stock (the “W-2 Warrants”).

Proposal Two – “The Organizational Documents Proposals”- to approve and adopt, on a non-binding advisory basis, the following proposals relating to the organizational documents of New Parent (collectively, the “Organizational Documents Proposals”). In order to give shareholders the opportunity to present their separate views on important corporate governance provisions, to approve and adopt, on a non-binding advisory basis, the following material differences between ENDI’s Amended Articles of Incorporation and Amended Bylaws (“Existing Organizational Documents”) and the proposed certificate of incorporation of New Parent, a copy of which is attached to the proxy statement/prospectus as Annex D (the “Proposed Certificate of Incorporation”) and the proposed bylaws of New Parent, a copy of which is attached to the proxy statement/prospectus as Annex E (the “Proposed Bylaws”, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”).

• Organizational Documents Proposal A- In connection with the replacement of the Existing Organizational Documents with the Proposed Certificate of Incorporation, ENDI’s stockholders are being asked to approve the authorization and designation of New Parent Class A Common Stock and New Parent Class B Common Stock.

• Organizational Documents Proposal B- In connection with the replacement of the Existing Organizational Documents with the Proposed Certificate of Incorporation, ENDI’s stockholders are being asked to approve the right that holders of the New Parent Class B Common Stock, voting together as a single class, shall have: (i) the right to designate a number of directors of the New Parent board (rounded up to the nearest whole number) equal to the percentage of the New Parent’s Common Stock beneficially owned by the holders of New Parent Class B Common Stock and their Affiliates at the time of such designation, provided however, that for purposes of this designation right, the holders of the New Parent Class B Common Stock, voting together as a single class, shall have the right to designate not more than a majority of the members of the Board of Directors then in office and, provided further that so long as holders of New Parent Class B Common Stock and their Affiliates beneficially own at least 5.0% of the total outstanding shares of Common Stock of New Parent, holders of New Parent Class B Common Stock, voting together as a single class, shall have the right to designate at least one director.

• Organizational Documents Proposal C- In connection with the replacement of the Existing Organizational Documents with the Proposed Bylaws, ENDI’s stockholders are being asked to approve the right that the affirmative vote of the holders of at least eighty percent (80%) of the total voting power of all the then outstanding shares of Common Stock of New Parent entitled to vote, voting together as a single class, will be required to amend to the New Parent’s Proposed Bylaws.

• Organizational Documents Proposal D- In connection with the replacement of the Existing Organizational Documents with the Proposed Certificate of Incorporation, ENDI’s stockholders are being asked to approve that any action required or permitted to be taken by the holders of Common Stock of New Parent must be effected at a duly called annual or special meeting of the stockholders and may not be effected by consent unless the action is recommended by all of the directors then sitting.

• Organizational Documents Proposal E- In connection with the replacement of the Existing Organizational Documents with the Proposed Certificate of Incorporation, ENDI’s stockholders are being asked to approve the new forum selection clause that states unless otherwise consented to by New Parent, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of New Parent, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or employee of New Parent to New Parent or New Parent’s stockholders, (c) any action asserting a claim arising under any provision of the Delaware General Corporation Law (“DGCL”), the Certificate of Incorporation or the bylaws of New Parent or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) any action asserting a claim governed by the internal affairs doctrine. The federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including, the applicable rules and regulations promulgated thereunder.

Proposal Three – “The Adjournment Proposal” – to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal or the Organizational Documents Proposals.

The foregoing items of business, as well as further information on the proposals that will be presented at the Special Meeting, the votes required for approval, and other important information about the Special Meeting, including how to access the Special Meeting through the Internet, is provided in the joint proxy statement/prospectus that accompanies this notice.

Only those stockholders of record as of the close of business on July 6, 2022, are entitled to notice of the Special Meeting and to vote at the Special Meeting.

YOUR VOTE IS IMPORTANT! We cannot complete the Business Combination unless the holders of ENDI common stock approve and adopt the Merger Agreement and the transactions contemplated thereby. The affirmative vote of the holders of a majority of all the outstanding shares of ENDI common stock will be required to approve and adopt the Merger Agreement.

The Special Meeting can be accessed by visiting www.colonialstock.com/SYTE2022, where you will be able to listen to the Special Meeting live, submit questions, and vote online. Submitting your proxy does not affect your right to vote live at the Special Meeting if you decide to virtually attend the Special Meeting. You are urged to submit your proxy as soon as possible, regardless of whether or not you expect to attend the Special Meeting. You may revoke your proxy at any time before it is exercised at the Special Meeting by (i) delivering written notice to our Secretary, Jessica L. Greer, at the Company’s address above, (ii) submitting a later-dated proxy card, (iii) voting again via the Internet as described on your proxy card, or (iv) virtually attending the Special Meeting and voting live. No revocation under (i) or (ii) will be effective unless written notice or the proxy card is received by our Secretary at or before the Special Meeting.

Instructions on how to vote your shares are contained in this joint proxy statement/prospectus and your proxy card. You may obtain, free of charge, a paper copy of our Annual Report on Form 10-K, including financial statements and exhibits, by writing to our Chief Financial Officer, Alea Kleinhammer, at 2400 Old Brick Rd, Ste 115, Glen Allen, VA 23060, or by email at investorrelations@endi-inc.com. As of the date of the Notice of Special Meeting of Stockholders and this joint proxy statement/prospectus, such materials are also available online at www.enterprisediverisifed.com.

When you submit your proxy, you authorize Jessica L. Greer to vote your shares at the Special Meeting and on any adjournments of the Special Meeting in accordance with your instructions.

July 5, 2022	By Order of the Board of Directors, /s/ Jessica L. Greer Jessica L. Greer Secretary

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

In this joint proxy statement/prospectus, unless the context suggests otherwise, references to “Enterprise Diversified,” “ENDI,” the “Company,” “we,” “us,” and “our” refer to Enterprise Diversified, Inc. and references to “New Parent” refer to ENDI Corp.

This joint proxy statement/prospectus describes the specific details regarding the Business Combination and the terms and conditions of the Merger Agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Special Meeting of Enterprise Diversified, Inc.’s stockholders, at which such stockholders will be asked to consider and vote upon a proposal to approve the Business Combination via the approval and adoption of the Merger Agreement. In addition, if based upon the tabulated vote at the time of the Special Meeting there are not sufficient votes to approve the Business Combination proposal, stockholders will also be asked to consider and vote upon a proposal for adjournment.

ENDI files reports, proxy statements, prospectuses, and other information with the U.S. Securities and Exchange Commission (the “SEC”), as required by the Exchange Act. You can access ENDI’s SEC filings, including this joint proxy statement/prospectus, as well as ENDI’s Annual Report on Form 10-K for the year ended December 31, 2021, at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this joint proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us by telephone or in writing:

Alea Kleinhammer

Chief Financial Officer

2400 Old Brick Rd, Ste 115

Glen Allen, VA 23060

(434) 336-7737

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to ENDI stockholders. Stockholders are urged to read carefully this entire joint proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referenced herein.

Q.          Why am I receiving this joint proxy statement/prospectus

A.         You are receiving this joint proxy statement/prospectus because ENDI has entered into a Merger Agreement with CBA and the CBA Member, pursuant to which, through a series of mergers and upon the closing of the Business Combination, your shares of ENDI and the outstanding membership interests of CBA will be exchanged for and converted into the right to receive shares of New Parent, which will become ENDI’s sole stockholder and CBA’s sole member. The approval of ENDI stockholders is required to approve the Business Combination, approve and adopt the Merger Agreement and, to the extent applicable, other matters set forth more fully herein. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A.

This joint proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the Special Meeting. You should read this joint proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of New Parent with respect to the shares of New Parent issuable in connection with the Business Combination.

Q.          What matters will ENDI’s stockholders consider at the Special Meeting?

A.         ENDI stockholders are being asked to consider and vote on a proposal to approve and adopt the Merger Agreement. Among other conditions, holders of a majority of ENDI’s outstanding shares of common stock must approve the Merger Agreement and the Business Combination in order to approve the Business Combination Proposal and to consummate the Business Combination. ENDI stockholders are also being asked to approve and adopt, on a non-binding advisory basis, the Organizational Documents Proposals. In addition, if based upon the tabulated vote at the time of the Special Meeting there are not sufficient votes to approve the Business Combination proposal, stockholders will also be asked to consider and vote upon a proposal for adjournment.

Q.          What will happen in the Business Combination?

A.        Upon the closing of the Business Combination, the 2,647,383 outstanding shares of ENDI stock that are issued and outstanding immediately prior to the completion of the Business Combination will be converted into the right to receive an identical number of shares of New Parent Class A Common Stock having a deemed aggregate value of $20,358,375, or $7.69 per share (the “Share Exchange”) based on the last closing price of ENDI common shares immediately prior to the execution of the Merger Agreement. Of the 2,647,383 shares, the 911,160 shares owned by ENDI’s directors and officers will be exchanged for 911,160 shares of New Parent Class A Common Stock and the remaining 1,736,223 shares owned by ENDI’s non-affiliate stockholders will be exchanged for 1,736,223 shares of New Parent Class A Common Stock.

Simultaneously, the outstanding membership interests of CBA will be converted into the right to receive 2,400,000 shares of New Parent Class A Common Stock having a deemed aggregate value of $18,456,000 or $7.69 per share based on the last closing price of ENDI common shares immediately prior to the execution of the Merger Agreement. In addition, the CBA Member will receive 1,800,000 shares of New Parent Class B Common Stock and warrants to purchase 2,050,000 shares of New Parent Class A Common Stock, having a deemed aggregate value of $1,389,028 based on the last closing price of ENDI common shares immediately prior to the execution of the Merger Agreement. New Parent will become ENDI’s sole stockholder and CBA’s sole member.

Q.          What are the rights of holders of New Parent Class A Common Stock and New Parent Class B Common Stock?

A.          Holders of both New Parent Class A Common Stock and New Parent Class B Common Stock are entitled to one vote per share on all matters to be voted on by the holders of their respective New Parent common stock. However, holders of New Parent Class A Common Stock and New Parent Class B Common Stock will have no voting power as to any amendment to New Parent’s Certificate of Incorporation relating solely to the terms of any outstanding series of New Parent Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the Delaware General Corporation Law (“DGCL”). Outstanding shares of New Parent Class B Common Stock shall be redeemed by New Parent on a one-for-one basis for each share of New Parent Class A Common Stock issued upon the exercise of any Class W-1 Warrant, and any shares of New Parent Class B Common Stock outstanding as of the fifth anniversary of the Closing shall be redeemed by New Parent pursuant to the terms of the Stockholder Agreement. Please see “Description of New Parent’s Securities” and “Certain Agreements Related to the Business Combination- Stockholder Agreement” on pages 111 and 53, respectively.

Unlike holders of New Parent Class B Common Stock, holders of New Parent Class A Common Stock are entitled to receive such dividends and other distributions in cash, property or shares of New Parent stock if a dividend is so declared by New Parent’s Board of Directors (the “New Parent Board”) from assets legally available therefor. Upon a liquidation, dissolution or winding up of New Parent’s affairs, after payment or provision for payment of the debts and other liabilities of New Parent and of the preferential and other amounts, if any, to which the holders of New Parent Preferred Stock will be entitled, the holders of all outstanding shares of New Parent Class A Common Stock will be entitled to receive the remaining assets available for distribution in proportion to the number of shares held by each such stockholder. The holders of New Parent Class B Common Stock are not entitled to any dividends or other distributions.

Additionally, the holders of the New Parent Class B Common Stock, voting together as a single class, have the right to designate a number of directors of the New Parent board (rounded up to the nearest whole number) equal to the percentage of the New Parent’s Common Stock beneficially owned by the holders of New Parent Class B Common Stock and their Affiliates at the time of such designation, provided however, that for purposes of this designation right, the holders of the New Parent Class B Common Stock, voting together as a single class, shall have the right to designate not more than a majority of the members of the Board of Directors then in office, and, provided further, that so long as holders of New Parent Class B Common Stock and their Affiliates beneficially own at least 5.0% of the total outstanding shares of Common Stock of New Parent, holders of New Parent Class B Common Stock, voting together as a single class, shall have the right to designate at least one director. By way of example, (i) if the holders of New Parent Class B Common Stock and their Affiliates beneficially own 30.0% of total outstanding shares of Common Stock of New Parent and New Parent has a Board of Directors consisting of six members, the holders of the New Parent Class B Common Stock, voting together as a single class, would have the right to designate two of the six directors and (ii) notwithstanding that the holders of the New Parent Class B Common Stock and their Affiliates beneficially own a percentage of the outstanding shares of Common Stock of New Parent that would entitle them to designate more than a majority of the members of the Board of Directors then in office, they shall designate not more than a majority, as set forth below:

three directors if the size of the Board of Directors is then five;

four directors if the size of the Board of Directors is then six;

four directors if the size of the Board of Directors is then seven;

five directors if the size of the Board of Directors is then eight;

five directors if the size of the Board of Directors is then nine; and

six directors if the size of the Board of Directors is then ten.

Q.          When and where will the Special Meeting take place?

A.          The Special Meeting will be held virtually on August 9, 2022 at 9:00 a.m., Eastern Time. The Special Meeting will be conducted completely online, and there will be no physical location at which stockholders may attend the Special Meeting. You may attend and participate in the Special Meeting by visiting www.colonialstock.com/SYTE2022. We encourage you to access the Special Meeting before the start time of 9:00 a.m., Eastern Time, on August 9, 2022. Please allow ample time for online check-in, which will begin at 8:30 a.m., Eastern Time, on August 9, 2022.

Q.          What is the recommendation of the ENDI Board of Directors as to the Business Combination Proposal?

A.          The ENDI board of directors (the “ENDI Board of Directors” or the “ENDI Board”) has unanimously approved and declared advisable the Merger Agreement, the Business Combination and all of the other transactions contemplated by the Merger Agreement, declared that the transactions contemplated by the Merger Agreement are fair to and in the best interests of ENDI and its stockholders, directed that the adoption of the Merger Agreement be submitted to a vote of ENDI stockholders at the Special Meeting and resolved to unanimously recommend that the ENDI stockholders vote to approve and adopt the Merger Agreement and approve the other matters submitted for approval in connection with the Merger Agreement at the Special Meeting.

Accordingly, the ENDI Board of Directors unanimously recommends that ENDI stockholders vote “FOR” the Business Combination Proposal.

Q.          What factors did the ENDI Board of Directors consider in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby?

A.         In reaching its decision, the ENDI Board of Directors consulted with its senior management team and outside legal counsel, engaged an outside valuation firm to perform a valuation analysis, and considered a number of factors, including, but not limited to, the following material factors (not in any relative order of importance), each of which is described in more detail below under the heading “The Business Combination - ENDI’s Reasons for the Business Combination; Recommendation of the Board of Directors” beginning on page 34:

•	the Board of Directors’ belief that the Business Combination is more favorable to ENDI’s stockholders than the alternatives to the Business Combination;

•

the Board of Directors’ understanding of the business, operations, financial condition, asset quality, earnings and prospects of ENDI and management’s and the Board of Directors’ views and opinions on the current state of the financial services industry;

•

the relative financial condition of ENDI and CBA, respectively, as of and for the twelve months ending December 31, 2020, including that, (i) ENDI had total assets of $14,857,180 as of December 31, 2020 as compared to CBA’s total assets of $2,603,301 as of December 31, 2020, (ii) ENDI had revenues of $5,247,732 for the fiscal year ended December 31, 2020 as compared to CBA’s revenues of $3,061,088 for the fiscal year ended December 31, 2020, and (iii) ENDI had net income of $3,279,404 for the fiscal year ended December 31, 2020 as compared to CBA’s net income of $1,088,142 for the fiscal year ended December 31 2020, while also understanding that the historical financial information of ENDI was not reflective of future operating results as a result of, among other considerations, the withdrawal of ENDI’s direct investment in Alluvial Fund, LP between May 31, 2021 and December 31, 2021 and the significant impact on ENDI’s revenue and net income as a result of such withdrawal, which was the result of the Board’s determination not to seek registration as an Investment Company under the 1940 Act by ceasing to be “primarily engaged, directly or through a wholly owned subsidiary or subsidiaries, in investing, reinvesting, owning, holding, or trading in securities.”  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Discussion Regarding the Company’s Status Under the Investment Company Act of 1940.”;

•	the Board of Directors’ understanding of CBA’s business, operations, financial condition, asset quality, earnings and prospects;

•	the Board of Directors’ understanding of New Parent’s management structure and ownership structure immediately following the Business Combination, including that;

•	David Sherman will be the CEO and a director of New Parent and pursuant to the terms of the Stockholder Agreement and New Parent’s certificate of incorporation, he, the CBA Member and their successors or assigns (the “Principal Stockholder”) will be able to designate a number of directors (rounded up to the nearest whole number) not to exceed a majority of the total number of directors then in office, equal to the percentage of New Parent Common Stock beneficially owned by the Principal Stockholder and its Affiliates for so long as the Principal Stockholders and its Affiliates own at least 5% of the total outstanding shares of Common Stock of New Parent;

•	David Sherman will have control of New Parent with up to approximately 64.0% ownership of the total shares outstanding upon completion of the Business Combination and assuming the purchase of 305,000 common shares pursuant to the Additional Purchase Subscription Agreement and exercise of all Class W-1 and Class W-2 Warrants;

•	ENDI stockholders opportunity to participate in the future performance of the combined businesses;

•

the financial analyses and opinion presented by Empire Valuation Consultants (“Empire”), a third-party valuation firm, that, as of the date of such opinion and based upon and subject to the assumptions made, matters considered, and qualifications and limitations stated in its opinion, the Business Combination is fair, from a financial point of view, to ENDI and the stockholders of ENDI;

•	the strength of CBA’s management team, investment products and distribution channel as well as the potential benefits of combining the employees of the two companies;

•	the recommendations of ENDI’s management team, including with respect to the integration of, and future plans for, New Parent and its subsidiaries;

•

the comprehensive terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the representations, warranties, covenants, closing conditions and termination provisions;

•	the amount and form of consideration to be paid in the Business Combination and the other financial terms of the Business Combination;

•	CBA’s commitment to growth and current year expansions that included the launch of three new investment products;

•	CBA’s current and projected operational cash flows;

•	the ability to earn additional revenues provided by the Services Agreement and leverage operational resources to create cost savings;

•	CBA’s favorable operating margins and growth rates when compared to industry averages;

•	the long-term alignment promoted by the consideration to be given to the CBA Member;

•	the likelihood that the Business Combination will be completed on a timely basis;

•	the entry into support agreements by certain of ENDI’s directors, officers and largest stockholders;

•	In considering the Business Combination and the related ancillary agreements contemplated by the Merger Agreement, the ENDI Board determined that it was desirable to enter into the Additional Purchase Subscription Agreements in order to allow certain employees, directors and officers of both ENDI and the CBA Member the opportunity to purchase New Parent common shares at a price equal to the lesser of (1) $8.00 and (2) the 60-day VWAP on the Closing Date, excluding the highest and lowest trading days.

•	In connection with the negotiation of the Merger Agreement and as a condition thereto, it was important to the CBA Member that its ability to elect a majority of the Board continue for so long as its overall ownership remained above certain thresholds. Accordingly, as the Class B Common Stock is redeemable after the fifth anniversary (if not previously redeemed in connection with an exercise of the Class W-1 Warrants), the Stockholder Agreement provides the Principal Stockholder a level of voting control in the election of directors proportionate to its beneficial ownership of New Parent Common Stock for so long as the Principal Stockholder and its Affiliates' ownership remains above certain levels. In addition, as a condition to CBA Member’s execution of the Merger Agreement, Steven Kiel and Arquitos Capital Offshore Master, Ltd. will enter into Voting Agreements pursuant to which they each agree to vote their shares in the election of New Parent’s directors in favor of the directors designated by the CBA Member; and

•	As part of the Merger Agreement negotiations, CBA and the CBA Member agreed to enter into the Services Agreement pursuant to which, after the closing, CBA’s employees would provide certain investment advisory, portfolio management and other services to CBA Member in exchange for a fee to be paid by CBA Member to CBA. As certain of the CBA employees had previously been employed by CBA Member and performed substantially the same services for CBA Member, the parties determined that it would be beneficial to both parties for CBA to provide these services to CBA Member in exchange for a fee.

•	Additionally, CBA entered into an employment agreement with David Sherman pursuant to which Mr. Sherman will serve as President and the Chief Executive Officer of New Parent for a five (5) year term (unless earlier terminated by its terms). In consideration for his services to be provided under the employment agreement, ENDI and the CBA Member negotiated a base salary of $400,000 per annum, plus a discretionary bonus. ENDI believes that the economic terms of the employment agreement are appropriate for the size and valuation of New Parent’s business, and are less than originally proposed by the CBA Member. The five year initial term of the employment agreement was determined to be beneficial to the New Parent to maintain the contributions provided by David Sherman’s expertise and experience at an attractive cost structure for an extended period of time. Further, the parties negotiated expanded termination rights under the employment agreement that allowed New Parent greater flexibility to terminate the employment agreement under certain circumstances and were also intended to balance the anticipated voting rights of the CBA Member resulting from the shares of New Parent Class B Common Stock to be issued to the CBA Member.

The Board of Directors also considered a variety of potentially negative factors in its deliberations concerning the Merger Agreement and the Business Combination, including, but not limited to, the following (not in any relative order of importance):

•	the risk that the potential benefits of the Business Combination may not be fully or even partially achieved, or may not be achieved within the expected timeframe;

•	the costs associated with the Business Combination and the other transactions contemplated by the Merger Agreement, including incurred aggregate fees and expenses payable by ENDI of approximately $1,148,971 as of and through December 31, 2021, and total aggregate estimated costs associated with the Business Combination and other transactions contemplated by the Merger Agreement of approximately $2,175,614, which is inclusive of the above-mentioned costs incurred through December 31, 2021;

•

the fact that, while ENDI expects that the Business Combination will be consummated, there can be no assurance that all conditions to the parties’ obligations to consummate the transactions contemplated by the Merger Agreement will be satisfied, including the risk that certain regulatory approvals, the receipt of which are conditions to the consummation of the Business Combination, might not be obtained, and, as a result, the Business Combination may not be consummated;

•	the risks associated with the challenges and difficulties relating to integrating the operations of the two companies; and

•	the risk that ENDI stockholders might fail to approve the Business Combination.

Q.          Who is CBA?

A.          CBA is an investment firm that was founded in December 2016 and is a wholly-owned subsidiary of Cohanzick Management, LLC (the “CBA Member”). CBA registered with the SEC as a Registered Investment Adviser on February 17, 2017 under the Investment Advisers Act of 1940, as amended. CBA provides investment advisory services to investment companies (including mutual funds and exchange-traded funds) registered under the Investment Company Act, both as an adviser and a sub-adviser. As of December 31, 2021, the assets under management of CBA were in excess of $1.37 billion. The investment strategies for CBA include ultra-short duration, low duration high yield, responsible credit, and special purpose acquisition companies (“SPACs”). These strategies primarily employ high yield and investment grade corporate debt as well as credit opportunities in event-driven securities, post reorganization investments, and stressed and distressed debt. Please see “The Business Combination- CrossingBridge Advisors, LLC (“CBA”) and Cohanzick Management, LLC (the “CBA Member”)” on page 43.

Q.          Who is the CBA Member?

A.          The CBA Member is a Delaware limited liability company that was established in August 1996 by David Sherman and registered as a Registered Investment Adviser in April 2009 under the Investment Advisers Act of 1940, as amended. As of December 31, 2021, the assets under management of the CBA Member (not including the assets under management of CBA) were in excess of $1.52 billion. The firm’s investment strategies primarily focus on high yield, investment grade, and opportunistic corporate credit, as well as event-driven and value equities. Current strategies employed by the CBA Member and affiliates, including CBA, include ultra- short-term high yield, low duration high yield, and credit opportunities including high yield and investment grade corporate debt, stressed debt, distressed securities, tax exempt debt, event-driven and value equities. Please see “The Business Combination- CrossingBridge Advisors, LLC (“CBA”) and Cohanzick Management, LLC (the “CBA Member”)” on page 43.

Q.          What equity stake will current ENDI stockholders, officers, directors, and the CBA Member have in New Parent?

A.          It is anticipated that, upon the completion of the Business Combination, the ownership of New Parent will be as follows:

	Upon completion of the Business Combination (i)	Upon completion of the Business Combination and the purchase of 305,000 common shares pursuant to the Additional Purchase Subscription Agreement (ii)	Upon completion of the Business Combination and exercise of all Class W-1 and Class W-2 Warrants in full (iii)	Upon completion of the Business Combination, the purchase of 305,000 common shares pursuant to the Additional Purchase Subscription Agreement and exercise of all Class W-1 and Class W-2 Warrants in full (iv)
Economic interest of current non-affiliated ENDI stockholders	33.9%	32.0%	24.2%	23.2%
Economic interest of current officers and directors of ENDI	17.5%	17.6%	12.6%	12.8%
Economic interest of CBA Member	48.6%	50.4%	63.2%	64.0%
Total Economic Interests	100.0%	100.0%	100.0%	100.0%

Voting interest of current non-affiliated ENDI stockholders	25.1%	24.1%	24.2%	23.2%
Voting interest of current officers and directors of ENDI	13.0%	13.2%	12.6%	12.8%
Voting interest of CBA Member	61.9%	62.7%	63.2%	64.0%
Total Voting Interests	100.0%	100.0%	100.0%	100.0%

The numbers of shares and percentage interests set forth above, representing both the economic and voting interests of the indicated shareholders, are reflected above on the basis of the following conditions: (i) no exercise of the Warrants by the CBA Member and no purchase of additional common shares under the Additional Purchase Subscription Agreements other than the 100,000 shares of New Parent Class A Common Stock committed to be purchased by the CBA member immediately after Closing; (ii) the purchase of an additional 305,000 common shares under the Additional Purchase Subscription Agreements; (iii) the issuance of 2,050,000 Class A Common Shares upon the exercise of all Class W-1 and Class W-2 Warrants and (iv) the purchase of 305,000 additional common shares under the Additional Purchase Subscription Agreements and the issuance of 2,050,000 Class A Common Shares upon the exercise of all Class W-1 and W-2 Warrants.

Q.          If the Business Combination is completed, will there be a public market for the New Parent Class A shares issued pursuant to the Merger Agreement?

A.          Yes, the shares of New Parent Class A Common Stock will be quoted on the OTCQB Marketplace with an expected ticker symbol of “ENDI.” The approval to quote the New Parent Class A Common Stock on the OTCQB Marketplace is a condition to the closing of the Business Combination.

Q.          Who will be the officers and directors of New Parent upon the consummation of the Business Combination?

A.

•	David Sherman- Director and Chief Executive Officer
•	Steven Kiel- Director
•	Thomas McDonnell- Director and Chairman
•	Abigail Posner- Director
•	Mahendra Gupta- Director
•	Alea Kleinhammer- Chief Financial Officer
•	Jessica Greer- Secretary

Q.          What percentage of ENDI outstanding stock is owned by directors and officers?

A.          ENDI officers and directors currently collectively own 33.9% of outstanding ENDI shares.

Q.          How will my New Parent shares acquired in the Business Combination differ from my ENDI shares?

A.          Until the completion of the Business Combination, Nevada law and the ENDI certificate of incorporation and bylaws will continue to govern the rights of ENDI stockholders. After completion of the Business Combination, Delaware law and the New Parent certificate of incorporation and bylaws will govern the rights of New Parent’s stockholders, including current ENDI stockholders. For further discussion of the differences in shares of New Parent versus ENDI, please see “Comparison of Stockholders’ Rights” on page 113.

Q.          What conditions must be satisfied to complete the Business Combination?

A.          There are a number of closing conditions in the Merger Agreement, including that ENDI’s stockholders have approved and adopted the Merger Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see “The Agreement and Plan of Merger – Conditions to Closing” on page 50.

Q.          Did the Board of Directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.          The Board of Directors obtained a third-party fairness opinion from Empire (the “Empire Fairness Opinion”) in connection with its determination to approve the Business Combination, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex C.

Q.          What happens if the Business Combination is not approved or consummated?

A.          If the Business Combination Proposal is not approved or ENDI does not consummate the Business Combination by the Outside Date as defined in the Merger Agreement, the Merger Agreement may be terminated by either CBA or ENDI and shall be void and cease to have effect.  The Merger Agreement has been amended to extend the original Outside Date from June 30, 2022 to July 15, 2022 and may be extended further with the mutual consent of ENDI and CBA. There are certain other circumstances under which the Merger Agreement may also be terminated. See Article IX of the Merger Agreement (entitled “Termination”) for information regarding the parties’ specific termination rights.

Q.          Do I have redemption rights?

A.          No redemption rights are available to any ENDI stockholders in connection with the Business Combination.

Q.          Do I have appraisal rights if I object to the proposed Business Combination?

A.         Each share of ENDI common stock (other than Excluded Shares) that is outstanding immediately prior to the filing of the Articles of Merger for the First Merger with the Nevada Secretary of State (the “Effective Time”), that is held by a holder who (a) delivered to ENDI, before the vote is taken on Proposal 1, the Business Combination Proposal, a statement of intent with respect to the proposed Business Combination, (b) does not vote or cause or permit to be voted any of such holder’s shares for the approval of Proposal 1, the Business Combination Proposal, and (c) has properly exercised its dissenter’s rights in the manner required by NRS 92A.400 to 92A.480 (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the shares of New Parent Class A Common Stock (the “ENDI Stockholder Issuance”) unless and until such holder fails to perfect, withdraws, or otherwise loses such holder’s right as a dissenter under the NRS.  A summary of the process for exercising dissenter’s rights is set forth on page 13 under the heading “Dissenter’s Rights.” Said summary is qualified in its entirety by reference to NRS 92A.300 to 92A.500, inclusive, a copy of which is attached hereto as Annex B.

Q.          When is the Business Combination expected to be completed?

A.          It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see Article VIII of the Merger Agreement (entitled “Conditions”).

Q.          Will ENDI stockholders be subject to taxation on the New Parent shares received in the Business Combination?

A. The parties intend that the Business Combination will be treated for U.S. federal and applicable state income tax purposes as (a) a contribution by the ENDI stockholders to New Parent of all of the shares of ENDI common stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares or Dissenting Shares), and (b) a contribution by the CBA Member to New Parent of all of the membership interest of CBA issued and outstanding immediately prior to the Effective Time, in each case in exchange for shares of New Parent Class A Common Stock in a transaction described in Section 351 of the US Internal Revenue Code. If the Business Combination so qualifies, ENDI stockholders should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of ENDI common stock for shares of New Parent Class A Common Stock.

All federal, state, local, foreign transfer, documentary stamp, registration, sales, use or similar taxes, fees or expenses (“Transfer Taxes”) applicable to, imposed upon or arising out of any transaction contemplated by the Merger Agreement shall be borne solely by New Parent. New Parent shall file any tax return and other documentation in connection with such Transfer Taxes, and, if required by applicable law, each other party shall, and shall cause its affiliates to, join in the execution of any such tax returns and other documentation.

Q.          How will proxy materials be delivered?

A.          We have elected to provide all stockholders who hold shares of the Company’s common stock as of the Record Date (as defined below and who are entitled to vote at the Special Meeting) access to our proxy materials electronically under the SEC’s “notice and access” rules. All stockholders will have the ability to access the proxy materials on a website referred to on the proxy card or to request a printed set of these materials at no charge.

We are constantly focused on improving how people connect with information and believe that providing our proxy materials electronically increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact of the Special Meeting. If you want more information, please see the Questions and Answers section of this joint proxy statement/prospectus.

Q.          Who is entitled to vote at the Special Meeting?

A.         The record holders of our common stock at the close of business on July 6, 2022 (the “Record Date”), may vote at the Special Meeting. Each share of our common stock is entitled to one vote. There were shares of common stock outstanding on the Record Date and entitled to vote at the Special Meeting.

Q.          How do I vote my shares at the Special Meeting?

A.         You can vote virtually during the Special Meeting via Internet or telephone, as indicated on the proxy card, or by use of a proxy card if you receive a printed copy of our proxy materials. If you hold shares of our common stock as the stockholder of record, then you have the right to vote those shares at the Special Meeting. If you are a beneficial owner and hold shares of our common stock in “street name,” as defined below, then you can vote the shares you beneficially own through the online voting platform under a legal proxy from your bank, brokerage firm, or other nominee, and are not required to take any additional action to obtain a legal proxy. Please follow the instructions at in order to vote your shares during the Special Meeting, whether you hold your shares of record or in “street name.” Even if you plan to attend the virtual Special Meeting, you should submit a proxy card or voting instruction form for your shares in advance, so that your vote will be counted if you later decide not to attend the Special Meeting.

Q.          How do I vote my shares without attending the Special Meeting?

A.         Whether you hold shares directly as the stockholder of record or indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., in “street name”), you can direct your vote without attending the Special Meeting. You may vote by granting a proxy or, for shares you hold in “street name,” by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this by Internet, telephone, or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares you hold in “street name,” the voting instruction card provided by your broker or nominee.

By Internet: If you have Internet access, then you can authorize your proxy from any location in the world as directed in our “Important Notice Regarding the Availability of Proxy Materials.” You can also access the proxy materials and voting instructions over the Internet via the web address provided on the “Important Notice Regarding the Availability of Proxy Materials.” You can submit your proxy or voting instructions by following the instructions on the Notice or on the proxy voting website.

By Telephone: If you are calling from the United States or Canada, then you may authorize your proxy by following the “By Telephone” instructions on the proxy card or, if applicable, the telephone voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

By Mail: You may authorize your proxy by signing your proxy card and mailing it in the enclosed, postage-prepaid and addressed envelope. For shares you hold in “street name,” you may sign the voting instruction card included by your broker or nominee and mail it in the envelope provided.

Q.          What if I have technical difficulties or trouble accessing the virtual Special Meeting?

A.          We will have technicians ready to assist you with any technical difficulties you may have accessing the Special Meeting. If you encounter any difficulties accessing the virtual Special Meeting during the check-in or meeting time, please call the technical support number that will be posted at https://www.colonialstock.com/SYTE2022 or at 877-285-8605. Technical support will be available starting at 8:00 a.m., Eastern Time, August 9, 2022.

Q.          Why is the Special Meeting a virtual, online meeting?

A.         By conducting our Special Meeting solely online via the Internet, we eliminate many of the costs associated with a physical meeting. In addition, we anticipate that a virtual meeting will provide greater accessibility for stockholders, encourage stockholder participation from around the world, and improve our ability to communicate more effectively with our stockholders during the Special Meeting. Furthermore, a virtual Special Meeting allows for full stockholder participation, especially considering potential logistical complications brought on due to the COVID-19 pandemic.

Q.          What is a proxy?

           A.         A proxy is a person you appoint to vote your shares on your behalf. If you are unable to attend the Special Meeting, then our Board of Directors seeks your appointment of a proxy so that your shares may be voted. If you vote by proxy, then you will be designating our Secretary, Jessica L. Greer and our Chief Financial Officer, Alea A. Kleinhammer, individually and with the full power of substitution, as your proxy. Such person may act on your behalf and has the authority to appoint a substitute to act as your proxy.

Q.         How will my shares be voted if I vote by proxy?

A.         Your proxy will be voted according to the instructions you provide. If you complete and submit your proxy but do not otherwise provide instructions on how to vote your shares, then your shares will be voted (i) “FOR” the Business Combination Proposal, (ii) “FOR” the Organizational Documents Proposals, and (iii) “FOR” the Adjournment Proposal, if a vote on the Adjournment Proposal is required. Presently, our Board does not know of any other matter that may come before the Special Meeting. However, your proxies are authorized to vote on your behalf, using their discretion, on any other business that properly comes before the Special Meeting.

Q.          How do I revoke my proxy?

         A.         You may revoke your proxy at any time before your shares are voted at the Special Meeting by delivering written notice to our Secretary, Jessica L. Greer, at our address above; submitting a later-dated proxy card, voting again via the Internet as described on the proxy card; or virtually attending the Special Meeting and voting live.

Q.         Is my vote confidential?

A.         Yes. All votes remain confidential, unless you provide otherwise.

Q.          How is voting conducted?

A.         Before the Special Meeting, our Board of Directors will appoint one or more inspectors of election for the Special Meeting. The inspector(s) will determine the number of shares represented at the Special Meeting, the existence of a quorum, and the validity and effect of proxies. The inspector(s) will also receive, count, and tabulate ballots and votes and determine the results of the voting on each matter that comes before the Special Meeting.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the ENDI shares outstanding and entitled to vote at the Special Meeting (meaning that, of the ENDI shares outstanding, a majority must be voted “FOR” such proposal). A failure to vote, a broker non-vote, or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal. The approval of the Organizational Documents Proposals requires the affirmative vote of a majority of the ENDI shares present at the Special Meeting or represented by proxy and entitled to vote at the Special Meeting. A failure to vote, broker non-vote, or an abstention will have no effect on the Organizational Documents Proposals. The Adjournment Proposal requires the affirmative vote of a majority of the ENDI shares present at the Special Meeting or represented by proxy and entitled to vote at the Special Meeting. A failure to vote, and broker non-vote, or an abstention will have no effect on the Adjournment Proposal.

The Organizational Documents Proposals allow current ENDI stockholders, on a non-binding advisory basis, to vote to express their view with respect to the material provisions of the organizational documents of New Parent that will establish their substantive rights as stockholders of New Parent following the Business Combination notwithstanding that current ENDI stockholders do not have the right under Delaware corporate law to approve the New Parent organizational documents. The approval, on a non-binding advisory basis, of the non-binding Organizational Documents Proposals requires the affirmative vote of a majority of the ENDI shares present at the Special Meeting or represented by proxy and entitled to vote at the Special Meeting. A failure to vote, broker non-vote, or an abstention will have no effect on the Organizational Documents Proposals.

Q.          What constitutes a quorum at the Special Meeting?

             A.         In accordance with Nevada law, under which we are incorporated, and our bylaws, as amended and/or restated from time to time (“Bylaws”), the presence at the Special Meeting, by proxy or by virtual attendance, of the holders of a majority of the outstanding shares of the capital stock entitled to vote at the Special Meeting constitutes a quorum, thereby permitting the stockholders to conduct business at the Special Meeting.

Abstentions and votes withheld, and shares represented by proxies reflecting abstentions or votes withheld, as well as broker and nominee non-votes will be treated as present for purposes of determining the existence of a quorum at the Special Meeting.

If a quorum is not present at the Special Meeting, then a majority of the stockholders present virtually and by proxy may adjourn the Special Meeting to another date. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the originally called meeting.

SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this joint proxy statement/prospectus. This summary does not contain all of the information you may consider important. To better understand the Business Combination, you should read this entire joint proxy statement/prospectus carefully, including the annexes, consolidated financial statements and the related notes, as well as any other documents to which we refer. The terms of the Merger Agreement, attached hereto as Annex A, will control the rights and obligations of the parties thereto and, as such, you should read the Merger Agreement in its entirety. Some of the statements in this joint proxy statement/prospectus constitute forward-looking statements that involve risks and uncertainties. See the section entitled “Special note regarding forward-looking statements.” Unless the context otherwise requires, the terms “Enterprise Diversified,” “ENDI,” the “Company,” “we,” “us,” and “our” refer to Enterprise Diversified Inc.

Parties to the Business Combination

Enterprise Diversified, Inc.

Enterprise Diversified, Inc., formerly White Dove Systems, Inc., Interfoods Consolidated, Inc., and then Sitestar Corporation, (“ENDI”) was incorporated in Nevada on December 17, 1992. On June 1, 2018, ENDI amended its Articles of Incorporation to change its name to “Enterprise Diversified, Inc.” ENDI operates through four segments:

●	Asset Management Operations - this segment includes ENDI’s various joint ventures, service offerings, and initiatives undertaken in the asset management industry;

●	Real Estate Operations - this segment includes (i) prior to its sale on May 17, 2021, our equity in Mt Melrose, LLC, which manages properties held for investment and held for resale located in Lexington, Kentucky, and (ii) revenue and expenses related to the management of legacy properties held for investment and held for resale through EDI Real Estate located in Roanoke, Virginia;

●	Internet Operations - this segment includes ENDI’s sale of internet access, hosting, storage, and other ancillary services; and

●

Other Operations - this segment includes nonrecurring or one-time strategic funding or similar activity that is not considered to be one of ENDI’s primary lines of business, such as corporate office operations.

The mailing address of ENDI’s principal executive office is 2400 Old Brick Rd, Ste 115, Glen Allen, VA 23060 and its phone number is (434) 336-7737.

CrossingBridge Advisors, LLC

CrossingBridge Advisors, LLC (“CBA”) was founded in December 2016 and is a wholly-owned subsidiary of Cohanzick Management, LLC. CBA registered with the SEC as a Registered Investment Adviser on February 17, 2017 under the Investment Advisers Act of 1940, as amended. CBA provides investment advisory services to investment companies (including mutual funds and exchange-traded funds) registered under the Investment Company Act both as adviser and sub-adviser. As of December 31, 2021, the assets under management of CBA were in excess of $1.37 billion. The investment strategies for CBA include ultra-short duration, low duration high yield, responsible credit, and special purpose acquisition companies (“SPACs”). These strategies primarily employ high yield and investment grade corporate debt as well as credit opportunities in event-driven securities, post reorganization investments, and stressed and distressed debt.

The mailing address of CBA’s principal executive office is 427 Bedford Road, Suite 220, Pleasantville, NY 10570 and its phone number is (914) 741-9600.

CBA Member

Cohanzick Management, LLC (the “CBA Member”) is a Delaware limited liability company established in August 1996 by David Sherman and registered as a Registered Investment Adviser in April 2009 under the Investment Advisers Act of 1940, as amended. As of December 31, 2021, the assets under management of the CBA Member (not including the assets under management of CBA) were in excess of $1.52 billion. The firm’s investment strategies primarily focus on high yield, investment grade, and opportunistic corporate credit, as well as event-driven and value equities. Current strategies employed by the CBA Member and affiliates, including CBA, include ultra-short-term high yield, low duration high yield, and credit opportunities including high yield and investment grade corporate debt, stressed debt, distressed securities, tax exempt debt, event-driven and value equities.

New Parent

New Parent is a newly formed company organized under the laws of the State of Delaware for the purposes of the Business Combination and related agreements. To date, New Parent has not conducted any material activities other than those related to its formation and the matters contemplated by the Merger Agreement. If the Merger Agreement is approved and adopted, following the closing of the Business Combination, ENDI and CBA will continue to pursue their existing lines of business separately while achieving economies and benefits from combined management and shared costs and resources.

Zelda Merger Sub 1, Inc. (“Merger Sub 1”)

Merger Sub 1 is a Delaware corporation and wholly-owned subsidiary of New Parent that was formed on December 23, 2021, solely for the purpose of effecting the merger. To date, Merger Sub 1 has not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement. Upon effectiveness of the merger, Merger Sub 1 will merge with and into ENDI, with ENDI surviving the merger as a direct wholly-owned subsidiary of New Parent.

Zelda Merger Sub 2, LLC (“Merger Sub 2”)

Merger Sub 2 is a Delaware corporation and wholly-owned subsidiary of New Parent that was formed on December 23, 2021, solely for the purpose of effecting the merger. To date, Merger Sub 2 has not conducted any material activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. Upon effectiveness of the merger, Merger Sub 2 will merge with and into CBA, with CBA surviving the merger as a direct wholly-owned subsidiary of New Parent.

Organizational Structure

The following diagram illustrates, in a simplified form, the ownership structure of Enterprise Diversified, Inc. as of the date of this joint proxy statement/prospectus:

Existing ENDI Stockholders
100%
Enterprise Diversified, Inc.
Jurisdiction: Nevada
Willow Oak Asset Management, LLC
Jurisdiction: Delaware
100%
Willow Oak Capital Management, LLC
Jurisdiction: Delaware
100%
Sitestar.net, Inc.
Jurisdiction: Virginia
100%
EDI Real Estate, LLC
Jurisdiction: Virginia
100%

Existing ENDI Stockholders 100% Enterprise Diversified, Inc. Jurisdiction: Nevada 100% 100% 100% 100% Willow Oak Asset Management, LLC Jurisdiction: Delaware Willow Oak Capital Management, LLC Jurisdiction: Delaware Sitestar.net, Inc. Jurisdiction: Virginia EDI Real Estate, LLC Jurisdiction: Virginia
The following diagram illustrates, in a simplified form, the ownership structure of New Parent immediately following the Business Combination:

CBA Member 48.6% (1) 61.9% (2) Current officers and directors of ENDI 17.5% (1) 13.0% (2) Current Non-affiliated ENDI Shareholders 33.9% (1) 25.1% (2) ENDI Corp. CrossingBridge Advisors, LLC Enterprise Diversified, Inc. Willow Oak Asset Management, LLC Willow Oak Capital Management, LLC Sitestar.net, Inc. EDI Real Estate, LLC

(1) Reflects the economic interests of the respective shareholders and are based on a number of assumptions, including: no exercise of the Warrants by the CBA Member and no purchase of additional common shares under the Additional Purchase Subscription Agreements other than the 100,000 shares of New Parent Class A Common Stock committed to be purchased by the CBA member immediately after Closing. For additional information on ownership interest giving effect to the purchase of New Parent common stock pursuant to an Additional Purchase Subscription Agreement and the exercise of Class W-1 and Class W-2 warrants please see “Questions and Answers- What equity stake will current ENDI stockholders, officers, directors, and the CBA Member have in New Parent?” on page 5.

(2) Reflects the voting interests of the respective shareholders after giving effect to the ownership of 1,800,000 shares of Class B Common Stock by the CBA Member.

In addition, the CBA Member will hold Class W-1 Warrants to purchase up to 1,800,000 shares of New Parent Class A Common Stock and Class W-2 Warrants to purchase up to 250,000 shares of New Parent Class A Common Stock. Shares of New Parent Class B Common Stock shall be redeemed by New Parent, on a one-for-one basis, for each share of New Parent Class A Common Stock issued upon exercise of the Class W-1 Warrants.

The Business Combination

Summary of the Business Combination

Pursuant to the Merger Agreement, and subject to the terms and conditions provided therein, ENDI and CBA have agreed to combine their businesses under New Parent, a new holding company incorporated under the laws of the State of Delaware. The effect of the Business Combination will be that ENDI and CBA will become wholly-owned subsidiaries of New Parent. For a more fulsome description of the terms of the Merger Agreement, please see “The Agreement and Plan of Merger” on page 45.

ENDI will become a direct wholly-owned subsidiary of New Parent through a merger of Merger Sub 1, a wholly-owned direct subsidiary of New Parent, into ENDI, with ENDI surviving the merger (the “First Merger”). CBA will become a wholly-owned direct subsidiary of New Parent through a merger of Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Mergers”), a wholly-owned direct subsidiary of New Parent, into CBA, with CBA surviving the Second Merger.

Following the Mergers, 100% of the outstanding shares of ENDI common stock, par value $0.125 per share, will be converted into the right to receive an identical number of shares of Class A Common Stock in New Parent, and 100% of the issued and outstanding membership interest in CBA will be converted into the right to receive such number of shares of New Parent Class A Common Stock, New Parent Class B Common Stock, and warrants to purchase shares of New Parent Class A Common Stock, in each case as set forth in the Merger Agreement (the “Share Exchange,” and together with the Mergers, the “Business Combination”). The CBA Member will receive Class W-1 Warrants to purchase up to 1,800,000 shares of New Parent Class A Common Stock and Class W-2 Warrants to purchase up to 250,000 shares of New Parent Class A Common Stock. The Class W-1 Warrants and the Class W-2 Warrants may each be exercised, in whole or in part, at any time prior to the date that is five years after the closing of the Mergers at an exercise price per share equal to $8.00. Outstanding shares of New Parent Class B Common Stock shall be redeemed by New Parent, on a one-for-one basis, for each share of New Parent Class A Common Stock issued upon exercise of the Class W-1 Warrants, and any shares of New Parent Class B Common Stock outstanding as of the fifth anniversary of the Closing shall be redeemed by New Parent pursuant to the terms of the Stockholder Agreement. Please see “Description of New Parent’s Securities” and “Certain Agreements Related to the Business Combination- Stockholder Agreement” on pages 111 and 53, respectively.

The Merger Agreement may be terminated by the mutual written consent of ENDI and CBA at any time, on or after July 15, 2022, if the closing of the Business Combination has not occurred by such date. In addition, ENDI or CBA may terminate the Merger Agreement if stockholder approval for the Mergers is not obtained at the Special Meeting, if any governmental authority has issued an order permanently restraining or otherwise prohibiting the Mergers or if the ENDI Board of Directors makes an adverse recommendation regarding the Mergers. If an adverse recommendation is made by the ENDI Board, ENDI will be required to pay CBA a $1,000,000 fee. ENDI may unilaterally terminate the Merger Agreement if there is a material violation or breach of any representation, warranty, covenant or agreement on the part of CBA set forth in the Merger Agreement, that would prevent the satisfaction of or result in the failure of any condition to the obligations of ENDI at the closing. CBA may unilaterally terminate the Merger Agreement, if there is a material violation or breach of any representation, warranty, covenant or agreement on the part of ENDI or New Parent set forth in the Merger Agreement, that would prevent the satisfaction of or result in the failure of any condition to the obligations of CBA at the Closing.

The Merger Agreement is more fully described in the section “The Business Combination and Related Agreements – The Merger Agreement” and a copy of the Merger Agreement is attached as Annex A hereto. We encourage you to carefully read the Merger Agreement in its entirety, as it governs the relationship between ENDI and CBA with respect to the Business Combination.

Ancillary Agreements

The following summaries provide an overview of key aspects of certain agreements (collectively, the “Merger Related Agreements”) entered into in connection with the Business Combination. All terms used but otherwise not defined have the meaning given to them in the relevant Merger Related Agreement. For more information about the Merger Agreement, the other Merger Related Agreements, the Business Combination, and other transactions contemplated thereby, see the sections entitled “Proposal No. 1 – The Business Combination Proposal” on page 120, and “Certain Agreements Related to the Business Combination” on page 53.

Voting Agreement

The Voting Agreement (the “Voting Agreement”) is entered into by and among New Parent, the CBA Member, and Steven Kiel and Arquitos Capital Offshore Master, Ltd. in their capacity as voting party (the “Voting Party”). Pursuant to the Voting Agreement, the Voting Party shall vote all of its securities in New Parent entitled to vote in the election of New Parent’s directors that such Voting Party or its affiliates own (the “Voting Shares”) to elect or maintain in office the directors designated by the CBA Member (the “CBA Member Designees”).

Any provision of the Voting Agreement may be amended or waived only with the written consent of (i) New Parent, (ii) the CBA Member, and (iii) the Voting Party. The Voting Agreement will terminate automatically on the earlier of the date that (i) the holders of the Class B Common Stock’s or the CBA Member’s right to designate the CBA Member Designees is terminated or expires for any reason, (ii) Steven Kiel is no longer a member of New Parent’s Board of Directors (the “New Parent Board”) and (iii) the Voting Party and its affiliates cease to hold any Voting Shares. The Voting Agreement will also terminate automatically with respect to any Voting Shares no longer held by the Voting Party or its affiliates.

Stockholder Agreement

From and after the date that the holders of Class B Common Stock are no longer entitled to elect at least one Class B Director to the New Parent Board pursuant to the terms of the Amended and Restated Certificate of Incorporation of New Parent, the following provisions apply: for so long as David Sherman, the CBA Member and any of their successors or assigns (collectively, the “Principal Stockholder”) and their Affiliates beneficially own at least five percent (5%) of the outstanding shares of New Parent Common Stock, the Principal Stockholder has the right to designate a number of directors of the New Parent board (rounded up to the nearest whole number) equal to the percentage of the New Parent Common Stock beneficially owned by the Principal Stockholder and its Affiliates at the time of such designation, provided however that for purposes of this designation right, the Principal Stockholder and its Affiliates' shall have the right to designate not more than a majority of the members of the Board of Directors then in office and, provided further, that so long as the Principal Stockholder and its Affiliates beneficially owns at least 5.0% of the total outstanding shares of Common Stock its shall have the right to designate at least one director.  By way of example, (i) if the Principal Stockholder and its Affiliates beneficially own 30.0% of total outstanding shares of Common Stock of New Parent and New Parent has a Board of Directors consisting of six members, the Principal Stockholder would have the right to designate two of the six directors and (ii) notwithstanding that the Principal Stockholder and its Affiliates beneficially own a percentage of the outstanding shares of Common Stock of New Parent that would entitle it to designate more than a majority of the members of the Board of Directors then in office, it shall designate not more than a majority, as set forth below:

three directors if the size of the Board of Directors is then five;

four directors if the size of the Board of Directors is then six;

four directors if the size of the Board of Directors is then seven;

five directors if the size of the Board of Directors is then eight;

five directors if the size of the Board of Directors is then nine; and

six directors if the size of the Board of Directors is then ten.

Upon the exercise of any Class W-1 Warrant by any Class W-1 Warrant holder, the New Parent shall redeem the number of shares of Class B Common Stock (on a pro rata basis from the holders of Class B Common Stock) that are equal to the number of shares of Class A Common Stock issued to the Class W-1 Warrant holder upon exercise of the Class W-1 Warrant (a “Mandatory Redemption”). Such Mandatory Redemption shall be at the Redemption Price. At the fifth (5th) anniversary of the Closing, any shares of Class B Common Stock held by the Principal Stockholder that remain outstanding shall be redeemed by New Parent at the Redemption Price, which is $0.0001 per share of Class B Common Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the shares of Class B Common Stock (the “Redemption Price”).

Any provision of the Stockholder Agreement may be amended or waived with the written consent of New Parent and the CBA Member. The Stockholder Agreement will terminate automatically on the date that the Principal Stockholder holds less than five percent (5%) of the outstanding shares of New Parent Common Stock.

Voting Support Agreement

In connection with the Agreement and Plan of Merger (the “Merger Agreement”), the Company and certain of its stockholders holding an aggregate of approximately 33.9% of the issued and outstanding voting capital stock of the Company have entered into a voting and support agreement (the “Voting Support Agreement”) dated December 29, 2021, pursuant to which such stockholders of the Company have agreed to vote their shares of capital stock of the Company in favor of the Merger Agreement and the transactions contemplated therein, including the Merger, and against any action, agreement, transaction or proposal that would result in a breach of any covenant or other provision of the Merger Agreement or that would reasonably be expected to result in the transactions contemplated by the Merger Agreement from not being completed. Pursuant to the Voting Support Agreement, the stockholders party thereto have also agreed to waive their dissenters rights under Nevada law with respect to the Merger, not to solicit or support any corporate transaction that constitutes or could reasonably be expected to constitute, an alternative to the Merger, and not to sell, transfer, assign or otherwise take any action that would have the effect of preventing or disabling the stockholder from voting its shares of the Company in accordance with its obligations under the Voting Support Agreement. The Voting Support Agreement automatically terminates upon the termination of the Merger Agreement or upon the mutual agreement of the parties to the Voting Support Agreement.

Registration Rights Agreement

New Parent shall prepare and file or cause to be prepared and filed with the SEC, as soon as practicable following the Closing Date (but in no event later than 45 days following the Closing Date), a registration statement under the Securities Act, for an offering to be made on a continuous basis, pursuant to Rule 415 of the Securities Act or any successor thereto, registering the resale from time to time by the CBA Member, or its designee(s), and Alea Kleinhammer, Jessica Greer, Steven Kiel and Keith Smith of an aggregate of 5,707,802 shares of New Parent Class A Common Stock, and New Parent Class A Common Stock issuable upon the exercise of the Warrants held by CBA and shares of New Parent Class A Common Stock that may be purchased pursuant to one or more Additional Purchase Subscription Agreements. Of the 5,707,802 total shares that may be registered pursuant to the Resale Shelf Registration Statement, the CBA Member may include for resale up to 2,400,000 shares of New Parent Class A Common Stock to be received at an assumed price of $7.69 per share, 350,000 shares in total that may be purchased by the CBA Member and 55,000 shares that may be purchased by Alea Kleinhammer, Jessica Greer, Thomas Braziel and Keith Smith, respectively, pursuant to the Additional Purchase Subscription Agreements at a price equal to equal to the lesser of (1) $8.00 and (2) the 60-day VWAP on the Closing Date, excluding the highest and lowest trading days, and 2,050,00 shares of New Parent Class A Common Stock issuable upon exercise of the Class W-1 and Class W-2 Warrants at an exercise price of $8.00 per share, and the 852,802 shares that may be sold by Alea Kleinhammer, Jessica Greer, Steven Kiel and Keith Smith. Of the 852,802 shares, 63,645 shares are awards that were issued pursuant to the ENDI’s equity incentive plan for 2019 and 2020 at a range of $3.65 to $5.32 per share, 718,667 shares were purchased at $6.25 per share pursuant to ENDI’s capital raise and 70,260 shares were purchased from the open market at a range of $3.65 to $7.00 per share.

The Resale Shelf Registration Statement shall be on Form S-3 (or, if Form S-3 is not available to be used by New Parent at such time, on Form S-1 or another appropriate form permitting registration of such securities for resale). This Resale Shelf Registration Statement shall include for resale all shares of New Parent Class A Common Stock held by the CBA Member, or its designee(s), and each of Alea Kleinhammer, Jessica Greer, Steven Kiel and Keith Smith.

Additional Purchase Subscription Agreement

New Parent, on the one hand, and each of the CBA Member (including its designees) (the “CBA Purchasers”) and existing directors, officers and employees of ENDI consisting of Alea Kleinhammer, Jessica Greer, Thomas Braziel and Keith Smith (the “ENDI Purchasers”) will enter into securities purchase agreements at or soon after Closing (the “Additional Purchase Subscription Agreement”) to purchase shares of additional New Parent Class A Common Stock. Pursuant to these Additional Purchase Subscription Agreements, the CBA Purchasers are obligated to purchase (or cause a third-party designee to purchase) 100,000 shares of New Parent Class A Common Stock and have the right to purchase from New Parent an additional 250,000 shares of New Parent Class A Common Stock, and the ENDI Purchasers have the right to purchase up to 55,000 shares of New Parent Class A Common Stock, in the aggregate, in each case at a price per share of New Parent Class A Common Stock equal to the lesser of (1) $8.00 and (2) the 60-day VWAP on the Closing Date, excluding the highest and lowest trading days. For additional information regarding the Additional Purchase Subscription Agreement, please see the section under the heading “Certain Agreements Related to The Business Combination” on page 53.

Services Agreement

CBA and the CBA Member have entered into a Services Agreement, the initial term of which commences on the Effective Date and ends on the first anniversary thereof, and will automatically renew for subsequent terms unless either CBA or the CBA Member elects to terminate with one hundred twenty (120) days’ prior written notice. Pursuant to the Services Agreement, CBA will make available to the CBA Member certain of its employees to provide investment advisory, portfolio management and other services to CBA Member and, through the CBA Member, to the CBA Member’s clients. Any such individuals will be subject to the oversight and control of the CBA Member, and any services so provided to the CBA Member or a client of the CBA Member will be provided by such CBA employees in the capacity of a supervised person of the CBA Member. The CBA Member additionally may use the systems of CBA or its affiliates for its daily operations; provided that appropriate policies, procedures and other safeguards are established to assure that (a) the books and records of each of CBA and the CBA Member are created and maintained in a manner so as to be clearly separate and distinct from those of the other person and the clients of such person, and (b) confidential client and/or other material non-public information relating to the investment advisory activities of CBA or the CBA Member, as applicable, or other proprietary information regarding either such person or its clients, is safeguarded and maintained for the benefit of such person. As consideration for its services, the CBA Member will pay CBA a quarterly fee equal to 0.05% per annum of the monthly weighted average assets under management during such quarter with respect to all clients for which the CBA Member has full investment discretion. For additional information regarding the Services Agreement, please see the section under the heading “Certain Agreements Related to The Business Combination” on page 53.

Employment Agreement

In addition, CBA has entered into an Amended and Restated Employment Agreement with David Sherman dated June 3, 2022, to be effective as of the Effective Date. Pursuant to the Employment Agreement, David Sherman is employed by CBA to serve as its President and the Chief Executive Officer of New Parent, for a five (5) year term (unless earlier terminated by its terms). As consideration for his services, David Sherman will be paid a salary of $400,000 per annum, plus a discretionary bonus. For additional information regarding the Employment Agreement, please see the section under the heading “Certain Agreements Related to The Business Combination” on page 54.

Market Value of ENDI’s Securities

The outstanding shares of common stock of Enterprise Diversified, Inc. are quoted on the OTC under the symbol “SYTE”. The following table sets forth the high and low trading prices per share of the Company's common stock and any cash dividends declared per share for the periods indicated for such common stock. The OTC market quotations reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

Quarter Data*	High	Low
First quarter 2019	$9.55	$8.30
Second quarter 2019	$8.45	$5.10
Third quarter 2019	$6.35	$4.00
Fourth quarter 2019	$4.80	$3.25
First quarter 2020	$4.15	$2.82
Second quarter 2020	$3.45	$2.53
Third quarter 2020	$3.15	$2.53
Fourth quarter 2020	$7.00	$3.00
First quarter 2021	$8.00	$5.49
Second quarter 2021	$8.00	$6.51
Third quarter 2021	$7.55	$6.60
Fourth quarter 2021	$9.94	$7.10
First quarter 2022	$9.00	$7.45

*The Company did not declare or pay any dividends during the past three fiscal years.

On December 28, 2021, the trading day immediately prior to the public announcement date of the Merger Agreement, the closing price of the Company’s common stock was $7.69. On July 1, 2022, the last practicable trading day prior to the mailing date of this joint proxy statement/prospectus, the closing price of the Company’s common stock was $5.57.

Material US Federal Income Tax Consequences

The Business Combination is intended to qualify as a transaction described in Section 351 of the Code. If the Business Combination is so treated, holders of ENDI common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their ENDI common stock for New Parent shares. For a more detailed discussion, see below “Material U.S. Federal Income Tax Consequences of the Business Combination.”

Dissenters’ Rights

The following summary of the process for exercising dissenter’s rights is qualified in its entirety by reference to NRS 92A.300 to 92A.500, inclusive, a copy of which is attached hereto as Annex B.

Each share of ENDI common stock (other than Excluded Shares) that is outstanding immediately prior to the filing of the Articles of Merger for the First Merger with the Nevada Secretary of State (the “Effective Time”), that is held by a holder who (a) delivered to ENDI, before the vote is taken on Proposal 1, the Business Combination Proposal, a statement of intent with respect to the proposed Business Combination, (b) does not vote or cause or permit to be voted any of such holder’s shares for the approval of Proposal 1, the Business Combination Proposal, and (c) has properly exercised its dissenter’s rights in the manner required by NRS 92A.400 to 92A.480 (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the shares of New Parent Class A Common Stock (the “ENDI Stockholder Issuance”) unless and until such holder fails to perfect, withdraws, or otherwise loses such holder’s right as a dissenter under the NRS.

To properly assert dissenter’s rights with respect to its shares of ENDI Common Stock under the NRS, a holder of ENDI Common Stock must deliver to ENDI, before the Special Meeting, written notice of the stockholder’s intent to demand payment for its shares of ENDI Common Stock if the Business Combination is consummated, and must not vote any of its shares of ENDI Common Stock, or cause or permit any of its shares to be voted, in favor of Proposal 1, the Business Combination Proposal. Stockholders are instructed to deliver such written notice to Enterprise Diversified, Inc., 2400 Old Brick Rd, Ste 115, Glen Allen, VA 23060. If the Business Combination Proposal is approved by ENDI’s stockholders and the First Merger is consummated, ENDI will deliver a written dissenter’s notice (“Dissenter’s Notice”) to all holders of ENDI Common Stock entitled to assert dissenter’s rights within 10 days after the Effective Time. Holders of ENDI Common Stock who are entitled to assert dissenter’s rights and wish to exercise such rights must, on or prior to the deadline set forth in the Dissenter’s Notice, demand payment for their shares of ENDI Common Stock in writing. A copy of Nevada’s dissenter’s rights statutes and a form for demanding payment will be included with the Dissenter’s Notice, along with instructions for returning the Dissenter’s Notice and share certificates to ENDI. If any such holder fails to demand payment and deposit share certificates in the manner prescribed by the Dissenter’s Notice by the deadline stated therein, such holder will not be entitled to exercise dissenter’s rights and such Dissenting Shares shall be treated as if they had, as of the Closing, been converted into the right to receive the portion of the ENDI Stockholder Issuance, if any, to which such holder is entitled pursuant to the Merger Agreement. A holder who has complied with the requirements for exercising his, her, or its appraisal rights under NRS may later withdraw from the appraisal process by notifying ENDI of such holder’s desire to withdraw by the deadline set forth in the Dissenter’s Notice.

Pursuant to the Merger Agreement, ENDI must give CBA (a) prompt notice of any demands for appraisal of any shares of ENDI common stock issued and outstanding immediately prior to the Closing, attempted written withdrawals of such demands, and any other instruments served pursuant to the NRS and received by ENDI relating to its stockholders’ rights to appraisal with respect to the First Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under the NRS.

Redemption Rights

No redemption rights are available to any ENDI stockholders in connection with the Business Combination.

ENDI’s Reasons for the Business Combination; Recommendation of the Board of Directors

In reaching its decision, the Board of Directors consulted with its senior management team and outside legal counsel, engaged an outside valuation firm to perform a valuation analysis, and considered a number of factors, including, but not limited to, the following material factors (not in any relative order of importance), each of which is described in more detail below under the heading “The Business Combination - ENDI’s Reasons for the Business Combination; Recommendation of the Board of Directors” beginning on page 34:

•	the Board of Directors’ belief that the Business Combination is more favorable to ENDI’s stockholders than the alternatives to the Business Combination;

•

the Board of Directors’ understanding of the business, operations, financial condition, asset quality, earnings and prospects of ENDI and management’s and the Board of Directors’ views and opinions on the current state of the financial services industry;

•	the Board of Directors’ understanding of the relative financial condition of ENDI and CBA, respectively, as of and for the twelve months ending December 31, 2020, including that, (i) ENDI had total assets of $14,857,180 as of December 31, 2020 as compared to CBA’s total assets of $2,603,301 as of December 31, 2020, (ii) ENDI had revenues of $5,247,732 for the fiscal year ended December 31, 2020 as compared to CBA’s revenues of $3,061,088 for the fiscal year ended December 31, 2020, and (iii) ENDI had net income of $3,279,404 for the fiscal year ended December 31, 2020 as compared to CBA’s net income of $1,088,142 for the fiscal year ended December 31, 2020; while also understanding that the historical financial information of ENDI was not reflective of future operating results as a result of, among other considerations, the withdrawal of ENDI’s direct investment in Alluvial Fund, LP between May 31, 2021 and December 31, 2021 and the significant impact on ENDI’s revenue and net income as a result of such withdrawal, which was the result of the Board’s determination not to seek registration as an Investment Company under the 1940 Act by ceasing to be “primarily engaged, directly or through a wholly owned subsidiary or subsidiaries, in investing, reinvesting, owning, holding, or trading in securities.” See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Discussion Regarding the Company’s Status Under the Investment Company Act of 1940.”;

•	The Boards evaluation on December 29, 2021 of the relative total assets, revenues, and net income of ENDI and CBA after considering the withdrawal of ENDI from Alluvial Fund, LP in full and the impact of such withdrawal on ENDI’s historical financial results for fiscal year 2020 and interim results for fiscal year 2021, and the comparative historical financial information of CBA;

•	the Board of Directors’ understanding of CBA’s business, operations, financial condition, asset quality, earnings and prospects;

•	the Board of Directors’ understanding of New Parent’s management structure and ownership structure immediately following the Business Combination, including that;

•	David Sherman will be the CEO and a director of New Parent and pursuant to the terms of the Stockholder Agreement and New Parent’s certificate of incorporation, he, the CBA Member and their successors or assigns (the “Principal Stockholder”) will be able to designate a number of directors (rounded up to the nearest whole number) not to exceed a majority of the total number of directors then in office, equal to the percentage of New Parent Common Stock beneficially owned by the Principal Stockholder and its Affiliates for so long as the Principal Stockholders and its Affiliates own at least 5% of the total outstanding shares of Common Stock of New Parent;

•	David Sherman will have control of New Parent with up to approximately 64.0% ownership of the total shares outstanding upon completion of the Business Combination and assuming the purchase of 305,000 common shares pursuant to the Additional Purchase Subscription Agreement and exercise of all Class W-1 and Class W-2 Warrants;

•	the Board of Directors’ understanding of CBA’s business, operations, financial condition, asset quality, earnings and prospects;

•	ENDI stockholders opportunity to participate in the future performance of the combined businesses;

•

the financial analyses and opinion presented by Empire Valuation Consultants (“Empire”), a third-party valuation firm, that, as of the date of such opinion and based upon and subject to the assumptions made, matters considered, and qualifications and limitations stated in its opinion, the Business Combination is fair, from a financial point of view, to ENDI and the stockholders of ENDI;

•	the strength of CBA’s management team, investment products and distribution channel as well as the potential benefits of combining the employees of the two companies;

•	the recommendations of ENDI’s management team, including with respect to the integration of, and future plans for, New Parent and its subsidiaries;

•

the comprehensive terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the representations, warranties, covenants, closing conditions and termination provisions;

•	the amount and form of consideration to be paid in the Business Combination and the other financial terms of the Business Combination;

•	CBA’s commitment to growth and current year expansions that included the launch of three new investment products;

•	CBA’s current and projected operational cash flows;

•	the ability to earn additional revenues provided by the Services Agreement and leverage operational resources to create cost savings;

•	CBA’s favorable operating margins and growth rates when compared to industry averages;

•	the long-term alignment promoted by the consideration to be given to the CBA Member;

•	the likelihood that the Business Combination will be completed on a timely basis; and

•	the entry into support agreements by certain of ENDI’s directors, officers and largest stockholders.

•	In considering the Business Combination and the related ancillary agreements contemplated by the Merger Agreement, the ENDI Board determined that it was desirable to enter into the Additional Purchase Subscription Agreements in order to allow certain employees, directors and officers of both ENDI and the CBA Member the opportunity to purchase New Parent common shares at a price equal to the lesser of (1) $8.00 and (2) the 60-day VWAP on the Closing Date, excluding the highest and lowest trading days.

•	In connection with the negotiation of the Merger Agreement and as a condition thereto, it was important to the CBA Member that its ability to elect a majority of the Board continue for so long as its overall ownership remained above certain thresholds. Accordingly, as the Class B Common Stock is redeemable after the fifth anniversary (if not previously redeemed in connection with an exercise of the Class W-1 Warrants), the Stockholder Agreement provides the Principal Stockholder a level of voting control in the election of directors for so long as the Principal Stockholder’s ownership remains above certain levels. In addition, as a condition to CBA Member’s execution of the Merger Agreement, Steven Kiel and Arquitos Capital Offshore Master, Ltd. will enter into Voting Agreements pursuant to which they each agree to vote their shares in the election of New Parent’s directors in favor of the directors designated by the CBA Member; and

•	As part of the Merger Agreement negotiations, CBA and the CBA Member agreed to enter into the Services Agreement pursuant to which, after the closing, CBA’s employees would provide certain investment advisory, portfolio management and other services to CBA Member in exchange for a fee to be paid by CBA Member to CBA. As certain of the CBA employees had previously been employed by CBA Member and performed substantially the same services for CBA Member, the parties determined that it would be beneficial to both parties for CBA to provide these services to CBA Member in exchange for a fee.

•	Additionally, CBA entered into an employment agreement with David Sherman pursuant to which Mr. Sherman will serve as President and the Chief Executive Officer of New Parent for a five (5) year term (unless earlier terminated by its terms). In consideration for his services to be provided under the employment agreement, ENDI and the CBA Member negotiated a base salary of $400,000 per annum, plus a discretionary bonus. ENDI believes that the economic terms of the employment agreement are appropriate for the size and valuation of New Parent’s business, and are less than originally proposed by the CBA Member. The five year initial term of the employment agreement was determined to be beneficial to the New Parent to achieve an attractive cost structure for an extended period of time. Further, the parties negotiated expanded termination rights under the employment agreement that allowed New Parent greater flexibility to terminate the employment agreement under additional circumstances and were also intended to balance the anticipated voting rights of the CBA Member resulting from the shares of New Parent Class B Common Stock to be issued to the CBA Member.

The Board of Directors also considered a variety of potentially negative factors in its deliberations concerning the Merger Agreement and the Business Combination, including, but not limited to, the following (not in any relative order of importance):

•	the risk that the potential benefits of the Business Combination may not be fully or even partially achieved, or may not be achieved within the expected timeframe;

•	the costs associated with the Business Combination and the other transactions contemplated by the Merger Agreement, including incurred aggregate fees and expenses payable by ENDI of approximately $1,148,971 as of and through December 31, 2021, and total aggregate estimated costs associated with the Business Combination and other transactions contemplated by the Merger Agreement of approximately $2,175,614, which is inclusive of the above-mentioned costs incurred through December 31, 2021;

•

the fact that, while ENDI expects that the Business Combination will be consummated, there can be no assurance that all conditions to the parties’ obligations to consummate the transactions contemplated by the Merger Agreement will be satisfied, including the risk that certain regulatory approvals, the receipt of which are conditions to the consummation of the Business Combination, might not be obtained, and, as a result, the Business Combination may not be consummated;

•	the risks associated with the challenges and difficulties relating to integrating the operations of the two companies; and

•	the risk that ENDI stockholders might fail to approve the Business Combination.

The ENDI Board of Directors unanimously recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Organizational Documents Proposals and “FOR” the Adjournment Proposal (to the extent applicable).

It should be noted that this explanation of the reasoning of ENDI’s Board of Directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Note Regarding Forward-Looking Statements” on page 21.

Opinion of Financial Advisor

ENDI retained Empire as its financial advisor in connection with the Business Combination. At the meeting of the Board of Directors on December 29, 2021, Empire delivered the Empire Fairness Opinion to the Board of Directors stating that, as of the date of such opinion, the Business Combination is fair, from a financial point of view, to ENDI and the stockholders of ENDI. A copy of the Empire Fairness Opinion is attached to this joint proxy statement/prospectus as Annex C.

Management of New Parent

The persons who are expected to serve as directors and executive officers of New Parent following the consummation of the Business Combination are:

•         David Sherman-Director and Chief Executive Officer

•         Steven Kiel-Director

•         Thomas McDonnell-Director and Chairman

•         Abigail Posner-Director

•         Mahendra Gupta-Director

•         Alea Kleinhammer-Chief Financial Officer

•         Jessica Greer-Secretary

For additional information regarding the management and the New Parent Board following the Business Combination, please see the section under the heading “Management of New Parent Following the Business Combination” on page 101.

Required Regulatory Approvals

Pursuant to the Merger Agreement, the approval to quote the New Parent Class A Common Stock on the OTCQB Marketplace is a condition to the closing of the Business Combination.  The Company expects that such approval will be obtained shortly after the Special Meeting.  The Board of Directors of ENDI and the CBA Member believe that the listing of the New Parent Class A Common Shares is in the best interests of all New Parent stockholders and do not intend to amend the Merger Agreement to waive this closing condition.  In addition, the consummation of the Business Combination is subject to the approval of the Financial Industry Regulatory Authority (“FINRA”).

On January 4, 2022, ENDI filed an “Issuer Company Related Action Notification form for Enterprise Diversified, Inc.” with FINRA regarding the Business Combination.

On January 10, 2022, FINRA responded to ENDI with a list of items required to be provided by ENDI in connection with FINRA’s review of the Business Combination.

On January 24, 2022, ENDI responded to FINRA’s request by providing FINRA with certain of the items requested by FINRA, as well as a listing of the items that ENDI would be able to provide FINRA at a later date as they became available.

On February 3, 2022 FINRA responded to ENDI with a list of remaining items required to be provided by ENDI in connection with FINRA’s review of the Business Combination.

On February 10, 2022 ENDI responded to FINRA’s request by providing FINRA with certain of the items requested by FINRA, as well as a listing of the items that ENDI would be able to provide FINRA at a later date as they became available.

On April 12, 2022 ENDI and counsel spoke with FINRA and advised them of the status of the SEC review.

ENDI is currently awaiting regulatory approval from FINRA, as a condition to the closing of the Business Combination, which it expects to receive following the date of the Special Meeting.

Interests of ENDI Directors and Officers in the Business Combination

When considering our Board’s recommendation that ENDI stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals presented for stockholder approval, our stockholders should be aware that certain of ENDI’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of ENDI’s stockholders. These interests include:

●

the retention of Alea Kleinhammer, ENDI’s Chief Financial Officer, Jessica Greer, ENDI’s Vice President and Chief of Staff, Eliza Sanchez, ENDI’s Executive Administrator, and Steven Ison, ENDI’s Accountant, in their current positions and with current salary, bonus, and benefits for a period of one year after the close of the transaction or entrance into a mutually agreed upon severance agreement; and

●	the continued indemnification of current ENDI directors and officers and the continuation of directors’ and officers’ liability insurance after the Business Combination.

The ENDI Special Meeting

Proposals for Stockholder Approval

At the Special Meeting, ENDI stockholders will be asked to approve the Business Combination Proposal, approving the Merger Agreement and the Business Combination as well as the Organizational Documents Proposals, approving certain proposals related to the proposed organizational documents of New Parent. In addition, if based upon the tabulated vote at the time of the Special Meeting there are not sufficient votes to approve the Business Combination proposal, stockholders will also be asked to consider and vote upon a proposal for adjournment.

Date, Time, and Place of Special Meeting

The Special Meeting will be held on August 9, 2022, at 9:00 a.m., Eastern Time, conducted via live webcast at www.colonialstock.com/SYTE2022. ENDI recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person.

Record Date and Voting

ENDI stockholders as of the close of business on July 6, 2022 (the “Record Date”), will be entitled to vote at the Special Meeting. ENDI’s stockholders are entitled to one vote per share owned as of the close of business on the Record Date. If a stockholder’s shares are held in “street name,” or are in a margin or similar account, such stockholder should contact their broker, bank, or other nominee to ensure that votes related to the shares beneficially owned by such stockholder are properly counted. On the Record Date, there were 2,647,383 shares of ENDI common stock outstanding.

Quorum and Vote Required

A quorum will be present at the Special Meeting if a majority of ENDI common stock outstanding and entitled to vote at the Special Meeting is represented in person or by proxy. Shares represented at the Special Meeting and entitled to vote but not voted, including shares represented by abstentions, will be considered present for quorum purposes. Broker non-votes will also be counted for purposes of determining whether a quorum is present.

The approval of the Business Combination Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares outstanding and entitled to vote thereon as of the Record Date. A failure to vote, a broker non-vote, or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal. The approval of the Organizational Documents Proposals requires the affirmative vote of a majority of the ENDI shares present at the Special Meeting or represented by proxy and entitled to vote at the Special Meeting. A failure to vote, broker non-vote, or an abstention will have no effect on the Organizational Documents Proposals. The Adjournment Proposal requires the affirmative vote of a majority of the ENDI shares present at the Special Meeting or represented by proxy and entitled to vote at the Special Meeting. A failure to vote, and broker non-vote, or an abstention will have no effect on the Adjournment Proposal.

As of the date of the Merger Agreement, our directors and officers and their respective affiliates held 33.9% of ENDI common stock outstanding and entitled to vote on the Business Combination Proposal.

The CBA Member has approved the Merger Agreement and the transactions contemplated thereby.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth selected historical summary financial information for ENDI and CBA and unaudited pro forma condensed combined per share information of New Parent after giving effect to the Business Combination.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021 give effect to the Business Combination as if it had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of March 31, 2022 assumes that the Business Combination took place on that date.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus, the historical financial statements of ENDI and CBA, and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined net income per share information of ENDI and CBA is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of ENDI and CBA would have been had the companies been combined during the periods presented.

ENDI Historical Summary Financial Data

	For the Three Months Ended March 31, 2022	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
ENDI Historical Summary Statements of Operations Data:

Total revenues	$256,975	$5,902,243	$5,247,732
Total cost of revenues	71,639	519,051	648,218
Total gross profit	185,336	5,383,192	4,599,514
Total expenses	984,246	2,824,639	1,618,294
Income (loss) from operations	(798,910)	2,558,553	2,981,220
Total other income (loss)	66,088	630,328	132,998
Income (loss) from continuing operations before income taxes	(732,822)	3,188,881	3,114,218
Income tax benefit (expense)	-	(366,532)	-
Income from discontinued operations, net of taxes	-	-	165,186
Net income (loss)	$(732,822)	$2,822,349	$3,279,404

Net income (loss) per share, basic and diluted	$(0.28)	$1.07	$1.26
Net income (loss) per share from continuing operations, basic and diluted	$(0.28)	$1.07	$1.20
Net income (loss) per share from discontinued operations, basic and diluted	$-	$-	$0.06
Weighted average number of shares, basic	2,647,383	2,643,302	2,597,974
Weighted average number of shares, diluted	2,647,383	2,643,633	2,598,587

	As of March 31, 2022	As of December 31, 2021	As of December 31, 2020
ENDI Historical Summary Balance Sheets Data:

Current assets	$17,128,588	$17,579,769	$530,559
Long-term assets	331,144	360,989	14,326,621
Total assets	$17,459,732	$17,940,758	$14,857,180

Current liabilities	$1,086,794	$834,998	$569,284
Long-term liabilities	-	-	244,485
Total liabilities	1,086,794	834,998	813,769

Common stock	330,922	330,922	325,280
Additional paid-in capital	27,673,692	27,673,692	27,439,334
Retained earnings (accumulated deficit)	(11,631,676)	(10,898,854)	(13,721,203)
Total stockholders’ equity	16,372,938	17,105,760	14,043,411

Total liabilities and stockholders’ equity	$17,459,732	$17,940,758	$14,857,180

	For the Three Months Ended March 31, 2022	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
ENDI Historical Summary Cash Flows Data:

Cash flows from (used in) operating activities	$1,463,075	$(1,726,323)	$(674,751)
Cash flows from investing activities	69,603	15,122,892	484,040
Cash flows (used in) financing activities	-	(250,094)	(135,092)
Net increase (decrease) in cash	$1,532,678	$13,146,475	$(325,803)

CBA Historical Summary Financial Data

	For the Three Months Ended March 31, 2022	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
CBA Historical Summary Statements of Operations Data:

Total revenues	$1,707,124	$4,287,085	$3,061,088
Total expenses	560,790	2,792,222	1,974,390
Income from operations	1,146,334	1,494,863	1,086,698
Total other income (loss)	(2,842)	15,223	1,444
Net income	$1,143,492	$1,510,086	$1,088,142

	As of March 31, 2022	As of December 31, 2021	As of December 31, 2020
CBA Historical Summary Balance Sheets Data:

Total assets	$3,554,765	$4,053,827	$2,603,301

Current liabilities	$24,469	$84,627	$72,112
Long-term liabilities	1,794,895	3,377,291	1,937,266
Total liabilities	1,819,364	3,461,918	2,009,378

Members’ equity	1,735,401	591,909	593,923

Total liabilities and Members’ equity	$3,554,765	$4,053,827	$2,603,301

	For the Three Months Ended March 31, 2022	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
CBA Historical Summary Cash Flows Data:

Cash flows from operating activities	$949,295	$1,201,415	$1,154,892
Cash flows from (used in) investing activities	2,849	(2,265,086)	273
Cash flows (used in) provided by financing activities	(1,582,396)	77,925	(266,263)
Net (decrease) increase in cash	$(630,252)	$(985,746)	$888,902

Summary Pro Forma Data

Pro Forma Summary Balance Sheets Data:	As of March 31, 2022

Total assets	$22,998,052
Total liabilities	$5,001,559
Total stockholders’ equity	$17,996,493
Book value per share	$3.50

Pro Forma Summary Statements of Operations Data:	For the Three Months Ended March 31, 2022	For the Year Ended December 31, 2021

Total revenues	$1,964,099	$10,189,328
Operating income	$260,174	$3,610,366
Net income	$323,420	$7,070,588

Net income per share from operations, basic	$0.06	$1.37
Net income per share from operations, diluted	$0.06	$1.37
Weighted average number of shares, basic	5,147,383	5,143,302
Weighted average number of shares, diluted	5,147,383	5,143,633

Dividend Policy

We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of our then New Parent Board. It is the present intention of the New Parent Board to retain all earnings, if any, for use in our business operations and, accordingly, the New Parent Board does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements other than statements of historical facts contained in this joint proxy statement/prospectus, including statements regarding our future results of operations or financial condition, business strategy and plans, financial needs, and objectives of management for future operations are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “would,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements include, among others, statements relating to our future financial performance, our business prospects and strategy, our market opportunity and the potential growth of that market, our anticipated financial position, our liquidity and capital needs and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements included in this joint proxy statement/prospectus as a result of various factors, including, among others:

●	our ability to consummate the Business Combination;
●	the expected benefits of the Business Combination;
●	our ability to integrate the businesses of ENDI and CBA;
●

our future strategy and business plan, operations, and financial performance, including our expectations regarding our revenue, cost and operating expenses, including changes in technology and development, selling and marketing and general and administrative expenses (including any components of the foregoing), gross profit and our ability to achieve, and maintain, future profitability;

●	economic and industry trends, projected growth, or trend analysis;
●

political, economic, legal, social and health risks, including the COVID-19 pandemic and subsequent public health measures that may affect our business or the global economy and the actions we may take in response thereto;

●	developments and projections relating to our competitors and industry;
●

our and our licensors’ ability to obtain, establish, maintain, protect and enforce intellectual property and proprietary protection for our products and technologies and to avoid claims of infringement, misappropriation or other violation of third-party intellectual property and proprietary rights;

●	the loss of key employees and the ability to retain and attract key personnel;
●	difficulties in achieving cost savings, operating efficiencies and revenue opportunities as a result of the Mergers;
●	the incurrence of unforeseen costs;
●	the loss of one or more significant partners or customers;
●	the outcome of any current or future litigation;
●	our beliefs and objectives for future operations;
●	the volatility of the trading price of our common stock;
●	the effects of war, terrorism, pandemics and other catastrophic events; and
●	evolving regulations and the potential for unfavorable changes to, or failure by us to comply with, regulations, which could substantially harm our business and operating results.

These forward-looking statements are based on information available as of the date of this joint proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this joint proxy statement/prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this joint proxy statement/prospectus and the documents that we reference in this joint proxy statement/prospectus and have filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

RISK FACTORS

An investment in our common stock or any other type of equity or debt securities that we may offer (together, our “Securities”) is speculative in nature and involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Registration Statement on Form S-4, as well as the risks, uncertainties, and other information set forth in any reports and other materials we may file or furnish with the SEC before making an investment decision. If any of the following risks were to occur, our business, financial condition, results of operations, or future growth prospects may be materially and adversely affected. In that case, the price of our Securities could decline, and you may lose all or part of your investment. All terms used but otherwise not defined have the meaning given to them in the Merger Agreement.

Operational Risks Associated with the Business Combination

CrossingBridge Advisors, LLC (“CBA”) and Enterprise Diversified, Inc. (“ENDI”) may experience difficulties, unexpected costs and delays in integrating their businesses, business models and cultures and New Parent may not realize synergies, efficiencies or cost savings from the Business Combination.

CBA and ENDI have operated and, until the Business Combination is completed, will continue to operate, independently. The success of New Parent following the completion of the Business Combination may depend in large part on the ability to integrate the two companies’ businesses, business models and cultures. In particular, asset management businesses such as ENDI’s and CBA’s depend to a large degree on the efforts and performance of individual employees whose efforts and performance may be affected by any difficulties in the integration of the businesses. In the process of integrating CBA and ENDI, CBA and ENDI may experience difficulties, unanticipated costs and delays. The challenges involved in the integration may include:

●	the necessity of coordinating geographically disparate organizations and addressing possible differences in corporate and regional cultures and management philosophies;

●	managing New Parent at geographically separate locations;

●	retaining personnel from different companies and integrating them into a new business culture while maintaining their focus on providing consistent, high-quality client service;

●	integrating information technology systems and resources;

●	integrating accounting systems and adjusting internal controls to cover operations;

●	unforeseen expenses or delays associated with the Business Combination;

●	performance shortfalls at ENDI or CBA as a result of the diversion of management’s attention to the Business Combination; and

●	meeting the expectations of clients with respect to the integration.

The integration of certain operations following the Business Combination will take time and will require the dedication of significant management resources, which may temporarily distract management’s attention from the ongoing businesses of New Parent. Employee uncertainty and lack of focus during the integration process may also disrupt the businesses of New Parent.

It is possible that the integration process could result in the loss of key employees, diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect New Parent’s ability to maintain relationships with clients and employees or the ability to achieve the anticipated benefits of the Business Combination, or could reduce New Parent’s earnings or otherwise adversely affect the business and financial results of New Parent. In addition, the integration process may strain New Parent’s financial and managerial controls and reporting systems and procedures. This may result in the diversion of management and financial resources from New Parent’s core business objectives.

Even if CBA and ENDI are able to integrate their businesses and operations successfully, there can be no assurance that this integration will result in any synergies, efficiencies or cost savings or that any of these benefits will be achieved within a specific time frame. Any of these factors could adversely affect New Parent’s business and results of operations.

In addition, one of the anticipated benefits, which will be dependent on the successful Mergers, will include the ability of ENDI to remediate the material weaknesses that ENDI expects to address by using a multi-phased approach. In the first phase of the project, ENDI expects to work with a third-party professional consultant to prepare formal documentation for its internal controls over financial reporting, which may include: an entity level controls assessment, an IT general controls assessment, and process area flowcharts where necessary. ENDI will aim to complete this phase of the process by August 31, 2022.  In phase two of this approach, ENDI expects to use its control documentation to identify ineffectively designed and/or control gaps and work to remediate them.  ENDI will aim to complete phase two of the project by October 31, 2022, pending the successful completion of phase one.  Finally, in phase three of the project, ENDI expects to design a systematic monitoring plan to sufficiently test its new key controls over the course of future reporting periods.  ENDI will aim to complete phase three of the project by December 31, 2022, pending the successful completion of phase two. There is no guarantee ENDI will be successful in completing this multi-phased approach.

The announcement of the proposed Mergers could disrupt ENDI’s and CBA’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.

Whether or not the Mergers and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks related to the impact of the announcement of the Mergers on ENDI’s and CBA’s business include the following:

• its employees may experience uncertainty about their future roles, which might adversely affect ENDI’s or CBA’s ability to retain and hire key personnel and other employees and the success of New Parent post-closing is dependent on the continued services of certain key personnel of both CBA and ENDI;

• members, business partners, customers, and other parties with which ENDI or CBA maintains business relationships may experience uncertainty about New Parent’s future and seek alternative relationships with third parties, seek to alter their business relationships with New Parent or fail to re-enroll or extend an existing relationship with New Parent;

• each of ENDI and CBA has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Mergers; and

• CBA’s advisory clients may seek to terminate their advisory contracts with CBA or seek concessions on management fees.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact ENDI’s and CBA’s results of operations and cash available to fund its business.

We may be deemed an investment company in the future, which could impose on us burdensome compliance requirements and restrict our activities.

Under the Investment Company Act, and absent an applicable exemption, a company will generally be deemed an investment company under section 3(a)(1)(C) of the Investment Company Act if the value of its investment securities is more than 40% of its total assets (exclusive of government securities and cash items) on an unconsolidated basis. While we do not believe that New Parent will be deemed to be an investment company following the consummation of the Business Combination, as ENDI has been in ongoing discussions with the SEC regarding its status as a non-investment company, if New Parent is deemed to be an investment company it could result in New Parent becoming subject to the registration and other requirements of the Investment Company Act, unless it qualifies for an applicable exemption, which would impose significant compliance and other costs and expenses.

The rules and interpretations of the SEC and the courts relating to the definition of “investment company,” “investment securities,” and potential applicable exemptions are complex. New Parent intends to continue its business to ensure that it does not fall within the Investment Company Act’s definition of “investment company” under applicable SEC and court interpretations. However, we can provide no assurance that the SEC or a court would not take the position that New Parent would be required to register under the 1940 Act and comply with the Investment Company Act’s registration and reporting requirements, capital structure requirements, affiliate transaction restrictions, conflict of interest rules, requirements for disinterested directors and other substantive provisions. If New Parent were to become an “investment company” and be subject to the restrictions of the Investment Company Act, those restrictions would likely require changes in the way it conducts its business and add significant administrative burdens to its operations. To ensure that New Parent does not fall within the Investment Company Act, it may need to take various actions which it might otherwise not pursue.

If completed, the Mergers may not be successful or achieve its anticipated financial and other benefits.

If the Mergers are completed, New Parent may not be able to successfully realize anticipated growth opportunities and synergies or integrate ENDI’s business and operations with CBA’s business and operations.

After the Mergers, New Parent will have increased expenses, assets and employees than ENDI did prior to the Mergers. Upon the completion of the Mergers, New Parent will also assume certain liabilities of ENDI and CBA and take on other obligations. New Parent may not successfully or cost-effectively integrate ENDI’s business and operations with CBA’s business and operations. Even if New Parent is able to integrate the combined businesses and operations successfully, this integration may not result in the realization of the full benefits of the synergies and other opportunities that ENDI currently expects from the Mergers within the anticipated time frame, or at all.

The Merger Agreement contains provisions that may discourage ENDI from seeking an alternative merger.

The Merger Agreement contains provisions that prohibit ENDI from seeking alternative transactions during the pendency of the Merger Agreement. Further, if ENDI is unable to obtain the requisite approval of the ENDI Stockholders, either party may terminate the Merger Agreement.

Some of the directors, managers, and executive officers of ENDI, the CBA Member and CBA, as the case may be, have interests in the business combination that are different from the interests of ENDI’s stockholders.

When considering the recommendation of the ENDI Board of Directors with respect to the Business Combination, you should be aware that some directors, managers and executive officers of ENDI, the CBA Member and CBA, as the case may be, may receive certain benefits as a result of the Business Combination. The ENDI Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Business Combination. These interests may include:

●	the designation of certain individuals as directors or officers of New Parent upon the completion of the Business Combination;

●

the entering into amendments to certain employment agreements that, upon the completion of the Business Combination, determine their positions with CBA, ENDI or New Parent and their rights with regard to certain equity interests;

●

certain directors and officers of ENDI (as of immediately prior to the Closing) have the right, no later than 5 trading days following the Closing Date, to elect to purchase up to 55,000 shares of New Parent Class A Common Stock in the aggregate, in each case at a price per share of New Parent Class A Common Stock equal to the lesser of (1) $8.00 and (2) the 60 day VWAP on the Closing Date excluding the highest and lowest trading days;

●

the retention of Alea Kleinhammer, ENDI’s Chief Financial Officer, Jessica Greer, ENDI’s Vice President and Chief of Staff, Eliza Sanchez, ENDI’s Executive Administrator, and Steven Ison, ENDI’s Accountant, in their current positions and with current salary, bonus, and benefits for a period of one year after the close of the transaction or entrance into a mutually agreed upon severance agreement; and

●

the right to continued indemnification of current or former directors, managers and officers of ENDI, New Parent and their respective subsidiaries and the right to directors’ and officers’ insurance (or equivalent coverage) for directors, managers and officers following completion of the Business Combination.

You should consider these interests in conjunction with the recommendation of the Board of Directors of ENDI with respect to approval of the proposals related to the Business Combination. These interests have been described more fully in the section entitled “The Business Combination.”

Certain of New Parent’s stockholders will be able to exert considerable control over matters on which New Parent stockholders are entitled to vote.

Following the completion of the Business Combination, Mr. David Sherman, New Parent’s Chief Executive Officer and a Director of New Parent, will beneficially own up to 4,800,000 shares, or approximately 64.0% of New Parent’s outstanding common stock, assuming full exercise of his warrants and the shares purchased by the CBA Member pursuant to an Additional Purchase Subscription Agreement which shares may be held directly and indirectly by Mr. Sherman through entities over which Mr. Sherman exercises sole voting power. Mr. Sherman and the entities controlled by him will be able to influence the outcome of matters on which New Parent stockholders are entitled to vote, including the election of directors and other significant corporate actions. Additionally, following the completion of the Business Combination, Mr. Steven Kiel, a New Parent Director, will beneficially own up to 754,015 shares, or approximately 10.1% of New Parent’s outstanding common stock, assuming full exercise by Mr. Kiel of shares purchased through an Additional Purchase Subscription Agreement. Mr. Kiel and the entities controlled by him will be able to influence the outcome of matters on which New Parent stockholders are entitled to vote, including the election of directors and other significant corporate actions. Until the earlier of such date that (i) Mr. Kiel is no longer a member of the New Parent board of directors or (ii) neither the CBA Member nor any holder of New Parent Class B Common Stock shall have the right to designate a director pursuant to the Voting Agreement, Mr. Kiel and the entities controlled by him have agreed to vote and cause their affiliate to vote in such manner as may be necessary to vote for the New Parent Class B Common Stock director designee. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, merger, consolidation, takeover or other business combination of New Parent. This concentration of ownership could also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of New Parent, which could in turn have an adverse effect on the market price of New Parent shares. So long as Mr. Sherman and Mr. Kiel continue to own a significant amount of New Parent’s equity, they will continue to be able to exercise considerable influence over New Parent’s decisions. The interests of these stockholders may be different from your interests.

In certain circumstances, the CBA Member may pursue certain business opportunities with unrelated third parties that may compete with the business of New Parent.

Pursuant to the Proposed Certificate of Incorporation, the CBA Member will not be prohibited from pursuing business opportunities with unrelated third parties that may compete with the business of New Parent, for which the CBA Member may receive compensation.  Although, CBA and the CBA Member have entered into the Services Agreement, pursuant to which the CBA Member agrees that during the term of the Services Agreement and, if terminated by the CBA Member, for a period of six months after termination, the CBA Member shall not begin to serve as the investment adviser or sub-adviser to any open end registered U.S. mutual fund or U.S. exchange traded fund (ETF) governed under the Investment Company Act that pursues an investment strategy that is substantially similar to any investment strategy provided by CBA or its affiliates to any of their clients, without the written consent of CBA, this restriction shall not apply to any existing clients of the CBA Member as of the date of execution of the Services Agreement or for any period after such restriction terminates.

In the future, ENDI or New Parent may be the target of individual or class action securities or derivative lawsuits, which could result in substantial costs and may delay or prevent the Closing.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements in an effort to enjoin the relevant merger or seek monetary relief. Even if future lawsuits involving ENDI or New Parent are without merit, defending against these claims can result in substantial costs and divert management time and resources. ENDI and New Parent cannot predict the outcome of these lawsuits, or others, nor can either company predict the amount of time and expense that will be required to resolve such litigation. An unfavorable resolution of any such litigation surrounding the Mergers could delay or prevent its consummation. In addition, the costs of defending the litigation, even if resolved in ENDI’s or New Parent’s favor, could be substantial, and such litigation could distract ENDI or New Parent from pursuing the consummation of the Business Combination and other potentially beneficial business opportunities.

New Parent’s Certificate of Incorporation will designate the Court of Chancery of the State of Delaware or the federal district courts of the United States of America, as applicable, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by New Parent’s stockholders, which could limit New Parent stockholders’ ability to obtain a favorable judicial forum for disputes with New Parent or its directors, officers, employees or stockholders.

New Parent’s Certificate of Incorporation will provide that, unless New Parent consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (“Court of Chancery”) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Parent, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of New Parent to New Parent or New Parent’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine as that doctrine exists under the law of the State of Delaware.

New Parent’s Certificate of incorporation further will provide that, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), in each case, the applicable rules and regulations promulgated thereunder. There is uncertainty as to whether a court would enforce such provision in connection with suits to enforce a duty or liability created by the Securities Act or the Exchange Act if brought derivatively on New Parent’s behalf, and New Parent’s stockholders will not be deemed to have waived New Parent’s compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in shares of New Parent will be deemed to have notice of, and consented to, the provisions of New Parent’s Certificate of Incorporation. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of New Parent’s Certificate of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, New Parent may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect New Parent’s business, financial condition, or results of operations.

Each party is subject to business uncertainties and contractual restrictions while the Mergers are pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the Mergers, it is possible that some customers, suppliers and other persons with whom ENDI, CBA, or the CBA Member has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with ENDI, CBA, or the CBA Member, as the case may be, as a result of the Mergers. Under the terms of the Merger Agreement, each of ENDI and CBA is subject to certain restrictions on the conduct of its respective business prior to completing the Merger, which may reduce the value of the ENDI common stock or adversely affect each party’s ability to acquire assets or to execute certain of its business strategies. Such limitations could adversely affect each party’s businesses and operations prior to the completion of the Mergers.

ENDI may be exposed to business risks as a result of its internet operations.

Our Internet operations are subject to risks, including rapid technological change and the implementation of new systems and platforms; problems associated with the operation, security and availability of our internet access, hosting, and storage systems; computer malware; electronic break-ins and similar disruptions. The failure of our systems to perform as expected could result in disruptions and costs to our operations and could adversely affect our business, financial condition, results of operations, and/or cash flows.

Our future results following the Mergers may differ materially from the unaudited pro forma financial statements included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus presents ENDI’s historical consolidated financial statements as adjusted to give effect to the contemplated Mergers, including ENDI’s combination with CBA. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial condition or results of operations of ENDI or New Parent following the Mergers. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition and results of operations following the Mergers. Any change in our financial condition or results of operations may cause significant variations in the price of our common stock. See “Unaudited Pro Forma Condensed Combined Financial Data” for more information.

The opinion received by the ENDI Board of Directors from its financial advisor prior to execution of the Merger Agreement does not reflect changes in circumstances subsequent to the date of the fairness opinion.

Empire Valuation Consultants, LLC, ENDI’s financial advisor in connection with the Mergers, delivered to the ENDI Board of Directors its opinion, dated as of December 28, 2021, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations set forth in the opinion, the merger consideration in the Mergers is fair, from a financial point of view, to holders of ENDI’s common stock. The opinion speaks only as of the date of such opinion. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of CBA or ENDI, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the relative values of ENDI and CBA.

The financial services industry is subject to government regulation in the United States, and our failure to comply with these regulations or regulatory action against us, CBA or New Parent could adversely affect our results of operations, financial condition or business.

The financial services industry is among the most extensively regulated industries in the United States. Both ENDI and CBA are subject to numerous state and federal laws and regulations of general application. It is very difficult to predict the future impact of the legislative and regulatory requirements affecting our business and our clients’ businesses. CBA is registered as an “investment adviser” with the SEC under the Investment Advisers Act of 1940 (as amended, the “Advisers Act”) and is regulated thereunder. The Advisers Act and the Investment Company Act, together with related regulations and interpretations of the SEC, impose numerous obligations and restrictions on investment advisers and registered investment companies (including mutual funds and exchange-traded funds), including requirements relating to the safekeeping of client funds and securities, limitations on advertising, disclosure and reporting obligations, prohibitions on fraudulent activities, restrictions on certain transactions between an adviser and its clients, and between a registered investment company and its advisers and affiliates, and other detailed operating requirements, as well as general fiduciary obligations. All of the foregoing laws and regulations, as well as any other laws and regulations we are or may become subject to, are complex and we are required to expend significant resources to monitor and maintain our compliance with such laws and regulations. Any failure on our part to comply with these and other applicable laws and regulations could result in regulatory fines, suspensions of personnel or other sanctions, including revocation of CBA’s registration as an investment adviser which could, among other things, have a material adverse effect on our results of operations, financial condition or business.

The Advisers Act effectively requires client consent for any assignment of an investment advisory contract. Under the Advisers Act and rules and guidance promulgated thereunder, an assignment includes a change of control of a registered investment adviser. With respect to clients that are registered investment companies, generally client consent requires consent of the board of directors or equivalent governing body of each registered investment company and the consent of the stockholders of the fund. We believe that the Mergers and related transactions do not constitute a change of control of CBA under the Advisers Act and therefore are not an assignment of CBA’s investment advisory contracts. Therefore, we have not sought the consent of CBA’s clients. If the Mergers and related transactions are deemed to be an assignment under the Advisers Act, we would likely need to seek the consent of CBA’s clients, which may require a lengthy and costly stockholder voting process. CBA may also lose assets under management, be subject to regulatory fines or be subject to other material adverse effects on our results of operations, financial condition or business.

Cybersecurity incidents and other issues related to our information systems, technology and data may materially and adversely affect us.

Cybersecurity incidents and cyberattacks have been occurring globally at a more frequent and severe level and will likely continue to increase in frequency in the future. The information and technology systems used by us and our service providers, and other third parties, are vulnerable to damage or interruption from, among other things: hacking, ransomware, malware and other computer viruses; denial of service attacks; network failures; computer and telecommunication failures; phishing attacks; infiltration by unauthorized persons; security breaches; usage errors by their respective professionals; power outages; terrorism; and catastrophic events such as fires, tornadoes, floods, hurricanes and earthquakes.

Risks to Stock in Connection with the Business Combination

Future sales, or the perception of future sales, of shares of New Parent Class A Common Stock by New Parent or by New Parent stockholders, including the CBA Member, in the public market following the closing of the Business Combination could cause the market price for New Parent shares of Class A Common Stock to decline.

The sale of substantial amounts of shares of New Parent’s Class A Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of New Parent’s Class A Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for New Parent to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the Business Combination and the issuance of 100,000 shares of New Parent Class A Common Stock pursuant to the Additional Purchase Subscription Agreements, New Parent will have a total of 5,147,383 shares of Class A Common Stock outstanding. All shares issued as merger consideration in the Business Combination will be freely tradable without registration under the Securities Act and without restriction by persons other than “affiliates” of New Parent (as defined under Rule 144 of the Securities Act, referred to herein as “Rule 144”), including its directors, executive officers and other affiliates immediately following the completion of the Business Combination.

Following the completion of the Business Combination, shares of New Parent Class A Common Stock held by certain of our stockholders that are affiliates of New Parent will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144. In addition, New Parent has agreed to file a resale registration statement under the Securities Act of 1933, as amended, not later than 45 days following the consummation of the Business Combination pursuant to which an aggregate of 3,352,802 shares of New Parent’s Class A Common Stock held following the completion of the Business Combination and the purchases pursuant to Additional Purchase Subscription Agreements (as defined below), and shares of New Parent Class A Common Stock underlying the Warrants will be registered for resale. Upon the effectiveness of the registration statement, all of these shares of Class A Common Stock (assuming 100,000 shares are purchased by the CBA Member pursuant to an Additional Purchase Subscription Agreement), reflecting approximately 63.2% of New Parent’s total number of issued and outstanding New Parent Class A Common Stock following the Business Combination, may be freely sold in the public market. Sales of a large number of shares of New Parent Class A Common Stock could cause the prevailing market price of the New Parent Class A Common Stock to decline.

Each of ENDI, CBA, and the CBA Member will incur significant transaction, Merger-related and integration costs in connection with the Merger.

ENDI, CBA, and the CBA Member have incurred and expect to continue to incur a number of non-recurring costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the Merger. These costs and expenses, which in the aggregate are expected to amount to approximately $2,165,614, include fees paid to financial, legal and accounting advisors, facilities and systems consolidation costs, severance and other potential employment-related costs, including retention and severance payments that may be made to certain ENDI employees and CBA employees, filing fees, printing expenses and other related charges. Some of these costs are payable by ENDI, CBA, or the CBA Member regardless of whether the Mergers are completed.

New Parent will also incur costs related to the integration of each company’s processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the Mergers. Although ENDI, CBA, and the CBA Member expect that the elimination of duplicative costs, strategic benefits, additional income as well as the realization of other efficiencies related to the integration of the businesses may offset incremental transaction, Merger-related and integration costs over time, any net benefit may not be achieved in the near term or at all. Many of these costs will be borne by the parties even if the Mergers are not completed. While ENDI, CBA, and the CBA Member have assumed that certain expenses would be incurred in connection with the Mergers and the other transactions contemplated by the Merger Agreement, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.

The market price of the shares of New Parent Class A Common Stock may be affected by factors different from those affecting the shares of ENDI common stock.

Upon completion of the Business Combination, holders of ENDI common stock will become holders of New Parent common stock. The businesses of New Parent and CBA differ from those of ENDI in certain respects and, accordingly, the results of operations of New Parent and the market price of New Parent common stock following the Business Combination may be affected by factors different from those currently affecting the independent results of operations of the CBA Member, CBA and ENDI. For example, CBA’s financial performance depends almost exclusively on investment advising.

On the other hand, ENDI’s financial performance also depends on its real estate, internet, and other operations. As a result of the Business Combination, the financial performance of New Parent, from the perspective of current ENDI stockholders, will be relatively more subject to the risks associated with CBA’s asset management business. For a discussion of the businesses of the CBA Member, CBA and ENDI and of certain factors to consider in connection with those businesses see “The Business Combination- Information About the Companies” on page 41.

The shares of New Parent common stock to be received by ENDI stockholders as a result of the Business Combination will have different rights from the shares of ENDI common stock.

The rights associated with ENDI common stock are different from the rights that will be associated with New Parent common stock. Please see “Comparison of Stockholders’ Rights” for a discussion of the different rights associated with ENDI and New Parent common stock.

The market price and trading volume of New Parent Class A Common Stock may be volatile, and could, upon quotation on the OTC, be subject to even greater volatility. Market volatility may affect the value of an investment in the New Parent Class A Common Stock and could subject us to litigation.

Although an active market for ENDI’s shares exists on the OTC, New Parent Class A Common Stock has not been trading and there can be no assurance that an active trading market for New Parent Class A Common Stock will develop or, to the extent an active market does develop, be maintained or continue to develop following the Mergers. The lack of a liquid market for the New Parent Class A Common Stock could also result because a relatively large percentage of the New Parent Class A Common Stock will be beneficially owned by the CBA Member. If an active market does not develop, you may have difficulty selling any shares of New Parent Class A Common Stock that you own. An inactive market may also impair our ability to raise capital by selling shares of New Parent Class A Common Stock and may impair our ability to acquire or make investments in companies, products or technologies for which we may issue equity securities to pay for such acquisition or investment. The absence of an active trading market may result in a significant negative effect on the price of the New Parent Class A Common Stock.

Changes in the value levels of the assets may cause CBA’s assets under management (“AUM”), revenue and earnings to decline. If CBA were to lose a significant amount of its AUM, revenue would decrease.

CBA’s asset management business is primarily comprised of fees based on a percentage of the value of AUM and, in some cases, performance fees which are normally expressed as a percentage of returns to the client. Numerous factors, including price movements in the assets in the markets in which we manage assets, could cause:

●	the value of AUM, or the returns that we realize on AUM, to decrease;
●	the withdrawal of funds from any products offered by us in favor of products offered by competitors; or
●	a decrease in the amount of capital available to invest.

The occurrence of any of these events may cause CBA’s AUM, revenue and earnings, if any, to decline and may negatively impact the success of our asset management business, results of operations and financial condition after the Mergers.

CBA is the adviser to four regulated investment companies. The combined AUM for these advised funds was $514.12 million as of December 31, 2021. CBA is also the sub-adviser to two 1940 Act regulated mutual funds with AUM totaling $854.56 million as of December 31, 2021. The gross revenue from the advised funds totaled $1,557,732 for the year ended December 31, 2021, and gross revenue from the sub-advised funds totaled $2,729,353 for the year ended December 31, 2021. If CBA were to lose a significant amount of its assets under management, CBA’s revenue would also decrease which would negatively impact our results of operations and financial condition after the Mergers.

The asset management business is highly regulated.

Asset management is a highly regulated business subject to numerous legal and regulatory requirements. These regulations are intended to protect customers whose assets are under management and, as such, may limit our ability to develop, expand or carry out our asset management business in the intended manner. In particular, we are required to act in the best interest of our clients. In addition, regulators have substantial discretion in determining what is in the best interest of a client and have increased their scrutiny of potential conflicts as well as the disclosure of such conflicts to an asset manager’s clients. Appropriately dealing with conflicts of interest is complex and if we fail, or appear to fail, to deal appropriately with any of these conflicts of interest, we may face reputational damage, litigation, regulatory proceedings, or penalties, fines or sanctions, any of which may have a material and negative impact on our asset management business. In addition, to the extent that we are required to obtain client or investor consent in connection with any potential conflict, any failure or delay in obtaining such consent may have a material and negative impact on our ability to take advantage of certain business opportunities.

Further, the CBA Member actively manages mutual funds, private funds and separate accounts pursuant to various investment management and other agreements. CBA has not executed such agreements and is not a party to these agreements. Counterparties to such agreements could claim that CBA should also be deemed a party and if successful, CBA could have contingent liabilities resulting from the actions or omissions of the CBA Member.

Increased competition may cause CBA’s AUM, revenue and earnings to decline.

The asset management industry is highly competitive and has relatively low barriers to entry. CBA competes based on a number of factors including: investment performance, the level of fees charged, the quality and diversity of services and products provided, name recognition and reputation, and the ability to develop new investment strategies and products to meet the changing needs of investors. In addition, the introduction of new technologies, as well as regulatory changes, may significantly alter the competitive landscape for investment managers. This could lead to fee compression or require us to spend more to modify or adapt our product offerings to attract and retain customers and remain competitive with products and services offered by new competitors in the industry. Increased competition on the basis of any of these factors, including competition leading to fee reductions, may cause CBA’s AUM, revenue and earnings to decline and materially and negatively impact the success of our asset management business and affect our overall business, results of operations and financial condition.

The success of the asset management business depends in part on its key personnel and loss of key personnel could adversely affect business.

The success of CBA and ENDI’s asset management business depends on its ability to attract and retain qualified portfolio managers and other key personnel.  Competition in recruiting and retaining these personnel may make it difficult for CBA or ENDI to continue its growth and success.  The loss of their services or the inability in the future to attract and retain portfolio managers and other key personnel could hinder the implementation of their strategy.  The loss of the services of David Sherman, CBA’s founder and chief executive, and New Parent’s chief executive officer, would materially adversely affect New Parent’s business.

The success of the launch of new funds depends on their growth, and the lack of growth may impact CBA’s results of operations.

During 2021, CBA launched three new funds, the CrossingBridge Ultra-Short Duration Fund, the CrossingBridge Responsible Credit Fund and the CrossingBridge Pre-Merger SPAC ETF, each of which has limited operating history.  As a result, prospective investors have a limited track record on which to base their investment decisions.  There is also a risk that one or more of these new funds will not grow or maintain an economically viable size, in which case they could ultimately liquidate without stockholder approval, which could negatively impact our results of operations and financial condition.

Risks That the Business Combination May Be Delayed or Not Occur

The Business Combination is subject to conditions to closing that could result in the Business Combination being delayed or not consummated, which could negatively impact ENDI’s stock price and New Parent’s future business and operations. In order to obtain required regulatory approvals, ENDI may become subject to conditions that it does not currently anticipate.

The Business Combination is subject to conditions set forth in the Merger Agreement, including obtaining the requisite stockholder and regulatory approvals and no ENDI or CBA Material Adverse Effect existing on the closing date. If any of the conditions to the Business Combination are not satisfied or, where permissible, not waived, the Business Combination will not be consummated. Failure to consummate the Business Combination could negatively impact ENDI’s stock price, future business and operations, and financial condition. Any delay in the consummation of the Business Combination or any uncertainty about the consummation of the Business Combination may adversely affect the future businesses, growth, revenue and results of operations of ENDI or New Parent.

The Business Combination is subject to regulatory approvals. These regulatory approvals may not be received or may be received later than anticipated. Regulatory approvals that are received may impose restrictions or conditions that restrict New Parent’s activities or otherwise adversely affect New Parent’s business and results of operations.

Litigation against ENDI, CBA or the members of the ENDI Board of Directors, could result in significant costs, management distraction, and/or a delay of or injunction against the Mergers.

Transactions like the proposed Mergers are frequently subject to litigation or other legal proceedings, including actions alleging that the ENDI Board of Directors breached its fiduciary duties to the ENDI Stockholders by entering into the Merger Agreement, actions by other third parties affected by the proposed Mergers or otherwise. While ENDI believes that any claims that may be asserted by potential shareholder plaintiffs or others related to the Mergers would be without merit, the results of any such potential legal proceedings are difficult to predict and could delay or prevent the Mergers from being completed in a timely manner, and could result in reputational harm, liability, penalties, or sanctions, judgments, consent decrees, or orders, which could materially and adversely affect ENDI’s or New Parent’s business, operating results and financial condition. The existence of litigation related to the Mergers could affect the likelihood of obtaining the required approval from ENDI stockholders. Moreover, any litigation could be time consuming and expensive, could divert ENDI management’s attention away from their regular business and, any lawsuit adversely resolved against ENDI or members of the ENDI Board of Directors, could have an adverse effect on each party’s business, financial condition and results of operations.

Governmental agencies, self-regulatory organizations or third parties may delay or impose conditions on approval of the Business Combination, which may diminish the anticipated benefits of the Business Combination.

Completion of the Business Combination is conditioned upon the receipt of all necessary consents, approvals and authorizations of any governmental authority, self-regulatory organization or third party. While ENDI, the CBA Member and CBA intend to pursue vigorously any and all required consents, approvals and authorizations, and do not know of any reason why they would not be able to obtain the consents in a timely manner, any requirement to receive them before the closing of the Business Combination could delay the completion of the Business Combination after the stockholders of ENDI have approved the proposals required to effectuate the Business Combination.

In addition, these governmental agencies, self-regulatory organizations and third parties may attempt to condition their consents, approvals or authorizations on the imposition of conditions that could have a material adverse effect on ENDI’s operating results or the value of New Parent common stock after the Business Combination is completed. Any delay in the completion of the Business Combination could diminish the anticipated benefits of the Business Combination or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the Business Combination, such as difficulty in retaining key personnel or in pursuing business strategies. In addition, until the Business Combination is completed, the attention of ENDI’s and CBA’s management may be diverted from ongoing business concerns and regular business responsibilities to the extent management is focused on matters relating to the Business Combination, such as obtaining governmental, self-regulatory organization or third party consents, approvals or authorizations. Additional information regarding regulatory approvals required for completion of the Business Combination is set forth in “The Agreement and Plan of Merger- Conditions to Closing”.

Risks Associated with a Failed Business Combination

If the Business Combination is not completed, the price of ENDI common stock and future business and operations could be harmed.

If the Business Combination is not consummated, ENDI may be subject to the following material risks, among others:

•         ENDI may not be able to find a party willing to pay an equivalent or more attractive exchange ratio than the exchange ratio offered by CBA;

•         the price of ENDI common stock may decline, including due to the extent that the current market price of ENDI common stock reflects an assumption that the Business Combination will be completed;

•         certain of ENDI’s costs related to the Business Combination, such as legal, accounting and certain financial advisory fees, must be paid even if the Business Combination is not completed;

•        the diversion of management attention from ENDI’s day-to-day business and the disruption to its employees and its relationships with clients as a result of efforts and uncertainties relating to the Business Combination may detract from ENDI’s ability to grow revenues and minimize costs, which, in turn may lead to a loss of market position that ENDI could be unable to regain if the Business Combination does not occur;

•         under the Merger Agreement, ENDI is subject to certain restrictions on the conduct of its business prior to completing the Business Combination, which may affect its ability to execute certain of its business strategies; and

•        ENDI may not be able to continue its present level of operations, may need to scale back its business and may not be able to take advantage of future opportunities or effectively respond to competitive pressures, any of which could have a material adverse effect on its business and results of operations.

Failure to complete the Mergers could negatively impact ENDI.

If the Mergers are not completed for any reason, including as a result of holders of ENDI common stock failing to approve the merger proposal, there may be various adverse consequences and ENDI may experience negative reactions from the financial markets and from its customers and employees. For example, ENDI’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the Mergers, without realizing any of the anticipated benefits of completing the Merger. Additionally, if the Merger Agreement is terminated, the market price of ENDI common stock could decline to the extent that current market prices reflect a market assumption that the Mergers will be beneficial and will be completed. ENDI, CBA, and the CBA Member also could be subject to litigation related to any failure to complete the Mergers or to proceedings commenced against ENDI, CBA, and the CBA Member to perform their respective obligations under the Merger Agreement. If the Merger Agreement is terminated under certain circumstances, ENDI may be required to pay a termination fee of $1 million to CBA. Additionally, each of ENDI, CBA, and the CBA Member has incurred and will incur incremental expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement, as well as the costs and expenses of preparing, filing, printing and mailing this proxy statement/prospectus, and all filing and other fees paid in connection with the Mergers. If the Mergers are not completed, ENDI, CBA, and the CBA Member would have to pay these expenses without realizing the expected benefits of the Merger.

We may be materially adversely affected by the ongoing COVID-19 pandemic.

The outbreak of the COVID-19 pandemic led much of the world to institute stay-at-home orders, restrictions on travel, bans on public gatherings, the closing of non-essential businesses or limiting their hours of operation and other restrictions on businesses and their operations, which has adversely impacted global commercial activity and contributed to significant volatility and a downturn in global financial markets. While some of these restrictions are being relaxed or lifted, the risk of future COVID-19 outbreaks remains, and we are unable to predict the ultimate adverse impact of the pandemic, but it has affected, and may further affect, our business in various ways. The ability of our employees to conduct their daily work in our offices helps to ensure a level of productivity that may not be achieved when coming to the office every day is not an option. The extended period of remote working by our employees could strain our technology resources and introduce operational risks, including heightened cybersecurity risk, as remote working environments can be less secure and more susceptible to hacking attacks. If our senior management or other key personnel become ill or are otherwise unable to perform their duties for an extended period of time, we may experience a loss of productivity or a delay in the implementation of certain strategic plans. Further, local COVID-19-related laws can be subject to rapid change depending on public health developments, which can lead to confusion and make compliance with laws uncertain and subject us to increased risk of litigation for non-compliance. In the event that the U.S. or international financial markets suffer a severe or prolonged downturn, investments may lose value and investors may choose to withdraw assets from financial advisers and use the assets to pay expenses or transfer them to investments that they perceive to be more secure, such as bank deposits and Treasury securities. Any prolonged downturn in financial markets, or increased levels of asset withdrawals could have a material adverse effect on our results of operations, financial condition or business.

THE BUSINESS COMBINATION

Background of the Business Combination

As part of its ongoing consideration and evaluation of ENDI’s long-term prospects and goals, ENDI’s Board of Directors and ENDI’s management have regularly reviewed and assessed ENDI’s business strategies and objectives, including strategic opportunities and challenges, all with the goal of enhancing stockholder value.

In early 2020, the Board of Directors, ENDI’s management and its advisors formalized the discussion of strategic options for ENDI. ENDI’s ongoing requirements for a public reporting company were given specific consideration.

On February 12, 2020, Mr. Steven Kiel, Chairman of the Board of Directors, surveyed members of the Board of Directors, ENDI’s management and its advisors to ascertain their thoughts regarding the minimum market cap of a company that justified it being publicly-listed, the ideal business models that support growth of a company of ENDI’s size and nature, and workable ideas for future growth opportunities for ENDI to adopt.

On May 7, 2020, at a meeting of the Board of Directors, the Board of Directors discussed the results of the survey as well as the expenditures – both from a financial and resource perspective – that ENDI incurs as a result of its being a public reporting company. ENDI’s market capitalization has been less than $25 million for the past several years. ENDI’s management performed an analysis of the ongoing costs required to maintain ENDI’s public status and determined that these costs, proportionate to ENDI’s current size and asset allocation, hindered ENDI’s ability to pursue strategic growth opportunities and make significant reinvestments into current business lines. After extensive discussion by the Board of Directors, weighing the perceived benefits and costs associated with being a public reporting company having a market capitalization of less than $25 million, the Board of Directors requested further investigation in the form of a report detailing ENDI’s options and the consequent ramifications, qualitatively and reputationally, of each, which report was later delivered by ENDI’s management.

On May 29, 2020, members of the Board of Directors, ENDI’s management and its advisors held a planning meeting to discuss in detail various business models that represented attractive opportunities for Willow Oak Asset Management, a wholly-owned subsidiary of ENDI (“Willow Oak Asset Management”).

On July 8, 2020, at a meeting of the Board of Directors, the Board of Directors and ENDI’s management discussed ENDI’s options with consideration of the following: overall cost savings; benefits and challenges of remaining a publicly-traded entity; accounting and reporting requirements; prior and future capital raises; liquidity for stockholders; and proposed business plans for Willow Oak Asset Management. The Board of Directors determined that there were two paths to consider: de-registration or an acquisition. The Board of Directors directed ENDI’s management to research the process and implications of de-registration and decided that members of the Board of Directors would make informal inquiries within their respective networks to ascertain a potential acquisition pipeline.

On September 30, 2020, Willow Oak Asset Management announced its newest partnership with SVN Capital, in furtherance of Willow Oak Asset Management’s business plan.

On January 28, 2021, at a meeting of the Board of Directors, the Board of Directors was presented by ENDI’s management with the steps necessary to de-register, which the Board of Directors agreed to consider if material growth of ENDI could not otherwise be achieved. Also at the January 28, 2021 meeting of the Board of Directors, the Board of Directors were notified that ENDI recently received an informal inquiry from the SEC as it relates to ENDI’s current status under the Investment Company Act, namely as a result of the apparent quantitative significance of the Company’s assets that from time to time may have constituted “investment securities” in relation to the Company’s total assets.

On March 3, 2021, at a meeting of the Board of Directors, the Board of Directors and ENDI’s management met and determined that the best course forward for ENDI was to pursue an acquisition of an asset management-related company that offered diversification in revenue and audience streams, complementary resources, and strategic growth opportunities. ENDI determined that the ideal size for an acquisition target would be something similar to ENDI’s current size, but at a minimum would support an immediate combined market capitalization of approximately $40 million, however, there can be no assurances that the Business Combination will result in New Parent having a combined market capitalization of approximately $40 million and the actual combined market capitalization may be materially less. Following this meeting, members of the Board of Directors provided introductions to relevant contacts within their respective networks. In furtherance of making an acquisition, the Board of Directors determined that a withdrawal of ENDI’s direct investment in Alluvial Fund, LP would also be pursued.

The Board of Directors and management agreed that the Alluvial Fund, LP withdrawal would reconfirm ENDI’s bona fide intent to be engaged primarily in lines of business not constituting that of investing, reinvesting, or trading in securities, nor that of acquiring owning, or holding “investment securities”, and would also be necessary to support the due diligence and legal costs associated with a transaction of the intended size. Further, it was determined that ENDI would require increased liquidity to attract growth-oriented acquisition targets.

ENDI’s seed investment in the Alluvial Fund, LP was the first significant investment made under ENDI’s asset management operations segment and was determined to be in ENDI’s best interest at the time to establish the foundation for its asset management operations segment and build credibility within the industry. ENDI’s asset management operations subsidiary has been operational for approximately six years and, while the Alluvial Fund investment has created significant return on capital, the investment no longer supports the optimal long-term growth objectives of ENDI’s asset management operations segment.

Between March 4, 2021 and March 22, 2021, representatives of the Board of Directors and ENDI’s management conducted several introductory and follow-up meetings with various companies matching the criteria previously identified for desirable acquisition prospects. These criteria included a wide range of considerations including, but not limited to: transaction size, potential timing, acceptable terms and purchase considerations, established distribution networks and personnel resources, revenue diversification, risk profile, financial projections and valuations, and compatibility of company culture. In total, approximately five meetings with potential partners known to ENDI or its affiliates were conducted and two of these meetings resulted in follow-up discussions.

Between March 21, 2021 and July 7, 2021, Mr. Steven Kiel, Chairman of the Board of Directors, and CrossingBridge Advisors LLC’s (“CBA”) managing member, Mr. David Sherman, conducted regular calls to ascertain the seriousness and compatibility of the potential parties and entities of ENDI and CBA that may be involved in a potential merger or acquisition (the “Business Combination”).

On March 23, 2021, at a meeting of the Board of Directors, the Board of Directors and ENDI’s management met and Mr. Steven Kiel, Chairman of the Board of Directors, noted that ENDI was continuing to evaluate potential acquisition opportunities. He provided an update on the two leading options under consideration. Discussion took place regarding these options and relevant next steps. It was agreed that the alternative leading acquisition option, while also a complimentary asset management operations business, was not currently a meaningful enough size to support ENDI’s long-term growth objectives.

On April 27, 2021, Mr. David Sherman discussed potential deal terms with Mr. Steven Kiel. Among other terms that were discussed at that meeting were post transaction management structures and ownership structure.  In addition Mr. Kiel mentioned a potential earnout provision to be included to allow CBA to realize future growth of certain of its investment products based on future performance.

On April 29, 2021, ENDI retained Seward & Kissel LLP (“S&K”) as its counsel in connection with the potential Business Combination.

In early May, 2021, CBA retained Sheppard Mullin Richter & Hampton LLP (“SM”) as its counsel in connection with the potential Business Combination.

On May 11, 2021, at a meeting of the Board of Directors, the Board of Directors and ENDI’s management met and Mr. Steven Kiel, Chairman of the Board of Directors, provided an update on potential acquisition opportunities. Further discussions took place regarding these options and relevant next steps.

On May 13, 2021, Mr. David Sherman and Mr. Steven Kiel met in New York, New York.

On May 20, 2021, ENDI retained Empire Valuation Consultants, LLC (“Empire”) to provide valuation consulting services regarding the determination of a reasonable range of fair market values for CBA. It was also determined that, if terms were successfully negotiated, Empire would also be engaged to provide ENDI with a fairness opinion.

On May 24, 2021, Mr. David Sherman had a diligence call with Empire to introduce CBA’s services, products, historical financials, internal forecasts and growth plans. CBA would provide relevant supporting schedules to Empire and Empire would advise ENDI on a preliminary acceptable valuation range that would help frame future negotiation discussions. A final detailed valuation would be provided once deal terms were solidified.

On May 26, 2021, members of the Board of Directors and ENDI’s management met with Mr. David Sherman and other employees of CBA to further their acquaintance and understanding of their respective corporate operations and corporate culture.

Also on May 26, 2021, ENDI sent CBA a due diligence request list regarding the potential Business Combination and gave CBA access to an online virtual data room for due diligence purposes.

On May 31, 2021, ENDI, through its wholly-owned subsidiary Willow Oak Asset Management, made its first scheduled divestment of its seed investment in Alluvial Fund, LP. By December 31, 2021, ENDI was fully divested from Alluvial Fund, LP and is subject only to a routine 10% hold back amount. The full divestiture from Alluvial Fund, LP had a significant impact on the operating results of ENDI, reducing revenue by approximately 75% and 65% for the nine-month period ended September 30, 2021 and for the year ended December 31, 2020, respectively.

On June 24, 2021, Empire provided ENDI with a preliminary valuation analysis detailing CBA’s enterprise value range. This analysis was used in framing the proposed terms of the potential Business Combination, as both ENDI and CBA determined that the preliminary valuation was within an acceptable range to further negotiations. In Empire’s preliminary analysis, CBA’s historical year to date financials were considered, along with forecasted financials for investment products launched in the current year. A valuation range from both an income approach and a market approach were included with separate consideration noted for CBA’s existing investment products, new investment products, and for the proposed terms of the Services Agreement.

Also included in the preliminary report was a reasonableness test to assess the forecasts and projected results provided by CBA. Historical AUM trends and comparative financial statements were analyzed and evaluated against several guideline companies. A risk analysis was also provided to assess factors such as product mix, management depth, distribution, and client diversity.

On July 8, 2021, a Letter of Intent regarding the potential Business Combination (the “Letter of Intent”) was entered into by and between ENDI and CBA. The Letter of Intent included high level deal terms, including the issuance of New Parent Class A Common Stock and the allocations of such shares of New Parent Class A Common Stock to the existing ENDI shareholders and to the CBA Member, the issuance of New Parent Class B Common Stock to the CBA Member, the issuance of Warrants and the pricing thereof to the CBA Member, the purchase obligation of the CBA Member or its designee to purchase 100,000 additional shares of New Parent Class A Common Stock pursuant to the Additional Purchase Subscription Agreements and the option granted to the CBA Member and existing directors, officers and employees of ENDI to purchase additional New Parent Class A Common Stock at the same price.  The terms agreed to in the Letter of Intent, including the structure of the equity based consideration, reflected the parties desire to align long-term interests of existing ENDI stockholders and the CBA Member and to conserve cash for potential future growth opportunities. The total consideration agreed upon in the Letter of Intent was targeted to fall within the valuation range provided by the June 24, 2021 preliminary valuation report.

The structuring and pricing of the Warrants was agreed to by the parties in recognition of the discount attributable to the CBA Member’s contribution to the Business Combination of recently launched investment products that resulted from a lack of material operating history for such investment products. The issuance of the Warrants was ultimately determined to be preferable to an earnout structure by ENDI because it better aligned the CBA Member’s interests with those of all shareholders by focusing on the future market price of the New Parent Common Stock rather than solely on the performance of certain CBA investment products. By pricing the Warrants at a mutually agreed fair market value exercise price, the parties believed that the CBA Member would be able to benefit from future appreciation of contributed investment products without additional dilution to the existing ENDI stockholders at closing that would result from issuing additional shares of New Parent Class A Common Stock. The issuance of the non-economic voting shares of New Parent Class B Common Stock redeemable upon the exercise of the Class W-1 Warrants was structured to further limit dilution of existing shareholders while maintaining an initial voting interest of the CBA Member reflective of its Warrant ownership. Further, it was agreed that the required and optional common stock purchases pursuant to the Additional Purchase Subscription Agreements would create both additional initial liquidity for the new company following the Business Combination and provide the continuing and new directors and officers of the New Parent the opportunity to acquire equity at market prices and thereby align their interests with outside shareholders of the company following the Business Combination.

Between July 8, 2021 and December 28, 2021, ENDI and CBA held frequent discussions regarding matters pertaining to current business activities and the potential Business Combination.

On July 21, 2021, CBA gave ENDI access to an online virtual data room for due diligence purposes.

Between July 23, 2021 and August 2, 2021, pursuant to the Letter of Intent, an expense reimbursement letter agreement was negotiated by ENDI and CBA, and such agreement was entered into on August 2, 2021.

On July 25, 2021, CBA sent ENDI a due diligence request list regarding the potential Business Combination.

On August 10, 2021, at a meeting of the Board of Directors, the Board of Directors and ENDI’s management met and Mr. Steven Kiel, Chairman of the Board of Directors, provided an update on the Letter of Intent process and ensuing legal discussions regarding the potential Business Combination. Mr. Thomas Braziel, an existing ENDI director, provided additional context on CBA’s background and David Sherman’s, CBA’s Chief Executive Officer, relevant experience. Further discussion took place regarding the strategy and potential structure of the potential Business Combination, its benefit to ENDI stockholders, and the long-term legal and financial considerations presented in the potential Business Combination.

On September 3, 2021, SM sent S&K an initial draft of the Agreement and Plan of Merger (the “Merger Agreement”) for the potential Business Combination. Also on September 3, 2021, CBA gave ENDI access to an online virtual data room for due diligence purposes. On September 10, 2021, S&K and SM conducted a telephonic conference call to discuss certain material issues in connection with the Merger Agreement.

On September 26, 2021, S&K sent SM a revised draft of the Merger Agreement, reflecting revisions to the sections covering representations and warranties, interim financial and other covenants, closing conditions and tax matters. On October 4, 2021, S&K sent SM initial drafts of the Stockholder Agreement and the Voting Agreement.

On October 6, 2021, S&K and SM conducted a telephonic conference call to discuss certain material issues in connection with the Merger Agreement. On October 13, 2021, SM sent S&K a revised draft of the Merger Agreement containing further revisions to the sections relating to representations and warranties, closing conditions, dispute resolution clauses and mutual indemnities. On October 21, 2021, S&K and SM conducted a telephonic conference call to discuss certain material issues in connection with the Merger Agreement.

On October 13, 2021, representatives of ENDI and CBA met in CBA’s New York office to discuss matters of operational due diligence and strategic resource allocation presented by the potential Business Combination. Senior management of ENDI offered a comprehensive analysis of ENDI's subsidiary, Willow Oak Asset Management, in which they detailed revenue channels, current partnerships with affiliated firms, fund management services and anticipated future growth opportunities. CBA’s and ENDI’s management determined that CBA could benefit from the current service offerings of Willow Oak Asset Management. CBA’s management provided ENDI a detailed background of each of their investment products. Additionally, ENDI’s and CBA’s management conducted a comprehensive review of personnel and their respective job duties to identify specific areas where expanded skill sets and resources would benefit the combined business following the potential Business Combination.

On October 26, 2021, SM sent S&K a list of open material issues in connection with the Merger Agreement and the potential Business Combination in general. On October 27, 2021, S&K and SM agreed to have an “all-hands” telephonic conference call, with representatives of ENDI, CBA, S&K and SM, on October 29, 2021, to resolve certain issues in connection with the Merger Agreement. As a result of this conference call, it was determined that ENDI’s current relationships with Arquitos Investment Manager, LP, Arquitos Capital Management, LLC, and Arquitos Capital Offshore Master, Ltd. would be renewed, and that ENDI Corp. would commence a relationship with ENDI’s current transfer agent in order to promote operational efficiency and business continuity.

On October 29, 2021, representatives of ENDI, CBA, S&K and SM attended an “all-hands” telephonic conference call, which resolved many of those issues relating to the Merger Agreement. Also on October 29, 2021, S&K sent SM initial drafts of the Additional Purchase Subscription Agreement and the Voting and Support Agreement.

On November 1, 2021, S&K sent SM a revised draft of the Merger Agreement further updating the representations and warranties section. On November 4, 2021, S&K sent SM a draft of the ENDI Disclosure Letter. On November 6, 2021, SM sent S&K revised drafts of the Voting Agreement and the Stockholder Agreement. Also on November 6, 2021, SM sent S&K an initial draft of the New Parent Certificate of Incorporation.

On November 8, 2021, SM sent S&K a revised draft of the Voting and Support Agreement. On November 10, 2021, S&K sent SM revised drafts of the Voting Agreement, the Stockholder Agreement, the New Parent Certificate of Incorporation, and the Voting and Support Agreement.

On November 11, 2021, at a meeting of the Board of Directors, the Board of Directors and ENDI’s management met, and Mr. Steven Kiel, Chairman of the Board of Directors, provided an update on the status of legal discussions regarding the potential Business Combination. He noted that while discussions were progressing, the timeline for the potential Business Combination had been extended due to the complexity of the transaction and additional ongoing negotiations, among other items affecting the overall anticipated timeline.

Also on November 11, 2021, S&K sent SM initial drafts of the Registration Rights Agreement and the form of Warrant. On November 12, 2021, SM sent S&K a revised draft of the ENDI Disclosure Letter as well as an initial draft of the CBA Disclosure Letter. On November 14, 2021, SM sent S&K an initial draft of the Cohanzick Services Agreement. On November 15, 2021, SM sent S&K a further revised draft of the ENDI Disclosure Letter.

On November 17, 2021, SM sent S&K a revised draft of the Merger Agreement which included additional terms relating to (i) the employment agreement of David Sherman and terms relating to the continuity of existing ENDI employees and officers employment by the New Parent, (ii) certain representations and warranties, (iii) revised confidentiality provisions, (iv) the closing condition that the New Parent’s Class A Common Stock be approved for quotation on the OTC at closing, and (v) the Bonhoeffer closing condition, which was intended to further align the ENDI and CBA business model and limit potential future operational risks of the combined businesses. Also, on November 17, 2021, SM sent S&K revised drafts of the Additional Purchase Subscription Agreement (updating the representations and warranties and certain definitions), the New Parent Certificate of Incorporation, and the Stockholder Agreement. On November 18, 2021, SM sent S&K a revised draft of the Voting Agreement. Also on November 18, 2021, S&K and SM conducted a telephonic conference call to discuss the ENDI Disclosure Letter.

On November 19, 2021, S&K sent SM revised drafts of (i) the Merger Agreement, updating the fees and expenses section to limit ENDI’s potential transaction costs, including in the event the Business Combination did not close, (ii) the Additional Purchase Subscription Agreement, updating certain definitions and (iii) the ENDI Disclosure Letter. On November 21, 2021, SM sent S&K a revised draft of the Registration Rights Agreement.

On November 22, 2021, S&K and SM conducted a telephonic conference call to discuss certain material issues in connection with the Merger Agreement including the definition of “Material Adverse Effect”, assigning transaction expenses, the inclusion of other CBA entities to be included in the Merger and the other ancillary agreements to the Business Combination. S&K and SM also discussed the required S-4 filing process, and OTC listing matters.

On November 23, 2021, SM sent S&K a revised draft of the form of Warrant which included provisions pertaining to warrant transfer rights and restrictions. Also on November 23, 2021, S&K sent SM revised drafts of (i) the CBA Disclosure Letter, (ii) the Parent Certificate of Incorporation, including revised provisions regarding transfer rights and corporate opportunities, (iii) the Voting Agreement, including provisions pertaining to transfer rights and successor rights, (iv) the Stockholder Agreement, including provisions pertaining to termination rights, successor rights and mandatory redemption clauses, and (v) the Cohanzick Services Agreement, including enhanced compliance disclosures to ensure appropriate disclosure and separation of liability.

On November 24, 2021, SM sent S&K a revised draft of the Merger Agreement including updates to the representations and warranties, certain financial covenants and the fees and expenses section. Also on November 24, 2021, S&K and SM conducted a telephonic conference call to discuss certain remaining issues in connection with the Merger Agreement and the ancillary agreements.

On November 25, 2021, SM sent S&K a revised draft of the ENDI Disclosure Letter. On November 28, 2021, S&K sent SM drafts of the organizational documents of Merger Sub 1 and Merger Sub 2. On November 29, 2021, ENDI, S&K, CBA and SM attended an “all-hands” telephonic conference call to discuss certain material issues in connection with the Merger Agreement and the ancillary agreements including enhanced disclosures by CBA relating to certain of its investment products as well as the procedures and process relating to the S-4 registration statement.  On November 30, 2021, S&K and SM conducted a telephonic conference call to discuss certain remaining material issues in connection with the Merger Agreement and the ancillary agreements.

On December 1, 2021, SM sent S&K a revised draft of the Cohanzick Services Agreement addressing expense allocation, clarification of certain research and technology expenses and the methodology for allocating shared expenses. Also on December 1, 2021, S&K sent SM revised drafts of the Merger Agreement, the ENDI Disclosure Letter, the Registration Rights Agreement, and the form of Warrant. On December 2, 2021, SM sent S&K a revised draft of the Stockholder Agreement.

On December 3, 2021, SM sent S&K revised drafts of the Merger Agreement, the New Parent Certificate of Incorporation, the Stockholder Agreement, New Parent’s Amended and Restated Bylaws, the ENDI Disclosure Letter, the CBA Disclosure Letter, and the Voting Agreement.

On December 9, 2021, SM sent S&K the initial draft of an Employment Agreement for David Sherman (the “Sherman Employment Agreement”), as well as an initial draft of a Form of Assignment and Assumption of Employment Agreement and Offer Letter in connection with the Merger Agreement. Also on December 9, 2021, SM sent S&K an initial draft of the original organizational documents of New Parent, and an initial draft of the terms of a Form of Side Letter related to the allocation to CBA of a portion of the office space leased by CBA Member in connection with the Merger Agreement

On December 10, 2021, S&K and SM conducted a telephonic conference call to discuss certain remaining material issues in connection with the Merger Agreement, the ancillary agreements and the Sherman Employment Agreement. Also on December 10, 2021, S&K sent SM revised drafts of the Merger Agreement and the ENDI Disclosure Letter. Also on December 10, 2021, SM sent S&K an initial draft of the Form of Director and Officer Resignation in connection with the Merger Agreement.

Also on December 10, 2021, ENDI’s management conducted an informal meeting with members of the Board of Directors to apprise them of the status of negotiations and expected next steps.

On December 13, 2021, S&K sent SM a revised draft of the terms of the Form of Side Letter in connection with the Merger Agreement.  Also on December 13, 2021, SM sent S&K revised drafts of the Registration Rights Agreement and the form of Warrant.

On December 14, 2021, S&K and SM conducted a telephonic conference call to discuss certain remaining material issues in connection with the Merger Agreement and the ancillary agreements. Also on December 14, 2021, S&K sent SM revised drafts of the Voting Agreement, the Amended and Restated Articles of Incorporation of New Parent, and the Amended and Restated Bylaws of Parent. Also on December 14, 2021, SM sent S&K revised drafts of the Cohanzick Services Agreement and the Sherman Employment Agreement.

Between December 14, 2021 and December 23, 2021, Empire Valuation had several meetings with ENDI regarding the potential valuation impact of key terms of the various ancillary agreements. Specific conversations were conducted with Empire to discuss the Voting Agreement and Services Agreement to ensure that the final proposed terms were reflective of the initial valuation terms and that appropriate discounts and dilutions were applied. Further, ENDI and Empire discussed the potential impact of pro-rata distribution rights and an adjustable exercise price under the Warrants, both of which were proposed terms by CBA at that time. ENDI ultimately determined that expanding the form of Warrant to include these rights would give a majority holder too much flexibility, and after further discussion between ENDI and CBA it was agreed such an adjustable exercise price would not be included. Further, regarding the Sherman Employment Agreement, ENDI and Empire discussed salary, bonus, term of contract and the impact of these terms on the valuation as it relates to future obligations. ENDI and the CBA Member ultimately negotiated a substantially lower base salary with increased termination rights for a multi-year period in order to ensure an appropriate cost structure was secured for a term of five years. Further, the expansion of ENDI’s termination rights were intended to provide ENDI with future optionality, considering David Sherman’s anticipated voting rights post-closing. In consideration for this, ENDI agreed to issue additional warrants (the Class W-2 Warrants) and agreed to a reduced CBA working capital commitment. Additionally, the applicable documents were discussed and provided to substantiate the value of ENDI’s consideration to be issued to CBA in line with the proposed terms. Volatility benchmarks, holding period restrictions, and the value of dilutive effects were calculated and applied to the value of the Warrants. ENDI’s Class A Common Stock was also analyzed and several valuation inputs were discussed.

On December 15, 2021, S&K sent SM revised drafts of the Form of Assignment and Assumption of Employment Agreement and Offer Letter, the Amended and Restated Certificate of Incorporation of New Parent which included amended terms relating to the removal of directors by shareholders, and the Amended and Restated Bylaws of Parent. Also on December 15, 2021, SM sent S&K a revised draft of the form of Warrant.

On December 16, 2021, SM sent S&K a revised draft of the Merger Agreement. On December 20, 2021, S&K sent SM a revised draft of the Registration Rights Agreement.

On December 17, 2021, ENDI’s and CBA’s management conducted a telephonic conference call to discuss the revised and updated terms of the Merger Agreement and ancillary agreements, including a final working capital contribution amount, warrant rights, and terms of the Sherman Employment Agreement.

On December 21, 2021, S&K sent SM revised drafts of the form of Warrant and the Parent Certificate of Incorporation. Also on December 21, 2021, ENDI sent updated CBA projections and current year-to-date financial results to Empire in order to refresh the valuation provided in June 2021. With several months having passed since the preliminary valuation, updated financial results and projections were available for the CBA investment products that were launched during the current year.

On December 22, 2021, S&K and SM conducted a telephonic conference call to discuss certain remaining material issues in connection with the Merger Agreement and the ancillary agreements.

On December 23, 2021, S&K sent SM revised drafts of the ENDI Disclosure Letter and the CBA Disclosure Letter. Also on December 23, 2021, SM sent S&K a revised draft of the Merger Agreement to incorporate the Class W-2 Warrants and reduce the working capital commitment. Also on December 23, 2021, Empire provided ENDI with an updated valuation that included further analysis of current year CBA results to date and various updated Merger Agreement terms. ENDI discussed the updated valuation exhibits internally with specific focus on updated items that resulted from the inclusion of more recently available financial results. These updates, in conjunction with the final proposed terms of several of the ancillary agreements, also led to finalizing the terms of the Class W-2 Warrants.

On December 24, 2021, S&K sent SM revised drafts of the Stockholder Agreement, the forms of Warrant-1, Warrant-2 (to reflect the addition of a warrant for 250,000 shares) and the Sherman Employment Agreement. On December 26, 2021, SM sent S&K revised drafts of the Stockholder Agreement and the Sherman Employment Agreement by adding COBRA coverage and payment terms for termination of the Sherman Employment Agreement. Also on December 26, 2021, S&K sent SM a revised draft of the CBA Disclosure Letter. As it relates to the Sherman Employment Agreement, key negotiated terms included: length of agreement, base salary and discretionary bonus awards, and termination provisions.

On December 27, 2021, ENDI, S&K, CBA and SM attended an “all-hands” telephonic conference call, to discuss certain material issues in connection with the Merger Agreement and the ancillary agreements. Also on December 27, 2021, S&K sent SM a revised draft of the Sherman Employment Agreement including language for and defining “bad acts” to further protect ENDI’s interests. Also on December 27, 2021, SM sent S&K close-to-final drafts of the Merger Agreement and the ancillary agreements.

On December 28, 2021, S&K and SM conducted a telephonic conference call to discuss certain final issues that arose related to the close-to-final drafts of the Merger Agreement and the ancillary agreements. Also on December 28, 2021, SM sent S&K final drafts of the Registration Rights Agreement, the Additional Purchase Subscription Agreement, and the CBA Disclosure Letter.

Also on December 28, 2021, S&K sent SM final drafts of the Voting Agreement and the Voting and Support Agreement. Also on December 28, 2021, SM sent S&K final drafts of the remaining ancillary agreements.

On December 29, 2021, at a meeting of the Board of Directors, the Board of Directors and ENDI’s management met, and Mr. Steven Kiel, Chairman of the Board of Directors, provided a final update on the status of the Business Combination. At the meeting, a third-party fairness opinion from Empire Valuation Consultants, LLC was presented to the Board of Directors, in which Empire Valuation Consultants, LLC presented its opinion that the Business Combination is fair, from a financial point of view, to ENDI and ENDI’s stockholders. At the December 29, 2021 board meeting, Mr. Kiel and the Company’s management explained to the Board that the 2020 full year and interim 2021 financial statements of ENDI included activity from ENDI’s investment in Alluvial Fund LP that will not be representative of future reporting periods due to ENDI’s final liquidating withdrawal from Alluvial Fund effective December 31, 2021. It was noted that ENDI’s withdrawal from Alluvial Fund, LP and its historical impact on ENDI’s revenue and net income for those prior periods were significant. Specifically, management discussed that excluding the investment activity associated with ENDI’s investment in Alluvial Fund for the year ended December 31, 2020 would reduce ENDI’s revenue and net income for the year by $3,424,267, which would result in revenue of $1,823,465 and a net (loss) of $144,836, compared to ENDI’s reported revenue of $5,247,732 and net income of $3,279,404.  For the same period, CBA reported revenue of $3,061,088 and net income of $1,088,142. Management then explained that excluding the investment activity associated with ENDI’s investment in Alluvial Fund for the nine-month period ended September 30, 2021 would reduce ENDI’s revenue and net income for the nine-month period by $4,167,650, which would result in revenue of $1,410,065 and a net (loss) of $59,567, compared to ENDI’s reported revenue of $5,577,715 and net income of $4,108,083. For the same nine-month period ended September 30, 2021, CBA reported revenue of $2,880,477 and net income of $1,505,748. As a result of the significant impact of the divestiture of the Alluvial Fund, L.P. investment, the Board determined that the percentage of New Parent Class A Common Stock and other consideration to be received by the CBA Member in the Business Combination reflected the fair value of the operating revenue and other value that CBA would bring to the combined business following the completion of the Business Combination.

After this presentation, Mr. Nick Katsanos and Mr. Edward Horton from S&K presented to the Board of Directors a summary of the Merger Agreement and the ancillary agreements, as well as a summary of the fiduciary duties that applied to the Board of Directors when considering the approval of the Merger Agreement and the Business Combination.

The Board of Directors then discussed and questioned various topics and issues at great length regarding the Business Combination, as well as regarding the Merger Agreement and the ancillary agreements. After such lengthy discussion and questioning, Mr. Steven Kiel, Chairman of the Board of Directors, called for a vote regarding the Business Combination, the Merger Agreement and the ancillary agreements. Such call was seconded.

Upon such call, the Board of Directors voted unanimously, by a 5-0 vote, to approve the Business Combination and adopt the Merger Agreement. The Board of Directors then resolved to present a proposal to ENDI’s stockholders, at a special meeting to be convened for such purpose, to consider and vote upon the Business Combination, and to approve the adoption of the Merger Agreement and the Business Combination.

On December 29, 2021, after the meeting of the Board of Directors, the applicable parties executed the Merger Agreement. After such execution, ENDI filed a Form 8-K on the Securities and Exchange Commission’s EDGAR database regarding the Business Combination and the Merger Agreement.

On January 4, 2022, ENDI filed an “Issuer Company Related Action Notification form for Enterprise Diversified, Inc.” with the Financial Industry Regulatory Authority (“FINRA”) regarding the Business Combination

On January 10, 2022, FINRA responded to ENDI with a list of items required to be provided by ENDI in connection with FINRA’s review of the Business Combination.

On January 24, 2022, ENDI responded to FINRA’s request by providing FINRA with certain of the items requested by FINRA, as well as a listing of the items that ENDI would be able to provide FINRA at a later date as they became available.

ENDI’s Reasons for the Business Combination; Recommendation of the Board of Directors

After careful consideration, the Board of Directors determined that the Business Combination is advisable and in the best interests of ENDI and its stockholders, and approved the Business Combination. Accordingly, the Board of Directors recommends that ENDI stockholders vote “FOR” adoption and approval of the Business Combination Proposal, including the adoption and approval of the Merger Agreement.

In reaching its decision, the Board of Directors consulted with its senior management team and outside legal counsel, engaged an outside valuation firm to perform a valuation analysis, and considered a number of factors, including, but not limited to, the following material factors (not in any relative order of importance):

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the Board of Directors’ belief that the Business Combination is more favorable to ENDI’s stockholders than the alternatives to the Business Combination, which belief was formed based on the Board of Directors’ review, with the assistance of its management team and legal advisors, of the strategic alternatives available to ENDI;

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the Board of Directors’ understanding of the business, operations, financial condition, asset quality, earnings and prospects of ENDI, including the financial demands of being a public reporting company with a small market cap, and management’s and the Board of Directors’ views and opinions on the current state of the financial services industry;

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the Board of Directors’ understanding of the relative financial condition of ENDI and CBA, respectively, as of and for the twelve months ending December 31, 2020, including that, (i) ENDI had total assets of $14,857,180 as of December 31, 2020 as compared to CBA’s total assets of $2,603,301 as of December 31, 2020, (ii) ENDI had revenues of $5,247,732 for the fiscal year ended December 31, 2020 as compared to CBA’s revenues of $3,061,088 for the fiscal year ended December 31, 2020, and (iii) ENDI had net income of $3,279,404 for the fiscal year ended December 31, 2020 as compared to CBA’s net income of $1,088,142 for the fiscal year ended December 31, 2020, while also understanding that the historical financial information of ENDI was not reflective of future operating results as a result of, among other considerations, the withdrawal of ENDI’s direct investment in Alluvial Fund, LP between May 31, 2021 and December 31, 2021 and the significant impact on ENDI’s revenue and net income as a result of such withdrawal, which was the result of the Board’s determination not to seek registration as an Investment Company under the 1940 Act by ceasing to be “primarily engaged, directly or through a wholly owned subsidiary or subsidiaries, in investing, reinvesting, owning, holding, or trading in securities.”  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Discussion Regarding the Company’s Status Under the Investment Company Act of 1940.”;

•	The Boards evaluation on December 29, 2021 of the relative total assets, revenues, and net income of ENDI and CBA after considering the withdrawal of ENDI from Alluvial Fund, LP in full and the impact of such withdrawal on ENDI’s historical financial results for fiscal year 2020 and interim results for fiscal year 2021, and the comparative historical financial information of CBA and the determination after considering the divestiture of the Alluvial Fund, L.P. investment, the New Parent Class A Common Stock and other consideration to be received by the CBA Member in the Business Combination reflected the fair value of the operating revenue and other value that CBA would bring to the combined business following the completion of the Business Combination;

•

the Board of Directors’ understanding of CBA’s business, operations, financial condition, asset quality, earnings and prospects, including its review and discussions with ENDI management and third party valuation experts concerning the due diligence examination of CBA;

•	the Board of Directors’ understanding of New Parent’s management structure and ownership structure immediately following the Business Combination, including that;

•	David Sherman will be the CEO and a director of New Parent and pursuant to the terms of the Stockholder Agreement and New Parent’s certificate of incorporation, he, the CBA Member and their successors or assigns (the “Principal Stockholder”) will be able to designate a number of directors (rounded up to the nearest whole number) not to exceed a majority of the total number of directors then in office, equal to the percentage of New Parent Common Stock beneficially owned by the Principal Stockholder and its Affiliates for so long as the Principal Stockholders and its Affiliates own at least 5% of the total outstanding shares of Common Stock of New Parent;

•	David Sherman will have control of New Parent with up to approximately 64.0% ownership of the total shares outstanding upon completion of the Business Combination and assuming the purchase of 305,000 common shares pursuant to the Additional Purchase Subscription Agreement and exercise of all Class W-1 and Class W-2 Warrants;

•	CBA is committed to retain ENDI’s senior management and other employees in an effort to support company morale and optimize personnel resources. CBA has also agreed to retain Keith Smith who is the current director and fund manager of Bonhoeffer Capital Management, LP and has requested that Steven Kiel will continue to remain on New Parent’s Board of Directors;

•

the Board of Directors’ view that the Business Combination would result in a combined company with a diversified revenue stream, wider exposure opportunities to new stakeholders, and the complementary nature of the investment and service offerings; the Board of Directors belief that the cultures of the two companies should facilitate integration of the two companies;

•

the fact that, because the merger consideration consists primarily of shares of New Parent stock, ENDI stockholders will have the opportunity to participate in the future performance of the combined businesses;

•

the financial analyses presented by Empire Valuation Consultants, a third party valuation firm, and the verbal opinion delivered on December 27, 2021, and supported by analysis and financial exhibits, and subsequently confirmed by a written opinion dated December 28, 2021, to the effect that, as of such date, and based upon and subject to the assumptions made, matters considered, and qualifications and limitations stated in its opinion, the Business Combination is fair, from a financial point of view, to ENDI and the stockholders of ENDI, as more fully described below under the heading “The Business Combination- Opinion of Financial Advisor” beginning on page 36;

•

the strength of CBA’s management team, investment products and distribution channel as well as the potential benefits of combining the employees of the two companies, including the view that the Business Combination will generate economies of scale, diverse revenue streams and greater growth opportunities;

•	the recommendations of ENDI’s management team, including with respect to the integration of, and future plans for, New Parent and its subsidiaries;

•

the comprehensive terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the representations, warranties, covenants, closing conditions and termination provisions;

•

the amount and form of consideration to be paid in the Business Combination and the other financial terms of the Business Combination, including the manner in which each ENDI Share is valued for purposes of determining the consideration payable in the Business Combination;

•	CBA’s commitment to growth, evidenced by the current year expansions that included the launch of three new investment products that have out performed original forecasts and have further diversified CBA’s target investment audience;

•	CBA’s current and projected operational cash flows, which are able to support not only the high cost structure of a public company, but are also significant enough to make operational reinvestments and expansions;

•	additional revenues and exposure provided by the Services Agreement, which has been separately valued and forecasted to produce a meaningful revenue stream, as well as the ability to leverage operational resources that will result in expanded service offerings and simultaneous cost savings for ENDI’s current operating segments;

•	CBA’s operating margins, organic growth rate, and asset managed growth rate and financial leverage practices, all of which have been identified as more favorable than comparable asset managers in the market and all of which will increase at a proportionally higher rate as CBA’s business grows;

•	the forward-looking nature of the consideration to be given to the CBA Member and the financial incentives they provide, which aligns with long term growth for current ENDI stockholders;

•	the likelihood that the Business Combination will be completed on a timely basis, including the likelihood that the Business Combination will receive all necessary regulatory approvals; and

•	the entry into support agreements by certain of ENDI’s directors, officers and largest stockholders.

•	In considering the Business Combination and the related ancillary agreements contemplated by the Merger Agreement, the ENDI Board determined that it was desirable to enter into the Additional Purchase Subscription Agreements in order to allow certain employees, directors and officers of both ENDI and the CBA Member the opportunity to purchase New Parent common shares at equal to the lesser of (1) $8.00 and (2) the 60-day VWAP on the Closing Date, excluding the highest and lowest trading days.

•	In connection with the negotiation of the Merger Agreement and as a condition thereto, it was important to the CBA Member that its ability to elect a majority of the Board continue for so long as its overall ownership remained above certain thresholds. Accordingly, as the Class B Common Stock is redeemable after the fifth anniversary (if not previously redeemed in connection with an exercise of the Class W-1 Warrants), the Stockholder Agreement provides the Principal Stockholder a level of voting control in the election of directors for so long as the Principal Stockholder’s ownership remains above certain levels. In addition, as a condition to CBA Member’s execution of the Merger Agreement, Steven Kiel and Arquitos Capital Offshore Master, Ltd. will enter into Voting Agreements pursuant to which they each agree to vote their shares in the election of New Parent’s directors in favor of the directors designated by the CBA Member.

•	As part of the Merger Agreement negotiations, CBA and the CBA Member agreed to enter into the Services Agreement pursuant to which, after the closing, CBA’s employees would provide certain investment advisory, portfolio management and other services to CBA Member in exchange for a fee to be paid by CBA Member to CBA. As certain of the CBA employees had previously been employed by CBA Member and performed substantially the same services for CBA Member, the parties determined that it would be beneficial to both parties for CBA to provide these services to CBA Member in exchange for a fee.

•	Additionally, CBA entered into an employment agreement with David Sherman pursuant to which Mr. Sherman will serve as President and the Chief Executive Officer of New Parent for a five (5) year term (unless earlier terminated by its terms). In consideration for his services to be provided under the employment agreement, ENDI and the CBA Member negotiated a base salary of $400,000 per annum, plus a discretionary bonus. ENDI believes that the economic terms of the employment agreement are appropriate for the size and valuation of New Parent’s business, and are less than originally proposed by the CBA Member. The five year initial term of the employment agreement was determined to be beneficial to the New Parent to achieve an attractive cost structure for an extended period of time. Further, the parties negotiated expanded termination rights for ENDI under the employment agreement that allowed New Parent greater flexibility to terminate the employment agreement under certain circumstances that were intended to provide ENDI with future optionality, considering the anticipated voting rights of the CBA Member resulting from the shares of New Parent Class B Common Stock to be issued to the CBA Member.

The Board of Directors also considered a variety of potentially negative factors in its deliberations concerning the Merger Agreement and the Business Combination, including, but not limited to, the following (not in any relative order of importance):

•	the risk that the potential benefits of the Business Combination may not be fully or even partially achieved, or may not be achieved within the expected timeframe;

•	the costs associated with the Business Combination and the other transactions contemplated by the Merger Agreement, including incurred aggregate fees and expenses payable by ENDI of approximately $1,148,971 as of and through December 31, 2021, and total aggregate estimated costs associated with the Business Combination and other transactions contemplated by the Merger Agreement of approximately $2,175,614, which is inclusive of the above-mentioned costs incurred through December 31, 2021;

•

the fact that, while ENDI expects that the Business Combination will be consummated, there can be no assurance that all conditions to the parties’ obligations to consummate the transactions contemplated by the Merger Agreement will be satisfied, including the risk that certain regulatory approvals, the receipt of which are conditions to the consummation of the Business Combination, might not be obtained, and, as a result, the Business Combination may not be consummated;

•	the risks associated with the challenges and difficulties relating to integrating the operations of the two companies; and

•	the risk that ENDI stockholders might fail to approve the Business Combination.

The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Board of Directors. In view of the variety of factors considered in connection with its evaluation of the Business Combination, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board of Directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board of Directors based its recommendation on the totality of the information presented.

The ENDI Board of Directors unanimously recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Organizational Documents Proposals and “FOR” the Adjournment Proposal.

It should be noted that this explanation of the reasoning of ENDI’s Board of Directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Note Regarding Forward-Looking Statements” on page 21.

Opinion of Financial Advisor

A summary description of the Empire Fairness Opinion is set forth below. ENDI stockholders should refer to the Empire Fairness Opinion, attached as Annex C, for more complete and detailed information about the terms and conditions of the Empire Fairness Opinion.

ENDI retained Empire as its valuation consultant in connection with the Business Combination. Empire is an internationally recognized independent valuation consulting firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and valuations for corporate and other purposes. ENDI selected Empire to provide a fairness opinion on the basis of Empire’s reputation, its experience in the preparation of delivery of fairness opinions in connection with merger and acquisition transactions of other companies in the investment management industry and a cost structure that was appropriate for a company of ENDI’s size and for the size of the Business Combination. Neither ENDI, the CBA Member nor any of their respective affiliates have or have had during the past two years any material relationship with Empire, or its affiliates, and no relationship with Empire, or its affiliates, not related to the Business Combination is currently contemplated between ENDI, the CBA Member, New Parent, or any of their respective affiliates.

ENDI has paid Empire a fee of $52,250 in connection with delivery of its opinion and has reimbursed Empire for its reasonable expenses incurred in connection with the ENDI engagement and has agreed to indemnify Empire, any controlling person of Empire and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

At the meeting of the Board of Directors of ENDI on December 29, 2021, ENDI’s CFO presented Empire’s written opinion to the Board of Directors that, as of the date of such opinion and based upon and subject to the assumptions made, matters considered, and qualifications and limitations stated in its opinion, the Business Combination is fair to ENDI and ENDI's stockholders, from a financial point of view as of the date of Empire's opinion.

The full text of Empire’s written opinion to ENDI’s Board of Directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this document and is incorporated by reference herein in its entirety. The following summary of Empire’s opinion is qualified in its entirety by reference to the full text of the opinion.  Empire delivered its opinion to the ENDI Board of Directors for the benefit and use of ENDI’s Board of Directors (in its capacity as such) in connection with, and for purposes of, its evaluation of the merger consideration to be received collectively by the holders of ENDI common shares from a financial point of view. The opinion does not address any other aspect of the Business Combination and no opinion or view was expressed as to the relative merits of the Business Combination in comparison to other strategies or transactions that were considered by ENDI or as to the underlying business decision of ENDI to proceed with or effect the Business Combination, and does not address any other aspect of the Business Combination and does not constitute a recommendation to any stockholders as to how to vote or act in connection with the Business Combination or any related matter.

Empire reviewed and discussed various aspects of the Business Combination with ENDI’s management and Board of Directors with the understanding that following the Closing, that ENDI stockholders would own 2,647,383 shares of New Parent Class A Common Stock and within five trading days of Closing, certain employees, officers and directors of ENDI shall have the right, but not the obligation, to purchase 55,000 shares of New Parent Class A Common Stock directly from New Parent as the lesser of (i) $8.00 per share; or (ii) the 60-day VWAP of the Company’s common shares as of the Closing Date. The CBA Member will own (i) two million four hundred thousand (2,400,000) validly issued, fully paid and non-assessable shares of New Parent Class A Common Stock; (ii) one million eight hundred thousand (1,800,000) validly issued, fully paid, and non-assessable shares of New Parent Class B Common Stock; (iii) warrants to purchase one million eight hundred thousand (1,800,000) shares of New Parent Class A Common Stock (the “W-1 Warrants”); and (iv) warrants to purchase two hundred fifty thousand (250,000) shares of New Parent Class A Common Stock (the “W-2 Warrants”). In addition, Empire understood that the CBA Member, or its designee, had agreed to purchase an aggregate of 100,000 shares of New Parent Class A Common Stock, and shall have the right, but not the obligation, to purchase an additional 250,000 shares of New Parent Class A Common Stock (collectively the “Additional Shares”), not later than five (5) trading days following the consummation of the Mergers at a price equal to the lesser of $8.00 or the 60 day volume weighted average price of the Company’s common shares as of the Closing Date. The Business Combination included additional consideration including (i) that on the Closing Date, CBA shall have an amount of working capital on its balance sheet of no less than $750,000; (ii) David Sherman will enter into a five-year employment agreement with CrossingBridge Advisors, LLC, which sets his annual base salary at $400,000; and (iii) CBA and the CBA Member will enter into a Services Agreement in which certain designated employees and resources of CBA will be made available to provide investment advisory, portfolio management and other services to the CBA Member and in return, the CBA Member will pay a quarterly fee equal to 0.05% per annum of the CBA Member’s weighted average AUM during such quarter.

For the purposes of its opinion, Empire:

●	reviewed the terms of the draft Merger Agreement, dated December 3, 2021 and subsequent drafts up to and including the final Merger Agreement executed on December 29, 2021;

●	reviewed the terms of the ancillary agreements including, but not limited to the Class W-1 and W-2 warrants, Services Agreement, and David Sherman’s Employment Agreement;

●

analyzed CBA’s internally prepared financial statements for the years ended December 31, 2019 and 2020, and other financial data provided by CBA pertinent to the Fairness Opinion, including but not limited to CBA’s internally-prepared financial statements for the nine-months ended September 30, 2021, income statement projections for three years post-close and various schedules highlighting CBA’s assets under management (“AUM”);

●	researched and analyzed the guideline company data, which was sourced from annual and quarterly reports filed with Bloomberg, Yahoo! Finance, S&P Capital IQ and the guideline companies’ websites;

●	researched relevant company specific, and marker information, along with key economic and industry data; and

●	performed such other analyses and reviewed such other material and information as Empire has deemed appropriate.

For purposes of its opinion, Empire assumed and relied upon the accuracy and completeness of the information reviewed by Empire for the purposes of its opinion and did not assume any responsibility for independent verification of such information and relied on such information being complete and correct. Empire relied on assurances of the management and other representatives of CBA and ENDI that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to Empire’s analysis or opinion. Empire has also relied upon and assumes, without independent verification, the accuracy and completeness of all financial or other information provided or publicly available. Empire has also relied on the assurance of CBA’s management that there have been no material changes in CBA’s operations or financial conditions since the September 30, 2021 date of CBA’s last available internally prepared financial statements. Further, Empire assumed no difference between the draft documents that have been reviewed and final documents used in the Business Combination.

Empire did not conduct an independent appraisal of any tangible assets of ENDI. The Fairness Opinion is based on business, economic, market and other conditions, as they existed of the date of the Fairness Opinion. Nothing has come to Empire’s attentions that would render the use of, and reliance upon, the information provided by CBA or ENDI’s management as being unreasonable.

Empire did not determine or make any recommendation to ENDI or to the CBA Member as to the amount of consideration to be paid to ENDI stockholders in connection with the Business Combination.

Financial Analysis

In completing its fairness opinion, Empire estimated both the fair market value of CBA’s members’ capital, as well as the fair market value of the total consideration paid to CBA in the Merger.  The summary set forth below is not a comprehensive description of all analyses undertaken by Empire in connection with its opinion, nor does the order of the analyses in the summary below indicate that any analysis was given greater weight than any other analysis.

Valuation of CBA

A.	Income Approach

Modern financial theory holds the value of any asset to be a function of several interrelated factors: (1) the stream of benefits the owner of the asset expects to receive; (2) the timing of the receipt of these benefits; and (3) the risk borne by the owner. The discounted cash flow (“DCF”) method relies on the premise that the value of an investment is equal to the present value of the income that it can expect to generate going forward. In order to complete a DCF analysis, it is necessary to develop an explicit forecast for the cash flows and a discount rate by which those cash flows can be discounted back to their present values.

The DCF calculations were performed on un-levered after-tax free cash flows for the three years following the announcement of the Merger (the “Projection Period”), which includes activity from January 1, 2022 through December 20, 2024. Empire utilized CBA’s financial projections to perform these calculations. CBA’s financial projections for the Projection Period included the following metrics: Total assets under management (“AUM”) of existing funds of approximately $1.44 billion, $1.59 billion, and $1.71 billion, total AUM of future funds of approximately $325.69 million, $405.78 million, and $490.77 million, total revenue from existing funds of $5.92 million, $7.19 million, and $7.94 million, total revenue from future funds of approximately $1.25 million, $2.38 million, and $2.91 million, pre-tax income from existing funds of approximately $2.12 million, $2.95 million, and $3.24 million, and pre-tax income from future funds of approximately $1.10 million, $2.38 million, and $2.91 million, respectively.

In selecting an appropriate cost of equity (the “Discount Rate”), Empire used the capital asset pricing model (“CAPM”), incorporating unlevered betas from a group of comparable guideline companies (to be discussed below). Empire selected a range of Discount Rates from 14% to 16% for use in the DCF analysis. Based on the selected Discount Rates and financial projections provided by CBA, the enterprise value of CBA was estimated to range from $19,200,000 to $22,300,000, with a base case value of $20,600,000, under the income approach.

B.	Market Approach

A guideline company analysis estimates the value of a company based on a comparison of such company’s financial statistics with the financial statistics of public companies that are similar to the particular company being analyzed. Criteria for selecting comparable companies for this analysis include, among other relevant characteristics, similar lines of businesses, business risks, growth prospects, maturity of businesses, and market presence.  The analysis establishes benchmarks for valuation by deriving financial multiples and ratios for the comparable companies, standardized using common variables such as EBITDA or AUM.

In performing the guideline company analysis, the publicly traded companies (the “Guideline Companies”) deemed generally comparable include: (1) Diamond Hill Investment Group, Inc.; (2) GAMCO Investors, Inc.; (3) Hennessy Advisors, Inc.; (4) Pzena Investment Management, Inc.; (5) Silvercrest Asset Management Group Inc.; (6) Federated Hermes, Inc.; (7) Virtus Investment Partners, Inc.; and (8) Victory Capital Holdings, Inc.  Empire deemed the following valuation multiples as relevant for the guideline company analysis: (1) enterprise value (“EV”) to trailing-twelve-month (“TTM”) AUM; (2) EV to projected 2022 EBITDA; and (3) EV to projected 2023 EBITDA.  The corresponding Guideline Company multiples, as displayed in the table below, were then applied to CBA’s pro forma AUM, projected 2022 EBITDA, and projected 2023 EBITDA, as provided by CBA.

Multiple	Sample Range	Sample Mean	Sample Median
EV / 2022P EBITDA	4.1x – 7.8x	5.6x	5.2x
EV / 2023P EBITDA	3.8x – 6.9x	5.1x	4.8x
EV / AUM	1.1% - 1.8%	1.5%	1.6%

Based on an equal weighting between the three selected valuation multiples, the enterprise value of CBA was estimated to range from $16,033,967 to $25,867,301, with a base case value of $20,267,301, under the market approach. [1]

C.	Conclusion of Value

The estimated ranges of value discussed above were weighted 75% to the income approach and 25% to the market approach. Based on these weightings, the enterprise value of CBA was estimated to range from $18,400,000 to $23,200,000, with a base case value of $20,500,000. Per the terms of the Merger, CBA was required to contribute $750,000 in working capital to New Parent. As such, the fair market value of CBA’s members’ capital was estimated to range from $19,150,000 to $23,950,000, with a base case value of $21,250,000.

Reasonableness Test

Empire tested the reasonableness of CBA’s implied valuation multiples against a sample of industry transactions. The objective of the guideline transaction method was to identify companies that had been sold with publicly disclosed pricing, and with operations similar enough to CBA to use in this analysis. Only transactions for which pricing multiples could be obtained were utilized. While these transactions did not necessarily involve targets that directly competed with CBA, or that served identical markets, it is our opinion that these transactions were reasonable to use for comparative purposes.  These targets may be larger, have different risk and/or growth profiles, and have some different operational aspects (i.e., geographic concentration), but generally operate within the broader asset management industry.  The guideline transactions utilized in the analysis are highlighted in the table below.

Transaction Closing Date	Buyer	Target	Target Enterprise Value ($ Millions)
12/02/2020	Macquarie Asset Management Inc.	Waddell & Reed Financial, Inc.	$1,562.8
10/08/2020	Morgan Stanley Investment Management Inc.	Eaton Vance Corp.	$6,844.2
02/18/2020	Franklin Resources, Inc.	Legg Mason, Inc.	$4,649.6
11/12/2019	Advisor Group, Inc.	Ladenburg Thalmann Financial Services Inc.	$543.7
03/22/2019	Onex Corporation	Gluskin Sheff + Associates Inc.	$345.7
03/22/2019	Fiera Capital Corporation	Integrated Asset Management Corp.	$55.1

The valuation multiples observed in the guideline transactions, as well as CBA’s implied valuation multiples are displayed in the table below.

Multiple	Sample Range	Sample Mean	Sample Median	CBA Pro Forma	CBA 2022 Projected
EV / EBITDA	6.8x – 13.9x	10.7x	9.9x	11.7x	8.2x
EV / AUM	0.5% - 2.1%	1.1%	1.0%	1.3%	0.8%

Valuation of Merger Consideration

Empire utilized publicly-available pricing information of ENDI common stock (OTCQB:SYTE) to estimate the fair market value of the New Parent Class A Common Stock as part of the Merger Consideration.  In doing so, Empire considered ENDI’s share price as of December 20, 2021, 60-day VWAP, 60-day VWAP adjusted for outliers, 12-month VWAP, and book value per share. [2]

To estimate the fair market value per share of the New Parent Class A Common Stock, ENDI’s share price as of December 20, 2021 and the three VWAP calculations were each weighted 12.5%, while ENDI’s book value per share was weighted 50%. As such, Empire estimated that the New Parent Class A Common Stock had a fair market value of $7.26 per share. Based on the block of 2,400,000 shares paid to CBA in the Merger, the fair market value of the New Parent Class A Common Stock paid to CBA was estimated at $17,434,934. The dilutive effect to the ENDI shareholders of the W-1 Warrants and W-2 Warrants was estimated at $1,389,028, utilizing the Black-Sholes option pricing model. Given that the New Parent Class B Common Stock issued to CBA had no economic rights, no value was ascribed to the Class B Common Stock. As such, the total fair market value of the consideration paid to CBA was estimated to be $18,823,963 as of December 20, 2021.

[1] Includes the present value of David Sherman’s employment agreement, which was estimated separately using the DCF method. In valuing David Sherman’s employment agreement, Empire utilized data from the Economic Research Institute to estimate a market-rate salary for Mr. Sherman. A Discount Rate of 15% was applied to the cash flow savings of the employment agreement.

[2] VWAP calculations were obtained from S&P Capital IQ. In the calculation of the 60-day VWAP adjusted for outliers, Empire removed trading days in which the ENDI share price was greater than 25.0% of its December 20, 2021 share price (three days in total were removed).

Certain CBA Projected Financial Information

CBA provided Empire with certain internally derived forecasts prepared for each of the three years ended December 20, 2024.

CBA does not as a matter of course make public projections as to future results. CBA provided its internally-derived forecasts to Empire for use as a component of its overall evaluation of CBA. This projected financial information is included in this proxy statement/prospectus solely to provide ENDI stockholders access to information made available to Empire in connection with Empire’s consideration of the proposed Business Combination. CBA’s projected financial information was not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. CBA’s projected financial information was prepared solely for internal use, and was not intended for third-party use, including by investors or stockholders. You are cautioned not to place undue reliance on CBA’s projected financial information in making a decision regarding the transaction, as the projections may differ materially from actual results.

CBA’s projected financial information is forward-looking and reflects numerous assumptions, including economic, market, industry, competitive and operational assumptions, as well as matters specific to CBA’s business, all of which are difficult to predict and many of which are beyond CBA’s control, such as the risks and uncertainties contained in the sections titled “Risk Factors”, “CBA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking Statements”. The financial projections for revenue, assets under management and operating expenses provided to Empire are forward-looking statements that are based on growth assumptions, which are inherently subject to significant uncertainties and contingencies, many of which are beyond CBA’s control. While, in the opinion of management of CBA and the ENDI Board, these projected amounts represented at the time made the most probable specific amount for each financial item projected, there will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in CBA’s projected financial information. CBA cautions that its assumptions may not materialize and that market developments and economic conditions may render such assumptions, although believed reasonable at the time they were made, subject to greater uncertainty.

The inclusion of CBA’s projected financial information in this proxy statement/prospectus should not be regarded as an indication that CBA or its representatives currently consider CBA’s projected financial information to be a reliable prediction of actual future events, and undue reliance should not be placed on CBA’s projected financial information to make a decision regarding the transaction.

EXCEPT AS DESCRIBED BELOW AND EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, INCLUDING PURSUANT TO ITEM10(b)(3)(iii) of REGULATION S-K UNDER THE EXCHANGE ACT THAT IT MAY HAVE AN OBLIGATION TO MAKE SUCH UPDATES OR REVISIONS IN SITUATIONS WHERE MANAGEMENT OF CBA KNOWS OR HAS REASON TO KNOW THAT THE PREVIOUSLY DISCLOSED PROJECTIONS NO LONGER HAVE A REASONABLE BASIS, CBA DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO CBA’S PROJECTED FINANCIAL INFORMATION. CBA’S PROJECTED FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED CBA PROJECTED FINANCIAL INFORMATION SET FORTH HEREIN. NONE OF CBA, ENDI NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY CBA STOCKHOLDER, ENDI STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN CBA’S PROJECTED FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

CBA has not made any representations or warranties regarding the accuracy, reliability, appropriateness or completeness of the projections to anyone, including ENDI or Empire. None of CBA’s board, officers, management nor any other representative of CBA has made or makes any representation to any person regarding CBA’s ultimate performance compared to the information contained in CBA’s projected financial information, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events if any or all of the assumptions underlying the projections are shown to be in error. Accordingly, CBA’s projected financial information should not be looked upon as “guidance” of any sort. CBA does not intend to refer back to CBA’s projected financial information in its future periodic reports filed under the Exchange Act.

CBA’s projected financial information was prepared by, and is the responsibility of, CBA’s management. CBA’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying CBA projected financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The reports of Raines & Fisher LLP and Brown, Edwards & Company, L.L.P. included in this proxy statement/prospectus relate to historical financial information of CBA. They do not extend to the projections and should not be read as if they do. You are encouraged to review the financial statements of CBA included in this proxy statement/prospectus, as well as the financial information provided in the sections titled “Selected Historical Consolidated Financial Information of CBA” in this proxy statement/prospectus and to not place undue reliance upon on any single financial measure.

Certain of the measures included in CBA’s projected financial information may be considered non-GAAP financial measures. Due to the forward-looking nature of this information, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available and CBA believes it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by CBA may not be comparable to similarly titled amounts used by other companies.

Key elements of the projections provided by CBA are included below.  The projections in their entirety are attached as Annex M to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

EXHIBIT B-1 CROSSINGBRIDGE ADVISORS, LLC PRO FORMA PROJECT PROJECT PROJECT BASE YEAR 1 YEAR 2 YEAR 3 Total AUM - Existing Funds 1,202,919,574 1,443,602,311 1,593,052,459 1,714,174,272 To EXHIBIT B 2 Effective Management Fee - Existing Funds N/A 0.45% 0.47% 0.48% Total Revenue - Existing Funds 5,318,013 5,917,685 7,187,556 7,940,657 To EXHIBIT B-2 Employee Expenses $3,293,009 $3,622,310 $3,984,541 $4,382,995 Business Development Expenses $0 $125,000 $125,000 $125,000 Fund Expense Cap $0 $0 $0 $0 Other Operating Expenses $756,846 $832,531 $915,784 $1,007,362 Total Operating Expenses 4,049,855 4,579,841 5,025,325 5,515,357 NET OPERATING INCOME 1,268,157 1,337,844 2,162,231 2,425,300 To EXHIBIT B-2 Cohanzick Service Agreement 760,639 778,610 789,335 811,165 To EXHIBIT B-4 Total Other Income (Expense) 760,639 778,610 789,335 811,165 PRE-TAX INCOME - EXISTING FUNDS 2,028,796 2,116,454 2,951,566 3,236,465 Total AUM - Future Funds 84,670,267 325,688,276 405,775,632 490,773,971 To EXHIBIT B-3 Effective Management Fee - Future Funds N/A 0.61% 0.65% 0.65% Total Revenue - Future Funds 550,357 1,246,071 2,377,258 2,913,786 To EXHIBIT B-3 Fund Expense Cap 0 150,000 0 0 Total Operating Expenses 0 150,000 0 0 PRE-TAX INCOME - FUTURE FUNDS 550,357 1,096,071 2,377,258 2,913,786 To EXHIBIT B-3

Information About the Companies

Unless the context otherwise requires, all references in this section to ENDI refer to ENDI prior to the consummation of the Business Combination, and all references to CBA refer to CBA prior to the consummation of the Business Combination.

Enterprise Diversified, Inc. (“ENDI”)

Enterprise Diversified, Inc. (formerly White Dove Systems, Inc., Interfoods Consolidated, Inc., and then Sitestar Corporation) was incorporated in Nevada on December 17, 1992. On June 1, 2018, the Company amended its Articles of Incorporation to change the name of the Company to “Enterprise Diversified, Inc.” Unless the context otherwise requires, and when used in this Report, the “Company,” “ENDI,” “we,” “our,” or “us” refers to Enterprise Diversified, Inc. and its subsidiaries.

During the year ended December 31, 2021, the Company operated through four reportable segments:

●	Asset Management Operations - this segment includes revenue and expenses derived from our various joint ventures, service offerings, and initiatives undertaken in the asset management industry;
●	Real Estate Operations - this segment includes (i) prior to its sale on May 17, 2021, our equity in Mt Melrose, LLC, which manages properties held for investment and held for resale located in Lexington, Kentucky, and (ii) revenue and expenses related to the management of legacy properties held for investment and held for resale through EDI Real Estate located in Roanoke, Virginia;
●	Internet Operations - this segment includes revenue and expenses related to our sale of internet access, hosting, storage, and other ancillary services; and
●

Other Operations - this segment includes any revenue and expenses from nonrecurring or one-time strategic funding or similar activity that is not considered to be one of our primary lines of business, and any revenue or expenses derived from corporate office operations, as well as expenses related to public company reporting, the oversight of subsidiaries, and other items that affect the overall Company.

During periods prior to the quarter ended June 30, 2019, the Company also operated through a fifth reportable segment, Home Services Operations, comprised of former subsidiary, Specialty Contracting Group, LLC’s operation of HVAC and plumbing companies in Arizona. However, for the year ended December 31, 2020, and for all prior periods presented, Home Services Operations are reported as discontinued operations.

The management of the Company also continually reviews various business opportunities for the Company, including those in other lines of business.

Asset Management Operations

The Company operates its asset management operations business through its wholly-owned subsidiaries, Willow Oak Asset Management, LLC (“Willow Oak”) and Willow Oak Capital Management, LLC.

Willow Oak is an asset management platform focused on growing and enhancing the alternative investment landscape. Willow Oak seeks partnerships with alternative investment managers in the early stages of growth in order to build a network of unique investment opportunities for investors and scalable, professional operations for managers. Willow Oak offers affiliated managers strategic consulting, operational support and growth opportunities through minority partnerships and other bespoke relationships. Affiliations to date include fund seeding and reinvestments, fund launching, investor relations, and fund management administrative support. The Company intends to actively expand its Willow Oak platform with additional offerings that enhance the value of the Willow Oak platform to managers and funds across the investing community.

On August 21, 2020, Willow Oak created two wholly-owned entities, Willow Oak Asset Management Affiliate Management Services, LLC (“Willow Oak AMS”) and Willow Oak Asset Management Fund Management Services, LLC (“Willow Oak FMS”), to support this partnership model in perpetuity. Willow Oak AMS earns gross revenue shares commensurate with ownership stakes in investment management firms in exchange for the provision of benefits of affiliation and ongoing fund management services (“FMS”). Willow Oak FMS earns a direct fee from affiliated limited partnerships for rendering administrative, compliance, and tax and audit liaison services.

Internet Operations

The Company operates its internet operations segment through Sitestar.net, a wholly-owned subsidiary that offers consumer and business-grade internet access, wholesale managed modem services, web hosting, third-party software as a reseller, and various ancillary services. Sitestar.net provides services to customers in the United States and Canada.

Other Operations

Other operations include nonrecurring or one-time strategic funding or similar activity that is not considered to be one of the Company’s primary lines of business. This activity includes opportunities such as the Company’s former investment activity with Huckleberry Real Estate Fund II, LLC and its existing financing arrangement regarding Triad Guaranty, Inc.

Other operations also include any revenue or expenses derived from corporate office operations, as well as expenses related to public company reporting, the oversight of subsidiaries, and other items that affect the overall Company.

CrossingBridge Advisors, LLC (“CBA”) and Cohanzick Management, LLC (the “CBA Member”)

CBA was founded in December 2016 and is a wholly-owned subsidiary of the CBA Member, which was founded in 1996 by David Sherman. CBA registered as a Registered Investment Adviser on February 17, 2017 under the Investment Advisers Act of 1940, as amended. CBA provides investment advisory services to investment companies (including mutual funds and exchange-traded funds) registered under the Investment Company Act, both as an adviser and a sub-adviser. As of December 31, 2021, the assets under management of CBA were in excess of $1.37 billion. The investment strategies for CBA include ultra-short duration, low duration high yield, responsible credit, and special purpose acquisition companies (“SPACs”). These strategies primarily employ high yield and investment grade corporate debt as well as credit opportunities in event-driven securities, post reorganization investments, and stressed and distressed debt.

As of December 2021, CBA served as the investment adviser to the following registered investment companies:

●

CrossingBridge Low Duration High Yield Fund (CBLDX), which as of December 31, 2021 had AUM of $395 million.  The inception date for the CBLDX was January 2018.  The fund charges a management fee of 0.65% and has an expense cap of 0.80%.  In normal market conditions, the CBLDX invests at least 80% of its net assets in fixed income securities and loans issued by companies that are rated below investment grade.  The fund typically invests in instruments with a short duration, which is three years or less from the time of purchase through maturity, call or corporate action.  The fund may invest up to 35% of its total assets in foreign fixed income instruments and may also invest without limit in Rule 144A fixed income securities.  Additionally, the fund may invest up to 25% of its total assets in convertible bonds and Yankee bonds and up to 20% in preferred stock, special purpose acquisition companies (SPACs) and income producing equities.  The fund may invest in derivative instruments, specifically futures contracts, options, options on futures contracts, swap agreements and forward currency contracts as a substitute for making a direct investment in the underlying instrument or to reduce exposure to market volatility.  CBA may engage in active trading of the fund’s portfolio investments, resulting in high turnover rate, to achieve the fund’s investment objective.

●

CrossingBridge Ultra-Short Duration Fund (CBUDX), which as of December 31, 2021 had AUM of $59 million. The inception date for the CBUDX was June 2021. The fund charges a management fee of 0.65% and has an expense cap of 0.80%.  The fund seeks to offer a higher yield than cash investments while maintaining a low duration by investing primarily in fixed income securities consistent with capital preservation.  The fund defines fixed income securities to include bills, notes, bonds, debentures, convertible bonds, loan participations, syndicated loan assignments and other evidences of indebtedness issued by U.S. or foreign corporations, governments or government instrumentalities.  Convertible bonds, preferred stock and fixed income-like equities also provide income and/or potential for capital appreciation while having an effective maturity. The fund may invest up to 100% of its assets in lower-quality fixed income securities.  The fund may also invest in companies that are in default, subject to bankruptcy or reorganization.  CBA seeks to manage interest rate, default and currency risks with different strategies.  CBA may engage in active and frequent trading, resulting in high portfolio turnover, in order to achieve the fund’s objectives.

●

CrossingBridge Responsible Credit Fund (CBRDX), which as of December 31, 2021 had AUM of $16 million.  The inception date for the CBRDX was June 30, 2021.  The fund charges a management fee of 0.65% and has an expense cap of 0.80%.  The fund seeks to achieve its investment objective by investing primarily in fixed income securities while actively managing interest rate and default risks.  Under normal circumstances, the fund invests at least 80% of its net assets in fixed income securities that meet CBA’s responsible investing criteria.  Investment decisions for the fund are made by CBA based on a bottom-up analysis of an issuer’s business model, quantitative and qualitative factors, as well as CBA’s “responsible investing criteria” (i.e., specific exclusionary and inclusionary criteria based on environmental, social and governance (“ESG”) standards). To the extent an issuer’s business generates 10% or more of its revenues from certain businesses considered by CBA to be incompatible with its ESG criteria, then such business will be deemed “primarily engaged” in such business and excluded from the portfolio.  CBA utilizes a proprietary matrix to measure an issuer’s ESG engagement, which sets a minimum threshold level that must be achieved for an issuer’s securities or other instruments to satisfy the fund’s responsible investing criteria. CBA sources information relating to its responsible investing criteria from publicly available resources such as financial filings, presentations, news articles, and management discussions. CBA monitors an issuer’s conformity to its responsible investing criteria and each holding will be formally reviewed at least annually. CBA seeks to manage interest rate, default and currency risks with different strategies.  The fund is “non-diversified” for purposes of the Investment Company Act, which means the fund may invest in fewer securities at any one time than a diversified fund.  CBA may engage in active and frequent trading, resulting in high portfolio turnover, in order to achieve the fund’s objectives.

●

CrossingBridge Pre-Merger SPAC ETF (SPC), which as of December 31, 2021 had AUM of $43 million.  The inception date for the SPC was September 20, 2021.  The fund has a unitary expense ratio of 0.80%.  The fund is an actively managed exchange-traded fund (ETF) that under normal market conditions will invest at least 80% of its net assets in shares of common stock and units of SPACs that have yet to consummate a shareholder-approved merger or business combination.  The fund seeks to invest in publicly traded SPACs that have raised at least $100 million and that are trading at or below the SPAC’s pro rata trust account value.  The fund may also participate in a SPAC initial public offering, which may include the acquisition of founder shares or warrants that have restrictions on resale.  Except for the founder shares or warrants, the fund will submit a redemption notice or dispose of the SPAC shares or units acquired generally no later than ten business days following the consummation of a shareholder-approved merger or business combination.  Depending on market pricing, the fund generally intends to sell warrants in order to reduce the cost basis of each investment, which may generate additional returns for investors.  The fund may invest up to 20% of its total assets in fixed income securities for cash management purposes or due to a lack of suitable investment opportunities.  CBA uses both quantitative and qualitative analysis to identify investment opportunities, taking into consideration current market price relative to a SPAC’s underlying pro rata trust account value as well as the yield to expected liquidation or redemption date, and the SPAC sponsor’s background and experience, the target industry and terms of an announced transaction.  The fund is “non-diversified” for purposes of the Investment Company Act, which means the fund may invest in fewer securities at any one time than a diversified fund.  CBA may engage in active and frequent trading, resulting in high portfolio turnover, in order to achieve the fund’s objectives.

CBA has served as a sub-adviser to the following multi-manager mutual funds since their inception:

●

Destinations Low Duration Fixed Income Fund (DLDFX), which as of December 31, 2021 had AUM of $463 million.  The inception date for DLDFX was April 2017.  CBA receives a sub-advisory fee of 0.35%.  CBA’s investment mandate is similar to that of CBLDX described above.

●

Destinations Global Fixed Income Opportunities Fund (DGFFX), which as of December 31, 2021 had AUM of $391 million.  The inception date for DGFFX was April 2017.  CBA receives a sub-advisory fee of 0.35%.  CBA’s investment mandate with respect to the portion of the fund it manages is to seek high current income and capital appreciation consistent with the preservation of capital by investing in both investment grade and non-investment grade debt, preferred stock, convertible bonds, bank loans, high yield bonds, SPACs and income producing equities CBA deems appropriate for the fund’s investment objective. Under normal circumstances, CBA will invest no less than 80% of the net assets it manages in fixed income securities and fixed income-like equities of various credit qualities (i.e., investment grade and non-investment grade) and maturities (i.e., long-term, intermediate and short-term). CBA may invest up to 35% of the assets it manages in foreign fixed income securities and up to 20% in fixed income-like equities, and will the capability to short securities, including ETFs, to hedge the portfolio if CBA believes it is consistent with achieving its objective.  Although the investments will be diversified by security and by exposure to industries and sectors, CBA may, from time to time, concentrate its investments in a specific credit quality, such as high-yield, or maturity.  A security may be sold prior to maturity where advantageous to do so.

CBA’S revenue from investment management fees for the 12 months ended December 31, 2021 was in excess of $4.2 million.  As of December 31, 2021, CBA had in excess of $2.2 million invested in the CrossingBridge Ultra-Short Duration and CrossingBridge Responsible Credit Funds to seed their launch on June 30, 2021.  CBA’s net income is directly correlated to revenue generated from management fees calculated based on assets under management.

As of the Closing, CBA will have 9 employees, comprised of investment professionals and operations professionals. All members of the investment team with portfolio management responsibilities have at least 15 years of industry experience. Each senior member of the operations team has at least 10 years of experience. CBA is wholly-owned by the CBA Member. The CBA Member is owned by David Sherman, David Sherman’s affiliates and certain employees of the CBA Member.

New Parent

New Parent is a newly incorporated corporation formed under the laws of Delaware on December 23, 2021, that will become the parent company of ENDI and CBA upon the completion of the Business Combination. To date, New Parent has not conducted any material activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.

Zelda Merger Sub 1, Inc. (“Merger Sub 1”)

Merger Sub 1 is a Delaware corporation and wholly-owned subsidiary of New Parent that was formed on December 23, 2021, solely for the purpose of effecting the Merger. To date, Merger Sub 1 has not conducted any material activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. Upon effectiveness of the Merger, Merger Sub 1 will merge with and into ENDI, with ENDI surviving the merger as a direct wholly-owned subsidiary of New Parent.

Zelda Merger Sub 2, LLC (“Merger Sub 2”)

Merger Sub 2 is a Delaware corporation and wholly-owned subsidiary of New Parent that was formed on December 23, 2021, solely for the purpose of effecting the Merger. To date, Merger Sub 2 has not conducted any material activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. Upon effectiveness of the Merger, Merger Sub 2 will merge with and into CBA, with CBA surviving the merger as a direct wholly-owned subsidiary of New Parent.

THE AGREEMENT AND PLAN OF MERGER

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The Merger Agreement has been attached to this joint proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about ENDI, Merger Sub 1, Merger Sub 2, CBA, or the CBA Member. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. All terms used but otherwise not defined have the meaning given to them in the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Mergers (as defined below) and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that ENDI, Merger Sub 1, Merger Sub 2, CBA, and the CBA Member (each, a “Merger Party” and collectively, the “Merger Parties”), have made to one another as of specific dates. These representations and warranties have been made for the benefit of the Merger Parties and may be intended not as statements of fact, but rather as a way of allocating the risk to one of the Merger Parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure letters exchanged by the Merger Parties in connection with signing the Merger Agreement. While the Merger Parties do not believe that these disclosure letters contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. These representations and warranties were made as of specific dates and may be intended merely as a risk allocation mechanism between the Merger Parties. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about any Merger Party as they are modified by the disclosure letters.

General; Structure of the Mergers

On December 29, 2021, Enterprise Diversified Inc., a Nevada corporation (the “Company” or “ENDI”), Crossing Bridge Advisors LLC, a Delaware limited liability company (“CBA”), and Cohanzick Management, LLC, a Delaware limited liability company (the “CBA Member”) (each, a “Party” and collectively, the “Parties”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which ENDI would become a wholly-owned subsidiary of ENDI Corp., a new parent entity that is a Delaware corporation (the “New Parent”), through a series of mergers (the “Mergers” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). Upon the closing of the Business Combination (the “Closing”), all of the outstanding shares of ENDI capital stock will be exchanged for and converted into the right to receive shares of New Parent, which will become ENDI’s sole stockholder. In order to effect the Mergers and the Business Combination, New Parent will form two merger subsidiaries. Upon the Closing, the first merger subsidiary (“Merger Sub 1”) will merge with and into ENDI (the “First Merger”), with ENDI as the surviving entity. Upon consummation of the First Merger, ENDI will become a direct, wholly-owned subsidiary of New Parent. Concurrently with the First Merger, and as part of the same overall transaction, the second merger subsidiary (“Merger Sub 2”) will merge with and into CBA (the “Second Merger”), with CBA as the surviving entity. Upon consummation of the Second Merger, Merger Sub 2 will cease to exist, and CBA shall be the surviving company and a direct, wholly-owned Subsidiary of New Parent.

The Mergers are to become effective upon the filing of the Certificates of Merger with the Delaware Secretary of State and the Nevada Secretary of State, in the case of the First Merger, and with the Delaware Secretary of State, in the case of the Second Merger, or at such other time as the Parties may agree in writing and specify in the applicable Certificate of Merger (the time that both the Second Merger and the First Merger have become effective, the “Effective Time”). It is the Parties’ intention that the First Merger and the Second Merger be effective concurrently.

Conversion of Capital Stock; Conversion of Membership Interest

Each share of ENDI common stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares or Dissenting Shares) shall be converted into the right to receive one validly issued, fully paid, and non-assessable share of New Parent Class A Common Stock. Each ENDI Stockholder who held shares of ENDI common stock immediately prior to the Effective Time (other than any Excluded Shares or Dissenting Shares) shall hold an identical number of shares of New Parent Class A Common Stock at the Effective Time. Each share of ENDI common stock held in treasury immediately prior to the Effective Time (the “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

One hundred percent (100%) of the membership interest of CBA issued and outstanding immediately prior to the Effective Time shall, with no payment or distribution with respect thereto, be converted into and become (i) two million four hundred thousand (2,400,000) validly issued, fully paid and non-assessable shares of New Parent Class A Common Stock; (ii) one million eight hundred thousand (1,800,000) validly issued, fully paid, and non-assessable shares of New Parent Class B Common Stock; (iii) warrants to purchase one million eight hundred thousand (1,800,000) shares of New Parent Class A Common Stock (the “W-1 Warrants”); and (iv) warrants to purchase two hundred fifty thousand (250,000) shares of New Parent Class A Common Stock (the “W-2 Warrants”).

Withholding Rights; Dissenters’ Rights

Each Party shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable, such amounts as New Parent, the applicable Merger Sub, CBA or ENDI reasonably determines it is required to deduct and withhold under the Internal Revenue Code (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld and are remitted to the applicable taxing authority, such amounts shall be treated as having been paid to the Person in respect of whom such deduction and withholding was made.

The following summary of the process for exercising dissenter’s rights is qualified in its entirety by reference to NRS 92A.300 to 92A.500, inclusive, a copy of which is attached hereto as Annex B.

Each share of ENDI common stock (other than Excluded Shares) that is outstanding immediately prior to the filing of the Articles of Merger for the First Merger with the Nevada Secretary of State (the “Effective Time”), that is held by a holder who (a) delivered to ENDI, before the vote is taken on Proposal 1, the Business Combination Proposal, a statement of intent with respect to the proposed Business Combination, (b) does not vote or cause or permit to be voted any of such holder’s shares for the approval of Proposal 1, the Business Combination Proposal, and (c) has properly exercised its dissenter’s rights in the manner required by NRS 92A.400 to 92A.480 (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the shares of New Parent Class A Common Stock (the “ENDI Stockholder Issuance”) unless and until such holder fails to perfect, withdraws, or otherwise loses such holder’s right as a dissenter under the NRS.

To properly assert dissenter’s rights with respect to its shares of ENDI Common Stock under the NRS, a holder of ENDI Common Stock must deliver to ENDI, before the Special Meeting, written notice of the stockholder’s intent to demand payment for its shares of ENDI Common Stock if the Business Combination is consummated, and must not vote any of its shares of ENDI Common Stock, or cause or permit any of its shares to be voted, in favor of Proposal 1, the Business Combination Proposal. Stockholders are instructed to deliver such written notice to Enterprise Diversified, Inc., 2400 Old Brick Rd, Ste 115, Glen Allen, VA 23060. If the Business Combination Proposal is approved by ENDI’s stockholders and the First Merger is consummated, ENDI will deliver a written dissenter’s notice (“Dissenter’s Notice”) to all holders of ENDI Common Stock entitled to assert dissenter’s rights within 10 days after the Effective Time. Holders of ENDI Common Stock who are entitled to assert dissenter’s rights and wish to exercise such rights must, on or prior to the deadline set forth in the Dissenter’s Notice, demand payment for their shares of ENDI Common Stock in writing. A copy of Nevada’s dissenter’s rights statutes and a form for demanding payment will be included with the Dissenter’s Notice, along with instructions for returning the Dissenter’s Notice and share certificates to ENDI. If any such holder fails to demand payment and deposit share certificates in the manner prescribed by the Dissenter’s Notice by the deadline stated therein, such holder will not be entitled to exercise dissenter’s rights and such Dissenting Shares shall be treated as if they had, as of the Closing, been converted into the right to receive the portion of the ENDI Stockholder Issuance, if any, to which such holder is entitled pursuant to the Merger Agreement. A holder who has complied with the requirements for exercising his, her, or its appraisal rights under NRS may later withdraw from the appraisal process by notifying ENDI of such holder’s desire to withdraw by the deadline set forth in the Dissenter’s Notice.

Pursuant to the Merger Agreement, ENDI must give CBA (a) prompt notice of any demands for appraisal of any shares of ENDI common stock issued and outstanding immediately prior to the Closing, attempted written withdrawals of such demands, and any other instruments served pursuant to the NRS and received by ENDI relating to its stockholders’ rights to appraisal with respect to the First Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under the NRS.

Representations and Warranties

The Merger Agreement contains customary representations, warranties and covenants of (a) CBA, (b) ENDI and (c) New Parent and Merger Subs, in each case relating to, among other things, each entities’ ability to enter into the Merger Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement.

The Merger Agreement contains representations and warranties made by CBA to ENDI relating to multiple matters, including the following:

●	organization and qualification to do business;

●	organizational documents;

●	capitalization;

●	authority to enter into the Merger Agreement;

●	no conflicts and required filings and consents;

●	financial statements;

●	no material liabilities or obligations;

●	absence of certain changes or events;

●	absence of litigation;

●	compliance with laws;

●	employee benefit plans;

●	labor and employment matters;

●	taxes;

●	material contracts;

●	insurance;

●	real property and title to assets;

●	intellectual property;

●	related party transactions;

●	certain business practices;

●	brokers;

●	accredited investor status;

●	registered investment adviser status; and

●	exclusivity of the representations and warranties made by CBA.

The Merger Agreement contains representations and warranties made by ENDI to CBA relating to multiple matters, including the following:

●	organization and qualification to do business;

●	subsidiaries;

●	organizational documents;

●	capitalization;

●	authority to enter into the Merger Agreement;

●	no conflicts and required filings and consents;

●	SEC reports and financial statements;

●	no material liabilities or obligations;

●	absence of certain changes or events;

●	absence of litigation;

●	compliance with all applicable laws;

●	employee benefit plans;

●	labor and employment matters;

●	environmental matters;

●	taxes;

●	material contracts;

●	insurance;

●	real property and title to assets;

●	intellectual property;

●	related party transactions;

●	certain business practices;

●	brokers;

●	inapplicability of Takeover Laws; and

●	exclusivity of the representations and warranties made by ENDI.

The Merger Agreement contains representations and warranties made by New Parent to CBA and ENDI relating to several matters, including the following:

●	organization and qualification to do business;

●	subsidiaries;

●	organizational documents;

●	capital stock;

●	authority to enter into the Merger Agreement;

●	no conflicts and required filings and consents;

●	no prior business or assets;

●	brokers;

●	inapplicability of Takeover Laws; and

●	exclusivity of the representations and warranties made by New Parent.

Conduct of Business Pending the Merger

ENDI and CBA each covenant and agree that, between the date of the Merger Agreement and the earlier to occur of the Effective Time and the date, if any, on which the Merger Agreement is terminated, each Party shall use commercially reasonable efforts to conduct its business in the ordinary course (the “Ordinary Course of Business”) and shall cause each, if any, of its Subsidiaries to do the same.

In addition to the general covenants above, ENDI and CBA have agreed that prior to the Effective Time or the earlier termination of the Merger Agreement, each of ENDI and CBA shall not, nor permit any Subsidiary to, take any of the following actions without the other’s prior written consent:

●	implement or adopt any material change in its material accounting principles, practices or methods, other than as may be required by Law or applicable accounting requirements;

●

terminate, enter into, establish, adopt, or materially amend any ENDI Plan or CBA Plan, as applicable, or employment agreement, or materially increase the compensation of any Employee, other than, in any such case, (x) as would not result in liability to ENDI or CBA, as applicable, following the Closing, (y) in the Ordinary Course of Business, or (z) as required by any ENDI Plan or CBA Plan, as applicable, or employment agreement in effect as of the date thereof;

●	accept any assignment or transfer of any assets or liabilities from any Person, including the CBA Member;

●	acquire (by merger or stock or asset purchase or otherwise) any corporation, partnership, other business organization or any material business or division thereof;

●	amend its organizational documents;

●

issue any additional shares of its own capital stock or equity interests, or any options, warrants, convertible securities or other rights exercisable therefor or convertible thereinto, other than pursuant to the exercise or conversion of any options, warrants, convertible securities or other rights that are outstanding on the date thereof;

●

adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its own capital stock or equity interests, or any options, warrants, convertible securities or other rights exercisable therefor or convertible thereinto;

●

make any change in its material tax elections or accounting methods, or enter into any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of material taxes, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for material taxes;

●

make any investment in any person (other than in money market funds, cash equivalents or fund investments), or incur any expenses outside the Ordinary Course of Business greater than $100,000 individually or $250,000 in the aggregate (other than expenses incurred in connection with the consummation (or in preparation of the consummation) of the Mergers and the other transactions contemplated by the Merger Agreement and the other ancillary agreements);

●	transfer any of its material assets, other than transactions in the Ordinary Course of Business; or

●	enter into any contract with respect to any of the foregoing.

Conditions to Closing

Mutual

Both ENDI’s and CBA’s obligations to consummate the Merger Agreement are subject to the satisfaction or waiver (except as provided by law) at or prior to the Closing of the following conditions: approval of ENDI’s stockholders; no issuance of a law or order which has the effect of making the Business Combination illegal or otherwise prohibits same; the effectiveness of this joint proxy statement/prospectus; FINRA’s approval of the Business Combination; and the New Parent Class A Common Stock shall be quoted on the OTCQB Marketplace.

ENDI

ENDI’s obligations to effect the Mergers and consummate the transactions contemplated by the Merger Agreement are subject to satisfaction or waiver (except as provided by law) at or prior to the Effective Time of the following conditions: the truth and correctness of the representations and warranties of CBA and New Parent contained in the Agreement as of the date of the Merger Agreement and as of the Effective Time; Parent’s and CBA’s material performance of all relevant obligations and material compliance with all relevant agreements and covenants; the lack of any circumstance that would constitute a CBA Material Adverse Effect; CBA’s delivery of the certificate of merger for the Second Merger, duly executed by Merger Sub 2 and CBA; a certificate of an authorized officer of CBA certifying that (i) attached thereto are true and complete copies of all resolutions adopted by the Manager of CBA authorizing the execution, delivery and performance of the Merger Agreement and the other transaction documents to which CBA is a party and the consummation of the transactions contemplated hereby and thereby, and (ii) all such resolutions are in full force and effect and are all the resolutions adopted by the Manager in connection with the transactions contemplated thereby; a certificate of an authorized officer of CBA certifying that certain conditions set forth in the Merger Agreement were satisfied; the Certificate of Formation of CBA, certified within ten (10) Business Days prior to closing by the secretary of state of the state of Delaware and a good standing certificate from the secretary of state of the state of Delaware, dated within ten (10) Business Days of Closing; a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulations Section 1.1445-11T(d)(2)(i), dated as of the Closing Date and executed by CBA, together with written authorization for New Parent to deliver such notice to the Internal Revenue Service on behalf of CBA after the Closing, and a certification that the CBA Equity Interests are not “United States real property interests” as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code (in a form reasonably acceptable to ENDI), in each case, validly executed by a duly authorized officer of CBA; the Cohanzick Services Agreement, duly executed by CBA and the CBA Member; the Stockholders Agreement, duly executed by the CBA Member; the Voting Agreement, duly executed by New Parent and certain stockholders of ENDI; and the Registration Rights Agreement, duly executed by the CBA Member.

CBA

CBA’s obligations to effect the Mergers and to consummate the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver (except as provided by law) by CBA at or prior to the Effective Time of the following additional conditions: the truth and correctness of the representations and warranties of ENDI and New Parent contained in the Merger Agreement as of the date of the Merger Agreement and as of the Effective Time; material performance by New Parent and ENDI of all obligations, and compliance in all material respects with all agreements and covenants, required to be performed by it under the Merger Agreement on or prior to the Effective Time; the lack of any circumstance that would constitute an ENDI Material Adverse Effect; ENDI delivery of the certificate of merger for the First Merger, duly executed by Merger Sub 1 and ENDI; a certificate of the secretary of ENDI certifying that attached thereto are true and complete copies of all resolutions adopted by the ENDI Board authorizing the execution, delivery and performance of the Merger Agreement and the other transaction documents to which ENDI is a party and the consummation of the transactions contemplated thereby, including the ENDI Recommendation, and all such resolutions are in full force and effect and are all the resolutions adopted by the ENDI Board in connection with the transactions contemplated thereby; a certificate of the secretary of New Parent certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of New Parent authorizing the execution, delivery and performance of the Merger Agreement and the other transaction documents to which New Parent is a party and the consummation of transactions contemplated thereby, and all such resolutions are in full force and effect and are all the resolutions adopted by the Board of Directors of New Parent in connection with the transactions contemplated thereby; a certificate of the secretary of ENDI certifying that certain conditions set forth in the Merger Agreement have been satisfied; the Articles of Incorporation of ENDI, certified within ten (10) Business Days prior to Closing by the secretary of state of the state of Nevada, and a good standing certificate from the secretary of state of the state of Nevada, dated within ten (10) Business Days of Closing; the Stockholder Agreement, duly executed by New Parent; the Voting Agreement, duly executed by New Parent and certain stockholders of ENDI; the A&R Certificate of Incorporation, duly executed by Parent and filed with the Delaware Secretary of State, and the A&R Bylaws, each of which shall have been adopted by Parent’s Board of Directors; a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulations § 1.897-2(h)(2), dated as of the Closing Date and executed by ENDI, together with written authorization for the New Parent to deliver such notice to the Internal Revenue Service on behalf of ENDI after the Closing, and a certification that the shares of ENDI common stock are not “United States real property interests” as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code (in a form reasonably acceptable to CBA) for purposes of satisfying the New Parent’s obligations under Treasury Regulations § 1.1445-2(c)(3)), in each case, validly executed by a duly authorized officer of ENDI; and ENDI and its Subsidiaries shall have delivered evidence reasonably satisfactory to CBA that they own (or otherwise possess) no more than 4.99% of the voting interest, and no more than 49.99% of the economic interest, in and to Bonhoeffer Fund, L.P.; provided, however, that if, after using its reasonable best efforts ENDI reasonably and in good faith determines that this cannot be achieved, it shall notify the CBA Member of such fact in writing and the CBA Member shall purchase, at the Closing, all of Willow Oak Asset Management, LLC’s membership interest in Bonhoeffer Capital Management, LLC for a purchase price of $25,000 in cash (provided, that Willow Oak Asset Management, LLC shall have the continued right to receive 45% of the economic interest held by Bonhoeffer Capital Management, LLC in Bonhoeffer Fund, L.P.), and in connection with any such purchase, ENDI shall agree to indemnify and defend the CBA Member for any third party claims arising from actions taken by ENDI or its Subsidiaries in connection with Bonhoeffer Fund, L.P. prior to the consummation of such purchase; and each director and officer of ENDI as of immediately prior to the Effective Time shall have resigned.

Waiver

Pursuant to the terms of the Merger Agreement, all conditions, including but not limited to the closing conditions described above may be waived.

Termination

The Merger Agreement may be terminated, and the Mergers and other actions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, notwithstanding receipt of the Stockholder Approval, as follows:

(a)	by mutual written consent of ENDI and CBA;

(b)	by ENDI or CBA, by giving written notice of such termination to the other Party, on or after July 15, 2022 (the “Outside Date”), if the Closing has not occurred before the Outside Date;

(c)

by ENDI or CBA, if the Stockholder Approval is not obtained at the Stockholders Meeting convened for that purpose or at any adjournment or postponement of the meeting at which a vote on the approval of the Mergers is taken;

(d)

by ENDI or CBA, if any Governmental Authority has issued an Order permanently restraining or otherwise, which has become final and nonappelable, prohibiting the transactions contemplated by the Merger Agreement;

(e)

by ENDI, if there is a material violation or breach of any representation, warranty, covenant or agreement on the part of CBA set forth in the Merger Agreement, or if any representation or warranty of CBA will have become untrue, in either case that would prevent the satisfaction of or result in the failure of any condition to the obligations of ENDI at the Closing, provided that such violation or breach has not been waived by ENDI or, in the case of a breach of any covenant or agreement under the Merger Agreement that is curable, has not been cured prior to the earlier of: (1) within 30 days after notice of such breach is provided by ENDI to CBA; or (2) the Outside Date;

(f)

by CBA, if there is a material violation or breach of any representation, warranty, covenant or agreement on the part of ENDI or New Parent set forth in the Merger Agreement, or if any representation or warranty of ENDI or New Parent will have become untrue, in either case that would prevent the satisfaction of or result in the failure of any condition to the obligations of CBA at the Closing, provided that such violation or breach has not been waived by CBA or, in the case of a breach of any covenant or agreement under the Merger Agreement that is curable, has not been cured prior to the earlier of: (1) within 30 days after notice of such breach is provided by CBA to ENDI; or (2) the Outside Date; or

(g)	By CBA or ENDI, if an ENDI Adverse Recommendation Change shall have occurred.

Effect of Termination

If the Merger Agreement is terminated, the Merger Agreement will become void, and there will be no termination fee payable or any other liability under the Merger Agreement on the part of any party thereto, except in the case of termination for the occurrence of an ENDI Adverse Recommendation Change, for which ENDI will be required to pay CBA a $1,000,000 fee within 5 Business Days of the termination.

Additional Agreements

Proxy Statement; Registration Statement

Pursuant to the terms of the Merger Agreement, each of ENDI and New Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act, and (C) keep the Form S-4 effective for so long as necessary to complete the Merger, unless the Merger Agreement is terminated pursuant to its terms.

Resale Registration Statement

New Parent shall prepare and file or cause to be prepared and filed with the SEC, as soon as practicable following the Closing Date (but in no event later than 45 days following the Closing Date), a Registration Statement for an offering to be made on a continuous basis, pursuant to Rule 415 of the Securities Act or any successor thereto, registering the resale from time to time, of all shares of New Parent Class A Common Stock acquired by the CBA Member, or its designee(s), and Alea Kleinhammer, Jessica Greer, Steven Kiel and Keith Smith in connection with the Business Combination (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 (or, if Form S-3 is not available to be used by New Parent at such time, on Form S-1 or another appropriate form permitting registration of such Closing Consideration and other New Parent Class A Common Stock for resale).

ENDI Special Meeting; Merger Subs’ Approval

As promptly as practicable following the S-4 being declared effective, ENDI shall establish a record date for, duly call, give notice of, convene and hold the Special Meeting solely for the purpose of obtaining ENDI Stockholder Approval (and other matters that shall be submitted to the holders of ENDI common stock at such Special Meeting). ENDI shall use its reasonable best efforts to cause the definitive joint proxy statement/prospectus to be mailed to its stockholders entitled to vote at the Special Meeting and to hold the Special Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. ENDI shall, through the Board of Directors, unanimously recommend to its stockholders that they provide Stockholder Approval, include the ENDI Board recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain Stockholder Approval.

New Parent shall take all actions necessary to cause the Merger Subs to perform their obligations under the Merger Agreement and to consummate the Mergers on the terms and conditions set forth in the Merger Agreement.

Exclusivity

ENDI shall not, and shall cause its Subsidiaries and its or its Subsidiaries’ Representatives not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal, or, subject to the terms of the Merger Agreement, conduct or engage in any discussions or negotiations with, disclose any non-public information relating to ENDI or its Subsidiaries to, afford access to the business, properties, assets, books, or records of ENDI or its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal.

Notwithstanding the above, the ENDI Board, directly or indirectly through any Representative, may: (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the ENDI Board believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal; and (ii) following receipt of and on account of a Superior Proposal, make an ENDI Adverse Recommendation Change, but in each case, only if the ENDI Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. Nothing contained in the Merger Agreement shall prevent the ENDI Board from disclosing to ENDI’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if ENDI determines, after consultation with its financial advisors and outside legal counsel, that failure to disclose such position would be inconsistent with its fiduciary duties under applicable law.

Post-Closing Purchase of New Parent Shares

No later than five (5) trading days following the Closing Date, the CBA Member, or its designee(s), shall enter into a short-form securities purchase agreement (the “Additional Purchase Subscription Agreement”), pursuant to which the CBA Member (and/or such designee(s)) shall subscribe and purchase from New Parent, and New Parent shall issue and sell to the CBA Member (and/or such designee(s)), 100,000 shares of New Parent Class A Common Stock, at a price per share of New Parent Class A Common Stock equal to the lesser of (a) $8.00 and (b) the 60-day VWAP on the Closing Date, excluding the highest and lowest trading days. Additionally, (i) the CBA Member, or its designee(s), shall have the right, but not the obligation, no later than five (5) trading days following the Closing Date, to elect to purchase up to 250,000 shares of New Parent Class A Common Stock and (ii) Steven Kiel, Thomas Braziel, Jeremy K. Deal, Alea Kleinhammer, Keith D. Smith and Jessica Greer (as of immediately prior to the Closing), each of which is currently an employee, officer or director, shall have the right, but not the obligation, no later than five (5) trading days following the Closing Date, to elect to purchase up to 55,000 shares of New Parent Class A Common Stock, in the aggregate, in each case at a price per share of New Parent Class A Common Stock equal to the lesser of (1) $8.00 and (2) the 60-day VWAP on the Closing Date, excluding the highest and lowest trading days, in each case pursuant to an Additional Purchase Subscription Agreement.

FINRA Notification; Delisting; Investment Advisory Services

ENDI has prepared and filed an Issuer Company-Related Action Notification Form (the “FINRA Notification”) in accordance with FINRA Rule 6490 with the Financial Industry Regulatory Authority (“FINRA”) regarding the Merger. In the event of a deficiency determination by FINRA pursuant to FINRA Rule 6490(d)(3), ENDI shall promptly commence and diligently pursue an appeal of such determination in accordance with FINRA Rule 6490(e) and shall make any reasonable changes to the FINRA Notification that may be required in connection with a successful appeal.

Prior to the Closing, ENDI shall use its commercially reasonable efforts to (a) remove the ENDI common stock from the OTCQB Marketplace, and (b) cause ENDI’s ticker symbol to cease being quoted on the OTCQB Marketplace, in each case, effective as of the Closing.

If and to the extent, after the date of the Merger Agreement, ENDI or any Subsidiary thereof becomes required (as reasonably determined by the CBA Member upon advice of its regular funds counsel (or any replacement thereof) and following consultation with ENDI (provided, in the event of a disagreement with ENDI with respect to the foregoing, the advice of the CBA Member’s counsel shall control)) to be registered as an investment adviser under applicable Law as a result of services it renders pursuant to a Contract then in effect to which it is a party (each a “Fund Services Agreement”), ENDI or such Subsidiary shall use its reasonable best efforts to amend such Fund Services Agreement so as to remove the obligation to provide any service which requires ENDI or such Subsidiary to be registered as an investment adviser under applicable Law.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes, but does not purport to describe all the terms of, the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Merger Agreement (the “Related Agreements”). The descriptions below are qualified by reference to the actual text of these agreements. Copies of the forms of each of the Related Agreements are attached as exhibits hereto, and are incorporated by reference into this joint proxy statement/prospectus. You are encouraged to read each of the Related Agreements in their entirety.

Additional Purchase Subscription Agreement

A summary description of the Additional Purchase Subscription Agreements to be entered into between New Parent, on the one hand, and each of the CBA Member (including its designees) (the “CBA Purchasers”) and certain existing directors, officers and employees of ENDI (the “ENDI Purchasers”) is set forth below.

Agreement to Purchase. Pursuant to this Additional Purchase Subscription Agreements, the CBA Purchasers are obligated to purchase (or cause a third-party designee to purchase) 100,000 shares of New Parent Class A Common Stock and have the right to purchase from New Parent an additional 250,000  shares of New Parent Class A Common Stock and the ENDI Purchasers have the right to purchase up to 55,000 shares of New Parent Class A Common Stock, for an aggregate purchase price determined pursuant to the Additional Purchase Subscription Agreements.

Exemption from Registration. In connection with the shares to be purchased pursuant to the Additional Purchase Subscription Agreements, New Parent and the Purchaser will rely on the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act.

Voting Agreement

A summary description of the Voting Agreement by and among New Parent, the CBA Member, and the individual or entity set forth on the signature page thereto (the “Voting Party”) is set forth below. All terms used but otherwise not defined have the meaning given to them in the Voting Agreement.

Agreement to Vote. The Voting Party agrees to vote, and to cause its Affiliates (as defined therein) to vote, all securities of the New Parent that may vote in the election of the New Parent’s directors that such Voting Party or its Affiliates own from time to time and at all times (the “Voting Shares”) in such manner as may be necessary to elect or maintain in office the CBA Member Designees, whether at a regular or special meeting of stockholders or any class or series of stockholders or by written consent. Nothing in the Voting Agreement restricts a Voting Party’s or its Affiliates’ right to sell or transfer Voting Shares at any time.

Termination. The Voting Agreement will terminate automatically on the earlier of the date that (i) the holders of the Class B Common Stock’s or the CBA Member’s right to designate the CBA Member Designees is terminated or expires for any reason, (ii) Steven Kiel is no longer a member of the Board of Directors of New Parent, and (iii) the Voting Party and its Affiliates cease to hold any Voting Shares. The Voting Agreement will also terminate automatically with respect to any Voting Shares no longer held by the Voting Party or its Affiliates.

Stockholder Agreement

A summary description of the Stockholder Agreement by and between New Parent and Cohanzick Management, LLC is set forth below. All terms used but otherwise not defined have the meaning given to them in the Stockholder Agreement.

Nomination and Election of Directors. From and after the date that the holders of Class B Common Stock are no longer entitled to elect at least one Class B Director to the New Parent Board pursuant to the terms of the Amended and Restated Certificate of Incorporation of New Parent, the following provisions apply: for so long as David Sherman, the CBA Member and any of their successors or assigns (collectively, the “Principal Stockholder”) and their Affiliates beneficially own at least five percent (5%) of the outstanding shares of New Parent Common Stock, the Principal Stockholder has the right to designate a number of directors of the New Parent board (rounded up to the nearest whole number) equal to the percentage of the New Parent Common Stock beneficially owned by the Principal Stockholder and its Affiliates at the time of such designation, provided however that for purposes of this designation right, the Principal Stockholder and its Affiliates' shall have the right to designate not more than a majority of the members of the Board of Directors then in office and, provided further that so long as the Principal Stockholder and its Affiliates beneficially owns at least 5.0% of the total outstanding shares of Common Stock its shall have the right to designate at least one director.

At the fifth (5th) anniversary of the Closing, any shares of Class B Common Stock held by the Principal Stockholder that remain outstanding shall be redeemed by New Parent at the Redemption Price, which is $0.0001 per share of Class B Common Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the shares of Class B Common Stock. Upon the exercise of any Class W-1 Warrant by any Class W-1 Warrant holder, the New Parent shall redeem the number of shares of Class B Common Stock (on a pro rata basis from the holders of Class B Common Stock) that are equal to the number of shares of Class A Common Stock issued to the Class W-1 Warrant holder upon exercise of the Class W-1 Warrant (a “Mandatory Redemption”). Such Mandatory Redemption shall be at the Redemption Price.

Services Agreement

A summary description of the Services Agreement by and between CBA and the CBA Member is set forth below.

For a term commencing on the Effective Date and ending on the first anniversary thereof, which term will automatically renew unless either CBA or the CBA Member elects to terminate with one hundred twenty (120) days’ prior written notice, CBA will make available to the CBA Member certain of its employees to provide investment advisory, portfolio management and other services to CBA Member and, through the CBA Member, to the CBA Member’s clients. Any such individuals will be subject to the oversight and control of the CBA Member, and any services so provided to the CBA Member or a client of the CBA Member will be provided by such CBA employees in the capacity of a supervised person of the CBA Member. The CBA Member additionally may use the systems of CBA or its affiliates for its daily operations; provided that appropriate policies, procedures and other safeguards are established to assure that (a) the books and records of each of CBA and the CBA Member are created and maintained in a manner so as to be clearly separate and distinct from those of the other person and the clients of such person, and (b) confidential client and/or other material non-public information relating to the investment advisory activities of CBA or the CBA Member, as applicable, or other proprietary information regarding either such person or its clients, is safeguarded and maintained for the benefit of such person. Each of CBA and the CBA Member must make the other aware of any potential investments that such person or any of its affiliates evaluates or participates in that are made in connection with any investment strategy the other person also provides to its clients.

As consideration for its services, the CBA Member will pay CBA a quarterly fee equal to 0.05% per annum of the monthly weighted average assets under management during such quarter with respect to all clients for which the CBA Member has full investment discretion. The fee shall be payable quarterly in arrears, within ten (10) days following the end of each quarter. The CBA Member and CBA will also split the payment of certain costs of other systems which use is shared between the CBA Member and CBA.

Voting Support Agreement

In connection with the Merger Agreement, the Company and certain of its stockholders holding an aggregate of approximately 33.9% of the issued and outstanding voting capital stock of the Company have entered into a voting and support agreement (the “Voting Support Agreement”) dated December 29, 2021, pursuant to which such stockholders of the Company have agreed to vote their shares of capital stock of the Company in favor of the Merger Agreement and the transactions contemplated therein, including the Merger, and against any action, agreement, transaction or proposal that would result in a breach of any covenant or other provision of the Merger Agreement or that would reasonably be expected to result in the transactions contemplated by the Merger Agreement from not being completed. Pursuant to the Voting Support Agreement, the stockholders party thereto have also agreed to waive their dissenters rights under Nevada law with respect to the Merger, not to solicit or support any corporate transaction that constitutes or could reasonably be expected to constitute, an alternative to the Merger, and not to sell, transfer, assign or otherwise take any action that would have the effect of preventing or disabling the stockholder from voting its shares of the Company in accordance with its obligations under the Voting Support Agreement. The Voting Support Agreement automatically terminates upon the termination of the Merger Agreement or upon the mutual agreement of the parties to the Voting Support Agreement.

Registration Rights Agreement

New Parent and the CBA Member will enter into a registration rights agreement pursuant to which New Parent has agreed to prepare and file or cause to be prepared and filed with the SEC, as soon as practicable following the Closing Date (but in no event later than 45 days following the Closing Date), a Registration Statement for an offering to be made on a continuous basis, pursuant to Rule 415 of the Securities Act or any successor thereto, registering the resale from time to time, of all shares of New Parent Class A Common Stock acquired by the CBA Member, or its designee(s), and Alea Kleinhammer, Jessica Greer, Steven Kiel and Keith Smith in connection with the Business Combination (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 (or, if Form S-3 is not available to be used by New Parent at such time, on Form S-1 or another appropriate form permitting Registration of such New Parent Class A Common Stock for resale).

Employment Agreement

A summary description of the Employment Agreement by and between CBA and David Sherman is set forth below. All terms used but otherwise not defined have the meaning given to them in the Employment Agreement.

CBA has entered into an Amended and Restated Employment Agreement with David Sherman dated June 3, 2022, to be effective as of the Effective Date. Pursuant to the Employment Agreement, David Sherman is employed by CBA to serve as its President and the Chief Executive Officer of New Parent, for a five (5) year term (unless earlier terminated by its terms). As consideration for his services, David Sherman will be paid a salary of $400,000 per annum, plus a discretionary bonus. Upon a termination of the Employment Agreement by (i) David Sherman for Good Reason, or (ii) CBA without Cause, David Sherman will be entitled to receive six (6) months of severance; provided that if the decision to terminate Sherman’s employment was made by a decision of the Board without the approval of Board members elected pursuant to the rights of the Principal Stockholder set forth in the Stockholder Agreement and/or the rights of the holders of the New Parent Class B Common Stock as set forth in the Amended and Restated Certificate of Incorporation of New Parent, then in addition to the amounts due to Sherman set forth above, Sherman shall be entitled to a lump sum payment (payable no later than ten (10) days after such termination) equal to 2.5x his then annual base salary.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

In connection with the Business Combination, each share of common stock of ENDI held by ENDI’s stockholders will be converted into the right to receive one (1) share of Class A common stock, par value $0.0001 per share, of New Parent Class A Common Stock. The CBA Member, as the sole member of CBA, will receive (i) 2,400,000 shares of New Parent Class A Common Stock, (ii) 1,800,000 shares of New Parent Class B Common Stock, (iii) a Class W-1 Warrant to purchase 1,800,000 shares of New Parent Class A Common Stock within five (5) years of Closing, (iv) options to purchase up to 250,000 shares of New Parent Class A Common Stock within five (5) trading days of Closing, and (v) a Class W-2 Warrant to purchase 250,000 shares of Class A Common Stock within five (5) years of Closing. In addition, the CBA Member shall have the obligation to acquire 100,000 shares of New Parent Class A Common Stock within five trading days of Closing.

The New Parent Class A Common Stock and New Parent Class B Common Stock are identical other than the shares of New Parent Class B Common Stock (i) have the right to designate directors (as described below), (ii) shall not be entitled to participate in earnings, dividends or other distributions with respect to the Class A Common Shares, (iii) shall not receive any assets of New Parent in the event of a liquidation and (iv) shall be subject to redemption in certain circumstances.

The Class W-1 and Class W-2 Warrants may be exercised in whole or in part at any time prior to the date that is five (5) years after the date of the Closing (defined below), at an exercise price of $8.00 per share. Each of the warrants may also be exercised on a “cashless” basis at any time at the election of the holder and if not fully exercised prior to the expiration date of the warrant, shall be automatically exercised on a “cashless” basis.

In addition, the CBA Member, or its designee, has agreed to purchase an aggregate of 100,000 shares of New Parent Class A Common Stock, and shall have the right, but not the obligation, to purchase an additional 250,000 shares of New Parent Class A Common Stock (collectively the “Additional Shares”), not later than five (5) trading days following the consummation of the Business Combination at a price equal to the lesser of $8.00 or the 60-day volume weighted average price of the Company’s common shares as of the Business Combination Closing Date, excluding the highest and lowest trading days. Certain officers, directors and employees of the Company shall have the right, but not the obligation, to purchase up to a further 55,000 shares of New Parent Class A Common Stock on the same terms as the purchase of the Additional Shares.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2022, and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021, are based on the historical audited and unaudited financial statements of the Company and CBA.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021 give effect to the Business Combination as if it had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of March 31, 2022 assumes that the Business Combination took place on that date.

These unaudited pro forma condensed combined financial information (the “Pro Forma Financial Statements”) are provided for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual performance or financial position would have been had the Business Combination occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period. With respect to the Pro Forma Financial Statements:

●

the unaudited pro forma condensed combined balance sheet and statement of operations as of and for the three months ended March 31, 2022 were derived from (i) the Company’s consolidated financial statements as of and for the three months ended March 31, 2022, as included in its Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on May 13, 2022, and (ii) CBA’s unaudited financial statements as of and for the three months ended March 31, 2022 included elsewhere herein; and

●

the unaudited pro forma condensed combined balance sheet and statement of operations as of and for the year ended December 31, 2021 were derived from (i) the Company’s audited consolidated financial statements as of and for the year ended December 31, 2021, as included in its Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 28, 2022, and (ii) CBA’s audited financial statements as of and for the year ended December 31, 2021 included elsewhere herein; and

The unaudited pro forma combined financial information herein has been adjusted to depict the accounting of a business combination for the Business Combination (“Transaction Accounting Adjustments”), which reflect the application of the purchase accounting required by GAAP, linking the effects of the Business Combination to the historical consolidated financial statements. The unaudited pro forma combined financial information does not present any synergies and other transaction effects that have occurred or are expected to occur (“Management’s Adjustments”) and only presents Transaction Accounting Adjustments. The unaudited pro forma condensed combined financial statements reflect management’s preliminary and best estimate of the fair value of the tangible and intangible assets acquired and liabilities assumed in the Business Combination based on information currently available. Certain valuations and studies necessary to finalize the determination of estimated fair values and estimated useful lives, are incomplete as of the date of this filing. As final valuations are performed, increases or decreases in the unaudited pro forma condensed combined fair value of assets acquired and liabilities assumed may result in adjustments, which may be material, to the balance sheet and/or statements of operations.

The unaudited preliminary pro forma adjustments for the Business Combination were made primarily to reflect the following Transaction Accounting Adjustments:

●	the Business Combination;
●

changes in the carrying values of certain assets and liabilities based on a preliminary valuation analysis to reflect their estimated fair values at the date of closing of the Business Combination, including values assigned to previously unrecognized intangible assets and related changes in amortization expenses;

●	transaction costs and fees in connection with the Business Combination; and
●	the effect of the above adjustments on income taxes.

The pro forma financial information has been prepared by us in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786, which is referred to herein as Article 11. The pro forma financial information is based on various adjustments and assumptions and is not necessarily indicative of what our consolidated statements of operations or consolidated balance sheet actually would have been had the Business Combination been completed as of the dates indicated or will be for any future periods. The pro forma financial information does not purport to project our future financial position or operating results following the completion of the Business Combination. The pro forma financial information does not include adjustments to reflect any potential revenue, synergies or dis-synergies, or cost savings that may be achievable in connection with the Business Combination, or the associated costs that may be necessary to achieve such revenues, synergies, or cost savings.

The Business Combination will be accounted for as a reverse merger business combination using the acquisition method of accounting in accordance with ASC 805, Business Combinations (“ASC 805”). The acquisition method of accounting requires use of the fair value concepts defined in ASC 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The pro forma information presented, including the allocation of the purchase price, is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, and the Company’s assumptions, and will be revised as additional information becomes available. The final purchase price allocation is dependent on, among other things, the finalization of the preliminary asset and liability valuations. The actual adjustments to our consolidated financial statements upon the closing of the Business Combination will depend on a number of factors, including additional information available and the actual balance of our net assets on the closing date. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material. Any final adjustments will change the allocation of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma consolidated financial information, including a change to goodwill.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2022

	CrossingBridge Advisors, LLC (Historical)	Enterprise Diversified, Inc. (Historical)	Transaction Accounting Adjustments		Combined Pro Forma

Assets
Current assets
Cash and cash equivalents	$642,672	$15,020,160	$800,000	(a)	$16,462,832
Investments	2,262,239	-	-		2,262,239
Accounts receivable, net	649,854	39,454	-		689,308
Investment redemption receivable	-	2,053,587	-		2,053,587
Other current assets	-	15,387	-		15,387
Total current assets	3,554,765	17,128,588	800,000		21,483,353

Long-term assets
Property and equipment, net	-	8,650	-		8,650
Intangible assets	-	-	1,396,000	(d)	1,396,000
Goodwill, net	-	212,445	(212,445)	(d)	-
Note receivable	-	50,000	-		50,000
Long-term investments	-	-	-		-
Other assets	-	60,049	-		60,049
Total long-term assets	-	331,144	1,183,555		1,514,699
Total assets	$3,554,765	$17,459,732	$1,983,555		$22,998,052

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$-	$16,366	$-		$16,366
Accrued compensation	-	37,759	-		37,759
Accrued expenses	24,469	834,636	500,000	(c)	1,359,105
Deferred revenue	-	191,501	-		191,501
Income taxes payable	-	6,532	-		6,532
Total current liabilities	24,469	1,086,794	500,000		1,611,263

Long-term liabilities
Redeemable Class B common stock and warrants	-	-	610,000	(a)	610,000
Due to affiliate	1,794,895	-	985,401	(g)	2,780,296
Total long-term liabilities	1,794,895	-	1,595,401		3,390,296
Total liabilities	1,819,364	1,086,794	2,095,401		5,001,559

Stockholders’ equity
Members' equity	1,735,401	-	(1,735,401)	(b)	-
Common stock	-	330,922	(330,407)	(a)	515
Additional paid-in capital	-	27,673,692	(14,000,268)	(a), (d), (e), (g), (h)	13,673,424
Retained earnings (accumulated deficit)	-	(11,631,676)	15,954,230	(b), (c), (d), (e), (h)	4,322,554
Total stockholders’ equity (deficit)	1,735,401	16,372,938	(111,846)		17,996,493

Total liabilities and stockholders’ equity (deficit)	$3,554,765	$17,459,732	$1,983,555		$22,998,052

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2022

	CrossingBridge Advisors, LLC (Historical)	Enterprise Diversified, Inc. (Historical)	Transaction Accounting Adjustments		Combined Pro Forma

Revenues - asset management	$1,707,124	$38,495	$-		$1,745,619
Revenues - real estate	-	1,800	-		1,800
Revenues - internet operations	-	216,680	-		216,680
Total revenues	1,707,124	256,975	-		1,964,099

Cost of revenues - real estate	-	445	-		445
Cost of revenues - internet operations	-	71,194	-		71,194
Total cost of revenues	-	71,639	-		71,639

Gross profit - asset management	1,707,124	38,495	-		1,745,619
Gross profit - real estate	-	1,355	-		1,355
Gross profit - internet operations	-	145,486	-		145,486
Total gross profit	1,707,124	185,336	-		1,892,460

Salaries and wages	374,768	156,847	-		531,615
Other operating expenses	57,665	50,713	87,250	(f)	195,628
Computer expenses	28,878	-	-		28,878
Professional fees	1,200	744,853	-		746,053
Research	3,871	-	-		3,871
Mutual fund expense	47,972	-	-		47,972
Travel and entertainment	12,078	12,046	-		24,124
Insurance	34,358	19,787	-		54,145
Total expenses	560,790	984,246	87,250		1,632,286
Income (loss) from operations	1,146,334	(798,910)	(87,250)		260,174

Gain on sale of real estate	-	43,140	-		43,140
Interest income (expense)	7	-	-		7
Dividend income	9,792	-	-		9,792
Unrealized loss on investment	(12,641)	-	-		(12,641)
Other income (expense), net	-	22,948	-		22,948
Total other income (loss)	(2,842)	66,088	-		63,246

Income (loss) from continuing before income taxes	1,143,492	(732,822)	(87,250)		323,420
Income tax benefit (expense)	-	-	-	(i)	-
Income (loss) from operations	$1,143,492	$(732,822)	$(87,250)		$323,420

Net income (loss) per share from operations, basic		$(0.28)	$(0.03)		$0.06
Net income (loss) per share from operations, diluted		$(0.28)	$(0.03)		$0.06
Weighted average number of shares, basic		2,647,383	2,500,000		5,147,383
Weighted average number of shares, diluted		2,647,383	2,500,000		5,147,383

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2021

	CrossingBridge Advisors, LLC (Historical)	Enterprise Diversified, Inc. (Historical)	Transaction Accounting Adjustments		Combined Pro Forma

Revenues - asset management	$4,287,085	$4,650,298	$-		$8,937,383
Revenues - real estate	-	356,560	-		356,560
Revenues - internet operations	-	895,385	-		895,385
Total revenues	4,287,085	5,902,243	-		10,189,328

Cost of revenues - real estate	-	248,424	-		248,424
Cost of revenues - internet operations	-	270,627	-		270,627
Total cost of revenues	-	519,051	-		519,051

Gross profit - asset management	4,287,085	4,650,298	-		8,937,383
Gross profit - real estate	-	108,136	-		108,136
Gross profit - internet operations	-	624,758	-		624,758
Total gross profit	4,287,085	5,383,192	-		9,670,277

Salaries and wages	2,066,537	760,775	94,050	(g)	2,921,362
Other operating expenses	214,736	184,988	349,000	(f)	748,724
Computer expenses	133,079	-	-		133,079
Professional fees	124,536	1,813,262	-		1,937,798
Research	64,223	-	-		64,223
Mutual fund expense	107,300	-	-		107,300
Travel and entertainment	38,781	6,505	-		45,286
Insurance	43,030	59,109	-		102,139
Total expenses	2,792,222	2,824,639	443,050		6,059,911
Income from operations	1,494,863	2,558,553	(443,050)		3,610,366

Gain on sale of noncontrolling interest in subsidiary	-	778,872	-		778,872
Impairment expense	-	(189,515)	-		(189,515)
Interest income (expense)	119	(7,327)	-		(7,208)
Dividend income	15,506	-	-		15,506
Unrealized loss on investment	(402)	-	-		(402)
Gain on bargain purchase	-	-	3,181,203	(d)	3,181,203
Other income (expense), net	-	48,298	-		48,298
Total other income	15,223	630,328	3,181,203		3,826,754

Income from continuing before income taxes	1,510,086	3,188,881	2,738,153		7,437,120
Income tax benefit (expense)	-	(366,532)	-	(i)	(366,532)
Income (loss) from operations	$1,510,086	$2,822,349	$2,738,153		$7,070,588

Net income (loss) per share from operations, basic		$1.07	$1.10		$1.37
Net income (loss) per share from operations, diluted		$1.07	$1.10		$1.37
Weighted average number of shares, basic		2,643,302	2,500,000		5,143,302
Weighted average number of shares, diluted		2,643,633	2,500,000		5,143,633

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

Pursuant to the terms of the Merger Agreement, and in connection with the closing of the Business Combination:

●	100% of CBA’s membership interests outstanding immediately prior to closing will be exchanged for:
o	2,400,000 shares of New Parent Class A Common Stock;

o

100,000 additional shares of New Parent Class A Common Stock within 5 trading days of closing, in exchange for a cash payment of the lesser of $8.00 per share or the 60-day volume weighted average price of the Company’s common shares as of Closing, excluding the highest and lowest trading days;

o

An option to acquire up to 250,000 additional shares of New Parent Class A Common Stock at a price of the lesser of $8.00 per share or the 60-day volume weighted average price of the Company’s common shares as of Closing, excluding the highest and lowest trading days, which option will expire 5 trading days after closing;

o

1,800,000 redeemable shares of New Parent Class B Common Stock along with W-1 Warrants that provide the CBA Member the option to acquire 1,800,000 additional shares of New Parent Class A Common Stock at a price of $8.00 per share, which option will expire 5 years after closing. The New Parent Class B Common Stock only provides voting rights and no economic interests and are redeemable upon the earlier of exercise or expiration of the W-1 Warrants; and

o	W-2 Warrants to acquire 250,000 additional shares of New Parent Class A Common Stock at a price of $8.00 per share, which option will expire 5 years after closing.

●	The former stockholders of the Company will receive 2,647,383 shares of New Parent Common Stock;

●

Certain officers, directors and employees of the Company shall have the right, but not the obligation, to acquire 55,000 additional shares of New Parent Class A Common Stock in the aggregate at a price of the lesser of $8.00 per share or the 60-day volume weighted average price of the Company’s common shares as of the Closing, excluding the highest and lowest trading days, which option will expire 5 trading days after closing;

●

Based on the exchange of equity interests, former Company stockholders will own 36.0% of the outstanding shares of Common Stock and voting interests of New Parent, and former CBA members will own 64.0% of such interests, on a fully diluted basis;

●	A majority of the New Parent Board of Directors will be designated by the CBA Member; and

●

New Parent’s officers and senior management will primarily consist of ENDI officers and senior management led by David Sherman as Chief Executive Officer.  The CBA officers will remain in their capacity at CBA.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the U.S. Securities and Exchange Commission (the “SEC”) and are intended to show how the Mergers might have affected the historical financial statements if the Mergers had been completed on January 1, 2021 for the purpose of the statements of operations for the three months ended March 31, 2022 and the year ended December 31, 2021, and on March 31, 2022 for the purpose of the balance sheet.

Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted in these unaudited pro forma condensed combined financial statements as permitted by SEC rules and regulations.

The Transaction Accounting Adjustments reflect the Mergers as a reverse acquisition business combination, using the acquisition method of accounting.

3.	Accounting for the Merger

The Company has concluded that CBA is the accounting acquirer in the Mergers and, accordingly, the Mergers will be accounted for as a reverse acquisition business combination. The unaudited pro forma condensed combined financial statements reflect accounting for the Mergers in accordance with the acquisition method of accounting. Under the acquisition method, the purchase consideration is allocated to the assets acquired and the liabilities assumed based on their estimated fair values, with any excess of the estimated fair values of the identifiable net assets acquired over the purchase consideration being recorded as a gain on bargain purchase. The Company’s accounting policies and practices did not materially differ from CBA’s accounting policies and practices.

Purchase Consideration

The Mergers consideration is estimated to be $14.4 million:

Common stock outstanding as of March 31, 2022	2,647,383
Closing quoted stock price	$5.43
Estimated consideration	$14,375,290

The fair value of the Company’s common stock used in determining the amount of Mergers consideration was calculated using the Company’s closing quoted stock price on May 27, 2022.

Allocation of Purchase Consideration

The following table summarizes the allocation of the purchase consideration to the assets acquired and liabilities assumed on March 31, 2022, based on their preliminary estimated fair values:

Purchase Consideration	$14,375,290

Tangible Assets Acquired:
Cash	$15,020,160
Prepaid expenses and other assets	2,227,127

Identifiable Intangible Assets Acquired:
Customer relationships	1,396,000

Liabilities Assumed:
Accounts payable and accrued expenses	(895,293)
Deferred revenue and other	(191,501)

Net Assets Acquired	$17,556,493

Bargain Purchase	$3,181,203

The identifiable intangible asset associated with customer relationships will be amortized on a straight-line basis over its preliminary estimated useful life of four years. The fair value of the net assets acquired exceeds the purchase price resulting in the transaction being accounted for as a bargain purchase.  This results in the Company recording a non-operating gain on the transaction.

The Transaction Accounting Adjustments reflect the Mergers as a reverse acquisition business combination using the acquisition method of accounting. The pro forma condensed combined financial statements reflect management’s preliminary and best estimate of the fair value of the tangible and intangible assets acquired and liabilities assumed in the Mergers based on information currently available. Certain valuations and studies necessary to finalize the determination of estimated fair values and estimated useful lives are incomplete as of the date of this filing. As final valuations are performed, increases or decreases in the fair value of assets acquired and liabilities assumed may result in adjustments, which may be material, to the unaudited pro forma condensed combined balance sheet and/or statements of operations.

Equity-linked Instruments

As part of the Merger, the CBA Member will receive (i) 2.4 million shares of New Parent Class A Common Stock, (ii) 1.8 million redeemable shares of New Parent Class B Common Stock, (iii) a warrant (W-1 Warrant) to purchase 1.8 million shares of New Parent Class A Common Stock, (iv) 100,000 shares of New Parent Class A Common Stock in exchange for the lesser of $8 per share or the 60-day trailing volume weighted average price of the Company’s common stock and (v) a warrant (W-2 Warrant) to purchase 250,000 shares of New Parent Class A Common Stock.

In addition, the CBA Member will receive (i) the right to purchase, within five trading days of closing, up to an additional 250,000 shares of New Parent Class A Common Stock for the lesser of $8 per share or the 60-day trailing volume weighted average price of the Company’s common stock.

The Company’s stockholders will exchange their outstanding shares for 2,647,383 shares of New Parent Class A Common Stock. In addition, certain officers, directors and employees of the Company have the right to purchase, within five trading days of closing, up to an additional 55,000 shares of New Parent Class A Common Stock in the aggregate for the lesser of $8 per share or the 60-day trailing volume weighted average price of the Company’s common stock.

New Parent’s legal capital structure (i.e., its outstanding shares of capital stock and equity linked instruments) is reflected as the combined company’s capital structure outstanding. After consummation of the Merger, the combined company’s statements of operations will include the Company’s and CBA’s activities; historical financial statements will solely reflect CBA’s activities, as the predecessor entity.

4.	Transaction Accounting Adjustments

The following assumptions and adjustments apply to the unaudited pro forma condensed combined financial statements related to the Merger:

(a)	With respect to the pro forma condensed combined balance sheet as of March 31, 2022, represents the issuance of the following securities to the identified parties:

o	Issuance to CBA’s former member:
■	2,400,000 shares of new Parent Class A Common Stock;

■	100,000 additional shares of New Parent Class A Common Stock in exchange for an estimated payment of $800,000;

■

Option to acquire up to 250,000 additional shares of New Parent Class A Common Stock at a price of the lesser of $8 per share or the 60-day trailing volume weighted average price of the Company’s common stock, which option will expire 5 trading days after closing. None of these are assumed to be exercised and they are not reflected in the pro forma financial statements; and

■

1,800,000 redeemable shares of New Parent Class B Common Stock along with W-1 Warrants to acquire 1,800,000 additional shares of New Parent Class A Common Stock at a price of $8.00 per share, which option will expire 5 years after closing. The New Parent Class B Common Stock only provides voting rights and no economic interests and are redeemable upon the earlier of exercise or expiration of the W-1 Warrants. The combined New Parent Class B Common Stock and W-1 Warrants are liability classified financial instruments.

■	W-2 Warrants to acquire 250,000 additional shares of New Parent Class A Common Stock at a price of $8.00 per share, which option will expire 5 years after closing.

o	Issuance to the Company’s former stockholders:
■	2,647,383 shares of New Parent Class A Common Stock; and

■

To certain employees, officers and directors, the option to acquire 55,000 additional shares of New Parent Class A Common Stock in the aggregate at a price of the lesser of $8 per share or the 60-day trailing volume weighted average price of the Company’s common stock, which option will expire 5 days after closing. None of these are assumed to be exercised and they are not reflected in the pro forma financial statements.

(b)	Represents the pro forma reclassification of CrossingBridge’s membership interests to retained earnings (accumulated deficit) of $1,735,401.

(c)	Represents the pro forma impact to the balance sheet of accruing approximately $500,000 of transaction expenses incurred subsequent to March 31, 2022, with an offsetting increase to accumulated deficit.

(d)

Represents the pro forma impact of the elimination of the Company’s historical goodwill and the allocation of purchase consideration to the identifiable intangible assets acquired (customer relationships) recognition of a gain from the bargain purchase reflecting the excess of the fair value of the net assets acquired over the purchase consideration.  This is the result of the transaction being based on a fixed number of shares and the subsequent decrease in the Company’s stock price at May 27, 2022.

(e)	Represents the pro forma impact of eliminating the Enterprise Diversified’s historical accumulated deficit of $11,631,676.

(f)	Represents the pro forma straight-line annual amortization for the acquired intangible asset related to customer relationships, over its preliminary estimated useful life of four years.

(g)	Represents pro forma adjustment due to working capital target amount.

(h)	Represents pro forma adjustments to recognize the impact to pro forma equity and the impact to the pro forma statement of operations for the year ended December 31, 2021, for the post-combination compensation expense related to the W-2 Warrants, the options, and the additional share purchase requirement, totaling $94,050.

(i)	The pro forma income (loss) from operations does not reflect any additional provision (benefit) for income taxes resulting from the Mergers due to the presence of net operating loss carryforwards and a full valuation allowance for all net deferred tax assets. The Company has not yet completed a study of any potential limitation on the use of its net operating loss carryforward under section 382 of the Internal Revenue Code. Enterprise Diversified’s income tax provision for the year ended December 31, 2021, was a current provision solely attributable to current period distributions related to its the Company’s investment in Alluvial Fund and such amount will not be affected by CBA income.

The summary of the effects of purchase accounting on equity and redeemable Class B common stock and W-1 warrants is as follows:

	Member’s Equity	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Equity	Class B Liability	W-1 Warrant Liability	Total Liability

Historical CrossingBridge Advisors, LLC	$1,735,401	$-	$-	$-	$1,735,401	$-	$-	$-
Historical Enterprise Diversified, Inc.	-	330,922	27,673,692	(11,631,676)	16,372,938	-	-	-
Combined	1,735,401	330,922	27,673,692	(11,631,676)	18,108,339	-	-	-

Transaction Accounting Adjustments
GAAP purchase price	-	505	13,764,785	-	13,765,290	-	610,000	610,000
Gain on bargain purchase	-	-	-	3,181,203	3,181,203	-	-	-
Post-combination compensation expense	-	-	94,050	(94,050)	-	-	-	-
Accrued transaction expenses	-	-	-	(500,000)	(500,000)	-	-	-
Working capital adjustment to purchase price	-	-	(985,401)	-	(985,401)	-	-	-
Additional purchase of common shares	-	10	800,000	-	800,010	-	-	-
Reclassify CBA historical member’s equity	(1,735,401)	-	-	1,735,401	-	-	-	-
Eliminate ENDI historical equity	-	(330,922)	(27,673,692)	11,631,676	(16,372,938)	-	-	-
Subtotal Transaction Accounting Adjustment	(1,735,401)	(330,407)	(14,000,258)	15,954,230	(111,836)	-	610,000	610,000

Pro Forma Combined	$-	$515	$13,673,424	$4,322,554	$17,996,503	$-	$610,000	$610,000

The estimated and preliminary fair value of the W-1 warrants are based on the Black-Scholes option pricing model; using an exercise price of $8.00, a stock price of $5.43, and an annual dividend yield of 0%. Other assumptions included in the model are volatility of 38.00%, a risk free rate of 1.23%, and an expected life of five years. Because the redeemable Class B common stock have no economic interests, the entire fair value was allocated to the W-1 warrants.

5.	Pro Forma Income per Share

Pro forma income per share, basic and diluted, including pro forma impacts of the Merger, is calculated as follows:

	For the Three Months Ended March 31, 2022	For the Year Ended December 31, 2021
Basic and Diluted
Net income (loss), as originally reported (Enterprise Diversified, Inc.)	$(732,822)	$2,822,349
Pro forma net income	$323,420	$7,070,588

Basic
Weighted average outstanding shares for the year, as originally reported (Enterprise Diversified, Inc.)	2,647,383	2,643,302
Pro forma adjustment - weighted average common shares issued as consideration	2,500,000	2,500,000
Pro forma weighted average outstanding shares, basic	5,147,383	5,143,302

Basic income (loss) per share, as originally reported (Enterprise Diversified, Inc.)	$(0.28)	$1.07
Pro forma basic income per share	$0.06	$1.37

Diluted
Weighted average outstanding shares for the year, as originally reported (Enterprise Diversified, Inc.)	2,647,383	2,643,633
Pro forma adjustment - weighted average common shares issued as consideration	2,500,000	2,500,000
Pro forma weighted average outstanding shares, diluted	5,147,383	5,143,633

Diluted income (loss) per share, as originally reported (Enterprise Diversified, Inc.)	$(0.28)	$1.07
Pro forma diluted income per share	$0.06	$1.37

Basic and diluted weighted average shares outstanding as originally reported are adjusted to reflect the effects of (i) the exchange of all outstanding shares of Enterprise Diversified, Inc. common stock for an equal number of shares of New Parent Class A Common Stock, (ii) the issuance of 2.4 million shares of New Parent Class A Common Stock in exchange for 100% of CrossingBridge’s membership interests and (iii) the additional purchase of 100,000 shares of New Parent Class A Common Stock by CrossingBridge’s Member.

Basic and diluted earnings per share calculations excludes the following securities as their inclusion would be anti-dilutive: (i) 1.8 million W-1 Warrants and 250,000 W-2 Warrants, (ii) 250,000 stock purchase options and (iii) 55,000 stock purchase options. In addition, 1.8 million shares of New Parent Class B Common Stock are excluded as they have no economic interest and are not considered participating securities; they are for voting purposes only.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ENTERPRISE DIVERSIFIED, INC.

This section is intended to provide readers of our financial statements information regarding our financial condition, results of operations, and items that management views as important. The following discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and related footnotes for the quarterly period ended March 31, 2022. The discussion of results, causes, and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future. Additionally, it should be noted that a uniform comparative analysis cannot be performed for all segments, as a segment’s limited financial history or restructuring results in less comparable financial performance.

Overview

During the quarterly period ended March 31, 2022, Enterprise Diversified, Inc. (“ENDI,” the “Company,” or “we”) operated through four reportable segments:

●	Asset Management Operations - this segment includes revenue and expenses derived from our various joint ventures, service offerings, and initiatives undertaken in the asset management industry;

●

Real Estate Operations - this segment includes (i) revenue and expenses related to the management of legacy properties held for investment and held for resale through EDI Real Estate located in Roanoke, Virginia, and (ii) prior to its sale on May 17, 2021, our equity in Mt Melrose, LLC, which managed properties held for investment and held for resale located in Lexington, Kentucky;

●	Internet Operations - this segment includes revenue and expenses related to our sale of internet access, hosting, storage, and other ancillary services; and

●

Other Operations - this segment includes any revenue and expenses from nonrecurring or one-time strategic funding or similar activity that is not considered to be one of our primary lines of business, and any revenue or expenses derived from corporate office operations, as well as expenses related to public company reporting, the oversight of subsidiaries, and other items that affect the overall Company.

The management of the Company also continually reviews various business opportunities for the Company, including those in other lines of business.

Asset Management Operations

The Company operates its asset management operations business through its wholly owned subsidiaries, Willow Oak Asset Management, LLC (“Willow Oak”), Willow Oak Capital Management, LLC, Willow Oak Asset Management Affiliate Management Services, LLC (“Willow Oak AMS”) and Willow Oak Asset Management Fund Management Services, LLC (“Willow Oak FMS”).

In 2016, the Company made a seed investment, through Willow Oak, to assist in the launch of Alluvial Fund, LP, a private investment fund that was launched on January 1, 2017, by an unaffiliated sponsor and general partner, Alluvial Capital Management, LLC. The Company had determined that Willow Oak’s support of Alluvial Capital Management, LLC and its direct investment in Alluvial Fund were both beneficial and necessary undertakings in conjunction with establishing an asset management operations business and gaining credibility within that industry. As a special limited partner, Willow Oak earned a share of management and performance fees earned. On May 31, 2021, however, Willow Oak initiated a series of liquidating distributions of its investment in Alluvial Fund according to a mutually agreed upon cash distribution schedule with the general partner. On December 31, 2021, Willow Oak initiated its third and final liquidating cash distribution in respect of such schedule, and during the three-month period ended March 31, 2022, the Company received a corresponding partial cash distribution of $1,680,208. As of December 31, 2021, and subsequently as of March 31, 2022, Willow Oak no longer holds any remaining investment in Alluvial Fund. In accordance with the partnership terms of Alluvial Fund, however, a portion of Willow Oak’s capital account was retained by the general partner until the fund’s activities for the year ended December 31, 2021, were finalized through an independent audit. The retained amount was not actively invested and was not subject to investment gains or losses. The retained amount is represented by the investment redemption receivable amount on the accompanying consolidated balance sheets; however it has been fully collected subsequent to the three-month period ended March 31, 2022. Investment gains and losses for activity during the prior periods presented are reported as revenue on the accompanying unaudited consolidated statements of operations.

In furtherance of establishing the asset management operations business, Willow Oak signed a fee share agreement in June 2017, with Coolidge Capital Management, LLC (“Coolidge”), whose sole member is Keith D. Smith, an ENDI director. Willow Oak is the sole member of Bonhoeffer Capital Management, LLC, the general partner to Bonhoeffer Fund, LP, a private investment partnership launched by Willow Oak and managed by Coolidge. Under their agreement concerning Bonhoeffer Fund, LP, Willow Oak paid all start-up expenses and pays agreed-upon operating expenses that are not partnership expenses, Coolidge is responsible for all investment management, and Willow Oak receives 50% of all performance and management fees earned. Additionally, Willow Oak FMS earns a direct fee from the private limited partnership for the administrative, compliance program management, and tax and audit liaison services it renders.

On November 1, 2018, Willow Oak Asset Management, LLC entered into a fund management services agreement with Arquitos Investment Manager, LP, Arquitos Capital Management, LLC, and Arquitos Capital Offshore Master, Ltd. (collectively “Arquitos”), which are managed by our Board chairman and principal executive officer, Steven L. Kiel, to provide Arquitos with Willow Oak’s Fund Management Services (“FMS”) consisting of the following services: strategic planning, investor relations, marketing, operations, compliance program management and legal coordination, accounting and bookkeeping, annual audit and tax coordination, and liaison to third-party service providers. Willow Oak earns monthly and annual fees as consideration for these services. On November 1, 2020, this arrangement was renewed with revised terms that include an exchange of services between Willow Oak and Arquitos. Steven Kiel, through Arquitos, has been contracted to perform ongoing consulting services for the benefit of Willow Oak in the following areas: strategic development, marketing, networking and fundraising. Willow Oak continues to provide ongoing FMS services, and continues to earn monthly and annual fees as consideration for these services.

On October 1, 2019, Willow Oak partnered with Geoff Gannon and Andrew Kuhn to form Focused Compounding Capital Management, LLC (“Focused Compounding”). This joint venture, of which Willow Oak Capital Management is a 10% beneficial owner, manages capital through separately managed accounts and a private investment fund launched January 1, 2020. Willow Oak provides ongoing FMS and operational support in addition to having covered all one-time expenses associated with the launch of Focused Compounding Fund, LP. As consideration for the arrangement, Willow Oak Capital Management is entitled to 10% of gross management and performance fees earned by Focused Compounding. Additionally, Willow Oak FMS earns a direct fee from the private limited partnership for the administrative, compliance program management, and tax and audit liaison services it renders.

On September 29, 2020, Willow Oak, through Willow Oak AMS, executed a strategic relationship agreement with SVN Capital, LLC whereby Willow Oak would receive certain economic and other rights in exchange for the provision of certain ongoing FMS and operational services offered through Willow Oak FMS. Pursuant to these economic rights, Willow Oak is entitled to 20% of gross management and performance fees earned by the firm. Additionally, Willow Oak FMS earns a direct fee from SVN Capital Fund, LP, a private investment fund launched by the firm’s managing member, for the administrative, compliance program management, and tax and audit liaison services it renders.

Real Estate Operations

As has been previously reported, in December 2017, ENDI created New Mt Melrose, a wholly-owned subsidiary at that time, to acquire a portfolio of residential and other income-producing real estate in Lexington, Kentucky, pursuant to a certain Master Real Estate Asset Purchase Agreement entered into in December 2017 with the seller, Old Mt. Melrose. During January and June 2018, New Mt Melrose, consistent with the terms of the purchase agreement, completed two bundled acquisitions from Old Mt. Melrose of residential and other income-producing real properties located in Lexington, Kentucky. As has been previously reported, on June 27, 2019, the Company sold 65% of its membership interest in New Mt Melrose to Woodmont, which agreed to assume full responsibility for the management and operation of New Mt Melrose and its real estate portfolio. As a result of no longer having a controlling financial interest, the Company deconsolidated the operations of New Mt Melrose as of June 27, 2019. As was previously reported in the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2021, on May 17, 2021, the Company entered into an agreement with Woodmont that terminated and effected a sale to Woodmont of the Company’s remaining membership interests in New Mt Melrose in conjunction with a cash payment to the Company. As of the quarterly period ended June 30, 2021, and subsequently the year ended December 31, 2021, the Company does not hold any remaining interests in the New Mt Melrose entity. See Notes 3 and 8 for more information.

As has been previously reported, in July 2017, ENDI created a wholly-owned real estate subsidiary named EDI Real Estate, LLC, to hold ENDI’s legacy portfolio of real estate. During the three-month period ended March 31, 2022, the Company sold the sole residential property remaining in the portfolio. As a result of this sale, the Company no longer maintains any residential rental properties or rental leases. As of March 31, 2022, through EDI Real Estate, LLC, ENDI owns two vacant lots located in Roanoke, Virginia, comprising the entirety of the Company’s remaining real estate portfolio.

State and municipal laws and regulations govern the real estate industry in general and do not vary significantly throughout our real estate holding areas. State laws, including the Virginia Residential Landlord and Tenant Act, in addition to local ordinances, govern our rental properties and also do not vary significantly throughout our real estate holding areas.

Internet Operations

The Company operates its internet operations segment through Sitestar.net, a wholly-owned subsidiary. Sitestar.net is an Internet Service Provider (ISP) that offers consumer and business-grade internet access, wholesale managed modem services, web hosting, third-party software as a reseller, and various ancillary services. We provide services to customers in the United States and Canada. This segment markets and sells narrow-band (dial-up and ISDN) and broadband services (DSL, fiber-optic, and wireless), as well as web hosting and related services to consumers and businesses.

Our primary competitors include regional and national cable and telecommunications companies that have substantially greater market presence, brand-name recognition, and financial resources compared to Sitestar.net. Secondary competitors include local and regional ISPs.

The residential broadband internet access market is dominated by cable and telecommunications companies. These companies offer internet connectivity through the use of cable modems, Digital Subscriber Line (DSL) programs, and fiber. These competitors have extensive scale and significantly more resources than Sitestar.net. Competitors often offer incentives for customers to purchase internet access by offering discounts for bundled service offerings (i.e., phone, television, and Internet). While we are a reseller of broadband services including DSL and fiber services, our profit margin is heavily influenced by these competitive forces.

There are currently laws and regulations directly applicable to access or commerce on the internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security, and the convergence of traditional telecommunications services with Internet communications. We may be positively or negatively affected by the repeal, modification, or adoption of various laws and regulations. These changes may occur at the international, federal, state, and local levels, and may cover a wide range of issues.

As of March 31, 2022, the focus of our internet operations segment is to generate cash flow, work to make our costs variable, and reinvest in our operations when an acceptable return is available. We did not make significant reinvestments into the internet operations segment during the quarterly period ended March 31, 2022.

Management routinely endeavors to identify the market value for domain names owned by the Company in order to assess potential income opportunities. Management evaluates these domain names for third-party sales potential, as well as for other marketing opportunities that could generate new revenue from current customers who utilize the domains.

Other Operations

Other operations include nonrecurring or one-time strategic funding or similar activity and other corporate operations that are not considered to be one of the Company’s primary lines of business. Below are the main recent activities comprising other operations.

Financing Arrangement Regarding Triad Guaranty, Inc.

In August 2017, the Company entered into an agreement with several independent third parties to provide debtor-in-possession financing to an unaffiliated third party, Triad Guaranty, Inc., through Triad DIP Investors, LLC. The Company initially contributed $100,000. Triad Guaranty, Inc. exited bankruptcy in April 2018, and the Company subsequently entered into an amended and restated promissory note. As part of the amended and restated promissory note, the Company provided an additional contribution in the amount of $55,000 in May 2018. The terms of the promissory note provided for interest in the amount of 10% annually and the issuance of warrants in Triad Guaranty, Inc. equal to 2.5% of the company. On December 31, 2020, the Company accepted a revision of terms to the original promissory note, which includes, among other things, an extension of the loan maturity date to December 31, 2022, an increase of interest to the amount of 12% annually, and a provision to settle all currently accrued interest through the issuance of Triad Guaranty, Inc. common shares. In line with the revision of note terms, during the three-month period ended March 31, 2021, the Company was issued 454,097 shares of Triad Guaranty, Inc. in lieu of interest accrued on the note receivable as of December 31, 2020.

On December 27, 2021, the Company completed the purchase of a comparable investment consisting of (i) another Triad Guaranty, Inc. promissory note in the original principal sum of $155,000, having the same terms as the December 31, 2020, financing agreement, along with (ii) 393,750 common shares of Triad Guaranty, Inc., for $25,000 from a related party. The value of this purchase is reflective of the implied collectability of the promissory note and the relative illiquidity of Triad Guaranty, Inc. stock. The Company determined that the December 27, 2021, transaction represents an active market transaction of similar assets to the Company’s existing Triad Guaranty, Inc. assets. As a result, the Company recorded a total $189,515 impairment on December 31, 2021, to its existing Triad Guaranty, Inc. promissory note and common stock to reflect the market value implied by the December 27, 2021, transaction. As of December 31, 2021, and subsequently as of March 31, 2022, the Company holds its interests in both promissory notes at $50,000 under notes receivable on the accompanying consolidated balance sheets and has attributed no value to its 847,847 aggregate shares of Triad Guaranty, Inc. common stock. See Note 4 for more information.

Corporate Operations

Corporate operations include any revenue or expenses derived from corporate office operations, as well as expenses related to public company reporting, the oversight of subsidiaries, and other items that affect the overall Company.

Summary of Financial Performance

Common stockholders’ equity decreased from $17,105,760 at December 31, 2021, to $16,372,938 at March 31, 2022. This change was attributable to $97,050 of net income in the internet operations segment and $44,536 of net income in the real estate operations segment, and was offset by a net loss of $81,095 in the asset management operations segment and a net loss of $793,313 in other segments. Corporate expenses for the three-month period ended March 31, 2022, included in the net loss from other operations, totaled $814,776. Total comprehensive net loss for the three-month period ended March 31, 2022, equaled $732,822.

Balance Sheet Analysis

This section provides an overview of changes in our assets, liabilities, and equity and should be read together with our accompanying consolidated financial statements, including the accompanying notes to the financial statements. The table below provides a balance sheet summary for the periods presented and is designed to provide an overview of the balance sheet changes from quarter to quarter.

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
ASSETS
Cash and equivalents	$15,020,160	$13,487,482	$9,316,890	$9,399,112	$292,767
Accounts receivables, net	39,454	351,405	302,548	369,893	130,155
Investment redemption receivable	2,053,587	3,734,465	5,579,679	—	—
Investments, at fair value	—	—	3,765,834	8,512,439	15,736,234
Real estate, total	—	26,911	27,334	27,732	239,500
Goodwill and other assets	346,531	340,495	490,599	493,618	508,094
Total assets	$17,459,732	$17,940,758	$19,482,884	$18,802,794	$16,906,750
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$16,366	$11,474	$67,585	$48,920	$60,734
Accrued expenses	872,395	645,798	465,606	117,103	137,803
Income taxes payable	6,532	6,532	360,000	—	—
Deferred revenue	191,501	171,194	198,199	198,045	198,848
Notes payable and other liabilities	—	—	—	24,461	247,305
Total liabilities	1,086,794	834,998	1,091,390	388,529	644,690
Total stockholders’ equity	16,372,938	17,105,760	18,391,494	18,414,265	16,262,060
Total liabilities and stockholders’ equity	$17,459,732	$17,940,758	$19,482,884	$18,802,794	$16,906,750

Results of Operations

Asset Management Operations

The Company operates its asset management operations business through its wholly owned subsidiaries, Willow Oak Asset Management, LLC (“Willow Oak”), Willow Oak Capital Management, LLC, Willow Oak Asset Management Affiliate Management Services, LLC (“Willow Oak AMS”), and Willow Oak Asset Management Fund Management Services, LLC (“Willow Oak FMS”). These subsidiaries were formed on October 10, 2016, May 24, 2018, and August 21, 2020, respectively. During the segment’s first year of operations, Willow Oak entered into three fee share agreements with multiple private investment partnerships and made an additional investment through another partnership arrangement. During the year ended December 31, 2018, two partnerships were formed, multiple fee share agreements were entered into, and a new service offering, Fund Management Services, was launched. During the year ended December 31, 2019, one joint venture was formed in which Willow Oak Capital Management is a non-managing beneficial owner. During the year ended December 31, 2020, we assisted in the launch of a private investment fund, and two wholly-owned entities, Willow Oak AMS and Willow Oak FMS, were formed to advance strategic relationships with external investment firms. Additionally, Willow Oak formalized a strategic relationship with an investment firm, becoming a non-managing beneficial owner in exchange for the provision of certain ongoing FMS and operational services.

During the three-month period ended March 31, 2022, the asset management operations segment produced $38,495 of revenue. There were no costs of revenue, operating expenses totaled $119,417, and other expenses were $173. The net loss for the three-month period ended March 31, 2022, totaled $81,095. This compares to the three-month period ended March 31, 2021, when the asset management operations segment produced $2,193,854 of revenue, there were no costs of revenue, and operating expenses totaled $117,711. Total net income for the three-month period ended March 31, 2021, was $2,076,143.

The decrease in revenue for the three-month period ended March 31, 2022, is primarily due to the absence of returns from the Company’s historical Alluvial Fund investment. As mentioned previously, as of December 31, 2021, the Company no longer holds a direct interest in Alluvial Fund. Operating expenses remained comparable quarter over quarter.

On December 31, 2021, Willow Oak initiated its third and final liquidating cash distribution from Alluvial Fund, and during the three-month period ended March 31, 2022, the Company received a corresponding partial cash distribution of $1,680,208. In accordance with the partnership terms of Alluvial Fund, a portion of Willow Oak’s capital account was retained by the general partner until the fund’s activities for the year ended December 31, 2021, were finalized through an independent audit. As of December 31, 2021, and subsequently as of March 31, 2022, Willow Oak no longer holds any remaining investment in Alluvial Fund. The retained amount was not actively invested and was not subject to investment gains or losses. The retained amount is represented by the investment redemption receivable amount on the accompanying consolidated balance sheets; however it has been fully collected subsequent to the three-month period ended March 31, 2022. Investment gains and losses for activity during the prior periods presented are reported as revenue on the accompanying unaudited consolidated statements of operations. As of March 31, 2022 and December 31, 2021, the asset management operations segment does not hold any short or long-term investments. Willow Oak continues to earn revenue through its remaining fee share arrangements, as well as through fund management services.

The tables below provide a summary of income statement amounts over time. These figures are specific to the asset management operations segment and are presented for the three-month periods designated below.

Asset Management Operations Revenue	Quarterly Period Ended March 31, 2022	Quarterly Period Ended March 31, 2021
Unrealized gains on investment activity	$—	$2,054,471
Performance fee revenue	—	99,579
Management fee revenue	16,745	19,264
Fund management services revenue	21,750	20,540
Total revenue	$38,495	$2,193,854

Real Estate Operations

For the three-month period ended March 31, 2022, the real estate operations segment generated revenue of $1,800 and cost of revenues of $445, all of which is attributed to rental activities. Operating expenses for the three-month period ended March 31, 2022, were $209. Other income totaled $43,390 and net income for the three-month period ended March 31, 2022, totaled $44,536. Other income for the three-month period ended March 31, 2022, is primarily attributable to the sale of the sole remaining residential property, which resulted in a gain of $43,140. This compares to the three-month period ended March 31, 2021, when the real estate operations segment generated revenue of $9,736 and cost of revenue of $7,644, all of which was also related to rental activities. Operating expenses for the three-month period ended March 31, 2021, were $6,485, other expenses totaled $4,795, and the total reported net loss was $9,188. Other expenses incurred during the three-month period ended March 31, 2021, were primarily interest-related expenses. The current period decreases in revenue, cost of revenue, and operating expenses are due to the diminished rental real estate portfolio.

EDI Real Estate Operations

As of March 31, 2022, and December 31, 2021, the EDI Real Estate portfolio of properties included the following units:

EDI Real Estate	March 31, 2022	December 31, 2021
Units occupied or available for rent	0	1
Vacant lots held for investment	2	2
Total units held for investment	2	3

As of March 31, 2022, the two vacant lots located in Roanoke, Virginia are not assigned a value on the accompanying consolidated balance sheets, as the lots hold limited value due to their rural location and lack of utility and access.

The unit held for investment as of December 31, 2021, consisted of a single-family residential rental unit. This property was sold during the three-month period ended March 31, 2022.

The lease in effect as of December 31, 2021, was based on a month-to-month provision as the initial annual term of the lease had been completed. An outside property management company managed this rental property on behalf of the Company. As this property was sold during the three-month period ended March 31, 2022, there are no reportable future anticipated rental revenues.

EDI Real Estate	March 31, 2022	December 31, 2021
Total real estate held for investment	$—	$43,821
Accumulated depreciation	—	(16,910)
Real estate held for investment, net	$—	$26,911

For the three-month periods ended March 31, 2022 and 2021, depreciation expense on the EDI Real Estate portfolio of properties was $398 and $2,377, respectively.

EDI Real Estate’s sold remaining residential property was sold during the three-month period ended March 31, 2022. Gross proceeds for the sale of the property were $75,000 and net proceeds totaled $69,603. This compares to the property’s carrying value of $26,463, which resulted in a gain of $43,140 on the sale. There were no properties sold during the three-month period ended March 31, 2021. No properties were purchased during the three-month periods ended March 31, 2022 and 2021.

No impairment adjustments were recorded on the EDI Real Estate portfolio during the three-month periods ended March 31, 2022, and 2021.

Mt Melrose Operations

For the quarterly period ended March 31, 2021, prior to the sale of the remaining membership interests on May 17, 2021, the Company’s remaining investment in Mt Melrose was carried on our condensed consolidated balance sheets for $53,846. This carrying value was reflective of the mechanics of the June 27, 2019 transaction, as the Company could not obtain current appraisals for each individual property at that time. By way of the Mt Melrose transaction, the Company was able to significantly reduce direct and overhead expenses, improve net cash flows, and fully deconsolidate approximately $6.4 million of debt. Additionally, the Company was afforded the opportunity to refocus growth opportunities to its asset management operations segment. These circumstances, rather than the cash consideration received, are what strategically prompted the majority sale of the Mt Melrose entity. Additional debt restructurings and sales of previously inactive real estate properties allowed the portfolio to continue its redirection, which management believes provided long-term returns greater than its carrying value. Management’s belief was substantiated as the Company recognized a gain of $778,872 during the quarterly period ended June 30, 2021, on the sale of its then-remaining membership interests in the Mt Melrose entity. As of the prior period ended June 30, 2021, the Company no longer holds any interest in the Mt Melrose entity. No comparable activity existed for the quarterly period ended March 31, 2022. See Notes 3 and 8 for more information.

Internet Operations

Revenue attributed to the internet operations segment during the three-month period ended March 31, 2022 totaled $216,680, and cost of revenue totaled $71,194. Operating expenses for the segment totaled $49,844 for the three-month period ended March 31, 2022, and other income totaled $1,408. Total net income for the internet operations segment was $97,050 for the three-month period ended March 31, 2022. This compares to the three-month period ended March 31, 2021, when revenue totaled $232,266, cost of revenues totaled $71,963, operating expenses were $46,541, other income was $361, and net income was $114,123.

As of March 31, 2022, we have a total of 6,962 customer accounts across the U.S. and Canada. This compares to the three-month period ended March 31, 2021, when we had a total of 6,895 customer accounts. Even through the internet operations segment has seen an increase in total customer accounts, total comparative revenue has slightly decreased due to the segment’s evolving sales mix. The sales mix for the internet operations segment has shifted from higher revenue, lower margin products to lower revenue, higher margin products. During the three-month period ending March 31, 2022, approximately 49% of our revenue is driven by internet access services, with the remaining 51% being earned though web hosting, email, and other web-based storage services. This compares to the three-month period ending March 31, 2021, when approximately 60% of our revenue was driven by internet access services, with the remaining 40% being earned though web hosting, email, and other web-based storage services.

As of March 31, 2022, approximately 92% of our customer accounts are U.S.-based, while 8% are Canada-based. Revenue generated by our U.S. customers totaled $205,877, and revenue generated by our Canadian customers totaled $10,803 during the three-month period ended March 31, 2022. This compares to revenue generated by our U.S. customers of $220,280, and revenue generated by our Canadian customers of $11,986 during the three-month period ended March 31, 2021.

Other Operations

For the three-month period ended March 31, 2022, the Company’s other operations segment did not produce any revenue or cost of sales. Operating expenses totaled $814,776, and other income was $21,463 for the three-month period ended March 31, 2022. Corporate operating expenses accounted for the full $814,776 of reported operating expenses for our other operations segment. This resulted in a net loss of $793,313 for the three-month period ended March 31, 2022. This compares to the three-month period ended March 31, 2021, when the other operations segment again did not produce any revenue or cost of sales, but did incur corporate operating expenses of $207,253, other income of $4,824, and a net loss of $202,429 for the period. Corporate expenses are higher for the three-month period ended March 31, 2022, primarily due to increased corporate legal expenses associated with the Company’s proposed merger transaction.

The Company did not recognize any income tax expense for the three-month periods ended March 31, 2022 and 2021, as the Company operated at a tax loss for those periods, and any deferred tax liabilities associated with unrealized gains in the Alluvial Fund investments for the three-month period ended March 31, 2021, were offset by deferred tax assets. The Company continues to provide a full valuation allowance against its net deferred tax assets, including net operating loss carryforwards, as of the three-month period ended March 31, 2022.

Proposed Merger with CBA

As set forth in more detail in this joint proxy statement/prospectus and as qualified in its entirety by reference to the content of the Merger Agreement attached as Annex A hereto, on December 29, 2021, the Company entered into an Agreement and Plan of Merger  with ENDI Corp., a Delaware corporation, Zelda Merger Sub 1, Inc., a Delaware corporation, Zelda Merger Sub 2, LLC, a Delaware limited liability company, CrossingBridge Advisors, LLC, a Delaware limited liability company, and Cohanzick Management, L.L.C., a Delaware limited liability company.

Voting and Support Agreement

In connection with the Merger Agreement we and certain of our stockholders holding an aggregate of approximately 34% of the issued and outstanding voting capital stock of the Company have entered into a voting and support agreement (the “Support Agreement”) pursuant to which such stockholders of the Company have agreed to vote their shares of capital stock of the Company in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger, and against any action, agreement, transaction or proposal that would result in a breach of any covenant or other provision of the Merger Agreement or that would reasonably be expected to result in the transactions contemplated by the Merger Agreement from not being completed. Pursuant to the Support Agreement, the stockholders party thereto have also agreed to waive their dissenters rights under Nevada law with respect to the Merger, not to solicit or support any corporate transaction that constitutes or could reasonably be expected to constitute, an alternative to the Merger, and not to sell, transfer, assign or otherwise take any action that would have the effect of preventing or disabling the stockholder from voting its shares of the Company in accordance with its obligations under the Support Agreement. The Support Agreement automatically terminates upon the termination of the Merger Agreement or upon the mutual agreement of the parties to the Support Agreement. The description of the Support Agreement is qualified in its entirety by reference to the content of the Support Agreement, which was included as an Exhibit to the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2022.

Because of the material conditions to closing, including the approval of our stockholders of the Merger Agreement, we cannot assure you that the Merger will close as scheduled or at all, or on the terms described herein. If consummated, the Merger may result in significant changes to the business of the Company and the terms of an investment in shares of our common stock.

No Offer or Solicitation

This Quarterly Report on Form 10-Q is not intended to and shall not constitute a proxy statement or the solicitation of a proxy, consent or authorization with respect to any securities in respect of the Proposed Merger and shall not constitute an offer to sell or the solicitation of an offer to buy or subscribe for any securities or a solicitation of any vote of approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Financial Condition, Liquidity, and Capital Resources

During the three-month period ended March 31, 2022, Enterprise Diversified carried out its business strategy in four operating segments: Asset Management Operations, Real Estate Operations, Internet Operations, and Other Operations. Our primary focus is on generating cash flow so that we have the flexibility to pursue opportunities as they present themselves. We will only invest cash in a segment if we believe that the return on this invested capital is appropriate for the risk associated with the investment. This consideration is measured against all investment opportunities available to us and is not limited to these particular segments or the Company’s historical operations.

Cash and equivalents totaled $15,020,160 at the three-month period ended March 31, 2022, compared to $13,487,482 at year-end December 31, 2021. Accounts receivable decreased to $39,454 at March 31, 2022, compared to $351,405 at December 31, 2021. Investment redemption receivable decreased from $3,734,465 at year-end December 31, 2021 to $2,053,587 at the three-month period ended March 31, 2022. Real estate held for investment decreased to $0 at the three-month period ended March 31, 2022, compared to $26,911 at year-end December 31, 2021. Additionally, accrued compensation decreased from $337,759 at year-end December 31, 2021, to $37,759 at the three-month period ended March 31, 2022. Finally, accrued expenses increased to $834,636 at the three-month period ended March 31, 2022, compared to $308,039 at year-end December 31, 2021. The increase in cash and equivalents and decrease in investment redemption receivable are attributable to the Company’s withdrawals from Alluvial Fund, LP. The Company’s decrease in accounts receivable are due to the repayment of fee shares earned through Willow Oak’s various fee share arrangements, some of which crystalize at the calendar year-end. The decrease in real estate held for investment is due to the sale of the remaining EDI Real Estate rental property as discussed previously. The decrease in accrued compensation is due to the payment of year-end bonus and director fees during the three-month period ended March 31, 2022. The increase in accrued expenses is largely attributed to an increase in legal fees associated with the Company’s proposed merger transaction with CBA. The Company does not expect to make significant reinvestments into property and equipment used in operating activities at this time.

The Company currently believes that our existing balances of cash, cash equivalents, and cash generated from operations will be sufficient to satisfy our currently anticipated cash requirements through at least the next 12 months.

The aging of accounts receivable as of March 31, 2022, and December 31, 2021 is as shown:

	March 31, 2022	December 31, 2021
Current	$37,788	$348,745
30 – 60 days	926	1,545
60 + days	740	1,115
Total	$39,454	$351,405

We have no material capital expenditure requirements.

Discussion Regarding COVID-19 Potential Impacts

Due to the continuing uncertainty surrounding the COVID-19 pandemic, management has continued to regularly monitor and assess all Company operations for potential impacts of the COVID-19 pandemic, including as infectious variants such as Omicron have emerged. As of the quarterly period ended March 31, 2022, the Company has not been forced to make significant operational changes as a result of the pandemic. Management does not anticipate additional challenges in meeting existing obligations, nor do we expect significant customer or vendor interruptions. However, the extent to which the continuing COVID-19 pandemic ultimately may impact our business, financial condition, liquidity, and results of operations likely will continue to depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the continuing pandemic, the direct and indirect impact of the continuing pandemic on our employees, customers, and service providers, as well as the U.S. economy, and the actions taken by governmental authorities and other third parties in response to the continuing pandemic.

Discussion Regarding the Company’s Status Under the Investment Company Act of 1940

As discussed above, the Company, directly and through our controlled subsidiaries, currently is engaged primarily in asset management operations, real estate operations, and internet operations lines of business–that is, in businesses other than that of investing, reinvesting, or trading in securities. We are not engaged primarily, nor do we propose to engage primarily, in the business of investing, reinvesting, or trading in securities; nor does the Company propose to operate any of its businesses in a manner that would cause the Company to be subject to regulation as an “investment company” under the 1940 Act.

Beginning during the quarterly period ended March 31, 2021, and continuing to date, the Company has been conducting informal discussions and correspondence with members of the staff of the Securities and Exchange Commission’s (“SEC”) Division of Investment Management regarding a general inquiry by the SEC as to the Company’s status under the 1940 Act, notably given the Company’s indirect investment in Alluvial Fund, LP, which has been fully divested.

Generally, under Section 3(a)(1) of the 40 Act, a company is deemed to be an investment company if:

●	it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or
●

it is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis.

Historically, the Company has structured its various business lines to allow it to satisfy both tests under Section 3(a)(1).  However, in 2019, as part of a strategic reallocation of its resources, the Company conducted divestitures of certain significant assets, resulting in its ownership of investment securities with a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis. Our ownership of “investment securities” was largely comprised of our investment and limited partnership interests in Alluvial Fund, LP. In this respect, as the composition of our assets had changed over time, including by virtue of our previous sale of membership interests in Mt Melrose, LLC and our previous divestiture of the former Home Services Operations segment, the impact of our long-standing Alluvial Fund investment to the composition of our total assets, as measured under the 1940 Act, had become more pronounced, albeit inadvertently. As a result, the Company sought to avoid the registration requirement under the 1940 Act by satisfying Section 3(b)(1), which provides that a company that would otherwise fit within the definition of investment company under Section 3(a)(1) will not be required to register under the 1940 Act if “it is primarily engaged, directly or through a wholly owned subsidiary or subsidiaries, in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities”.

The Company’s ongoing informal discussions with the SEC have been conducted with the aim of strengthening the Company’s position under Section 3(a)(1) of the 1940 Act. As a result of such discussions and correspondence among the Company and the SEC, the Board of Directors of the Company reconfirmed, during the quarterly period ended March 31, 2021, that the Company has a bona fide intent to be engaged primarily in lines of business not constituting that of investing, reinvesting, or trading in securities,  and the Board resolved to explore certain strategic options consistent with that intent.

As of the quarterly period ended September 30, 2021, and subsequently as of the quarterly period ended March 31, 2022, management determined that our ownership of “investment securities” has fallen below the 40% threshold in Section 3(a)(1)(C) the 1940 Act. This decrease was attributed to the completion of the Company’s withdrawals from the Alluvial Fund, LP, as previously discussed.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ENTERPRISE DIVERSIFIED, INC.

This section is intended to provide readers of our financial statements information regarding our financial condition, results of operations, and items that management views as important. The following discussion and analysis should be read in conjunction with the Company’s accompanying consolidated financial statements and accompanying notes as of and for the years ended December 31, 2021 and 2020. The discussion of results, causes, and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future. Additionally, it should be noted that a uniform comparative analysis cannot be performed for all segments, as a segment’s limited financial history or recent restructuring results in less comparable financial performance.

Summary of Financial Performance

Common stockholders’ equity increased from $14,043,411 at December 31, 2020, to $17,105,760 at December 31, 2021. This change was primarily attributable to $4,225,702 of net income in the asset management operations segment, $824,284 of net income in the real estate operations segment, $434,228 of net income in the internet operations segment, and was partially offset by $2,661,865 of net loss in the other operations segment. There was no reportable income attributed to discontinued operations for the year ended December 31, 2021. Corporate expenses for the year ended December 31, 2021, included in the net loss from other operations, totaled $2,148,641. Total comprehensive net income for the year ended December 31, 2021 equaled $2,822,349.

Balance Sheet Analysis

This section provides an overview of changes in our assets, liabilities, and equity and should be read together with our accompanying consolidated financial statements, including the accompanying notes to the financial statements. The table below provides a balance sheet summary for the periods presented and is designed to provide an overview of the balance sheet changes from quarter to quarter.

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
ASSETS
Cash and equivalents	$13,487,482	$9,316,890	$9,399,112	$292,767	$341,007
Accounts receivables, net	351,405	302,548	369,893	130,155	144,791
Investment redemption receivable	3,734,465	5,579,679	—	—	—
Investments, at fair value	—	3,765,834	8,512,439	15,736,234	13,574,462
Real estate, total	26,911	27,334	27,732	239,500	241,876
Goodwill and other assets	340,495	490,599	493,618	508,094	555,044
Total assets	$17,940,758	$19,482,884	$18,802,794	$16,906,750	$14,857,180
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$11,474	$67,585	$48,920	$60,734	$65,524
Accrued expenses	645,798	465,606	117,103	137,803	306,063
Income taxes payable	6,532	360,000	—	—	—
Deferred revenue	171,194	198,199	198,045	198,848	192,088
Notes payable and other liabilities	—	—	24,461	247,305	250,094
Total liabilities	834,998	1,091,390	388,529	644,690	813,769
Total stockholders’ equity	17,105,760	18,391,494	18,414,265	16,262,060	14,043,411
Total liabilities and stockholders’ equity	$17,940,758	$19,482,884	$18,802,794	$16,906,750	$14,857,180

Financial Condition, Liquidity, and Capital Resources

During the year ended December 31, 2021, Enterprise Diversified carried out its business strategy in four operating segments: Asset Management Operations, Real Estate Operations, Internet Operations, and Other Operations. Our primary focus is on generating cash flow so that we have the flexibility to pursue opportunities as they present themselves. We will only invest cash in each segment if we believe that the return on this invested capital is appropriate for the risk associated with the investment. This consideration is measured against all investment opportunities available to us and is not limited to these particular segments or the Company’s historical operations.

Cash and equivalents totaled $13,487,482 at year-end December 31, 2021, compared to $341,007 at year-end December 31, 2020. Real estate held for investment decreased to $26,911 at year-end December 31, 2021, compared to $241,876 at year-end December 31, 2020, and long-term investments decreased to $0 at year-end December 31, 2021, compared to $13,574,462 at year-end December 31, 2020. Total accrued expenses increased to $645,798 at year-end December 31, 2021, compared to $306,063 at year-end December 31, 2020, and total notes payable decreased to $0 at the year ended December 31, 2021, from $250,094 at year-end December 31, 2020. The increase in cash and equivalents and decrease in long-term investments are primarily attributed to the series of liquidating distributions the Company initiated from Alluvial Fund during the current year. The decreases in real estate and notes payable are primarily due to the opportunistic sales of certain EDI Real Estate rental properties. The increase in accrued expenses is largely a product of additional legal and professional fees incurred as part of the Business Combination, which is further described in Note 11. The Company does not expect to make significant reinvestments into property and equipment used in operating activities at this time.

The Company currently believes that our existing balances of cash, cash equivalents, and cash generated from operations will be sufficient to satisfy our currently anticipated cash requirements through at least the next 12 months.

The aging of accounts receivable as of December 31, 2021, and December 31, 2020, is as shown:

	December 31, 2021	December 31, 2020
Current	$348,745	$142,121
30 – 60 days	1,545	1,836
60 + days	1,115	834
Total	$351,405	$144,791

We have no material capital expenditure requirements.

During the quarterly period ended June 30, 2020, the Company received loan proceeds in the amount of $125,102 under the Paycheck Protection Program, as amended (the “PPP”), administered by the U.S. Small Business Administration. The PPP, established as part of the U.S. Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”), generally provided for economic assistance in the way of loans to qualifying business for amounts up to two-and-a-half times the average monthly payroll expenses of the qualifying business. Under the PPP, amounts of loan principal and accrued interest were eligible for forgiveness after a period, as selected by the borrower, of either eight or twenty-four weeks, provided the borrower used the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintained its payroll levels. The amount of loan forgiveness was subject to reduction if the borrower terminated employees or reduced salaries during the selected time period.

The Company applied for and was granted loan forgiveness by the Small Business Administration for the full value of its PPP loan in December 2020. The principal value of the loan, along with accrued interest, has been recognized as other income on the accompanying consolidated statements of operations for the year ended December 31, 2020.

During the quarterly period ended September 30, 2018, EDI Real Estate, LLC, as a borrower, issued a promissory note secured by certain properties held for investment. This note carried an annual interest rate of 5.6% and fully matured on September 1, 2033, with early payoff permitted. The interest rate on this note was subject to change once each five-year period based on an index rate plus a margin of 2.750 percentage points. The index rate was calculated as a monthly average yield on U.S. Treasury Securities, adjusted to a constant maturity of five years. During the quarterly period ended September 30, 2021, the remaining loan balance was paid in full and no future payments are required.

During the quarterly period ended September 30, 2017, EDI Real Estate, LLC, as a borrower, issued a promissory note secured by a property held for investment. This note carried an annual interest rate of 6%, accrued interest quarterly, and was due September 15, 2022, with early payoff permitted. During the quarterly period ended June 30, 2021, the balance of this note was paid in full in conjunction with the sale of the property. No future payments are required.

Notes payable as of December 31, 2021 and 2020, consisted of the following:

	Interest Rates	Average Term	2021	2020
Interest-bearing amount due on promissory note through EDI Real Estate, LLC	5.60%	15 years	$—	$154,094
Interest-bearing amount due on real estate held for investment through EDI Real Estate, LLC	6.00%	5 years	—	96,000
Less current portion			—	(5,609)
Long-term portion			$—	$244,485

Other Contractual Obligations

In 2016, the Company made a strategic determination to fund a seed investment, through Willow Oak, to assist in the launch of Alluvial Fund, LP, a private investment fund that was launched on January 1, 2017, by an unaffiliated sponsor and general partner, Alluvial Capital Management, LLC. The Company had determined that Willow Oak’s support of Alluvial Capital Management, LLC and its direct investment in Alluvial Fund were both beneficial and necessary undertakings in conjunction with establishing an asset management operations business and gaining credibility within that industry. Investment gains and losses are reported as revenue on the accompanying consolidated statements of operations. During the year ended December 31, 2021, the Company completed a liquidating withdrawal schedule from the Alluvial Fund in order to further strengthen the Company’s assertion that it is not subject to the application of the Investment Company Act of 1940, further discussed below. As of December 31, 2021, Willow Oak no longer holds any investment in Alluvial Fund.

As has been previously reported, on June 27, 2019, the Company sold 65% of its membership interest in Mt Melrose, LLC to Woodmont. Under the terms of the parties’ membership interest purchase agreement, the Company had agreed to indemnify Woodmont against certain losses actually incurred by Woodmont as a result of breaches of the Company’s representations and warranties made under the agreement. Also, in connection with the transaction, the Company and Woodmont had entered into a certain Amended and Restated Limited Liability Company Agreement of Mt Melrose, LLC, which had set forth the general terms and conditions governing the arrangements between the two members. In line with the Company’s sale of its remaining membership interests in Mt Melrose to Woodmont effective May 17, 2021, all of such contractual obligations have been terminated, and are no longer in effect as of the quarterly period ended June 30, 2021.

Also through the asset management operations segment, an operating lease on office space in New York City commenced on October 1, 2017, and extended through September 30, 2020. On October 1, 2020, the Company renewed this lease on a month-to-month basis at a reduced rate for limited storage access given the state of the New York City rental market as a result of the COVID-19 pandemic.

Through the former home services operations segment, an operating lease on warehouse and office space in Scottsdale, Arizona, commenced on May 1, 2018. This lease would have extended through May 31, 2021. This lease was not conveyed with the divestiture on May 24, 2019. Specialty Contracting Group, LLC (formerly known as HVAC Value Fund, LLC) was the lessee party to the lease. However, Specialty Contracting Group, in connection with its dissolution and winding up, surrendered possession of the premises to the landlord, in default of this lease. As of December 31, 2020, the remaining balance of the lease liability has been written off as the likelihood for any future collection is remote. This reduction in liability is included as income from discontinued operations on the accompanying consolidated statements of operations for the year ended December 31, 2020.

Discussion Regarding COVID-19 Potential Impacts

Due to the continuing uncertainty surrounding the COVID-19 pandemic, management has continued to regularly monitor and assess all Company operations for potential impacts of the COVID-19 pandemic, including as infectious variants such as Omicron have emerged. As of the year ended December 31, 2021, the Company has not been forced to make significant operational changes as a result of the pandemic. Management does not anticipate additional challenges in meeting existing obligations, nor do we expect significant customer or vendor interruptions. However, the extent to which the continuing COVID-19 pandemic ultimately may impact our business, financial condition, liquidity, and results of operations likely will continue to depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the continuing pandemic, the direct and indirect impact of the continuing pandemic on our employees, customers, and service providers, as well as the U.S. economy, and the actions taken by governmental authorities and other third parties in response to the continuing pandemic.

Discussion Regarding the Company’s Status Under the Investment Company Act of 1940

As discussed above, the Company, directly and through our subsidiaries, currently is engaged primarily in asset management operations, real estate operations, and internet operations lines of business–that is, in businesses other than that of investing, reinvesting, owning, holding, or trading in securities. We are not engaged primarily, nor do we propose to engage primarily, in the business of investing, reinvesting, or trading in securities; nor does the Company propose to operate any of its businesses in a manner that would cause the Company to be subject to regulation as an “investment company” under the Investment Company Act of 1940 (the “1940 Act”).

However, beginning during the quarterly period ended March 31, 2021, and continuing, to date, on an ongoing basis, representatives from the Securities and Exchange Commission (“SEC”) Division of Investment Management and the Company have engaged in informal discussions and correspondence regarding a general inquiry by the SEC as to the Company’s current status under the 1940 Act, namely as a result of the apparent quantitative significance of the Company’s assets that from time to time may have constituted “investment securities” in relation to the Company’s total assets.

In prior reporting periods, management had determined that our ownership of “investment securities” (as defined in the 1940 Act) exceeded 40% of the value of the Company’s total assets (exclusive of government securities and cash items), as measured under the 1940 Act. Our ownership of “investment securities” was largely comprised of our investment and limited partnership interests in Alluvial Fund, LP. In this respect, as the composition of our assets had changed over time, including by virtue of our previous sale of membership interests in Mt Melrose, LLC and our previous divestiture of the former Home Services Operations segment, the impact of our long-standing Alluvial Fund investment to the composition of our total assets, as measured under the 1940 Act, had become more pronounced, albeit inadvertently.

As a result of such discussions and correspondence among the Company and the SEC, the Board of Directors of the Company reconfirmed, during the quarterly period ended March 31, 2021, that the Company has a bona fide intent to be engaged primarily in lines of business not constituting that of investing, reinvesting, or trading in securities, nor that of acquiring, owning, or holding “investment securities,” and the Board resolved to explore certain strategic options so as to eliminate as soon as is reasonably possible any uncertainty in regard to the Company’s status under the 1940 Act.

Subsequently, as of the quarterly period ended September 30, 2021, management determined that our ownership of “investment securities” fell below the 40% threshold established by the 1940 Act. This decrease was attributed to the completion of the Company’s withdrawals from the Alluvial Fund, LP, as previously discussed.

Results of Operations

Asset Management Operations

The Company operates its asset management operations business through its wholly-owned subsidiaries, Willow Oak Asset Management, LLC (“Willow Oak”), Willow Oak Capital Management, LLC, Willow Oak Asset Management Affiliate Management Services, LLC (“Willow Oak AMS”) and Willow Oak Asset Management Fund Management Services, LLC (“Willow Oak FMS”). These subsidiaries were formed on October 10, 2016, May 24, 2018, and August 21, 2020, respectively. During the segment’s first year of operations, Willow Oak entered into three fee share agreements with multiple private investment partnerships and made an additional investment through another partnership arrangement. During the year ended December 31, 2018, two new partnerships were formed, multiple fee share agreements were entered into, and a new service offering, Fund Management Services, was launched. During the year ended December 31, 2019, one new joint venture was formed in which Willow Oak Capital Management is a non-managing beneficial owner. During the year ended December 31, 2020, we assisted in the launch of a new private investment fund, and two new wholly-owned entities, Willow Oak AMS and Willow Oak FMS, were formed to advance strategic relationships with external investment firms. Additionally, Willow Oak formalized a new strategic relationship with an investment firm, becoming a non-managing beneficial owner in exchange for the provision of certain ongoing FMS and operational services.

As of December 31, 2021, Willow Oak no longer holds any remaining investment in Alluvial Fund, LP. The realized and unrealized investment gains and losses earned during the current year and in prior periods presented are reported as revenue on the accompanying consolidated statements of operations. This treatment can result in reporting negative revenue figures for a given period. Willow Oak continues to earn revenue through its remaining fee share arrangements, as well as through fund management services.

During the year ended December 31, 2021, the asset management operations segment produced $4,650,298 of revenue. There were no costs of revenue and operating expenses totaled $424,596. Net income for the year ended December 31, 2021, totaled $4,225,702. This compares to the year ended December 31, 2020, when the asset management operations segment produced $3,690,473 of revenue, there were no costs of revenue, operating expenses totaled $425,704, and other income totaled $2,283. The increase in revenue in 2021 is due to market volatility and increased returns through the Company’s Alluvial investment along with an increase in fee share revenues from the new fund management services agreements and affiliate fee share relationships. Asset management operations operating expenses remained comparable year over year.

On December 31, 2021, Willow Oak initiated its third and final liquidating cash distribution totaling $3,734,465 in respect of such withdrawal. This brings the total cash distribution amount to $17,772,369 for the year ended December 31, 2021. In accordance with the partnership terms of Alluvial Fund, a portion of Willow Oak’s capital account will be retained by the general partner until the fund’s activities for the year ended December 31, 2021, have been finalized through an independent audit. The retained amount will not be actively invested and will not be subject to investment gains or losses. The retained amount is included within the investment redemption receivable amount on the accompanying consolidated balance sheets. As of December 31, 2021, Willow Oak no longer holds any remaining investment in Alluvial Fund. This compares to the year ended December 31, 2020, when the fair value of long-term investments held through the asset management operations segment totaled $13,520,616.

The tables below provide a summary of income statement amounts over time. These figures are specific to the asset management operations segment and are presented for the annual and quarterly periods designated below.

Annual	Year Ended December 31, 2021	Year Ended December 31, 2020
Revenues	$4,650,298	$3,690,473
Cost of revenue	—	—
Operating expenses	424,596	425,704
Other income	—	2,283
Net income	$4,225,702	$3,267,052

Asset Management Operations Revenue	Year Ended December 31, 2021	Year Ended December 31, 2020
Realized gains on investment activity	$4,178,870	$—
Unrealized gains on investment activity	—	3,424,267
Performance fee revenue	308,466	116,179
Management fee revenue	78,504	60,419
Fund management services revenue	84,458	89,608
Total revenue	$4,650,298	$3,690,473

Quarterly	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Revenues	$94,125	$806,314	$1,556,005	$2,193,854
Cost of revenue	—	—	—	—
Operating expenses	80,788	113,158	112,939	117,711
Net income	$13,337	$693,156	$1,443,066	$2,076,143

Real Estate Operations

During the year ended December 31, 2021, the real estate operations segment generated revenue of $356,560, which includes rental revenue of $17,060, and the cost of revenues of $248,424, which includes $8,695 of cost of rental revenues. Operating expenses during the year ended December 31, 2021, were $39,185 and other income totaled $755,333. Net income for the real estate operations segment for the year ended December 31, 2021, totaled $824,284. Other income for the year ended December 31, 2021 is primarily attributable to the gain recognized on the sale of the remaining noncontrolling Mt Melrose entity membership interests totaling $778,872. This compares to the year ended December 31, 2020, when the real estate operations segment generated revenue of $578,313, including rental revenue of $59,313, cost of revenues of $326,636, including cost of rental revenues of $43,726, operating expenses of $31,937, other expenses of $17,064, and total net income of $202,676. Other expenses incurred during the year ended December 31, 2020, were primarily interest-related expenses. The current year decreases in revenue and cost of revenue are due to the diminishing real estate portfolio. The slight increase in operating expenses during the current year is primarily attributable to the amortization of the remaining debt issuance expenses associated with the previously outstanding mortgage payable. The remaining balance of this mortgage was paid in full during the current year.

EDI Real Estate Operations

For the year ended December 31, 2021, depreciation expense on the EDI Real Estate portfolio of properties was $3,727. This compares to depreciation expense for the year ended December 31, 2020, when depreciation expense on the EDI Real Estate portfolio of properties was $15,774.

During the year ended December 31, 2021, three properties held for resale and one vacant lot were sold for gross proceeds of $339,500. Net proceeds totaled $80,259. This compares to their total carrying value of $211,238, which resulted in a net gain of $128,262 being recognized during the current year. This compares to the year ended December 31, 2020, when four properties held for resale were sold for gross proceeds of $519,000 and net proceeds totaled $229,209. This compared to their total carrying value of $232,744, which resulted in a net gain of $286,256 being recognized during the year ended December 31, 2020. No properties were purchased during the years ended December 31, 2021 or 2020.

No impairment adjustments were recorded during the years ended December 31, 2021 and 2020.

Through EDI Real Estate, as of December 31, 2021 and 2020, the EDI Real Estate portfolio of properties included the following units:

EDI Real Estate	December 31, 2021	December 31, 2020
Units occupied or available for rent	1	4
Vacant lots held for investment	2	3
Total units held for investment	3	7

Units held for investment consist of single-family residential rental units.

The lease in effect as of December 31, 2021, is based on a month-to-month provision, as the initial annual term has been completed. An outside property management company manages this rental property on behalf of the Company.

EDI Real Estate	December 31, 2021	December 31, 2020
Total real estate held for investment	$43,821	$303,158
Accumulated depreciation	(16,910)	(61,282)
Real estate held for investment, net	$26,911	$241,876

Mt Melrose Operations

For the years ended December 31, 2021 and 2020, prior to the sale of the remaining membership interests on May 17, 2021, the Company’s remaining investment in Mt Melrose was carried on our consolidated balance sheets for $53,846. This carrying value was reflective of the mechanics of the June 27, 2019 transaction, as the Company could not obtain current appraisals for each individual property at that time. By way of the Mt Melrose transaction, the Company was able to significantly reduce direct and overhead expenses, improve net cash flows, and fully deconsolidate approximately $6.4 million of debt. Additionally, the Company was afforded the opportunity to refocus growth opportunities to its asset management operations segment. These circumstances, rather than the cash consideration received, are what strategically prompted the majority sale of the Mt Melrose entity. Additional debt restructurings and sales of previously inactive real estate properties allowed the portfolio to continue its redirection, which management believes provided long-term returns greater than its carrying value. Management’s belief was substantiated as the Company recognized a gain of $778,872 during the quarterly period ended June 30, 2021, and current year ended December 31, 2021, on the sale of its then-remaining membership interests in the Mt Melrose entity. This gain is recognized on the accompanying consolidated statements of operations as a gain on sale of noncontrolling interest in subsidiary. As of the quarterly period ended June 30, 2021, and subsequently as of year-end December 31, 2021, the Company no longer holds any interest in the Mt Melrose entity. As noted above, this compares to the year ended December 31, 2020, when the Company’s remaining investment in Mt Melrose was carried on the consolidated balance sheets for $53,846. See Notes 4 and 11 for more information.

The tables below provide a summary of income statement amounts over time. These figures are specific to the real estate segment as a whole and are presented for the annual and quarterly periods designated below.

Annual	Year Ended December 31, 2021	Year Ended December 31, 2020
Revenues	$356,560	$578,313
Cost of revenue	248,424	326,636
Operating expenses	39,185	31,937
Other income (expense)	755,333	(17,064)
Net income	$824,284	$202,676

Quarterly	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Revenues	$9,300	$1,800	$335,724	$9,736
Cost of revenue	4,105	466	236,209	7,644
Operating expenses	(751)	15,202	18,249	6,485
Other income (expense)	(12)	(332)	760,472	(4,795)
Net income (loss)	$5,934	$(14,200)	$841,738	$(9,188)

Internet Operations

Revenue attributed to the internet operations segment during the year ended December 31, 2021, totaled $895,385 and cost of revenue totaled $270,627. Operating expenses for the segment totaled $212,217 for the year ended December 31, 2021, and other income totaled $21,687. Net income for the internet operations segment was $434,228 for the year ended December 31, 2021. Other income for the year ended December 31, 2021, consists primarily of gains recognized on the sales of an unused Autonomous System Number and a domain name. This compares to the year ended December 31, 2020, when revenue totaled $978,946, cost of revenues totaled $321,582, operating expenses were $193,791, other income was $4,251, and net income was $467,824. Other income for the year ended December 31, 2020, is primarily the result of refundable sales tax credits and credit card rewards. The year over year decrease in revenue and cost of revenue is in line with the decline in total customer accounts.

As of December 31, 2021, we have a total of 6,973 customer accounts across the U.S. and Canada. This compares to the year ended December 31, 2020, when we had a total of 7,009 customer accounts. While the total number of customer accounts did not decrease significantly year over year, the sales mix has shifted slightly from higher revenue, lower margin products to lower revenue, higher margin products. As of December 31, 2021, approximately 49% of our internet segment revenue is driven by internet access services, with the remaining 51% being earned though web hosting and other web-based storage services. This compares to the year ended December 31, 2020, when approximately 60% of our internet segment revenue was driven by internet access services, with the remaining 40% being earned though web hosting and other web-based storage services.

Amortization expense on domain names used for internet operations during the year ended December 31, 2021 totaled $7,278. There was no comparable amortization expense on domain names for the year ended December 31, 2020.

Approximately 92% of our customer accounts are U.S.-based, while 8% are Canada-based. Revenue generated by our U.S. customers totaled $851,274 and revenue generated by our Canadian customers totaled $44,111 during the year ended December 31, 2021. This compares to revenue generated by our U.S. customers of $929,383 and revenue generated by our Canadian customers of $49,563 during the year ended December 31, 2020.

The tables below provide a summary of income statement amounts over time. These figures are specific to the internet operations segment and are presented for the annual and quarterly periods designated below.

Annual	Year Ended December 31, 2021	Year Ended December 31, 2020
Revenues	$895,385	$978,946
Cost of revenue	270,627	321,582
Operating expenses	212,217	193,791
Other income	21,687	4,251
Net income	$434,228	$467,824

Quarterly	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Revenues	$221,103	$218,097	$223,919	$232,266
Cost of revenue	66,772	61,863	70,029	71,963
Operating expenses	60,426	54,905	50,345	46,541
Other income	1,036	19,930	360	361
Net income	$94,941	$121,259	$103,905	$114,123

Other Operations

The Company’s other operations segment did not produce any revenue or cost of revenue during the year ended December 31, 2021. Operating expenses totaled $2,148,641, other expenses were $146,692, and income tax expense totaled $366,532 for the year ended December 31, 2021. Included in other expenses for the year ended December 31, 2021, is an impairment expense of $189,515 related to the Company’s promissory note from and common stock of Triad Guaranty, Inc. See Note 6 for more information on the Company’s considerations surrounding its Triad investments. Corporate operating expenses accounted for the full $2,148,641 of reported operating expenses for the year ended December 31, 2021. The total net loss attributed to the other operations segment was $2,661,865 for the year ended December 31, 2021. This compares to the year ended December 31, 2020, when our other operations segment again produced no revenue and no cost of revenue. Operating expenses totaled $966,862, other income was $143,528, and there was no income tax expense. Included in other income for the year ended December 31, 2020, for the other operations segment is $125,839 of debt extinguishment as a result of the forgiveness of the Company’s PPP loan. Corporate operating expenses accounted for the full $966,862 of reported operating expenses. This resulted in a net loss of $823,334 for the other operations segment for the year ended December 31, 2020.

Income tax expense was higher for the year ended December 31, 2021, primarily due to the tax effects of the Company’s liquidation of its investment in Alluvial Fund, LP. The Alluvial fund liquidation resulted in the recognition of previously unrealized net investment gains. The Company was able to offset a significant portion of the realized investment activity with net operating losses that had been carried forward from prior years. The Company did not recognize any income tax expense for the year ended December 31, 2020, as the Company operated at a tax loss for the year, and any deferred liabilities associated with unrealized gains in the Alluvial Fund investments were offset by deferred tax assets. The Company continues to provide a full valuation allowance against its net deferred tax assets, including net operating loss carryforwards, as of the year ended December 31, 2021. See Note 13 for more information.

Corporate expenses were higher for the year ended December 31, 2021 primarily due to an increase in legal fees, director fees, and consulting fees, which are associated with the Company’s Business Combination. See Note 11 for more information.

The tables below provide a summary of income statement amounts over time. These figures are specific to other business segments, including corporate and various other investments, and are presented for the annual and quarterly periods designated below.

Annual	Year Ended December 31, 2021	Year Ended December 31, 2020
Revenues	$—	$—
Cost of revenue	—	—
Operating expenses	2,148,641	966,862
Other income (expense)	(146,692)	143,528
Income tax expense	(366,532)	—
Net loss	$(2,661,865)	$(823,334)

Quarterly	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Revenues	$—	$—	$—	$—
Cost of revenue	—	—	—	—
Operating expenses	1,222,809	477,234	241,345	207,253
Other income (expense)	(170,605)	14,248	4,841	4,824
Income tax expense	(6,532)	(360,000)	—	—
Net loss	$(1,399,946)	$(822,986)	$(236,504)	$(202,429)

Discontinued Operations - Home Services Operations

As noted previously, Specialty Contracting Group, LLC’s historical operations are now classified as “discontinued operations” in our consolidated financial statements, and all presented prior periods have also been reclassified to discontinued operations for comparability. For the year ended December 31, 2021, there was no reportable net income from discontinued operations related to the home services segment. This compares to net income reported from discontinued operations related to the home services operations segment for the year ended December 31, 2020, of $165,186. Included in this amount is $147,113 of extinguished debt from expired historical obligations. Also included in net income from discontinued operations for the year ended December 31, 2020, is a $20,484 loss recovery on discontinued operations that represents royalties earned in accordance with the Rooter Hero royalty arrangement mentioned previously.

Summary Discussion of Critical Accounting Estimates

Our accounting policies are more fully described in Note 2, Summary of Significant Accounting Policies, to the accompanying consolidated financial statements (see page 29). As disclosed in Note 2, the preparation of financial statements requires the use of judgments and estimates. We base our estimates on historical experience and on various other assumptions we believe to be reasonable according to current facts and circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates. We considered the following to be our most critical accounting estimates that involve significant judgment:

Fair-Value of Long-Term Assets

Goodwill

The Company tests its goodwill annually as of December 31, or more often if events and circumstances indicate that those assets might not be recoverable. Impairment testing of goodwill is required at the reporting-unit level (operating segment or one level below operating segment). The impairment test involves calculating the impairment of goodwill based solely on the excess of the carrying value of the reporting unit over the fair value of the reporting unit. Prior to performing the impairment test, the Company may make a qualitative assessment of the likelihood of goodwill impairment to determine whether a detailed quantitative analysis is required. This qualitative assessment and the ongoing evaluation of events and circumstances represent critical accounting estimates. Management considers a variety of factors when making these estimates, which include, but are not limited to, internal changes in the segment’s operations, external changes that affect the segment’s industry, and overall financial condition of the segment and Company.

Management did not identify any events or circumstances throughout the year that would indicate potential goodwill impairment, nor did management’s qualitative assessment performed on December 31 indicate a potential goodwill impairment. Total goodwill reported on the consolidated balance sheets is $212,445 at December 31, 2021.

Notes Receivable

Notes receivable are recorded at their principal amount and interest is accrued quarterly based on the applicable interest rate. The Company makes an assessment of the ultimate collectability of each note receivable on an annual basis based upon the financial condition of the borrower. This estimation of collectability represents the critical accounting estimate. Management considers multiple factors when making this estimate, which include, but are not limited to, the perceived risk profile of the borrower, current financial condition and liquidity of the borrower, and availability and perceived value of the borrower’s collateral.

Management’s assessment of the collectability of the Triad Guaranty, Inc. note receivable was adjusted during the current year in accordance with the above mentioned December 27, 2021, transaction. This transaction indicated a decrease in the market’s perceived collectability of the original Triad Guaranty, Inc. note. The Company recorded an impairment expense of $144,105 to its historical promissory note from Triad Guaranty, Inc., which is included on the accompanying consolidated statement of operations for the year ended December 31, 2021. The Company’s historical Triad Guaranty, Inc. note is included on the consolidated balance sheets for $25,000 as of the year ended December 31, 2021. The remaining notes receivable balance on the consolidated balance sheet is comprised of the Company’s December 27, 2021 purchase of an additional Triad Guaranty, Inc. note receivable, also for $25,000, as of the year ended December 31, 2021.

Long-Term Investments

When investment inputs or publicly available information are limited or unavailable, management estimates the value of certain long-term investment using the limited information it has available. This estimation process, which was used to measure the value of the Company’s common stock in Triad Guaranty, Inc., represents a critical accounting estimate. Management utilizes the available inputs to perform an initial valuation estimate and subsequently updates that valuation when additional inputs become available.

The Company historically measured its investment in the Triad Guaranty, Inc. stock at its cost basis, which was equal to the amount of accrued interest on the historical Triad Guaranty, Inc. promissory note as of December 31, 2020. The above mentioned December 27, 2021, transaction, however, indicated a decrease in the market’s valuation of the common stock of Triad Guaranty, Inc. The Company recorded an impairment expense of $45,410 to its historical Triad Guaranty, Inc. common stock, which is included on the accompanying statement of operations for the year ended December 31, 2021. The Company has attributed no value to its historical Triad Guaranty, Inc. stock as of December 31, 2021, on the accompanying consolidated balance sheets.

Other Intangible Assets

When management determines that material intangible assets are acquired in conjunction with the purchase of a business, the Company determines the fair values of the identifiable intangible assets by taking into account internal and external appraisals. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. These initial appraisals, as well as the subsequent evaluation of events and circumstances that may indicate impairment, represent critical accounting estimates.

Management did not identify any events or circumstances throughout the year that would indicate potential impairment of the Company’s domain names, nor did management’s assessment performed on December 31 indicate potential impairment of the Company’s domain names. The total value of the Company’s domain names, net of amortization, reported under other assets on the consolidated balance sheets is $61,972 as of the year ended December 31, 2021.

Deferred Tax Assets and Liabilities

Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax benefits or consequences of events that have been included in the consolidated financial statements. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management’s analysis of the amount of deferred tax assets that will ultimately be realized represents a critical accounting estimate.

As of the year ended December 31, 2021, the Company recognized a net deferred tax asset of $1,432,017. In an effort to remain conservative and limit the potential financial impact of management’s estimate, the Company has provided a full valuation allowance against its net deferred tax assets as of the year ended December 31, 2021. This results in no value being attributed to the Company’s net deferred tax assets on the accompanying consolidated balance sheet as of the year ended December 31, 2021. See Note 13 for more information.

Contingencies, Commitments, and Litigation

Liabilities are recognized when management determines that contingencies, commitments, and/or litigation represent events that are more likely than not to result in a measurable obligation to the Company. Management’s analysis of these events represents a critical accounting estimate.

As of and during the year ended December 31, 2021, management did not identify any such events that would more likely than not result in a measurable obligation to the Company. Accordingly, the Company has not recorded any such liabilities related to contingencies, commitments, and/or litigation on the accompanying consolidated balance sheets as of the year ended December 31, 2021.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ENTERPRISE DIVERSIFIED, INC.

This section is intended to provide readers of our financial statements information regarding our financial condition, results of operations, and items that management views as important. The following discussion and analysis should be read in conjunction with the Company’s accompanying consolidated financial statements and accompanying notes as of and for the years ended December 31, 2020 and 2019. The discussion of results, causes, and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future. Additionally, it should be noted that a uniform comparative analysis cannot be performed for all segments, as a segment’s limited financial history or recent restructuring results in less comparable financial performance.

Summary of Financial Performance

Common stockholders’ equity increased from $10,633,958 at December 31, 2019, to $14,043,411 at December 31, 2020. This change was primarily attributable to $3,267,052 of net income in the asset management operations segment, $467,824 of net income in the internet operations segment, $202,676 of net income in the real estate operations segment, and $165,186 of net income resulting from discontinued operations under the home services operations segment, and was partially offset by $823,334 of net loss in the other operations segment. Corporate expenses for the year ended December 31, 2020, included in the net loss from other operations, totaled $966,862. Total comprehensive net income for the year ended December 31, 2020 equaled $3,279,404.

Balance Sheet Analysis

This section provides an overview of changes in our assets, liabilities, and equity and should be read together with our accompanying consolidated financial statements, including the accompanying notes to the financial statements. The table below provides a balance sheet summary for the periods presented and is designed to provide an overview of the balance sheet changes from quarter to quarter.

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
ASSETS
Cash and equivalents	$341,007	$337,149	$425,985	$553,468	$666,810
Accounts receivables, net	144,791	49,824	28,394	35,298	52,889
Investments, at fair value	13,574,462	11,135,580	9,586,178	8,354,270	10,126,204
Real estate, total	241,876	378,698	383,128	376,499	479,425
Goodwill and other assets	555,044	524,772	545,407	548,725	574,316
Total assets	$14,857,180	$12,426,023	$10,969,092	$9,868,260	$11,899,644
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$65,524	$63,573	$77,670	$188,732	$157,934
Accrued expenses	306,063	176,904	119,839	124,255	198,374
Deferred revenue	192,088	213,498	210,671	201,430	204,960
Notes payable and other liabilities	250,094	646,791	666,608	561,004	704,418
Total liabilities	813,769	1,100,766	1,074,788	1,075,421	1,265,686
Total stockholders’ equity	14,043,411	11,325,257	9,894,304	8,792,839	10,633,958
Total liabilities and stockholders’ equity	$14,857,180	$12,426,023	$10,969,092	$9,868,260	$11,899,644

Financial Condition, Liquidity, and Capital Resources

During 2020, Enterprise Diversified carried out its business strategy in four operating segments: Asset Management Operations, Real Estate Operations, Internet Operations, and Other Operations. During periods prior to the quarter ended June 30, 2019, the Company also operated through a fifth reportable segment, Home Services Operations. However, as of the year ended December 31, 2020, and for all prior periods presented, home services operations are reported as discontinued operations. Our primary focus is on generating cash flow so that we have the flexibility to pursue opportunities as they present themselves. We will only invest cash in each segment if we believe that the return on this invested capital is appropriate for the risk associated with the investment. This consideration is measured against all investment opportunities available to us and is not limited to these particular segments or the Company’s historical operations.

Cash and equivalents totaled $341,007 at the year ended December 31, 2020, compared to $666,810 at year-end December 31, 2019. Real estate held for investment decreased to $241,876 at the year ended December 31, 2020, compared to $380,515 at year-end December 31, 2019, and real estate held for resale decreased to $0 at the year ended December 31, 2020, compared to $98,910 at year-end December 31, 2019. Total notes payable also decreased to $250,094 at the year ended December 31, 2020, from $511,025 at year-end December 31, 2019. The decreases in real estate and notes payable are primarily due to the opportunistic sales of certain EDI Real Estate rental properties. The Company does not expect to make significant reinvestments into property and equipment used in operating activities at this time.

The Company currently believes that our existing balances of cash, cash equivalents, and cash generated from operations will be sufficient to satisfy our currently anticipated cash requirements through at least the next 12 months.

The aging of accounts receivable as of December 31, 2020, and December 31, 2019, is as shown:

	December 31, 2020	December 31, 2019
Current	$142,121	$50,909
30 – 60 days	1,836	1,495
60 + days	834	485
Total	$144,791	$52,889

We have no material capital expenditure requirements.

During the quarterly period ended June 30, 2020, the Company received loan proceeds in the amount of $125,102 under the Paycheck Protection Program, as amended (the “PPP”), administered by the U.S. Small Business Administration. The PPP, established as part of the U.S. Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”), generally provided for economic assistance in the way of loans to qualifying business for amounts up to two-and-a-half times the average monthly payroll expenses of the qualifying business. Under the PPP, amounts of loan principal and accrued interest were eligible for forgiveness after a period, as selected by the borrower, of either eight or twenty-four weeks, provided the borrower used the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintained its payroll levels. The amount of loan forgiveness was subject to reduction if the borrower terminated employees or reduced salaries during the selected time period.

The Company applied for and was granted loan forgiveness by the Small Business Administration for the full value of its PPP loan in December 2020. The principal value of the loan, along with accrued interest, has been recognized as other income on the accompanying consolidated statements of operations for the year ended December 31, 2020.

During the quarter ended September 30, 2017, EDI Real Estate, LLC, as a borrower, issued two promissory notes, each secured by a property held for investment. These notes carry annual interest rates of 6%, pay interest quarterly, and are due September 15, 2022, with early payoff permitted. During January 2020, one of these notes was paid off. Additionally, during the quarter ended September 30, 2018, EDI Real Estate, LLC issued a promissory note secured by additional properties held for investment. This note carries an annual interest rate of 5.6% and fully matures on September 1, 2033, with early payoff permitted. The interest rate on this note is subject to change once each five-year period based on an index rate plus a margin of 2.750 percentage points. The index rate is calculated as a monthly average yield on U.S. Treasury Securities, adjusted to a constant maturity of five years.

Notes payable as of December 31, 2020 and 2019, consisted of the following:

	Interest Rates	Average Term	2020	2019
Interest-bearing amount due on promissory note through EDI Real Estate, LLC	5.60%	15 years	$154,094	$373,425
Interest-bearing amount due on real estate held for investment through EDI Real Estate, LLC	6.00%	5 years	96,000	137,600
Less current portion			(5,609)	(11,453)
Long-term portion			$244,485	$499,572

The timing of future payments of notes payable are as follows:

2021	$5,609
2022	101,507
2023	5,828
2024	6,145
2025 and thereafter	131,005
Total	$250,094

Off-Balance Sheet Arrangements

We were not a party to any material off-balance sheet arrangements as of December 31, 2020, nor at any time from January 1, 2020 through December 31, 2020.

Other Contractual Obligations

In 2016, the Company made a strategic determination to fund a seed investment, through Willow Oak, to assist in the launch of Alluvial Fund, LP, a private investment fund that was launched on January 1, 2017 by an unaffiliated sponsor and general partner, Alluvial Capital Management, LLC. The Company had determined that Willow Oak’s support of Alluvial Capital Management, LLC and its direct investment in Alluvial Fund were both beneficial and necessary undertakings in conjunction with establishing an asset management operations business and gaining credibility within that industry. As of December 31, 2020, Willow Oak continues to hold its remaining direct investment in Alluvial Fund. Investment gains and losses are reported as revenue on the accompanying consolidated statements of operations.

Also through the asset management operations segment, an operating lease on office space in New York City commenced on October 1, 2017, and extended through September 30, 2020. On October 1, 2020, the Company renewed this lease on a month-to-month basis at a reduced rate for limited access given the state of the New York City rental market as a result of the COVID-19 pandemic.

Through the former home services operations segment, an operating lease on warehouse and office space in Scottsdale, Arizona, commenced on May 1, 2018. This lease would have extended through May 31, 2021. This lease was not conveyed with the divestiture on May 24, 2019. Specialty Contracting Group, LLC (formerly known as HVAC Value Fund, LLC) was the lessee party to the lease. However, Specialty Contracting Group, in connection with its dissolution and winding up, surrendered possession of the premises to the landlord, in default of this lease. As of December 31, 2020, the remaining balance of the lease liability has been written off as the likelihood for any future collection is remote. This reduction in liability is included as income from discontinued operations on the accompanying consolidated statements of operations for the year ended December 31, 2020.

As has been previously reported, on June 27, 2019, the Company sold 65% of its membership interest in Mt Melrose, LLC to an unaffiliated third-party purchaser, Woodmont Lexington, LLC (“Woodmont”). Under the terms of the parties’ membership interest purchase agreement, the Company agreed to indemnify Woodmont against any losses actually incurred as a result of breaches of the Company’s representations and warranties made under the agreement. To date, Woodmont has made several claims for indemnification under the agreement, all of which have been rejected and disputed by the Company. Also, in connection with the transaction, the Company and Woodmont entered into a certain Amended and Restated Limited Liability Company Agreement of Mt Melrose, LLC (the “A&R LLC Agreement”). The A&R LLC Agreement sets forth the general terms and conditions governing the arrangements between the two members. The A&R LLC Agreement provides that the business and affairs of Mt Melrose will be managed exclusively by one or more managers; and Woodmont is designated as the sole manager. In addition, the Company expressly agreed to a three-year “standstill” arrangement, during which time the Company will not in any way participate, directly or indirectly, in the management or control of Mt Melrose; and with respect to any matters requiring a vote of the members, the Company will vote with (i.e., the same as) Woodmont. Subsequent to the transaction, Woodmont, as the manager of Mt Melrose, has purported that the Company’s membership interest in Mt Melrose has been diluted to 20.8%. The Company disputes this assertion and maintains that it has retained its 35% membership interest.

Discussion Regarding COVID-19 Potential Impacts

Due to the continuing uncertainty surrounding the COVID-19 pandemic, the Company has experienced, and continues to expect, market volatility as primarily related to its investment in the Alluvial Fund. As reported in prior periods, this volatility can create periods when the asset management operations segment produces negative revenue amounts. Due to the size of the investment, these negative revenue amounts can also have a sizable impact on the Company’s balance sheets at a given point-in-time. The nature of this investment has inherent market risks, and short-term results can be unpredictable.

Thus far, such periods of volatility have not had significant short-term cash flow impacts to the Company; however, due to the Company’s relative size, there is an inherent lack of affordable, short-term lending options in the event of an unexpected negative cash flow situation. As previously mentioned, during the quarterly period ended June 30, 2020, the Company received loan proceeds in the amount of $125,102 under the Paycheck Protection Program. The Small Business Administration determined that companies of our size generally were less likely to have access to adequate sources of liquidity in the current economic environment, and because of this, established a safe harbor whereby borrowers that received PPP loans with an original principal amount of less than $2 million were deemed to have made the required certification concerning the necessity of the loan request in good faith.

Management continues to monitor and assess all Company operations for additional potential impacts of the COVID-19 pandemic. As of the year ended December 31, 2020, the Company has not been forced to make significant operational changes as a result of the pandemic. Management does not anticipate additional challenges in meeting existing obligations, nor do we expect significant customer or vendor interruptions. However, the extent to which the continuing COVID-19 pandemic ultimately may impact our business, financial condition, liquidity and results of operations likely will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the continuing pandemic, the direct and indirect impact of the continuing pandemic on our employees, customers and service providers, as well as the U.S. economy, and the actions taken by governmental authorities and other third parties in response to the continuing pandemic.

Results of Operations

Asset Management Operations

The Company operates its asset management operations business through its wholly-owned subsidiaries, Willow Oak Asset Management, LLC (“Willow Oak”), Willow Oak Capital Management, LLC, Willow Oak Asset Management Affiliate Management Services, LLC (“Willow Oak AMS”) and Willow Oak Asset Management Fund Management Services, LLC (“Willow Oak FMS”). These subsidiaries were formed on October 10, 2016, May 24, 2018, and August 21, 2020, respectively. During the segment’s first year of operations, Willow Oak entered into three fee share agreements with multiple private investment partnerships and made an additional investment through another partnership arrangement. During the year ended December 31, 2018, two new partnerships were formed, multiple fee share agreements were entered into, and a new service offering, Fund Management Services, was launched. During the year ended December 31, 2019, one new joint venture was formed in which Willow Oak Capital Management is a non-managing beneficial owner. During the year ended December 31, 2020, we assisted in the launch of a new private investment fund, and two new wholly-owned entities, Willow Oak AMS and Willow Oak FMS, were formed to advance strategic relationships with external investment firms. Additionally, Willow Oak formalized a new strategic relationship with an investment firm, becoming a non-managing beneficial owner in exchange for the provision of certain ongoing FMS and operational services.

As of December 31, 2020, Willow Oak continues to hold a direct investment in the Alluvial Fund, LP. The realized and unrealized investment gains and losses are reported as revenue on the accompanying consolidated statements of operations. This treatment can result in reporting negative revenue figures for a given period. Willow Oak continues to earn revenue through the remaining fee share arrangements, as well as through fund management services.

During the year ended December 31, 2020, the asset management operations segment produced $3,690,473 of revenue. Cost of revenue was $0 and operating expenses totaled $425,704. Other income attributable to the asset management operations segment totaled $2,283. Net income for the year ended December 31, 2020, totaled $3,267,052. This compares to the year ended December 31, 2019, when the asset management operations segment produced $1,773,276 of revenue, cost of revenue was $0, and operating expenses totaled $410,226. Additionally, other income for the year ended December 31, 2019, was $36,565, and total net income for the year ended December 31, 2019, was $1,399,615. The increase in revenue in 2020 is due to market volatility and increased returns through the Company’s Alluvial investment along with an increase in fee share revenues from the new service and affiliate relationships. The slight increase in operating expenses is primarily due to higher payroll expenses as the segment expands its fund management services offerings. Other income for the segment is primarily due to sub-lease rental income earned through the Company’s New York office space.

As of December 31, 2020, the fair value of long-term investments held through the asset management operations segment totaled $13,520,616. This compares to the fair value of long-term investments held at December 31, 2019, which totaled $10,072,358. The increase in investments is attributable to positive Alluvial Fund performance during the year ended December 31, 2020. Management notes that, while short-term market volatility can have a significant effect on reported revenue for a given period, the Company’s overall investment strategy is ultra-long-term focused.

The tables below provide a summary of income statement amounts over time. These figures are specific to the asset management operations segment and are presented for the annual and quarterly periods designated below.

Annual	Year Ended December 31, 2020	Year Ended December 31, 2019
Revenues	$3,690,473	$1,773,276
Cost of revenue	—	—
Operating expenses	425,704	410,226
Other income (expense)	2,283	36,565
Comprehensive income (loss)	$3,267,052	$1,399,615

Asset Management Operations Revenue	Year Ended December 31, 2020	Year Ended December 31, 2019
Unrealized gains on investment activity	$3,424,267	$1,607,644
Management and performance fee revenue	176,598	65,171
Fund management services revenue	89,608	100,461
Total revenue	$3,690,473	$1,773,276

Quarterly	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Revenues	$2,559,658	$1,607,150	$1,268,819	$(1,745,154)
Cost of revenue	—	—	—	—
Operating expenses	102,353	120,368	93,742	109,241
Other income (expense)	—	—	—	2,283
Comprehensive income (loss)	$2,457,305	$1,486,782	$1,175,077	$(1,852,112)

Real Estate Operations

EDI Real Estate Operations

For the year ended December 31, 2020, the EDI Real Estate operations generated revenue of $578,313, which includes rental revenue of $59,313, and the cost of revenues of $326,636, which includes $43,726 of cost of rental revenues. Operating expenses for the year ended December 31, 2020, were $31,937 and other expenses totaled $17,064. Net income for EDI Real Estate operations for the year ended December 31, 2020, totaled $202,676. This compares to the year ended December 31, 2019, when EDI Real Estate operations generated revenue of $171,792, including rental revenue of $76,792, cost of revenues of $209,410, including cost of rental revenues of $104,279, operating expenses of $42,080, other expenses of $75,359, and a total net loss of $155,057. Other expenses incurred during the years ended December 31, 2020 and 2019, were primarily interest-related expenses. Significant deferred maintenance expenses incurred in the prior year did not recur, which resulted in a current year decrease in the cost of rental revenue.

For the year ended December 31, 2020, depreciation expense on the EDI Real Estate portfolio of properties was $15,774. This compares to depreciation expense for the year ended December 31, 2019, when depreciation expense on the EDI Real Estate portfolio of properties was $22,161.

During the year ended December 31, 2020, four properties held for resale were sold for gross proceeds of $519,000.  Net proceeds totaled $229,209. This compares to their carrying value of $232,744, which resulted in net gains of $286,256 being recognized on the sales. This compares to the year ended December 31, 2019, when one property held for resale was sold for gross proceeds of $95,000 and net proceeds totaled $84,869. This compared to its carrying value of $95,000, which resulted in no gain or loss being recognized on the sale during the year ended December 31, 2019. No properties were purchased during the years ended December 31, 2020 or 2019.

No impairment adjustments were recorded during the year ended December 31, 2020. During the year ended December 31, 2019, net impairment adjustments of $26,170 were recorded on real estate held for resale through EDI Real Estate, LLC in order to properly reflect market value throughout the year.

Through EDI Real Estate, as of December 31, 2020 and 2019, the EDI Real Estate portfolio of properties included the following units:

EDI Real Estate	December 31, 2020	December 31, 2019
Units occupied or available for rent	4	6
Vacant lots held for investment	3	—
Total units held for investment	7	6

Units held for resale	—	2
Vacant lots held for resale	—	3
Total units held for resale	—	5

Units held for investment consist of single-family residential rental units.

The leases in effect, as of December 31, 2020, are based on annual time periods and typically include month-to-month provisions after the completion of the initial term. An outside property management company manages these rental properties on behalf of the Company. The property management company has introduced updated and renewed leases for existing rental properties.

EDI Real Estate	December 31, 2020	December 31, 2019
Total real estate held for investment	$303,158	$484,590
Accumulated depreciation	(61,282)	(104,075)
Real estate held for investment, net	241,876	380,515

Real estate held for resale, net	$—	$98,910

Mt Melrose Operations

As described in Note 4, management previously determined that the Company no longer has a controlling financial interest in Mt Melrose. All activity prior to the deconsolidation event was included on our consolidated statements of operations for given prior reporting periods under the real estate segment. No Mt Melrose activity is included on the consolidated statements of operations for the year ended December 31, 2020. For the year ended December 31, 2019, Mt Melrose activity is only included through June 27, 2019, the date of the majority sale of the Company’s membership interest. As of June 27, 2019, all previously consolidated assets and liabilities of Mt Melrose, LLC have been removed from our consolidated balance sheets. Accordingly, there are no consolidated Mt Melrose assets as of the years ended December 31, 2020 and 2019 included on the accompanying consolidated balance sheets.

For the year ended December 31, 2019, the Mt Melrose portfolio generated rental revenue of $365,971. The cost of rental revenue totaled $276,049. Operating expenses for the year ended December 31, 2019, were $295,945. Other expenses totaled $4,580,940 and the net loss for the year ended December 31, 2019, totaled $4,786,963. Other expenses for the year ended December 31, 2019 are primarily related to the loss recognized on the equity sale of the Mt Melrose entity mentioned previously, which totaled $4,157,809.

During the year ended December 31, 2019, depreciation expense on the Mt Melrose portfolio of properties totaled $110,978.

During the year ended December 31, 2019, Mt Melrose sold nineteen residential properties and five vacant lots for gross proceeds of $775,850. Net proceeds totaled $151,672. This compares to their carrying value of $755,918, which resulted in a net gain of $16,932. No purchases were made during the year ended December 31, 2019.

During the year ended December 31, 2019, an impairment adjustment of $126,827 was recorded on a commercial warehouse held for resale in order to properly reflect market value at that time. Later in the year, the commercial warehouse was sold for gross proceeds of $850,000. Net proceeds after closing costs and a promissory note payoff were $487,944, which resulted in a loss on the sale in the amount of $56,467. This loss is included in other expenses under the real estate segment for the year ended December 31, 2019.

Effective on June 27, 2019, the end of the consolidation period, the Company recognized a loss on the partial sale of Mt Melrose in the amount of $4,157,809, which has been reported separately on the accompanying consolidated statements of operations under the real estate segment for the year ended December 31, 2019. The amount of the loss is based upon the value of the Company’s remaining interest in the subsidiary, less the Company’s previous carrying value of the subsidiary.

For the years ended December 31, 2020 and 2019, the Company’s remaining investment in Mt Melrose is carried on our consolidated balance sheets as $53,846. This carrying value is reflective of the mechanics of the June 27, 2019 transaction, rather than management’s perceived value of the Company’s remaining interest. By way of the Mt Melrose transaction, the Company was able to significantly reduce direct and overhead expenses, improve net cash flows, and fully deconsolidate approximately $6.4 million of debt. Additionally, the Company was afforded the opportunity to refocus growth opportunities to its asset management operations segment. These circumstances, rather than the cash consideration received, are what strategically prompted the majority sale of the Mt Melrose entity. Additional debt restructurings and sales of previously inactive real estate properties have allowed the portfolio to continue its redirection, which management believes will provide long-term returns greater than its current carrying value.

The tables below provide a summary of income statement amounts over time. These figures are specific to the real estate segment as a whole and are presented for the annual and quarterly periods designated below. Revenue and expenses related to the Mt Melrose portfolio of properties are included through the consolidation period, which ended on June 27, 2019 upon the Company’s majority equity sale of the entity.

Annual	Year Ended December 31, 2020	Year Ended December 31, 2019
Revenues	$578,313	$537,763
Cost of revenue	326,636	485,459
Operating expenses	31,937	338,025
Other income (expense)	(17,064)	(4,712,766)
Comprehensive income (loss)	$202,676	$(4,998,487)

Quarterly	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Revenues	$358,541	$16,129	$16,494	$187,149
Cost of revenue	175,156	12,157	7,114	132,209
Operating expenses	8,286	5,940	1,075	16,636
Other income (expense)	(3,610)	(5,456)	(6,730)	(1,268)
Comprehensive income (loss)	$171,489	$(7,424)	$1,575	$37,036

Internet Operations

Revenue attributed to the internet operations segment during the year ended December 31, 2020, totaled $978,946 and cost of revenue totaled $321,582. Operating expenses for the segment totaled $193,791 for the year ended December 31, 2020, and other income totaled $4,251. Net income for the internet segment was $467,824 for the year ended December 31, 2020. This compares to the year ended December 31, 2019, when revenue totaled $1,066,229, cost of revenues totaled $330,654, operating expenses were $223,118, other income was $10,169, and comprehensive income was $519,572. Included in the segment’s comprehensive income for the year ended December 31, 2019, was an accumulated other comprehensive loss related to the recognition of foreign currency translation adjustments. Other income for the years ended December 31, 2020 and 2019, is primarily the result of refundable sales tax credits and credit card rewards.

As of December 31, 2020, we have a total of 7,009 customer accounts across the U.S. and Canada. This compares to the year ended December 31, 2019, when we had a total of 7,466 customer accounts. As of December 31, 2020, approximately 60% of our internet segment revenue is driven by internet access services, with the remaining 40% being earned though web hosting and other web-based storage services.

Approximately 92% of our customer accounts are U.S.-based, while 8% are Canada-based. Revenue generated by our U.S. customers totaled $929,383 and revenue generated by our Canadian customers totaled $49,563 during the year ended December 31, 2020. This compares to revenue generated by our U.S. customers of $1,011,407 and revenue generated by our Canadian customers of $54,822 during the year ended December 31, 2019.

The tables below provide a summary of income statement amounts over time. These figures are specific to the internet operations segment and are presented for the annual and quarterly periods designated below.

Annual	Year Ended December 31, 2020	Year Ended December 31, 2019
Revenues	$978,946	$1,066,229
Cost of revenue	321,582	330,654
Operating expenses	193,791	223,118
Other income (expense)	4,251	10,169
Other comprehensive income (loss)	—	(3,054)
Comprehensive income (loss)	$467,824	$519,572

Quarterly	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Revenues	$237,935	$242,237	$245,215	$253,559
Cost of revenue	69,753	85,412	79,229	87,188
Operating expenses	50,270	49,239	46,434	47,848
Other income (expense)	351	777	2,753	370
Comprehensive income (loss)	$118,263	$108,363	$122,305	$118,893

Discontinued Operations - Home Services Operations

As noted previously, Specialty Contracting Group, LLC’s historical operations are now classified as “discontinued operations” in our consolidated financial statements, and all presented prior periods have also been reclassified to discontinued operations for comparability. Net income reported from discontinued operations related to the home services operations segment for the year ended December 31, 2020 was $165,186. Included in this amount is $147,113 of extinguished debt from expired historical obligations. Also included in net income is a $20,484 loss recovery on discontinued operations that represents royalties earned in accordance with the Rooter Hero royalty arrangement mentioned previously. This compares to the net loss of $1,510,475 reported from discontinued operations related to the home services operations segment for the year ended December 31, 2019.

Other Operations

The Company’s other operations segment did not produce any revenue or cost of goods sold during the year ended December 31, 2020. Operating expenses totaled $966,862 and other income was $143,528 for the year ended December 31, 2020. Included in other income for the other operations segment is $125,839 of debt extinguishment as a result of the forgiveness of the Company’s PPP loan. Corporate operating expenses accounted for the full $966,862 of reported operating expenses. This resulted in a net loss of $823,334 for the other operations segment for the year ended December 31, 2020. This compares to the year ended December 31, 2019, when our other operations segment produced $212,631 of revenue and no cost of goods sold. Operating expenses totaled $1,101,098 and other income was $96,551 for the year ended December 31, 2019. The other income was primarily related to a realized gain on the sale of Triad Guaranty, Inc. stock. Corporate operating expenses accounted for the full $1,101,098 of reported operating expenses for our other operations. This resulted in a net loss of $791,916 for our other operations segment for the year ended December 31, 2019.

Corporate expenses were lower for the year ended December 31, 2020 primarily due to a decrease in accounting fees, legal fees, and payroll allocations but were offset by an increase in director fees, which are non-cash.

The tables below provide a summary of income statement amounts over time. These figures are specific to other business segments, including corporate and various other investments, and are presented for the annual and quarterly periods designated below.

Annual	Year Ended December 31, 2020	Year Ended December 31, 2019
Revenues	$—	$212,631
Cost of revenue	—	—
Operating expenses	966,862	1,101,098
Other income (expense)	143,528	96,551
Comprehensive income (loss)	$(823,334)	$(791,916)

Quarterly	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Revenues	$—	$—	$—	$—
Cost of revenue	—	—	—	—
Operating expenses	307,873	165,165	204,391	289,433
Other income (expense)	129,546	6,540	3,750	3,692
Comprehensive income (loss)	$(178,327)	$(158,625)	$(200,641)	$(285,741)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CROSSINGBRIDGE ADVISORS, LLC

This section is intended to provide readers of CBA’s financial statements information regarding its financial condition, results of operations, and items that management views as important. The following discussion and analysis should be read in conjunction with CBA’s accompanying financial statements and accompanying notes as of and for the periods ending March 31, 2022 and March 31, 2021. The discussion of results, causes, and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future.

CBA was formed as a limited liability company on December 23, 2016, under the laws of the State of Delaware. CBA derives its revenue and net income from investment advisory services. CBA is a registered investment adviser under the Investment Advisers Act of 1940, as amended. CBA provides investment advisory services to investment companies (including mutual funds and exchange-traded funds) registered under the Investment Company Act of 1940, as amended, both as an adviser and a sub-adviser.

CBA has served as a sub-adviser to the Destinations Low Duration Fixed Income Fund and the Destinations Global Fixed Income Opportunities Fund since their inception in 2017. Fees generated from these activities serve as a solid core revenue stream for CBA. Given the strong demand for conservative, low duration strategies in this ultra-low-to-rising-interest rate environment, the CrossingBridge Low Duration High Yield Fund has experienced strong growth and is a strong and growing revenue source for CBA. The funds launched by CBA in 2021 (CrossingBridge Ultra-Short Duration Fund, the CrossingBridge Responsible Credit Fund and the CrossingBridge Pre-Merger SPAC ETF) currently represent less than 10% of CBA’s AUM, but CBA believes they have the ability to continue to grow and become a core contributor of AUM and revenue for CBA.

The Company’s investment strategies with associated advised and/or sub-advised mutual funds and ETFs are as follows:

Ultra-Short Duration Strategy

●	Primarily invests in investment grade fixed income securities with an ultra-short portfolio duration target of typically 1 year or less
o	CrossingBridge Ultra-Short Duration Fund (“CBUDX”) is advised

Low Duration Strategy

Low Duration High Yield

●	Primarily invests in below investment grade fixed income securities with a short portfolio duration target of 3 years or less
o	CrossingBridge Low Duration High Yield Fund (“CBLDX”) is advised
o	Destinations Low Duration Fixed Income Fund (“DLDFX”) is sub-advised

Pre-Merger SPACs

●

Primarily invests in purchasing common stock and units of Special Purpose Acquisition Companies (“SPACs”) that are trading at or below their pro rata share of the collateral trust account with the intent of disposing the shares prior to business combination

●

Aims to capture the fixed income nature of pre-merger SPACs along with the potential equity upside that they present, but we have no interest in being an equity investor post business combination, which presents a much different risk/return profile akin to a traditional equity investment

o	CrossingBridge Pre-Merger SPAC ETF (“SPC”) is advised
o	Other CrossingBridge investment strategies may employ pre-merger SPACs as part of their portfolios

Strategic Income Strategy

●	A flexible investment and duration mandate without restrictions as to issuer credit quality, capitalization or security maturity
o	Destinations Global Fixed Income Opportunities Fund (“DGFFX”) is sub-advised

Responsible Investing Strategy

●	Primarily invests in corporate debt of issuers that portray a mindfulness toward environment, social, and governance (ESG) practices. The strategy has flexible investment and duration mandate without restrictions as to issuer credit quality, capitalization, or security maturity. Further, the strategy may have concentrated holdings.
●	CBA uses its “responsible investing criteria” (i.e., specific exclusionary and inclusionary criteria based on environmental, social and governance (“ESG”) standards) when making investment decisions for this strategy. To the extent an issuer’s business generates 10% or more of its revenues from certain businesses considered by CBA to be incompatible with its ESG criteria, then such business will be deemed “primarily engaged” in such business and excluded from the portfolio. Generally, issuers primarily engaged in weapons, tobacco, alcohol, gambling, pornography or other categories are excluded. After applying the initial exclusionary screen, CBA applies an inclusionary screen based on environmental objectives (such as reduction of carbon emissions), social objectives (such as treating all constituencies in a proper and ethical manner) and governance objectives (such as diversification of backgrounds, skills, and philosophy among an issuers board or executive officers). CBA utilizes a proprietary matrix to measure an issuer’s ESG engagement. CBA’s proprietary matrix sets a minimum threshold level that must be achieved for an issuer’s securities or other instruments to satisfy the Fund’s responsible investing criteria. Ratings are based on positive and negative attributes found, both of which can have an impact on the final score given for an issuer. CBA sources information relating to its responsible investing criteria from publicly-available resources such as financial filings, presentations, news articles, and management discussions. CBA monitors an issuer’s conformity to its responsible investing criteria and each holding will be formally reviewed by the CBA at least annually.
o	CrossingBridge Responsible Credit Fund (“CBRDX”) is advised

The greatest negative impact on portfolio returns is the failure of a large position to perform according to the original thesis, which results in loss of capital. We attempt to mitigate this risk through investment analysis, portfolio construction, and hedging of risks with respect to individual positions and/or the overall portfolio as we see fit.  In most cases, our investment analysis begins with a fundamental understanding of an issuer’s business model and management objectives followed by an analysis of the capital structure. Depending on the nature of the investment, the analysis may continue with a more in-depth study of legal aspects, pending transactions, and processes that may impact the issuer. A good investment in a bad business is not a recipe for enduring success.

CBA has seen interest in its funds continuing to grow in the registered investment adviser, bank/trust company and family office segments of the market. The marketing environment remains strong as attractive options to invest cash or to invest generally in fixed income securities without substantial interest rate and credit risk have become scarce. CBA’s investment thesis for its funds is expected to become stronger as expectations for interest rate hikes and low duration strategies are topics of interest in 2022. CBA expects demand for the CrossingBridge Low Duration High Yield Fund to continue to increase as CBA has developed a strong and more established track record. For the two new mutual funds (CrossingBridge Ultra-Short Duration Fund and the CrossingBridge Responsible Credit Fund), although they do not have established track records as individual funds, CBA believes that the market environment paired with its long-standing reputation in the fixed income space will be helpful in continuing to raise assets for those funds. As for the CrossingBridge Pre-Merger SPAC ETF, which was launched on September 20, 2021, CBA believes this will grow into a core AUM/revenue source as investors become more comfortable with the strategy as a complement or alternative to traditional fixed income allocations.

The Company’s primary objective is to fulfill its fiduciary duty to its clients. The Company’s secondary objective is to grow its intrinsic value to achieve an adequate long-term return for our member.

Assets Under Management

CBA derives its revenue from its investment advisory fees. Investment advisory fees paid to CBA are based on the value of the investment portfolios it manages and fluctuate with changes in the total value of its assets under management (“AUM”).

With respect to both Destinations Low Duration Fixed Income Fund and Destinations Global Fixed Income Opportunities Fund (the “Destination Funds”), CBA serves as one sub-adviser as part of a manager of managers strategy. As one of many sub-advisers, CBA does not select the benchmarks, and does not have a license to use, the benchmark performance information for the Destination Funds. CBA believes that the benchmark performance information is not material in this context because CBA’s advisory services with respect to the Destination Funds involves only a portion of the assets while the benchmarks are selected as an appropriate comparison based on the entire portfolio across all of the relevant sub-advisers.

CBA’s revenues are highly dependent on both the value and composition of AUM. The following is a summary of CBA’s AUM by product and investment strategy, as of March 31, 2022 and March 31, 2021:

Assets Under Management by Product as of March 31,	2022	2021	% Change
(in millions, except percentages)
Advised funds	$724	$189	283%
Sub-advised funds	$822	$738	11%
Total AUM	$1,546	$927	67%

Assets Under Management by Investment Strategy as of March 31,	2022	2021	% Change
(in millions, except percentages)
Ultra-Short Duration	$62	-	100%
Low Duration	$1,109	$529	109%
Responsible Investing	$17	-	100%
Strategic Income	$358	$398	-10%
Total AUM	$1,546	$927	67%

CROSSINGBRIDGE LOW DURATION HIGH YIELD FUND (IN DOLLARS)

	Beginning Balance	Gross Inflows	Gross Outflows	Market Apprec./Deprec.	Ending Balance
1Q 2021	145,095,326	54,014,461	(15,741,181)	5,365,800	188,734,405
2Q 2021	188,734,405	45,984,720	(28,539,282)	2,212,005	208,391,848
3Q 2021	208,391,848	151,985,791	(41,361,958)	5,993,525	325,009,206
4Q 2021	325,009,206	116,793,140	(48,158,802)	2,003,010	395,646,554
1Q 2022	395,646,554	246,380,999	(52,333,341)	761,371	590,455,583

CROSSINGBRIDGE ULTRA-SHORT DURATION FUND (IN DOLLARS)

Incep. Date - June 30, 2021	Beginning Balance	Gross Inflows	Gross Outflows	Market Apprec./Deprec.	Ending Balance
3Q 2021	-	36,952,935	(11)	29,594	36,982,518
4Q 2021	36,982,518	22,647,523	(649,626)	74,398	59,054,814
1Q 2022	59,054,814	6,390,858	(2,836,014)	1,793	62,611,451

CROSSINGBRIDGE RESPONSIBLE CREDIT FUND (IN DOLLARS)

Incep. Date - June 30, 2021	Beginning Balance	Gross Inflows	Gross Outflows	Market Apprec./Deprec.	Ending Balance
3Q 2021	-	17,104,851	(298,030)	122,216	16,929,037
4Q 2021	16,929,037	744,812	(1,364,539)	101,418	16,410,728
1Q 2022	16,410,728	1,279,115	(798,198)	(46,898)	16,844,747

CROSSINGBRIDGE PRE-MERGER SPAC ETF (IN DOLLARS)

Incep. Date - September 20, 2021	Beginning Balance	Gross Inflows	Gross Outflows	Market Apprec./Deprec.	Ending Balance
3Q 2021	-	5,803,772	-	(1,989)	5,801,783
4Q 2021	5,801,783	37,690,217	(807,972)	319,711	43,003,739
1Q 2022	43,003,739	11,051,749	-	54,845	54,110,333

DESTINATIONS LOW DURATION FIXED INCOME FUND (IN DOLLARS)

	Beginning Balance	Gross Inflows	Gross Outflows	Market Apprec./Deprec.	Ending Balance
1Q 2021	286,227,626	43,000,524	-	10,922,312	340,150,462
2Q 2021	340,150,462	56,000,000	-	4,364,361	400,514,823
3Q 2021	400,514,823	30,000,000	-	12,327,273	442,842,096
4Q 2021	442,842,096	16,000,000	-	4,078,846	462,920,942
1Q 2022	462,920,942	-	-	1,243,070	464,164,012

DESTINATIONS GLOBAL FIXED INCOME OPPORTUNITIES FUND (IN DOLLARS)

	Beginning Balance	Gross Inflows	Gross Outflows	Market Apprec./Deprec.	Ending Balance
1Q 2021	375,819,657	-	-	22,499,132	398,318,789
2Q 2021	398,318,789	4,000,000	(25,000,000)	4,899,291	382,218,080
3Q 2021	382,218,080	-	-	5,908,735	388,126,815
4Q 2021	388,126,815	-	(5,000,000)	8,515,628	391,642,443
1Q 2022	391,642,443	-	(41,000,000)	7,203,378	357,845,821

Total AUM of the mutual funds increased by $619 million from March 31, 2022 compared to March 31, 2021. This net AUM increase consisted of $559 million of net inflows and $60 million of net income and capital gains (losses) which were retained within the funds. The AUM for all of CBA’s strategies increased during the period with the exception of the Strategic Income strategy.

Although performance is a key metric to measure an advisor’s success, there are other metrics that CBA believes are more meaningful to its investors, including downside protection during difficult environments; sensitivity to rising interest rates; upside/downside capture; and the risk-adjusted return. Although CBA does not manage to benchmarks, CBA does provide benchmarks to investors as a frame of reference, which are set forth below:

	1Q2021	2Q2021	3Q2021	4Q2021	1Q2022
CrossingBridge Low Duration High Yield Fund	3.48%	1.12%	2.02%	0.55%	0.18%
ICE BofA 0-3 Year US HY Index ex Financials	2.46%	2.08%	0.85%	0.05%	-1.49%
ICE BofA 1-3 Year Corporate Bond Index	0.02%	0.34%	0.18%	-0.55%	-3.16%
ICE BofA 0-3 Year US Treasury Index	-0.01%	-0.02%	0.05%	-0.38%	-1.69%

CrossingBridge Ultra-Short Duration Fund	-	-	0.07%	0.18%	0.00%
ICE BofA 0-3 Year US Treasury Index	-	-	0.05%	-0.38%	-1.69%

CrossingBridge Responsible Credit Fund	-	-	0.57%	0.62%	-0.29%
Bloomberg Barclays US Aggregate Bond Index	-	-	0.05%	0.01%	-5.93%
ICE BofA US High Yield Index	-	-	0.94%	0.66%	-4.51%

CrossingBridge Pre-Merger SPAC ETF (Price)	-	-	0.20%	2.30%	0.10%
CrossingBridge Pre-Merger SPAC ETF (NAV)	-	-	0.03%	2.36%	0.09%
ICE BofA 0-3 Year US Treasury Index	-	-	-0.06%	-0.38%	-1.69%

	2019	2020	2021
CrossingBridge Low Duration High Yield Fund	3.50%	3.63%	7.35%
ICE BofA 0-3 Year US HY Index ex Financials	7.99%	3.15%	5.55%
ICE BofA 1-3 Year Corporate Bond Index	5.43%	4.16%	-0.01%
ICE BofA 0-3 Year US Treasury Index	3.25%	2.49%	-0.37%

CrossingBridge Ultra-Short Duration Fund	-	-	0.25%
ICE BofA 0-3 Year US Treasury Index	-	-	-0.33%

CrossingBridge Responsible Credit Fund	-	-	1.19%
Bloomberg Barclays US Aggregate Bond Index	-	-	0.06%
ICE BofA US High Yield Index	-	-	1.60%

CrossingBridge Pre-Merger SPAC ETF (Price)	-	-	2.50%
CrossingBridge Pre-Merger SPAC ETF (NAV)	-	-	2.39%
ICE BofA 0-3 Year US Treasury Index	-	-	-0.44%

Results of Operations

The table below provides a summary of income statement amounts over time. These figures are presented for the periods designated below.

	Period Ending March 31, 2022	Period Ending March 31, 2021
Revenues	$1,707,124	$840,814
Operating expenses	560,790	438,128
Other income (expense)	(2,842)	37
Net income (loss)	$1,143,492	$402,723
Net profit margin	67%	48%

Revenue for the period ending March 31, 2022 increased by $866,310 compared to the period ending March 31, 2021 primarily due to a corresponding increase in the AUM for the period. This increase was offset by an increase of $122,662 in operating expenses primarily associated with compensation. Net profit margin increased from 48% for the period ending March 31, 2021 to 67% for the period ending March 31, 2022.  This was largely due to the increase in AUM and corresponding increase in revenue.

CBA expects that its net margin will fluctuate from year to year based on various factors, including: revenues, investment results, and the development of investment strategies, products, or channels.

 Expenses

	Period Ending March 31, 2022	Period Ending March 31, 2021
Compensation and related costs	$374,768	$313,924
General and administrative	186,022	124,204
Total	$560,790	$438,128

Compensation and related costs are typically comprised of salaries, bonuses and benefits. Salary compensation and bonuses are generally the largest expenses for CBA. Bonuses are subjective and based on individual performance, the underlying Funds performance, and profitability of the firm as well as the consideration of future outlook. Compensation and related costs increased by $60,844 for the period ending March 31, 2022 compared to the period ending March 31, 2021. This increase was due to the addition of three new employees who joined the firm during 2021. Compensation expense can fluctuate year over year as CBA evaluates investment performance, individual performance, Company performance, and other factors.

General and administrative expenses increased by $61,818 for the period ending March 31, 2022 compared to the period ending March 31, 2021. This increase was substantially due to costs associated with marketing all of new products that were launched in 2021 as well as costs associated with the new ETF that was launched in September 2021.

Summary of Financial Performance

Member’s equity increased from $591,909 at December 31, 2021, to $1,735,401 at March 31, 2022. This change was attributable to $1,143,492 of net income in investment advisory services for the three months ending March 31, 2022.  Operating expenses for the three month period ending March 31, 2022, totaled $560,790.

Balance Sheet Analysis

This section provides an overview of changes in our assets, liabilities, and equity and should be read together with our accompanying financial statements, including the accompanying notes to the financial statements. The table below provides a balance sheet summary for the periods presented and is designed to provide an overview of the balance sheet changes from year to year.

	March 31, 2022	December 31, 2021
ASSETS
Cash and equivalents	$642,672	$1,272,924
Accounts receivables	649,854	511,248
Investments in securities	2,262,239	2,265,088
Other current assets	-	4,567
Total assets	$3,554,765	$4,053,827
LIABILITIES AND MEMBER’S EQUITY
Accrued expenses	$24,469	$84,627
Due to Member	1,794,895	3,377,291
Total liabilities	1,819,364	3,461,918
Total Member’s equity	1,735,401	591,909
Total liabilities and Member’s equity	$3,554,765	$4,053,827

During the three-month period ending March 31, 2022 cash and equivalents decreased by $630,252.  The decrease in cash was used to pay down the Due to Member balance from $3,377,291 at December 31, 2021 to $1,794,895 at March 31, 2022.  This decrease was offset by net income of $1,143,492 during the period.

Liquidity and Capital Resources

Sources of Liquidity

CBA’s current financial condition is liquid, with a significant amount of its assets comprised of cash and cash equivalents, investments, and accounts receivable. CBA’s main source of liquidity is cash flows from operating activities, which are generated from investment advisory fees. Cash and cash equivalents, investments and accounts receivable represented $3.55 million and $4.05 million of total assets as of March 31, 2022 and December 31, 2021, respectively. CBA believes that these sources of liquidity, as well as its continuing cash flows from operating activities, will be sufficient to meet its current and future operating needs for the next 12 months.

 Uses of Liquidity

In line with CBA’s objectives, it anticipates that its main uses of cash will be for operating expenses and seed capital to fund new and existing investment strategies. CBA’s management regularly reviews various factors to determine whether it has capital in excess of that required for its business, and the appropriate uses of any such excess capital.

 Working Capital

As of March 31, 2022, CBA had working capital of approximately $3.53 million, compared to $3.97 million as of December 31, 2021. CBA’s working capital includes cash and cash equivalents, accounts receivable, investments, and other current assets, net of accrued expenses.

Cash Flow Analysis

Cash Flows from Operating Activities

CBA’s cash flows from operating activities are calculated by adjusting net income to reflect other significant operating sources and uses of cash and timing differences in the cash settlement of operating assets and liabilities. CBA expects that cash flows provided by operating activities will continue to serve as its primary source of working capital in the near future.

For the period ending March 31, 2022, net cash provided by operating activities totaled $0.95 million. Cash inflows from operating activities were primarily driven by net income of $1.14 million, a net increase in accounts receivable of $0.13 million, and a net decrease in accrued expenses of $0.06 million.

For the period ended March 31, 2021, net cash provided by operating activities totaled $0.32 million. Cash inflows from operating activities were primarily driven by net income of $0.40 million and a net increase in accounts receivable of $0.03 million and a net decrease in accrued expenses of $0.05 million.

Cash Flows from Investing Activities

CBA’s cash flows from investing activities consist primarily of income from our investment portfolio.

Cash Flows used in Financing Activities

CBA’s cash flows used in financing activities consisted primarily of the distribution to the sole member of CBA.

For the period ending March 31, 2022, net cash used in financing activities totaled $1.58 million, consisting of a decrease in the due to member of $1.58 million.

For the period ended March 31, 2021, net cash used in financing activities totaled $0.30 million, consisting of a decrease in due from affiliate of $0.15 million and an increase in due to member of $0.15 million.

Off-Balance Sheet Arrangements

CBA has no off-balance sheet arrangements. We were not a party to any off-balance sheet arrangement as of March 31, 2022 or December 31, 2021.

Discussion Regarding COVID-19 Potential Impacts

Management continues to monitor and assess all company operations for additional potential impacts of the COVID-19 pandemic. As of the period ending March 31, 2022, CBA has not been forced to make significant operational changes as a result of the pandemic. Management does not anticipate additional challenges in meeting existing obligations, nor do we expect significant customer or vendor interruptions. However, the extent to which the continuing COVID-19 pandemic ultimately may impact our business, financial condition, liquidity and results of operations likely will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the continuing pandemic, the direct and indirect impact of the continuing pandemic on our employees, customers and service providers, as well as the U.S. economy, and the actions taken by governmental authorities and other third parties in response to the continuing pandemic.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CROSSINGBRIDGE ADVISORS, LLC

This section is intended to provide readers of CBA’s financial statements information regarding its financial condition, results of operations, and items that management views as important. The following discussion and analysis should be read in conjunction with CBA’s accompanying financial statements and accompanying notes as of and for the years ended December 31, 2021 and 2020. The discussion of results, causes, and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future.

CBA was formed as a limited liability company on December 23, 2016, under the laws of the State of Delaware. CBA derives its revenue and net income from investment advisory services. CBA is a registered investment adviser under the Investment Advisers Act of 1940, as amended. CBA provides investment advisory services to investment companies (including mutual funds and exchange-traded funds) registered under the Investment Company Act, both as an adviser and a sub-adviser.

CBA has served as a sub-adviser to the Destinations Low Duration Fixed Income Fund and the Destinations Global Fixed Income Opportunities Fund since their inception in 2017. Fees generated from these activities serve as a solid core revenue stream for CBA. Given the strong demand for conservative, low duration strategies in this ultra-low-to-rising-interest rate environment, the CrossingBridge Low Duration High Yield Fund has experienced strong growth and is a strong and growing revenue source for CBA. The funds launched by CBA in 2021 (CrossingBridge Ultra-Short Duration Fund, the CrossingBridge Responsible Credit Fund and the CrossingBridge Pre-Merger SPAC ETF) currently represent less than 10% of CBA’s AUM, but CBA believes they have the ability to continue to grow and become a core contributor of AUM and revenue for CBA.

CBA’s investment strategies with associated advised and/or sub-advised mutual funds and ETFs are as follows:

Ultra-Short Duration Strategy

●	Primarily invests in investment grade fixed income securities with an ultra-short portfolio duration target of typically 1 year or less
o	CrossingBridge Ultra-Short Duration Fund (“CBUDX”) is advised

Low Duration Strategy

Low Duration High Yield

●	Primarily invests in below investment grade fixed income securities with a short portfolio duration target of 3 years or less
o	CrossingBridge Low Duration High Yield Fund (“CBLDX”) is advised
o	Destinations Low Duration Fixed Income Fund (“DLDFX”) is sub-advised

Pre-Merger SPACs

●

Primarily invests in purchasing common stock and units of Special Purpose Acquisition Companies (“SPACs”) that are trading at or below their pro rata share of the collateral trust account with the intent of disposing the shares prior to business combination

●

Aims to capture the fixed income nature of pre-merger SPACs along with the potential equity upside that they present, but we have no interest in being an equity investor post business combination, which presents a much different risk/return profile akin to a traditional equity investment

o	CrossingBridge Pre-Merger SPAC ETF (“SPC”) is advised
o	Other CrossingBridge investment strategies may employ pre-merger SPACs as part of their portfolios

Strategic Income Strategy

●	A flexible investment and duration mandate without restrictions as to issuer credit quality, capitalization or security maturity
o	Destinations Global Fixed Income Opportunities Fund (“DGFFX”) is sub-advised

Responsible Investing Strategy

●	Primarily invests in corporate debt of issuers that portray a mindfulness toward environment, social, and governance (ESG) practices. The strategy has flexible investment and duration mandate without restrictions as to issuer credit quality, capitalization, or security maturity. Further, the strategy may have concentrated holdings.
●	CBA uses its “responsible investing criteria” (i.e., specific exclusionary and inclusionary criteria based on environmental, social and governance (“ESG”) standards) when making investment decisions for this strategy. To the extent an issuer’s business generates 10% or more of its revenues from certain businesses considered by CBA to be incompatible with its ESG criteria, then such business will be deemed “primarily engaged” in such business and excluded from the portfolio. Generally, issuers primarily engaged in weapons, tobacco, alcohol, gambling, pornography or other categories are excluded. After applying the initial exclusionary screen, CBA applies an inclusionary screen based on environmental objectives (such as reduction of carbon emissions), social objectives (such as treating all constituencies in a proper and ethical manner) and governance objectives (such as diversification of backgrounds, skills, and philosophy among an issuers board or executive officers). CBA utilizes a proprietary matrix to measure an issuer’s ESG engagement. CBA’s proprietary matrix sets a minimum threshold level that must be achieved for an issuer’s securities or other instruments to satisfy the Fund’s responsible investing criteria. Ratings are based on positive and negative attributes found, both of which can have an impact on the final score given for an issuer. CBA sources information relating to its responsible investing criteria from publicly-available resources such as financial filings, presentations, news articles, and management discussions. CBA monitors an issuer’s conformity to its responsible investing criteria and each holding will be formally reviewed by the CBA at least annually.
o	CrossingBridge Responsible Credit Fund (“CBRDX”) is advised

The greatest negative impact on portfolio returns is the failure of a large position to perform according to the original thesis, which results in loss of capital. We attempt to mitigate this risk through investment analysis, portfolio construction, and hedging of risks with respect to individual positions and/or the overall portfolio as we see fit.  In most cases, our investment analysis begins with a fundamental understanding of an issuer’s business model and management objectives followed by an analysis of the capital structure. Depending on the nature of the investment, the analysis may continue with a more in-depth study of legal aspects, pending transactions, and processes that may impact the issuer. A good investment in a bad business is not a recipe for enduring success.

CBA has seen interest in its funds continuing to grow in the registered investment adviser, bank/trust company and family office segments of the market. The marketing environment remains strong as attractive options to invest cash or to invest generally in fixed income securities without substantial interest rate and credit risk have become scarce. CBA’s investment thesis for its funds is expected to become stronger as expectations for interest rate hikes and low duration strategies are topics of interest in 2022. CBA expects demand for the CrossingBridge Low Duration High Yield Fund to continue to increase as CBA has developed a strong and more established track record. For the two new mutual funds (CrossingBridge Ultra-Short Duration Fund and the CrossingBridge Responsible Credit Fund), although they do not have established track records as individual funds, CBA believes that the market environment paired with its long-standing reputation in the fixed income space will be helpful in continuing to raise assets for those funds. As for the CrossingBridge Pre-Merger SPAC ETF, which was launched on September 20, 2021, CBA believes this will grow into a core AUM/revenue source as investors become more comfortable with the strategy as a complement or alternative to traditional fixed income allocations.

The Company’s primary objective is to fulfill its fiduciary duty to its clients. The Company’s secondary objective is to grow its intrinsic value to achieve an adequate long-term return for our member.

Assets Under Management

CBA derives its revenue from its investment advisory fees. Investment advisory fees paid to CBA are based on the value of the investment portfolios it manages and fluctuate with changes in the total value of its assets under management (“AUM”).

With respect to both Destinations Low Duration Fixed Income Fund and Destinations Global Fixed Income Opportunities Fund (the “Destination Funds”), CBA serves as one sub-adviser as part of a manager of managers strategy. As one of many sub-advisers, CBA does not select the benchmarks, and does not have a license to use, the benchmark performance information for the Destination Funds. CBA believes that the benchmark performance information is not material in this context because CBA’s advisory services with respect to the Destination Funds involves only a portion of the assets while the benchmarks are selected as an appropriate comparison based on the entire portfolio across all of the relevant sub-advisers.

CBA’s revenues are highly dependent on both the value and composition of AUM. The following is a summary of CBA’s AUM by product and investment strategy, as of December 31, 2021 and 2020:

Assets Under Management by Product as of December 31,	2021	2020	% Change
(in millions, except percentages)
Advised funds	$514	$145	254%
Sub-advised funds	$855	$662	29%
Total AUM	$1,369	$807	70%

Assets Under Management by Investment Strategy as of December 31,	2021	2020	% Change
(in millions, except percentages)
Ultra-Short Duration	$59	-	100%
Low Duration	$902	$431	109%
Responsible Investing	$16	-	100%
Strategic Income	$392	$376	4%
Total AUM	$1,369	$807	70%

CROSSINGBRIDGE LOW DURATION HIGH YIELD FUND (IN DOLLARS)

	Beginning Balance	Gross Inflows	Gross Outflows	Market Apprec./Deprec.	Ending Balance
1Q 2021	145,095,326	54,014,461	(15,741,181)	5,365,800	188,734,405
2Q 2021	188,734,405	45,984,720	(28,539,282)	2,212,005	208,391,848
3Q 2021	208,391,848	151,985,791	(41,361,958)	5,993,525	325,009,206
4Q 2021	325,009,206	116,793,140	(48,158,802)	2,003,010	395,646,554

CROSSINGBRIDGE ULTRA-SHORT DURATION FUND (IN DOLLARS)

Incep. Date - June 30, 2021	Beginning Balance	Gross Inflows	Gross Outflows	Market Apprec./Deprec.	Ending Balance
3Q 2021	-	36,952,935	(11)	29,594	36,982,518
4Q 2021	36,982,518	22,647,523	(649,626)	74,398	59,054,814

CROSSINGBRIDGE RESPONSIBLE CREDIT FUND (IN DOLLARS)

Incep. Date - June 30, 2021	Beginning Balance	Gross Inflows	Gross Outflows	Market Apprec./Deprec.	Ending Balance
3Q 2021	-	17,104,851	(298,030)	122,216	16,929,037
4Q 2021	16,929,037	744,812	(1,364,539)	101,418	16,410,728

CROSSINGBRIDGE PRE-MERGER SPAC ETF (IN DOLLARS)

Incep. Date - September 20, 2021	Beginning Balance	Gross Inflows	Gross Outflows	Market Apprec./Deprec.	Ending Balance
3Q 2021	-	5,803,772	-	(1,989)	5,801,783
4Q 2021	5,801,783	37,690,217	(807,972)	319,711	43,003,739

DESTINATIONS LOW DURATION FIXED INCOME FUND (IN DOLLARS)

	Beginning Balance	Gross Inflows	Gross Outflows	Market Apprec./Deprec.	Ending Balance
1Q 2021	286,227,626	43,000,524	-	10,922,312	340,150,462
2Q 2021	340,150,462	56,000,000	-	4,364,361	400,514,823
3Q 2021	400,514,823	30,000,000	-	12,327,273	442,842,096
4Q 2021	442,842,096	16,000,000	-	4,078,846	462,920,942

DESTINATIONS GLOBAL FIXED INCOME OPPORTUNITIES FUND (IN DOLLARS)

	Beginning Balance	Gross Inflows	Gross Outflows	Market Apprec./Deprec.	Ending Balance
1Q 2021	375,819,657	-	-	22,499,132	398,318,789
2Q 2021	398,318,789	4,000,000	(25,000,000)	4,899,291	382,218,080
3Q 2021	382,218,080	-	-	5,908,735	388,126,815
4Q 2021	388,126,815	-	(5,000,000)	8,515,628	391,642,443

Total AUM of the mutual funds increased by $562 million during 2021. This net AUM increase consisted of $472 million of net inflows and $90 million of net income and capital gains, which were retained within the funds. The AUM for all of CBA’s strategies increased during 2021.

Although performance is a key metric to measure an advisor’s success, there are other metrics that CBA believes are more meaningful to its investors, including downside protection during difficult environments; sensitivity to rising interest rates; upside/downside capture; and the risk-adjusted return. Although CBA does not manage to benchmarks, CBA does provide benchmarks to investors as a frame of reference, which are set forth below:

	1Q2021	2Q2021	3Q2021	4Q2021
CrossingBridge Low Duration High Yield Fund	3.48%	1.12%	2.02%	0.55%
ICE BofA 0-3 Year US HY Index ex Financials	2.46%	2.08%	0.85%	0.05%
ICE BofA 1-3 Year Corporate Bond Index	0.02%	0.34%	0.18%	-0.55%
ICE BofA 0-3 Year US Treasury Index	-0.01%	-0.02%	0.05%	-0.38%

CrossingBridge Ultra-Short Duration Fund	-	-	0.07%	0.18%
ICE BofA 0-3 Year US Treasury Index	-	-	0.05%	-0.38%

CrossingBridge Responsible Credit Fund	-	-	0.57%	0.62%
Bloomberg Barclays US Aggregate Bond Index	-	-	0.05%	0.01%
ICE BofA US High Yield Index	-	-	0.94%	0.66%

CrossingBridge Pre-Merger SPAC ETF (Price)	-	-	0.20%	2.30%
CrossingBridge Pre-Merger SPAC ETF (NAV)	-	-	0.03%	2.36%
ICE BofA 0-3 Year US Treasury Index	-	-	-0.06%	-0.38%

	2019	2020	2021
CrossingBridge Low Duration High Yield Fund	3.50%	3.63%	7.35%
ICE BofA 0-3 Year US HY Index ex Financials	7.99%	3.15%	5.55%
ICE BofA 1-3 Year Corporate Bond Index	5.43%	4.16%	-0.01%
ICE BofA 0-3 Year US Treasury Index	3.25%	2.49%	-0.37%

CrossingBridge Ultra-Short Duration Fund	-	-	0.25%
ICE BofA 0-3 Year US Treasury Index	-	-	-0.33%

CrossingBridge Responsible Credit Fund	-	-	1.19%
Bloomberg Barclays US Aggregate Bond Index	-	-	0.06%
ICE BofA US High Yield Index	-	-	1.60%

CrossingBridge Pre-Merger SPAC ETF (Price)	-	-	2.50%
CrossingBridge Pre-Merger SPAC ETF (NAV)	-	-	2.39%
ICE BofA 0-3 Year US Treasury Index	-	-	-0.44%

Results of Operations

The table below provides a summary of income statement amounts over time. These figures are presented for the annual periods designated below.

	Year Ended December 31, 2021	Year Ended December 31, 2020
Revenues	$4,287,085	$3,061,088
Operating expenses	2,792,222	1,974,390
Other income (expense)	15,223	1,444
Net income (loss)	$1,510,086	$1,088,142
Net profit margin	35%	36%

Revenue for the year ended December 31, 2021 increased by $1,225,997 compared to the year ended December 31, 2020 primarily due to a corresponding increase in AUM for the year. This increase was offset by an increase of $817,832 in operating expenses primarily associated with compensation expenses. Net profit margin was approximately the same for both years ending December 31, 2021 and December 31, 2020, 35% and 36%, respectively.

CBA expects that its net margin will fluctuate from year to year based on various factors, including: revenues, investment results, discretionary compensation, and the development of investment strategies, products, or channels.

Expenses

	Year Ended December 31, 2021	Year Ended December 31, 2020
Compensation and related costs	$2,066,537	$1,511,691
General and administrative	725,685	462,699
Total	$2,792,222	$1,974,390

Compensation and related costs are typically comprised of salaries, bonuses and benefits. Salary compensation and bonuses are generally the largest expenses for CBA. Bonuses are subjective and based on individual performance, the underlying Funds performance, and profitability of the firm, as well as the consideration of future outlook. Compensation and related costs increased by $554,846 for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was due to higher bonuses paid out to employees during 2021 as well as the addition of three new employees. Compensation expense can fluctuate year over year as CBA evaluates investment performance, individual performance, company performance, and other factors.

General and administrative expenses increased by $262,986 for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was substantially due to costs associated with launching three new products and an increase in marketing costs.

Summary of Financial Performance

Member’s equity decreased from $593,923 at December 31, 2020, to $591,909 at December 31, 2021. This change was primarily attributable to $1,510,086 of net income in investment advisory services which was offset by $1,512,100 in distributions. Operating expenses for the year ended December 31, 2021, totaled $2,792,222.

Balance Sheet Analysis

This section provides an overview of changes in our assets, liabilities, and equity and should be read together with our accompanying financial statements, including the accompanying notes to the financial statements. The table below provides a balance sheet summary for the periods presented and is designed to provide an overview of the balance sheet changes from year to year.

	December 31, 2021	December 31, 2020
ASSETS
Cash and equivalents	$1,272,924	$2,258,670
Accounts receivables	511,248	190,197
Investments in securities	2,265,088	-
Due from Affiliate	-	150,000
Dividend receivable	-	2
Other current assets	4,567	4,432
Total assets	$4,053,827	$2,603,301
LIABILITIES AND MEMBER’S EQUITY
Accrued expenses	$84,627	$72,112
Due to Member	3,377,291	1,937,266
Total liabilities	3,461,918	2,009,378
Total Member’s equity	591,909	593,923
Total liabilities and Member’s equity	$4,053,827	$2,603,301

During the year ended December 31, 2021, CBA launched two new mutual funds, the CrossingBridge Ultra-Short Duration Fund and the CrossingBridge Responsible Credit Fund, as well as one ETF, the CrossingBridge Pre-Merger SPAC ETF.  CBA invested $2.25 million to seed the two new mutual funds.  As seen from the table above, investment in securities increased by $2.26 million during the year ended December 31, 2021.  This coincided with a decrease in cash and equivalents of approximately $0.99 million during the same period.  Due to the two mutual fund launches and the ETF launch, expenses increased for the year end December 31, 2021, which also reduced cash.

Liquidity and Capital Resources

Sources of Liquidity

CBA’s current financial condition is liquid, with a significant amount of its assets comprised of cash and cash equivalents, investments, and accounts receivable. CBA’s main source of liquidity is cash flows from operating activities, which are generated from investment advisory fees. Cash and cash equivalents, investments, and accounts receivable represented $4.05 million and $2.45 million of total assets as of December 31, 2021 and December 31, 2020, respectively. CBA believes that these sources of liquidity, as well as its continuing cash flows from operating activities, will be sufficient to meet its current and future operating needs for the next 12 months.

Uses of Liquidity

In line with CBA’s objectives, it anticipates that its main uses of cash will be for operating expenses and seed capital to fund new and existing investment strategies. CBA’s management regularly reviews various factors to determine whether it has capital in excess of that required for its business, and the appropriate uses of any such excess capital.

Working Capital

As of December 31, 2021, CBA had working capital of approximately $3.97 million, compared to $2.53 million as of December 31, 2020. CBA’s working capital includes cash and cash equivalents, accounts receivable, investments, and other current assets, net of accrued expenses.

Cash Flow Analysis

Cash Flows from Operating Activities

CBA’s cash flows from operating activities are calculated by adjusting net income to reflect other significant operating sources and uses of cash and timing differences in the cash settlement of operating assets and liabilities. CBA expects that cash flows provided by operating activities will continue to serve as its primary source of working capital in the near future.

For the year ended December 31, 2021, net cash provided by operating activities totaled $1.20 million. Cash inflows from operating activities were primarily driven by net income of $1.51 million and a net increase in accounts receivable and accrued expenses of $0.31 million.

For the year ended December 31, 2020, net cash provided by operating activities totaled $1.15 million. Cash inflows from operating activities were primarily driven by net income of $1.08 million and an increase in accrued expenses of $0.07 million.

Cash Flows from Investing Activities

CBA’s cash flows from investing activities consist primarily of income from our investment portfolio.

Cash Flows used in Financing Activities

CBA’s cash flows used in financing activities consisted primarily of the distribution to the sole member of CBA.

For the year ended December 31, 2021, net cash used in financing activities totaled $0.08 million, consisting of a distribution of $1.51 million to its sole member. This cash outflow was offset by a decrease in due from affiliate of $0.15 million and an increase in due to member of $1.44 million.

For the year ended December 31, 2020, net cash used in financing activities totaled $0.27 million, consisting of a distribution of $1 million to its sole member. This cash outflow was offset by a net increase in due to affiliate of $0.73 million.

Off-Balance Sheet Arrangements

CBA has no off-balance sheet arrangements. We were not a party to any off-balance sheet arrangement as of December 31, 2021 or December 31, 2020.

Discussion Regarding COVID-19 Potential Impacts

Management continues to monitor and assess all company operations for additional potential impacts of the COVID-19 pandemic. As of the year ended December 31, 2021, CBA has not been forced to make significant operational changes as a result of the pandemic. Management does not anticipate additional challenges in meeting existing obligations, nor do we expect significant customer or vendor interruptions. However, the extent to which the continuing COVID-19 pandemic ultimately may impact our business, financial condition, liquidity and results of operations likely will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the continuing pandemic, the direct and indirect impact of the continuing pandemic on our employees, customers and service providers, as well as the U.S. economy, and the actions taken by governmental authorities and other third parties in response to the continuing pandemic.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CROSSINGBRIDGE ADVISORS, LLC

This section is intended to provide readers of CBA’s financial statements information regarding its financial condition, results of operations, and items that management views as important. The following discussion and analysis should be read in conjunction with CBA’s accompanying financial statements and accompanying notes as of and for the years ended December 31, 2020 and 2019. The discussion of results, causes, and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future.

CBA was formed as a limited liability company on December 23, 2016, under the laws of the State of Delaware. CBA derives its revenue and net income from investment advisory services. CBA is a registered investment adviser under the Investment Advisers Act of 1940, as amended. CBA provides investment advisory services to investment companies (including mutual funds and exchange-traded funds) registered under the Investment Company Act, both as an adviser and a sub-adviser.

CBA’s investment strategies are low duration high yield and strategic income. These strategies primarily employ high yield and investment grade corporate debt as well as credit opportunities in event-driven securities, post re-org investments, and stressed and distressed debt. The greatest negative impact on portfolio returns is the failure of a large position to perform according to the original thesis, which results in loss of capital. We attempt to mitigate this risk through investment analysis, portfolio construction, and hedging of risks with respect to individual positions and/or the overall portfolio as we see fit. In most cases, our investment analysis begins with a fundamental understanding of an issuer’s business model and management objectives followed by an analysis of the capital structure. Depending on the nature of the investment, the analysis may continue with a more in-depth study of legal aspects, pending transactions, and processes that may impact the issuer.

During the years ended December 31, 2020 and 2019, CBA advised the CrossingBridge Low Duration High Yield Fund and previously advised the CrossingBridge Long Short Credit Fund. CBA sub-advises the Destinations Low Duration Fixed Income Fund and the Destinations Global Fixed Income Opportunities Fund. Both the CrossingBridge Low Duration High Yield Fund and Destinations Low Duration Fixed Income Fund focus on instruments that have short durations (i.e. have an expected duration of three years or less from the time of purchase through maturity, call, or corporate action). The Destinations Global Fixed Income Opportunities Fund employs an opportunistic approach purchasing both high yield and investment grade debt. The CrossingBridge Long Short Credit Fund was dissolved in September 2019.

Assets Under Management

CBA derives its revenue from its investment advisory fees. Investment advisory fees paid to CBA are based on the value of the investment portfolios it manages and fluctuate with changes in the total value of its assets under management (“AUM”).

With respect to both Destinations Low Duration Fixed Income Fund and Destinations Global Fixed Income Opportunities Fund (the “Destination Funds”), CBA serves as one sub-adviser as part of a manager of managers strategy. As one of many sub-advisers, CBA does not select the benchmarks, and does not have a license to use, the benchmark performance information for the Destination Funds. CBA believes that the benchmark performance information is not material in this context because CBA’s advisory services with respect to the Destination Funds involves only a portion of the assets while the benchmarks are selected as an appropriate comparison based on the entire portfolio across all of the relevant sub-advisers.

CBA’s revenues are highly dependent on both the value and composition of AUM. The following is a summary of CBA’s AUM by product and investment strategy, as of December 31, 2020 and 2019, and a roll-forward of the change in AUM for the years ended December 31, 2020 and 2019:

Assets Under Management by Product as of December 31,	2020	2019	% Change
(in millions, except percentages)
Advised funds	$145	$150	-3.0%
Sub-advised funds	$662	$665	-0.1%
Total AUM	$807	$815	-1.0%

Assets Under Management by Investment Strategy as of December 31,	2020	2019	% Change
(in millions, except percentages)
Low Duration	$431	$410	5.0%
Strategic Income	$376	$405	-7.2%
Total AUM	$807	$815	-1.0%

CROSSINGBRIDGE LOW DURATION HIGH YIELD FUND (IN DOLLARS)

	Beginning Balance	Gross Inflows	Gross Outflows	Market Apprec./Deprec.	Ending Balance
1Q 2019	65,990,653	11,174,710	(3,193,838)	1,008,805	74,980,330
2Q 2019	74,980,330	10,703,362	(5,690,404)	862,162	80,855,450
3Q 2019	80,855,450	52,147,554	(5,482,094)	402,501	127,923,411
4Q 2019	127,923,411	28,869,442	(10,791,482)	3,709,668	149,711,038
1Q 2020	149,711,038	18,595,464	(17,953,529)	(10,599,512)	139,753,461
2Q 2020	139,753,461	13,426,582	(19,796,969)	5,795,530	139,178,605
3Q 2020	139,178,605	12,578,197	(10,779,836)	2,965,132	143,942,098
4Q 2020	143,942,098	10,133,223	(12,456,714)	3,476,719	145,095,326

DESTINATIONS LOW DURATION FIXED INCOME FUND (IN DOLLARS)

	Beginning Balance	Gross Inflows	Gross Outflows	Market Apprec./Deprec.	Ending Balance
1Q 2019	229,687,801	17,000,000	-	3,344,870	250,032,671
2Q 2019	250,032,671	1,500,000	-	4,366,467	255,899,138
3Q 2019	255,899,138	2,000,000	(1,000,000)	2,600,002	259,499,140
4Q 2019	259,499,140	-	-	389,834	259,888,974
1Q 2020	259,888,974	-	(15,000,000)	(15,465,580)	229,423,394
2Q 2020	229,423,394	35,000,000	(2,000,000)	11,136,271	273,559,665
3Q 2020	273,559,665	-	-	6,118,156	279,677,821
4Q 2020	279,677,821	-	-	6,549,805	286,227,626

DESTINATIONS GLOBAL FIXED INCOME OPPORTUNITIES FUND (IN DOLLARS)

	Beginning Balance	Gross Inflows	Gross Outflows	Market Apprec./Deprec.	Ending Balance
1Q 2019	414,894,469	-	(20,000,000)	9,823,868	404,718,337
2Q 2019	404,718,337	-	-	5,709,418	410,427,755
3Q 2019	410,427,755	-	(8,000,000)	790,725	403,218,480
4Q 2019	403,218,480	-	(2,000,000)	3,401,772	404,620,252
1Q 2020	404,620,252	-	(55,000,000)	(42,477,401)	307,142,851
2Q 2020	307,142,851	34,339,441	-	31,285,605	372,767,896
3Q 2020	372,767,896	4,000,000	(3,000,000)	11,983,407	385,751,303
4Q 2020	385,751,303	-	(26,500,000)	16,568,354	375,819,657

Total AUM of the mutual funds decreased by $8 million during 2020. This net AUM decrease consisted of $29 million of net outflows, which were offset by $21 million of net income and capital gains (losses) which were retained within the funds. The AUM for CBA’s low duration strategy increased by $21 million during 2020. This increase was offset by the strategic income strategy’s decrease of $29 million in AUM from the sub-advised Destinations Global Fixed Income Opportunities Fund.

CBA believes that a core differentiator of CBA is that it designs and manages its funds not to follow or compete with benchmarks, but rather to help provide complementary and differentiated return streams to investors to achieve specific goals within their portfolios, irrespective of benchmarks. The focus of CBA’s investment strategies on downside protection and risk mitigation, along with its more opportunistic approach, has strongly resonated with investors and advisors over the last ten years of an historic ultra-low rate environment paired with high equity valuations that were fueled by years of federal stimulus.

Although performance is a key metric to measure an advisor’s success, there are other metrics that CBA believes are more meaningful to its investors, including downside protection during difficult environments; sensitivity to rising interest rates; upside/downside capture; and the risk-adjusted return. Although CBA does not manage to benchmarks, CBA does provide benchmarks to investors as a frame of reference, which are set forth below:

	1Q2019	2Q2019	3Q2019	4Q2019	1Q2020	2Q2020	3Q2020	4Q2020
CrossingBridge Low Duration High Yield Fund	1.45%	1.11%	0.41%	0.49%	-5.07%	4.34%	2.13%	2.43%
ICE BofA 0-3 Year US HY Index ex Financials	4.21%	1.13%	0.82%	1.64%	-12.06%	7.18%	4.14%	5.08%
ICE BofA 1-3 Year Corporate Bond Index	1.85%	1.60%	1.00%	0.88%	-1.68%	4.39%	0.74%	0.74%
ICE BofA 0-3 Year US Treasury Index	0.89%	1.23%	0.58%	0.52%	2.26%	0.09%	0.09%	0.04%

Results of Operations

The table below provides a summary of income statement amounts over time. These figures are presented for the annual periods designated below.

	Year Ended December 31, 2020	Year Ended December 31, 2019
Revenues	$3,061,088	$3,276,865
Operating expenses	1,974,390	2,111,329
Other income (expense)	1,444	7,183
Net income (loss)	$1,088,142	$1,172,719
Net profit margin	36%	36%

Revenue for the year ended December 31, 2020 decreased $215,777 compared to the year ended December 31, 2019 primarily due to a corresponding decrease in the AUM for the year. This decrease was offset by a decrease of $136,939 in operating expenses primarily associated with compensation. Net profit margin was approximately 36% for both years ending December 31, 2019 and December 31, 2020.

CBA expects that its net margin will fluctuate from year to year based on various factors, including: revenues, investment results, and the development of investment strategies, products, or channels.

   Expenses

	Year Ended December 31, 2020	Year Ended December 31, 2019
Compensation and related costs	$1,511,691	$1,710,906
General and administrative	462,699	400,423
Total	$1,974,390	$2,111,329

Compensation and related costs are typically comprised of salaries, bonuses and benefits. Salary compensation and bonuses are generally the largest expenses for CBA. Bonuses are subjective and based on individual performance, the underlying Funds performance, and profitability of the firm as well as the consideration of future outlook. Compensation and related costs decreased by $199,215 for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was due to lower bonuses paid out to employees during 2020. Compensation expense can fluctuate year over year as CBA evaluates investment performance, individual performance, Company performance, and other factors.

General and administrative expenses increased by $62,276 for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was due to an increase in the employee count for CBA, going from 11 employees to 13 employees, as well as implementing new and updated computer software systems during the year.

Summary of Financial Performance

Member’s equity increased from $505,781 at December 31, 2019, to $593,923 at December 31, 2020. This change was primarily attributable to $1,088,142 of net income in investment advisory services. Operating expenses for the year ended December 31, 2020, totaled $1,974,390.

Balance Sheet Analysis

This section provides an overview of changes in our assets, liabilities, and equity and should be read together with our accompanying financial statements, including the accompanying notes to the financial statements. The table below provides a balance sheet summary for the periods presented and is designed to provide an overview of the balance sheet changes from year to year.

	December 31, 2020	December 31, 2019
ASSETS
Cash and equivalents	$2,258,670	$1,369,768
Accounts receivables	190,197	186,397
Due from Affiliate	150,000	-
Dividend receivable	2	275
Other current assets	4,432	4,703
Total assets	$2,603,301	$1,561,143
LIABILITIES AND MEMBER’S EQUITY
Accrued expenses	$72,112	$1,833
Due to Member	1,937,266	1,053,529
Total liabilities	2,009,378	1,055,362
Total Member’s equity	593,923	505,781
Total liabilities and Member’s equity	$2,603,301	$1,561,143

During the year ended December 31, 2020, CBA made a determination to retain cash for future product launches and to bolster its cash balance due to uncertainty related to the Covid-19 pandemic.

Liquidity and Capital Resources

Sources of Liquidity

CBA’s current financial condition is liquid, with a significant amount of its assets comprised of cash and cash equivalents, investments, and accounts receivable. CBA’s main source of liquidity is cash flows from operating activities, which are generated from investment advisory fees. Cash and cash equivalents and accounts receivable represented $1.56 million and $2.45 million of total assets as of December 31, 2019 and December 31, 2020, respectively. CBA believes that these sources of liquidity, as well as its continuing cash flows from operating activities, will be sufficient to meet its current and future operating needs for the next 12 months.

   Uses of Liquidity

In line with CBA’s objectives, it anticipates that its main uses of cash will be for operating expenses and seed capital to fund new and existing investment strategies. CBA’s management regularly reviews various factors to determine whether it has capital in excess of that required for its business, and the appropriate uses of any such excess capital.

   Working Capital

As of December 31, 2020, CBA had working capital of approximately $2.53 million, compared to $1.56 million as of December 31, 2019. CBA’s working capital includes cash and cash equivalents, accounts receivable, investments, and other current assets, net of accrued expenses.

Cash Flow Analysis

Cash Flows from Operating Activities

CBA’s cash flows from operating activities are calculated by adjusting net income to reflect other significant operating sources and uses of cash and timing differences in the cash settlement of operating assets and liabilities. CBA expects that cash flows provided by operating activities will continue to serve as its primary source of working capital in the near future.

For the year ended December 31, 2020, net cash provided by operating activities totaled $1.15 million. Cash inflows from operating activities were primarily driven by net income of $1.08 million and an increase in accrued expenses of $0.07 million.

For the year ended December 31, 2019, net cash provided by operating activities totaled $1.15 million. Cash inflows from operating activities were primarily driven by net income of $1.17 million and a net increase in accounts receivable and accrued expenses of $0.02 million.

Cash Flows from Investing Activities

CBA’s cash flows from investing activities consist primarily of income from our investment portfolio.

Cash Flows used in Financing Activities

CBA’s cash flows used in financing activities consisted primarily of the distribution to the sole member of CBA.

For the year ended December 31, 2020, net cash used in financing activities totaled $0.27 million, consisting of a distribution of $1 million to its sole member. This cash outflow was offset by a net increase in due to affiliate of $0.73 million.

For the year ended December 31, 2019, net cash used in financing activities totaled $1.55 million, consisting of a distribution of $2.6 million to its sole member. This cash outflow was offset by an increase in due to affiliate of $1.05 million.

Off-Balance Sheet Arrangements

CBA has no off-balance sheet arrangements. We were not a party to any off-balance sheet arrangement as of December 31, 2020 or December 31, 2019.

Discussion Regarding COVID-19 Potential Impacts

Management continues to monitor and assess all company operations for additional potential impacts of the COVID-19 pandemic. As of the year ended December 31, 2020, CBA has not been forced to make significant operational changes as a result of the pandemic. Management does not anticipate additional challenges in meeting existing obligations, nor do we expect significant customer or vendor interruptions. However, the extent to which the continuing COVID-19 pandemic ultimately may impact our business, financial condition, liquidity and results of operations likely will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the continuing pandemic, the direct and indirect impact of the continuing pandemic on our employees, customers and service providers, as well as the U.S. economy, and the actions taken by governmental authorities and other third parties in response to the continuing pandemic.

MANAGEMENT OF NEW PARENT FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of July 5, 2022, concerning the persons who are expected to serve as directors and executive officers of New Parent following the consummation of the Business Combination:

Name	Age	Title
Executive Officers
David Sherman	56	Chief Executive Officer and Director
Alea Kleinhammer	31	Chief Financial Officer
Jessica Greer	43	Secretary
Non-Employee Directors
Steven Kiel	43	Director
Thomas McDonnell	76	Director
Abigail Posner	49	Director
Mahendra Gupta	66	Director

David Sherman currently serves as the Managing Principal of Cohanzick Management, LLC (Cohanzick) and Chief Investment Officer of the firm’s $2.9 billion AUM (inclusive of AUM for CBA).  Cohanzick specializes in corporate credit opportunities with a focus on high yield, stressed and distressed opportunities. Prior to founding Cohanzick in August 1996, Mr. Sherman worked at Leucadia National Corporation for 10 years.  In 1992, Mr. Sherman became a Vice President actively involved in corporate investments and acquisitions.  In addition, Mr. Sherman was Treasurer of Leucadia’s insurance operations with $3 billion of assets. In 2021, Mr. Sherman was appointed as an adjunct professor within NYU Stern’s Finance Department focused on Global Value Investing.  In 1987, Mr. Sherman graduated from Washington University with a B.S. in business administration. Mr. Sherman’s qualifications to serve on the New Parent Board include the experience derived from the ownership and operation of his own investment management firm for almost 30 years, and his in depth knowledge of the investment management industry resulting from his years working in the industry.

Alea A. Kleinhammer has served as a director and Chief Financial Officer of Enterprise Diversified, Inc. since May 5, 2019. Ms. Kleinhammer has worked closely with all of Enterprise Diversified Inc.’s subsidiaries as part of the financial reporting process since 2016. Ms. Kleinhammer holds an active CPA license in the state of Virginia and has multiple years of experience working in the public accounting sector. Ms. Kleinhammer earned a Bachelor of Arts in accounting from the University of Maryland at College Park.

Jessica Greer has served as the Vice President and Chief of Staff for Enterprise Diversified, Inc. as well as corporate secretary since February 2018. Mrs. Greer is the Vice President of ENDI’s wholly owned asset management subsidiary, Willow Oak Asset Management, LLC. She leads the Fund Management Services division, offering operational and investor relations support to the funds on the Willow Oak platform. She serves on the Advisory Committee of the Anne Arundel County Board of Education in Maryland. Previously, Mrs. Greer served in various management, development, and fundraising roles for a public policy group in Washington, DC, as well as leadership roles on small non-profit boards. Mrs. Greer is a graduate of Loyola University Maryland.

Steven L. Kiel has served as a director of Enterprise Diversified, Inc. since 2015. Mr. Kiel is the President of Arquitos Capital Management, LLC and portfolio manager of Arquitos Capital Partners, LP and Arquitos Capital Offshore, Ltd. Mr. Kiel is a judge advocate in the Army Reserves, a veteran of Operation Iraqi Freedom, and currently holds the rank of Major. Previously, Mr. Kiel was an attorney in private practice. He is a graduate of George Mason School of Law and Illinois State University and is a member of the bar in Illinois (inactive) and Washington, DC. Mr. Kiel’s qualifications to serve on the New Parent Board include his prior experience as a long-time director and former Chief Executive Officer of ENDI and his relevant experience in the investment management industry.

Thomas A. McDonnell currently serves as a lead member of the board of directors of Euronet (EEFT) since its incorporation in December 1996. Since 2003, Mr. McDonnell has served as a member of the board of directors of Kansas City Southern (KSU). From 1987 to 2012, Mr. McDonnell served as the former Chief Executive Officer of DST Systems, Inc. He received his Bachelor of Science in Accounting from Rockhurst College and a Master of Business Administration from the Wharton School of Finance. Mr. McDonnell’s qualifications to serve on the New Parent Board include his more than 30 years of significant governance experience serving on boards of directors, his leadership experience as a chief executive officer and his education in finance.

Abigail Posner serves as the Director of Google’s US Creative Works, where she works closely with the advertising and marketing communities to help develop their strategic and creative efforts for the digital space. Before joining Google, Ms. Posner served as the Executive Vice President, Strategy Director at Publicis New York, where she directed strategic brand planning efforts for major new business pitches and provided thought leadership to key global clients, and co-strategy director at DDB. She graduated from Harvard University with a bachelor’s degree in social anthropology. Ms. Posner’s qualifications to serve on the New Parent Board include her years of brand development experience and experience advising a global client base.

Dr. Mahendra Gupta received his Ph.D. in accounting from Stanford University in 1990, his M.S. in industrial administration from Carnegie Mellon University in 1981, and his B.S. (Honors) in statistics and economics from Bombay University in 1978. Dr. Gupta has served on the Olin Business School at Washington University in St. Louis faculty since 1990 and in 2004 was named the Geraldine J. and Robert L. Virgil Professor of Accounting and Management. He was appointed dean of the Olin Business School in July 2005 and served in that role until June 2016. Dr. Gupta serves on Credit Suisse Mutual Funds, USA, First Bank and Caleres Company's board of directors and their audit committees. He is also on the boards of the Consortium for Graduate Study in Management, the Foundation for Barnes Jewish Hospital, and the Oasis Institute. Dr. Gupta has also served on the Board of Dance St. Louis, Variety – Children’s Charity, Junior Achievement of Greater St. Louis, Guardian Angles Settlement Association and United Way of Greater St. Louis. Dr. Gupta’s research has been published in academic journals in the United States and abroad. Mr. Gupta’s qualifications to serve on the New Parent Board include his governance experience serving on several board of directors and audit committees and his extensive academic experience and education in accounting, administration, statistics and economics.

Compensation Committee Interlocks and Insider Participation

None of New Parent’s executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the New Parent Board.

Director Independence

OTC Market and applicable SEC rules require that a majority of the New Parent Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The New Parent Board has determined that Thomas A. McDonnell, Abigail Posner, and Mahendra Gupta are “independent directors” as defined by the OTC Markets and applicable SEC rules. New Parent’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Director Compensation

Steven Kiel, our continuing director, who will serve on the board of directors after the completion of the Business Combination, received compensation of $100,000 for the last completed fiscal year.

BENEFICIAL OWNERSHIP

ENDI

The following table sets forth information regarding the beneficial ownership of ENDI common stock as of March 31, 2022 by:

•	each person known by ENDI to be the owner of record or beneficially of more than 5% of ENDI’s common stock;

•	each of ENDI’s directors and executive officers;

•	all directors and executive officers of ENDI as a group; and

	ENDI common stock
Name of Beneficial Owners(1)	Number of Shares	%
Steven Kiel	754,015	28.5
Lawrence Goldstein	263,224	9.9
Rick Witmer	220,128	8.3
Frank Erhartic, Jr.	199,073	7.5
Ricardo Polo Hottenrott	132,454	5.0
Keith Smith	81,879	3.1
Jeremy Deal	49,979	1.9
Alea Kleinhammer	8,529	*
Jessica Greer	8,379	*
Thomas Braziel	8,379	*
All directors and executive officers as a group:	911,160	34.4%

* Less than 1% of outstanding shares of ENDI common stock.

(1) The address of those listed is 2400 Old Brick Rd, Ste 115, Glen Allen, VA 23060.

New Parent

The following table sets forth information regarding the beneficial ownership of New Parent Class A Common Stock and New Parent Class B Common Stock immediately following consummation of the Business Combination by:

•	each person who will become the beneficial owner of more than 5% of New Parent outstanding Common Stock immediately following the Business Combination;

•	each person who will become an executive officer or a director of New Parent upon consummation of the Business Combination;

•	all directors and executive officers of New Parent as a group; and
•	5% owners, directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security.

	New Parent Class A Common Stock**
Name of Beneficial Owners(1)	Number of Shares	%
David Sherman(2)	4,550,000(3)	63.2
Steven Kiel	754,015	14.6
Lawrence Goldstein	263,224	5.1
Alea Kleinhammer	8,529	*
Jessica Greer	8,379	*
Thomas McDonnell	-	-
Abigail Posner	-	-
Mahendra Gupta	-	-
All directors and executive officers as a group:	5,320,923	73.9%
All directors, executive officers and 5% owners as a group:	5,584,147	77.6%

* Less than 1% of outstanding shares of New Parent Common Stock.

**Assuming no purchase of New Parent Class A Common Stock pursuant to the Additional Purchase Subscription Agreements other than the 100,000 shares of New Parent Class A Common Stock for which the CBA Member is committed to purchase. Assuming the exercise of the Class W-1 and Class W-2 Warrants.

(1) The address of those listed is 2400 Old Brick Rd, Ste 115, Glen Allen, VA 23060.

(2) All of David Sherman’s shares are held by Cohanzick Management, LLC. The David K. Sherman 1997 Family Trust, of which David Sherman has sole voting power and control, owns 17.1524 units (16%) and David Sherman owns 75.9764 units (71%) of Cohanzick Management, LLC.

(3) Comprised of: (i) 2,500,000 New Parent Class A Common Stock held by Cohanzick Management, LLC and (ii) Cohanzick Management, LLC’s Class W-1 and Class W-2 Warrants to purchase 2,050,000 additional shares of New Parent Class A Common Stock.

New Parent Class B Common Stock***
Name of Beneficial Owners	Number of Shares	%
David Sherman(1)	1,800,000	100.0
Steven Kiel	-	-
Alea Kleinhammer	-	-
Jessica Greer	-	-
Thomas McDonnell	-	-
Abigail Posner	-	-
Mahendra Gupta	-	-
All directors and executive officers a group:	1,800,000	100.0%

***New Parent Class B Common Stock is mandatorily redeemed on the exercise of the W-1 Warrants. Each share of New Parent Class A Common Stock and New Parent Class B Common Stock is entitled to one vote per share. The shares of New Parent Class B Common Stock, that will be owned by the CBA Member for a period of up to five years, will not convey any economic rights.

(1) David Sherman is the beneficial owner of 100% of New Parent Class B Common Stock.

EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives

Our compensation programs are designed to motivate our employees to work toward achievement of our corporate mission to create sustained stockholder value by generating attractive returns when measured over the long term. In order to achieve our key business and strategic goals, we must be able to attract, retain, and motivate quality employees in an exceptionally competitive environment. Our industries are highly regulated, scrutinized, and dynamic and, as a result, we require employees that are highly educated, dedicated, and experienced. The primary objectives of our executive compensation program are to:

●	attract, retain, and motivate experienced and talented executives;

●	ensure executive compensation is aligned with our corporate strategies and business goals;

●	recognize the individual contributions of executives while fostering a shared commitment among executives;

●	promote the achievement of key strategic, development, and operational performance measures by linking compensation to the achievement of measurable corporate performance goals; and

●	align the interests of our executives with our stockholders by rewarding performance that leads to the creation of stockholder value.

Summary Compensation Table

The following table sets forth the cash and other compensation that we paid to the named executive officers (“NEOs”) below or that was otherwise earned by such NEOs for their services in all capacities for the two fiscal years ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Named Executive Officers
Steven L. Kiel, President, Principal Executive Officer, & Executive Chairman (1)	2021 2020				100,000 90,000	100,000 90,000
Alea A. Kleinhammer, Chief Financial Officer (2)	2021 2020	126,000 120,000	25,000		30,000 30,000	181,000 150,000
Jessica Greer	2021	126,000	25,000		30,000	181,000
	2020	120,000			30,000	150,000

(1)

Appointed Chief Executive Officer on December 14, 2015, and Chief Financial Officer on March 3, 2016. On October 5, 2018, Mr. Kiel resigned as the Company’s Chief Executive Officer and Chief Financial Officer and was appointed as Chairman of the Board of Directors. On April 30, 2019, Mr. Kiel was again appointed as the Company’s Principal Executive Officer and Executive Chairman.

(2)

Appointed Chief Financial Officer on October 5, 2018. On December 21, 2018 the Company entered into an employment agreement with Alea Kleinhammer. Pursuant to the terms of the employment agreement, Ms. Kleinhammer will be entitled to receive a base salary at the annualized rate of $120,000 and will be eligible to receive an annual incentive bonus, in cash, upon meeting certain requirements and to participate in employee benefit plans as the Company may maintain from time to time. Ms. Kleinhammer will be eligible to receive an annual incentive bonus in an aggregate amount up to $30,000, as determined by the Board of Directors. Any such annual bonus will be comprised of three equal parts, based on and subject to, respectively, (1) Ms. Kleinhammer consistently demonstrating her development as a proactive executive of the Company and her implementation of appropriate and useful financial planning and analysis processes, tools, and reports, (2) the mitigation of financial risks concerning the Company’s Mt Melrose, LLC subsidiary, and (3) the Company achieving superior financial results as of year-end that outperform the Company’s annual budget.

New Parent Summary Compensation Table

This section discusses the executive compensation for our executive officers who will be named executive officers (“Named Executive Officers”) of New Parent following the Business Combination, which consist of our Chief Executive Officer and our two other most highly compensated executive officers. For the fiscal year ended December 31, 2021, our Named Executive Officers are David A. Sherman, Alea Kleinhammer and Jessica Greer.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
David A. Sherman, Chief Executive Officer (1)	2021	-				-
Alea A. Kleinhammer, Chief Financial Officer	2021	126,000	25,000		30,000	181,000
Jessica Greer	2021	126,000	25,000		30,000	181,000

(1) Prior to the Business Combination, David A. Sherman has not received any compensation from ENDI or New Parent.

Employment Agreement

We entered into an employment agreement with Alea Kleinhammer, our Chief Financial Officer, on December 2, 2018, effective as of October 5, 2018 (the “Employment Agreement”). Capitalized terms used below but not otherwise defined have the meanings given to such terms in the Employment Agreement. Pursuant to the employment agreement, Ms. Kleinhammer receives an initial annualized salary of $120,000. The Employment Agreement further provides for an incentive bonus of up to $30,000 annually upon the achievement of certain goals outlined in the employment agreement. The employment agreement’s initial term ended on December 31, 2019 (the “Initial Termination Date”) and automatically renews for one-year terms beginning on the anniversary of the Initial Termination Date, terminable upon a minimum of thirty days’ prior written notice to Ms. Kleinhammer of our intent not to renew.

If we terminate Ms. Kleinhammer’s employment without Cause, she would receive: (i) continuation of her then-current base salary for 12 months, payable in accordance with our normal payroll practices; (ii) any earned but unpaid Incentive Bonus amount for the immediately preceding calendar year; (iii) any amounts accrued and payable under any benefit plans; and (iv) any amounts payable for unreimbursed business expenses incurred prior to the termination date. If we terminate Ms. Kleinhammer’s employment with Cause or Ms. Kleinhammer resigns, she would be entitled only to payment of her then-current salary through the termination date, payable in accordance with our regular payroll practices, and the amounts of any unreimbursed business expenses incurred prior to the termination date. If Ms. Kleinhammer’s employment is terminated due to her death or disability, she or her estate, as applicable, would be entitled only to (i) payment of her then-current salary for three months, payable in accordance with our regular payroll practices, (ii) any earned but unpaid Incentive Bonus (as such term is defined in the Employment Agreement) amount for the immediately preceding calendar year; iii) any amounts accrued and payable under any benefit plans; and (iv) any amounts payable for unreimbursed business expenses incurred prior to the termination date.

CBA has entered into an Amended and Restated Employment Agreement with David Sherman dated June 3, 2022, to be effective as of the Effective Date. Pursuant to that Employment Agreement David Sherman will be paid a salary of $400,000 per annum, plus a discretionary bonus. See “Certain Agreements Related to the Business Combination – Employment Agreement.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Services Agreement

For a term commencing on the Effective Date and ending on the first anniversary thereof, which term will automatically renew unless either CBA or the CBA Member elects to terminate with one hundred twenty (120) days’ prior written notice, CBA will make available to the CBA Member certain of its employees to provide investment advisory, portfolio management and other services to CBA Member and, through the CBA Member, to the CBA Member’s clients. Any such individuals will be subject to the oversight and control of the CBA Member, and any services so provided to the CBA Member or a client of the CBA Member will be provided by such CBA employees in the capacity of a supervised person of the CBA Member. The CBA Member additionally may use the systems of CBA or its affiliates for its daily operations; provided that appropriate policies, procedures and other safeguards are established to assure that (a) the books and records of each of CBA and the CBA Member are created and maintained in a manner so as to be clearly separate and distinct from those of the other person and the clients of such person, and (b) confidential client and/or other material non-public information relating to the investment advisory activities of CBA or the CBA Member, as applicable, or other proprietary information regarding either such person or its clients, is safeguarded and maintained for the benefit of such person. Each of CBA and the CBA Member must make the other aware of any potential investments that such person or any of its affiliates evaluates or participates in that are made in connection with any investment strategy the other person also provides to its clients.

As consideration for its services, the CBA Member will pay CBA a quarterly fee equal to 0.05% per annum of the monthly weighted average assets under management during such quarter with respect to all clients for which the CBA Member has full investment discretion. The fee shall be payable quarterly in arrears, within ten (10) days following the end of each quarter. The CBA Member and CBA will also split the payment of certain costs of other systems which use is shared between the CBA Member and CBA.

Employment Agreement

CBA has entered into an Amended and Restated Employment Agreement with David Sherman dated June 3, 2022, to be effective as of the Effective Date. Pursuant to the Employment Agreement, David Sherman is employed by CBA to serve as its President and the Chief Executive Officer of New Parent, for a five (5) year term (unless earlier terminated by its terms). As consideration for his services, David Sherman will be paid a salary of $400,000 per annum, plus a discretionary bonus. Upon a termination of the Employment Agreement by (i) David Sherman for Good Reason, or (ii) CBA without Cause, David Sherman will be entitled to receive six (6) months of severance; provided that if the decision to terminate Sherman’s employment was made by a decision of the Board without the approval of Board members elected pursuant to the rights of the Principal Stockholder set forth in the Stockholder Agreement and/or the rights of the holders of the New Parent Class B Common Stock as set forth in the Amended and Restated Certificate of Incorporation of New Parent, then in addition to the amounts due to Sherman set forth above, Sherman shall be entitled to a lump sum payment (payable no later than ten (10) days after such termination) equal to 2.5x his then annual base salary.

Fund Management Services Agreement

On November 1, 2018, Willow Oak Asset Management, LLC entered into a fund management services agreement with Arquitos Investment Manager, LP, Arquitos Capital Management, LLC, and Arquitos Capital Offshore Master, Ltd. (collectively “Arquitos”), which are managed by ENDI’s  director and principal executive officer, Steven L. Kiel, to provide Arquitos with Willow Oak Fund Management Services (“FMS”) consisting of the following services: investor relations, marketing, administration, legal, accounting and bookkeeping, annual audit coordination, and liaison to third-party service providers. Willow Oak earned monthly and annual fees as consideration for these services. On November 1, 2020, this arrangement was renewed with revised terms that include an exchange of services between Willow Oak and Arquitos. Steven Kiel, through Arquitos, has been contracted to perform ongoing consulting services for the benefit of Willow Oak in the following areas: strategic development, marketing, networking and fundraising. In exchange, Willow Oak continues to provide ongoing FMS services. Willow Oak continues to earn monthly and annual fees as consideration for these services. These terms are in effect until October 31, 2022. During the years ended December 31, 2021 and 2020, the Company earned $59,318 and $89,930, respectively, of revenue through this fund management services arrangement.

Registration Rights Agreement

New Parent and the CBA Member will enter into a registration rights agreement pursuant to which New Parent has agreed to prepare and file or cause to be prepared and filed with the SEC, as soon as practicable following the Closing Date (but in no event later than 45 days following the Closing Date), a Registration Statement for an offering to be made on a continuous basis, pursuant to Rule 415 of the Securities Act or any successor thereto, registering the resale from time to time, of all shares of New Parent Class A Common Stock acquired by the CBA Member, or its designee(s), and Alea Kleinhammer, Jessica Greer, Steven Kiel and Keith Smith in connection with the Business Combination (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 (or, if Form S-3 is not available to be used by New Parent at such time, on Form S-1 or another appropriate form permitting Registration of such New Parent Class A Common Stock for resale).

Stockholder Agreement

A summary description of the Stockholder Agreement by and between New Parent and the CBA Member is set forth below.

From and after the date that the holders of Class B Common Stock are no longer entitled to elect at least one Class B Director to the New Parent Board pursuant to the terms of the Amended and Restated Certificate of Incorporation of New Parent, the following provisions apply: for so long as David Sherman, the CBA Member and any of their successors or assigns (collectively, the “Principal Stockholder”) and their Affiliates beneficially own at least five percent (5%) of the outstanding shares of New Parent Common Stock, the Principal Stockholder has the right to designate a number of directors of the New Parent board (rounded up to the nearest whole number) equal to the percentage of the New Parent Common Stock beneficially owned by the Principal Stockholder and its Affiliates at the time of such designation, provided however that for purposes of this designation right, the Principal Stockholder and its Affiliates’ shall have the right to designate not more than a majority of the members of the Board of Directors then in office and, provided further, that so long as the Principal Stockholder and its Affiliates beneficially owns at least 5.0% of the total outstanding shares of Common Stock its shall have the right to designate at least one director.

Upon the exercise of any Class W-1 Warrant by any Class W-1 Warrant holder, the New Parent shall redeem the number of shares of Class B Common Stock (on a pro rata basis from the holders of Class B Common Stock) that are equal to the number of shares of Class A Common Stock issued to the Class W-1 Warrant holder upon exercise of the Class W-1 Warrant (a “Mandatory Redemption”). Such Mandatory Redemption shall be at the Redemption Price. At the fifth (5th) anniversary of the Closing, any shares of Class B Common Stock held by the Principal Stockholder that remain outstanding shall be redeemed by New Parent at the Redemption Price, which is $0.0001 per share of Class B Common Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the shares of Class B Common Stock (the “Redemption Price”).

Any provision of the Stockholder Agreement may be amended or waived with the written consent of New Parent and the CBA Member. The Stockholder Agreement will terminate automatically on the date that the Principal Stockholder holds less than five percent (5%) of the outstanding shares of New Parent Common Stock.

Additional Purchase Subscription Agreement

New Parent, on the one hand, and each of the CBA Member (including its designees) (the “CBA Purchasers”) and certain existing directors, officers and employees of ENDI (the “ENDI Purchasers”) will enter into securities purchase agreements at or soon after Closing (the “Additional Purchase Subscription Agreement”) to purchase shares of additional New Parent Class A Common Stock. Pursuant to these Additional Purchase Subscription Agreements, the CBA Purchasers are obligated to purchase (or cause a third-party designee to purchase) 100,000 shares of New Parent Class A Common Stock and have the right to purchase from New Parent an additional 250,000 shares of New Parent Class A Common Stock, and the ENDI Purchasers have the right to purchase up to 55,000 shares of New Parent Class A Common Stock, for an aggregate purchase price determined pursuant to the Additional Purchase Subscription Agreements. For additional information regarding the Additional Purchase Subscription Agreement, please see the section under the heading “Certain Agreements Related to The Business Combination” on page 53.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE BUSINESS COMBINATION

The following summary is a discussion of the material U.S. federal income tax considerations of the Business Combination generally applicable to U.S. Holders (as defined below) of ENDI common stock who receive New Parent shares pursuant to the Business Combination. This section applies only to holders that hold their ENDI common stock as capital assets for U.S. federal income tax purposes (generally, property held for investment).

This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of such holder’s circumstances or status, nor does it address tax considerations applicable to a holder subject to special rules, including:

●	financial institutions;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	dealers or traders subject to a mark-to-market method of tax accounting with respect to ENDI common shares;

●

persons holding ENDI common stock or CBA membership interests as part of a “straddle,” hedge, integrated transaction or similar transaction, or persons deemed to sell the ENDI common stock under constructive sale provisions of the Code;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

●	regulated investment companies;

●	real estate investment trusts;

●	persons who acquired ENDI common stock or warrants through the exercise or cancellation of employee stock options or otherwise as compensation for their services;

●

U.S. Holders (as defined below) owning (actually or constructively) 10% or more of the total combined voting power of all classes of stock entitled to vote of, or 10% or more of the total value of all classes of shares of ENDI;

●	U.S. holders (as defined below) that hold their ENDI common stock or warrants through a non-U.S. broker or other non-U.S. intermediary;

●	persons who are, or may become, subject to the expatriation provisions of the Code;

●	persons that are subject to “applicable financial statement rules” under Section 451(b);

●	persons that are subject to the “base erosion and anti-avoidance” tax;

●	non-U.S. holders; or

●	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations all as of the date hereof, changes to any of which subsequent to the date of this joint proxy statement/prospectus may affect the tax consequences described herein (possibly with retroactive effect).

This discussion does not take into account proposed changes in such tax laws and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as estate or gift tax consequences, the alternative minimum tax or the Medicare tax on investment income). Each of the foregoing is subject to change, possibly with retroactive effect. Each ENDI stockholder should consult its tax advisors with respect to the application of U.S. federal tax laws to its particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the Business Combination or any other matters discussed herein. There can be no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds ENDI shares, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any ENDI common stock and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Business Combination to them.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

Intended U.S. Federal Income Tax Treatment

In the opinion of Seward & Kissel LLP, counsel to ENDI, the exchange of ENDI common stock for New Parent shares pursuant to the Merger Agreement in the First Merger, and the exchange of CBA membership interests for New Parent shares pursuant to the Merger Agreement in the Second Merger should, taken together, for U.S. Holders of ENDI common stock, constitute an exchange described in Section 351 of the Code (the “Intended Tax Treatment”). The remainder of this discussion assumes that the First Merger and Second Merger will constitute an exchange described in Section 351 of the Code.

U.S. Holders

This section applies to an ENDI stockholder if it is a “U.S. Holder.” A U.S. Holder is a beneficial owner of ENDI common stock who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes;

●

a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes.

Consequences of the First Merger to ENDI and New Parent

Neither ENDI nor New Parent will be subject to U.S. federal income tax as a result of the First Merger or the Second Merger.

Consequences Associated with the Receipt of New Parent Shares for U.S. Holders of ENDI Common Stock.

For U.S. federal income tax purposes, U.S. Holders will not recognize gain or loss upon their exchange of ENDI common stock for New Parent shares. A U.S. Holder’s U.S. federal income tax basis in its New Parent shares will be equal to the adjusted U.S. federal income tax basis the U.S. Holder had in its ENDI common stock. The holding period of the New Parent shares received pursuant to the Business Combination by a U.S. Holder will include the holding period of the ENDI common stock exchanged for that New Parent shares. U.S. Holders should consult their personal tax advisors regarding the U.S. federal income tax consequences of the exchange in their situation.

Ownership and Disposition of New Parent Shares

Distributions made by New Parent in respect of its shares will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid out of current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. Holder’s tax basis in the New Parent shares and, to the extent the distribution is in excess of such basis, such excess will be treated as gain from the sale or exchange of such shares. In the case of non-corporate U.S. holders, dividends generally will be treated as “qualified dividend income” subject to tax at preferential rates, provided that the U.S. Holder meets certain holding period and other requirements.

Upon the sale, exchange or other disposition of New Parent shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in the New Parent shares. Capital gain from the sale, exchange or other disposition of New Parent shares held for more than one year is long-term capital gain, and is eligible for a reduced rate of taxation for individuals. Gain recognized by a U.S. Holder on a sale, exchange or other disposition of New Parent shares generally will be treated as U.S. source income. A loss recognized by a U.S. Holder on the sale, exchange or other disposition of New Parent shares generally will be allocated to U.S. source income. The deductibility of a capital loss recognized on the sale, exchange or other disposition of New Parent shares may be subject to limitations, and U.S. Holders should consult their own tax advisors regarding their ability to deduct any such capital loss in light of their particular circumstances.

Information Reporting and Back-up Withholding

U.S. Holders generally are subject to information reporting requirements with respect to dividends paid on New Parent shares, and on the proceeds from the sale, exchange or disposition of New Parent shares. In addition, a U.S. Holder may be subject to backup withholding (currently at 24%) on dividends paid on New Parent shares, and on the proceeds from the sale, exchange or other disposition of New Parent shares, unless the holder provides certain identifying information, such as a duly executed IRS Form W-9,  or otherwise establishes an exemption. Backup withholding is not an additional tax and the amount of any backup withholding will be allowable as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

Pursuant to the Merger Agreement, the approval to quote the New Parent Class A Common Stock on the OTCQB Marketplace is a condition to the closing of the Business Combination. In addition, the consummation of the Business Combination is subject to the approval of the Financial Industry Regulatory Authority (“FINRA”).

On January 4, 2022, ENDI filed an “Issuer Company Related Action Notification form for Enterprise Diversified, Inc.” with FINRA regarding the Business Combination.

On January 10, 2022, FINRA responded to ENDI with a list of items required to be provided by ENDI in connection with FINRA’s review of the Business Combination.

On January 24, 2022, ENDI responded to FINRA’s request by providing FINRA with certain of the items requested by FINRA, as well as a listing of the items that ENDI would be able to provide FINRA at a later date as they became available.

On February 3, 2022 FINRA responded to ENDI with a list of remaining items required to be provided by ENDI in connection with FINRA’s review of the Business Combination.

On February 10, 2022 ENDI responded to FINRA’s request by providing FINRA with certain of the items requested by FINRA, as well as a listing of the items that ENDI would be able to provide FINRA at a later date as they became available.

On April 12, 2022 ENDI and counsel spoke with FINRA and advised them of the status of the SEC review.

ENDI is currently awaiting regulatory approval from FINRA, as a condition to the closing of the Business Combination, which it expects to receive following the date of the Special Meeting.

DESCRIPTION OF ENDI’S SECURITIES

The following description of ENDI’s authorized stock does not purport to be complete and is subject to and qualified in its entirety by reference to ENDI’s charter and bylaws, copies of which are filed as exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 28,2022.

Capital Stock

ENDI’s authorized capital stock consists of (i) 10,000,000 shares of common stock, par value $0.125 per share (the “Common Stock”) and (ii) 30,000,000 shares of Serial Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

Common Stock

Holders of ENDI Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of ENDI Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available therefor. Upon ENDI’s liquidation, dissolution or winding-up, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and any amounts to which the holders of any Serial Preferred Stock shall be entitled, the holders of ENDI Common Stock shall be entitled to share ratably in ENDI’s remaining assets. Holders of ENDI Common Stock are not entitled to cumulative voting.

As of February 1, 2022, there were 2,647,383 of our shares of ENDI Common Stock outstanding.

Preferred Stock

The ENDI Board of Directors is authorized to provide for the issuance of shares of Serial Preferred Stock and to fix and determine the designation and relative rights and preferences of each series of Serial Preferred Stock, and the restrictions or qualifications thereof.

On July 29, 2020, ENDI filed a Certificate of Designation designating a class of 250,000 shares of Series A Preferred Stock, par value $0.001 per share.

As of February 1, 2022, there were 0 shares of Preferred Stock outstanding.

Dividend Policy

We have not paid any cash dividends on shares of ENDI Common Stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of our then Board of Directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our Board of Directors does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

DESCRIPTION OF NEW PARENT’S SECURITIES

The following description of New Parent’s authorized stock does not purport to be complete and is subject to and qualified in its entirety by reference to New Parent’s charter and bylaws, copies of which are filed as exhibits hereto.

Capital Stock

New Parent’s authorized capital stock consists of 17,800,000 shares divided into three classes as follows: (i) 14,000,000 shares of Class A Common Stock, par value $0.0001 per share (“New Parent Class A Common Stock”); (ii) 1,800,000 shares of Class B Common Stock, par value $0.0001 per share (“New Parent Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (iii) 2,000,000 shares of Preferred Stock, par value $0.0001 per share (“New Parent Preferred Stock”). The number of authorized shares of any of New Parent Class A Common Stock, New Parent Class B Common Stock, or New Parent Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote.

Stockholder Actions

Unless New Parent consents in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Parent, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or employee of New Parent to New Parent or New Parent’s stockholders, (iii) any action asserting a claim arising under any provision of the DGCL, the Certificate of Incorporation or the bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. There is uncertainty as to whether a court would enforce such provision in connection with suits to enforce a duty or liability created by the Securities Act or the Exchange Act if brought derivatively on New Parent’s behalf, and New Parent’s stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.

The federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including, the applicable rules and regulations promulgated thereunder.

Class A Common Stock

Holders of New Parent Class A Common Stock are entitled to one vote per share on all matters to be voted on by the holders of New Parent Class A Common Stock. However, holders of New Parent Class A Common Stock will have no voting power as to any amendment to New Parent’s Certificate of Incorporation relating solely to the terms of any outstanding series of New Parent Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL.

Holders of New Parent Class A Common Stock are entitled to receive such dividends and other distributions in cash, property or shares of New Parent stock if a dividend is so declared by New Parent’s Board of Directors (the “New Parent Board”) from assets legally available therefor. Upon a liquidation, dissolution or winding up of New Parent’s affairs, after payment or provision for payment of the debts and other liabilities of New Parent and of the preferential and other amounts, if any, to which the holders of New Parent Preferred Stock will be entitled, the holders of all outstanding shares of New Parent Class A Common Stock will be entitled to receive the remaining assets available for distribution in proportion to the number of shares held by each such stockholder.

Class B Common Stock

Holders of New Parent Class B Common Stock are entitled to one vote per share on all matters to be voted on by the holders of Class B Common Stock. However, holders of New Parent Class B Common Stock will have no voting power as to any amendment to New Parent’s Certificate of Incorporation relating solely to the terms of any outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL. The holders of New Parent Class B Common Stock are not entitled to receive any dividends or other distributions in cash, property, or shares of stock and will not be entitled to receive any assets of New Parent in the event of any liquidation, dissolution or winding up of its affairs.

Warrants

New Parent will issue to the CBA Member a Class W-1 Warrant to purchase up to 1,800,000 shares of New Parent Class A Common Stock and a Class W-2 Warrant to purchase up to 250,000 shares of New Parent Class A Common Stock.  The Class W-1 Warrant and the Class W-2 Warrant may each be exercised, in whole or in part, at any time prior to the date that is five years after the closing of the Business Combination at an exercise price of $8.00 subject to certain adjustments.  Each of the Class W-1 Warrant and Class W-2 Warrant may also be exercised at the holder’s option on a “cashless” basis and if not fully exercised prior to the expiration of such warrant will automatically be exercised on a cashless basis.

In the event New Parent (i) pays a stock dividend, (ii) subdivides outstanding Common Shares into a larger number of shares or combines outstanding Common Shares into a smaller number of shares, or (iii) issues by reclassification any shares of capital stock of the Company, the exercise price of the Class W-1 and Class W-2 Warrants shall be multiplied by a fraction, the numerator of which shall be the number of Common Shares outstanding immediately before such event and the denominator of which shall be the number of Common Shares outstanding immediately    after such event, and the number of shares issuable upon exercise of a Class W-1 or Class W-2 Warrant shall be proportionately adjusted such that the aggregate exercise price shall remain unchanged. In addition, if at any time New Parent grants, issues or sells any common shares or common share equivalents, or rights to purchase stock, warrants, securities or other property pro rata, to the record holders of any class of shares of New Parent, the holder of Class W-1 or W-2 Warrants will be entitled to acquire, upon the terms applicable the number of common share or common equivalents, or rights to purchase stock, warrants, securities or other property, that the warrant holder could have acquired if it held the number of Class A Common Shares acquirable upon complete exercise of the Class W-1 or Class W-2 Warrants immediately before the date on which a record is taken for the grant, issuance or sale of such common shares or common share equivalents, or rights to purchase stock, warrants, securities or other property.

New Parent Preferred Stock

The voting, dividend, distribution, and any other rights of holders of any series of New Parent Preferred Stock, will be as described in the applicable Certificate of Designation designating such series of Preferred Stock.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who beneficially owns restricted shares of New Parent Class A Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Parent at the time of, or at any time during the three months preceding, a sale and (ii) New Parent is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of New Parent Class A Common Stock for at least six months but who are affiliates of New Parent at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of New Parent Class A Common Stock then outstanding; or

•	the average weekly reported trading volume of New Parent Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Parent under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about New Parent.

Resale Registration Statement

We have also agreed to file a resale registration statement under the Securities Act of 1933, as amended, not later than 45 days following the consummation of the Business Combination pursuant to which an aggregate of 3,352,802 shares of our New Parent Class A Common Stock held following the completion of the Business Combination and shares of New Parent Class A Common Stock underlying the warrants acquired by the CBA Member and up to 305,000 additional shares of New Parent Class A Common Stock purchased pursuant to an Additional Purchase Subscription Agreement by the CBA Member, or its designee(s), and Alea Kleinhammer, Jessica Greer, Steven Kiel and Keith Smith will be registered for resale. Upon the effectiveness of the registration statement, all of these shares of New Parent Class A Common Stock (assuming 100,000 shares are purchased by the CBA Member pursuant to an Additional Purchase Subscription Agreement), reflecting approximately 64.0% of New Parent’s total number of issued and outstanding New Parent Class A Common Stock following the Merger, may be freely sold in the public market. Sales of a large number of shares of New Parent Class A Common Stock could cause the prevailing market price of the New Parent Class A Common Stock to decline.

COMPARISON OF STOCKHOLDERS’ RIGHTS

ENDI is a Nevada corporation and, as such, the rights of ENDI stockholders are governed by Nevada corporate law and ENDI’s Articles of Incorporation and ENDI’s Bylaws. New Parent is a newly formed Delaware corporation and, as such, the rights of New Parent stockholders are governed by the Delaware General Corporation Law (“DGCL”), New Parent’s Certificate of Incorporation (the “New Parent Certificate”), and New Parent’s Bylaws. As a result of the Business Combination, your shares of ENDI stock will be exchanged for it to receive shares of New Parent Class A common stock, and your rights with respect to your ownership will be governed by Delaware law, including the DGCL, as well as New Parents’ organizational documents.

This section summarizes material differences between the rights of ENDI stockholders and New Parent stockholders. This summary does not purport to be a complete statement of all the differences, or a complete description of the specific provisions referred to. Further, the identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. You should carefully read the relevant provisions of ENDI’s Articles of Incorporation, ENDI’s Bylaws, the New Parent Certificate, New Parent’s Bylaws, and any applicable provisions of Nevada corporate law and the DGCL. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

	Rights of ENDI Stockholders	Rights of New Parent Stockholders
Capitalization

The aggregate number of shares that ENDI has authority to issue are 10,000,000 shares of common stock, $.125 par value, and 30,000,000 shares of Serial Preferred Stock, $.001 par value.

The Board of Directors may fix and determine the powers, designations, limitations, restrictions, and relative rights and preferences of each series of Serial Preferred Stock, and the restrictions or qualifications thereof, including: (1) the series designation and authorized number of shares; (2) any dividend rate and payment dates; (3) the amount or amounts to be received by the holders upon ENDI’s voluntary or involuntary dissolution or liquidation; (4) the price or prices at which shares may be redeemed, if any, and any terms, conditions, limitations upon such redemptions; (5) any sinking fund provisions, for redemption or purchase of shares; and (6) the terms and conditions, if any, on which shares may be converted at the election of the holders thereof into shares of other capital stock, or of other series of Serial Preferred Stock. Holders of Preferred Stock are not entitled to cumulative voting.

On July 29, 2020, ENDI filed a Certificate of Designation designating a class of 250,000 shares of Series A Preferred Stock, par value $0.001 per share. Prior to issuance, the Board may increase or decrease the number of shares authorized by resolution of the Board of Directors, provided that no decrease may reduce the number of shares to less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants, or upon the conversion of any outstanding securities convertible into Series A Preferred Stock. If more than a total of 250,000 shares of Series A Preferred Stock will be issuable upon the exercise of any rights issued pursuant to the Rights Agreement, dated as of July 24, 2020, and as supplemented, restated or amended from time to time, by and between ENDI and Colonial Stock Transfer Company, Inc., as rights agent (the “Rights Agreement”), the Board, pursuant to Nevada Revised Statutes 78.1955, will direct by resolution(s) that a certificate of designation be properly executed, acknowledged, filed and recorded, in accordance with the relevant provisions of the Act, setting forth the resolution and stating the number of shares of Series A Preferred Stock authorized to be issued to be increased to the largest number of whole sales issuable upon the exercise of such rights.

Any shares of Series A Preferred Stock purchased or otherwise acquired by ENDI will be retired and cancelled promptly after the acquisition thereof.

The aggregate number of shares of all classes of stock that the Corporation is authorized to issue is 17,800,000 shares, divided into three classes: (i) 14,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”); (ii) 1,800,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (iii) 2,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).

The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, or Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, irrespective of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Class A Common Stock, Class B Common Stock, or Preferred Stock voting separately as a class shall be required, unless a vote of any such holder is required pursuant to the Certificate of Incorporation of the Corporation.

If New Parent subdivides or combines the outstanding shares of Class A Common Stock, the outstanding shares of Class B Common Stock will be proportionately subdivided or combined. If the Corporation subdivides or combines the outstanding shares of Class B Common Stock, the outstanding shares of Class A Common Stock will be proportionately subdivided or combined.

Common Stock

Voting Rights. Holders of shares of Common Stock are entitled to one vote per share of Common Stock in his, her, or its name on the records of ENDI on all matters to be voted on by the stockholders. Holders of Common Stock are not entitled to cumulative voting.

Dividend Rights. Holders of our Common Stock are entitled to share ratably in dividends, if any, as may be authorized and declared from time to time by the Board of Directors, in its discretion, from funds legally available therefor.

Distribution Rights. Upon ENDI’s liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of Common Stock shall be entitled to share ratably in ENDI’s remaining assets, after payment or adequately providing for the payment or provision for payment of ENDI’s debts, other liabilities, any amounts to which the holders of any Serial Preferred Stock are entitled.

Voting Rights. Each holder of Class A Common Stock and Class B Common Stock will be entitled to one vote for each share of Class A Common Stock or Class B Common Stock held by such holder on all matters on which stockholders generally or holders of said stock as a separate class are entitled to vote; provided that to the fullest extent permitted by applicable law, holders of Class A Common Stock or Class B Common Stock, as applicable, will have no voting power as to any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL.

The holders of Common Stock will vote together as a single class or together with the holders of one more series of Preferred Stock if the holders of such Preferred Stock are entitled to vote together with the holders of record of Common Stock, as a single class, on all matters submitted to a vote of the stockholders generally.

Dividend Rights. Subject to the rights of holders of any series of Preferred Stock, holders of Class A Common Stock, as such, shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation when, as and if declared thereon by the Board from time to time out of the assets or funds of the Corporation that are by applicable law available therefor. The holders of Class B Common Stock are not entitled to receive any dividends or other distributions in cash, property or shares of stock of the Corporation.

Distribution Rights. In the event of any liquidation, dissolution or winding up of New Parent’s affairs, after payment or provision for payment of the debts and other liabilities of New Parent and of the preferential and other amounts, if any, to which the holders of Preferred Stock will be entitled, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, on a pro rata basis, the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock will not be entitled to receive any assets of the Corporation in the event of any liquidation, dissolution or winding up of the affairs of the Corporation.

Reorganization or Merger.  In connection with any reorganization, share exchange, consolidation, conversion or merger of the Corporation with or into another person, the Corporation shall not adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class B Common Stock holders, including, without limitation (i) any of the voting rights of the holders of the Class B Common Stock, and (ii) the requisite vote or percentage required to approve or take any corporate action, except by the affirmative vote of the holders of a majority of the shares of Class B Common Stock, voting as a separate class.

Preferred Stock

Voting Rights. Each share of Series A Preferred Stock entitles the holder to 100 votes on all matters to which the holders of the Common Stock are entitled to vote, voting together as one class.

Dividend Rights. Holders of Series A Preferred Stock are entitled to quarterly dividends, from funds legally available, therefor, payable in cash, on the last day of each fiscal quarter or such other dates as the Board of Directors may approve (a “Quarterly Dividend Payment Date”), in an amount per share (rounded to the nearest cent) equal to the greater of (i) $50.00 or (ii) 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of the Common Stock.

Distribution Rights.  Upon any liquidation, dissolution or winding up of ENDI, no distribution will be made (i) to the holders of any Common Stock or to any other stock of ENDI ranking junior to the Series A Preferred Stock unless, the holders of shares of Series A Preferred Stock have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment. Further, the holders of shares of Series A Preferred Stock will be entitled to receive an aggregate amount per share, subject to the provision for adjustment, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or to the holders of shares of stock ranking on a parity, either as to dividends or upon liquidation, dissolution or winding up with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event, however, that there are insufficient assets to permit payment in full of the Series A Preferred Stock liquidation preference and the liquidation preferences of all other classes and series of stock ranking on a parity with the Series A Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Preferred Stock and the holders of such parity shares in the proportion to their respective liquidation preferences.

Rights Upon Reorganization or Merger. Upon any consolidation, merger, combination or other transaction in which the shares of Common Stock are converted into, exchanged for or changed into other stock or securities, cash and/or any other property, then each share of Series A Preferred Stock will simultaneously be converted into, exchanged for, or changed into an amount per share equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind) into which or for which each share of Common Stock is converted or exchanged. In the event ENDI (i) declares or pays any dividend on the Common Stock payable in shares of Common Stock, or (ii) effects a subdivision or combination or consolidation of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then the amount with respect to the conversion, exchange, or change of shares of Series A Preferred Stock will be adjusted by multiplying such amount by a fraction, the numerator being the number of shares of Common Stock outstanding immediately after the event and the denominator being the number of shares of Common Stock that were outstanding immediately prior to the event. If ENDI declares or pays any dividend on the Series A Preferred Stock payable in shares of Series A Preferred Stock, or effects a subdivision, combination, or consolidation of the outstanding shares of Series A Preferred Stock, then in each case the amount will be adjusted by multiplying such amount by a fraction, the numerator being the number of shares of Series A Preferred Stock that were outstanding immediately prior to such event and the denominator being the number of shares of Series A Preferred Stock outstanding immediately after such event.

Election of Directors. If dividends on any Series A Preferred Stock is in arrears in an amount equal to six (6) quarterly dividends, then the holders of Series A Preferred Stock, voting as a separate series from all other series of Preferred Stock and classes of capital stock, will be entitled to elect two (2) members of the Board in addition to any Directors elected by any other series, class or classes of securities and the authorized number of Directors will automatically be increased by two (2). Promptly thereafter, the Board will call a special meeting of holders of Series A Preferred Stock for the purpose of electing such members of the Board. Such special meeting shall in any event be held within forty-five (45) calendar days of the occurrence. A director elected in this manner may be removed by the holders of Series A Preferred Stock entitled to vote in an election of such director.

Voting Rights. Shares of Preferred Stock shall have voting rights as designated by the Board in the applicable Certificate of Designation.

Dividend and Distribution Rights. The holders of any outstanding series of Preferred Stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of stock of the Corporation, the holders of Class A Common Stock, as such, shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation out of the assets or funds of the Corporation that are by applicable law available therefor.

Bylaws

ENDI will have the power to make Bylaws not inconsistent with the Constitution or laws of the United States or of the State of Nevada for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business, and the calling and holding of meetings of its stockholders.

The affirmative vote of the holders of at least eighty percent (80%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote, voting together as a single class, will be required in order for the stockholders to alter, amend, repeal or rescind any provision of the bylaws or to adopt any inconsistent provision.

Board of Directors

There shall be no fewer than one and no less than nine directors. The number of directors may be increased or decreased by a duly adopted amendment to the Articles of Incorporation or by an amendment to the by-laws adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote, except in the event that dividends on Series A Preferred are in arrears of six quarterly dividends, in which case the authorized number of directors will automatically be increased by two (2), to accommodate the Series A Preferred Stock holders’ right to nominate two directors.

The business and affairs of the Corporation shall be managed by or under the direction of the Board with the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board. The holders of the New Parent Class B Common Stock, voting together as a single class, have the right to designate a number of directors of the Corporation’s board (rounded up to the nearest whole number) equal to the percentage of the Corporation’s Common Stock beneficially owned by the holders of the Corporation’s Class B Common Stock and their Affiliates at the time of such designation, provided however, that for purposes of this designation right, the holders of the Corporation’s Class B Common Stock, voting together as a single class, shall have the right to designate not more than a majority of the members of the board then in office, and, provided further that so long as holders of Corporation’s Class B Common Stock and their Affiliates beneficially own at least 5.0% of the total outstanding shares of Common Stock of the Corporation, holders of the Corporation’s Class B Common Stock, voting together, shall have the right to designate at least one director. Any director elected to the Corporation’s Board pursuant to this Section 6.01(b) of the Certificate of Incorporation will be referred to as a “Class B Director” and may only be removed by the holders of a majority of the Class B Common Stock. Any director elected to the Corporation’s Board pursuant to this Section 6.01(b) of the Certificate of Incorporation will be referred to as a “Class B Director” and may only be removed by the holders of a majority of the Class B Common Stock.

From and after the date that the holders of Class B Common Stock are no longer entitled to elect at least one Class B Director pursuant to the terms of the Amended and Restated Certificate of Incorporation, the following provisions apply: for so long as David Sherman, the CBA Member and any of their successors or assigns (collectively, the “Principal Stockholder”) and their Affiliates beneficially own at least five percent (5%) of the outstanding shares of the Corporation’s Common Stock, the Principal Stockholder has the right to designate a number of directors of the Corporation’s board (rounded up to the nearest whole number) equal to the percentage of the Corporation’s Common Stock beneficially owned by the Principal Stockholder and its Affiliates at the time of such designation, provided however that for purposes of this designation right, the Principal Stockholder and its Affiliates' shall have the right to designate not more than a majority of the members of the Board of Directors then in office and, provided further, that so long as the Principal Stockholder and its Affiliates beneficially owns at least 5.0% of the total outstanding shares of Common Stock its shall have the right to designate at least one director.

All other directors shall be elected by the affirmative vote of a majority of the voting power of the Class A Common Stock entitled to vote in the election of directors which are present in person or by proxy at an annual meeting of stockholders when quorum is present.

In the event the holders of Class B Common Stock hold less than 5% of the number of shares of Class B Common Stock and Class A Common Stock held by such holder of Class B Common Stock and its Affiliates will no longer be entitled to nominate or elect any Class B Directors.

Any or all of the directors (other than Class B Directors) may be removed at any time by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation voting together as a single class.

Whenever the holders of one or more classes or series of Preferred Stock have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships will be governed by the terms of the resolution or resolutions adopted by the Board pursuant to Article 4 of the Certificate of Incorporation, and such directors will not be subject to the provisions of Article 6 of the Certificate of Incorporation unless otherwise provided.

Meetings of Stockholders

Annual stockholder meetings shall be held on or around April 20th of each year, annually. If that day is a legal holiday, then the meeting shall be held on the next business day, at the same hour.

Special meetings of the Stockholders may be called at any time by the Board of Directors, the Chairman of the Board, the President, a Vice President, the Secretary, or by one or more Stockholders holding not less than one-tenth (1/10) of the voting power of the corporation. Except as next provided, notice shall be given as for the annual meeting.

Notice of meetings, annual or special, shall be given in writing not less than ten (10) nor more than sixty (60) days before the date of the meeting to Stockholders entitled to vote thereat.

Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by consent unless the action is recommended by all directors;  provided that any action required or permitted to be taken by the holders of Class B Common Stock, voting separately as a class, or, to the extent expressly permitted by the provisions of the Certificate of Incorporation relating to one or more outstanding series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if consent, setting forth the action is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote thereon were present and voted and will be delivered to the Corporation in accordance with the DGCL. Subject to the rights of the holders of any outstanding series of Preferred Stock and any rights granted pursuant to the Stockholders Agreement, special meetings of the stockholders of the Corporation for any purpose(s) may be called only by or at the direction of the Board or the Chairman of the Board.

Quorum

Presence of the holders of a majority of the shares entitled to vote thereat, in person or by proxy, regardless of whether the proxy has authority to vote on any matter, constitutes a quorum at all meetings of stockholders for the transaction of business. If, however, such majority is not present or represented at any stockholder meeting, the stockholders entitled to vote thereat, in person or by proxy, shall have the power to adjourn the meeting until the requisite amount of voting shares are present. At such adjourned meeting, any business may be transacted which might have been transacted at a meeting as originally notified.

Presence of the holders of a majority of the voting power of the issued and outstanding shares of stock of the Corporation entitled to vote thereat, presented in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. Where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present, it shall not be broken by the subsequent withdrawal of any stockholders.

Liability of Directors

No director or officer of ENDI will be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided that the foregoing does not eliminate or limit liability of a director or officer for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (2) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article 8 of the Certificate of Incorporation will eliminate or reduce the effect in respect of any matter occurring, or any cause of action, suit or claim that, but for the aforementioned Article 8, would accrue or arise, prior to such amendment or repeal.

Amendment to Articles of Incorporation

ENDI reserves the right to amend, alter, change, or repeal any provision contained in the Articles of Incorporation in the manner prescribed by statute or the Articles of Incorporation, and all rights conferred upon the stockholders.

At such time as any shares of Series A Preferred Stock are outstanding, if any proposed amendment to the Articles of Incorporation would adversely alter or change any preference or any relative or other right given to the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely, then, in addition to any approval otherwise required, the holders of the Series A Preferred Stock will be entitled to vote separately as a class upon the amendment, and the affirmative vote of a majority of the outstanding shares of the Series A Preferred Stock will be necessary for the approval and adoption of the amendment.

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in the Certificate of Incorporation. However, any amendment to the Certificate of Incorporation that would adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class B Common Stock, including, without limitation (i) any of the voting rights of the holders of the Class B Common Stock, and (ii) the requisite vote or percentage required to approve or take any action described in Section 10.03, Article 4, or elsewhere in the Certificate of Incorporation of the Corporation, also must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class.

Amendment to Bylaws

ENDI’s bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote, provided, however, that if the Articles of Incorporation of the corporation set forth the number of authorized Directors of the corporation, the authorized number of Directors may be changed only by an amendment of the Articles of Incorporation. Subject to the right of the Stockholders to adopt, amend or repeal the bylaws and any limitations under applicable law, the Board of Directors may adopt, amend or repeal the bylaws.

The affirmative vote of the holders of at least eighty percent (80%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote, voting together as a single class, will be required in order for the stockholders to alter, amend, repeal or rescind any provision of the bylaws or to adopt any inconsistent provision. However, any amendment to the bylaws that would adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class B Common Stock, including, without limitation (i) any of the voting rights of the holders of the Class B Common Stock, and (ii) the requisite vote or percentage required to approve or take any action in the bylaws, also must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class.

Forum Selection	N/A

Unless the Corporation consents in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising under any provision of the DGCL, the Certificate of Incorporation or the bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. There is uncertainty as to whether a court would enforce such provision in connection with suits to enforce a duty or liability created by the Securities Act or the Exchange Act if brought derivatively on the Corporation’s behalf, and the Corporation’s stockholders will not be deemed to have waived  compliance with the federal securities laws and the rules and regulations thereunder.

The federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including, the applicable rules and regulations promulgated thereunder.

THE SPECIAL MEETING OF ENDI STOCKHOLDERS

We are furnishing this joint proxy statement/prospectus to our stockholders as part of the solicitation of proxies by our Board at the Special Meeting, and at any adjournment or postponement thereof. This joint proxy statement/prospectus is first being furnished to our stockholders on or about July 18, 2022. This joint proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting. You can access ENDI’s SEC filings, including this joint proxy statement/prospectus, as well as ENDI’s Annual Report on Form 10-K for the year ended December 31, 2021, at the SEC’s website at http://www.sec.gov.

Time, Place, and Purpose of the Special Meeting

The Special Meeting will be held virtually by live webcast on August 9, 2022, at 9:00 a.m., Eastern Time. You can participate in the Special Meeting by visiting https://www.colonialstock.com/SYTE2022, where you will be able to listen to the Special Meeting live and vote during the Special Meeting. Please log in to the website by 8:30 a.m., Eastern Time, on the day of the Special Meeting. There is no physical location for the Special Meeting and you will not be able to attend the Special Meeting in person.

At the Special Meeting, the Board will ask ENDI stockholders to consider and vote on the following proposals:

●	consider and vote on the Business Combination Proposal to approve and adopt the Merger Agreement and the Business Combination;

●	to approve and adopt, on a non-binding advisory basis, Organizational Documents Proposals relating to the proposed organizational documents of New Parent; and

●	to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal or the Organizational Documents Proposals.

Recommendation to ENDI Stockholders

Our Board of Directors believes that each of the Business Combination Proposal, the Organizational Documents Proposals and Adjournment Proposal, if any, is in the best interests of ENDI and our stockholders, and unanimously recommends that its stockholders vote “FOR” each of these proposals.

For the reasons for these recommendations, see “The Business Combination - ENDI’s Reasons for the Business Combination; Recommendation of the Board of Directors” on page 34.

When you consider the recommendation of our Board of Directors in favor of approval of the Business Combination Proposal, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

●

the retention of Alea Kleinhammer, ENDI’s Chief Financial Officer, Jessica Greer, ENDI’s Vice President and Chief of Staff, Eliza Sanchez, ENDI’s Executive Administrator, and Steven Ison, ENDI’s Accountant, in their current positions and with current salary, bonus, and benefits for a period of one year after the close of the transaction or entrance into a mutually agreed upon severance agreement; and

●	the continued indemnification of current ENDI directors and officers and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Who Can Vote at the Special Meeting

Only holders of record of ENDI shares at the close of business on July 6, 2022, the record date for the Special Meeting, will be entitled to notice of, and to vote at, the Special Meeting or any postponement or adjournment thereof. As of the record date, there were ENDI shares outstanding and entitled to vote at the Special Meeting. You are entitled to one vote for each ENDI share you own for each matter to be voted on at the Special Meeting. ENDI shares that are held in treasury are not entitled to vote at the Special Meeting.

Votes Required

The Business Combination Proposal requires the affirmative vote of the holders of a majority of the ENDI shares outstanding and entitled to vote at the Special Meeting (meaning that, of the ENDI shares outstanding, a majority must be voted “FOR” such proposal). A failure to vote, a broker non-vote, or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The Organizational Documents Proposals requires the affirmative vote of a majority of the ENDI shares present at the Special Meeting or represented by proxy and entitled to vote at the Special Meeting. A failure to vote, broker non-vote, or an abstention will have no effect on the Organizational Documents Proposals. The Adjournment Proposal requires the affirmative vote of a majority of the ENDI shares present at the Special Meeting or represented by proxy and entitled to vote at the Special Meeting. A failure to vote, and broker non-vote, or an abstention will have no effect on the Adjournment Proposal.

The presence, at the meeting or by proxy, of the holders of a majority of the ENDI shares entitled to vote shall constitute a quorum. Shares represented at the Special Meeting and entitled to vote but not voted, including shares represented by abstentions, will be considered present for quorum purposes. Broker non-votes will also be counted for purposes of determining whether a quorum is present.

Stock Ownership

As of the record date, our directors and officers beneficially owned an aggregate of approximately 33.9% of the outstanding shares of ENDI common stock. Our directors and officers have agreed to vote their shares of ENDI common stock in favor of the Business Combination Proposal.

Adjournments

Where a quorum is not present at the Special Meeting, the Special Meeting may be adjourned from time to time by the chair of the Special Meeting or a majority of the stockholders present at the meeting or represented by proxy and entitled to vote at that Special Meeting from time to time, without notice other than announcement at the Special Meeting, unless otherwise required by statute. If the chairman of the Board proposes to adjourn the Special Meeting and a stockholder Adjournment Proposal is approved, the Special Meeting will be adjourned. At any adjourned meeting of the Special Meeting at which a quorum is present, any business may be transacted which might have been transacted at the Special Meeting as originally notified. In order for the Special Meeting to be adjourned, the proposal to adjourn the Special Meeting must be approved by a majority of the shares present at the Special Meeting or represented by proxy and entitled to vote. See “—Proposal No. 3: The Stockholder Adjournment Proposal.” In addition, whether or not a quorum of the stockholders is present, ENDI’s bylaws permit the chairman to adjourn the Special Meeting to another place, date, and time.

Voting

You can vote virtually during the Special Meeting via Internet or telephone, as indicated on the proxy card, or by use of a proxy card if you receive a printed copy of our proxy materials. If you hold shares of our common stock as the stockholder of record, then you have the right to vote those shares at the Special Meeting. If you are a beneficial owner and hold shares of our common stock in “street name,” then you can vote the shares you beneficially own through the online voting platform under a legal proxy from your bank, brokerage firm, or other nominee, and are not required to take any additional action to obtain a legal proxy. Please follow the instructions at in order to vote your shares during Special Meeting, whether you hold your shares of record or in “street name.” Even if you plan to attend the virtual Special Meeting, you should submit a proxy card or voting instruction form for your shares in advance, so that your vote will be counted if you later decide not to attend the Special Meeting.

Whether you hold shares directly as the stockholder of record or indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., in “street name”), you can direct your vote without attending the Special Meeting. You may vote by granting a proxy or, for shares you hold in “street name,” by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this by Internet, telephone, or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares you hold in “street name,” the voting instruction card provided by your broker or nominee.

If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting on a proposal, your shares represented by the proxy will be considered present at the Special Meeting for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the Business Combination Proposal. ENDI urges you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Special Meeting. If your proxy indicates instructions for some, but not all, of the proposals, your votes will be cast as indicated on the specified proposals for which instructions are indicated, and in accordance with the recommendation of the Board, as described above, for any proposal for which no instructions are indicated.

You may revoke your proxy at any time before it is voted by:

         ●         delivering written notice to our Secretary, Jessica L. Greer, at our address above;

         ●         submitting a later-dated proxy card;

         ●         voting again via the Internet as described on the proxy card; or

         ●         virtually attending the Special Meeting and voting live.

Attendance virtually at the Special Meeting will not, in and of itself, constitute revocation of a previously granted proxy. If the Special Meeting is adjourned or postponed, it will not affect the ability of ENDI stockholders to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct your vote, you may call , our proxy solicitor, at (toll free), or banks and brokers can call collect at     .

Solicitation of Proxies

The Company will bear the cost of solicitation of proxies. Our directors, officers, and other employees may supplement the original solicitation of proxies through the use of the mail, by telephone, facsimile, e-mail, or personal solicitation. We will pay no additional compensation to our directors, officers, and other employees for these activities. We have not engaged employees for the specific purpose of soliciting proxies or a proxy solicitation firm to assist us in soliciting proxies, but we may elect to engage and pay the cost of such employees or such a proxy solicitation firm at any time. The Company may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

Delivery of Documents to Security Holders Sharing an Address

Only one joint proxy statement/prospectus is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of its security holders. The Company undertakes to deliver promptly upon written or oral request a separate copy of the joint proxy statement/prospectus to a security holder at a shared address to which a single copy of the documents was delivered and provide instructions as to how a security holder can notify the Company that the security holder wishes to receive a separate copy of an joint proxy statement/prospectus.

Security holders sharing an address and receiving a single copy may request to receive a separate joint proxy statement/prospectus at Enterprise Diversified, Inc., 2400 Old Brick Rd, Ste 115, Glen Allen, VA 23060. Security holders sharing an address can request delivery of a single copy of joint proxy statement/prospectus or if they are receiving multiple copies may also request to receive a separate joint proxy statement/prospectus at Enterprise Diversified, Inc., 2400 Old Brick Rd, Ste 115, Glen Allen, VA 23060, (434) 382-7366.

PROPOSAL ONE

APPROVAL OF THE BUSINESS COMBINATION PROPOSAL

“The Business Combination Proposal” – to approve and adopt the Merger Agreement, dated December 29, 2021 (as it may be amended from time to time, the “Merger Agreement”) and the transactions contemplated thereby, by and among ENDI, CrossingBridge Advisors, LLC, a Delaware limited liability company (“CBA”), Cohanzick Management, LLC, a Delaware limited liability company (the “CBA Member”), ENDI Corp., a Delaware corporation (“New Parent”), Zelda Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of New Parent (“Merger Sub 1”), and Zelda Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of New Parent (“Merger Sub 2”). Pursuant to the Merger Agreement: (i) Merger Sub 1 will merge with and into ENDI, with ENDI surviving as a direct wholly-owned subsidiary of New Parent, following which each share of ENDI common stock, par value $0.125 per share, will be converted into the right to receive an identical number of shares of New Parent Class A common stock, par value $0.0001 per share (the “New Parent Class A Common Stock”); and (b) Merger Sub 2 will merge with and into CBA, with CBA surviving as a direct wholly-owned subsidiary of New Parent, following which the outstanding membership interest in CBA will be converted into the right to receive (i) two million four hundred thousand (2,400,000) validly issued, fully paid and non-assessable shares of New Parent Class A Common Stock; (ii) one million eight hundred thousand (1,800,000) validly issued, fully paid, and non-assessable shares of New Parent Class B Common Stock, par value $0.0001 per share (“New Parent Class B Common Stock”); (iii) warrants to purchase one million eight hundred thousand (1,800,000) shares of New Parent Class A Common Stock (the “W-1 Warrants”); and (iv) warrants to purchase two hundred fifty thousand (250,000) shares of New Parent Class A Common Stock (the “W-2 Warrants”).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The Business Combination Proposal requires the affirmative vote of the holders of a majority of the ENDI shares outstanding and entitled to vote at the Special Meeting (meaning that, of the ENDI shares outstanding, a majority must be voted “FOR” such proposal). A failure to vote, a broker non-vote, or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE THE ORGANIZATIONAL DOCUMENTS PROPOSALS

“The Organizational Documents Proposals”- If the Business Combination Proposal is approved and the Business Combination is to be consummated, then (as applicable to the Organizational Documents Proposals) it will effect a change in ENDI’s jurisdiction of incorporation of Nevada to New Parent’s jurisdiction of incorporation of Delaware. In connection with this change in jurisdiction, ENDI’s amended articles of incorporation and amended bylaws (the “Existing Organizational Documents”) will be replaced with New Parent’s proposed Amended and Restated Certificate of Incorporation (the “Proposed Certificate of Incorporation”) and proposed Amended and Restated Bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”). In connection with the consummation of the Business Combination, therefore, stockholders of ENDI subject to the Existing Organizational Documents will become subject to the Proposed Organizational Documents. We refer to this as the replacement of the Existing Organizational Documents with the Proposed Organizational Documents.

ENDI’s stockholders are being asked to consider and vote upon on a non-binding advisory basis and to approve the following separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Existing Organizational Documents with the Proposed Organizational Documents. The Organizational Documents Proposals are conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Organizational Documents Proposals will have no effect. Defined terms used but not defined herein have the meanings ascribed to them in the applicable Organizational Document.

Organizational Documents Proposal A- Dual Class Structure

In connection with the replacement of the Existing Organizational Documents with the Proposed Certificate of Incorporation, ENDI’s stockholders are being asked to approve the authorization and designation of New Parent Class A Common Stock and New Parent Class B Common Stock.

Organizational Documents Proposal B- Nomination of Directors by the Holders of New Parent Class B Common Stock

In connection with the replacement of the Existing Organizational Documents with the Proposed Certificate of Incorporation, ENDI’s stockholders are being asked to approve the right that holders of the New Parent Class B Common Stock, voting together as a single class, shall have: (i) the right to designate a number of directors of the New Parent board (rounded up to the nearest whole number) equal to the percentage of the New Parent’s Common Stock beneficially owned by the holders of New Parent Class B Common Stock and their Affiliates at the time of such designation, provided however, that for purposes of this designation right, the holders of the New Parent Class B Common Stock, voting together as a single class, shall have the right to designate not more than a majority of the members of the Board of Directors then in office and, provided further that so long as holders of New Parent Class B Common Stock and their Affiliates beneficially own at least 5.0% of the total outstanding shares of Common Stock of New Parent, holders of New Parent Class B Common Stock, voting together as a single class, shall have the right to designate at least one director.

Organizational Documents Proposal C- Eighty Percent Affirmative Vote Threshold

In connection with the replacement of the Existing Organizational Documents with the Proposed Bylaws, ENDI’s stockholders are being asked to approve the change that the affirmative vote of the holders of at least eighty percent (80%) of the total voting power of all the then outstanding shares of Common Stock of New Parent entitled to vote, voting together as a single class, will be required to amend to the New Parent’s Proposed Bylaws.

Organizational Documents Proposal D- Meetings of Stockholders

In connection with the replacement of the Existing Organizational Documents with the Proposed Certificate of Incorporation, ENDI’s stockholders are being asked to approve that any action required or permitted to be taken by the holders of Common Stock of New Parent must be effected at a duly called annual or special meeting of the stockholders and may not be effected by consent unless the action is recommended by all of the directors then sitting.

Organizational Documents Proposal E- Exclusive Forum Provision

In connection with the replacement of the Existing Organizational Documents with the Proposed Certificate of Incorporation, ENDI’s stockholders are being asked to approve the new forum selection clause that states unless otherwise consented to by New Parent, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of New Parent, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or employee of New Parent to New Parent or New Parent’s stockholders, (c) any action asserting a claim arising under any provision of the DGCL, the Certificate of Incorporation or the bylaws of New parent or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) any action asserting a claim governed by the internal affairs doctrine. The federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including, the applicable rules and regulations promulgated thereunder.

It is possible that a court could find these forum selection provisions to be inapplicable or unenforceable and, accordingly, New Parent could be required to litigate claims in multiple jurisdictions, incur additional costs or otherwise not receive the benefits that the board of directors expects New Parent’s forum selection provisions to provide

The approval of the Organizational Documents Proposals requires the affirmative vote of a majority of the ENDI shares present at the Special Meeting or represented by proxy and entitled to vote at the Special Meeting. A failure to vote, broker non-vote, or an abstention will have no effect on the Organizational Documents Proposals.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

If a choice is specified on the proxy by the stockholder, the shares will be voted as specified. If no specification is made, the shares will be voted “for” all of the proposal. The affirmative vote of a majority of the shares outstanding, by the holders of common stock virtually present or present by proxy, entitled to vote at the Special Meeting is required for the approval of the Organizational Documents Proposals.

PROPOSAL THREE

APPROVAL OF THE ADJOURNMENT PROPOSAL

“The Adjournment Proposal” – to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal.

If the Adjournment Proposal is not approved by ENDI’s stockholders, the Board may not be able to adjourn the Special Meeting to a later date if, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the Business Combination Proposal.

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals. The Adjournment Proposal requires the affirmative vote of a majority of the ENDI shares present at the Special Meeting or represented by proxy and entitled to vote at the Special Meeting. A failure to vote, and broker non-vote, or an abstention will have no effect on the Adjournment Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

Any Adjournment Proposal will require the affirmative vote of a majority of the ENDI shares present at the Special Meeting or represented by proxy and entitled to vote at the Special Meeting (meaning that, of the ENDI shares represented at the Special Meeting and entitled to vote, a majority must be voted “FOR” the Adjournment Proposal).

LEGAL MATTERS

Alston & Bird LLP, New York, New York and Seward and Kissel LLP, New York, New York, will pass on certain aspects of the validity of the New Parent Shares to be issued and certain other matters of U.S. federal securities laws.

EXPERTS

ENDI

ENDI’s consolidated financial statements included in this joint proxy statement/prospectus from ENDI’s Annual Report on Form 10-K for the year ended December 31, 2020 and 2021 have been audited by Brown, Edwards & Company, L.L.P., an independent registered public accounting firm, as stated in their report, which is included herein. Such consolidated financial statements are included herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CBA

The financial statements of CBA as of December 31, 2020 included in this joint proxy statement/prospectus have been audited by Raines & Fischer LLP, an independent registered public accounting firm, as stated in their reports, which is included herein. The financial statements of CBA as of December 31, 2021 included in this joint proxy statement/prospectus have been audited by Brown, Edwards & Company, L.L.P., an independent registered public accounting firm, as stated in their report, which is included herein. Such reports included herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

ENDI is a public company and files annual, quarterly and current reports, proxy statements and other information with the SEC. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like ENDI, who file electronically with the SEC. The address of the site is http://www.sec.gov.

ENDI Corp. filed a registration statement on Form S-4 to register with the SEC for the ENDI Corp. New Parent Class A Common Stock, New Parent Class B Common Stock, as well as warrants to purchase shares of New Parent Class A Common Stock to be issued to ENDI stockholders and the CBA Member in the Mergers. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of ENDI Corp in addition to being a proxy statement of ENDI. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in ENDI Corp’s registration statement or the exhibits to the registration statement.

For further information with respect to ENDI and ENDI Corp., we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this joint proxy statement/prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this joint proxy statement/prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

ENTERPRISE DIVERSIFIED, INC.

Interim Consolidated Financial Statements

As of March 31, 2022

ENTERPRISE DIVERSIFIED, INC.

And Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2022 (unaudited)	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$15,020,160	$13,487,482
Accounts receivable, net	39,454	351,405
Investment redemption receivable	2,053,587	3,734,465
Other current assets	15,387	6,417
Total current assets	17,128,588	17,579,769
Long-term Assets
Property and equipment, net	8,650	9,661
Notes receivable	50,000	50,000
Goodwill, net	212,445	212,445
Real estate - held for investment, net	—	26,911
Other assets	60,049	61,972
Total long-term assets	331,144	360,989
Total assets	$17,459,732	$17,940,758
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$16,366	$11,474
Accrued compensation	37,759	337,759
Accrued expenses	834,636	308,039
Deferred revenue	191,501	171,194
Income taxes payable	6,532	6,532
Total current liabilities	1,086,794	834,998
Total liabilities	1,086,794	834,998
Stockholders’ Equity
Preferred stock, $0.001 par value, 30,000,000 shares authorized; none issued	—	—
Common stock, $0.125 par value, 10,000,000 shares authorized; 2,647,383 shares issued and outstanding	330,922	330,922
Additional paid-in capital	27,673,692	27,673,692
Accumulated deficit	(11,631,676)	(10,898,854)
Total stockholders’ equity	16,372,938	17,105,760
Total liabilities and stockholders’ equity	$17,459,732	$17,940,758

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ENTERPRISE DIVERSIFIED, INC.

and Subsidiaries

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
	March 31
	2022	2021
Revenues - asset management	$38,495	$2,193,854
Revenues - real estate	1,800	9,736
Revenues - internet operations	216,680	232,266
Total revenues	256,975	2,435,856

Cost of revenues - real estate	445	7,644
Cost of revenues - internet operations	71,194	71,963
Total cost of revenues	71,639	79,607

Gross profit - asset management	38,495	2,193,854
Gross profit - real estate	1,355	2,092
Gross profit - internet operations	145,486	160,303
Total gross profit	185,336	2,356,249

Selling, general, and administrative expenses
Insurance	19,787	6,603
Professional fees	744,853	143,505
Salaries and wages	156,847	182,954
Travel and meals	12,046	351
Other operating expenses	50,713	44,577
Total selling, general and administrative expenses	984,246	377,990
Income (loss) from operations	(798,910)	1,978,259

Gain on sale of real estate	43,140	—
Interest expense	—	(4,795)
Other income, net	22,948	5,185
Total other income (loss)	66,088	390

Income (loss) from operations before income taxes	(732,822)	1,978,649
Income tax expense	—	—
Net income (loss)	$(732,822)	$1,978,649

Net income (loss) per share, basic and diluted	(0.28)	0.75
Weighted average number of shares, basic	2,647,383	2,630,831
Weighted average number of shares, diluted	2,647,383	2,631,499

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ENTERPRISE DIVERSIFIED, INC.

and Subsidiaries

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

			Additional		Total
	Common		Paid-in	Accumulated	Stockholders’
	Stock	Amount	Capital	Deficit	Equity
Balance December 31, 2021	2,647,383	$330,922	$27,673,692	$(10,898,854)	$17,105,760
Net loss	—	—	—	(732,822)	(732,822)
Balance March 31, 2022	2,647,383	$330,922	$27,673,692	$(11,631,676)	$16,372,938

			Additional		Total
	Common		Paid-in	Accumulated	Stockholders’
	Stock	Amount	Capital	Deficit	Equity
Balance December 31, 2020	2,602,240	$325,280	$27,439,334	$(13,721,203)	$14,043,411
Net income	—	—	—	1,978,649	1,978,649
Stock issuance	45,143	5,642	234,358	—	240,000
Balance March 31, 2021	2,647,383	$330,922	$27,673,692	$(11,742,554)	$16,262,060

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ENTERPRISE DIVERSIFIED, INC.

and Subsidiaries

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Three Months Ended March 31, 2022 and 2021

	2022	2021
Cash flows from operating activities:
Net income (loss) from operations	$(732,822)	$1,978,649
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Unrealized gains on long-term investments	—	(2,053,384)
Accrued stock compensation expense	—	37,500
Gain on sale of real estate	(43,140)	—
Bad debt expense	6,832	89
Depreciation and amortization	3,332	3,563
Accrued interest income on notes receivable	—	(4,650)
Other	720	231
(Increase) decrease in:
Investment redemption receivable	1,680,208	—
Accounts receivable, net	305,119	14,547
Other current assets	(8,970)	4,772
Increase (decrease) in:
Accounts payable	4,892	(4,790)
Accrued expenses	226,597	34,240
Deferred revenue	20,307	6,760
Net cash flows from operating activities	1,463,075	17,527
Cash flows from (used in) investing activities:
Proceeds from sale of real estate	69,603	—
Purchases of investments	—	(62,978)
Net cash flows from (used in) investing activities	69,603	(62,978)
Cash flows used in financing activities:
Principal payments on note payable	—	(2,789)
Net cash flows used in financing activities	—	(2,789)
Net increase (decrease) in cash	1,532,678	(48,240)
Cash and cash equivalents at beginning of the period	13,487,482	341,007
Cash and cash equivalents at end of the period	$15,020,160	$292,767

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ENTERPRISE DIVERSIFIED, INC.

and Subsidiaries

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Three Months Ended March 31, 2022 and 2021

	2022	2021
Non-cash and other supplemental information:
Consulting services received in lieu of cash receipts	$12,750	$12,750
Issuance of common stock per equity compensation plan	$—	$240,000
Transfer of real estate held for investment to held for resale	$—	$169,181
Accrued interest receivable converted to common stock	$—	$45,410
Cash paid for interest	$—	$4,795

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ENTERPRISE DIVERSIFIED, INC.

and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Lines of Business

Enterprise Diversified, Inc. (formerly White Dove Systems, Inc., Interfoods Consolidated, Inc., and then Sitestar Corporation) was incorporated in Nevada on December 17, 1992. On June 1, 2018, the Company amended its Articles of Incorporation to change the name of the Company to “Enterprise Diversified, Inc.” Unless the context otherwise requires, and when used in this Report, the “Company,” “ENDI,” “we,” “our,” or “us” refers to Enterprise Diversified, Inc. and its subsidiaries.

During the three-month period ended March 31, 2022, the Company operated through four reportable segments: Asset Management Operations, Real Estate Operations, Internet Operations, and Other Operations. Other Operations include corporate operations and nonrecurring or one-time strategic funding or similar activity that is not considered to be one of our primary lines of business. The management of the Company also continually reviews various business opportunities for the Company, including those in other lines of business.

Asset Management Operations

The Company operates its asset management operations business through its wholly-owned subsidiaries, Willow Oak Asset Management, LLC (“Willow Oak”) and Willow Oak Capital Management, LLC.

Willow Oak is an asset management platform focused on growing and enhancing the alternative investment landscape. Willow Oak seeks partnerships with alternative investment managers in the early stages of growth in order to build a network of unique investment opportunities for investors and scalable, professional operations for managers. Willow Oak offers affiliated managers strategic consulting, operational support, and growth opportunities through minority partnerships and other bespoke relationships. Affiliations to date include fund reinvestments, fund launching, investor relations, and fund management administrative support. The Company intends to actively expand its Willow Oak platform with additional offerings that enhance the value of the Willow Oak platform to managers and funds across the investing community.

In 2016, the Company made a seed investment, through Willow Oak, to assist in the launch of Alluvial Fund, LP, a private investment fund that was launched on January 1, 2017, by an unaffiliated sponsor and general partner, Alluvial Capital Management, LLC. The Company had determined that Willow Oak’s support of Alluvial Capital Management, LLC and its direct investment in Alluvial Fund were both beneficial and necessary undertakings in conjunction with establishing an asset management operations business and gaining credibility within that industry. As a special limited partner, Willow Oak earned a share of management and performance fees earned. On May 31, 2021, however, Willow Oak initiated a series of liquidating distributions of its investment in Alluvial Fund according to a mutually agreed upon cash distribution schedule with the general partner. On December 31, 2021, Willow Oak initiated its third and final liquidating cash distribution in respect of such schedule, and during the three-month period ended March 31, 2022, the Company received a corresponding partial cash distribution of $1,680,208. As of December 31, 2021, and subsequently as of March 31, 2022, Willow Oak no longer holds any remaining investment in Alluvial Fund. In accordance with the partnership terms of Alluvial Fund, however, a portion of Willow Oak’s capital account was retained by the general partner until the fund’s activities for the year ended December 31, 2021, were finalized through an independent audit. The retained amount was not actively invested and was not subject to investment gains or losses. The retained amount is represented by the investment redemption receivable amount on the accompanying consolidated balance sheets; however it has been fully collected subsequent to the three-month period ended March 31, 2022. Investment gains and losses for activity during the prior periods presented are reported as revenue on the accompanying unaudited consolidated statements of operations.

In August 2020, Willow Oak created two wholly-owned entities, Willow Oak Asset Management Affiliate Management Services, LLC (“Willow Oak AMS”) and Willow Oak Asset Management Fund Management Services, LLC (“Willow Oak FMS”), to support the Willow Oak platform and partnership model in perpetuity. Willow Oak AMS earns gross revenue shares commensurate with ownership stakes in investment management firms in exchange for the provision of benefits of affiliation and ongoing fund management services (“FMS”). Willow Oak FMS earns a direct fee from affiliated limited partnerships for rendering administrative, compliance program management, and tax and audit liaison services.

Real Estate Operations

As has been previously reported, in December 2017, ENDI created New Mt Melrose, a wholly-owned subsidiary at that time, to acquire a portfolio of residential and other income-producing real estate in Lexington, Kentucky, pursuant to a certain Master Real Estate Asset Purchase Agreement entered into in December 2017 with the seller, Old Mt. Melrose. During January and June 2018, New Mt Melrose, consistent with the terms of the purchase agreement, completed two bundled acquisitions from Old Mt. Melrose of residential and other income-producing real properties located in Lexington, Kentucky. As has been previously reported, on June 27, 2019, the Company sold 65% of its membership interest in New Mt Melrose to Woodmont, which agreed to assume full responsibility for the management and operation of New Mt Melrose and its real estate portfolio. As a result of no longer having a controlling financial interest, the Company deconsolidated the operations of New Mt Melrose as of June 27, 2019. As was previously reported in the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2021, on May 17, 2021, the Company entered into an agreement with Woodmont that terminated and effected a sale to Woodmont of the Company’s remaining membership interests in New Mt Melrose in conjunction with a cash payment to the Company. As of the quarterly period ended June 30, 2021, and for all subsequent reporting periods, the Company does not hold any remaining interests in the New Mt Melrose entity. See Notes 3 and 8 for more information.

As has been previously reported, in July 2017, ENDI created a wholly-owned real estate subsidiary named EDI Real Estate, LLC, to hold ENDI’s legacy portfolio of real estate. During the three-month period ended March 31, 2022, the Company sold the sole residential property remaining in the portfolio. As a result of this sale, the Company no longer maintains any residential rental properties or rental leases. As of March 31, 2022, through EDI Real Estate, LLC, ENDI owns two vacant lots located in Roanoke, Virginia, comprising the entirety of the Company’s remaining real estate portfolio.

Internet Operations

The Company operates its internet operations segment through Sitestar.net, a wholly-owned subsidiary that offers consumer and business-grade internet access, wholesale managed modem services, web hosting, third-party software as a reseller, and various ancillary services. Sitestar.net provides services to customers in the United States and Canada.

Other Operations

Other operations include nonrecurring or one-time strategic funding or similar activity and other corporate operations that are not considered to be one of the Company’s primary lines of business. Below are the main recent activities comprising other operations. Additional investment activity that is not specifically mentioned below is included in the accompanying consolidated financial statements.

Financing Arrangement Regarding Triad Guaranty, Inc.

In August 2017, the Company entered into an agreement with several independent third parties to provide debtor-in-possession financing to an unaffiliated third party, Triad Guaranty, Inc., through Triad DIP Investors, LLC. The Company initially contributed $100,000. Triad Guaranty, Inc. exited bankruptcy in April 2018, and the Company subsequently entered into an amended and restated promissory note. As part of the amended and restated promissory note, the Company provided an additional contribution in the amount of $55,000 in May 2018. The terms of the promissory note provided for interest in the amount of 10% annually and the issuance of warrants in Triad Guaranty, Inc. equal to 2.5% of the company. On December 31, 2020, the Company accepted a revision of terms to the original promissory note, which includes, among other things, an extension of the loan maturity date to December 31, 2022, an increase of interest to the amount of 12% annually, and a provision to settle all currently accrued interest through the issuance of Triad Guaranty, Inc. common shares. In line with the revision of note terms, during the three-month period ended March 31, 2021, the Company was issued 454,097 shares of Triad Guaranty, Inc. in lieu of interest accrued on the note receivable as of December 31, 2020.

On December 27, 2021, the Company completed the purchase of a comparable investment consisting of (i) another Triad Guaranty Inc. promissory note in the original principal sum of $155,000, having the same terms as the December 31, 2020, financing agreement, along with (ii) 393,750 common shares of Triad Guaranty, Inc., for $25,000 from a related party. The value of this purchase is reflective of the implied collectability of the promissory note and the relative illiquidity of Triad Guaranty, Inc. stock. The Company determined that the December 27, 2021, transaction represents an active market transaction of similar assets to the Company’s existing Triad Guaranty, Inc. assets. As a result, the Company recorded a total $189,515 impairment on December 31, 2021, to its existing Triad Guaranty, Inc. promissory note and common stock to reflect the market value implied by the December 27, 2021, transaction. As of December 31, 2021, and subsequently as of March 31, 2022, the Company holds its interests in both promissory notes at $50,000 under notes receivable on the accompanying consolidated balance sheets and has attributed no value to its 847,847 aggregate shares of Triad Guaranty, Inc. common stock. See Note 4 for more information.

Corporate Operations

Corporate operations include any revenue or expenses derived from corporate office operations, as well as expenses related to public company reporting, the oversight of subsidiaries, and other items that affect the overall Company.

Principles of Consolidation

The accompanying unaudited consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, and those entities in which it otherwise has a controlling financial interest, including: Willow Oak Asset Management, LLC, Willow Oak Capital Management, LLC, Willow Oak Asset Management Affiliate Management Services, LLC, Willow Oak Asset Management Fund Management Services, LLC, Bonhoeffer Capital Management, LLC, Sitestar.net, Inc., and EDI Real Estate, LLC.

All intercompany accounts and transactions have been eliminated in consolidation.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying interim consolidated financial statements are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, they do not include all the information and footnotes required by U.S. Generally Accepted Accounting Principles (“GAAP”) for complete financial statements. The December 31, 2021, consolidated balance sheet included herein was derived from audited consolidated financial statements as of that date. Certain information and footnote disclosure normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to instructions, rules, and regulations prescribed by the SEC. We believe that the disclosures provided herein are adequate to make the information presented not misleading when these unaudited interim consolidated financial statements are read in conjunction with the audited financial statements and notes previously filed in our Annual Report on Form 10-K for the year ended December 31, 2021. In the opinion of management, the unaudited interim consolidated financial statements reflect all the adjustments (consisting of normal recurring adjustments) necessary to state fairly the Company’s financial position as of March 31, 2022, and the results of operations for the three months ended March 31, 2022 and 2021.

Use of Estimates

In accordance with GAAP, the preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.

On an ongoing basis, management evaluates its estimates and judgments, including, among other items, those related to fair value of investments, revenue recognition, accrued expenses, financing operations, fair value of goodwill, fixed asset lives and impairment, lease right-of-use assets and impairment, deferred tax assets, liabilities and valuation allowance, other assets, the present value of lease liabilities, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions. These accounting policies are described at relevant sections in the notes to the consolidated financial statements.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash, cash equivalents, accounts receivable, and notes receivable. The Company places its cash with high-quality financial institutions and, at times, may exceed the FDIC and CDIC insurance limit. The Company extends credit based on an evaluation of customers’ financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid instruments purchased with a maturity of three months or less.

Investments

The Company can hold various investments through its asset management operations and real estate operations segments. Additionally, investments may be held and reported under the Company’s “other” segment. Assets held through these segments do not have a readily determinable value as these investments are either not publicly traded, do not have published sales records, or do not routinely make current financial information available. Investments held through the asset management operations segment are remeasured to fair value on a recurring basis. Investments held under the real estate operations and other operations segments are remeasured when additional valuation inputs become observable. See Note 4 for more information.

Accounts Receivable

The Company grants credit in the form of unsecured accounts receivable to its customers. The estimate of the allowance for doubtful accounts, which is the recorded allowance for doubtful accounts and bad debt expense, is based on management’s assessment of current economic conditions and historical collection experience with each customer. Specific customer receivables are considered past due when they are outstanding beyond their contractual terms and are written off from the allowance for doubtful accounts when an account or invoice is individually determined to be uncollectible.

The Company’s asset management operations segment records receivable amounts for management fee shares and fund management services revenue earned on a monthly basis. Management fee shares and fund management services fees are calculated and collected on either a monthly or quarterly basis as dictated by the respective partnership agreement. The Company historically has had no collection issues with management fee shares and fund management receivables and the overall possibility for non-collection is extremely low. For these reasons, management has determined that it is not necessary to record an allowance against these receivables.

The Company’s asset management operations segment also records receivable amounts for performance fee shares earned on an annual basis. Performance fee shares are dependent upon exceeding specified relative or absolute investment return thresholds, which vary by affiliate relationship, and typically include annual measurement periods. The Company historically has had no collection issues with performance fee shares and the overall possibility for non-collection is extremely low. For these reasons, management has determined that it is not necessary to record an allowance against these receivables.

Real estate operations segment rental accounts were typically paid by tenants via cash or check no later than the fifth of the month. Any accounts collected after the fifth were charged either a flat-rate late fee or a daily-rate late fee based upon the lease agreement. If payments were not provided in a timely manner, then the amount due was designated as an account receivable. If accounts remained uncollected, then standard operating procedures were followed to commence a notice process for the tenant to either pay the amount due or vacate the property. Accounts receivable from rental revenue were generally considered unrecoverable after 90 days unless the Company reasonably believed that recovery was probable. These procedures typically resulted in low amounts of past due receivables.

The internet operations segment attempts to reduce the risk of non-collection by including a late-payment fee and a manual-processing-payment fee to customer accounts. Receivables more than 90 days past due are no longer included in accounts receivable and are turned over to a collection agency. Accounts receivable more than 30 days are considered past due.

As of March 31, 2022, and December 31, 2021, allowances offsetting gross accounts receivable on the accompanying condensed consolidated balance sheets totaled $2,388 and $474, respectively. For the quarterly periods ended March 31, 2022, and 2021, bad debt expenses totaled $6,832 and $89, respectively.

Notes Receivable

The Company does not routinely issue notes receivable in the ordinary course of business, but when a business opportunity arises, a subsidiary may issue a note if it appears to be favorable to the Company. Notes receivable are recorded at their principal amount and interest is accrued quarterly based on the applicable interest rate. The Company makes an assessment of the ultimate collectability of each note receivable on an annual basis based upon the financial condition of the borrower.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to operations as incurred, while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations. Depreciation is computed using the straight-line method based on the estimated useful lives for each of the following asset classifications:

Furniture and fixtures (in years)	5
Equipment (in years)	7
Building improvements (in years)	15
Buildings (in years)	27.5

The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, then the Company uses estimated future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Property and equipment to be disposed are reported at the lower of carrying amount or fair value of the asset less cost to sell.

Goodwill and Other Intangible Assets

Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for under the acquisition method of accounting. The Company tests its goodwill annually as of December 31, or more often if events and circumstances indicate that those assets might not be recoverable.

Impairment testing of goodwill is required at the reporting-unit level (operating segment or one level below operating segment). The impairment test involves calculating the impairment of goodwill based solely on the excess of the carrying value of the reporting unit over the fair value of the reporting unit. Prior to performing the impairment test, the Company may make a qualitative assessment of the likelihood of goodwill impairment to determine whether a detailed quantitative analysis is required. The Company estimates the fair value of its reporting units using discounted expected future cash flows.

No impairment adjustments were recorded during the three-month periods ended March 31, 2022, and 2021.

Intangible assets (other than goodwill) consist of domain names attributed to the internet operations segment. The Company owns 236 domain names, of which 108 are available for sale. These domains are valued at historical cost. When management determines that material intangible assets are acquired in conjunction with the purchase of a business, the Company determines the fair values of the identifiable intangible assets by taking into account internal and external appraisals. Intangible assets determined to have definite lives are amortized over their estimated useful lives. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, then the Company uses estimated future undiscounted cash flows of the related intangible asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value.

No impairment adjustments were recorded during the three-month periods ended March 31, 2022, and 2021.

Amortization expense on domain names used for internet operations during the three-month period ended March 31, 2022 totaled $1,924. There was no comparable amortization expense on domain names for the three-month period ended March 31, 2021.

Real Estate

Real estate properties held for resale are carried at the lower of cost or fair value. All costs directly related to the improvement and carrying of real estate are capitalized, including renovations and property taxes, to the extent the capitalized costs of the property do not exceed the estimated fair value of the property. If the cost of the real estate exceeds the estimated fair value, then the excess is charged to expense. Fair value is estimated based on comparable sales in the geographic area in which the real estate is located. Fair value is evaluated annually by management or when events or changes in circumstances indicate the carrying value of the real estate may not be recoverable.

No impairment adjustments were recorded during the three-month periods ended March 31, 2022, and 2021.

Real estate properties held for investment are carried at the cost basis plus additional costs where the cost extended the life of or added value to the property. Otherwise, the cost is expensed as incurred. Properties categorized as real estate held for investment are not expected by management to be sold in the next 12 months. This determination is periodically reviewed by management.

During the three-month period ended March 31, 2021, $169,181 of real estate held for investment was transferred to real estate held for resale. No improvements were made to real estate held for investment or held for resale during the three-month periods ended March 31, 2022, and 2021.

Accrued Compensation

Accrued compensation represents performance-based incentives that have not yet been paid. Additional compensation can be paid in the form of cash or via the issuance of Company stock. Compensation structures for employees are a pre-approved part of a formal employment agreement or arrangement. Compensation issued as part of the Company’s 2020 Equity Incentive Plan is reserved for board members and members of senior management. The compensation accrual amount is based on the final value of Company stock that has been approved to be issued by the Governance, Compensation, and Nomination Committee of the Board of Directors. These compensation amounts are accrued when earned and able to be estimated and are paid or issued annually after financial records are finalized.

Other Accrued Expenses

Other accrued expenses represent incurred but not-yet-paid expenses from payroll accruals, professional fees, and other accrued taxes.

Leases

The Company records right-of-use assets and lease liabilities arising from both financing and operating leases that contain terms extending longer than one year. The Company does not recognize right-of-use assets or lease liabilities for short-term leases (those with original terms of 12 months or less). In making our determinations, the Company combines lease and non-lease elements of our leases.

Revenue Recognition

Asset Management Operations and Other Investment Revenue

Management fee shares and fund management services fees are earned and recorded on a monthly basis and are included in revenue on the accompanying unaudited consolidated statements of operations. Performance fee shares are dependent upon exceeding specified relative or absolute investment return thresholds, which vary by affiliate relationship, and typically include annual measurement periods. Performance fee shares are recognized only when it is determined that there is no longer potential for significant reversal, such as when a fund’s performance exceeds a contractual threshold at the end of a specified measurement period. Consequently, a portion of the performance fee shares recognized may be partially or wholly related to services performed in prior periods.

Long-term investments are marked to market at the end of each reporting period. Realized and unrealized gains and losses are recognized in the period of adjustment. During periods prior to the Company’s final liquidating withdrawal from Alluvial Fund on December 31, 2021, the Company earned revenue from investments, including realized and unrealized gains and losses, which may have resulted in negative revenues for a given period.

Management notes that the structure of these arrangements leaves a very low possibility for nonperformance. While the amount of revenue can vary from month to month, collectability is very high. No contract assets or liabilities are recognized or incurred.

A summary of revenue earned through asset management operations for the three-month periods ended March 31, 2022, and 2021 is included below:

Asset Management Operations Revenue	Quarterly Period Ended March 31, 2022	Quarterly Period Ended March 31, 2021
Unrealized gains on investment activity	$—	$2,054,471
Performance fee revenue	—	99,579
Management fee revenue	16,745	19,264
Fund management services revenue	21,750	20,540
Total revenue	$38,495	$2,193,854

Real Estate Revenue

Prior to the sale of its sole remaining residential rental property during the three-month period ended March 31, 2022, the Company earned real estate revenue through rental agreements on real estate held for investment, as well as through the sale of real estate held for resale.

Rental revenue from real estate held for investment was recognized when it was earned, generally on the last day of each month or at another regular period agreed upon by the Company and the tenant. Tenants generally provided a security deposit at the time of possession. This deposit was held separately from revenue and only applied to revenue when rental payment comparable to the security deposit amount was not provided in a timely manner and was considered unlikely to be recovered. Otherwise, the security deposit was returned in a timely manner after the property was surrendered back to the Company. Management had concluded that the nature of the performance obligation was cyclical and predictable with a very low possibility for nonperformance. No contract assets or liabilities were recognized or incurred.

Revenue from real estate held for resale was recognized upon closing of the sale (transfer of control), as all conditions for full revenue recognition were met at that time. All costs associated with the property sold were removed from the consolidated balance sheets and were charged to cost of revenue at that time.

Internet Revenue

The Company sells internet and email services under annual and monthly contracts. Under the annual contracts, the subscriber pays a one-time annual fee, which is recognized as revenue ratably over the life of the contract. Under the monthly contracts, the subscriber is billed monthly and revenue is recognized for the period to which the service relates. Domain name registration revenue is recognized at the point of registration. Sales of hardware are recognized as revenue upon delivery and acceptance of the product by the customer. Sales are adjusted for any returns or allowances. Management has concluded that the nature of the performance obligation is cyclical with a very low possibility for nonperformance. Contract liabilities (deferred revenue) are recognized in the amount of collections received in advance of services to be performed. No contract assets are recognized or incurred.

The Company generates revenue in its internet operations segment from consumer and business-grade internet access, wholesale managed modem services for downstream ISPs, web hosting, third-party software as a reseller, and various ancillary services in the United States and Canada. Services include narrow-band (dial-up and ISDN) and broadband services (DSL, fiber-optic, and wireless), web hosting, and additional related services to consumers and businesses. Customers may also subscribe to web hosting plans to include email access and storage. Internet revenue is affected by the changing composition of revenue sources. In some years, this shift can be significant.

Deferred Revenue

Deferred revenue represents collections from customers in advance of internet services to be performed. Revenue is recognized in the period service is provided. Total deferred revenue increased from $171,194 at December 31, 2021, to $191,501 at March 31, 2022. During the three-month periods ended March 31, 2022, and 2021, $98,632 and $119,312, respectively, of revenue was recognized from prior-year contract liabilities (deferred revenue).

Income Taxes

Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax benefits or consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment, inclusive of the recent tax reform act. The most recent three tax years, fiscal years ended December 31, 2021, December 31, 2020, and December 31, 2019, are open to potential IRS examination.

During the three-month periods ended March 31, 2022 and 2021, the Company did not report any income tax expenses. The current and prior year three-month periods did not produce positive taxable income after applying historical net operating loss carryforwards, which are subject to certain limitations.

Income (Loss) Per Share

Basic income (loss) per share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period.

In periods of net loss, diluted loss per share is calculated similarly to basic loss per share because the impact of all potentially dilutive common shares is anti-dilutive. In periods of net income, diluted earnings per share is computed using the more dilutive of the “two-class method” or the “treasury method.” Dilutive earnings per share under the “two-class method” is calculated by dividing net income available to common stockholders as adjusted for the participating securities, by the weighted-average number of shares outstanding plus the dilutive impact of all other potentially dilutive common shares, consisting primarily of common shares underlying common stock equity incentives. Dilutive earnings per share under the “treasury method” is calculated by dividing net income available to common stockholders by the weighted-average number of shares outstanding plus the dilutive impact of all potentially dilutive common shares, consisting primarily of common shares underlying common stock equity incentives.

There were no potentially dilutive shares for the three-month period ended March 31, 2022. The number of potentially dilutive shares for the three-month period ended March 31, 2021, consisting of common shares underlying common stock equity incentives, was 668. None of the potentially dilutive securities had a dilutive impact during the three-month period ended March 31, 2021 after rounding was applied.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses” (Topic 326). The guidance eliminates the probable initial recognition threshold that was previously required prior to recognizing a credit loss on financial instruments. The credit loss estimate should now reflect an entity’s current estimate of all future expected credit losses. Under the previous guidance, an entity only considered past events and current conditions. In April 2019, the FASB further clarified the scope of the credit losses standard and addressed issues related to accrued interest receivable balances, recoveries, variable interest rates, and prepayments. In May 2019, the FASB issued further guidance to provide entities with an option to irrevocably elect the fair value option applied on an instrument-by-instrument basis for eligible financial instruments. In November 2019, the FASB issued further guidance on expected recoveries for purchased financial assets with credit deterioration, and transition refiled for troubled debt restructurings, disclosures related to accrued interest receivables, and financial assets secured by collateral maintenance provisions. The guidance is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of certain amendments of this guidance must be applied on a modified retrospective basis and the adoption of the remaining amendments must be applied on a prospective basis. The Company currently expects that the adoption of this guidance may change the way we assess the collectability of our receivables and recoverability of other financial instruments. The Company will adopt this guidance as of January 1, 2023. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (Topic 805). This update provided that an acquirer no longer records deferred revenue of the acquiree based on its acquisition date fair value. Rather, the acquirer accounts for contract assets and liabilities in accordance with ASC 606 as if it had originated the contract (i.e., continue to account for such assets and liabilities as has historically been done by the acquiree in accordance with ASC 606). This new guidance is required to be adopted by public entities in years beginning after December 15, 2022 on a prospective basis. Early adoption is permitted. The Company has adopted this guidance as of December 31, 2021. The adoption of this guidance did not have a material impact on our consolidated financial statements.

The Company does not believe that any other recently issued effective standards, or standards issued but not yet effective, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3. HISTORICAL SALE OF REMAINING INTEREST IN REAL ESTATE SUBSIDIARY

As has been previously reported, on June 27, 2019, the Company sold 65% of its membership interest in Mt Melrose, LLC to an unaffiliated third-party purchaser, Woodmont Lexington, LLC, a Delaware limited liability company (“Woodmont”). As consideration for the transaction, Woodmont paid the Company $100,000 and agreed to assume full responsibility for the management and operation of Mt Melrose and its real estate portfolio. The Company retained a 35% membership interest in Mt Melrose.

However, as has been previously reported, on May 17, 2021, the Company entered into an agreement with Woodmont that terminated and effected a sale to Woodmont of the Company’s remaining membership interests in Mt Melrose, LLC in conjunction with an $850,000 cash payment to the Company. Accordingly, as of the quarterly period ended June 30, 2021, and subsequently as of December 31, 2021, the Company does not hold any remaining interests in Mt Melrose, LLC. During the quarterly period ended June 30, 2021, the Company recognized a gain of $778,872 on the May 17, 2021, sale, which was included as a separate line item on the unaudited condensed consolidated statements of operations for the quarterly period ended June 30, 2021. This gain was representative of the difference between the Company’s carrying value of its Mt Melrose equity investment, various other intercompany reimbursements, and the final sale price represented by the May 17, 2021 transaction.

NOTE 4. FAIR VALUE OF ASSETS AND LIABILITIES

GAAP defines fair value as the amount that would be received from the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants at the measurement date, and establishes a hierarchy for disclosing assets and liabilities measured at fair value based on the inputs used to value them. The fair value hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs are based on market pricing data obtained from sources independent of the Company. Unobservable inputs reflect management’s judgment about the assumptions market participants would use in pricing the asset or liability. The fair value hierarchy includes three levels based on the objectivity of the inputs as follows:

●

Level 1 - inputs are quoted prices in active markets as of the measurement date for identical assets and liabilities that the Company has the ability to access; this category includes exchange-traded mutual funds and equity securities;

●

Level 2 - inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly; Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates or yield curves, that are observable at commonly quoted intervals; this category includes mortgage-backed securities, asset-backed securities, corporate debt securities, certificates of deposit, commercial paper, U.S. agency and municipal debt securities, U.S. Treasury securities, and derivative contracts; and

●

Level 3 - inputs are unobservable inputs for the asset or liability and include situations where there is little, if any, market activity for the asset or liability; the measurements are highly subjective.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company does not hold any assets or liabilities measured at fair value on a recurring basis as of the quarterly period ended March 31, 2022, or as of the year ended December 31, 2021.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The Company analyzes goodwill on an annual basis or more often if events or changes in circumstances indicate potential impairments. No impairments were recorded during the three-month periods ended March 31, 2022, and 2021.

The Company values real estate held on the balance sheet on an annual basis or whenever events or changes in circumstances indicate an impairment may have occurred. No impairments were recorded during the three-month periods ended March 31, 2022, and 2021.

As discussed previously, the Company holds common stock in Triad Guaranty, Inc. This stock was received in accordance with the December 31, 2020 revisions to the original promissory note, which included Triad stock to be issued in lieu of accrued interest. The Company historically measured its investment in the stock at its cost basis, which was equal to the amount of accrued interest on the promissory note as of December 31, 2020. On December 27, 2021, the Company purchased additional Triad Guaranty, Inc. common stock along with another promissory note from a related party. Due to the illiquid nature of Triad Guaranty, Inc. stock, as well as the lack of available financial information for the entity, on December 31, 2021, the Company impaired the full historical value, $45,410, of its investment in Triad Guaranty, Inc. stock. Additionally, on December 31, 2021, the Company recorded an impairment of $144,105 on its historical promissory note from Triad Guaranty, Inc. due to concerns regarding its ultimate collectability. The total impairment recorded on the Triad Guaranty, Inc. stock and promissory note was $189,515. As of December 31, 2021, and subsequently as of March 31, 2022, the Company holds its interests in both promissory notes at $50,000 under notes receivable on the accompanying consolidated balance sheets and has attributed no value to its aggregate shares of Triad Guaranty, Inc. common stock.

NOTE 5. PROPERTY AND EQUIPMENT

The cost of property and equipment at March 31, 2022, and December 31, 2021, consisted of the following:

	March 31, 2022	December 31, 2021
Computers and equipment	$17,330	$17,330
Furniture and fixtures	10,850	10,850
	28,180	28,180
Less accumulated depreciation	(19,530)	(18,519)
Property and equipment, net	$8,650	$9,661

Depreciation expense was $1,012 for both three-month periods ended March 31, 2022 and 2021.

NOTE 6. REAL ESTATE

EDI Real Estate, LLC

Through EDI Real Estate, as of March 31, 2022, and December 31, 2021, the Company identified the following units as held for resale or held for investment as noted below:

EDI Real Estate	March 31, 2022	December 31, 2021
Units occupied or available for rent	0	1
Vacant lots held for investment	2	2
Total units held for investment	2	3

As of March 31, 2022, the two vacant lots located in Roanoke, Virginia are not assigned a value on the accompanying consolidated balance sheets, as the lots hold limited value due to their rural location and lack of utility and access.

The unit held for investment as of December 31, 2021, consisted of a single-family residential rental unit. This property was sold during the three-month period ended March 31, 2022.

The lease in effect as of December 31, 2021, was based on a month-to-month provision as the initial annual term of the lease had been completed. An outside property management company managed this rental property on behalf of the Company. As this property was sold during the three-month period ended March 31, 2022, there are no reportable future anticipated rental revenues.

EDI Real Estate	March 31, 2022	December 31, 2021
Total real estate held for investment	$—	$43,821
Accumulated depreciation	—	(16,910)
Real estate held for investment, net	$—	$26,911

For the three-month periods ended March 31, 2022 and 2021, depreciation expense on the EDI Real Estate portfolio of properties was $398 and $2,377, respectively.

EDI Real Estate’s sole remaining residential property was sold during the three-month period ended March 31, 2022. Gross proceeds for the sale of the property were $75,000 and net proceeds totaled $69,603. This compares to the property’s carrying value of $26,463, which resulted in a gain of $43,140 on the sale. There were no properties sold during the three-month period ended March 31, 2021. No properties were purchased during the three-month periods ended March 31, 2022 and 2021.

No impairment adjustments were recorded on the EDI Real Estate portfolio during the three-month periods ended March 31, 2022, and 2021.

NOTE 7. SEGMENT INFORMATION

During the three-month period ended March 31, 2022, the Company operated through four business segments with separate management and reporting infrastructures that offer different products and services. The four business segments are as follows: Asset Management Operations, Real Estate Operations, Internet Operations, and Other Operations.

The asset management operations segment includes revenues and expenses derived from various joint ventures, service offerings, and initiatives undertaken in the asset management industry.

The real estate operations segment includes (i) revenue and expenses related to the management of legacy properties held for investment and held for resale through EDI Real Estate located in Roanoke, Virginia, and (ii) our equity in Mt Melrose, LLC, prior to the sale of the Company’s remaining membership interests on May 17, 2021, which managed properties held for investment and held for resale located in Lexington, Kentucky.

The internet operations segment includes revenue and expenses related to our sale of internet access, hosting, storage, and other ancillary services. Our internet segment includes revenue generated by operations in both the United States and Canada. For the three-month periods ended March 31, 2022 and 2021, the internet operations segment generated revenue of $205,877 and $220,280 in the United States and revenue of $10,803 and $11,986 in Canada, respectively. All assets reported under the internet operations segment for the quarterly periods ended March 31, 2022 and 2021, are located within the United States.

The other operations segment includes revenue and expenses from nonrecurring or one-time strategic funding or similar activity and any revenue or expenses derived from corporate office operations, as well as expenses related to public company reporting, the oversight of subsidiaries, and other items that affect the overall Company.

Summarized financial information concerning the Company’s reportable segments is shown in the following tables for the three-month periods ended March 31, 2022, and 2021.

Quarterly Period Ended March 31, 2022	Asset Management	Real Estate	Internet	Other	Consolidated
Revenues	$38,495	$1,800	$216,680	$—	$256,975
Cost of revenue	—	445	71,194	—	71,639
Operating expenses	119,417	209	49,844	814,776	984,246
Other income (expense)	(173)	43,390	1,408	21,463	66,088
Income (loss) from operations	(81,095)	44,536	97,050	(793,313)	(732,822)
Goodwill	—	—	212,445	—	212,445
Identifiable assets	$2,422,054	$19,738	$431,742	$14,586,198	$17,459,732

Quarterly Period Ended March 31, 2021	Asset Management	Real Estate	Internet	Other	Consolidated
Revenues	$2,193,854	$9,736	$232,266	$—	$2,435,856
Cost of revenue	—	7,644	71,963	—	79,607
Operating expenses	117,711	6,485	46,541	207,253	377,990
Other income (expense)	—	(4,795)	361	4,824	390
Income (loss) from operations	2,076,143	(9,188)	114,123	(202,429)	1,978,649
Goodwill	—	—	212,445	—	212,445
Identifiable assets	$15,820,688	$312,819	$433,317	$339,926	$16,906,750

NOTE 8. COMMITMENTS AND CONTINGENCIES

Leases

As of March 31, 2022, and December 31, 2021, the Company has no long-term leases that require right-of-use assets or lease liabilities to be recognized.

The previous lease for office space for Willow Oak Asset Management, LLC expired on September 30, 2020, and has been renewed on a month-to-month basis beginning on October 1, 2020. In accordance with ongoing accounting policy elections, the Company does not recognize right-of-use assets or lease liabilities for short-term or month-to-month leases. Total rental expenses attributed to this short-term lease for both three-month periods ended March 31, 2022 and 2021, were $5,250.

There are no other operating lease costs for the three-month periods ended March 31, 2022 and 2021.

As the Company has no remaining leases classified as operating leases or financing leases as of the periods ended March 31, 2022 and December 31, 2021, there are no future liabilities or maturities of lease obligations recognized on the accompanying consolidated balance sheets.

Other Commitments

Agreement and Plan of Merger with CrossingBridge Advisors, LLC, et al

As has been previously reported, on December 29, 2021, the Company, along with CrossingBridge Advisors LLC, a Delaware limited liability company (“CBA”), and Cohanzick Management, LLC, a Delaware limited liability company (the “CBA Member”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company has agreed to become, subject to stockholder approval and the parties’ satisfaction of various closing conditions, a wholly-owned subsidiary of ENDI Corp., a new parent entity that is a Delaware corporation (the “New Parent”), through a series of mergers (the “Mergers” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). Upon closing of the Business Combination, all of the outstanding shares of the Company’s capital stock will be exchanged for and converted into the right to receive shares of New Parent, which will become the Company’s sole stockholder. In order to effect the Mergers and the Business Combination, New Parent will form two merger subsidiaries. Upon the closing of the Merger Agreement, the first merger subsidiary will merge with and into the Company (the “First Merger”), with the Company as the surviving entity. Upon consummation of the First Merger, the Company will become a direct, wholly-owned subsidiary of New Parent. Concurrently with the First Merger, and as part of the same overall transaction, the second merger subsidiary will merge with and into CBA (the “Second Merger”), with CBA as the surviving entity. Upon consummation of the Second Merger, CBA will also become a direct, wholly-owned subsidiary of New Parent.

Litigation & Legal Proceedings

Enterprise Diversified, Inc. (f/k/a Sitestar Corporation) v. Frank Erhartic, Jr.

As has been previously reported, on April 12, 2016, the Company filed a civil action complaint against Frank Erhartic, Jr. (the “Former Erhartic CEO”), the Company’s former CEO and director (prior to December 14, 2015) and currently an owner of record or beneficially of more than 5% of the Company’s Common Stock, alleging, among other things, that the Former Erhartic CEO engaged in, and caused the Company to engage in to its detriment, a series of unauthorized and wrongful related party transactions, including causing the Company to borrow certain amounts from the Former Erhartic CEO’s mother unnecessarily and at a commercially unreasonable rate of interest, converting certain funds of the Company for personal rent payments to the Former Erhartic CEO, commingling in land trusts certain real properties owned by the Company and real properties owned by the Former Erhartic CEO, causing the Company to pay certain amounts to the Former Erhartic CEO for lease payments under an unauthorized lease as to a storage facility owned by the Former Erhartic CEO, causing the Company to pay rent on its corporate headquarters owned by the Former Erhartic CEO’s ex-wife in amounts commercially unreasonable and excessive, and to make real estate tax payments thereon for the personal benefit of the Former Erhartic CEO, converting to the Former Erhartic CEO and/or absconding with five motor vehicles owned by the Company, causing the Company to pay real property and personal property taxes on numerous properties owned personally by the Former Erhartic CEO, causing the Company to pay personal credit card debt of the Former Erhartic CEO, causing the Company to significantly overpay the Former Erhartic CEO’s health and dental insurance for the benefit of the Former Erhartic CEO, and causing the Company to pay the Former Erhartic CEO’s personal automobile insurance. The Company is seeking, among other relief available, monetary damages in excess of $350,000. This litigation matter is currently pending in the Circuit Court for the City of Lynchburg (Lynchburg, Virginia), and is currently set for trial in November 2022. During the quarterly period ended March 31, 2022, the parties have engaged in settlement discussions respecting the case. Unless this matter is earlier settled by an agreement between the parties, the Company intends to move forward with a trial of the case to conclusion.

Other: Mt Melrose-related Proceedings

As has been previously reported, various disputes had arisen between the Company and Woodmont Lexington, LLC (“Woodmont”), the entity to whom the Company previously sold, on June 27, 2019, 65% of the Company’s membership interest in Mt Melrose, LLC (“Mt Melrose”).

As has been previously reported, these disputes had resulted in certain litigation between the parties commenced by the Company on November 20, 2019, in the Delaware Court of Chancery, Enterprise Diversified, Inc. v. Woodmont Lexington, LLC, et al., C.A. No. 2019-0928-JTL (Del. Ch.), as well as certain litigation between the parties previously pending in the Circuit Court in Fayette County, Kentucky, Mt Melrose II, LLC, et al. v. Enterprise Diversified, Inc., C.A. No. 19-CI-4304 (Ky. Fayette Cir. Ct.).  As also has been previously reported, commencing in March 2021, the Company and Woodmont agreed to engage in voluntary mediation concerning their various disputes through the Delaware Court of Chancery.

As outcome to the parties’ mediation, on May 17, 2021, the Company, on the one hand, and Woodmont and Mt Melrose, on the other hand, entered into a confidential settlement agreement and mutual general release, pursuant to which the parties have amicably settled all of their disputes and the previously reported related litigation between them. Pursuant to such settlement, all rights and obligations of the Company to Woodmont and/or Mt Melrose, and of Woodmont and/or Mt Melrose to the Company, set forth in the membership interest purchase agreement between the Company and Woodmont and the Amended and Restated Limited Liability Company Agreement of Mt Melrose, LLC by and among the Company and Woodmont dated June 27, 2019, and all amendments of those agreements, have been terminated and are of no further force or effect, effective as of May 17, 2021. As consideration for such termination and the Company’s sale to Woodmont of all of the Company’s membership interests in Mt Melrose, the Company received $850,000 in cash proceeds during the quarterly period ended June 30, 2021.

NOTE 9. STOCKHOLDERS’ EQUITY

Classes of Shares

As of March 31, 2022, the Company’s Articles of Incorporation, as amended, authorize an aggregate of 40,000,000 shares of capital stock of the Company, consisting of 30,000,000 authorized shares of serial preferred stock, par value of $0.001 per share, and 10,000,000 authorized shares of common stock, par value of $0.125 per share.

Preferred Stock

Preferred stock, any series, shall have the powers, preferences, rights, qualifications, limitations, and restrictions as from time to time fixed by the Company’s Board of Directors in its sole discretion. As of March 31, 2022, the Company has not issued any shares of its preferred stock.

As previously reported in the Company’s Current Report on Form 8-K filed with the SEC on July 29, 2020, the Company adopted a certain stockholder rights agreement styled as the Tax Benefit Preservation Plan, dated as of July 24, 2020, by and between the Company and Colonial Stock Transfer Company, Inc., as rights agent. The Tax Benefit Preservation Plan was adopted as a means designed to safeguard against inadvertent diminution or limitation of the Company’s tax assets. As previously reported, pursuant to the Tax Benefit Preservation Plan, as of July 24, 2020, the Company also designated a series of its preferred stock as the Series A Preferred Stock, consisting of 250,000 shares so designated.

However, subsequent to the quarterly period ended March 31, 2022, as reported in the Company’s Current Report on Form 8-K filed with the SEC on April 6, 2022, the Company executed an Amendment to the Tax Benefit Preservation Plan on April 1, 2022.  The Amendment was entered into pursuant to the determination by the Company’s Board of Directors to amend the Tax Benefit Preservation Plan to accelerate the expiration of the rights thereunder to the close of business on April 5, 2022, thereby effectively terminating the Tax Benefit Preservation Plan as of such time.  In connection with such Amendment, the Company also cancelled its designation of the preferred stock previously designated as the Series A Preferred Stock; and, accordingly, the 250,000 unissued shares of preferred stock previously designated as Series A Preferred Stock have been withdrawn and returned to the status of authorized but unissued shares of preferred stock, without designation.

Common Stock

As of March 31, 2022, 2,647,383 shares of the Company’s common stock were issued and outstanding.

As previously reported in the Company’s Current Report on Form 8-K Amendment No. 1 filed with the SEC on July 8, 2021, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Nevada Secretary of State on June 16, 2021, increasing the number of shares of common stock, par value of $0.125 per share, which the Company shall have the authority to issue from 2,800,000 shares of common stock to 10,000,000 shares of common stock.

NOTE 10. SUBSEQUENT EVENTS

Subsequent to the quarterly period ended March 31, 2022, as reported in the Company’s Current Report on Form 8-K filed with the SEC on April 6, 2022, the Company executed an Amendment to the Tax Benefit Preservation Plan on April 1, 2022.  The Amendment was entered into pursuant to the determination by the Company’s Board of Directors to amend the Tax Benefit Preservation Plan to accelerate the expiration of the rights thereunder to the close of business on April 5, 2022, thereby effectively terminating the Tax Benefit Preservation Plan as of such time.  See Note 9 for more information.

On April 5, 2022, the Company received the full remaining investment redemption receivable amount from Alluvial Fund, LP. Accordingly, as of April 5, 2022, there is no remaining investment redemption receivable amount due to the Company.

Management has evaluated all other subsequent events from March 31, 2022, through May 13, 2022, the date the consolidated financial statements were issued. Management concluded that no additional subsequent events have occurred that would require recognition or disclosure in the consolidated financial statements.

ENTERPRISE DIVERSIFIED, INC.

Consolidated Financial Statements

As of December 31, 2021 and 2020

Together With Auditor's Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Enterprise Diversified, Inc.

Richmond, Virginia

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Enterprise Diversified, Inc. and subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated is a matter arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition

Description of the Matter

As described in Note 2 to the consolidated financial statements, the Company recognizes revenue from customers across multiple revenue streams. The principal considerations for our determination that performing procedures relating to revenue recognition is a critical audit matter are the significant audit effort in performing procedures and evaluating evidence related to the Company’s revenues, as well as the judgment in determining that revenues were recognized in the correct period.

How We Addressed the Matter in Our Audit

We obtained an understanding and evaluated the design of the Company’s revenue recognition processes. We reviewed the Company’s revenue recognition policies to test that they were in accordance with accounting principles generally accepted in the United States of America. For a sample of revenue transactions, we performed detail transaction testing by agreeing the amounts recognized to contractual agreements, invoices, collections, and testing the mathematical accuracy of the recorded revenue, as well as the related receivable or deferred revenue balances. For a sample of accounts receivable balances, we confirmed the amounts due to the Company at year end directly with customers.

/s/ Brown, Edwards & Company, L.L.P.

We have served as the Company’s auditor since 2019.

Lynchburg, Virginia

March 28, 2022

ENTERPRISE DIVERSIFIED, INC.

and Subsidiaries

CONSOLIDATED BALANCE SHEETS

December 31, 2021 and 2020

	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$13,487,482	$341,007
Accounts receivable, net	351,405	144,791
Investment redemption receivable	3,734,465
Other current assets	6,417	44,530
Current assets - held for resale	—	231
Total current assets	17,579,769	530,559
Long-term Assets
Real estate - held for investment, net	26,911	241,876
Property and equipment, net	9,661	13,707
Goodwill, net	212,445	212,445
Notes receivable	50,000	210,879
Long-term investments	—	13,574,462
Other assets	61,972	73,252
Total long-term assets	360,989	14,326,621
Total assets	$17,940,758	$14,857,180
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$11,474	$65,524
Accrued compensation	337,759	281,904
Accrued expenses	308,039	24,159
Deferred revenue	171,194	192,088
Income taxes payable	6,532	—
Notes payable, current	—	5,609
Total current liabilities	834,998	569,284
Long-term Liabilities
Notes payable, net of current portion	—	244,485
Total long-term liabilities	—	244,485
Total liabilities	834,998	813,769
Stockholders’ Equity
Preferred stock, $0.001 par value, 30,000,000 shares authorized; none issued	—	—
Common stock, $0.125 par value, 10,000,000 and 2,800,000 shares authorized; 2,647,383 and 2,602,240 shares issued and outstanding	330,922	325,280
Additional paid-in capital	27,673,692	27,439,334
Accumulated deficit	(10,898,854)	(13,721,203)
Total stockholders’ equity	17,105,760	14,043,411
Total liabilities and stockholders’ equity	$17,940,758	$14,857,180

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE DIVERSIFIED, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2021 and 2020

	Year Ended	Year Ended
	December 31, 2021	December 31, 2020
Revenues - asset management	$4,650,298	$3,690,473
Revenues - real estate	356,560	578,313
Revenues - internet operations	895,385	978,946
Total revenues	5,902,243	5,247,732

Cost of revenues - real estate	248,424	326,636
Cost of revenues - internet operations	270,627	321,582
Total cost of revenues	519,051	648,218

Gross profit - asset management	4,650,298	3,690,473
Gross profit - real estate	108,136	251,677
Gross profit - internet operations	624,758	657,364
Total gross profit	5,383,192	4,599,514

Selling, general, and administrative expenses
Insurance	59,109	54,999
Professional fees	1,813,262	694,749
Salaries and wages	760,775	672,785
Travel and meals	6,505	4,603
Other operating expenses	184,988	191,158
Total selling, general and administrative expenses	2,824,639	1,618,294
Income from operations	2,558,553	2,981,220

Gain on sale of noncontrolling interest in subsidiary	778,872	—
Impairment expense	(189,515)	—
Interest expense	(7,327)	(23,651)
Gain on debt extinguishment	—	125,839
Other income, net	48,298	30,810
Total other income	630,328	132,998

Income from continuing operations before income taxes	3,188,881	3,114,218
Income tax expense	(366,532)	—
Income from continuing operations	2,822,349	3,114,218

Income from discontinued operations, net of taxes	—	165,186
Net income	$2,822,349	$3,279,404

Net income per share, basic and diluted	1.07	1.26
Net income per share from continuing operations, basic and diluted	1.07	1.20
Net income per share from discontinued operations, basic and diluted	0.00	0.06
Weighted average number of shares, basic	2,643,302	2,597,974
Weighted average number of shares, diluted	2,643,633	2,598,587

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE DIVERSIFIED, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

			Additional		Total
	Common		Paid-in	Accumulated	Stockholders’
	Stock	Amount	Capital	Deficit	Equity
Balance December 31, 2020	2,602,240	$325,280	$27,439,334	$(13,721,203)	$14,043,411
Net income	—	—	—	2,822,349	2,822,349
Stock issuance	45,143	5,642	234,358	—	240,000
Balance December 31, 2021	2,647,383	$330,922	$27,673,692	$(10,898,854)	$17,105,760

			Additional		Total
	Common		Paid-in	Accumulated	Stockholders’
	Stock	Amount	Capital	Deficit	Equity
Balance December 31, 2019	2,566,646	$320,831	$27,313,734	$(17,000,607)	$10,633,958
Net income	—	—	—	3,279,404	3,279,404
Stock issuance	35,594	4,449	125,600	—	130,049
Balance December 31, 2020	2,602,240	$325,280	$27,439,334	$(13,721,203)	$14,043,411

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE DIVERSIFIED, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2021 and 2020

	2021	2020
Cash flows from (used in) operating activities:
Net income from continuing operations	$2,822,349	$3,114,218
Adjustments to reconcile net income to net cash flows (used in) operating activities:
Realized and unrealized gains on long-term investments	(4,177,241)	(3,424,267)
Gain on sale of noncontrolling interest in subsidiary	(778,872)	—
Accrued stock compensation expense	250,000	240,000
Impairment of long-term assets	189,515	—
Gain on sale of real estate	(128,262)	(286,256)
Depreciation and amortization	24,053	20,526
Accrued interest income on notes receivable	(14,105)	(15,758)
Other	231	—
Bad debt expense	43	210
Gain on debt extinguishment	—	(125,839)
(Increase) decrease in:
Accounts receivable, net	(206,657)	(92,112)
Other current assets	38,582	(14,975)
Increase (decrease) in:
Accounts payable	(61,332)	(92,410)
Accrued expenses	329,735	(3,641)
Deferred revenue	(20,894)	(12,872)
Income taxes payable	6,532	—
Net cash flows (used in) continuing operations	(1,726,323)	(693,176)
Net cash flows from discontinued operations	—	18,425
Net cash flows (used in) operating activities	(1,726,323)	(674,751)
Cash flows from investing activities:
Proceeds from sale of investments	14,037,904	—
Proceeds from sale of noncontrolling interest in subsidiary	850,000	—
Proceeds from sale of real estate	339,500	519,000
Purchases of investments	(74,512)	(23,991)
Purchase of note receivable	(25,000)	—
Purchase of domain name	(5,000)	—
Improvements to real estate held for investment	—	(10,969)
Net cash flows from continuing operations	15,122,892	484,040
Net cash flows from investing activities	15,122,892	484,040
Cash flows used in financing activities:
Principal payments on note payable	(250,094)	(260,931)
Proceeds from notes payable	—	125,839
Net cash flows (used in) continuing operations	(250,094)	(135,092)
Net cash flows (used in) financing activities	(250,094)	(135,092)
Net increase (decrease) in cash	13,146,475	(325,803)
Cash and cash equivalents at beginning of the period	341,007	666,810
Cash and cash equivalents at end of the period	$13,487,482	$341,007

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE DIVERSIFIED, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Years Ended December 31, 2021 and 2020

	2021	2020
Non-cash and other supplemental information:
Investment distribution receivable	$3,734,465	$—
Issuance of common stock per equity compensation plan	$240,000	$130,049
Transfer of real estate held for investment to held for resale	$211,213	$177,826
Consulting services received in lieu of cash receipts	$51,000	$8,500
Accrued interest receivable converted to common stock	$45,410	$—
Continuing operations cash paid for interest	$7,327	$22,914
Transfer of real estate held for resale to held for investment	$—	$43,992

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE DIVERSIFIED, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Lines of Business

Enterprise Diversified, Inc. (formerly White Dove Systems, Inc., Interfoods Consolidated, Inc., and then Sitestar Corporation) was incorporated in Nevada on December 17, 1992. On June 1, 2018, the Company amended its Articles of Incorporation to change the name of the Company to “Enterprise Diversified, Inc.” Unless the context otherwise requires, and when used in this Report, the “Company,” “ENDI,” “we,” “our,” or “us” refers to Enterprise Diversified, Inc. and its subsidiaries.

During the year ended December 31, 2021, the Company operated through four reportable segments: Asset Management Operations, Real Estate Operations, Internet Operations, and Other Operations. Other Operations include corporate operations and nonrecurring or one-time strategic funding or similar activity that is not considered to be one of our primary lines of business. During periods prior to the quarter ended June 30, 2019, the Company also operated through a fifth reportable segment, Home Services Operations. However, for the year ended December 31, 2021, and for all prior periods presented, Home Services Operations are reported as discontinued operations. The management of the Company also continually reviews various business opportunities for the Company, including those in other lines of business.

Asset Management Operations

The Company operates its asset management operations business through its wholly-owned subsidiaries, Willow Oak Asset Management, LLC (“Willow Oak”), Willow Oak Capital Management, LLC, Willow Oak Asset Management Affiliate Management Services, LLC ("Willow Oak AMS"), and Willow Oak Asset Management Fund Management Services, LLC (“Willow Oak FMS”).

In 2016, the Company made a seed investment, through Willow Oak, to assist in the launch of Alluvial Fund, LP, a private investment fund that was launched on January 1, 2017, by an unaffiliated sponsor and general partner, Alluvial Capital Management, LLC. The Company had determined that Willow Oak’s support of Alluvial Capital Management, LLC and its direct investment in Alluvial Fund were both beneficial and necessary undertakings in conjunction with establishing an asset management operations business and gaining credibility within that industry. As a special limited partner, Willow Oak earned a share of management and performance fees earned. On May 31, 2021, however, Willow Oak initiated a series of liquidating distributions of its investment in Alluvial Fund according to a mutually agreed upon cash distribution schedule with the general partner. On December 31, 2021, Willow Oak initiated its third and final liquidating cash distribution totaling $3,734,465 in respect of such withdrawal. This brings the total cash distribution amount to $17,772,369 for the year ended December 31, 2021. In accordance with the partnership terms of Alluvial Fund, a portion of Willow Oak’s capital account will be retained by the general partner until the fund’s activities for the year ended December 31, 2021, have been finalized through an independent audit. The retained amount will not be actively invested and will not be subject to investment gains or losses. The retained amount is represented by the investment redemption receivable amount on the accompanying consolidated balance sheets. Investment gains and losses for activity during the year ended December 31, 2021, and for prior periods presented, are reported as revenue on the accompanying consolidated statements of operations. As of December 31, 2021, Willow Oak no longer holds any remaining investment in Alluvial Fund.

In furtherance of establishing the asset management operations business, Willow Oak signed a fee share agreement in June 2017, with Coolidge Capital Management, LLC (“Coolidge”), whose sole member is Keith D. Smith, an ENDI director. Willow Oak is the sole member of Bonhoeffer Capital Management, LLC, the general partner to Bonhoeffer Fund, LP, a private investment partnership launched by Willow Oak and managed by Coolidge. Under their agreement concerning Bonhoeffer Fund, LP, Willow Oak paid all start-up expenses and pays agreed-upon operating expenses that are not partnership expenses, Coolidge is responsible for all investment management, and Willow Oak receives 50% of all performance and management fees earned. Additionally, Willow Oak FMS earns a direct fee from the private limited partnership for the administrative, compliance program management, and tax and audit liaison services it renders.

On November 1, 2018, Willow Oak Asset Management, LLC entered into a fund management services agreement with Arquitos Investment Manager, LP, Arquitos Capital Management, LLC, and Arquitos Capital Offshore Master, Ltd. (collectively “Arquitos”), which are managed by our Board chairman and principal executive officer, Steven L. Kiel, to provide Arquitos with Willow Oak’s Fund Management Services (“FMS”) consisting of the following services: strategic planning, investor relations, marketing, operations, compliance program management and legal coordination, accounting and bookkeeping, annual audit and tax coordination, and liaison to third-party service providers. Willow Oak earns monthly and annual fees as consideration for these services. On November 1, 2020, this arrangement was renewed with revised terms that include an exchange of services between Willow Oak and Arquitos. Steven Kiel, through Arquitos, has been contracted to perform ongoing consulting services for the benefit of Willow Oak in the following areas: strategic development, marketing, networking and fundraising. In exchange, Willow Oak continues to provide ongoing FMS services. Willow Oak continues to earn monthly and annual fees as consideration for these services.

On October 1, 2019, Willow Oak partnered with Geoff Gannon and Andrew Kuhn to form Focused Compounding Capital Management, LLC (“Focused Compounding”). This joint venture, of which Willow Oak Capital Management is a 10% beneficial owner, manages capital through separately managed accounts and a private investment fund launched January 1, 2020. Willow Oak provides ongoing FMS and operational support in addition to having covered all one-time expenses associated with the launch of Focused Compounding Fund, LP. As consideration for the arrangement, Willow Oak Capital Management is entitled to 10% of gross management and performance fees earned by Focused Compounding. Additionally, Willow Oak FMS earns a direct fee from the private limited partnership for the administrative, compliance program management, and tax and audit liaison services it renders.

On September 29, 2020, Willow Oak, through Willow Oak AMS, executed a strategic relationship agreement with SVN Capital, LLC whereby Willow Oak would receive certain economic and other rights in exchange for the provision of certain ongoing FMS and operational services offered through Willow Oak FMS. Pursuant to these economic rights, Willow Oak is entitled to 20% of gross management and performance fees earned by the firm. Additionally, Willow Oak FMS earns a direct fee from SVN Capital Fund, LP, a private investment fund launched by the firm’s managing member, for the administrative, compliance program management, and tax and audit liaison services it renders.

Real Estate Operations

As has been previously reported, in December 2017, ENDI created New Mt Melrose, a wholly-owned subsidiary at that time, to acquire a portfolio of residential and other income-producing real estate in Lexington, Kentucky, pursuant to a certain Master Real Estate Asset Purchase Agreement entered into in December 2017 with the seller, Old Mt. Melrose. During January and June 2018, New Mt Melrose, consistent with the terms of the purchase agreement, completed two bundled acquisitions from Old Mt. Melrose of residential and other income-producing real properties located in Lexington, Kentucky. As has been previously reported, on June 27, 2019, the Company sold 65% of its membership interest in New Mt Melrose to Woodmont, which agreed to assume full responsibility for the management and operation of New Mt Melrose and its real estate portfolio. As a result of no longer having a controlling financial interest, the Company deconsolidated the operations of New Mt Melrose as of June 27, 2019. As was previously reported in the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2021, on May 17, 2021, the Company entered into an agreement with Woodmont that terminated and effected a sale to Woodmont of the Company’s remaining membership interests in New Mt Melrose in conjunction with a cash payment to the Company. As of the quarterly period ended June 30, 2021, and subsequently the year ended December 31, 2021, the Company does not hold any remaining interests in the New Mt Melrose entity. See Notes 4 and 11 for more information.

As has been previously reported, in July 2017, ENDI created a wholly-owned real estate subsidiary named EDI Real Estate, LLC, to hold ENDI’s legacy portfolio of real estate. As of December 31, 2021, through EDI Real Estate, LLC, ENDI owns a legacy real estate investment portfolio that includes one residential property and vacant land. Our real estate portfolio under EDI Real Estate, LLC is located in Roanoke, Virginia. The portfolio includes an occupied single-family home that is managed by a third-party property management company. The lease in effect as of December 31, 2021, is based on a month-to-month provision, as the initial annual term of the lease has been completed. An outside property management company manages this rental property on behalf of the Company.

Internet Operations

The Company operates its internet operations segment through Sitestar.net, a wholly-owned subsidiary that offers consumer and business-grade internet access, wholesale managed modem services, web hosting, third-party software as a reseller, and various ancillary services. Sitestar.net provides services to customers in the United States and Canada.

Discontinued Operations - Home Services Operations

Prior to May 24, 2019, the Company operated a home services operations segment through its former subsidiary, Specialty Contracting Group, LLC (formerly known as HVAC Value Fund, LLC). The Company had organized and launched this subsidiary in June 2016, initially with an unaffiliated third party. Specialty Contracting Group was focused on the management of HVAC and plumbing companies in Arizona.

As has been previously reported, on May 24, 2019, the Company completed a divestiture of the home services operations to Rooter Hero. See Note 3 for more information.

Other Operations

Other operations include nonrecurring or one-time strategic funding or similar activity and other corporate operations that are not considered to be one of the Company’s primary lines of business. Below are the main recent activities comprising other operations. Additional investment activity that is not specifically mentioned below is included in the accompanying consolidated financial statements.

Financing Arrangement Regarding Triad Guaranty, Inc.

In August 2017, the Company entered into an agreement with several independent third parties to provide debtor-in-possession financing to an unaffiliated third party, Triad Guaranty, Inc., through Triad DIP Investors, LLC. The Company initially contributed $100,000. Triad Guaranty, Inc. exited bankruptcy in April 2018, and the Company subsequently entered into an amended and restated promissory note. As part of the amended and restated promissory note, the Company provided an additional contribution in the amount of $55,000 in May 2018. The terms of the promissory note provided for interest in the amount of 10% annually and the issuance of warrants in Triad Guaranty, Inc. equal to 2.5% of the company. On November 12, 2019, the Company exercised its warrants and purchased 450,000 shares of Triad Guaranty, Inc. Subsequently, on December 30, 2019, the Company monetized all 450,000 shares. On December 31, 2020, the Company accepted a revision of terms to the original promissory note, which includes, among other things, an extension of the loan maturity date to December 31, 2022, an increase of interest to the amount of 12% annually, and a provision to settle all currently accrued interest through the issuance of Triad Guaranty, Inc. common shares.

On December 27, 2021, the Company completed the purchase of a comparable investment consisting of (i) another Triad Guaranty Inc. promissory note in the original principal sum of $155,000, having the same terms as the December 31, 2020, financing agreement, along with (ii) 393,750 common shares of Triad Guaranty, Inc., for $25,000 from a related party. The value of this purchase is reflective of the implied collectability of the promissory note and the relative illiquidity of Triad Guaranty, Inc. stock. The Company determined that the December 27, 2021, transaction represents an active market transaction of similar assets to the Company’s existing Triad Guaranty, Inc. assets. As a result, the Company recorded a total $189,515 impairment on December 31, 2021, to its existing Triad Guaranty, Inc. promissory note and common stock to reflect the market value implied by the December 27, 2021, transaction. As of December 31, 2021, the Company holds its interests in both promissory notes for $50,000 under notes receivable on the accompanying consolidated balance sheets and has attributed no value to its 847,847 aggregate shares of Triad Guaranty, Inc. common stock. See Note 6 for more information.

Corporate Operations

Corporate operations include any revenue or expenses derived from corporate office operations, as well as expenses related to public company reporting, the oversight of subsidiaries, and other items that affect the overall Company.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and those entities in which it otherwise has a controlling financial interest, including: Willow Oak Asset Management, LLC, Willow Oak Capital Management, LLC, Willow Oak Asset Management Affiliate Management Services, LLC, Willow Oak Asset Management Fund Management Services, LLC, Bonhoeffer Capital Management, LLC, Sitestar.net, Inc., and EDI Real Estate, LLC.

All intercompany accounts and transactions have been eliminated in consolidation.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

In accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”), the preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.

On an ongoing basis, management evaluates its estimates and judgments, including, among other items, those related to fair value of investments, revenue recognition, accrued expenses, financing operations, fair value of goodwill, fixed asset lives and impairment, lease right-of-use assets and impairment, deferred tax assets, liabilities and valuation allowance, other assets, the present value of lease liabilities, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions. These accounting policies are described at relevant sections in the notes to the consolidated financial statements.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash, cash equivalents, accounts receivable, and notes receivable. The Company places its cash with high-quality financial institutions and, at times, may exceed the FDIC and CDIC insurance limit. The Company extends credit based on an evaluation of customers’ financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid instruments purchased with a maturity of three months or less.

Investments

The Company holds various investments through its asset management operations and real estate operations segments. Additionally, investments may be held and reported under the Company’s “other” segment. Assets held through these segments do not have a readily determinable value as these investments are either not publicly traded, do not have published sales records, or do not routinely make current financial information available. Investments held through the asset management operations segment are remeasured to fair value on a recurring basis. Investments held under the real estate operations and other operations segments are remeasured when additional valuation inputs become observable. See Note 5 for more information.

During the year ended December 31, 2021, and as of December 31, 2020, the Company also held its remaining equity investment in Mt Melrose, LLC through its real estate operations segment. The Company determined that its remaining equity investment did not have a readily determinable fair value, and the Company accounted for the investment at cost, less any impairment, as adjusted for changes resulting from observable price changes. As mentioned previously, on May 17, 2021, however, the Company entered into an agreement with Woodmont that terminated and effected a sale to Woodmont of the Company’s remaining membership interests in New Mt Melrose in conjunction with a cash payment to the Company. As of the quarterly period ended June 30, 2021, and subsequently as of the year ended December 31, 2021, the Company does not hold any remaining interests in the New Mt Melrose entity.

Accounts Receivable

The Company’s asset management operations segment records receivable amounts for management fee shares and fund management services revenue earned on a monthly basis. Management fee shares and fund management services fees are calculated and collected on either a monthly or quarterly basis as dictated by the respective partnership agreement. The Company historically has had no collection issues with management fee shares and fund management receivables and the overall possibility for non-collection is extremely low. For these reasons, management has determined that it is not necessary to record an allowance against these receivables.

The Company’s asset management operations segment also records receivable amounts for performance fee shares earned on an annual basis. Performance fee shares are dependent upon exceeding specified relative or absolute investment return thresholds, which vary by affiliate relationship, and typically include annual measurement periods. The Company historically has had no collection issues with performance fee shares and the overall possibility for non-collection is extremely low. For these reasons, management has determined that it is not necessary to record an allowance against these receivables.

The Company also grants credit in the form of unsecured accounts receivable to its customers. The estimate of the allowance for doubtful accounts, which is the recorded allowance for doubtful accounts and bad debt expense, is based on management’s assessment of current economic conditions and historical collection experience with each customer. Specific customer receivables are considered past due when they are outstanding beyond their contractual terms and are written off from the allowance for doubtful accounts when an account or invoice is individually determined to be uncollectible.

Real estate operations segment rental accounts are typically paid by tenants via cash or check no later than the fifth of the month. Any accounts collected after the fifth are charged either a flat-rate late fee or a daily-rate late fee based upon the lease agreement. If payments are not provided in a timely manner, then the amount due is designated as an account receivable. If accounts remain uncollected, then standard operating procedures are followed to commence a notice process for the tenant to either pay the amount due or vacate the property. Accounts receivable from rental revenue are generally considered unrecoverable after 90 days unless the Company reasonably believes that recovery is probable. These procedures typically result in low amounts of past due receivables.

The internet operations segment attempts to reduce the risk of non-collection by including a late-payment fee and a manual-processing-payment fee to customer accounts. Receivables more than 90 days past due are no longer included in accounts receivable and are turned over to a collection agency. Accounts receivable more than 30 days are considered past due.

As of December 31, 2021 and 2020, allowances offsetting gross accounts receivable on the accompanying consolidated balance sheets totaled $474 and $421, respectively. For the years ended December 31, 2021 and 2020, bad debt expense from continuing operations totaled $43 and $210, respectively.

Notes Receivable

The Company does not routinely issue notes receivable in the ordinary course of business, but when a business opportunity arises, a subsidiary may issue a note if it appears to be favorable to the Company. Notes receivable are recorded at their principal amount and interest is accrued quarterly based on the applicable interest rate. The Company makes an assessment of the ultimate collectability of each note receivable on an annual basis based upon the financial condition of the borrower.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to operations as incurred, while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations. Depreciation is computed using the straight-line method based on the estimated useful lives for each of the following asset classifications:

Furniture and fixtures (in years)	5
Equipment (in years)	7
Building improvements (in years)	15
Buildings (in years)	27.5

The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, then the Company uses estimated future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Property and equipment to be disposed are reported at the lower of carrying amount or fair value of the asset less cost to sell.

Goodwill and Other Intangible Assets

Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for under the acquisition method of accounting. The Company tests its goodwill annually as of December 31, or more often if events and circumstances indicate that those assets might not be recoverable.

Impairment testing of goodwill is required at the reporting-unit level (operating segment or one level below operating segment). The impairment test involves calculating the impairment of goodwill based solely on the excess of the carrying value of the reporting unit over the fair value of the reporting unit. Prior to performing the impairment test, the Company may make a qualitative assessment of the likelihood of goodwill impairment to determine whether a detailed quantitative analysis is required. The Company estimates the fair value of its reporting units using discounted expected future cash flows.

No impairment adjustments were recorded during the years ended December 31, 2021 and 2020.

Intangible assets (other than goodwill) consist of domain names attributed to the internet operations segment. The Company owns 225 domain names, of which 105 are available for sale. These domains are valued at historical cost. When management determines that material intangible assets are acquired in conjunction with the purchase of a business, the Company determines the fair values of the identifiable intangible assets by taking into account internal and external appraisals. Intangible assets determined to have definite lives are amortized over their estimated useful lives. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, then the Company uses estimated future undiscounted cash flows of the related intangible asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value.

No impairment adjustments were recorded during the years ended December 31, 2021 and 2020.

Amortization expense on domain names used for internet operations during the year ended December 31, 2021 totaled $7,278. There was no comparable amortization expense on domain names for the year ended December 31, 2020.

Real Estate

Real estate properties held for resale are carried at the lower of cost or fair value. All costs directly related to the improvement and carrying of real estate are capitalized, including renovations and property taxes, to the extent the capitalized costs of the property do not exceed the estimated fair value of the property. If the cost of the real estate exceeds the estimated fair value, then the excess is charged to expense. Fair value is estimated based on comparable sales in the geographic area in which the real estate is located. Fair value is evaluated annually by management or when events or changes in circumstances indicate the carrying value of the real estate may not be recoverable.

No impairment adjustments were recorded during the years ended December 31, 2021 and 2020.

Real estate properties held for investment are carried at the cost basis plus additional costs where the cost extended the life of or added value to the property. Otherwise, the cost is expensed as incurred. Properties categorized as real estate held for investment are not expected by management to be sold in the next 12 months. This determination is periodically reviewed by management.

During the years ended December 31, 2021 and 2020, $0 and $43,992, respectively, of real estate held for resale was transferred to real estate held for investment and $211,213 and $177,826, respectively, of real estate held for investment was transferred to real estate held for resale. Additionally, $0 and $10,969, respectively, of improvements were made to existing real estate held for investment during the years ended December 31, 2021 and 2020. During the years ended December 31, 2021 and 2020, no improvements were made to real estate held for resale.

Accrued Compensation

Accrued compensation represents performance-based incentives that have not yet been paid. Additional compensation can be paid in the form of cash or via the issuance of Company stock. Compensation structures for employees are a pre-approved part of a formal employment agreement or arrangement. Stock-based compensation, issued as part of the Company’s 2020 Equity Incentive Plan, is reserved for board members and members of senior management. The compensation accrual amount is based on the final value of Company stock that has been approved to be issued by the Governance, Compensation, and Nomination Committee of the Board of Directors. These compensation amounts are accrued when earned and able to be estimated and are paid or issued annually after financial records are finalized.

Other Accrued Expenses

Other accrued expenses represent incurred but not-yet-paid expenses from payroll accruals, professional fees, and other accrued taxes.

Leases

The Company records right-of-use (ROU) assets and lease liabilities arising from both financing and operating leases that contain terms extending longer than one year. The Company does not recognize ROU assets or lease liabilities for short-term leases (those with original terms of 12 months or less). In making our determinations, the Company combines lease and non-lease elements of our leases.

Revenue Recognition

Asset Management Operations and Other Investment Revenue

The Company earns revenue from investments, including realized and unrealized gains and losses, and through various fee share and service agreements, which may result in negative period or quarterly revenues. Management fee shares and fund management services fees are earned and recorded on a monthly basis, and are included in revenue on the accompanying consolidated statements of operations.

Performance fee shares are dependent upon exceeding specified relative or absolute investment return thresholds, which vary by affiliate relationship, and typically include annual measurement periods. Performance fee shares are recognized only when it is determined that there is no longer potential for significant reversal, such as when a fund’s performance exceeds a contractual threshold at the end of a specified measurement period. Consequently, a portion of the performance fee shares recognized may be partially or wholly related to services performed in prior periods. Performance fee shares are also included in revenue on the accompanying consolidated statements of operations.

Long-term investments are marked to market at the end of each reporting period. Realized and unrealized gains and losses are recognized as revenue in the period of adjustment.

Management notes that the structure of these arrangements leaves a very low possibility for nonperformance. While the amount of revenue can vary from month to month, collectability is very high. No contract assets or liabilities are recognized or incurred.

A summary of revenue earned through asset management operations for the years ended December 31, 2021 and 2020 is included below:

Asset Management Operations Revenue	Year Ended December 31, 2021	Year Ended December 31, 2020
Realized gains on investment activity	$4,178,870	$—
Unrealized gains on investment activity	—	3,424,267
Performance fee revenue	308,466	116,179
Management fee revenue	78,504	60,419
Fund management services revenue	84,458	89,608
Total revenue	$4,650,298	$3,690,473

Real Estate Revenue

The Company earns real estate revenue through rental agreements on real estate held for investment, as well as through the sale of real estate held for resale.

Rental revenue from real estate held for investment is recognized when it is earned, generally on the last day of each month or at another regular period agreed upon by the Company and the tenant. Tenants generally provide a security deposit at the time of possession. This deposit is held separately from revenue and only applied to revenue when rental payment comparable to the security deposit amount is not provided in a timely manner and considered unlikely to be recovered. Otherwise, the security deposit is returned in a timely manner after the property is surrendered back to the Company. Management has concluded that the nature of the performance obligation is cyclical and predictable with a very low possibility for nonperformance. No contract assets or liabilities are recognized or incurred.

Revenue from real estate held for resale is recognized upon closing of the sale (transfer of control), as all conditions for full revenue recognition have been met at that time. All costs associated with the property sold are removed from the consolidated balance sheets and charged to cost of revenue at that time.

Internet Revenue

The Company sells internet services under annual and monthly contracts. Under the annual contracts, the subscriber pays a one-time annual fee, which is recognized as revenue ratably over the life of the contract. Under the monthly contracts, the subscriber is billed monthly and revenue is recognized for the period to which the service relates. Domain name registration revenue is recognized at the point of registration. Sales of hardware are recognized as revenue upon delivery and acceptance of the product by the customer. Sales are adjusted for any returns or allowances. Management has concluded that the nature of the performance obligation is cyclical with a very low possibility for nonperformance. Contract liabilities (deferred revenue) were recognized in the amount of collections received in advance of services to be performed. No contract assets are recognized or incurred.

The Company generates revenue in its internet operations segment from consumer and business-grade internet access, wholesale managed modem services for downstream ISPs, web hosting, third-party software as a reseller, and various ancillary services in the United States and Canada. Services include narrow-band (dial-up and ISDN) and broadband services (DSL, fiber-optic, and wireless), web hosting, and additional related services to consumers and businesses. Customers may also subscribe to web hosting plans to include email access and storage. Internet revenue is affected by the changing composition of revenue sources. In some years, this shift can be significant.

Deferred Revenue

Deferred revenue represents collections from customers in advance of internet services to be performed. Revenue is recognized in the period service is provided. Total deferred revenue from continuing operations decreased from $192,088 at December 31, 2020 to $171,194 at December 31, 2021. During the years ended December 31, 2021 and 2020, $178,047 and $202,123, respectively, of revenue from continuing operations was recognized from prior-year contract liabilities (deferred revenue).

Income Taxes

Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax benefits or consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment, inclusive of the recent tax reform act. The most recent three tax years, fiscal years ended December 31, 2021, December 31, 2020, and December 31, 2019, are open to potential IRS examination.

During the year ended December 31, 2021, the Company reported income tax expense of $366,532. No comparable income tax expense was reported during the year ended December 31, 2020. The current year income tax expense is primarily attributable to the current year distribution activities related to the Company’s investment in Alluvial Fund. The current year income tax expense amount was calculated after applying historical net operating loss carryforwards, which are subject to certain limitations.

Income (Loss) Per Share

Basic income (loss) per share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period.

In periods of net loss, diluted loss per share is calculated similarly to basic loss per share because the impact of all potentially dilutive common shares is anti-dilutive. In periods of net income, diluted earnings per share is computed using the more dilutive of the “two-class method” or the “treasury method.” Dilutive earnings per share under the “two-class method” is calculated by dividing net income available to common stockholders as adjusted for the participating securities, by the weighted-average number of shares outstanding plus the dilutive impact of all other potentially dilutive common shares, consisting primarily of common shares underlying common stock equity incentives. Dilutive earnings per share under the “treasury method” are calculated by dividing net income available to common stockholders by the weighted-average number of shares outstanding plus the dilutive impact of all potentially dilutive common shares, consisting primarily of common shares underlying common stock equity incentives.

The number of potentially dilutive shares for the year ended December 31, 2021 and 2020, consisting of common shares underlying common stock equity incentives, was 668. These potentially dilutive shares were reversed during the current year as certain vesting requirements were not met and the shares are no longer available to be issued under the Company’s common stock equity incentive plan. None of the potentially dilutive securities had a dilutive impact after rounding was applied.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses” (Topic 326). The guidance eliminates the probable initial recognition threshold that was previously required prior to recognizing a credit loss on financial instruments. The credit loss estimate should now reflect an entity’s current estimate of all future expected credit losses. Under the previous guidance, an entity only considered past events and current conditions. In April 2019, the FASB further clarified the scope of the credit losses standard and addressed issues related to accrued interest receivable balances, recoveries, variable interest rates, and prepayments. In May 2019, the FASB issued further guidance to provide entities with an option to irrevocably elect the fair value option applied on an instrument-by-instrument basis for eligible financial instruments. In November 2019, the FASB issued further guidance on expected recoveries for purchased financial assets with credit deterioration, and transition refiled for troubled debt restructurings, disclosures related to accrued interest receivables, and financial assets secured by collateral maintenance provisions. The guidance is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of certain amendments of this guidance must be applied on a modified retrospective basis and the adoption of the remaining amendments must be applied on a prospective basis. The Company currently expects that the adoption of this guidance may change the way we assess the collectability of our receivables and recoverability of other financial instruments. The Company will adopt this guidance as of January 1, 2023. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (Topic 805). This update provided that an acquirer no longer records deferred revenue of the acquiree based on its acquisition date fair value. Rather, the acquirer accounts for contract assets and liabilities in accordance with ASC 606 as if it had originated the contract (i.e., continue to account for such assets and liabilities as has historically been done by the acquiree in accordance with ASC 606). This new guidance is required to be adopted by public entities in years beginning after December 15, 2022 on a prospective basis. Early adoption is permitted. The Company has adopted this guidance as of December 31, 2021. The adoption of this guidance did not have a material impact on our consolidated financial statements.

The Company does not believe that any other recently issued effective standards, or standards issued but not yet effective, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3. HISTORICAL HOME SERVICES SUBSIDIARY ASSET SALE

On May 24, 2019, as has been previously reported, the Company completed a divestiture of its Home Services Operations, via its subsidiary, Specialty Contracting Group, LLC (formerly known as HVAC Value Fund, LLC), to an unaffiliated third-party purchaser, Rooter Hero Plumbing, Inc. (“Rooter Hero”). In the transaction, all of Specialty Contracting Group’s personal property and customer lists and records were conveyed to Rooter Hero, excluding stock inventory and other current assets. As part of the transaction, Rooter Hero assumed Specialty Contracting Group’s obligations under lease and/or loan agreements for all outstanding vehicles and equipment, as well as the obligations to service all of the subsidiary’s then-remaining customer accounts going forward. No cash consideration was exchanged in the transaction. Rather, as consideration for the transaction, Rooter Hero agreed to pay monthly royalties for the sixty (60) months following the closing calculated on the basis of any revenue actually received from the customer accounts transferred (7.5% of any monthly revenue generated from qualified sales during the first year, and 5% of any such monthly revenue during years two through five; in each case subject to reduction for pre-approved warranty-related costs concerning select customers).

The operations of Specialty Contracting Group, LLC had been considered a component of, and the divestiture reflected a strategic shift in, the Company’s business. As such, Specialty Contracting Group, LLC’s historical operations have been classified as discontinued operations in the Company’s financial statements. The loss from discontinued operations has been determined using a loss recovery approach, as the collection of future royalties is uncertain and a reasonable estimate could not be made. This approach requires that the contingent consideration, the future royalties to be received, be valued at the lesser of the amount of the “probable,” defined as a greater than 50% likelihood, future proceeds or the carrying value of the disposed assets. Due to the unpredictability of the contingent consideration, and management’s inherent lack of control over the buyer’s operations, management determined it would not be reasonable to attempt to value the contingent consideration. This resulted in assigning the contingent consideration a current valuation of zero. As and to the extent any royalties are deemed probable, they will be subsequently recognized as a “recovery from discontinued operations” on the statements of operations and will offset, or recover, the initial loss recorded. During the year ended December 31, 2021, there were no material royalties or other activity from discontinued operations. Comparatively, during the year ended December 31, 2020, an offsetting $20,484, of royalties on discontinued operations were recognized within the reported $165,186 of recoveries from discontinued operations, respectively.

As of December 31, 2021, there are no discontinued assets or liabilities reported on the accompanying consolidated balance sheets. As of December 31, 2020, discontinued assets reported on the accompanying consolidated balance sheets totaled $231. No discontinued liabilities were reported as of December 31, 2020.

A reconciliation of discontinued operations as reported on the accompanying consolidated statements of operations for the years ended December 31, 2021 and 2020, is as follows:

	For the year ended
	December 31, 2021	December 31, 2020
Revenues	$—	$—
Cost of revenues	—	—
Gross profit	—	—
Selling, general, and administrative expenses	—	2,411
Loss on sale of subsidiary, net of recoveries	—	20,484
Debt extinguishment	—	(147,113)
Other income (expense), net	—	—
Net income reported as discontinued operations	$—	$165,186

NOTE 4. HISTORICAL SALE OF CONTROLLING INTEREST IN REAL ESTATE SUBSIDIARY

Historical Transaction

As has been previously reported, on June 27, 2019, the Company sold 65% of its membership interest in Mt Melrose, LLC to an unaffiliated third-party purchaser, Woodmont Lexington, LLC, a Delaware limited liability company (“Woodmont”). As consideration for the transaction, Woodmont paid the Company $100,000 and agreed to assume full responsibility for the management and operation of Mt Melrose and its real estate portfolio. The Company retained a 35% membership interest in Mt Melrose.

In connection with this transaction, the Company and Woodmont also entered into a certain Amended and Restated Limited Liability Company Agreement of Mt Melrose, LLC setting forth the general terms and conditions governing the arrangements between the two members, which arrangements were intended to allow the Company to maintain a passive management structure, while still owning a significant portion of the partnership.

While the operations of Mt Melrose, LLC were considered a component of the Company’s business, the June 27, 2019, sale did not represent a major strategic shift in the Company’s business. While we deconsolidated the operations of Mt Melrose, LLC on June 27, 2019, as a result of no longer having a controlling financial interest, Mt Melrose, LLC’s historical operations continued to be reflected as “continuing operations” in the Company’s financial statements. That is, all activity prior to the deconsolidation event was included on our consolidated statements of operations for given prior reporting periods in continuing operations, and under the real estate segment. As of June 27, 2019, all previously consolidated assets and liabilities of Mt Melrose, LLC were removed from our consolidated balance sheets, and the Company’s membership interest in Mt Melrose then became accounted for as an investment in the equity of Mt Melrose, LLC in the Company’s reported financial statements.

Accounting for Then-Remaining Mt Melrose Investment

The Company adopted ASU 2016-01 effective January 1, 2018. ASU 2016-01 generally requires entities to measure equity investments at fair value and recognize any changes in fair value in net income. However, entities are able to elect a measurement alternative for equity investments that do not have a “readily determinable fair value.” The Company determined that its equity investment in Mt Melrose did not have a readily determinable fair value at the time of deconsolidation. The Company’s inability to “exercise significant influence” due to previously reported contractual agreements, also supported the use of the measurement alternative. Under this alternative, the Company had measured the Mt Melrose investment at its implied fair value and assessed it for impairment at each reporting date.

Using the $100,000 transaction price for a 65% interest in Mt Melrose, LLC on June 27, 2019, the implied value of the Company’s retained 35% equity interest at the time of the transaction was $53,846. This amount has been included under the long-term investment amount on the accompanying consolidated balance sheets as of December 31, 2020.

However, as mentioned previously, on May 17, 2021, the Company entered into an agreement with Woodmont that terminated and effected a sale to Woodmont of the Company’s remaining membership interests in Mt Melrose, LLC in conjunction with an $850,000 cash payment to the Company. Accordingly, as of the quarterly period ended June 30, 2021, and subsequently as of December 31, 2021, the Company does not hold any remaining interests in Mt Melrose, LLC. During the quarterly period ended June 30, 2021, the Company recognized a gain of $778,872 on the May 17, 2021, sale, which is included as a separate line item on the accompanying consolidated statements of operations for the year ended December 31, 2021. This gain is representative of the difference between the Company’s most recent carrying value of its Mt Melrose equity investment, various other intercompany reimbursements, and the final sale price represented by the May 17, 2021 transaction.

NOTE 5. INVESTMENTS

Certain assets held through the Company, Willow Oak Asset Management, LLC, or EDI Real Estate, LLC, do not have a readily determinable value, as these investments are not publicly traded, nor do they have published sales records. The investment in Alluvial Fund, LP, prior to the final liquidating withdrawal on December 31, 2021, was measured using net asset value (NAV) as the practical expedient and was exempt from the fair value hierarchy (see Note 6). The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and allocated based on total fund contributions. The Company’s investment in Alluvial Fund was remeasured to fair value on a recurring basis and realized and unrealized gains and losses are recognized as revenue in the period of adjustment. Due to the nature of the Mt Melrose, LLC investment (subsequent to the Company’s transfer, relinquishment of control, and subsequent sale (see Note 4)), the investment was measured at cost basis, as fair value was not determinable until additional inputs and measurements became available. As mentioned in Note 6, due to the illiquid nature of Triad Guaranty, Inc. common stock and the lack of currently available financial information for the entity, the Company has recorded an impairment on its historical shares of Triad Guaranty, Inc. common stock. As of December 31, 2021, the Company attributes no value to its 847,847 aggregate shares of Triad Guaranty, Inc. common stock.

	Cost Basis	Unrealized Gain	Fair Value
December 31, 2021
Alluvial Fund, LP	$—	$—	$—
Mt Melrose, LLC	—	—	—
Total	$—	$—	$—

	Cost Basis	Unrealized Gain	Fair Value
December 31, 2020
Alluvial Fund, LP	$7,064,758	$6,455,858	$13,520,616
Mt Melrose, LLC	53,846	—	53,846
Total	$7,118,604	$6,455,858	$13,574,462

Alluvial Fund is a private investment fund that focuses on investing in what it believes are deeply mispriced securities in the United States and abroad. Alluvial Fund focuses on small companies, thinly traded issues, and special situations, seeking to identify value that its management believes the market has yet to recognize. During the year ended December 31, 2021, the Company initiated a total of $17,772,369 in redemptions from the Alluvial Fund. The Company did not redeem any funds from the Alluvial Fund during the year ended December 31, 2020. For the year ended December 31, 2021, the Company also reinvested certain management and performance fees earned through the Alluvial Fund. The total amount of these reinvested fees were $74,512 for the year ended December 31, 2021. Comparatively, for the year ended December 31, 2020, the total amount of these reinvested fees were $22,027.

NOTE 6. FAIR VALUE OF ASSETS AND LIABILITIES

GAAP defines fair value as the amount that would be received from the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants at the measurement date, and establishes a hierarchy for disclosing assets and liabilities measured at fair value based on the inputs used to value them. The fair value hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs are based on market pricing data obtained from sources independent of the Company. Unobservable inputs reflect management’s judgment about the assumptions market participants would use in pricing the asset or liability. The fair value hierarchy includes three levels based on the objectivity of the inputs as follows:

●

Level 1 - inputs are quoted prices in active markets as of the measurement date for identical assets and liabilities that the Company has the ability to access; this category includes exchange-traded mutual funds and equity securities;

●

Level 2 - inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly; Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates or yield curves, that are observable at commonly quoted intervals; this category includes mortgage-backed securities, asset-backed securities, corporate debt securities, certificates of deposit, commercial paper, U.S. agency and municipal debt securities, U.S. Treasury securities, and derivative contracts; and

●

Level 3 - inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability; the measurements are highly subjective.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company values its investments at fair value at the end of each reporting period. See description of these investments in Note 5 above.

	(Level 1)	(Level 2)	(Level 3)	(Excluded) (a)	Total at Fair Value
December 31, 2021
Alluvial Fund, LP	$—	$—	$—	$—	$—
Total investments	$—	$—	$—	$—	$—

	(Level 1)	(Level 2)	(Level 3)	(Excluded) (a)	Total at Fair Value
December 31, 2020
Alluvial Fund, LP	$—	$—	$—	$13,520,616	$13,520,616
Total investments	$—	$—	$—	$13,520,616	$13,520,616

(a)

Certain investments that are measured at fair value using the NAV per share (or its equivalent) as a practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the consolidated balance sheets.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The Company analyzes goodwill on an annual basis or more often if events or changes in circumstances indicate potential impairments. No impairments were recorded during the years ended December 31, 2021 and 2020.

The Company values real estate held on the balance sheet on an annual basis or whenever events or changes in circumstances indicate an impairment may have occurred. No impairments were recorded during the years ended December 31, 2021 and 2020.

As discussed in Note 4, the Company’s previous equity investment in Mt Melrose, LLC was carried at its implied cost under the alternative approach and was assessed for impairment at each balance sheet date. No impairments were recorded during the years ended December 31, 2021, and 2020.

As discussed previously, the Company holds common stock in Triad Guaranty, Inc. This stock was received in accordance with the December 31, 2020, revisions to the original promissory note, which included Triad stock to be issued in lieu of accrued interest. The Company historically measured its investment in the stock at its cost basis, which was equal to the amount of accrued interest on the promissory note as of December 31, 2020. On December 27, 2021, the Company purchased additional Triad Guaranty, Inc. common stock along with another promissory note from a related party. Due to the illiquid nature of Triad Guaranty, Inc. stock, as well as the lack of currently available financial information for the entity, on December 31, 2021, the Company impaired the full historical value, $45,410, of its investment in Triad Guaranty, Inc. stock. Additionally, on December 31, 2021, the Company recorded an impairment of $144,105 on its historical promissory note from Triad Guaranty, Inc. due to concerns regarding its ultimate collectability. The total impairment recorded on the Triad Guaranty, Inc. stock and promissory note was $189,515. As of December 31, 2021, the Company holds its interests in both promissory notes for $50,000 under notes receivable on the accompanying consolidated balance sheets and has attributed no value to its aggregate shares of Triad Guaranty, Inc. common stock.

NOTE 7. PROPERTY AND EQUIPMENT

The cost of property and equipment at December 31, 2021, and December 31, 2020, consisted of the following:

	2021	2020
Computers and equipment	$17,330	$17,330
Furniture and fixtures	10,850	10,850
	28,180	28,180
Less accumulated depreciation	(18,519)	(14,473)
Property and equipment, net	$9,661	$13,707

Depreciation expense from continuing operations was $4,046 for both the years ended December 31, 2021 and 2020.

NOTE 8. REAL ESTATE

EDI Real Estate, LLC

Through EDI Real Estate, as of December 31, 2021 and 2020, the Company identified the following units as held for resale or held for investment as noted below:

EDI Real Estate	December 31, 2021	December 31, 2020
Units occupied or available for rent	1	4
Vacant lots held for investment	2	3
Total units held for investment	3	7

Units held for investment consist of single-family residential rental units.

The lease in effect, as of December 31, 2021, is based on a month-to-month provision, as the initial annual term of the lease has been completed. An outside property management company manages this rental property on behalf of the Company. There are no reportable future anticipated rental revenues as a result of the month-to-month provision on the remaining existing lease.

EDI Real Estate	December 31, 2021	December 31, 2020
Total real estate held for investment	$43,821	$303,158
Accumulated depreciation	(16,910)	(61,282)
Real estate held for investment, net	$26,911	$241,876

For the year ended December 31, 2021, depreciation expense on the EDI Real Estate portfolio of properties was $3,727. This compares to depreciation expense for the year ended December 31, 2020, when depreciation expense on the EDI Real Estate portfolio of properties was $15,774.

During the year ended December 31, 2021, three properties held for resale and one vacant lot were sold for gross proceeds of $339,500. Net proceeds totaled $80,259. This compares to their total carrying value of $211,238, which resulted in a net gain of $128,262 being recognized during the current year. This compares to the year ended December 31, 2020, when four properties held for resale were sold for gross proceeds of $519,000 and net proceeds totaled $229,209. This compared to their total carrying value of $232,744, which resulted in a net gain of $286,256 being recognized during the year ended December 31, 2020. No properties were purchased during the years ended December 31, 2021 or 2020.

No impairment adjustments were recorded on the EDI Real Estate portfolio during the years ended December 31, 2021 and 2020.

NOTE 9. NOTES PAYABLE

Notes payable at December 31, 2021 and 2020, consist of the following:

	Interest Rates	Average Term	2021	2020
Interest-bearing amount due on promissory note through EDI Real Estate, LLC	5.60%	15 years	$—	$154,094
Interest-bearing amount due on real estate held for investment through EDI Real Estate, LLC	6.00%	5 years	—	96,000
Less current portion			—	(5,609)
Long-term portion			$—	$244,485

During the quarterly period ended June 30, 2020, the Company received loan proceeds in the amount of $125,102 under the Paycheck Protection Program, as amended (the “PPP”), administered by the U.S. Small Business Administration. The PPP, established as part of the U.S. Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”), generally provided for economic assistance in the way of loans to qualifying business for amounts up to two-and-a-half times the average monthly payroll expenses of the qualifying business. Under the PPP, amounts of loan principal and accrued interest were eligible for forgiveness after a period, as selected by the borrower, of either eight or twenty-four weeks, provided the borrower used the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintained its payroll levels. The amount of loan forgiveness was subject to reduction if the borrower terminated employees or reduced salaries during the selected time period.

The Company applied for and was granted loan forgiveness by the Small Business Administration for the full value of its PPP loan in December 2020. The principal value of the loan, along with accrued interest, has been recognized as a gain on debt extinguishment on the accompanying consolidated statements of operations for the year ended December 31, 2020.

During the quarterly period ended September 30, 2018, EDI Real Estate, LLC, as a borrower, issued a promissory note secured by certain properties held for investment. This note carried an annual interest rate of 5.6% and fully matured on September 1, 2033, with early payoff permitted. The interest rate on this note was subject to change once each five-year period based on an index rate plus a margin of 2.750 percentage points. The index rate was calculated as a monthly average yield on U.S. Treasury Securities, adjusted to a constant maturity of five years. During the quarterly period ended September 30, 2021, the remaining loan balance was paid in full and no future payments are required.

During the quarterly period ended September 30, 2017, EDI Real Estate, LLC, as a borrower, issued a promissory note secured by a property held for investment. This note carried an annual interest rate of 6%, accrued interest quarterly, and was due September 15, 2022, with early payoff permitted. During the quarterly period ended June 30, 2021, the balance of this note was paid in full in conjunction with the sale of the property. No future payments are required.

NOTE 10. SEGMENT INFORMATION

During the year ended December 31, 2021, the Company operated through four business segments with separate management and reporting infrastructures that offer different products and services. The four business segments are as follows: Asset Management Operations, Real Estate Operations, Internet Operations, and Other Operations.

During periods prior to the quarter ended June 30, 2019, the Company also operated through a fifth reportable segment, Home Services Operations. However, as mentioned in Note 3, the Company completed a divestiture of its home services operations on May 24, 2019. As a result, as of the year ended December 31, 2021, and for all prior periods presented, the Company’s former home services operations segment has been reported as discontinued operations.

The asset management operations segment includes revenues and expenses derived from various joint ventures, service offerings, and initiatives undertaken in the asset management industry.

The real estate operations segment includes (i) our equity in Mt Melrose, LLC, prior to the sale of the Company’s remaining membership interests on May 17, 2021, which managed properties held for investment and held for resale located in Lexington, Kentucky, and (ii) revenue and expenses related to the management of legacy properties held for investment and held for resale through EDI Real Estate located in Roanoke, Virginia.

The internet operations segment includes revenue and expenses related to our sale of internet access, hosting, storage, and other ancillary services. Our internet segment includes revenue generated by operations in both the United States and Canada. During the year ended December 31, 2021, the internet segment generated revenue of $851,274 in the United States and revenue of $44,111 in Canada. This compares to the year ended December 31, 2020, when the internet segment generated revenue of $929,383 in the United States and revenue of $49,563 in Canada. All assets reported under the internet operations segment for the years ended December 31, 2021 and 2020, are located within the United States.

Summarized financial information concerning the Company’s reportable segments is shown in the following tables for the years ended December 31, 2021 and 2020.

Year Ended December 31, 2021	Asset Management	Real Estate	Internet	Other	Discontinued Operations - Home Services	Consolidated

Revenues	$4,650,298	$356,560	$895,385	$—	$—	$5,902,243
Cost of revenue	—	248,424	270,627	—	—	519,051
Operating expenses	424,596	39,185	212,217	2,148,641	—	2,824,639
Other income (expense)	—	755,333	21,687	(146,692)	—	630,328
Income tax expense	—	—	—	(366,532)	—	(366,532)
Income (loss) from continuing operations	4,225,702	824,284	434,228	(2,661,865)	—	2,822,349
Goodwill	—	—	212,445	—	—	212,445
Identifiable assets	$4,174,175	$44,744	$428,666	$13,293,173	$—	$17,940,758

Year Ended December 31, 2020	Asset Management	Real Estate	Internet	Other	Discontinued Operations - Home Services	Consolidated

Revenues	$3,690,473	$578,313	$978,946	$—	$—	$5,247,732
Cost of revenue	—	326,636	321,582	—	—	648,218
Operating expenses	425,704	31,937	193,791	966,862	—	1,618,294
Other income (expense)	2,283	(17,064)	4,251	143,528	—	132,998
Income (loss) from continuing operations	3,267,052	202,676	467,824	(823,334)	—	3,114,218
Income (loss) from discontinued operations	—	—	—	—	165,186	165,186
Goodwill	—	—	212,445	—	—	212,445
Identifiable assets	$13,721,139	$321,265	$476,101	$338,444	$231	$14,857,180

NOTE 11. COMMITMENTS AND CONTINGENCIES

Leases

As of December 31, 2021 and 2020, the Company has no long-term leases that require right-of-use assets or lease liabilities to be recognized.

The previous lease for office space for Willow Oak Asset Management, LLC expired on September 30, 2020, and has been renewed on a month-to-month basis beginning on October 1, 2020. The previous lease for warehouse space for corporate matters was a short-term lease, under 12 months, and expired in February 2020. In accordance with ongoing accounting policy elections, the Company does not recognize right-of-use (ROU) assets or lease liabilities for short-term or month-to-month leases. Total rental expenses attributed to these short-term leases for the year ended December 31, 2021, are $21,000. This compares to total rental expenses of $18,684 attributed to these short-term leases for the year ended December 31, 2020.

With respect to the former leased facilities for Specialty Contracting Group, LLC, possession of the premises was surrendered to the landlord, in connection with the dissolution and winding up of Specialty Contracting Group, in default of that lease. As of December 31, 2020, the remaining balance of the lease liability has been written off as the likelihood of any future payment being required is remote. This reduction in liability is included as income from discontinued operations on the accompanying consolidated statements of operations for the year ended December 31, 2020.

Lease costs for the years ended December 31, 2021 and 2020 consisted of the following:

	2021	2020
Finance lease costs:
Amortization of ROU assets	$—	$—
Interest on lease liabilities	—	—
Operating lease costs	—	46,058
Sublease income	—	(2,283)
Total lease costs from continuing operations	—	43,775
Total lease costs from discontinued operations	—	—
Total lease costs	$—	$43,775

As the Company has no remaining leases classified as operating leases or financing leases as of the years ended December 31, 2021 and 2020, there are no future liabilities or maturities of lease obligations recognized on the accompanying consolidated balance sheets.

Other Commitments

Agreement and Plan of Merger with CrossingBridge Advisors, LLC, et al

As has been previously reported, on December 29, 2021, the Company, along with CrossingBridge Advisors LLC, a Delaware limited liability company (“CBA”), and Cohanzick Management, LLC, a Delaware limited liability company (the “CBA Member”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company has agreed to become, subject to stockholder approval and the parties’ satisfaction of various closing conditions, a wholly-owned subsidiary of ENDI Corp., a new parent entity that is a Delaware corporation (the “New Parent”), through a series of mergers (the “Mergers” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). Upon closing of the Business Combination, all of the outstanding shares of the Company’s capital stock will be exchanged for and converted into the right to receive shares of New Parent, which will become the Company’s sole stockholder. In order to effect the Mergers and the Business Combination, New Parent will form two merger subsidiaries. Upon the closing of the Merger Agreement, the first merger subsidiary will merge with and into the Company (the “First Merger”), with the Company as the surviving entity. Upon consummation of the First Merger, the Company will become a direct, wholly-owned subsidiary of New Parent. Concurrently with the First Merger, and as part of the same overall transaction, the second merger subsidiary will merge with and into CBA (the “Second Merger”), with CBA as the surviving entity. Upon consummation of the Second Merger, CBA will also become a direct, wholly-owned subsidiary of New Parent.

Litigation & Legal Proceedings

Enterprise Diversified, Inc. (f/k/a Sitestar Corporation) v. Frank Erhartic, Jr.

As has been previously reported, on April 12, 2016, the Company filed a civil action complaint against Frank Erhartic, Jr. (the “Former Erhartic CEO”), the Company’s former CEO and director (prior to December 14, 2015) and currently an owner of record or beneficially of more than 5% of the Company’s Common Stock, alleging, among other things, that the Former Erhartic CEO engaged in, and caused the Company to engage in to its detriment, a series of unauthorized and wrongful related party transactions, including causing the Company to borrow certain amounts from the Former Erhartic CEO’s mother unnecessarily and at a commercially unreasonable rate of interest, converting certain funds of the Company for personal rent payments to the Former Erhartic CEO, commingling in land trusts certain real properties owned by the Company and real properties owned by the Former Erhartic CEO, causing the Company to pay certain amounts to the Former Erhartic CEO for lease payments under an unauthorized lease as to a storage facility owned by the Former Erhartic CEO, causing the Company to pay rent on its corporate headquarters owned by the Former Erhartic CEO’s ex-wife in amounts commercially unreasonable and excessive, and to make real estate tax payments thereon for the personal benefit of the Former Erhartic CEO, converting to the Former Erhartic CEO and/or absconding with five motor vehicles owned by the Company, causing the Company to pay real property and personal property taxes on numerous properties owned personally by the Former Erhartic CEO, causing the Company to pay personal credit card debt of the Former Erhartic CEO, causing the Company to significantly overpay the Former Erhartic CEO’s health and dental insurance for the benefit of the Former Erhartic CEO, and causing the Company to pay the Former Erhartic CEO’s personal automobile insurance. The Company is seeking, among other relief available, monetary damages in excess of $350,000. This litigation matter is currently pending in the Circuit Court for the City of Lynchburg (Lynchburg, Virginia), and is currently set for trial in March 2022. Subsequent to the year ended December 31, 2021, the parties have begun settlement discussions respecting the case. Unless this matter is earlier settled by an agreement between the parties, the Company intends to move forward with a trial of the case to conclusion.

Other: Mt Melrose-related Proceedings

As has been previously reported, various disputes had arisen between the Company and Woodmont Lexington, LLC (“Woodmont”), the entity to whom the Company previously sold, on June 27, 2019, 65% of the Company’s membership interest in Mt Melrose, LLC (“Mt Melrose”).

As has been previously reported, these disputes had resulted in certain litigation between the parties commenced by the Company on November 20, 2019, in the Delaware Court of Chancery, Enterprise Diversified, Inc. v. Woodmont Lexington, LLC, et al., C.A. No. 2019-0928-JTL (Del. Ch.) (the “Delaware Action”), as well as certain litigation between the parties previously pending in the Circuit Court in Fayette County, Kentucky, Mt Melrose II, LLC, et al. v. Enterprise Diversified, Inc., C.A. No. 19-CI-4304 (Ky. Fayette Cir. Ct.). As also has been previously reported, commencing in March 2021, the Company and Woodmont agreed to engage in voluntary mediation concerning their various disputes through the Delaware Court of Chancery.

As outcome to the parties’ mediation, on May 17, 2021, the Company, on the one hand, and Woodmont and Mt Melrose, on the other hand, entered into a confidential settlement agreement and mutual general release, pursuant to which the parties have amicably settled all of their disputes and the previously reported related litigation between them. Pursuant to such settlement, all rights and obligations of the Company to Woodmont and/or Mt Melrose, and of Woodmont and/or Mt Melrose to the Company, set forth in the membership interest purchase agreement between the Company and Woodmont and the Amended and Restated Limited Liability Company Agreement of Mt Melrose, LLC by and among the Company and Woodmont dated June 27, 2019, and all amendments of those agreements, have been terminated and are of no further force or effect, effective as of May 17, 2021. As consideration for such termination and the Company’s sale to Woodmont of all of the Company’s membership interests in Mt Melrose, the Company received $850,000 in cash proceeds during the quarterly period ended June 30, 2021.

NOTE 12. STOCKHOLDERS’ EQUITY

Classes of Shares

As of December 31, 2021, the Company’s Articles of Incorporation, as amended, authorize an aggregate of 40,000,000 shares of capital stock of the Company, consisting of 30,000,000 authorized shares of serial preferred stock, par value of $0.001 per share, and 10,000,000 authorized shares of common stock, par value of $0.125 per share.

Preferred Stock

Preferred stock, any series, shall have the powers, preferences, rights, qualifications, limitations, and restrictions as from time to time fixed by the Company’s Board of Directors in its sole discretion. As of September 30, 2021, the Company has not issued any shares of its preferred stock (including, without limitation, its Series A Preferred Stock).

As previously reported in the Company’s Current Report on Form 8-K filed with the SEC on July 29, 2020, the Company has adopted a certain stockholder rights agreement styled as the Tax Benefit Preservation Plan, dated as of July 24, 2020, by and between the Company and Colonial Stock Transfer Company, Inc., as rights agent. The Tax Benefit Preservation Plan was adopted as a means designed to safeguard against inadvertent diminution or limitation of the Company’s valuable tax assets. As previously reported, pursuant to the Tax Benefit Preservation Plan, as of July 24, 2020, the Company has designated a series of its preferred stock as the Series A Preferred Stock, consisting of 250,000 shares so designated.

Common Stock

As of December 31, 2021, 2,647,383 shares of the Company’s common stock were issued and outstanding.

As previously reported in the Company’s Current Report on Form 8-K Amendment No. 1 filed with the SEC on July 8, 2021, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Nevada Secretary of State on June 16, 2021, increasing the number of shares of common stock, par value of $0.125 per share, which the Company shall have the authority to issue from 2,800,000 shares of common stock to 10,000,000 shares of common stock.

NOTE 13. INCOME TAXES

The provision for federal and state income taxes for the years ended December 31, 2021 and 2020 included the following:

	2021	2020
Current provision:
Federal	$294,825	$—
State	71,707	—
Deferred benefit:
Federal	—	504,902
State	—	102,121
Valuation allowance	—	(607,023)
Total income tax provision	$366,532	$—

Deferred tax assets and liabilities reflect the net effect of temporary differences between the carrying amount of assets and liabilities used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at December 31, 2021 and 2020 are as follows:

	2021	2020
Deferred tax assets:
Carrying value differences	$—	$81,247
Net operating loss carryforward	1,463,835	3,403,318
Tax credits	—	15,070
Subtotal	1,463,835	3,499,635
Valuation allowance	(1,432,017)	(2,133,861)
Net deferred tax assets	31,818	1,365,774
Deferred tax liabilities:
Net unrealized gains on appreciated investments	(31,818)	(1,365,774)
Net deferreds	$—	$—

A reconciliation between the Company’s effective tax rate on income from continuing operations and the statutory tax rate for the years ended December 31, 2021, and 2020, is as follows:

	2021	2020
U.S. federal statutory rate	21.0%	21.0%
Adjustments to reconcile to the effective rate:
State and local income taxes, net of federal tax benefits	4.0	4.6
Transaction costs	9.1	—
Dividends received	(1.0)	—
PPP loan extinguishment	—	(1.0)
Valuation allowance	(21.3)	(24.6)
Effective income tax rate	11.8%	—%

GAAP provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based on the weight of available evidence, which includes the Company’s historical operational performance and the reported cumulative losses in the three-year period ending December 31, 2021, the Company has provided a full valuation allowance against its net deferred tax assets.

As of December 31, 2021, the Company had federal and state net operating loss carryforwards of approximately $5.7 million. These carryforwards will expire in various amounts beginning in 2035. Internal Revenue Code Section 382 limits the use of net operating loss carryforwards in certain situations where changes occur in the stock ownership of a company. The Company believes that an ownership change did occur in August 2016. Net operating losses that arose prior to that ownership change will have limited availability to offset taxable income arising in periods following the ownership change.

The Company is required to recognize in the financial statements the impact of a tax position, if that position is not more likely than not of being sustained on audit, based on the technical merits of the position. The Company’s policy is to record interest and penalties related to unrecognized tax benefits in income tax expense. There was no unrecognized tax benefit as of December 31, 2021. The Company does not expect that its uncertain tax positions will materially change in the next 12 months. No liability related to uncertain tax positions is recorded on the accompanying financial statements related to uncertain tax positions.

The Company operates in various tax jurisdictions and is subject to audit by various tax authorities. To the extent of the Company’s tax loss carryovers, the Company’s federal and state tax returns will be subject to examination by the tax authorities from the earliest years in which such tax attributes arise. While the amount of those tax loss carryovers continues to be subject to adjustment, any assessment of additional tax for those prior years is generally barred, except for the three most recent years (federal) or four most recent years (state). Tax contingencies are based upon their technical merits, relative law, and the specific facts and circumstances as of each reporting period. Changes in facts and circumstances could result in material changes to the amounts recorded for such tax contingencies.

During the year ended December 31, 2021, the Company reported income tax expense of $366,532. No comparable income tax expense was reported during the year ended December 31, 2020. The current year income tax expense is primarily attributable to the current year distribution activities related to the Company’s investment in Alluvial Fund. The current year income tax expense amount was calculated after applying historical net operating loss carryforwards, which are subject to certain limitations.

NOTE 14. RELATED PARTY TRANSACTIONS

Former CEO, Erhartic

As of the year ended December 31, 2015, the Company previously purported to lease its office building in Lynchburg, Virginia, from the Former CEO, Frank Erhartic, of the Company. Public records indicate that the owner of this property from at least January 1, 2014, through December 31, 2015, was the Former CEO’s ex-wife. The Company has filed a lawsuit against the Former CEO, Erhartic, in order to recover, among other amounts, the payments made to the Former CEO. Additional information on this lawsuit can be found in Note 11. The Company vacated the building as of January 15, 2016.

The Company also leased a storage facility in Salem, Virginia, from the Former CEO, Erhartic. The Company is attempting to recover the payments made to the Former CEO related to this facility. The lease was not approved by the process required by the Company’s Code of Ethics. The Former CEO has refused to provide access to the storage facility to management and has not returned Company-owned equipment located at the storage facility. The value of this equipment is also included in the lawsuit. Additional information can be found in Note 11.

The Former CEO, Erhartic, created several land trusts and designated the Company as the trustee. The Former CEO and, the Company believes, the Former CFO placed personally owned properties within these land trusts. This activity was not approved by the process required by the Company’s Code of Ethics. This activity is the subject of litigation involving the Former CEO, Erhartic. Additional information can be found in Note 11.

Bonhoeffer Fund, LP

The Company’s subsidiary, Willow Oak Asset Management, LLC, signed a fee share agreement on June 13, 2017, with Coolidge Capital Management, LLC (“Coolidge”), whose sole member is Keith D. Smith, also an ENDI director. Willow Oak is the sole member of Bonhoeffer Capital Management LLC, the general partner to Bonhoeffer Fund, LP, a private investment partnership. Under their agreement, Willow Oak pays all start-up and operating expenses that are not partnership expenses under the limited partnership agreement. Willow Oak receives 50% of all performance and management fees earned by the general partner. During the years ended December 31, 2021 and 2020, the Company earned $94,428 and $36,217, respectively, of revenue through this Bonhoeffer Fund arrangement.

Willow Oak Asset Management, LLC

On October 1, 2017, Willow Oak Asset Management, LLC entered into sub-lease agreements with Arquitos Capital Management, LLC, which is managed by our director and principal executive officer, Steven L. Kiel, JDP Capital Management, LLC, which is managed by our director and vice-chairman, Jeremy K. Deal, and B.E. Capital Management, LLC, which is managed by our director, Thomas Braziel. At the commencement of the sub-lease arrangement, neither Jeremy K. Deal nor Tomas Braziel met the criteria for a related party. Upon Jeremy K. Deal’s board appointment on April 3, 2018 and Thomas Braziel’s appointment on May 5, 2019, the sub-lease arrangements qualify as related party transactions. During the years ended December 31, 2021 and 2020, the Company earned $0 and $2,283, respectively, of sub-lease revenue through these arrangements. Willow Oak’s sub-lease agreement with Arquitos Capital Management, LLC expired on October 31, 2018, and as of December 31, 2019, the remaining two sub-lease arrangements have also expired. The revenue earned for the year ended December 31, 2020, related to the recognition of certain deferred amounts.

On November 1, 2018, Willow Oak Asset Management, LLC entered into a fund management services agreement with Arquitos Investment Manager, LP, Arquitos Capital Management, LLC, and Arquitos Capital Offshore Master, Ltd. (collectively “Arquitos”), which are managed by our director and principal executive officer, Steven L. Kiel, to provide Arquitos with Willow Oak Fund Management Services (“FMS”) consisting of the following services: investor relations, marketing, administration, legal, accounting and bookkeeping, annual audit coordination, and liaison to third-party service providers. Willow Oak earned monthly and annual fees as consideration for these services. On November 1, 2020, this arrangement was renewed with revised terms that include an exchange of services between Willow Oak and Arquitos. Steven Kiel, through Arquitos, has been contracted to perform ongoing consulting services for the benefit of Willow Oak in the following areas: strategic development, marketing, networking and fundraising. In exchange, Willow Oak continues to provide ongoing FMS services. Willow Oak continues to earn monthly and annual fees as consideration for these services. These terms are in effect until October 31, 2022. During the years ended December 31, 2021 and 2020, the Company earned $59,318 and $89,930, respectively, of revenue through this fund management services arrangement.

Financing Arrangement Regarding Triad Guaranty, Inc.

On December 27, 2021, the Company completed the purchase of an investment consisting of a $155,000 promissory note issued by Triad Guaranty, Inc., along with 393,750 common shares of Triad Guaranty, Inc., for $25,000 from B.E. Capital Management, LLC, which is managed by our director, Thomas Braziel. The discounted value of this purchase is reflective of the implied collectability of the promissory note and the relative illiquidity of Triad Guaranty, Inc. stock. Management believes that this addition to the Company’s existing note and related investment in Triad Guaranty, Inc. will be beneficial by strengthening the Company’s position as a creditor, which will ultimately result in a higher probability of collection when the note matures.

Voting and Support Agreement

As has been previously reported, on December 29, 2021, the Company, along with Arquitos Capitol Offshore Master, Ltd., Steven Kiel, Thomas Braziel, Jeremy Deal, Alea Kleinhammer, and Keith Smith (collectively the “Shareholders’), entered into a certain Voting and Support Agreement, in connection with the Company’s Business Combination previously discussed (see Note 11). Each of the Shareholders (other than Arquitos Capitol Offshore Master, Ltd. ) may be deemed to be an affiliate of the Company. Pursuant to the terms of the Voting and Support Agreement, the Shareholders have agreed with the Company to vote their shares of capital stock of the Company in favor of the Merger Agreement and transactions contemplated therein, including the Business Combination, and against any action, agreement, transaction or proposal that would result in a breach of any covenant or other provision of the Merger Agreement or that would reasonably be expected to result in the transactions contemplated by the Merger Agreement from not being completed. The Shareholders have also agreed to waive their dissenters rights under Nevada law with respect to the Business Combination, not to solicit or support any corporate transaction that constitutes or could reasonably be expected to constitute, an alternative to the Business Combination, and not to sell, transfer, assign or otherwise take any action that would have the effect of preventing or disabling the Shareholders from voting their shares of the Company in accordance with its obligations under the Voting Support Agreement. The Voting Support Agreement automatically terminates upon the termination of the Merger Agreement or upon the mutual agreement of the parties to the Voting Support Agreement.  The Shareholders are not receiving any compensation or other renumeration in exchange for their entering into the Voting and Support Agreement.

NOTE 15. SUBSEQUENT EVENTS

Management has evaluated all subsequent events from December 31, 2021, through March 28, 2022, the date the consolidated financial statements were issued. Management concluded that no subsequent events have occurred that would require recognition or disclosure in the consolidated financial statements.

ENTERPRISE DIVERSIFIED, INC.

Consolidated Financial Statements

As of December 31, 2020 and 2019

Together With Auditor's Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Enterprise Diversified, Inc.

Richmond, Virginia

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Enterprise Diversified, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition

Description of the Matter

As described in Note 2 to the consolidated financial statements, the Company recognizes revenue from customers across multiple revenue streams. The principal considerations for our determination that performing procedures relating to revenue recognition is a critical audit matter are the significant audit effort in performing procedures and evaluating evidence related to the Company’s revenues, as well as the judgment in determining that revenues were recognized in the correct period.

How We Addressed the Matter in Our Audit

We obtained an understanding and evaluated the design of the Company’s revenue recognition processes. We reviewed the Company’s revenue recognition policies to test that they were in accordance with accounting principles generally accepted in the United States of America. For a sample of revenue transactions, we performed detail transaction testing by agreeing the amounts recognized to contractual agreements, invoices, collections, and testing the mathematical accuracy of the recorded revenue, as well as the related receivable or deferred revenue balances.  For a sample of accounts receivable balances, we confirmed the amounts due to the Company at year-end directly with customers.

Valuation of Investments

Description of the Matter

At December 31, 2020, the Company’s investments included $13,520,616 in an alternative investment fund at fair value. The fair value of this fund is determined by management using the net asset value (“NAV”) practical expedient for estimating fair value as disclosed in Notes 5 and 6 to the consolidated financial statements. The principal considerations for our determination that performing procedures relating to investment valuation is a critical audit matter are the significant audit effort in performing procedures and evaluating evidence related to the Company’s valuation, including the use of a specialist.

How We Addressed the Matter in Our Audit

We obtained an understanding and evaluated the design of the Company’s investment valuation process, including management’s assessment of the significant inputs and estimates used in the fair value measurement. We confirmed the Company’s reported fair value directly with the fund manager including the Company’s ownership percentage of the fund’s net assets. We utilized a third-party valuation specialist with specialized skills and knowledge who assisted in evaluating the reasonableness of the fair value measurement. The specialist tested the valuation of the fund’s underlying investment holdings and reviewed the fund’s valuation methodologies for conformity with accounting principles generally accepted in the United States of America. We also reviewed subsequent events and valuation balances and considered whether they corroborated or contradicted the Company’s year-end value.

/s/ Brown, Edwards & Company, L.L.P.

We have served as the Company’s auditor since 2019.

Lynchburg, Virginia

March 29, 2021

ENTERPRISE DIVERSIFIED, INC.

And Subsidiaries

CONSOLIDATED BALANCE SHEETS

December 31, 2020 and 2019

	December 31, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$341,007	$666,810
Accounts receivable, net	144,791	52,889
Other current assets	44,530	29,555
Current assets - held for resale	231	428
Total current assets	530,559	749,682
Long-term Assets
Real estate - held for investment, net	241,876	380,515
Real estate - held for resale, net	—	98,910
Property and equipment, net	13,707	17,753
Goodwill, net	212,445	212,445
Note receivable	210,879	195,121
Long-term investments	13,574,462	10,126,204
Lease right-of-use assets	—	45,056
Other assets	73,252	73,958
Total long-term assets	14,326,621	11,149,962
Total assets	$14,857,180	$11,899,644
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$65,524	$157,934
Accrued compensation	281,904	175,259
Accrued expenses	24,159	23,115
Deferred revenue	192,088	204,960
Lease liability, current	—	46,435
Notes payable, current	5,609	11,453
Other current liabilities - held for resale	—	146,958
Total current liabilities	569,284	766,114
Long-term Liabilities
Notes payable, net of current portion	244,485	499,572
Total long-term liabilities	244,485	499,572
Total liabilities	813,769	1,265,686
Stockholders’ Equity
Preferred stock, $0.001 par value, 30,000,000 shares authorized; none issued	—	—
Common stock, $0.125 par value, 2,800,000 shares authorized; 2,602,240 and 2,566,646 shares issued and outstanding	325,280	320,831
Additional paid-in capital	27,439,334	27,313,734
Accumulated deficit	(13,721,203)	(17,000,607)
Total stockholders’ equity	14,043,411	10,633,958
Total liabilities and stockholders’ equity	$14,857,180	$11,899,644

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE DIVERSIFIED, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	December 31, 2020	December 31, 2019
Revenues - asset management	$3,690,473	$1,773,276
Revenues - real estate	578,313	537,763
Revenues - internet operations	978,946	1,066,229
Revenues - other	—	212,631
Total revenues	5,247,732	3,589,899

Cost of revenues - real estate	326,636	485,459
Cost of revenues - internet operations	321,582	330,654
Total cost of revenues	648,218	816,113

Gross profit - asset management	3,690,473	1,773,276
Gross profit - real estate	251,677	52,304
Gross profit - internet operations	657,364	735,575
Gross profit - other	—	212,631
Total gross profit	4,599,514	2,773,786

Selling, general, and administrative expenses
Insurance	54,999	94,785
Professional fees	694,749	726,274
Salaries and wages	672,785	786,797
Travel and meals	4,603	34,732
Other operating expenses	191,158	429,879
Total selling, general and administrative expenses	1,618,294	2,072,467
Income from operations	2,981,220	701,319

Gain on debt extinguishment	125,839	—
Investment income	—	92,594
Loss on sale of subsidiary	—	(4,157,809)
Impairment expense	—	(199,626)
Interest expense	(23,651)	(312,745)
Other income, net	30,810	8,105
Total other income (loss)	132,998	(4,569,481)

Income (loss) from continuing operations before income taxes	3,114,218	(3,868,162)
Income tax benefit (expense)	—	—
Income (loss) from continuing operations	3,114,218	(3,868,162)

Income (loss) from discontinued operations, net of taxes	165,186	(1,510,475)
Net income (loss)	$3,279,404	$(5,378,637)

Net income (loss) per share, basic and diluted	1.26	(2.11)
Net income (loss) per share from continuing operations, basic and diluted	1.20	(1.52)
Net income (loss) per share from discontinued operations, basic and diluted	0.06	(0.59)
Weighted average number of shares, basic	2,597,974	2,544,896
Weighted average number of shares, diluted	2,598,587	2,614,896

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE DIVERSIFIED, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended	Year Ended
	December 31, 2020	December 31, 2019
Net income (loss)	$3,279,404	$(5,378,637)
Other comprehensive income (loss), net of tax:
Change in foreign currency translation adjustments	—	(3,054)
Comprehensive income (loss)	$3,279,404	$(5,381,691)

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE DIVERSIFIED, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

			Additional		Accumulated Other		Total
	Common		Paid-in	Treasury	Comprehensive	Accumulated	Stockholders’
	Stock	Amount	Capital	Stock	Income	Deficit	Equity
Balance December 31, 2019	2,566,646	$320,831	$27,313,734	$—	$—	$(17,000,607)	$10,633,958
Net income (loss)	—	—	—	—	—	3,279,404	3,279,404
Stock issuance	35,594	4,449	125,600	—	—	—	130,049
Balance December 31, 2020	2,602,240	$325,280	$27,439,334	$—	$—	$(13,721,203)	$14,043,411

			Additional		Accumulated Other		Total
	Common		Paid-in	Treasury	Comprehensive	Accumulated	Stockholders’
	Stock	Amount	Capital	Stock	Income	Deficit	Equity
Balance December 31, 2018	2,544,776	$328,160	$27,718,308	$(511,901)	$3,054	$(11,621,970)	$15,915,651
Net income (loss)	—	—	—	—	—	(5,378,637)	(5,378,637)
Stock issuance	21,870	2,734	97,264	—	—	—	99,998
Cancellation of treasury stock	—	(10,063)	(501,838)	511,901	—	—	—
Foreign currency translation reclassification to current earnings	—	—	—	—	(3,054)	—	(3,054)
Balance December 31, 2019	2,566,646	$320,831	$27,313,734	$—	$—	$(17,000,607)	$10,633,958

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE DIVERSIFIED, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2020 and 2019

	2020	2019
Cash flows (used in) from operating activities:
Net income (loss) from continuing operations	$3,114,218	$(3,868,162)
Adjustments to reconcile net income to net cash flows (used in) operating activities:
Unrealized gains on long-term investments	(3,424,267)	(1,820,074)
Gain on sale of real estate	(286,256)	(73,399)
Gain on debt extinguishment	(125,839)	—
Loss on sale of subsidiary	—	4,157,809
Impairment of long-term assets	—	154,015
Deconsolidation of assets and liabilities from sale of subsidiary	—	(149,425)
Depreciation and amortization	20,526	161,130
Bad debt expense	210	88,511
Accrued stock compensation expense	240,000	128,849
Accrued interest income on notes receivable	(15,758)	(15,715)
Loss on disposal of property and equipment	—	4,088
Gain on foreign currency reclassification	—	(3,054)
(Increase) decrease in:
Accounts receivable, net	(92,112)	(32,614)
Other current assets	(14,975)	(10,980)
Inventory	—	4,160
Increase (decrease) in:
Accrued expenses	(3,641)	(95,546)
Accounts payable	(92,410)	1,976
Deferred revenue	(12,872)	(5,252)
Accrued interest	—	103,909
Net cash flows (used in) from continuing operations	(693,176)	(1,269,774)
Net cash flows (used in) from discontinued operations	18,425	(66,595)
Net cash flows (used in) operating activities	(674,751)	(1,336,369)
Cash flows from (used in) investing activities:
Proceeds from sale of real estate	519,000	1,774,317
Purchases of investments	(23,991)	(53,942)
Improvements to real estate held for investment	(10,969)	(105,186)
Proceeds from maturity of investments	—	681,381
Proceeds from sale of subsidiary	—	100,000
Proceeds from sale of investments	—	35,515
Issuance of line of credit	—	(10,000)
Net cash flows from continuing operations	484,040	2,422,085
Net cash flows from discontinued operations	—	—
Net cash flows from investing activities	484,040	2,422,085
Cash flows from financing activities:
Principal payments on note payable	(260,931)	(1,121,987)
Proceeds from notes payable	125,839	300,000
Net cash flows (used in) from continuing operations	(135,092)	(821,987)
Net cash flows (used in) from discontinued operations	—	(32,645)
Net cash flows (used in) financing activities	(135,092)	(854,632)
Net increase (decrease) in cash	(325,803)	231,084
Cash and cash equivalents at beginning of the period	666,810	435,726
Cash and cash equivalents at end of the period	$341,007	$666,810

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE DIVERSIFIED, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Years Ended December 31, 2020 and 2019

	2020	2019
Non-cash and other supplemental information:
Transfer of real estate held for investment to held for resale	$177,826	$193,835
Issuance of common stock per equity compensation plan	$130,049	$—
Transfer of real estate held for resale to held for investment	$43,992	$—
Continuing operations cash paid for interest	$22,914	$312,745
Transfer of property, plant, and equipment held for use to held for resale	$—	$822,829
Transfer of land to held for investment	$—	$145,000
Repayment of loan via issuance of common stock	$—	$100,000
Effects of adoption of new lease guidance	$—	$46,435
Effects of adoption of new lease guidance on discontinued operations	$—	$50,110
Discontinued operations cash paid for interest	$—	$7,754

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE DIVERSIFIED, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Lines of Business

Enterprise Diversified, Inc. (formerly White Dove Systems, Inc., Interfoods Consolidated, Inc., and then Sitestar Corporation) was incorporated in Nevada on December 17, 1992. On June 1, 2018, the Company amended its Articles of Incorporation to change the name of the Company to “Enterprise Diversified, Inc.” Unless the context otherwise requires, and when used in this Report, the “Company,” “ENDI,” “we,” “our,” or “us” refers to Enterprise Diversified, Inc. and its subsidiaries.

During the year ended December 31, 2020, the Company operated through four reportable segments: Asset Management Operations, Real Estate Operations, Internet Operations, and Other Operations. Other Operations include corporate operations and nonrecurring or one-time strategic funding or similar activity that is not considered to be one of our primary lines of business. During periods prior to the quarter ended June 30, 2019, the Company also operated through a fifth reportable segment, Home Services Operations. However, for the year ended December 31, 2020, and for all prior periods presented, Home Services Operations are reported as discontinued operations. The management of the Company also continually reviews various business opportunities for the Company, including those in other lines of business.

Asset Management Operations

The Company operates its asset management operations business through its wholly-owned subsidiaries, Willow Oak Asset Management, LLC (“Willow Oak”), Willow Oak Capital Management, LLC, Willow Oak Asset Management Affiliate Management Services, LLC (“Willow Oak AMS”) and Willow Oak Asset Management Fund Management Services, LLC (“Willow Oak FMS”).

In 2016, the Company made a seed investment, through Willow Oak, to assist in the launch of Alluvial Fund, LP, a private investment fund that was launched on January 1, 2017 by an unaffiliated sponsor and general partner, Alluvial Capital Management, LLC. The Company had determined that Willow Oak’s support of Alluvial Capital Management, LLC and its direct investment in Alluvial Fund were both beneficial and necessary undertakings in conjunction with establishing an asset management operations business and gaining credibility within that industry. As a special limited partner, Willow Oak earns a share of management and performance fees earned. As of December 31, 2020, Willow Oak continues to hold its direct investment in Alluvial Fund. Investment gains and losses are reported as revenue on the accompanying consolidated statements of operations.

In furtherance of establishing the asset management operations business, Willow Oak signed a fee share agreement in June 2017, with Coolidge Capital Management, LLC (“Coolidge”), whose sole member is Keith D. Smith, an ENDI director. Willow Oak is the sole member of Bonhoeffer Capital Management, LLC, the general partner to Bonhoeffer Fund, LP, a private investment partnership launched by Willow Oak and managed by Coolidge. Under their agreement concerning Bonhoeffer Fund, LP, Willow Oak paid all start-up expenses and pays agreed-upon operating expenses that are not partnership expenses, Coolidge is responsible for all investment management, and Willow Oak receives 50% of all performance and management fees earned. Additionally, Willow Oak FMS earns a direct fee from the private limited partnership for the administrative, compliance, and tax and audit liaison services it renders.

On November 1, 2018, Willow Oak entered into a fund management services agreement with Arquitos Investment Manager, LP, which is managed by our Board chairman and principal executive officer, Steven L. Kiel, to provide Arquitos with Willow Oak’s Fund Management Services (“FMS”) consisting of the following services: strategic planning, investor relations, marketing, operations, compliance and legal, accounting and bookkeeping, annual audit coordination, and liaison to third-party service providers.  On November 1, 2020, this agreement was renewed with revised terms that include an exchange of services between Willow Oak and Arquitos. Willow Oak earns monthly and annual fees as consideration for these services. See Note 14 for additional information.

On October 1, 2019, Willow Oak partnered with Geoff Gannon and Andrew Kuhn to form Focused Compounding Capital Management, LLC (“Focused Compounding”). This joint venture, of which Willow Oak Capital Management is a 10% beneficial owner, manages capital through separately managed accounts and a private investment fund launched January 1, 2020. Willow Oak provides ongoing FMS and operational support in addition to having covered all one-time expenses associated with the launch of Focused Compounding Fund, LP. As consideration for the arrangement, Willow Oak Capital Management is entitled to 10% of gross management and performance fees earned by Focused Compounding. Additionally, Willow Oak FMS earns a direct fee from the private limited partnership for the administrative, compliance, and tax and audit liaison services it renders.

On September 29, 2020, Willow Oak, through Willow Oak AMS, executed a strategic relationship agreement with SVN Capital, LLC to become a 20% beneficial owner of the firm in exchange for the provision of certain ongoing FMS and operational services offered through Willow Oak FMS. As a beneficial owner of SVN Capital, LLC, Willow Oak is entitled to 20% of gross management and performance fees earned by the firm. Additionally, Willow Oak FMS earns a direct fee from SVN Capital Fund, LP, a private investment fund launched by the firm’s managing member, for the administrative, compliance and tax and audit liaison services it renders.

Real Estate Operations

As has been previously reported, in December 2017, ENDI created a wholly-owned subsidiary named Mt Melrose, LLC, a Delaware limited liability company (“New Mt Melrose”), to acquire a portfolio of residential and other income-producing real estate in Lexington, Kentucky, pursuant to a certain Master Real Estate Asset Purchase Agreement entered into in December 2017 with a like-named seller, Mt. Melrose, LLC (“Old Mt. Melrose”), a Kentucky limited liability company owned by Jeff Moore, then an ENDI director. During January and June 2018, New Mt Melrose, consistent with the terms of the purchase agreement, completed two bundled acquisitions from Old Mt. Melrose of residential and other income-producing real properties located in Lexington, Kentucky. As has been previously reported, on June 27, 2019, the Company sold 65% of its membership interest in New Mt Melrose to an unaffiliated third-party purchaser, Woodmont Lexington, LLC (“Woodmont”). As consideration for the transaction, Woodmont paid the Company $100,000 and agreed to assume full responsibility for the management and operation of New Mt Melrose and its real estate portfolio. As a result of no longer having a controlling financial interest, the Company deconsolidated the operations of New Mt Melrose as of June 27, 2019. See Note 4 for more information.

As has been previously reported, in July 2017, ENDI created a wholly-owned real estate subsidiary named EDI Real Estate, LLC to hold ENDI’s legacy portfolio of real estate. As of December 31, 2020, through EDI Real Estate, LLC, ENDI owns a legacy real estate investment portfolio that includes four residential properties and vacant land. Our real estate portfolio under EDI Real Estate, LLC is primarily located in Roanoke, Virginia. The portfolio includes single-family homes, both rented and vacant, that are managed by a third-party property management company.

Internet Operations

The Company operates its internet operations segment through Sitestar.net, a wholly-owned subsidiary that offers consumer and business-grade internet access, wholesale managed modem services, web hosting, third-party software as a reseller, and various ancillary services. Sitestar.net provides services to customers in the United States and Canada.

Discontinued Operations - Home Services Operations

Prior to May 24, 2019, the Company operated a home services operations segment through its former subsidiary, Specialty Contracting Group, LLC (formerly known as HVAC Value Fund, LLC). The Company had organized and launched this subsidiary in June 2016, initially with an unaffiliated third party. Specialty Contracting Group was focused on the management of HVAC and plumbing companies in Arizona.

As has been previously reported, on May 24, 2019, the Company completed a divestiture of the home services operations to Rooter Hero. See Note 3 for more information.

Other Operations

Other operations include nonrecurring or one-time strategic funding or similar activity and other corporate operations that are not considered to be one of the Company’s primary lines of business. Below are the main recent activities comprising other operations. Additional investment activity that is not specifically mentioned below is included in the accompanying consolidated financial statements.

Former Investment Activity with Huckleberry Real Estate Fund

In January 2017, the Company, through Willow Oak, committed to make a capital contribution to Huckleberry Real Estate Fund II, LLC, a private investment fund, in the aggregate amount of $750,000. In May 2018, Willow Oak transferred the Huckleberry investment to EDI Real Estate, LLC, another wholly-owned subsidiary of the Company.

During the quarter ended March 31, 2019, all contributed capital was returned in full and a gain of $212,631 was recognized as revenue through the other operations segment on our consolidated statements of operations for the year ended December 31, 2019. Accordingly, this investment activity with Huckleberry Real Estate Fund II, LLC was completed prior to commencement of the fiscal year ended December 31, 2020.

Financing Arrangement Regarding Triad Guaranty, Inc.

In August 2017, the Company entered into an agreement with several independent third parties to provide debtor-in-possession financing to an unaffiliated third party, Triad Guaranty, Inc., through Triad DIP Investors, LLC. The Company initially contributed $100,000. Triad Guaranty, Inc. exited bankruptcy in April 2018, and the Company subsequently entered into an amended and restated promissory note. As part of the amended and restated promissory note, the Company provided an additional contribution in the amount of $55,000 in May 2018. The terms of the promissory note provided for interest in the amount of 10% annually and the issuance of warrants in Triad Guaranty, Inc. equal to 2.5% of the company. On November 12, 2019, the Company exercised its warrants and purchased 450,000 shares of Triad Guaranty, Inc. Subsequently, on December 30, 2019, the Company monetized all 450,000 shares. On December 31, 2020, the Company accepted a revision of terms to the original promissory note which include, among other things, an extension of the loan maturity date to December 31, 2022, an increase of interest to the amount of 12% annually, and a provision to settle all currently accrued interest through the issuance of Triad Guaranty, Inc. common shares.

Corporate Operations

Corporate operations include any revenue or expenses derived from corporate office operations, as well as expenses related to public company reporting, the oversight of subsidiaries, and other items that affect the overall Company.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and those entities in which it otherwise has a controlling financial interest, including: Willow Oak Asset Management, LLC, Willow Oak Capital Management, LLC, Mt Melrose, LLC (“New Mt Melrose”) prior to cessation of control resulting from the sale of 65% of the equity in New Mt Melrose on June 27, 2019 (see Note 4), Specialty Contracting Group, LLC prior to the divestiture transaction on May 24, 2019 (see Note 3), Sitestar.net, Inc., and EDI Real Estate, LLC.

All intercompany accounts and transactions have been eliminated in consolidation.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

In accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), the preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.

On an ongoing basis, management evaluates its estimates and judgments, including, among other items, those related to fair value of investments, revenue recognition, accrued expenses, financing operations, fair value of goodwill, fixed asset lives and impairment, lease right-of-use assets and impairment, deferred tax assets, liabilities and valuation allowance, other assets, the present value of lease liabilities, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions. These accounting policies are described at relevant sections in the notes to the consolidated financial statements.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash, cash equivalents, accounts receivable, and notes receivable. The Company places its cash with high-quality financial institutions and, at times, may exceed the FDIC and CDIC insurance limit. The Company extends credit based on an evaluation of customers’ financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid instruments purchased with a maturity of three months or less.

Investments

The Company holds various investments through its asset management operations and real estate operations segments. Additionally, investments may be held and reported under the Company’s “other” segment. Assets held through these segments do not have a readily determinable value as these investments are not publicly traded, nor do they have published sales records. These investments are remeasured to fair value on a recurring basis. See Note 5 for more information.

As of December 31, 2020 and 2019, the Company also holds its remaining equity investment in Mt Melrose, LLC through its real estate operations segment. The Company has determined that its remaining equity investment does not have a readily determinable fair value, and the Company will account for the investment at cost, less any impairment, as adjusted for changes resulting from observable price changes. When fair value becomes determinable and transactions or events occur that provide indication of a change in value, the investment will be marked to fair value on a periodic basis.

Accounts Receivable

The Company’s asset management operations segment records receivable amounts for fee shares and fund management services revenue earned on a monthly basis. Performance fee shares crystalize and are collected on an annual basis while management fee shares crystalize and are collected on either a monthly or quarterly basis as dictated by the respective partnership agreement.  Fund management services receivables are collected monthly in line with ongoing performance. The Company historically has had no collection issues with fee share and fund management receivables and the overall possibility for non-collection is extremely low. For these reasons, management has determined that it is not necessary to record an allowance against these receivables.

The Company also grants credit in the form of unsecured accounts receivable to its customers. The estimate of the allowance for doubtful accounts, which is the recorded allowance for doubtful accounts and bad debt expense, is based on management’s assessment of current economic conditions and historical collection experience with each customer. Specific customer receivables are considered past due when they are outstanding beyond their contractual terms and are written off from the allowance for doubtful accounts when an account or invoice is individually determined to be uncollectible.

Real estate operations segment rental accounts are typically paid by tenants via cash or check no later than the fifth of the month. Any accounts collected after the fifth are charged either a flat-rate late fee or a daily-rate late fee based upon the lease agreement. If payments are not provided in a timely manner, then the amount due is designated as an account receivable. If accounts remain uncollected, then standard operating procedures are followed to commence a notice process for the tenant to either pay the amount due or vacate the property. Accounts receivable from rental revenue are generally considered unrecoverable after 90 days unless the Company reasonably believes that recovery is probable. These procedures typically result in low amounts of past due receivables.

The internet operations segment attempts to reduce the risk of non-collection by including a late-payment fee and a manual-processing-payment fee to customer accounts. Receivables more than 90 days past due are no longer included in accounts receivable and are turned over to a collection agency. Accounts receivable more than 30 days are considered past due.

As of December 31, 2020 and 2019, allowances offsetting gross accounts receivable on the accompanying consolidated balance sheets totaled $421 and $307, respectively. For the years ended December 31, 2020 and 2019, bad debt expense from continuing operations was $210 and $88,511, respectively.

Notes Receivable

The Company does not routinely issue notes receivable in the ordinary course of business, but when a business opportunity arises, a subsidiary may issue a note if it appears to be favorable to the Company. Notes receivable are recorded at their principal amount and interest is accrued quarterly based on the applicable interest rate. The Company makes an assessment of the ultimate collectability of each note receivable on an annual basis based upon the financial condition of the borrower.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to operations as incurred, while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations. Depreciation is computed using the straight-line method based on the estimated useful lives for each of the following asset classifications:

Furniture and fixtures (in years)	5
Equipment (in years)	7
Building improvements (in years)	15
Buildings (in years)	27.5

The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, then the Company uses estimated future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Property and equipment to be disposed are reported at the lower of carrying amount or fair value of the asset less cost to sell.

Goodwill and Other Intangible Assets

Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for under the acquisition method of accounting. The Company tests its goodwill annually as of December 31st or more often if events and circumstances indicate that those assets might not be recoverable.

Impairment testing of goodwill is required at the reporting-unit level (operating segment or one level below operating segment). The impairment test involves calculating the impairment of goodwill based solely on the excess of the carrying value of the reporting unit over the fair value of the reporting unit. Prior to performing the impairment test, the Company may make a qualitative assessment of the likelihood of goodwill impairment to determine whether a detailed quantitative analysis is required. The Company estimates the fair value of its reporting units using discounted expected future cash flows.

No impairment adjustments were recorded during the year ended December 31, 2020.

During the year ended December 31, 2019, an impairment adjustment of the remaining home services goodwill of $1,024,591 was recognized and reported as a component of the loss on the divestiture of Specialty Contracting Group, LLC’s assets.

Intangible assets (other than goodwill) consist of domain names attributed to the internet operations segment. The Company owns 228 domain names, of which 106 are available for sale. These domains are valued at historical cost. When management determines that material intangible assets are acquired in conjunction with the purchase of a business, the Company determines the fair values of the identifiable intangible assets by taking into account internal and external appraisals. Intangible assets determined to have definite lives are amortized over their estimated useful lives. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, then the Company uses estimated future undiscounted cash flows of the related intangible asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value.

No impairment adjustments were recorded during the years ended December 31, 2020 and 2019.

Real Estate

Real estate properties held for resale are carried at the lower of cost or fair value. All costs directly related to the improvement and carrying of real estate are capitalized, including renovations and property taxes, to the extent the capitalized costs of the property do not exceed the estimated fair value of the property. If the cost of the real estate exceeds the estimated fair value, then the excess is charged to expense. Fair value is estimated based on comparable sales in the geographic area in which the real estate is located. Fair value is evaluated annually by management or when events or changes in circumstances indicate the carrying value of the real estate may not be recoverable.

No impairment adjustments were recorded during the year ended December 31, 2020.

During the year ended December 31, 2019, net impairment adjustments of $26,170 were recorded on real estate held for resale through EDI Real Estate, LLC in order to properly reflect market value throughout the year.

During the year ended December 31, 2019, an impairment adjustment of $126,827 was recorded on the Company’s commercial warehouse held for resale in order to properly reflect market value at that time.

Real estate properties held for investment are carried at the cost basis plus additional costs where the cost extended the life of or added value to the property. Otherwise, the cost is expensed as incurred. Properties categorized as real estate held for investment are not expected by management to be sold in the next 12 months. This determination is periodically reviewed by management.

During the years ended December 31, 2020 and 2019, $43,992 and $0, respectively, of real estate held for resale was transferred to real estate held for investment and $177,826 and $193,835, respectively, of real estate held for investment was transferred to real estate held for resale. Additionally, $10,969 and $105,186, respectively, of improvements were made to existing real estate held for investment during the years ended December 31, 2020 and 2019. During the years ended December 31, 2020 and 2019, no improvements were made to real estate held for resale.

Accrued Compensation

Accrued compensation represents performance-based incentives that have not yet been paid. Additional compensation can be paid in the form of cash or via the issuance of Company stock. Compensation structures for employees are a pre-approved part of a formal employment agreement or arrangement. Stock based compensation, issued as part of the Company’s 2020 Equity Incentive Plan, is reserved for board members and members of senior management. The compensation accrual amount is based on the final value of Company stock that has been approved to be issued by the Governance, Compensation and Nomination Committee of the Board of Directors. These compensation amounts are accrued when earned and able to be estimated and are paid or issued annually after financial records are finalized.

Other Accrued Expenses

Other accrued expenses represent incurred but not-yet-paid expenses from payroll accruals, professional fees, and other accrued taxes.

Leases

On January 1, 2019, the Company adopted ASU No. 2016-02, “Leases” (Topic 842). The guidance in ASU No. 2016-02 supersedes the lease recognition requirements in ASC Topic 840 and established ASC Topic 842. ASU No. 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. ASU No. 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company adopted this guidance using the following practical expedients:

●	the Company did not reassess if any expired or existing contracts are leases or contain leases;

●	the Company did not reassess the classification of any expired or existing leases; and

●	the Company did not reassess whether the classification of existing costs associated with expired or existing leases should be classified as initial direct costs.

Additionally, the Company made ongoing accounting policy elections whereby it (i) does not recognize right-of-use (ROU) assets or lease liabilities for short-term leases (those with original terms of 12 months or less) and (ii) combines lease and non-lease elements of our leases.

Revenue Recognition

Asset Management Operations and Other Investment Revenue

The Company earns revenue from services and investments and through various fee share and consulting agreements, including realized and unrealized gains and losses, which may result in negative revenues for a given period. Management fees earned are recorded monthly and are included in revenue on the accompanying consolidated statements of operations. Performance fees earned are accrued monthly, paid out annually, and are also included in revenue on the accompanying consolidated statements of operations. Fund management services fees are billed, paid, and recorded on a monthly basis. Long-term investments are marked to market at the end of each reporting period. Realized and unrealized gains and losses are recognized as revenue in the period of adjustment.

Management notes that the structure of these arrangements leaves a very low possibility for nonperformance. While the amount of revenue varies from month to month, collectability is very high. No contract assets or liabilities are recognized or incurred.

Additionally, the Company earns revenue from direct participation in various private investment funds, primarily the Alluvial Fund. This results in the realized and unrealized gains and losses within a fund such as the Alluvial Fund being recognized as revenue, or a decrease in revenue, on the accompanying consolidated statements of operations.

A summary of revenue earned through asset management operations for the years ended December 31, 2020 and 2019 is included below:

Asset Management Operations Revenue	Year Ended December 31, 2020	Year Ended December 31, 2019
Unrealized gains on investment activity	$3,424,267	$1,607,644
Management and performance fee revenue	176,598	65,171
Fund management services revenue	89,608	100,461
Total revenue	$3,690,473	$1,773,276

Real Estate Revenue

The Company earns real estate revenue through rental agreements on real estate held for investment, as well as through the sale of real estate held for resale.

Rental revenue from real estate held for investment is recognized when it is earned, generally on the last day of each month or at another regular period agreed upon by the Company and the tenant. Tenants generally provide a security deposit at the time of possession. This deposit is held separately from revenue and only applied to revenue when rental payment comparable to the security deposit amount is not provided in a timely manner and considered unlikely to be recovered. Otherwise, the security deposit is returned in a timely manner after the property is surrendered back to the Company. Management has concluded that the nature of the performance obligation is cyclical and predictable with a very low possibility for nonperformance. No contract assets or liabilities are recognized or incurred.

Revenue from real estate held for resale is recognized upon closing of the sale (transfer of control), as all conditions for full revenue recognition have been met at that time. All costs associated with the property sold are removed from the consolidated balance sheets and charged to cost of revenue at that time.

Internet Revenue

The Company sells internet services under annual and monthly contracts. Under the annual contracts, the subscriber pays a one-time annual fee, which is recognized as revenue ratably over the life of the contract. Under the monthly contracts, the subscriber is billed monthly and revenue is recognized for the period to which the service relates. Domain name registration revenue is recognized at the point of registration. Sales of computer hardware are recognized as revenue upon delivery and acceptance of the product by the customer. Sales are adjusted for any returns or allowances. Management has concluded that the nature of the performance obligation is cyclical with a very low possibility for nonperformance. Contract liabilities (deferred revenue) were recognized in the amount of collections received in advance of services to be performed. No contract assets were recognized or incurred.

The Company generates revenue in its internet operations segment from consumer and business-grade internet access, wholesale managed modem services for downstream ISPs, web hosting, third-party software as a reseller, and various ancillary services in the United States and Canada. Services include narrow-band (dial-up and ISDN) and broadband services (DSL, fiber-optic, and wireless), web hosting, and additional related services to consumers and businesses. Customers may also subscribe to web hosting plans to include email access and storage. Internet revenue is affected by the changing composition of revenue sources. In some years, this shift can be significant.

Discontinued Revenue - Home Services Revenue

Prior to the divestiture transaction on May 24, 2019, a wholly-owned subsidiary of the Company performed HVAC and plumbing service repairs and installed HVAC units for its customers through the former home services operations segment. Revenue was recognized upon completion of the installation or service call. Sales were adjusted for any returns or allowances. A return or allowance situation would arise based on the two-year workmanship warranty that typically conveyed with the installation of a new unit. There was also a two-year assurance warranty on newly installed parts and equipment that was honored by the manufacturer. If an installation was performed over multiple days, then it was accounted for using work-in-process (WIP) accounting. Contract progress was measured by comparing materials and labor hours incurred to materials and labor hours expected per the contract. These types of contracts were typically completed within one month’s time. A small portion of revenue was from the sale of annual service agreements. Revenue attributable to these agreements was recognized over the life of the agreement.

If payment was received prior to contract completion, then the amount of revenue attributable to the unperformed work was designated as deferred revenue. If payment was not provided in advance or at the time of service or installation completion, then the amount due was recognized as revenue and as an account receivable.

Management has acknowledged that these performance obligations were recognized at designated points in time during the contract, including the completion of the contract. As the customer controlled the asset and had the right to use it during the contract, the Company had the right to payment for performance completed to date. Contract liabilities (deferred revenue) were recognized in the amount of collections received in advance of services to be performed. No contract assets were recognized or incurred.

Deferred Revenue

Deferred revenue represents collections from customers in advance of internet or home services to be performed. Revenue is recognized in the period service is provided. Total deferred revenue from continuing operations decreased from $204,960 at December 31, 2019 to $192,088 at December 31, 2020. During the years ended December 31, 2020 and 2019, $204,635 and $206,520, respectively, of revenue from continuing operations was recognized from prior-year contract liabilities (deferred revenue).

Income Taxes

Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax benefits or consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment, inclusive of the recent tax reform act. The most recent three tax years, fiscal years ended December 31, 2020, December 31, 2019, and December 31, 2018, are open to potential IRS examination.

Income (Loss) Per Share

Basic income (loss) per share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period.

In periods of net loss, diluted loss per share is calculated similarly to basic loss per share because the impact of all potentially dilutive common shares is anti-dilutive. In periods of net income, diluted earnings per share is computed using the more dilutive of the “two class method” or the “treasury method.” Dilutive earnings per share under the “two class method” is calculated by dividing net income available to common stockholders as adjusted for the participating securities, by the weighted-average number of shares outstanding plus the dilutive impact of all other potentially dilutive common shares, consisting primarily of common shares underlying common stock equity incentives. Dilutive earnings per share under the “treasury method” are calculated by dividing net income available to common stockholders by the weighted-average number of shares outstanding plus the dilutive impact of all potentially dilutive common shares, consisting primarily of common shares underlying common stock equity incentives.

None of the potentially dilutive securities had a dilutive impact during the years ended December 31, 2020 and 2019 after rounding was applied.

The number of anti-dilutive shares for the year ended December 31, 2019, consisting of common shares underlying common stock equity incentives, was 668.

Other Comprehensive Income

Other comprehensive income is the result of the impact of foreign currency translations related to the Company’s internet segment operations in Canada.

Recently Issued Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement” (Topic 820). The guidance intends to improve the effectiveness of the disclosures relating to recurring and nonrecurring fair value measurements. The guidance is effective for fiscal years beginning after December 15, 2019. Portions of the guidance are to be adopted prospectively while other portions are to be adopted retroactively. Early adoption is permitted. The Company adopted this guidance on January 1, 2020. The adoption of this guidance did not have a material impact on our consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses” (Topic 326). The guidance eliminates the probable initial recognition threshold that was previously required prior to recognizing a credit loss on financial instruments. The credit loss estimate should now reflect an entity’s current estimate of all future expected credit losses. Under the previous guidance, an entity only considered past events and current conditions. In April 2019, the FASB further clarified the scope of the credit losses standard and addressed issues related to accrued interest receivable balances, recoveries, variable interest rates, and prepayments. In May 2019, the FASB issued further guidance to provide entities with an option to irrevocably elect the fair value option applied on an instrument-by-instrument basis for eligible financial instruments. In November 2019, the FASB issued further guidance on expected recoveries for purchased financial assets with credit deterioration, and transition refiled for troubled debt restructurings, disclosures related to accrued interest receivables, and financial assets secured by collateral maintenance provisions. The guidance is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of certain amendments of this guidance must be applied on a modified retrospective basis and the adoption of the remaining amendments must be applied on a prospective basis. The Company currently expects that the adoption of this guidance may change the way we assess the collectability of our receivables and recoverability of other financial instruments. The Company will adopt this guidance as of January 1, 2023. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

The Company does not believe that any other recently issued effective standards, or standards issued but not yet effective, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3. HOME SERVICES DIVESTITURE

On May 24, 2019, as has been previously reported, the Company completed a divestiture of its Home Services Operations, via its subsidiary, Specialty Contracting Group, LLC (formerly known as HVAC Value Fund, LLC), to an unaffiliated third-party purchaser, Rooter Hero Plumbing, Inc. (“Rooter Hero”). In the transaction, all of Specialty Contracting Group’s personal property and customer lists and records were conveyed to Rooter Hero, excluding stock inventory and other current assets. As part of the transaction, Rooter Hero assumed Specialty Contracting Group’s obligations under lease and/or loan agreements for all outstanding vehicles and equipment, as well as the obligations to service all of the subsidiary’s then-remaining customer accounts going forward. No cash consideration was exchanged in the transaction. Rather, as consideration for the transaction, Rooter Hero agreed to pay monthly royalties for the sixty (60) months following the closing calculated on the basis of any revenue actually received from the customer accounts transferred (7.5% of any monthly revenue generated from qualified sales during the first year, and 5% of any such monthly revenue during years two through five; in each case subject to reduction for pre-approved warranty-related costs concerning select customers).

As reported in prior periods, the home services subsidiary had failed to meet approved budgets and had underperformed since its inception in 2016. Management noted that the largely decentralized management approach was not a good fit for this industry, and the extensive operating requirements were not conducive to smaller company capacities. The cyclical nature of the business also resulted in unpredictable cash flows, which created immediate and significant needs for additional Company resources. Due to the past performance of the company, management determined that additional resources should not be allocated to this subsidiary.

The decision was made to exit the business during the quarter ended June 30, 2019. The operations of Specialty Contracting Group, LLC were considered a component of, and the divestiture reflected a strategic shift in, the Company’s business. As such, Specialty Contracting Group, LLC’s historical operations have been classified as discontinued operations in the Company’s financial statements. The loss from discontinued operations has been determined using a loss recovery approach, as the collection of future royalties is uncertain and a reasonable estimate could not be made. This approach requires that the contingent consideration, the future royalties to be received, be valued at the lesser of the amount of the “probable,” defined as a greater than 50% likelihood, future proceeds or the carrying value of the disposed assets. Due to the unpredictability of the contingent consideration, and management’s inherent lack of control over the buyer’s operations, management determined it would not be reasonable to attempt to value the contingent consideration. This resulted in assigning the contingent consideration a current valuation of zero. As and to the extent any royalties are deemed probable, they will be subsequently recognized as a “recovery from discontinued operations” on the statements of operations and will offset, or recover, the initial loss recorded. Accordingly, during the years ended December 31, 2020 and 2019, an offsetting $20,484 and $21,629, respectively, recovery on discontinued operations was recognized within the reported $165,186 and $(1,510,475) of net income (loss) from discontinued operations, respectively.

A breakdown of discontinued assets and liabilities as reported on the face of the accompanying consolidated financial statements for the years ended December 31, 2020 and 2019, is as follows:

	December 31, 2020	December 31, 2019
Cash and cash equivalents	$231	$428
Accounts receivable	—	—
Other current assets	—	—
Total current assets - held for resale	231	428

Accounts payable	—	96,848
Accrued expenses	—	—
Lease liabilities	—	50,110
Other current liabilities	—	—
Notes payable, current	—	—
Total current liabilities - held for resale	$—	$146,958

A breakdown of the initial recorded pre-tax loss as reported on the accompanying consolidated statements of operations as of the year ended December 31, 2019 is presented below. Asset and liability values used in the calculation represent the Company’s carrying value as of the date of sale, May 24, 2019.

Sale of vehicles, equipment, and furniture, net of depreciation	$230,578
Impairment of remaining goodwill	1,024,591
Total carrying value of assets sold	1,255,169

Vehicle and equipment notes payable assumed by the buyer	76,791
Service agreements assumed by the buyer	19,646
Total carrying value of liabilities assumed	96,437

Net loss on sale of subsidiary, pre-tax	$1,158,732

As has been previously reported, on October 22, 2019, the Company, as and being the sole and managing member of Specialty Contracting Group, LLC, resolved to dissolve and wind up Specialty Contracting Group and proceed with distributing its assets in accordance with §18-804 of the Delaware Limited Liability Company Act. Management had determined that Specialty Contracting Group’s continued existence was not reasonably practicable or financially feasible; the entity having no operational capabilities, no significant assets, and no prospects for the carrying on of any business or receipt of revenue. All of Specialty Contracting Group’s cash on hand was paid out ratably to its creditors and claimants; however, its assets were not sufficient to satisfy in full its known liabilities. After making such payments out of and to the extent of its assets, Specialty Contracting Group filed a Certificate of Cancellation with the Secretary of State of the State of Delaware on November 15, 2019, thereby effecting the cancellation and termination of the legal existence of the entity. The extinguishment of these liabilities, totaling $147,113, have been included in net income from discontinued operations for the year ended December 31, 2020.

A reconciliation of discontinued operations as reported on the accompanying consolidated statements of operations for the years ended December 31, 2020 and 2019, is as follows:

	For the year ended
	December 31, 2020	December 31, 2019
Revenues	$—	$675,963
Cost of revenues	—	432,872
Gross profit	—	243,091
Selling, general, and administrative expenses	2,411	535,650
Loss on sale of subsidiary, net of recoveries	20,484	(1,125,364)
Debt extinguishment	(147,113)	—
Other income (expense), net	—	(92,552)
Net income (loss) reported as discontinued operations	$165,186	$(1,510,475)

NOTE 4. SALE OF CONTROLLING INTEREST IN REAL ESTATE SUBSIDIARY

Transaction

As has been previously reported, on June 27, 2019, the Company sold 65% of its membership interest in Mt Melrose, LLC to an unaffiliated third-party purchaser, Woodmont Lexington, LLC, a Delaware limited liability company (“Woodmont”). As consideration for the transaction, Woodmont paid the Company $100,000 and agreed to assume full responsibility for the management and operation of Mt Melrose and its real estate portfolio. The Company retained a 35% membership interest in Mt Melrose. Subsequent to the transaction, however, Woodmont, as the manager of Mt Melrose, has purported that the Company’s membership interest in Mt Melrose has been diluted to 20.8%. The Company disputes this assertion and maintains that it has retained its 35% membership interest.

Prior to this transaction, the Company had grown uncomfortable with the extreme amounts of high-priced debt that the Mt Melrose subsidiary had taken on. There were significant principal payments due over the next 12 months at the subsidiary level that the portfolio’s cash flows could not offset and the Company was unwilling to subsidize. As reported in previous quarterly and annual reports, in November 2018 management implemented a right-sizing strategy for the Mt Melrose portfolio. This strategy included the hiring of a dedicated third-party property manager, a restructuring of overhead expenses, the divestiture of non-cash-flowing properties, and a focus on refinancing high-interest debt. The property manager was responsible for all day-to-day operations including, but not limited to: tenant relations and communications, property repairs and renovations, vacancy marketing, and turnover procedures. This allowed management to remain passive operationally and focus on property sales and refinancing opportunities. Subsequent to the sale on June 27, 2019, the property manager continued to fulfill the day-to-day operational responsibilities, and, to management’s knowledge, Woodmont continues to act on management’s previous right-sizing efforts by liquidating non-cash-flowing properties and pursuing refinancing options.

In connection with this transaction, the Company and Woodmont entered into a certain Amended and Restated Limited Liability Company Agreement of Mt Melrose, LLC (the “A&R LLC Agreement”). The A&R LLC Agreement sets forth the general terms and conditions governing the arrangements between the two members. The A&R LLC Agreement provides that the business and affairs of Mt Melrose will be managed exclusively by one or more managers; and Woodmont is designated as the sole manager. In addition, the Company has expressly agreed to a three-year “standstill” arrangement, during which time the Company will not in any way participate, directly or indirectly, in the management or control of Mt Melrose; and with respect to any matters requiring a vote of the members, the Company will vote with (i.e., the same as) Woodmont. This arrangement allows the Company to maintain its passive management structure, while still owning a significant portion of the partnership.

Under the terms of the A&R LLC Agreement, distributions of cash, from whatever source, may be made to the members at such times, and in such amounts, as the manager, Woodmont, determines; provided, however, that any such distributions will be made in accordance with the following priorities: (i) distribution of amounts up to a cumulative total of $2,000,000 will be made pro rata in accordance with the members’ respective percentage interests (as expressly specified in the A&R LLC Agreement); (ii) then, distribution of cumulative amounts in excess of $2,000,000 and up to $3,000,000 will be made 67% to the Company and 33% to Woodmont; and (iii) thereafter, distribution of cumulative amounts in excess of $3,000,000 will be made pro rata in accordance with the members’ respective percentage interests (as expressly specified in the A&R LLC Agreement).

While the operations of Mt Melrose, LLC are considered a component of the Company’s business, the sale did not represent a major strategic shift in the Company’s business. While we deconsolidated the operations of Mt Melrose, LLC on June 27, 2019, as a result of no longer having a controlling financial interest, Mt Melrose, LLC’s historical operations continue to be reflected as “continuing operations” in the Company’s financial statements.

Deconsolidation Due to Transfer of Control

Prior to the sale of 65% of its Mt Melrose interest, the Company owned 100% of the membership interests in Mt Melrose, LLC and controlled the entity by virtue of its voting interests. As a result, the Company consolidated Mt Melrose under the “voting interests” (VOE) consolidation model.

By virtue of the A&R LLC Agreement, and the aforementioned standstill agreement, Woodmont is the sole “manager” responsible for all management and operating decisions of Mt Melrose. Management determined that as of June 27, 2019, the Company no longer has a “controlling financial interest” in Mt Melrose and will no longer consolidate Mt Melrose. Furthermore, the Company has concluded that Mt Melrose does not qualify as a “variable interest entity” as Mt Melrose has sufficient equity at risk to permit operations and the Company is not the primary beneficiary of Mt Melrose’s activities. All activity prior to the deconsolidation event has been included on our consolidated statements of operations for given prior reporting periods in continuing operations, and under the real estate segment. As of June 27, 2019, all previously consolidated assets and liabilities of Mt Melrose, LLC have been removed from our consolidated balance sheets. The Company’s membership interest in Mt Melrose is now accounted for as an investment in the equity of Mt Melrose in the Company’s reported financial statements.

Accounting for Remaining Mt Melrose Investment

The Company adopted ASU 2016-01 effective January 1, 2018. ASU 2016-01 generally requires entities to measure equity investments at fair value and recognize any changes in fair value in net income. However, entities are able to elect a measurement alternative for equity investments that do not have a “readily determinable fair value.” The Company has determined that its equity investment in Mt Melrose did not have a readily determinable fair value at the time of deconsolidation. The Company’s inability to “exercise significant influence” due to the previously mentioned standstill agreement, also supports the use of the measurement alternative. Under this alternative, the Company measures the Mt Melrose investment at its implied fair value and assess it for impairment at each reporting date, or more often if indication of a potential impairment exists. When fair value becomes determinable, from observable price changes in orderly transactions, the Company’s investment will be marked to fair value on a periodic basis. Future dividends will be recognized as income and returns of capital recognized as a reduction in the Company’s investment when and if received.

Using the $100,000 transaction price for a 65% interest in Mt Melrose, LLC, the implied value of the retained 35% interest at the time of the transaction was $53,846. This amount is included under the long-term investment amount on the accompanying consolidated balance sheets as of December 31, 2020 and 2019.

Effective on June 27, 2019, the Company recognized a loss on the partial sale of Mt Melrose in the amount of $4,157,809, which has been reported separately on the accompanying consolidated statements of operations in continuing operations and under the real estate segment for the year ended December 31, 2019. The amount of the loss is based upon the value of the Company’s remaining interest in the subsidiary, less the Company’s previous carrying value of the subsidiary.

NOTE 5. INVESTMENTS

Certain assets held through the Company, Willow Oak Asset Management, LLC, or EDI Real Estate, LLC do not have a readily determinable value, as these investments are not publicly traded, nor do they have published sales records. The investment in Alluvial Fund, LP is measured using net asset value (NAV) as the practical expedient and is exempt from the fair value hierarchy (see Note 6). The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and allocated based on total fund contributions. The Company’s investment in the Alluvial Fund is remeasured to fair value on a recurring basis and realized and unrealized gains and losses are recognized as revenue in the period of adjustment. Due to the nature of the Mt Melrose, LLC investment (subsequent to the loss of control (see Note 4)), the investment is measured at cost basis as fair value is not determinable until additional inputs and measurements become available.

	Cost Basis	Unrealized Gain	Fair Value
December 31, 2020
Alluvial Fund, LP	$7,064,758	$6,455,858	$13,520,616
Mt Melrose, LLC	53,846	—	53,846
Total	$7,118,604	$6,455,858	$13,574,462

	Cost Basis	Unrealized Gain	Fair Value
December 31, 2019
Alluvial Fund, LP	$7,042,732	$3,029,626	$10,072,358
Mt Melrose, LLC	53,846	—	53,846
Total	$7,096,578	$3,029,626	$10,126,204

Alluvial Fund is a private investment fund that focuses on investing in what it believes are deeply mispriced securities in the United States and abroad. Alluvial Fund focuses on small companies, thinly traded issues, and special situations, seeking to identify value that its management believes the market has yet to recognize. During the years ended December 31, 2020 and 2019, the Company did not withdraw management or performance fees earned through the Alluvial Fund. For the years ended December 31, 2020 and 2019, the total amounts of these reinvested fees were $22,027 and $19,056, respectively.

During the year ended December 31, 2019, the Company recognized $76,810 of realized gains through the other operations segment, primarily related to the Company’s sale of its Triad Guaranty, Inc. stock.

NOTE 6. FAIR VALUE OF ASSETS AND LIABILITIES

GAAP defines fair value as the amount that would be received from the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants at the measurement date, and establishes a hierarchy for disclosing assets and liabilities measured at fair value based on the inputs used to value them. The fair value hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs are based on market pricing data obtained from sources independent of the Company. Unobservable inputs reflect management’s judgment about the assumptions market participants would use in pricing the asset or liability. The fair value hierarchy includes three levels based on the objectivity of the inputs as follows:

●

Level 1 - inputs are quoted prices in active markets as of the measurement date for identical assets and liabilities that the Company has the ability to access; this category includes exchange-traded mutual funds and equity securities;

●

Level 2 - inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly; Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates or yield curves, that are observable at commonly quoted intervals; this category includes mortgage-backed securities, asset-backed securities, corporate debt securities, certificates of deposit, commercial paper, U.S. agency and municipal debt securities, U.S. Treasury securities, and derivative contracts; and

●

Level 3 - inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability; the measurements are highly subjective.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company values its investments at fair value at the end of each reporting period. See description of these investments in Note 5 above.

	(Level 1)	(Level 2)	(Level 3)	(Excluded) (a)	Total at Fair Value
December 31, 2020
Alluvial Fund, LP	$—	$—	$—	$13,520,616	$13,520,616
Total investments	$—	$—	$—	$13,520,616	$13,520,616

	(Level 1)	(Level 2)	(Level 3)	(Excluded) (a)	Total at Fair Value
December 31, 2019
Alluvial Fund, LP	$—	$—	$—	$10,072,358	$10,072,358
Total investments	$—	$—	$—	$10,072,358	$10,072,358

(a)

Certain investments that are measured at fair value using the NAV per share (or its equivalent) as a practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the consolidated balance sheets.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The Company analyzes goodwill on an annual basis or more often if events or changes in circumstances indicate potential impairments. No impairments were recorded during the year ended December 31, 2020. During the year ended December 31, 2019, an impairment of the remaining home services segment goodwill of $1,024,591 was recognized and reported as a component of the loss on the divestiture of Specialty Contracting Group, LLC’s assets.

The Company values real estate held on the balance sheet on an annual basis or whenever events or changes in circumstances indicate an impairment may have occurred. No impairments were recorded during the year ended December 31, 2020. During the year ended December 31, 2019, an impairment adjustment of $126,827 was recorded on a commercial warehouse held for resale in order to properly reflect market value at that time. Additionally, during the year ended December 31, 2019, net impairment adjustments of $26,170 were recorded on real estate held for resale through EDI Real Estate, LLC in order to properly reflect market value at that time.

As discussed in Note 4, the Company’s ongoing equity investment in Mt Melrose, LLC is carried at its implied cost under the alternative approach and will be assessed for impairment at each balance sheet date.

NOTE 7. PROPERTY AND EQUIPMENT

The cost of property and equipment at December 31, 2020, and December 31, 2019, consisted of the following:

	2020	2019
Computers and equipment	$17,330	$17,330
Furniture and fixtures	10,850	10,850
	28,180	28,180
Less accumulated depreciation	(14,473)	(10,427)
Property and equipment, net	$13,707	$17,753

Depreciation expense from continuing operations was $4,046 for the year ended December 31, 2020, and $27,284 for the year ended December 31, 2019. Included in these amounts are $0 and $9,310 for the years ended December 31, 2020 and 2019, respectively, of depreciation expense related to personal property used in real estate segment rental operations. The depreciation expense related to personal property is included in the real estate segment cost-of-goods-sold amount on the accompanying consolidated statements of operations.

As of December 31, 2020, management has not identified any properties or lots as real estate held for resale. This compares to the year ended December 31, 2019, when management identified two residential real estate properties and several vacant lots as held for resale. These properties and lots were carried at $98,910 on the accompanying consolidated balance sheets as of December 31, 2019.

On December 24, 2019, the Company completed the sale of a commercial warehouse space held for resale located in Lexington, Kentucky. The property was sold at its carrying value of $850,000. Net proceeds totaled $487,944 after repayment of the attached promissory note. The sale resulted in a loss of $56,467, which is included in other expenses under the real estate segment for the year ended December 31, 2019.

NOTE 8. REAL ESTATE

EDI Real Estate, LLC

Through EDI Real Estate, as of December 31, 2020 and 2019, the Company identified the following units as held for resale or held for investment as noted below:

EDI Real Estate	December 31, 2020	December 31, 2019
Units occupied or available for rent	4	6
Vacant lots held for investment	3	—
Total units held for investment	7	6

Units held for resale	—	2
Vacant lots held for resale	—	3
Total units held for resale	—	5

Units held for investment consist of single-family residential rental units.

The leases in effect, as of December 31, 2020, are based on annual time periods and typically include month-to-month provisions after the completion of the initial term. An outside property management company manages these rental properties on behalf of the Company. The property management company has introduced updated and renewed leases for existing rental properties.

EDI Real Estate	December 31, 2020	December 31, 2019
Total real estate held for investment	$303,158	$484,590
Accumulated depreciation	(61,282)	(104,075)
Real estate held for investment, net	241,876	380,515

Real estate held for resale, net	$—	$98,910

For the year ended December 31, 2020, depreciation expense on the EDI Real Estate portfolio of properties was $15,774. This compares to depreciation expense for the year ended December 31, 2019, when depreciation expense on the EDI Real Estate portfolio of properties was $22,161.

During the year ended December 31, 2020, four properties held for resale were sold for gross proceeds of $519,000.  Net proceeds totaled $229,209. This compares to their carrying value of $232,744, which resulted in net gains of $286,256 being recognized on the sales. During the year ended December 31, 2019, one property held for resale was sold for gross proceeds of $95,000. Net proceeds totaled $84,869. This compares to its carrying value of $95,000, which resulted in no gain or loss being recognized on the transaction. No properties were purchased during the year ended December 31, 2020 or 2019 for the EDI Real Estate portfolio.

No impairment adjustments were recorded on the EDI Real Estate portfolio during the year ended December 31, 2020. During the year ended December 31, 2019, net impairment adjustments of $26,170 were recorded on real estate held for resale through EDI Real Estate, LLC in order to properly reflect market value throughout the year.

Future Minimum Rental Revenues - EDI Real Estate, LLC

The future anticipated minimum rental revenues based on leases in place as of December 31, 2020, for EDI Real Estate, LLC are as follows:

2020	$18,079
2021	—
2022	—
Total	$18,079

Mt Melrose, LLC

As described in Note 4, management previously has determined that the Company no longer has a controlling financial interest in Mt Melrose. All activity prior to the deconsolidation event has been included on our consolidated statements of operations for given prior reporting periods under the real estate segment. No Mt Melrose activity is included on the consolidated statements of operations for the year ended December 31, 2020. As of June 27, 2019, all previously consolidated assets and liabilities of Mt Melrose, LLC have been removed from our consolidated balance sheets. Accordingly, there are no consolidated Mt Melrose assets as of and for the years ended December 31, 2020 and 2019 included on the accompanying consolidated balance sheets.

For the year ended December 31, 2019, depreciation expense on the Mt Melrose portfolio of properties totaled $110,978.

During the year ended December 31, 2019, Mt Melrose sold nineteen residential properties and five vacant lots for gross proceeds of $775,850. Net proceeds totaled $151,672. This compares to their carrying value of $755,918, which resulted in a net gain of $16,932. No purchases were made during the year ended December 31, 2019.

During the year ended December 31, 2019, an impairment adjustment of $126,827 was recorded on a commercial warehouse held for resale in order to properly reflect market value at that time.

NOTE 9. NOTES PAYABLE

Notes payable at December 31, 2020 and 2019, consist of the following:

	Interest Rates	Average Term	2020	2019
Interest-bearing amount due on promissory note through EDI Real Estate, LLC	5.60%	15 years	$154,094	$373,425
Interest-bearing amount due on real estate held for investment through EDI Real Estate, LLC	6.00%	5 years	96,000	137,600
Less current portion			(5,609)	(11,453)
Long-term portion			$244,485	$499,572

The timing of future payments of notes payable are as follows as of December 31, 2020:

2021	$5,609
2022	101,507
2023	5,828
2024	6,145
2025 and thereafter	131,005
Total	$250,094

During the quarterly period ended June 30, 2020, the Company received loan proceeds in the amount of $125,102 under the Paycheck Protection Program, as amended (the “PPP”), administered by the U.S. Small Business Administration. The PPP, established as part of the U.S. Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”), generally provided for economic assistance in the way of loans to qualifying business for amounts up to two-and-a-half times the average monthly payroll expenses of the qualifying business. Under the PPP, amounts of loan principal and accrued interest were eligible for forgiveness after a period, as selected by the borrower, of either eight or twenty-four weeks, provided the borrower used the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintained its payroll levels. The amount of loan forgiveness was subject to reduction if the borrower terminated employees or reduced salaries during the selected time period.

The Company applied for and was granted loan forgiveness by the Small Business Administration for the full value of its PPP loan in December 2020. The principal value of the loan, along with accrued interest, has been recognized as a gain on debt extinguishment on the accompanying consolidated statements of operations for the year ended December 31, 2020.

During the quarterly period ended September 30, 2018, EDI Real Estate, LLC, as a borrower, issued a promissory note secured by additional properties held for investment. This note carries an annual interest rate of 5.6% and fully matures on September 1, 2033, with early payoff permitted. The interest rate on this note is subject to change once each five-year period based on an index rate plus a margin of 2.750 percentage points. The index rate is calculated as a monthly average yield on U.S. Treasury Securities, adjusted to a constant maturity of five years. During the year ended December 31, 2020, three properties from the original loan package were sold and the corresponding principal balance of $203,271 was paid down.

During the quarterly period ended September 30, 2017, EDI Real Estate, LLC, as a borrower, issued two promissory notes, each secured by a property held for investment. These notes carry annual interest rates of 6%, pay interest quarterly, and are due September 15, 2022, with early payoff permitted. During the year ended December 31, 2020, one note totaling $41,600 was paid in full as the secured property was sold.

During the quarter ended March 31, 2019, the Company issued a promissory note secured by the commercial warehouse held for resale. The note carried an annual interest rate of 8%, paid interest quarterly, and was due upon successful sale of the warehouse with early payoff permitted. Accordingly, this note was paid off during December 2019, in conjunction with the sale of the warehouse.

NOTE 10. SEGMENT INFORMATION

During the year ended December 31, 2020, the Company operated through four business segments with separate management and reporting infrastructures that offer different products and services. The four business segments are as follows: Asset Management Operations, Real Estate Operations, Internet Operations, and Other Operations. During periods prior to the quarter ended June 30, 2019, the Company also operated through a fifth reportable segment, Home Services Operations. However, as of the year ended December 31, 2020, and for all prior periods presented, Home Services Operations are reported as discontinued operations.

As mentioned in Note 3, on May 24, 2019, the Company completed a divestiture of its Home Services Operations, via its subsidiary, Specialty Contracting Group, LLC, to an unaffiliated third-party purchaser, Rooter Hero Plumbing, Inc. (“Rooter Hero”). The current and comparative results of the home services segment have been reported as discontinued on the accompanying consolidated financial statements for the year ended December 31, 2020.

As mentioned in Note 4, on June 27, 2019, the Company sold 65% of its membership interest in Mt Melrose, LLC to an unaffiliated third-party purchaser, Woodmont Lexington, LLC.

Management determined that as of June 27, 2019, the Company no longer has a “controlling financial interest” in Mt Melrose; therefore, the Company no longer consolidates Mt Melrose. All activity prior to the deconsolidation event has been included on our consolidated statements of operations for given prior reporting periods under the real estate segment. As of June 27, 2019, all previously consolidated assets and liabilities of Mt Melrose, LLC have been removed from our consolidated balance sheets.

The asset management operations segment includes revenues and expenses derived from various joint ventures, service offerings, and initiatives undertaken in the asset management industry. The real estate operations segment includes (i) our equity in Mt Melrose, LLC, which manages properties held for investment and held for resale located in Lexington, Kentucky, and (ii) revenue and expenses related to the management of legacy properties held for investment and held for resale through EDI Real Estate located in Roanoke, Virginia. The internet operations segment includes revenue and expenses related to our sale of internet access, hosting, storage, and other ancillary services. The other operations segment includes revenue and expenses from nonrecurring or one-time strategic funding or similar activity and any revenue or expenses derived from corporate office operations, as well as expenses related to public company reporting, the oversight of subsidiaries, and other items that affect the overall Company.

The internet segment includes revenue generated by operations in both the United States and Canada. In the year ended December 31, 2020, the internet segment generated revenue of $929,383 in the United States and revenue of $49,563 in Canada. This compares to the year ended December 31, 2019, where the internet segment generated revenue of $1,011,407 in the United States and revenue of $54,822 in Canada. All assets reported under the internet segment for the years ended December 31, 2020 and 2019, are located within the United States.

Summarized financial information concerning the Company’s reportable segments is shown in the following tables for the years ended December 31, 2020 and 2019.

Year Ended December 31, 2020	Asset Management	Real Estate	Internet	Other	Discontinued Operations - Home Services	Consolidated

Revenues	$3,690,473	$578,313	$978,946	$—	$—	$5,247,732
Cost of revenue	—	326,636	321,582	—	—	648,218
Operating expenses	425,704	31,937	193,791	966,862	—	1,618,294
Other income (expense)	2,283	(17,064)	4,251	143,528	—	132,998
Income (loss) from continuing operations	3,267,052	202,676	467,824	(823,334)	—	3,114,218
Income (loss) from discontinued operations	—	—	—	—	165,186	165,186
Goodwill	—	—	212,445	—	—	212,445
Identifiable assets	$13,721,139	$321,265	$476,101	$338,444	$231	$14,857,180

Year Ended December 31, 2019	Asset Management	Real Estate	Internet	Other	Discontinued Operations - Home Services	Consolidated

Revenues	$1,773,276	$537,763	$1,066,229	$212,631	$—	$3,589,899
Cost of revenue	—	485,459	330,654	—	—	816,113
Operating expenses	410,226	338,025	223,118	1,101,098	—	2,072,467
Other income (expense)	36,565	(4,712,766)	10,169	96,551	—	(4,569,481)
Income (loss) from continuing operations	1,399,615	(4,998,487)	522,626	(791,916)	—	(3,868,162)
Income (loss) from discontinued operations	—	—	—	—	(1,510,475)	(1,510,475)
Goodwill	—	—	212,445	—	—	212,445
Identifiable assets	$10,186,353	$556,994	$414,935	$740,934	$428	$11,899,644

NOTE 11. COMMITMENTS AND CONTINGENCIES

Leases

As of December 31, 2020, the Company has no remaining leases classified as operating leases and no finance leases. This compares to the year ended December 31, 2019, when the Company had three leases classified as operating leases and no finance leases.

As of December 31, 2019, the three operating leases corresponded to: office space for Willow Oak Asset Management, LLC; warehouse space for corporate matters; and the warehouse and office facilities for Specialty Contracting Group, LLC, which did not convey with the divestiture and was surrendered to the landlord.

The lease for office space for Willow Oak Asset Management, LLC expired on September 30, 2020, and has been renewed on a month-to-month basis beginning on October 1, 2020. The lease for warehouse space for corporate matters was a short-term lease, under 12 months, and expired in February 2020. In accordance with ongoing accounting policy elections, the Company does not recognize right-of-use (ROU) assets or lease liabilities for short-term or month-to-month leases. Total rental expenses attributed to these short-term leases for the year ended December 31, 2020 were $18,684.

With respect to the former leased facilities for Specialty Contracting Group, LLC, possession of the premises was surrendered to the landlord, in connection with the dissolution and winding up of Specialty Contracting Group, in default of that lease. As of December 31, 2020, the remaining balance of the lease liability has been written off as the likelihood of any future payment being required is remote. This reduction in liability is included as income from discontinued operations on the accompanying consolidated statements of operations for the year ended December 31, 2020.

Lease costs for the years ended December 31, 2020 and 2019 consisted of the following:

	2020	2019
Finance lease costs:
Amortization of ROU assets	$—	$—
Interest on lease liabilities	—	—
Operating lease costs	46,058	64,092
Sublease income	(2,283)	(28,405)
Total lease costs from continuing operations	43,775	35,687
Total lease costs from discontinued operations	—	64,901
Total lease costs	$43,775	$100,588

As the Company has no remaining leases classified as operating leases or financing leases as of the year ended December 31, 2020, there are no future liabilities or maturities of lease obligations recognized on the accompanying consolidated balance sheets.

Other Commitments

As mentioned in Note 4, on June 27, 2019, the Company sold 65% of its membership interest in Mt Melrose, LLC to an unaffiliated third-party purchaser, Woodmont Lexington, LLC. As consideration for the transaction, Woodmont paid the Company $100,000 and agreed to assume full responsibility for the management and operation of Mt Melrose and its real estate portfolio. Under the terms of the parties’ membership interest purchase agreement, the Company agreed to indemnify Woodmont against any losses actually incurred as a result of breaches of the Company’s representations and warranties made under the agreement. To date, Woodmont has made several claims for indemnification under the agreement, all of which have been rejected and disputed by the Company.

Litigation & Legal Proceedings

Enterprise Diversified, Inc. (f/k/a Sitestar Corporation) v. Frank Erhartic, Jr.

On April 12, 2016, the Company filed a civil action complaint against Frank Erhartic, Jr. (the “Former Erhartic CEO”), the Company’s former CEO and director (prior to December 14, 2015) and currently an owner of record or beneficially of more than 5% of the Company’s Common Stock, alleging, among other things, that the Former Erhartic CEO engaged in, and caused the Company to engage in to its detriment, a series of unauthorized and wrongful related party transactions, including causing the Company to borrow certain amounts from the Former Erhartic CEO’s mother unnecessarily and at a commercially unreasonable rate of interest, converting certain funds of the Company for personal rent payments to the Former Erhartic CEO, commingling in land trusts certain real properties owned by the Company and real properties owned by the Former Erhartic CEO, causing the Company to pay certain amounts to the Former Erhartic CEO for lease payments under an unauthorized lease as to a storage facility owned by the Former Erhartic CEO, causing the Company to pay rent on its corporate headquarters owned by the Former Erhartic CEO’s ex-wife in amounts commercially unreasonable and excessive, and to make real estate tax payments thereon for the personal benefit of the Former Erhartic CEO, converting to the Former Erhartic CEO and/or absconding with five motor vehicles owned by the Company, causing the Company to pay real property and personal property taxes on numerous properties owned personally by the Former Erhartic CEO, causing the Company to pay personal credit card debt of the Former Erhartic CEO, causing the Company to significantly overpay the Former Erhartic CEO’s health and dental insurance for the benefit of the Former Erhartic CEO, and causing the Company to pay the Former Erhartic CEO’s personal automobile insurance. The Company is seeking, among other relief available, monetary damages in excess of $350,000. This litigation matter is currently pending in the Circuit Court for the City of Lynchburg (Lynchburg, Virginia).

Other: Mt Melrose-related Proceedings

As has been previously reported, various disputes have arisen and are continuing between the Company and Woodmont Lexington, LLC (“Woodmont”), the entity to whom the Company sold, on June 27, 2019, 65% of the Company’s membership interest in Mt Melrose, LLC (“Mt Melrose”).

Shortly following the closing of the Mt Melrose transaction, the relationship between the Company and Woodmont unfortunately soured. Woodmont unexpectedly proceeded to make numerous claims and demands upon the Company (including four formal claims for indemnification under the parties’ purchase agreement), which the Company has determined to be unfounded.  All the while, Woodmont made repeated “low ball” offers to buy out the Company’s remaining interest in Mt Melrose, insisting that the Company relinquish its Mt Melrose interest in order to avoid further claims and demands and in order to avoid threatened public disparagement (including by way of statements made on various social media by Woodmont’s representative). The Company has rejected such offers, as being unfavorable and not in the long-term best interests of the Company and its shareholders.

Also, Woodmont, acting as the sole manager of Mt Melrose, purported to unilaterally amend and restate as of August 29, 2019 the Mt Melrose limited liability company agreement among the parties, purporting to change the terms of the distribution waterfall the parties had expressly agreed to and purporting to reallocate the parties’ respective interests in Mt Melrose – unilaterally reducing the Company’s percentage membership interest from 35% to 20.8% while increasing Woodmont’s percentage membership interest from 65% to 79.2%. The Company has rejected and disputed these purported changes.  In addition, on January 7, 2020, Woodmont, acting as the sole manager of Mt Melrose, also caused Mt Melrose to distribute a $600,000 cash dividend directly to Woodmont. Woodmont expressly excluded the Company from receiving any portion of this distribution. The Company has rejected and disputed the propriety of this distribution.

In connection with the primary disputes between the Company and Woodmont, following the Company’s initiation of the Delaware Action discussed below, on December 5, 2019, Woodmont also filed a verified complaint in the Fayette County, Kentucky Circuit Court against the Company and a third party who was then-under contract with the Company for such party’s purchase of the Company’s warehouse and associated real property located in Lexington, Kentucky – see Woodmont Lexington, LLC, et al. v. Enterprise Diversified, et al., Fayette Circuit Court, Civil Action No. 19-CI-04304 (the “Kentucky Action”). The Court in the Kentucky Action enjoined the Company and the warehouse purchaser from removing or cleaning out the various items of building materials and salvage owned by Mt Melrose that had been placed in the warehouse premises, and required the Company and the warehouse purchaser to provide rent-free access so that Woodmont and Mt Melrose could realize “full value” on their liquidation of the stored personal property until February 1, 2020. The Company believed that Woodmont’s attempt to hold up the sale of an $850,000 warehouse and property because it wanted to store spare building materials and salvage there, rent free, for more than six months, was disingenuous and intentionally injurious. Accordingly, on December 27, 2019, the Company filed verified counter-claims in the Kentucky Action against Woodmont, alleging, among other things, Woodmont’s tortious interference with the Company’s business and Woodmont’s unjust enrichment.  However, the Company subsequently voluntarily dismissed its verified counter-claims against Woodmont without prejudice on August 3, 2020, which such voluntary dismissal effectively terminated the Kentucky Action for the time being (the Company may re-file such claims (whether in Kentucky or Delaware) at a later time).

The Company believes that Woodmont, directly and by its representative, Tice Brown, has engaged in intentionally injurious and harassing conduct concerning Mt Melrose that runs counter to the long-term best interests of the Company and its shareholders. Accordingly, as previously reported in the Company’s Current Report on Form 8-K filed with the SEC on November 20, 2019, the Company filed a verified complaint in the Court of Chancery of the State of Delaware on November 20, 2019, commencing a civil action against Woodmont – see Civil Action No. 2019-0928-JTL (the “Delaware Action”). The Delaware Action was filed by the Company in response to the repeated claims and demands and injurious conduct by Woodmont and its representative. On March 9, 2020, the Company filed further an amended verified complaint against Woodmont in the Delaware Action, expanding its claims against Woodmont. On April 6, 2020, Woodmont filed an answer to the complaint in the Delaware Action, along with verified counter-claims against the Company for Woodmont’s previously-asserted claims for indemnification under the parties’ purchase agreement. The Company is seeking, among other relief available against Woodmont, injunctive, declaratory and equitable relief, and relief for, among other things, Woodmont’s breaches of contract and unjust enrichment, along with attorneys’ fees and expenses. On July 24, 2020, the Company filed its reply to the counterclaims asserted by Woodmont in which it denied Woodmont’s allegations.  While management intends to vigorously prosecute the Company’s claims and defend the Company’s rights against Woodmont in these matters, the Company and Woodmont have agreed to engage in voluntary mediation concerning their various disputes through the Delaware Court of Chancery, which voluntary mediation is commencing in March 2021.  The Delaware Action remains pending in the Delaware Court of Chancery; however, as per the Court’s order dated February 3, 2021, it is currently stayed pending the outcome of such mediation, except to the extent that the Company and Woodmont otherwise agree in writing.

NOTE 12. STOCKHOLDERS’ EQUITY

Classes of Shares

As of December 31, 2020, the Company’s Articles of Incorporation, as amended, authorize 32,800,000 shares of capital stock of the Company, consisting of 30,000,000 authorized shares of serial preferred stock, par value of $0.001 per share, and 2,800,000 authorized shares of common stock, par value of $0.125 per share.

Preferred Stock

Preferred stock, any series, shall have the powers, preferences, rights, qualifications, limitations, and restrictions as from time to time fixed by the Company’s Board of Directors in its sole discretion. As of December 31, 2020, the Company has not issued any shares of its preferred stock (including, without limitation, its Series A Preferred Stock).

As previously reported in the Company’s Current Report on Form 8-K filed with the SEC on July 29, 2020, the Company has adopted a certain stockholder rights agreement styled as the Tax Benefit Preservation Plan, dated as of July 24, 2020, by and between the Company and Colonial Stock Transfer Company, Inc., as rights agent. The Tax Benefit Preservation Plan was adopted as a means designed to safeguard against inadvertent diminution or limitation of the Company’s valuable tax assets. As previously reported, pursuant to the Tax Benefit Preservation Plan, as of July 24, 2020, the Company has designated a series of its preferred stock as the Series A Preferred Stock, consisting of 250,000 shares so designated.

Common Stock

As of December 31, 2020, 2,602,240 shares of common stock were issued and outstanding.

Cancellation of Treasury Shares

On December 30, 2019, the Company completed the cancellation of 80,506 treasury shares of its common stock then-remaining, upon resolution from the Board of Directors.

NOTE 13. INCOME TAXES

The provision for federal and state income taxes for the years ended December 31, 2020 and 2019 included the following:

	2020	2019
Current benefit (provision):
Federal	$—	$—
State	—	—
Deferred benefit:
Federal	504,902	1,097,146
State	102,121	95,202
Valuation allowance	(607,023)	(1,192,348)
Total income tax provision	$—	$—

Deferred tax assets and liabilities reflect the net effect of temporary differences between the carrying amount of assets and liabilities used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at December 31, 2020 and 2019 are as follows:

	2020	2019
Deferred tax assets:
Carrying value differences	$81,247	$232,030
Net operating loss carryforward	3,403,318	2,927,848
Tax credits	15,070	6,250
Other	—	—
Subtotal	3,499,635	3,166,128
Valuation allowance	(2,133,861)	(2,732,064)
Net deferred tax assets	1,365,774	434,064
Deferred tax liabilities:
Net unrealized gains on appreciated investments	(1,365,774)	(434,064)
Net deferreds	$—	$—

GAAP provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based on the weight of available evidence, which includes the Company’s historical operational performance and the reported cumulative losses in the three-year period preceding 2020, the Company has provided a full valuation allowance against its net deferred tax assets. The deferred tax liability results from gains on appreciated investments that are realized for financial accounting purposes but not for tax purposes.

As of December 31, 2020, the Company had federal net operating loss carryforwards of approximately $13.4 million and state net operating loss carryforwards of approximately $13.4 million. These carryforwards will expire in various amounts beginning in 2032. Internal Revenue Code Section 382 limits the use of net operating loss carryforwards in certain situations where changes occur in the stock ownership of a company. The Company believes that an ownership change did occur in August 2016. Net operating losses that arose prior to that ownership change will have limited availability to offset taxable income arising in periods following the ownership change.

The Company is required to recognize in the financial statements the impact of a tax position, if that position is not more likely than not of being sustained on audit, based on the technical merits of the position. The Company’s policy is to record interest and penalties related to unrecognized tax benefits in income tax expense. The unrecognized tax benefit was $0 as of December 31, 2020. The Company does not expect that its uncertain tax positions will materially change in the next 12 months. No liability related to uncertain tax positions is recorded on the financial statements related to uncertain tax positions.

The Company operates in various tax jurisdictions and is subject to audit by various tax authorities. To the extent of the Company’s tax loss carryovers, the Company’s federal and state tax returns will be subject to examination by the tax authorities from the earliest years in which such tax attributes arise. While the amount of those tax loss carryovers continues to be subject to adjustment, any assessment of additional tax for those prior years is generally barred, except for the three most recent years (federal) or four most recent years (state). Tax contingencies are based upon their technical merits, relative law, and the specific facts and circumstances as of each reporting period. Changes in facts and circumstances could result in material changes to the amounts recorded for such tax contingencies.

NOTE 14. RELATED PARTY TRANSACTIONS

Former CEO, Erhartic

As of the year ended December 31, 2015, the Company previously purported to lease its office building in Lynchburg, Virginia, from the Former CEO, Frank Erhartic, of the Company. Public records indicate that the owner of this property from at least January 1, 2014, through December 31, 2015, was the Former CEO’s ex-wife. The Company has filed a lawsuit against the Former CEO, Erhartic, in order to recover, among other amounts, the payments made to the Former CEO. Additional information on this lawsuit can be found in Note 11. The Company vacated the building as of January 15, 2016.

The Company also leased a storage facility in Salem, Virginia, from the Former CEO, Erhartic. The Company is attempting to recover the payments made to the Former CEO related to this facility. The lease was not approved by the process required by the Company’s Code of Ethics. The Former CEO has refused to provide access to the storage facility to management and has not returned Company-owned equipment located at the storage facility. The value of this equipment is also included in the lawsuit. Additional information can be found in Note 11.

The Former CEO, Erhartic, created several land trusts and designated the Company as the trustee. The Former CEO and, the Company believes, the Former CFO placed personally owned properties within these land trusts. This activity was not approved by the process required by the Company’s Code of Ethics. This activity is the subject of litigation involving the Former CEO, Erhartic. Additional information can be found in Note 11.

Bonhoeffer Fund, LP

The Company’s subsidiary, Willow Oak Asset Management, LLC, signed a fee share agreement on June 13, 2017, with Coolidge Capital Management, LLC (“Coolidge”), whose sole member is Keith D. Smith, also an ENDI director. Willow Oak is the sole member of Bonhoeffer Capital Management LLC, the general partner to Bonhoeffer Fund, LP, a private investment partnership. Under their agreement, Willow Oak pays all start-up and operating expenses that are not partnership expenses under the limited partnership agreement. Willow Oak receives 50% of all performance and management fees earned by the general partner. During the years ended December 31, 2020 and 2019, the Company earned $36,217 and $38,599, respectively, of revenue through this Bonhoeffer Fund arrangement.

Willow Oak Asset Management, LLC

On October 1, 2017, Willow Oak Asset Management, LLC entered into sub-lease agreements with Arquitos Capital Management, LLC, which is managed by our director and principal executive officer, Steven L. Kiel, JDP Capital Management, LLC, which is managed by our director and vice-chairman, Jeremy K. Deal, and B.E. Capital Management, LLC, which is managed by our director, Thomas Braziel. At the commencement of the sub-lease arrangement, neither Jeremy K. Deal nor Tomas Braziel met the criteria for a related party. Upon Jeremy K. Deal’s board appointment on April 3, 2018 and Thomas Braziel’s appointment on May 5, 2019, the sub-lease arrangements qualify as related party transactions. During the years ended December 31, 2020 and 2019, the Company earned $2,283 and $28,405, respectively, of sub-lease revenue through these arrangements. Willow Oak’s sub-lease agreement with Arquitos Capital Management, LLC expired on October 31, 2018, and as of December 31, 2019, the remaining two sub-lease arrangements have also expired. The revenue earned for the year ended December 31, 2020 related to the recognition of certain deferred amounts.

On November 1, 2018, Willow Oak Asset Management, LLC entered into a fund management services agreement with Arquitos Investment Manager, LP, which is managed by our director and principal executive officer, Steven L. Kiel, to provide Arquitos with Willow Oak Fund Management Services (“FMS”) consisting of the following services: investor relations, marketing, administration, legal, accounting and bookkeeping, annual audit coordination, and liaison to third-party service providers. Willow Oak earned monthly and annual fees as consideration for these services. On November 1, 2020, this agreement was renewed with revised terms that include an exchange of services between Willow Oak and Arquitos. Steven Kiel, through Arquitos, has been contracted to perform ongoing consulting services for the benefit of Willow Oak in the following areas: strategic development, marketing, networking and fundraising. In exchange, Willow Oak continues to provide ongoing FMS services. Willow Oak continues to earn monthly and annual fees as consideration for these services. During the years ended December 31, 2020 and 2019, the Company earned $89,930 and $100,461, respectively, of revenue through this fund management services arrangement.

NOTE 15. SUBSEQUENT EVENTS

Management has evaluated all subsequent events from December 31, 2020, through March 29, 2021, the date the consolidated financial statements were issued. Management concluded that no subsequent events have occurred that would require recognition or disclosure in the consolidated financial statements.

CROSSINGBRIDGE ADVISORS, LLC

CARVE-OUT OF COHANZICK MANAGEMENT, LLC

“CROSSINGBRIDGE  CARVE-OUT”

Interim Financial Statements

As of March 31, 2022

CROSSINGBRIDGE CARVE-OUT

Balance Sheet

As of March 31, 2022

ASSETS

Current Assets:
Investments in securities, at fair value (cost $2,275,282)	$2,262,239
Cash and cash equivalents	642,672
Accounts receivable	649,854

Total Current Assets	3,554,765

TOTAL ASSETS	$3,554,765

LIABILITIES AND MEMBER'S EQUITY

Current Liabilities:
Accrued expenses	$24,469

Long Term Liabilities:
Due to member	1,794,895

Total Liabilities	1,819,364

Member's Equity	1,735,401

TOTAL LIABILITIES AND MEMBER'S EQUITY	$3,554,765

The accompanying notes are an integral part of these financial statements.

CROSSINGBRIDGE CARVE-OUT

Statement of Operations

For the Period From January 1, 2022 through March 31, 2022

Revenues:
Fee Income	$1,707,124

Operating expenses:
Compensation and benefits	374,768
Other operating expenses	57,665
Computer expenses	28,878
Professional fees	1,200
Research	3,871
Mutual fund expenses	47,972
Travel and entertainment	12,078
Insurance	34,358
Total operating expenses	560,790

Income from operations	1,146,334

Other income (expenses):
Dividend income	9,792
Interest income	7
Unrealized loss on investments	(12,641)

Total other income (expenses)	(2,842)

Net income	$1,143,492

The accompanying notes are an integral part of these financial statements.

CROSSINGBRIDGE CARVE-OUT

Statement of Changes in Member's Equity

For the Period From January 1, 2022 through March 31, 2022

Member's Equity - January 1, 2022	$591,909

Capital Contributions	—

Capital Distributions	—

Net Income	1,143,492

Member's Equity - March 31, 2022	$1,735,401

The accompanying notes are an integral part of these financial statements.

CROSSINGBRIDGE CARVE-OUT

Statement of Cash Flows

For the Period From January 1, 2022 through March 31, 2022

Increase (Decrease) in Cash

Cash flows from operating activities:

Net income	$1,143,492

Adjustments needed to reconcile net income with net cash provided by operating activities:
Increase in accounts receivable	(138,606)
Decrease in other current assets	4,567
Decrease in accrued expenses	(60,158)

Net cash provided by operating activities	949,295

Cash flows from investing activities:
Decrease in investments in securities	2,849

Net cash provided by investing activities	2,849

Cash flows from financing activities:
Decrease in due to member	(1,582,396)

Net cash used in financing activities	(1,582,396)

Net decrease in cash	(630,252)

Cash - January 1, 2022	1,272,924

Cash - March 31, 2022	$642,672

Supplementary Disclosures

Interest paid	—

The accompanying notes are an integral part of these financial statements.

CROSSINGBRIDGE CARVE-OUT

Notes to Financial Statements

March 31, 2022

(1)	Organization and Summary of Significant Accounting Policies

Organization:

The Company was formed as a limited liability company on December 23, 2016 under the laws of the State of Delaware.  The Company is engaged in providing investment management and advisory services. Effective February 17, 2017, the Company became registered as an investment adviser with the Securities and Exchange Commission under the Investment Advisers Act of 1940.

Basis of Accounting:

The accompanying financial statements have been prepared using the accrual basis of accounting.  The CrossingBridge Advisors, LLC carve-out is part of the Cohanzick Management, LLC financial statements.  CrossingBridge Advisors, LLC is a 100% wholly owned subsidiary of Cohanzick Management, LLC.  These carve-out financial statements may not be indicative of the what the carve-out business would have been as a stand-alone entity.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the year.  Actual results could differ from these estimates.

Income Taxes:

In as much as the Company has a single member, it is treated as a disregarded entity for income tax purposes.  Consequently, Federal and state income taxes have not been provided for as its single member is taxed directly on the Company’s earnings.  During the period ending March 31, 2022 the Company’s single member made a PTET (pass-through entity tax) election with New York State.  The PTET is an optional tax that partnerships or New York S corporations may annually elect to pay on certain income for tax years beginning on or after January 1, 2021.  If an eligible partnership or New York S corporation elects to pay the PTET, its partners, members, or shareholders subject to personal income tax may be eligible for a PTET credit on their New York State income tax returns.  The Company’s carve-out piece of the 2022 PTET election made by the Company’s single member was $27,108 and is included in the Due to member balance on the balance sheet.

Financial Accounting Standards Board Accounting Standards Codification 740 (“ASC 740”) requires the Managing Member to determine whether any tax positions taken by the Company in any open tax year (including the Company’s entity status), are more likely than not to be sustained upon examination by the applicable taxing authority, including the resolution of any related appeals or litigation processes, based on the technical merits of the position.  Any positions that do not meet this threshold must be disclosed in the financial statements.  The adoption of ASC 740 did not have a material effect on these financial statements. The Company’s tax returns remain open for examination by tax authorities for a period of three years from when they are filed; the 2019, 2020, and 2021 Federal and New York State income tax returns are currently open for examination.

Revenue Recognition:

The Company records management fees as they are earned based on services provided.  In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers: Topic 606, to supersede nearly all existing revenue recognition guidance under GAAP.  ASU 2014-2014-19 also requires new  qualitative and quantitative disclosures, including disaggregation of revenues and descriptions of performance obligations. The Company adopted the provisions of this guidance on January 1, 2019 using the modified retrospective approach. The Company has performed an assessment of its revenue contracts and has not identified any material changes to the timing or amount of its revenue recognition under ASU 2014-09. The Company’s accounting policies did not change materially as a result of applying the principles of revenue recognition from ASU 2014-09 and are largely consistent with existing guidance and content practices applied by the Company.

CROSSINGBRIDGE CARVE-OUT

Notes to Financial Statements

March 31, 2022

(2)        Related Party Transactions

The Company and its sole member share certain staff, office facilities and administrative services.  The parties involved have agreed to allocate these expenses based on assets under management of each party.  The allocation of these expenses to the Company totaled $501,964 for the period ending March 31, 2022.  The total is reflected in the Statement of Operations in the categories for which the utilization of services relates.  Included in this total are compensation and benefits of $374,768 which includes employee compensation and benefits of employees of the sole member in the amount of $151,522 as well as compensation and benefits of the sole member’s owners in the amount of $223,246.  The allocation of $501,964 was partially offset by payments made to counterparties of the Member in the amount of $328,026.  The Company also owed $27,108 to its sole member for payments made on its behalf.  During the period the Company made a payment of $1,756,334 to its sole member.  The net of the above intercompany transactions, reduced the existing intercompany balance between the Company and its sole member resulting in a due to member balance at March 31, 2022 of $1,794,895.

Legal fees in the amount of $303,086 have been accrued by the sole member for the potential merger noted in the subsequent events section to these financial statements.  These legal fees are being paid by the sole member and not the responsibility of the Company.

The sole member of the Company actively manages mutual funds, private funds and separate accounts pursuant to various investment management and other agreements.  The Company has not executed such agreements and is not a party to these agreements.  For the abundance of caution, counterparties may in the future claim the Company should also be deemed a party and if successful, the Company could have contingent liabilities resulting from the actions or omissions of the sole member.   The Company and the sole member believe the Company should not be deemed responsible for liabilities of the sole member under such agreements.  There are no pending actions with respect to such agreements.

(3)        Due to Affiliate

The Company owes $1,794,895 to its sole member for net expenses allocated to it.  All intercompany expenses incurred during the year are due thirteen months after the calendar year-end upon 60 days written notice.  If no notice is given the date payment is due will extend for another 12 months with 0% interest.

(4)        Lease Commitments

In February 2016, the FASB issued (ASU) 2016-02, “Leases (Topic 842)”.  This update includes a lease accounting model that recognizes two types of leases – finance leases and operating leases. The standard requires that a lessee recognize on the statement of financial condition, assets and liabilities relating to leases with terms of more than twelve months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee will depend on its classification as a finance or operating lease.

The above had no significant effect on these financial statements for the period ended March 31, 2022 as there were no leases with terms in excess of 12 months.

(5)        Cash and Cash Equivalents

The Company maintains its cash in bank deposit accounts and money market accounts which at times may exceed federally insured limits.  The Company has not experienced any losses in these accounts.

(6)        Concentration of Revenue

The Company is the adviser to four regulated Investment Companies under the CrossingBridge Family of Funds.  The advised funds are the CrossingBridge Low Duration High Yield Fund, CrossingBridge Ultra-Short Duration Fund, CrossingBridge Responsible Credit Fund, and the CrossingBridge Pre-Merger SPAC ETF.  The combined Assets under Management (AUM) for these advised funds was $724.43 million as of March 31, 2022.  The Company is also the sub-adviser to two 1940 Act regulated Mutual Funds with AUM totaling $822.01 million as of March 31, 2022.  The gross revenue from the sub-advised funds totaled $707,866 for the period ending March 31, 2022 and is included in the statement of operations.  The gross revenue from Company’s advised funds totaled $999,258 for the period ending March 31, 2022 and is included in the statement of operations.  If the Company were to lose a significant amount of assets under management, the Company’s revenue would also decrease.

CROSSINGBRIDGE CARVE-OUT

Notes to Financial Statements

March 31, 2022

(7)        Fair Value Measurements

The Company utilizes various methods to measure fair value of all of its investments on a recurring basis.  Generally accepted accounting principles establishes a hierarchy that prioritizes inputs to valuation methods. The three levels of inputs are:

Level I – Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Level II – Observable inputs other than unadjusted quoted prices in active markets for identical assets or liabilities. All significant inputs are observable, either directly or indirectly. These inputs may include quoted prices for identical instruments in an inactive market, prices for similar instruments, yield curves, default rates, or other similar data.

Level III – Unobservable inputs for the asset or liability, to the extent relevant observable inputs are not available.  Unobservable inputs reflect the assumptions a market participant would use in valuing the asset or liability and would be based on the best information available.

The availability of observable inputs can vary and is affected by a variety of factors.  To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is the greatest for assets or liabilities categorized in Level III.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

The following table presents information about the Company’s assets measured at fair value as of March 31, 2022:

	Level 1 Quoted Prices In Active Markets for Identical Assets	Level 2 Significant Other Observable Inputs	Level 3 Significant Unobservable Inputs	Balance as of March 31, 2022
Investments in securities, at fair value	$ 2,262,239	$ -	$ -	$ 2,262,239

Level 1 investments includes shares of CrossingBridge Ultra-Short Duration Fund and CrossingBridge Responsible Credit Fund, mutual funds for which the Company is the advisor.  There is no liquidity restriction in connection with these investments.

The following table presents information about CBA’s investments during the period ended March 31, 2022:

Cost Basis	Unrealized Gains (Losses)	Fair Market Value
$2,275,282	($13,043)	$2,262,239

(8)        Subsequent Events

The Company has evaluated subsequent events through April 7, 2022, the date which the financial statements were available to be issued.  The Company does not note any subsequent events requiring disclosure or adjustment to the financial statements. On December 29, 2021 the Company, along with Enterprise Diversified, Inc., entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company has agreed to become, subject to stockholder approval and the parties’ satisfaction of various closing conditions, a wholly-owned subsidiary of ENDI Corp., a new parent entity that is a Delaware corporation (the “New Parent”), through a series of mergers (the “Mergers” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”).  Upon closing of the Business Combination, all of the outstanding shares of Enterprise Diversified Inc.’s capital stock will be exchanged for and converted into the right to receive shares of New Parent, which will become Enterprise Diversified Inc.’s sole stockholder.  In order to effect the Mergers and Business Combination, New Parent will form two merger subsidiaries.  Upon the closing of the Merger Agreement, the first merger subsidiary will merge with and into Enterprise Diversified Inc. (the “First Merger”), with Enterprise Diversified Inc. as the surviving entity.  Upon consummation of the First Merger, Enterprise Diversified Inc. will become a direct, wholly-owned subsidiary of New Parent.  Coincidentally, concurrently with the First Merger, and as part of the same overall transaction, the second merger subsidiary will merge with and into the Company (the “Second Merger”), with the Company as the surviving entity.  Upon consummation of the Second Merger, the Company will also become a direct, wholly-owned subsidiary of New Parent.

Once the Business Combination has been consummated the Company will enter into a service agreement with its sole member, Cohanzick Management, LLC.  Certain designated employees of CrossingBridge Advisors, LLC will be made available to provide investment advisory, portfolio management, and other services to Cohanzick Management, LLC.  In return, Cohanzick Management, LLC will pay a quarterly fee equal to 0.05% per annum of Cohanzick Management’s weighted average AUM during such quarter.  Other shared costs will be allocated either pro-rata based on the weighted average AUM of the Company and its sole member during each quarter or by personnel assignments in accordance with the new agreement.

CROSSINGBRIDGE ADVISORS, LLC

CARVE-OUT OF COHANZICK MANAGEMENT, LLC

“CROSSINGBRIDGE  CARVE-OUT”

Interim Financial Statements

As of March 31, 2021

CROSSINGBRIDGE CARVE-OUT

Balance Sheet

As of March 31, 2021

ASSETS

Current Assets:
Cash and cash equivalents	$2,882,908
Accounts receivable	217,530

Total Current Assets	3,100,438

TOTAL ASSETS	$3,100,438

LIABILITIES AND MEMBER'S EQUITY

Current Liabilities:
Accrued expenses	$16,951

Long Term Liabilities:
Due to member	2,086,841

Total Liabilities	2,103,792

Member's Equity	996,646

TOTAL LIABILITIES AND MEMBER'S EQUITY	$3,100,438

The accompanying notes are an integral part of these financial statements.

CROSSINGBRIDGE CARVE-OUT

Statement of Operations

For the Period From January 1, 2021 through March 31, 2021

Revenues:
Fee Income	$840,814

Operating expenses:
Compensation and benefits	313,924
Other operating expenses	31,650
Computer expenses	25,241
Professional fees	19,567
Research	35,333
Mutual fund expenses	4,114
Travel and entertainment	2,908
Insurance	5,391
Total operating expenses	438,128

Income from operations	402,686

Other income (expenses):
Interest income	37

Total other income (expenses)	37

Net income	$402,723

The accompanying notes are an integral part of these financial statements.

CROSSINGBRIDGE CARVE-OUT

Statement of Changes in Member's Equity

For the Period From January 1, 2021 through March 31, 2021

Member's Equity - January 1, 2021	$593,923

Capital Contributions	—

Capital Distributions	—

Net Income	402,723

Member's Equity - March 31, 2021	$996,646

The accompanying notes are an integral part of these financial statements.

CROSSINGBRIDGE CARVE-OUT

Statement of Cash Flows

For the Period From January 1, 2021 through March 31, 2021

Increase (Decrease) in Cash

Cash flows from operating activities:

Net income	$402,723

Adjustments needed to reconcile net income with net cash provided by operating activities:
Increase in accounts receivable	(27,333)
Decrease in other current assets	4,432
Decrease in accrued expenses	(55,161)

Net cash provided by operating activities	324,661

Cash flows from investing activities:
Decrease in dividend receivable	2

Net cash provided by investing activities	2

Cash flows from financing activities:
Increase in due to member	149,575
Decrease in due from affiliate	150,000

Net cash provided by financing activities	299,575

Net increase in cash	624,238

Cash - January 1, 2021	2,258,670

Cash - March 31, 2021	$2,882,908

Supplementary Disclosures

Interest paid	—

The accompanying notes are an integral part of these financial statements.

CROSSINGBRIDGE CARVE-OUT

Notes to Financial Statements

March 31, 2021

(1)        Organization and Summary of Significant Accounting Policies

 Organization:

The Company was formed as a limited liability company on December 23, 2016 under the laws of the State of Delaware. The Company is engaged in providing investment management and advisory services. Effective February 17, 2017, the Company became registered as an investment adviser with the Securities and Exchange Commission under the Investment Advisers Act of 1940.

Basis of Accounting:

The accompanying financial statements have been prepared using the accrual basis of accounting.  The CrossingBridge Advisors, LLC carve-out is part of the Cohanzick Management, LLC financial statements.  CrossingBridge Advisors, LLC is a 100% wholly owned subsidiary of Cohanzick Management, LLC.  These carve-out financial statements may not be indicative of the what the carve-out business would have been as a stand-alone entity.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the year.  Actual results could differ from these estimates.

Income Taxes:

In as much as the Company has a single member, it is treated as a disregarded entity for income tax purposes.  Consequently, Federal and state income taxes have not been provided for as its single member is taxed directly on the Company’s earnings.  During the period ending March 31, 2022 the Company’s single member made a PTET (pass-through entity tax) election with New York State.  The PTET is an optional tax that partnerships or New York S corporations may annually elect to pay on certain income for tax years beginning on or after January 1, 2021.  If an eligible partnership or New York S corporation elects to pay the PTET, its partners, members, or shareholders subject to personal income tax may be eligible for a PTET credit on their New York State income tax returns.

Financial Accounting Standards Board Accounting Standards Codification 740 (“ASC 740”) requires the Managing Member to determine whether any tax positions taken by the Company in any open tax year (including the Company’s entity status), are more likely than not to be sustained upon examination by the applicable taxing authority, including the resolution of any related appeals or litigation processes, based on the technical merits of the position.  Any positions that do not meet this threshold must be disclosed in the financial statements.  The adoption of ASC 740 did not have a material effect on these financial statements. The Company’s tax returns remain open for examination by tax authorities for a period of three years from when they are filed; the 2018, 2019, and 2020 Federal and New York State income tax returns are currently open for examination.

Revenue Recognition:

The Company records management fees as they are earned based on services provided.  In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers: Topic 606, to supersede nearly all existing revenue recognition guidance under GAAP. ASU 2014-2014-19 also requires new  qualitative and quantitative disclosures, including disaggregation of revenues and descriptions of performance obligations. The Company adopted the provisions of this guidance on January 1, 2019 using the modified retrospective approach. The Company has performed an assessment of its revenue contracts and has not identified any material changes to the timing or amount of its revenue recognition under ASU 2014-09. The Company’s accounting policies did not change materially as a result of applying the principles of revenue recognition from ASU 2014-09 and are largely consistent with existing guidance and content practices applied by the Company.

(2)        Related Party Transactions

The Company and its sole member share certain staff, office facilities and administrative services.  The parties involved have agreed to allocate these expenses based on assets under management of each party.  The allocation of these expenses to the Company totaled $410,249 for the period ending March 31, 2021.  The total is reflected in the Statement of Operations in the categories for which the utilization of services relates.  Included in this total are compensation and benefits of $313,924 which includes employee compensation and benefits of employees of the sole member in the amount of $148,059 as well as compensation and benefits of the sole member’s owners in the amount of $165,865.  The allocation of $410,249 was partially offset by payments made to counterparties of the Member in the amount of $260,674.  The net of the above intercompany transactions, increased the existing intercompany balance between the Company and its sole member resulting in a due to member balance at March 31, 2021 of $2,086,841.

The sole member of the Company actively manages mutual funds, private funds and separate accounts pursuant to various investment management and other agreements.  The Company has not executed such agreements and is not a party to these agreements.  For the abundance of caution, counterparties may in the future claim the Company should also be deemed a party and if successful, the Company could have contingent liabilities resulting from the actions or omissions of the sole member.   The Company and the sole member believe the Company should not be deemed responsible for liabilities of the sole member under such agreements.  There are no pending actions with respect to such agreements.

CROSSINGBRIDGE CARVE-OUT

Notes to Financial Statements

March 31, 2021

(3)        Due to Affiliate

The Company owes $2,086,841 to its sole member for net expenses allocated to it.  All intercompany expenses incurred during the year are due thirteen months after the calendar year-end upon 60 days written notice.  If no notice is given the date payment is due will extend for another 12 months with 0% interest.

(4)        Lease Commitments

In February 2016, the FASB issued (ASU) 2016-02, “Leases (Topic 842)”. This update includes a lease accounting model that recognizes two types of leases – finance leases and operating leases. The standard requires that a lessee recognize on the statement of financial condition, assets and liabilities relating to leases with terms of more than twelve months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee will depend on its classification as a finance or operating lease.

The above had no significant effect on these financial statements for the period ending March 31, 2021 as there were no leases with terms in excess of 12 months.

(5)        Cash and Cash Equivalents

The Company maintains its cash in bank deposit accounts and money market accounts which at times may exceed federally insured limits.  The Company has not experienced any losses in these accounts.

(6)        Concentration of Revenue

The Company is the adviser to a regulated Investment Company in the name of CrossingBridge Low Duration High Yield Fund.  The Assets under Management (AUM) for the advised fund was $188.73 million as of March 31, 2021.  The Company is also the sub-adviser to two 1940 Act regulated Mutual Funds with AUM totaling $738.47 million as of March 31, 2021.  The gross revenue from the sub-advised funds totaled $598,244 for the period ending March 31, 2021 and is included in the statement of operations.  The gross revenue from Company’s advised fund totaled $242,570 for the period ending March 31, 2021 and is included in the statement of operations.  If the Company were to lose a significant amount of assets under management, the Company’s revenue would also decrease.

(7)        Subsequent Events

The Company has evaluated subsequent events through April 9, 2021, the date which the financial statements were available to be issued.  The Company does not note any subsequent events requiring disclosure or adjustment to the financial statements.

CROSSINGBRIDGE ADVISORS, LLC

CARVE-OUT OF COHANZICK MANAGEMENT, LLC

“CROSSINGBRIDGE  CARVE-OUT”

Financial Statements

As of December 31, 2021

Together With Auditor's Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of

CrossingBridge Advisors, LLC

Pleasantville, New York

Opinion on the Financial Statements

We have audited the accompanying balance sheet of CrossingBridge Advisors, LLC (the “Company”) as of December 31, 2021, and the related statement of operations, statement of changes in member’s equity, and statement of cash flows for the year then ended, and the related notes to the financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the member and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Revenue Recognition – Subadvised Accounts

Description of the Matter

As described in Note 1 to the financial statements, the Company recognizes subadvisory revenue from customers. The principal considerations for our determination that performing procedures relating to such revenue recognition is a critical audit matter are the significant audit effort in performing procedures and evaluating evidence related to the Company’s subadvisory revenues.

How We Addressed the Matter in Our Audit

We obtained an understanding and evaluated the design of the Company’s subadvisory revenue recognition processes. We reviewed the Company’s subadvisory revenue recognition policies to test that they were in accordance with accounting principles generally accepted in the United States of America. For a sample of transactions, we performed detail transaction testing by agreeing the amounts recognized to contractual agreements, collections, and testing the mathematical accuracy of the recorded fee revenue, as well as the related receivable. We confirmed substantially all collections from the Company’s subadvised accounts.

Emphasis of Matter

As discussed in Note 1, CrossingBridge Advisors, LLC is a carve-out of its sole member, Cohanzick Management, LLC. The financial statements of the Company reflect the assets, liabilities, revenue, and expenses directly attributable to the Company, as well as allocations deemed reasonable by management, to present the financial position, statement of operations, statement of changes in member’s equity, and statement of cash flows of the Company on a stand-alone basis and do not necessarily reflect the financial position, statement of operations, statement of changes in member’s equity, and statement of cash flows of the Company in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented.

CERTIFIED PUBLIC ACCOUNTANTS

We have served as the Company’s auditor since 2021.

Lynchburg, Virginia

April 7, 2022

CROSSINGBRIDGE CARVE-OUT

Balance Sheet

As of December 31, 2021

ASSETS

Current Assets:
Investments in securities, at fair value (cost $2,265,489)	$2,265,088
Cash and cash equivalents	1,272,924
Accounts receivable	511,248
Other current assets	4,567

Total Current Assets	4,053,827

TOTAL ASSETS	$4,053,827

LIABILITIES AND MEMBER'S EQUITY

Current Liabilities:
Accrued expenses	$84,627

Long Term Liabilities:
Due to member	3,377,291

Total Liabilities	3,461,918

Member's Equity	591,909

TOTAL LIABILITIES AND MEMBER'S EQUITY	$4,053,827

The accompanying notes are an integral part of these financial statements.

CROSSINGBRIDGE CARVE-OUT

Statement of Operations

For the Year Ended December 31, 2021

Revenues:
Fee Income	$4,287,085

Operating expenses:
Compensation and benefits	2,066,537
Other operating expenses	214,736
Computer expenses	133,079
Professional fees	124,536
Research	64,223
Mutual fund expenses	107,300
Travel and entertainment	38,781
Insurance	43,030
Total operating expenses	2,792,222

Income from operations	1,494,863

Other income (expenses):
Dividend income	15,506
Interest income	119
Unrealized loss on investments	(402)

Total other income (expenses)	15,223

Net income	$1,510,086

The accompanying notes are an integral part of these financial statements.

CROSSINGBRIDGE CARVE-OUT

Statement of Changes in Member's Equity

For the Year Ended December 31, 2021

Member's Equity - January 1, 2021	$593,923

Capital Contributions	—

Capital Distributions	(1,512,100)

Net Income	1,510,086

Member's Equity - December 31, 2021	$591,909

The accompanying notes are an integral part of these financial statements.

CROSSINGBRIDGE CARVE-OUT

Statement of Cash Flows

For the Year Ended December 31, 2021

Increase (Decrease) in Cash

Cash flows from operating activities:

Net income	$1,510,086

Adjustments needed to reconcile net income with net cash provided by operating activities:
Increase in accounts receivable	(321,051)
Increase in other current assets	(135)
Increase in accrued expenses	12,515

Net cash provided by operating activities	1,201,415

Cash flows from investing activities:
Increase in investments in securities	(2,265,088)
Decrease in dividend receivable	2

Net cash used in investing activities	(2,265,086)

Cash flows from financing activities:
Distributions paid	(1,512,100)
Increase in due to member	1,440,025
Decrease in due from affiliate	150,000

Net cash provided by financing activities	77,925

Net decrease in cash	(985,746)

Cash - January 1, 2021	2,258,670

Cash - December 31, 2021	$1,272,924

Supplementary Disclosures

Interest paid	—

The accompanying notes are an integral part of these financial statements.

CROSSINGBRIDGE CARVE-OUT

Notes to Financial Statements

December 31, 2021

(1)	Organization and Summary of Significant Accounting Policies

Organization:

The Company was formed as a limited liability company on December 23, 2016 under the laws of the State of Delaware. The Company is engaged in providing investment management and advisory services. Effective February 17, 2017, the Company became registered as an investment adviser with the Securities and Exchange Commission under the Investment Advisers Act of 1940.

Basis of Accounting:

The accompanying financial statements have been prepared using the accrual basis of accounting. The CrossingBridge Advisors, LLC carve-out is part of the Cohanzick Management, LLC financial statements. CrossingBridge Advisors, LLC is a 100% wholly owned subsidiary of Cohanzick Management, LLC. These carve-out financial statements may not be indicative of the what the carve- out business would have been as a stand-alone entity.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the year. Actual results could differ from these estimates.

Income Taxes:

In as much as the Company has a single member, it is treated as a disregarded entity for income tax purposes. Consequently, Federal and state income taxes have not been provided for as its single member is taxed directly on the Company’s earnings. During 2021 the Company’s single member made a PTET (pass-through entity tax) election with New York State. The PTET is an optional tax that partnerships or New York S corporations may annually elect to pay on certain income for tax years beginning on or after January 1, 2021. If an eligible partnership or New York S corporation elects to pay the PTET, its partners, members, or shareholders subject to personal income tax may be eligible for a PTET credit on their New York State income tax returns. The Company’s carve-out piece of the 2021 PTET election made by the Company’s single member was $112,100 and is included in the Due to member balance on the balance sheet.

Financial Accounting Standards Board Accounting Standards Codification 740 (“ASC 740”) requires the Managing Member to determine whether any tax positions taken by the Company in any open tax year (including the Company’s entity status), are more likely than not to be sustained upon examination by the applicable taxing authority, including the resolution of any related appeals or litigation processes, based on the technical merits of the position. Any positions that do not meet this threshold must be disclosed in the financial statements. The adoption of ASC 740 did not have a material effect on these financial statements. The Company’s tax returns remain open for examination by tax authorities for a period of three years from when they are filed; the 2018, 2019, and 2020 Federal and New York State income tax returns are currently open for examination.

Revenue Recognition:

The Company records management fees as they are earned based on services provided. In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers: Topic 606, to supersede nearly all existing revenue recognition guidance under GAAP. ASU 2014-2014-19 also requires new

CROSSINGBRIDGE CARVE-OUT

Notes to Financial Statements

December 31, 2021

Revenue Recognition (continued):

qualitative and quantitative disclosures, including disaggregation of revenues and descriptions of performance obligations. The Company adopted the provisions of this guidance on January 1, 2019 using the modified retrospective approach. The Company has performed an assessment of its revenue contracts and has not identified any material changes to the timing or amount of its revenue recognition under ASU 2014-09. The Company’s accounting policies did not change materially as a result of applying the principles of revenue recognition from ASU 2014-09 and are largely consistent with existing guidance and content practices applied by the Company.

(2)	Related Party Transactions

The Company and its sole member share certain staff, office facilities and administrative services. The parties involved have agreed to allocate these expenses based on assets under management of each party. The allocation of these expenses to the Company totaled $2,478,971 for the 2021 year. The total is reflected in the Statement of Operations in the categories for which the utilization of services relates. Included in this total are compensation and benefits of $2,066,537 which includes employee compensation and benefits of employees of the sole member in the amount of $909,916 as well as compensation and benefits of the sole member’s owners in the amount of $1,156,621. The allocation of $2,478,971 was partially offset by payments made to counterparties of the Member in the amount of $1,093,573, and legal fees in the amount of $57,473, paid by the Company on behalf of its sole member. The Company also owed $112,100 to its sole member for payments made on its behalf. The net of the above intercompany transactions, added to the existing intercompany balance between the Company and its sole member results in a due to member balance at December 31, 2021 of $3,377,291.

Legal fees in the amount of $182,966 have been accrued by the sole member for the potential merger noted in the subsequent events section to these financial statements. These legal fees are being paid by the sole member and not the responsibility of the Company.

The sole member of the Company actively manages mutual funds, private funds and separate accounts pursuant to various investment management and other agreements. The Company has not executed such agreements and is not a party to these agreements. For the abundance of caution, counterparties may in the future claim the Company should also be deemed a party and if successful, the Company could have contingent liabilities resulting from the actions or omissions of the sole member. The Company and the sole member believe the Company should not be deemed responsible for liabilities of the sole member under such agreements. There are no pending actions with respect to such agreements.

(3)	Due to Affiliate

The Company owes $3,377,291 to its sole member for net expenses allocated to it. All intercompany expenses incurred during the year are due thirteen months after the calendar year-end upon 60 days written notice. If no notice is given the date payment is due will extend for another 12 months with 0% interest.

(4)	Lease Commitments

In February 2016, the FASB issued (ASU) 2016-02, “Leases (Topic 842)”. This update includes a lease accounting model that recognizes two types of leases – finance leases and operating leases. The standard requires that a lessee recognize on the statement of financial condition, assets and liabilities relating to leases with terms of more than twelve months. The recognition, measurement, and

CROSSINGBRIDGE CARVE-OUT

Notes to Financial Statements

December 31, 2021

(4)	Lease Commitments (continued)

presentation of expenses and cash flows arising from a lease by a lessee will depend on its classification as a finance or operating lease.

The above had no significant effect on these financial statements for the year ending December 31, 2021 as there were no leases with terms in excess of 12 months.

(5)	Cash and Cash Equivalents

The Company maintains its cash in bank deposit accounts and money market accounts which at times may exceed federally insured limits. The Company has not experienced any losses in these accounts.

(6)	Concentration of Revenue

The Company is the adviser to four regulated Investment Companies under the CrossingBridge Family of Funds. The advised funds are the CrossingBridge Low Duration High Yield Fund, CrossingBridge Ultra-Short Duration Fund, CrossingBridge Responsible Credit Fund, and the CrossingBridge Pre- Merger SPAC ETF. The combined Assets under Management (AUM) for these advised funds was $514.12 million as of December 31, 2021. The Company is also the sub-adviser to two Investment Company Act regulated Mutual Funds with AUM totaling $854.56 million as of December 31, 2021. The gross revenue from the sub-advised funds totaled $2,729,353 for the year ended December 31, 2021 and is included in the statement of operations. The gross revenue from Company’s advised funds totaled $1,557,732 for the year ended December 31, 2021 and is included in the statement of operations. If the Company were to lose a significant amount of assets under management, the Company’s revenue would also decrease.

(7)	Fair Value Measurements

The Company utilizes various methods to measure fair value of all of its investments on a recurring basis. Generally accepted accounting principles establishes a hierarchy that prioritizes inputs to valuation methods. The three levels of inputs are:

Level I – Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Level II – Observable inputs other than unadjusted quoted prices in active markets for identical assets or liabilities. All significant inputs are observable, either directly or indirectly. These inputs may include quoted prices for identical instruments in an inactive market, prices for similar instruments, yield curves, default rates, or other similar data.

Level III – Unobservable inputs for the asset or liability, to the extent relevant observable inputs are not available. Unobservable inputs reflect the assumptions a market participant would use in valuing the asset or liability and would be based on the best information available.

The availability of observable inputs can vary and is affected by a variety of factors. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is the greatest for assets or liabilities categorized in Level III.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment level within the fair value hierarchy is based on the lowest

CROSSINGBRIDGE CARVE-OUT

Notes to Financial Statements

December 31, 2021

(7)	Fair Value Measurements (continued)

level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

The following table presents information about the Company’s assets measured at fair value as of December 31, 2021:

	Level 1 Quoted Prices In Active Markets for Identical Assets	Level 2 Significant Other Observable Inputs	Level 3 Significant Unobservable Inputs	Balance as of December 31, 2021
Investments in securities, at fair value	$ 2,265,088	$ -	$ -	$ 2,265,088

Level 1 investments includes shares of CrossingBridge Ultra-Short Duration Fund and CrossingBridge Responsible Credit Fund, mutual funds for which the Company is the advisor. There is no liquidity restriction in connection with these investments.

The following table presents information about CBA’s investments during the year ended December 31, 2021:

Cost Basis	Unrealized Gains (Losses)	Fair Market Value
$2,265,489	($401)	$2,265,088

(8)	Subsequent Events

The Company has evaluated subsequent events through April 7, 2022, the date which the financial statements were available to be issued. On March 29, 2022 the Company made a payment of $1,756,334 to its Member to pay down the Due to member balance on the balance sheet. The Company does not note any additional subsequent events requiring disclosure or adjustment to the financial statements. On December 29, 2021 the Company, along with Enterprise Diversified, Inc., entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company has agreed to become, subject to stockholder approval and the parties’ satisfaction of various closing conditions, a wholly-owned subsidiary of ENDI Corp., a new parent entity that is a Delaware corporation (the “New Parent”), through a series of mergers (the “Mergers” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). Upon closing of the Business Combination, all of the outstanding shares of Enterprise Diversified Inc.’s capital stock will be exchanged for and converted into the right to receive shares of New Parent, which will become Enterprise Diversified Inc.’s sole stockholder. In order to effect the Mergers and Business Combination, New Parent will form two merger subsidiaries. Upon the closing of the Merger Agreement, the first merger subsidiary will merge with and into Enterprise Diversified Inc. (the “First Merger”), with Enterprise Diversified Inc. as the surviving entity. Upon consummation of the First Merger, Enterprise Diversified Inc. will become a direct, wholly-owned subsidiary of New Parent. Coincidentally, concurrently with the First Merger, and as part of the same overall transaction, the second merger subsidiary will merge with and into the Company (the “Second Merger”), with the Company as the surviving entity. Upon consummation of the Second Merger, the Company will also become a direct, wholly-owned subsidiary of New Parent.

Once the Business Combination has been consummated the Company will enter into a service agreement with its sole member, Cohanzick Management, LLC. Certain designated employees of CrossingBridge Advisors, LLC will be made available to provide investment advisory, portfolio management, and other services to Cohanzick Management, LLC. In return, Cohanzick Management, LLC will pay a quarterly fee equal to 0.05% per annum of Cohanzick Management’s weighted average AUM during such quarter. Other shared costs will be allocated either pro-rata based on the weighted average AUM of the Company and its sole member during each quarter or by personnel assignments in accordance with the new agreement.

CROSSINGBRIDGE ADVISORS, LLC

Financial Statements

As of December 31, 2020

Together With Auditor's Report

INDEPENDENT AUDITOR'S REPORT

To the Member of CrossingBridge Advisors, LLC:

Report on the Financial Statements

We have audited the accompanying financial statements of CrossingBridge Advisors, LLC, which comprise the balance sheet as of December 31, 2020, the related statement of operations, and changes in member's equity and cash flows for the year then ended, and the related notes to the financial statements.

Management Responsibility for the Financial Statements

Management is responsible for the fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to error or fraud.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluation of the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CrossingBridge Advisors, LLC as of December 31, 2020, and the results of its operations, changes in members' equity and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Raines & Fischer LLP

New York, New York

November 18, 2021

RAINES AND  FISCHER LLP CTIFIED PUBLIC ACCOUNTANTS 555 FIFTH AVENUE 9TH FLOOR, NY 10017 TEL 212 953 9200 FAX 212 953 9366

CROSSINGBRIDGE ADVISORS, LLC

Balance Sheet

As of December 31, 2020

ASSETS

Current Assets:
Cash and cash equivalents	$2,258,670
Accounts receivable	190,197
Due from Affiliate	150,000
Other current assets	4,432
Dividend receivable	2

TOTAL ASSETS	$2,603,301

LIABILITIES AND MEMBER'S EQUITY

Current Liabilities:
Accrued expenses	$72,112

Long Term Liabilities:
Due to member	1,937,266

Total Liabilities	2,009,378

Member's Equity	593,923

TOTAL LIABILITIES AND MEMBER'S EQUITY	$2,603,301

CROSSINGBRIDGE ADVISORS, LLC

Statement of Operations

For the Year Ended December 31, 2020

Revenues:
Fee Income	$3,061,088

Operating expenses:
Compensation and benefits	1,511,691
Other operating expenses	140,449
Computer expenses	113,499
Professional fees	93,838
Research	80,155
Mutual fund expenses	17,006
Travel and entertainment	3,152
Insurance	14,600

Total operating expenses	1,974,390

Income from operations	1,086,698

Other income (expenses):
Interest income	321
Dividend income	2,668
Realized loss on investments	(1,545)

Total other income (expenses)	1,444

Net income	$1,088,142

CROSSINGBRIDGE ADVISORS, LLC

Consolidated Statement of Changes in Member's Equity

For the Year Ended December 31, 2020

Member's Equity - January 1, 2020	$505,781

Capital Contributions	—

Capital Distributions	(1,000,000)

Net Income	1,088,142

Member's Equity - December 31, 2020	$593,923

CROSSINGBRIDGE ADVISORS, LLC

Statement of Cash Flows

For the Year Ended December 31, 2020

Increase (Decrease) in Cash

Cash flows from operating activities:

Net income	$1,088,142

Adjustments needed to reconcile net income with net cash provided by operating activities:
Increase in accounts receivable	(3,800)
Decrease in other current assets	271
Increase in accrued expenses	70,279

Net cash provided by operating activities	1,154,892

Cash flows from investing activities:
Decrease in dividend receivable	273

Net cash provided by investing activities	273

Cash flows from financing activities:
Distributions paid	(1,000,000)
Increase in due to affiliate	883,737
Decrease in due from affiliate	(150,000)

Net cash used in financing activities	(266,263)

Net increase in cash	888,902

Cash - January 1, 2020	1,369,768

Cash - December 31, 2020	$2,258,670

Supplementary Disclosures

Interest paid	—
Income taxes paid	—

CROSSINGBRIDGE ADVISORS, LLC

Notes to Financial Statements

December 31, 2020

(1)    Organization and Summary of Significant Accounting Policies

Organization:

The Company was formed as a limited liability company on December 23, 2016 under the laws of the State of Delaware. The Company is engaged in providing investment management and advisory services. Effective February 17, 2017, the Company became registered as an investment adviser with the Securities and Exchange Commission under the Investment Advisers Act of 1940.

Basis of Accounting:

The accompanying financial statements have been prepared using the accrual basis of accounting.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the year. Actual results could differ from these estimates.

Income Taxes:

In as much as the Company has a single member, it is treated as a disregarded entity for income tax purposes. Consequently, Federal and state income taxes have not been provided for as its single member is taxed directly on the Company’s earnings.

Financial Accounting Standards Board Accounting Standards Codification 740 (“ASC 740”) requires the Managing Member to determine whether any tax positions taken by the Company in any open tax year (including the Company’s entity status), are more likely than not to be sustained upon examination by the applicable taxing authority, including the resolution of any related appeals or litigation processes, based on the technical merits of the position. Any positions that do not meet this threshold must be disclosed in the financial statements. The adoption of ASC 740 did not have a material effect on these financial statements. The Company’s tax returns remain open for examination by tax authorities for a period of three years from when they are filed; the 2017, 2018, and 2019 Federal and New York State income tax returns are currently open for examination.

Revenue Recognition:

The Company records management fees as they are earned based on services provided. In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers: Topics 606, to supersede nearly all existing revenue recognition guidance under GAAP. ASU 2014-2014-19 also requires new qualitative and quantitative disclosures, including disaggregation of revenues and descriptions of performance obligations. The Company adopted the provisions of this guidance on January 1,

2019 using the modified retrospective approach. The Company has performed an assessment of its revenue contracts and has not identified any material changes to the timing or amount of its revenue recognition under ASU 2014-09. The Company’s accounting policies did not change materially as a result of applying the principles of revenue recognition from ASU 2014-09 and are largely consistent with existing guidance and content practices applied by the Company.

(2)         Related Party Transactions

The Company and its sole member share certain staff, office facilities and administrative services. The parties involved have agreed to allocate these expenses based on assets under management of each party.  The allocation of these expenses to the Company totaled $1,858,202 for the 2020 year.  The total is reflected in the Statement of Operations in the categories for which the utilization of services relates.  Included in this total are compensation and benefits totaling $1,511,691 which includes employee compensation and benefits of employees of the Member in the amount of $517,420 as well as compensation and benefits of the Member’s owners in the amount of $994,271. The allocation of $1,858,202 was partially offset by advisory fees in the amount of $974,465, paid by the Company on behalf of its sole member. The net of the above two intercompany transactions, added to the existing intercompany balance between the Company and its sole member results in a due to member balance at December 31, 2020 of $1,937,266.

In December 2020, the Company advanced $150,000 to a party related by common ownership. These funds were repaid in January 2021.

(3)         Due to Affiliate

The Company owes $1,937,266 to its sole member for net expenses allocated to it. All intercompany expenses incurred during the year are due thirteen months after the calendar year-end upon 60 days written notice. If no notice is given the date payment is due will extend for another 12 months.

(4)         Lease Commitments

In February 2016, the FASB issued (ASU) 2016-02, “Leases (Topic 842)”. This update includes a lease accounting model that recognizes two types of leases – finance leases and operating leases. The standard requires that a lessee recognize on the statement of financial condition relating to leases with terms of more than twelve months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee will depend on its classification as a finance or operating lease.

Right of use assets (“ROU”) represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide implicit rate, we use our incremental borrowing rate based on the information available a commencement date in determining the present value of the lease payments. We use the implicit rate when readily determinable. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The above had no significant effect on these financial statements for the year ending December 31, 2020 as there were no leases with terms in excess of 12 months.

(5)         Cash and Cash Equivalents

The Company maintains its cash in bank deposit accounts and money market accounts which at times may exceed federally insured limits. The Company has not experienced any losses in these accounts.

(6)         Subsequent Events

The Company has evaluated subsequent events through November 18, 2021, the date which the financial statements were available to be issued. The Company does not note any subsequent events requiring disclosure or adjustment to the financial statements. The Company’s sole member has executed a non-binding letter of intent (“LOI”) to sell the Company. The terms of this potential sale are still being negotiated.

ANNEX A- MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

by and among

ENDI CORP.,

CROSSINGBRIDGE ADVISORS, LLC,

ZELDA MERGER SUB 1, INC.,

ZELDA MERGER SUB 2, LLC,

ENTERPRISE DIVERSIFIED, INC.

and

COHANZICK MANAGEMENT, L.L.C.

Dated as of December 29, 2021

Exhibits

Exhibit A - Cohanzick Services Agreement

Exhibit B - Stockholder Agreement

Exhibit C - Voting Agreement

Exhibit D - Registration Rights Agreement

Exhibit E-1 - Amended and Restated Articles of Incorporation of Pubco

Exhibit E-2 - Amended and Restated Bylaws of Pubco

Exhibit F-1 - Form of Warrant W-1

Exhibit F-2 - Form of Warrant W-2

Exhibit G - Additional Purchase Subscription Agreement

Exhibit H-1 - Amended and Restated Certificate of Incorporation of Parent

Exhibit H-2 - Amended and Restated Bylaws of Parent

Exhibit I - Form of Director and Officer Resignation

Exhibit J - Form of Side Letter

Exhibit K - Form of Assignment and Assumption of Employment Agreement and Offer Letter

Schedules

Schedule 1.1 – Shareholder Parties to Voting Agreement

Schedule 1.2 – Parties to Voting and Support Agreement

Schedule 1.1(c) – First Merger Surviving Directors

Schedule 1.1(d) – First Merger Surviving Officers

Schedule 1.2(d) – Second Merger Surviving Officers

Schedule 1.3 – Parent Directors and Officers at Closing

Schedule 7.2(a)(3) – Transfers to CBA and eBuild Ventures, LLC During Interim Period

Schedule 7.2(b) – Pubco Fees and Bonuses

Schedule 7.4(a) – Certain Parent Affiliates

Schedule 7.8 – Continuing Employees

Schedule 8.2(d) – CBA Required Consents

Schedule 8.3(d) – Pubco Required Consents

CBA Disclosure Letter

Pubco Disclosure Letter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 29, 2021, by and among ENDI Corp., a Delaware corporation (“Parent”), Enterprise Diversified, Inc., a Nevada corporation (“Pubco”), Zelda Merger Sub 1, Inc., a Delaware corporation (“First Merger Sub”), Zelda Merger Sub 2, LLC, a Delaware limited liability company (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), CrossingBridge Advisors, LLC, a Delaware limited liability company (“CBA”) and Cohanzick Management, L.L.C., a Delaware limited liability company (“CBA Member”). Each of Parent, First Merger Sub, Second Merger Sub, CBA and CBA Member is hereby known as a “Party” and collectively the “Parties.”

RECITALS

WHEREAS, Parent, Pubco and CBA intend to effect a merger of First Merger Sub with and into Pubco (the “First Merger”) in accordance with this Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and Chapter 78 of Nevada Revised Statutes (the “NRS”). Upon consummation of the First Merger, First Merger Sub will cease to exist and Pubco will be the surviving company (in such capacity, “First Merger Surviving Company”) and become a wholly-owned Subsidiary of Parent;

WHEREAS, concurrently with the First Merger and as part of the same overall transaction, Second Merger Sub will merge with and into CBA (the “Second Merger” and, together with the First Merger, the “Merger”) in accordance with this Agreement and the Delaware Limited Liability Company Act (the “DLLCA”). Upon consummation of the Second Merger, Second Merger Sub will cease to exist and CBA (in such capacity, “Second Merger Surviving Company”, and with the First Merger Surviving Company, each a “Surviving Company” and collectively the “Surviving Companies”) will be the surviving company and become a wholly-owned Subsidiary of Parent;

WHEREAS, the Pubco Board has unanimously (a) approved the First Merger, with Pubco continuing as the First Merger Surviving Company after the Effective Time (as defined below), pursuant to which each share of common stock, par value $0.125 per share, of Pubco (the “Pubco Common Stock”) shall be converted into the right to receive one share of Class A common stock, par value $0.0001 per share, of Parent (the “Parent Class A Common Stock”), which is in non-certificated book-entry form, upon the terms and subject to the conditions set forth in this Agreement, and the Second Merger, with CBA continuing as the Second Merger Surviving Company after the Effective Time, pursuant to which one hundred percent (100%) of the issued and outstanding membership interest in CBA shall be converted into the right to receive such number of shares of Parent Class A Common Stock, Class B Common Stock, par value $0.0001 per share, of Parent (the “Parent Class B Common Stock”), and warrants to purchase Parent Class A Common Stock, in each case as set forth in ARTICLE III, (b) adopted and approved this Agreement, the Merger and the other transactions contemplated hereby, and (c) recommended that the stockholders of Pubco (the “Pubco Stockholders”) adopt and approve this Agreement, the Merger and the other transactions contemplated hereby (clause (c), the “Pubco Recommendation”);

WHEREAS, First Merger Sub is a newly incorporated Delaware corporation that is wholly owned by Parent, and has been formed for the sole purpose of effecting the First Merger;

WHEREAS, Second Merger Sub is a newly formed Delaware limited liability company that is wholly owned by Parent, and has been formed for the sole purpose of effecting the Second Merger;

WHEREAS, the respective Boards of Directors of Parent, Pubco and First Merger Sub, the Manager of CBA, and the sole member of Second Merger Sub, have unanimously: (a) determined that it is in the best interests of such Person and its respective stockholders or member(s), as applicable, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, Merger Subs, Pubco and CBA each desire to make certain representations, warranties, covenants and agreements in connection with the Merger, as well as to prescribe certain conditions to the Merger as specified herein;

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement, CBA is entering into that certain Services Agreement attached hereto as Exhibit A (the “Cohanzick Services Agreement”) with CBA Member;

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement, Parent is entering into that certain (a) Stockholder Agreement attached hereto as Exhibit B with CBA Member (the “Stockholder Agreement”), and (b) that certain Voting Agreement attached hereto as Exhibit C with the shareholders set forth on Schedule 1.1 (the “Voting Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to CBA’s willingness to enter into this Agreement, the Persons listed on Schedule 1.2 have entered into Voting and Support Agreements, dated as of the date of this Agreement, pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Pubco in favor of the Merger; and

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement, Parent is entering into that certain Registration Rights Agreement attached hereto as Exhibit D (the “Registration Rights Agreement”) with CBA Member and the other parties thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
CERTAIN GOVERNANCE MATTERS

Section 1.1    First Merger Surviving Company Matters

(a)    First Merger Surviving Company Certificate of Incorporation. At the Effective Time, the Articles of Incorporation of Pubco shall be and become the Articles of Incorporation of the First Merger Surviving Company, and shall immediately thereafter be amended and restated in their entirety, substantially in the form of Exhibit E-1.

(b)    First Merger Surviving Company Bylaws. At the Effective Time, the Bylaws of Pubco shall be and become the Bylaws of the First Merger Surviving Company, and shall immediately be amended and restated in their entirety, substantially in the form of Exhibit E-2.

(c)    First Merger Surviving Company Directors. Immediately prior to the Effective Time, the directors of Pubco shall have resigned in accordance with Section 8.3(d)(12). The directors of the First Merger Surviving Company immediately following the Effective Time shall be the individuals set forth on Schedule 1.1(c), until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

(d)    First Merger Surviving Company Officers. Immediately prior to the Effective Time, the officers of Pubco shall have resigned in accordance with Section 8.3(d)(12). The officers of the First Merger Surviving Company immediately following the Effective Time shall be the individuals set forth on Schedule 1.1(d), until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.2    Second Merger Surviving Company Matters

(a)    Second Merger Surviving Company Certificate of Formation. At the Effective Time, the Certificate of Formation of CBA shall be and become the Certificate of Formation of the Second Merger Surviving Company, until thereafter amended in accordance with applicable Law.

(b)    Second Merger Surviving Company Limited Liability Company Agreement. As of the Effective Time, the limited liability company agreement of CBA shall be and become the limited liability company agreement of the Second Merger Surviving Company, which agreement will be amended as soon as practicable after the Effective Time to reflect CBA becoming wholly-owned by Parent.

(c)    Sole Member of Second Merger Surviving Company. As of the Effective Time, the sole member of the Second Merger Surviving Company shall be Parent.

(d)    Second Merger Surviving Company Officers. The officers of the Second Merger Surviving Company immediately following the Effective Time shall be the individuals set forth on Schedule 1.2(d), until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.3    Parent Matters

(a)    . Immediately prior to the Effective Time, the sole director and the officers of Parent shall have resigned in accordance with Section 8.3(d)(12). The directors and officers of Parent immediately following the Effective Time shall be the individuals set forth on Schedule 1.3, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

THE MERGER

Section 2.1    Formation of Merger Subs

Parent has caused the Merger Subs to be organized under the laws of the State of Delaware.

Section 2.2    The First Merger

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the NRS, at the Effective Time, First Merger Sub shall be merged with and into Pubco. Upon the First Merger, the separate corporate existence of First Merger Sub shall cease, and Pubco shall continue as the surviving corporation in the First Merger, and a wholly-owned Subsidiary of Parent.

Section 2.3    The Second Merger

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA at the Effective Time, Second Merger Sub will merge with and into CBA. Upon the Second Merger, the separate existence of the Second Merger Sub shall cease, and CBA will continue as the surviving company in the Second Merger, and a wholly-owned Subsidiary of Parent.

Section 2.4    Closing

The closing of the Merger (the “Closing”) shall occur at 1:00 p.m. Eastern time, no later than the third (3rd) Business Day after all the conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law) remotely by electronic exchange of documents, with the exchange of original signatures following by overnight mail via the offices of Sheppard, Mullin, Richter & Hampton LLP, 1901 Avenue of the Stars, 16th Floor, Los Angeles, California, 90067, or on such other date and at such other time as the Parties may agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.5    Effective Time

Upon the terms and subject to the provisions of this Agreement, at the Closing, (i) the Parties shall cause the First Merger to be consummated by executing and filing a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) and with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”), executed in accordance with the relevant provisions of the DGCL and the NRS, and concurrently, the Parties shall cause the Second Merger to be consummated by executing and filing a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”) with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DLLCA. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the Delaware Secretary of State and the Nevada Secretary of State, or at such other time as the Parties shall agree in writing, and shall specify in the First Certificate of Merger. The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as the Parties shall agree in writing and shall specify in the Second Certificate of Merger (the time that both the Second Merger and the First Merger have become effective being the “Effective Time”). It is the Parties’ intention that the First Merger and the Second Merger shall be effective concurrently.

Section 2.6    Effects of the Merger

(a)    At and after the Effective Time, the First Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, licenses, authorities, powers and franchises of Pubco and First Merger Sub shall vest in the First Merger Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of Pubco and First Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the First Merger Surviving Company.

(b)    At and after the Effective Time, the Second Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, licenses, authorities, powers and franchises of CBA and the Second Merger Sub shall vest in the Second Merger Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of CBA and the Second Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Second Merger Surviving Company.

ARTICLE III

CONVERSION OF CAPITAL STOCK; CONVERSION OF MEMBERSHIP INTEREST

Section 3.1    Conversion of Capital Stock; Conversion of Membership Interest

.At the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Subs, Pubco, CBA or the holders of any shares of capital stock or other equity interests of the Parent, Merger Subs, Pubco or CBA:

(a)    Each share of Pubco Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares (as defined below) or Dissenting Shares (as defined below)) shall be converted into the right to receive one validly issued, fully paid and non-assessable share of Parent Class A Common Stock (the “Pubco Shareholder Issuance”). The Pubco Shareholder Issuance shall be allocated among the Pubco Shareholders such that each Pubco Shareholder who held shares of Pubco Common Stock immediately prior to the Effective Time (other than any Excluded Shares or Dissenting Shares) shall have the right to receive an identical number of shares of Parent Class A Common Stock at the Effective Time. Each share of Pubco Common Stock held in the treasury of Pubco immediately prior to the Effective Time (“Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(b)    One hundred percent (100%) of the membership interest of CBA issued and outstanding immediately prior to the Effective Time shall, with no payment or distribution with respect thereto, be converted into and become (A) two million four hundred thousand (2,400,000) validly issued, fully paid and non-assessable shares of Parent Class A Common Stock, (B) one million eight hundred thousand (1,800,000) validly issued, fully paid and non-assessable shares of Parent Class B Common Stock, (C) warrants (the “W-1 Warrants”) to purchase one million eight hundred thousand (1,800,000) shares of Parent Class A Common Stock in the form of Exhibit F-1 hereto and (D) warrants (the “W-2 Warrants” and, together with the W-1 Warrants, the “Warrants”) to purchase two hundred fifty thousand (250,000) shares of Parent Class A Common Stock in the form of Exhibit F-2 hereto ((A) and (B), the “CBA Closing Stock Consideration” and (A) through (D), the “CBA Closing Consideration”).

(c)    Each share of common stock of First Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock of the First Merger Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the First Merger Surviving Company.

(d)    One hundred percent (100%) of the limited liability company interests of the Second Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one hundred percent (100%) of the limited liability company interests of the Second Merger Surviving Company, with the same rights, powers and privileges as the limited liability company interests so converted and shall constitute the only outstanding limited liability company interests of the Second Merger Surviving Company.

Section 3.2    Exchange and Payment

(a)    Prior to the Effective Time, Parent shall appoint Colonial Stock Transfer Company, Inc. to act as exchange agent (the “Exchange Agent”) for the payment of the Closing Stock Issuance.

(b)    At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, evidence of shares of Parent Class A Common Stock and Parent Class B Common Stock issuable pursuant to Section 3.1 in book-entry form equal to the aggregate Closing Stock Issuance.

(c)    Prior to the Effective Time, Parent shall send, or cause the Exchange Agent to send, to each record holder of shares of Pubco Common Stock at the Effective Time, whose shares of Pubco Common Stock are to be converted into the right to receive shares of Parent Class A Common Stock pursuant to Section 3.1(a), a letter of transmittal and instructions (which shall specify that the delivery thereof shall be effected, and risk of loss and title shall pass, only upon proper delivery of the applicable stock certificates or transfer of the applicable book-entry shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent may reasonably specify, and shall otherwise be in form and substance reasonably satisfactory to CBA) for use in such exchange. Each holder of shares of Pubco Common Stock that have been converted into the right to receive shares of Parent Class A Common Stock pursuant to Section 3.1(a) shall be entitled to receive the shares of Parent Class A Common Stock into which such shares of Pubco Common Stock have been converted pursuant to Section 3.1(a) in book-entry form, without physical certificates, in respect of the Pubco Common Stock upon: (i) surrender to the Exchange Agent of a Pubco stock certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of book-entry shares of Pubco Common Stock; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. Upon payment of the Parent Class A Common Stock pursuant to the provisions of this ARTICLE III, each certificate or book-entry share so surrendered or transferred, as the case may be, shall immediately be cancelled. All consideration paid upon the surrender of certificates or transfer of book-entry shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Pubco Common Stock formerly represented by such certificates or book-entry shares.

(d)    If any certificate representing Pubco Common Stock shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed certificate, the consideration to be paid in respect of the shares of Pubco Common Stock formerly represented by such certificate, as contemplated under this ARTICLE III.

(e)    Any shares of Parent Class A Common Stock that remain unclaimed by a Pubco Stockholder six (6) months after the Effective Time shall be returned to Parent, and any such Pubco Stockholder shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Parent Class A Common Stock without any interest. Any shares of Parent Class A Common Stock remaining unclaimed by Pubco Stockholders five (5) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)    At the Effective Time, the stock transfer books of Pubco shall be closed and there shall be no further registration of transfers of the shares of Pubco Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates of Pubco Common Stock are presented to Parent for transfer, such certificates shall be cancelled.

(g)    At the Effective Time and without any action on the part of CBA Member, all of the membership interest in and to CBA shall be deemed cancelled in CBA’s books and records, and Parent shall cause the Exchange Agent to, within three (3) Business Days following Closing, issue to CBA Member the CBA Closing Stock Consideration, in book-entry form, without physical certificates.

(h)    Fractional shares otherwise issuable upon consummation of the Merger shall be rounded up to the nearest whole share.

(i)    None of Pubco, Parent nor CBA shall be liable to any Person in respect of shares of Pubco Common Stock, dividends or other distributions with respect thereto properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.3    Working Capital Payment

On the Closing Date, CBA shall have an amount of Working Capital on its balance sheet of no less than seven hundred fifty thousand dollars ($750,000) (the “Working Capital Amount”). All or any portion of the Working Capital Amount may be comprised of, at CBA’s sole election (a) cash, and/or (b) investments by CBA on the Closing Date into Public Funds (“Fund Investment”). CBA shall notify Parent and Pubco in writing no later than one (1) Business Day prior to the Closing Date what portion (if any) of the Working Capital Amount will be cash and what portion (if any) of the Working Capital Amount will be Fund Investments. Notwithstanding the foregoing, if as of one (1) Business Day prior to the Closing Date, the Working Capital Amount would equal seven hundred fifty thousand dollars ($750,000) but for the Long-Term Payable, then CBA Member shall have the right to elect, immediately prior to the Closing, to either forgive that portion of the Long-Term Payable equal to the difference (expressed as a positive number) between CBA’s actual Working Capital Amount and seven hundred fifty thousand dollars ($750,000) (the “Long-Term Payable Reduction Amount”) or contribute such Long-Term Payable Reduction Amount to CBA as an additional capital contribution, and upon either such election, the Working Capital Amount shall be deemed to be seven hundred fifty thousand dollars ($750,000).

Section 3.4    Withholding Rights

Each Party shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement, such amounts as Parent, the applicable Merger Sub, CBA or Pubco reasonably determines it is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld and are remitted to the applicable taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 3.5    Dissenters Rights

Notwithstanding anything in this Agreement to the contrary, each share of Pubco Common Stock (other than Excluded Shares) outstanding immediately prior to the Effective Time and held by a holder who is entitled to dissent under NRS 92A.380 and has properly exercised such right for such shares of Pubco Common Stock in the manner required by NRS 92A.400 to 92A.480, inclusive (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Pubco Shareholder Issuance unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right as a dissenter under the NRS. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right as a dissenter, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Pubco Shareholder Issuance, if any, to which such holder is entitled pursuant to Section 3.1(a) without interest. Pubco shall give CBA (a) prompt notice of any demands received by Pubco for appraisal of any shares of Pubco Common Stock issued and outstanding immediately prior to the Effective Time, attempted written withdrawals of such demands, and any other instruments served pursuant to the NRS and received by Pubco relating to its stockholders’ rights to appraisal with respect to the First Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under the NRS. Subject to the NRS, Pubco shall not, except, prior to the Closing Date, with the prior written consent of CBA, or on or after the Closing Date, with the prior written consent of the CBA Member, which shall not be unreasonably withheld, conditioned or delayed, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of Pubco, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING CBA

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by CBA to Pubco and Parent (the “CBA Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the CBA Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), CBA represents and warrants to Pubco, with respect to itself, and CBA Member represents and warrants to Pubco, with respect to eBuild Ventures, LLC, in each case on a several but not joint basis, that the statements set forth in this ARTICLE IV are true and correct as follows:

Section 4.1    Organization, Standing and Power

(a)    CBA (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted in all material respects, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary in all material respects.

(b)    CBA has previously made available to Pubco true and complete copies of the Certificate of Formation and Limited Liability Company Agreement (or comparable organizational documents) of CBA and the CBA Companies (defined below), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect (the “CBA Organizational Documents”). No CBA Company is in violation of any provision of its respective Certificate of Formation or Limited Liability Company Agreement (or comparable organizational documents).

Section 4.2    Capitalization

(a)    Section 4.2(a) of the CBA Disclosure Letter sets forth a true and complete description of the capitalization and ownership of the issued and outstanding Equity Interests of (i) CBA (such Equity Interests, the “CBA Equity Interests”) and (ii) eBuild Ventures, LLC (with CBA, each, a “CBA Company” and collectively “CBA Companies”) as of the date hereof and as of the Closing Date. All of the issued and outstanding CBA Equity Interests are duly authorized, validly issued, fully paid and non-assessable and are free of preemptive rights, and have not been issued in violation of any Contract (as defined below), the Securities Act or other applicable Law. The membership interest of CBA is not certificated. CBA does not have any Subsidiaries.

(b)    Except with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights or registration rights) or agreements for the purchase or acquisition from the CBA Companies of any of its securities, nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights, conversion rights, rights of first refusal or registration rights, nor any agreements to participate in the profits of CBA and its Subsidiaries. Other than the CBA Equity Interests, neither CBA nor its Subsidiaries has any other direct or indirect Equity Interests of any kind authorized, issued or outstanding. There are no bonds, debentures, notes or other Indebtedness of any CBA Company having the right to vote or consent (or convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which members or equity holders of any CBA Company may vote. There are no voting trusts, irrevocable proxies or other agreements, arrangements or understandings to which any CBA Company is a party or is bound with respect to the voting or consent of any membership or other Equity Interests of any CBA Company. There are no obligations, contingent or otherwise, of any CBA Company to repurchase, redeem or otherwise acquire any of its Equity Interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any CBA Company.

Section 4.3    [Reserved]

Section 4.4    Authority

CBA has all necessary power and authority to execute, deliver and perform its obligations under and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to which CBA is a party. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which CBA is or will be a party, and the consummation by CBA of the transactions contemplated hereby and thereby, as applicable, have been duly authorized by its Manager, and no other proceedings on the part of CBA are necessary to approve this Agreement, the Ancillary Agreements or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by CBA and, assuming the due authorization, execution and delivery by the other Parties, constitutes a valid and binding obligation of CBA, enforceable against CBA in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.5    No Conflict; Consents and Approvals

(a)    Except as set forth in Section 4.5(a) of the CBA Disclosure Letter, the execution, delivery and performance of this Agreement by CBA does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by CBA with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrances in or upon any of the properties, assets or rights of CBA under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the CBA Organizational Documents, (ii) any material bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which a CBA Company is a party or by which any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b) any Law applicable to a CBA Company or by which a CBA Company or any of their respective properties or assets may be bound.

(b)    No consent, approval, Order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to a CBA Company in connection with the execution, delivery and performance of this Agreement by CBA or the consummation by CBA of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for the filing of the Second Certificate of Merger with the Delaware Secretary of State as required by the DLLCA.

Section 4.6    CBA Financial Statements.

(a)    True, correct and complete copies of the (i) audited balance sheet of CBA as at December 31, 2019 and December 31, 2020, and the related audited statements of profit and loss and cash flows of CBA, together with all related notes and schedules thereto, for the periods ending December 31, 2019 and December 31, 2020 (collectively the “Year End CBA Financial Statements”), and (ii) the unaudited balance sheet of CBA as at September 30, 2021 (the “CBA Balance Sheet Date”), and the related unaudited statements of profit and loss and cash flows of CBA, together with all related notes and schedules thereto, for the period ending September 30, 2021 (with the Year End CBA Financial Statements, collectively the “CBA Financial Statements”), are attached to Section 4.6(a) of the CBA Disclosure Letter. Each of the CBA Financial Statements (A) is correct and complete in all material respects and is derived from and in accordance with the books and records of the CBA Companies; (B) except as set forth in Section 4.6(a) of the CBA Disclosure Letter, has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (C) fairly presents, in all material respects, the financial position, results of operations and cash flows of the CBA Companies as of the respective dates thereof and for the respective periods indicated therein, subject, in the case of Section 4.6(a) above, to normal and recurring year-end audit adjustments that will not, individually or in the aggregate, be material. Since January 1, 2020, CBA has not made any change in the accounting practices or policies applied in the preparation of the CBA Financial Statements, except as required by GAAP or applicable Law. The books and records of the CBA Companies have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)    The CBA Companies have established and maintain a system of internal accounting controls to ensure that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the CBA Financial Statements in conformity with GAAP and to maintain accountability of CBA’s assets, (iii) access to the CBA Companies’ assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for the CBA Companies’ assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences.

(c)    There are no significant deficiencies or material weaknesses in the design or operation of the CBA Companies’ internal controls that could adversely affect their ability to record, process, summarize and report financial data.

(d)    None of the information relating to any CBA Company contained or incorporated, or to be contained or incorporated, by reference in the Proxy Statement or the Form S-4 (as defined below) or that is provided by CBA in writing for inclusion or incorporation by reference in any document filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement will (i) in the case of the Proxy Statement, at the time of the mailing thereof, and at the time of the Stockholders Meeting, and (ii) in the case of the Form S-4, at the time the Form S-4 is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that CBA is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to CBA, its officers, directors and partners and Subsidiaries (or other information supplied by or on behalf of the CBA Companies for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.7    No Undisclosed Liabilities

No CBA Company has any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due which are required to be recorded or reflected on a balance sheet under GAAP or disclosed in the notes thereto, except (a) to the extent accrued or reserved against in the CBA Financial Statements and (b) for liabilities and obligations incurred in the Ordinary Course of Business consistent with past practice since December 31, 2020 that are not, individually or in the aggregate, material to the CBA Companies, taken as a whole.

Section 4.8    Absence of Certain Changes or Events

Since December 31, 2020: (i) except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, or as set forth in Section 4.8 of the CBA Disclosure Letter, the CBA Companies have conducted their business only in the Ordinary Course of Business consistent with past practice; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a CBA Material Adverse Effect; and (iii) except as set forth in in Section 4.8 of the CBA Disclosure Letter, no CBA Company has:

(a)    (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of such CBA Company or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b)    amended or otherwise changed, or authorized or proposed to amend or otherwise change, the CBA Organizational Documents or any other organizational document thereof;

(c)    adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d)    changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in applicable Law, or revalued any of its material assets.

Section 4.9    Litigation

There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other legal proceeding (each, an “Action”) (or basis therefor) pending by or before any Governmental Entity or, to the Knowledge of CBA, threatened in writing against or affecting any CBA Company, its properties or assets, or any present or former officer, director or employee of a CBA Company, in each case, in such individual’s capacity as such. No CBA Company nor any of its properties or assets is subject to any outstanding Order. There is no Action pending or, to the Knowledge of CBA, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.10    Compliance with Laws

The CBA Companies are and have been in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets. No CBA Company has received, since January 1, 2019, a written notice or other written communication alleging or relating to a possible material violation of any Law applicable to its businesses, operations, properties, or assets. The CBA Companies have in effect all material permits, licenses, variances, exemptions, applications, approvals, clearances, authorizations, registrations, formulary listings, consents, operating certificates, franchises, Orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as they are currently conducted, and there has been no violation of, default (with or without notice or lapse of time or both) under or event giving or which may give to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 4.11    Benefit Plans

(a)    Section 4.11(a) of the CBA Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, in each case, that is material and under which any current or former employee or director of a CBA Company (or any of their dependents) has any present or future right to compensation or benefits or a CBA Company sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “CBA Plans”. CBA has made available to Pubco and Parent a current, accurate and complete copy of each CBA Plan, or if such CBA Plan is not in written form, a written summary of all of the material terms of such CBA Plan. With respect to each CBA Plan, CBA has made available to Pubco a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of CBA concerning the extent of the benefits provided under a CBA Plan, and (iii) as applicable, the most recent (A) Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b)    Neither CBA or any member of its controlled group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c)    With respect to the CBA Plans:

(i)    each CBA Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)    each CBA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified, and nothing has occurred to the Knowledge of CBA that would reasonably be expected to result in the loss of the qualified status of such CBA Plan;

(iii)    there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the Knowledge of CBA, threatened, relating to CBA Plans (other than routine claims for benefits);

(iv)    none of CBA Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any Person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of CBA or any members of CBA Controlled Group has any liability to provide post-termination or retiree welfare benefits to any Person or ever represented, promised or contracted to any employee or former employee of CBA (either individually or to CBA employees as a group) or any other Person that such employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such Person may pay in order to obtain health coverage under COBRA;

(v)    each CBA Plan is subject exclusively to United States Law; and

(vi)    the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of CBA to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(d)    CBA is not a party to any agreement, contract, arrangement or plan (including any CBA Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code; provided, that this Section 4.11(d) shall be interpreted without regard to the effect of any arrangements put in place by, or by CBA at the request of, Parent or any of its Affiliates. There is no agreement, plan or other arrangement to which CBA is a party or by which CBA is otherwise bound to compensate any Person (via gross up or otherwise) in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e)    Each CBA Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such CBA Plan) so that no amount paid or payable pursuant to any such CBA Plan is subject to any additional Tax or interest under Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law).

Section 4.12    Labor and Employment Matters

(a)    The CBA Companies are and for the past three (3) years have been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans. During the preceding three (3) years, there has not been, and as of the date of this Agreement there is not pending or, to the Knowledge of CBA, threatened, any labor dispute, work stoppage, labor strike or lockout against a CBA Company by employees.

(b)    No employee of a CBA Company is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the Knowledge of CBA, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of a CBA Company. There are no (i) unfair labor practice charges or complaints against a CBA Company pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the Knowledge of CBA no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against a CBA Company that arose out of or under any collective bargaining agreement.

(c)    To the Knowledge of CBA, no current employee or officer of a CBA Company intends, or is expected, to terminate such individual’s employment relationship with such CBA Company in connection with or as a result of the transactions contemplated hereby.

(d)    During the preceding three (3) years, (i) no CBA Company has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with a CBA Company affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) no CBA Company has not engaged in layoffs or employment terminations sufficient in number to trigger notice obligations under any similar state, local or foreign law.

(e)    With respect to any current or former employee, officer, consultant or other service provider of a CBA Company, there are no Actions against such CBA Company pending, or to the Knowledge of CBA, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of a CBA Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in the CBA Companies (taken as a whole) incurring a material liability.

(f)    Since January 1, 2019, (i) no allegations of workplace sexual harassment, discrimination or other misconduct relating to such unlawful harassment or discrimination have been initiated, filed before any Governmental Entity, communicated to CBA or, to the Knowledge of CBA, threatened, in each case, against a CBA Company or any of its respective current or former directors, officers or senior level management employees (in each case, in their capacities as such), (ii) to the Knowledge of CBA, no incidents of any such workplace sexual harassment, discrimination or other misconduct relating to such unlawful harassment or discrimination have occurred, and (iii) no CBA Company has entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their directors, officers or employees described in clause (i) hereof or any independent contractor (in each case, in their capacities as such).

(g)    The CBA Companies are and have at all relevant times been in compliance in all material respects with (i) COVID-19 related Laws, standards, regulations, Orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Entity; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for Tax credits under such Act) and any other applicable COVID-19 related leave Law, whether state, local or otherwise.

Section 4.13    Taxes

(a)    Each CBA Company has (i) filed all Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b)    All Taxes not yet due and payable by each CBA Company as of the CBA Balance Sheet Date have been, in all respects, properly accrued in accordance with GAAP on the applicable CBA Financial Statements, and such CBA Financial Statements reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but unpaid by such CBA Company through the date of such CBA Financial Statements. Since December 31, 2020, no CBA Company has incurred, individually or in the aggregate, any liability for Taxes outside the Ordinary Course of Business consistent with past practice.

(c)    No CBA Company has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d)    No audits or other investigations, proceedings, claims, assessments or examinations by any Governmental Entity (each, a “Tax Action”) with respect to Taxes or any Tax Return of any CBA Company are presently in progress or have been asserted, threatened or proposed in writing and to the Knowledge of CBA, no such Tax Action is being contemplated. No deficiencies or claims for Taxes have been claimed, proposed, assessed or asserted in writing against any CBA Company by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e)    Each CBA Company has timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity. Each CBA Company has timely complied with all information reporting requirements.

(f)    No CBA Company has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the CARES Act or Payroll Tax Executive Order, or any similar applicable federal, state or local Law, or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of such CBA Company to any Governmental Entity.

(g)    No CBA Company has been a party to or engaged in any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b) or any “listed transaction” as set forth in Treasury Regulations § 1.6011-4(b)(2).

(h)    No CBA Company (i) is a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation; (ii) is nor has it been a member of a group (other than a group the common parent of which is CBA) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has liability for the Taxes of any Person (other than CBA) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract or by operation of Law; or (iv) is nor has been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(i)    No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to any CBA Company which rulings remain in effect.

(j)    No CBA Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “Closing Agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts reflected in the most recent CBA Financial Statements, or received in the Ordinary Course of Business since the CBA Balance Sheet Date, (v) to the Knowledge of CBA, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) or (vi) an election under Section 965 of the Code, or (vii) the application of Sections 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(k)    There are no Encumbrances on any of the assets or properties of any CBA Company that arose in connection with any failure to pay any Tax other than Taxes that are not yet due and payable.

(l)    No CBA Company is a partnership described in Treasury Regulations § 1.1445-11T(d)(1).

(m)    No material claim has been made in writing by any Governmental Entity in a jurisdiction where any CBA Company does not currently file or has filed a Tax Return that CBA is or may be subject to taxation by such jurisdiction.

(n)    There are no outstanding membership interests of any CBA Company issued in connection with the performance of services (within the meaning of Section 83 of the Code) that immediately prior to the Effective Time are subject to a substantial risk of forfeiture (as such terms are defined in Section 83 of the Code) and for which a valid election under Section 83(b) of the Code has not been made.

(o)    No CBA Company has taken any action nor knows of any fact or circumstance that could reasonably be expected to prevent the First Merger and the Second Merger from qualifying for the Intended Tax Treatment.

(p)    Each CBA Company uses the accrual method of accounting for U.S. federal income Tax purposes.

For purposes of this Section 4.13, where the context permits, each reference to CBA shall include a reference to any Person for whose Taxes CBA is liable under applicable Law.

Section 4.14    Contracts

(a)    As of the date of this Agreement, there are no contracts that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), with respect to the CBA Companies (assuming CBA was subject to the requirements of the Exchange Act), other than those contracts identified in Section 4.14 of the CBA Disclosure Letter, which, for the avoidance of doubt, shall exclude any CBA Plans (each such contract a “Material Contract”).

(b)    (i) Each Material Contract is valid and binding on the applicable CBA Company and, to the Knowledge of CBA, each other party thereto, and is in full force and effect and enforceable against the applicable CBA Company and, to the Knowledge of CBA, each other party thereto, in accordance with its terms; (ii) the applicable CBA Company, and, to the Knowledge of CBA, each other party thereto, have each performed all material obligations required to be performed thereby under each such Material Contract; and (iii) there is no material default under any Material Contract by the applicable CBA Company or, to the Knowledge of CBA, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would reasonably be likely to constitute, a material default on the part of the applicable CBA Company or, to the Knowledge of CBA, any other party thereto under any such Material Contract, nor has CBA received any notice of any such material default, event or condition. CBA has made available to Pubco and Parent true and complete copies of all Material Contracts, including all amendments and modifications thereto.

Section 4.15    Insurance

Each CBA Company is covered by valid and currently effective insurance policies issued in favor of such CBA Company that are customary and adequate for companies of a similar size and nature in the industries and locations in which it operates. Section 4.15 of the CBA Disclosure Letter sets forth, as of the date hereof, a true and complete list of all current, material insurance policies issued in favor of the CBA Companies, or pursuant to which a CBA Company is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) no CBA Company is in breach or default thereof, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Knowledge of CBA, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received by a CBA Company with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated by this Agreement.

Section 4.16    Properties

(a)    The CBA Companies have good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for CBA to conduct its business as it is currently conducted, free and clear of all Encumbrances other than Permitted Encumbrances. The tangible personal property currently used in the operation of the business of the CBA Companies is in satisfactory operating condition (ordinary wear and tear excepted). No CBA Company owns any real property.

(b)    Each CBA Company has complied with the terms of all leases to which it is a party, if any, in all material respects, and all such leases are in full force and effect. Each CBA Company enjoys peaceful and undisturbed possession under all such leases in all material respects.

(c)    Section 4.16(c) of the CBA Disclosure Letter sets forth a true and complete list of all real property leased by or for the benefit of a CBA Company.

Section 4.17    Intellectual Property

(a)    Section 4.17(a) of the CBA Disclosure Letter sets forth a true and complete list of all (i) patent registrations and applications; (ii) trademark registrations and applications; and (iii) copyright registrations and applications, in each case owned by or licensed to CBA (whether exclusively or non-exclusively) (collectively, “CBA Registered IP”) and a true and complete list of all domain names owned or licensed by the CBA Companies. All of the CBA Registered IP is subsisting, valid and enforceable. No CBA Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the Knowledge of CBA, no such action is threatened with respect to any of CBA Registered IP. CBA owns exclusively, free and clear of any and all Encumbrances (other than Permitted Encumbrances), all CBA Registered IP.

(b)    The CBA Companies own or have valid right to use, transfer, license and sublicense all of the Intellectual Property that is necessary to conduct their respective businesses as currently conducted by the CBA Companies.

(c)    The CBA Companies have taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material trade secret of the CBA Companies, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

(d)    The conduct of the businesses of the CBA Companies has not infringed or misappropriated, and does not infringe or misappropriate, any Intellectual Property of any Person. No CBA Company has received any written notice or claim asserting or suggesting that any such infringement or misappropriation is or may be occurring or has or may have occurred. To the Knowledge of CBA, no Person is infringing or misappropriating in any material respect any CBA Registered IP.

(e)    The CBA Companies have taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems (the “IT Systems”) used by the CBA Companies and the information and transactions stored or contained therein or transmitted thereby. (i) To the Knowledge of CBA, during the past two (2) years, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data, and (ii) during the past two (2) years, there have been no material failures, crashes, viruses, security breaches (including any unauthorized access to any personally identifiable information) resulting in notification to any individual or Governmental Entity, affecting the IT Systems.

(f)    (i) The CBA Companies have complied in all material respects with all applicable Laws relating to privacy, data protection, and the collection, retention, protection, and use of information that alone or in combination with other information can be used to identify an individual (“Personal Information”) collected, used, or held for use by a CBA Company (collectively, “Privacy Laws”), (ii) during the past two (2) years, no claims have been asserted or, to the Knowledge of CBA, threatened, in writing against a CBA Company alleging a violation of any Person’s privacy or Personal Information, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any Privacy Laws and (iv) the CBA Companies have taken commercially reasonable steps to protect the Personal Information collected, used or held for use thereby against loss and unauthorized access, use, modification, disclosure or other misuse.

(g)    The execution, delivery and performance by CBA of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of CBA’s rights or obligations under any agreement under which CBA grants to any Person, or any Person grants to CBA, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of the CBA Companies.

Section 4.18    Related Party Transactions

Except as set forth in Section 4.18 of the CBA Disclosure Letter, since January 1, 2018 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between a CBA Company, on the one hand, and an Affiliate thereof, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (assuming CBA was subject to the requirements of the Exchange Act).

Section 4.19    Certain Payments

Neither any CBA Company nor, to the Knowledge of CBA, any of its or their respective directors, executives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.20    Brokers

No Person is entitled to any brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the transactions contemplated by this Agreement based on any Agreement entered into by CBA.

Section 4.21    Accredited Investor Status

CBA Member is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act.

Section 4.22    Registered Investment Adviser Representation and Warranties

(a)    CBA is, and has been at all times since February 27, 2017, duly registered as an investment adviser under applicable Law (if required to be so registered under applicable Law) or exempt therefrom. CBA is, and since February 27, 2017, has been, in material compliance with (A) the applicable provisions of the Investment Advisers Act and/or (B) all other Applicable Laws of the jurisdictions in which CBA acts as an investment adviser. CBA is not prohibited from charging fees to any Person pursuant to a “pay-to-play” rule or requirement applicable to CBA (including Rule 206(4)-5 under the Investment Advisers Act).

(b)    Each Advisory Agreement includes all material provisions required by and complies in all material respects with the Investment Advisers Act, the Investment Company Act and other applicable Law. CBA does not provide Investment Advisory Services to any Person other than the Clients. CBA provides Investment Advisory Services to Clients solely pursuant to written Advisory Agreements.

Section 4.23    No Other Representations and Warranties

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS QUALIFIED BY CBA DISCLOSURE LETTER) OR IN ANY CERTIFICATE, STATEMENT, DOCUMENT OR OTHER INSTRUMENT DELIVERED BY CBA OR ANY OF ITS AFFILIATES PURSUANT TO THIS AGREEMENT, CBA MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO CBA OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES, BUSINESSES, OPERATIONS, FUTURE REVENUE, PROFITABILITY OR SUCCESS, AND CBA HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING HEREIN SHALL EXCUSE ANY FRAUD COMMITTED, OR IMPAIR OR PRECLUDE RECOVERY IN RESPECT OF FRAUD.

ARTICLE V
    REPRESENTATIONS AND WARRANTIES REGARDING PUBCO

Except (a) as disclosed in the Pubco SEC Documents (as defined below) at least three (3) Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature) or (b) as set forth in the corresponding section or subsection of the disclosure letter delivered by Pubco to CBA immediately prior to the execution of this Agreement (the “Pubco Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Pubco Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Pubco hereby represents and warrants to CBA as follows:

Section 5.1    Organization, Standing and Power

(a)    Pubco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Pubco (i) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted in all material respects and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary in all material respects.

(b)    Pubco has previously made available to CBA true and complete copies of the Articles of Incorporation and Bylaws (or comparable organizational documents) of Pubco and each direct and indirect Subsidiary of Pubco (with Pubco, each a “Pubco Company” and collectively the “Pubco Companies”), in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect (the “Pubco Organizational Documents”). No Pubco Company is in violation of any provision of the Pubco Organization Documents.

Section 5.2    Capitalization

(a)    Section 5.2(a) of the Pubco Disclosure Letter sets forth a true and complete description of (i) the issued and outstanding Equity Interests of Pubco, as of the close of business on November 30, 2021 (the “Measurement Date”), (ii) the issued and outstanding Equity Interests of each other Pubco Company, and (iii) the issued and outstanding Equity Interests held by Pubco or any Subsidiary thereof as of the date hereof ((i) through (iii) the “Pubco Equity Interests”). All of the issued and outstanding Pubco Equity Interests are duly authorized, validly issued, fully paid and non-assessable and are free of preemptive rights, and have not been issued in violation of any Contract, the Securities Act or other applicable Law. Except as set forth in Section 5.2(a) of the Pubco Disclosure Letter, no Pubco Company has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of such Pubco Company on any matter. Except as set forth in Section 5.2(a) of the Pubco Disclosure Letter, as of the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Pubco, (B) securities of Pubco or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Pubco or other voting securities or equity interests of Pubco or its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Pubco or its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Pubco or its Subsidiaries, or obligations of Pubco or any of its Subsidiaries to issue, any shares of capital stock of Pubco or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Pubco or its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of Pubco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(b)    To the Knowledge of Pubco as of the date of this Agreement, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Pubco or, to the Knowledge of Pubco, any Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.

Section 5.3    Subsidiaries

Section 5.3 of the Pubco Disclosure Letter sets forth a true and complete list of each Subsidiary of Pubco, including its jurisdiction of incorporation or formation. Each of Pubco’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Pubco Material Adverse Effect. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Pubco, free and clear of all Encumbrances other than Permitted Encumbrances of Pubco and its Subsidiaries. Except (i) as set forth on Section 5.3 of the Pubco Disclosure Letter, and (ii) for the capital stock of, or other equity or voting interests in, its Subsidiaries, Pubco does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 5.4    Authority

(a)    Pubco has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Pubco and the consummation by Pubco of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Pubco and no other corporate proceedings on the part of Pubco are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject to the approval of Pubco’s stockholders in accordance with applicable Law (the “Pubco Stockholder Approval”). This Agreement has been duly executed and delivered by Pubco and, assuming the due authorization, execution and delivery by CBA, Parent and the Merger Subs, constitutes a valid and binding obligation of Pubco, enforceable against Pubco in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)    The Pubco Stockholder Approval is the only vote of the holders of any class or series of the Pubco Common Stock or other securities required in connection with the consummation of the Merger and the other transactions contemplated hereby, including the Parent Class A Common Stock Issuance (as defined below) and issuance of the CBA Closing Consideration.

Section 5.5    No Conflict; Consents and Approvals

(a)    Except as set forth in Section 5.5(a) of the Pubco Disclosure Letter, the execution, delivery and performance of this Agreement by Pubco does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Pubco with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrances in or upon any of the properties, assets or rights of the Pubco Companies under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Articles of Incorporation or Bylaws of Pubco (the “Pubco Governing Documents”), (ii) any Material Contract to which a Pubco Company is a party or by which a Pubco Company or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 5.5(b), any material Law or any rule or regulation of the OTC Bulletin Board applicable to a Pubco Company or by which a Pubco Company or any of their respective properties or assets may be bound.

(b)    Except as set forth in Section 5.5(b) of the Pubco Disclosure Letter, no consent, approval, Order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to a Pubco Company in connection with the execution, delivery and performance of this Agreement by Pubco or the consummation by Pubco of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof.

(c)    The Pubco Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in NRS 78.411 to 78.444, inclusive, are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other transactions contemplated by this Agreement.

Section 5.6    SEC Reports; Financial Statements

Except as set forth in Section 5.6 of the Pubco Disclosure Letter:

(a)    Pubco has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Pubco since January 1, 2019 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Pubco SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Pubco SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Pubco SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Pubco SEC Documents (the “Pubco Financial Statements”) (i) have been prepared in a manner consistent with the books and records of the Pubco Companies, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Pubco Companies as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2020, Pubco has not made any change in the accounting practices or policies applied in the preparation of the Pubco Financial Statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Pubco Companies have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)    Pubco has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Pubco, including its consolidated Subsidiaries, required to be disclosed in Pubco’s periodic and current reports under the Exchange Act, is made known to Pubco’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The principal executive officer and principal financial officer of Pubco have evaluated the effectiveness of Pubco’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Pubco SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)    Except as disclosed in the Pubco SEC Reports, the Pubco Companies have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Pubco’s financial reporting and the preparation of the Pubco Financial Statements for external purposes in accordance with GAAP. Pubco has disclosed, based on its most recent evaluation of Pubco’s internal control over financial reporting prior to the date hereof, to Pubco’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Pubco’s internal control over financial reporting which are reasonably likely to adversely affect Pubco’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Pubco’s internal control over financial reporting.

(e)    Since January 1, 2018, (i) neither Pubco nor any of its Subsidiaries nor, to the Knowledge of Pubco, any director, officer, employee, auditor, accountant or Representative of Pubco or any of its Subsidiaries has received or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Pubco Companies or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Pubco or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Pubco or any of its Subsidiaries, whether or not employed by Pubco or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Pubco or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Pubco Board or any committee thereof or to any director or officer of Pubco or any of its Subsidiaries.

(f)    As of the date of this Agreement, there are no outstanding or unresolved comments with respect to the Pubco SEC Documents. To the Knowledge of Pubco, none of the Pubco SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g)    Neither Pubco nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Pubco and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Pubco or any of its Subsidiaries in Pubco’s or such Subsidiary’s published financial statements or other Pubco SEC Documents.

(h)    Pubco is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the OTC Bulletin Board, in each case, that are applicable to Pubco.

(i)    No Subsidiary of Pubco is required to file any form, report, schedule, statement or other document with the SEC.

(j)    None of the information relating to any Pubco Company contained or incorporated, or to be contained or incorporated, by reference in the Proxy Statement or the Form S-4 or that is provided by Pubco in writing for inclusion or incorporation by reference in any document filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement will (i) in the case of the Proxy Statement, at the time of the mailing thereof, and at the time of the Stockholders Meeting, and (ii) in the case of the Form S-4, at the time the Form S-4 is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that Pubco is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to Pubco, its officers, directors and partners and Subsidiaries (or other information supplied by or on behalf of the Pubco Companies for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.7    No Undisclosed Liabilities

Except as set forth in Section 5.7 of the Pubco Disclosure Letter, no Pubco Company has any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due which are required to be recorded or reflected on a balance sheet under GAAP or disclosed in the notes thereto, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of Pubco and its Subsidiaries as at December 31, 2020 included in the Annual Report on Form 10-K filed by Pubco with the SEC on March 29, 2021 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the Ordinary Course of Business consistent with past practice since December 31, 2020 that are not, individually or in the aggregate, material to Pubco and its Subsidiaries, taken as a whole.

Section 5.8    Absence of Certain Changes or Events

Except as set forth in Section 5.8 of the Pubco Disclosure Letter, since December 31, 2020: (i) except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Pubco Companies have conducted their business only in the Ordinary Course of Business consistent with past practice; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Pubco Material Adverse Effect; and (iii) no Pubco Company has:

(i)    declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of such Pubco Company or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(ii)    amended or otherwise changed, or authorized or proposed to amend or otherwise change, the Pubco Organizational Documents;

(iii)    adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(iv)    changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in applicable Law, or revalued any of its material assets.

Section 5.9    Litigation

Except as set forth in Section 5.9 of the Pubco Disclosure Letter, there is no Action (or basis therefor) pending by or before any Governmental Entity or, to the Knowledge of Pubco, threatened in writing against or affecting any Pubco Company, its properties or assets, or any present or former officer, director or employee of a Pubco Company, in each case, in such individual’s capacity as such. No Pubco Company nor any of its properties or assets is subject to any outstanding Order. There is no Action pending or, to the Knowledge of Pubco, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 5.10    Compliance with Laws

(a)    The Pubco Companies are and have been in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets, including any applicable Communications Laws. No Pubco Company has received, since January 1, 2019, a written notice or other written communication alleging or relating to a possible material violation of any Law applicable to its businesses, operations, properties, or assets. The Pubco Companies have in effect all Permits of all Governmental Entities necessary or advisable for them to own, lease or operate its properties and assets and to carry on its businesses and operations as they are currently conducted, and there has been no violation of, default (with or without notice or lapse of time or both) under or event giving or which may give to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

(b)    Without limiting Section 5.10(a), neither Pubco nor any Subsidiary thereof is, or is required to be, registered as an investment adviser under applicable Law (including, without limitation, the Investment Advisers Act and any other comparable Law in any jurisdiction in which Pubco and/or any Subsidiary thereof operates, or any rules promulgated by any Governmental Entity with respect to providers of Investment Advisory Services).

Section 5.11    Benefit Plans

(a)    Section 5.11(a) of the Pubco Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of the ERISA, whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, in each case, that is material and under which any current or former employee or director of a Pubco Company (or any of their dependents) has any present or future right to compensation or benefits or a Pubco Company sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Pubco Plans”. Pubco has made available to CBA a current, accurate and complete copy of each Pubco Plan, or if such Pubco Plan is not in written form, a written summary of all of the material terms of such Pubco Plan. With respect to each Pubco Plan, Pubco has made available to CBA a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of Pubco concerning the extent of the benefits provided under a Pubco Plan, and (iv) as applicable, the most recent (A) Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b)    Neither Pubco or any member of its controlled group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c)    With respect to Pubco Plans:

(i)    each Pubco Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)    each Pubco Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified, and nothing has occurred to the Knowledge of Pubco that would reasonably be expected to result in the loss of the qualified status of such Pubco Plan;

(iii)    there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the Knowledge of Pubco, threatened, relating to Pubco Plans (other than routine claims for benefits);

(iv)    except as set forth in Section 5.11(c)(v) of the Pubco Disclosure Letter, none of Pubco Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any Person for any reason, except as may be required by COBRA, and none of Pubco or any members of Pubco Controlled Group has any liability to provide post-termination or retiree welfare benefits to any Person or ever represented, promised or contracted to any employee or former employee of Pubco (either individually or to Pubco Company employees as a group) or any other Person that such employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such Person may pay in order to obtain health coverage under COBRA;

(v)    each Pubco Plan is subject exclusively to United States Law; and

(vi)    the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of Pubco to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(d)    Pubco is not a party to any agreement, contract, arrangement or plan (including any Pubco Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code; provided, that this Section 5.11(d) shall be interpreted without regard to the effect of any arrangements put in place by, or by Pubco at the request of, Parent or any of its Affiliates. There is no agreement, plan or other arrangement to which Pubco is a party or by which Pubco is otherwise bound to compensate any Person (via gross up or otherwise) in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e)    Each Pubco Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such Pubco Plan) so that no amount paid or payable pursuant to any such Pubco Plan is subject to any additional Tax or interest under Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law).

Section 5.12    Labor and Employment Matters

(a)    The Pubco Companies are and for the past three (3) years have been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans. During the preceding three (3) years, there has not been, and as of the date of this Agreement there is not pending or, to the Knowledge of Pubco, threatened, any labor dispute, work stoppage, labor strike or lockout against a Pubco Company by employees.

(b)    No employee of a Pubco Company is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the Knowledge of Pubco, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of a Pubco Company. There are no (i) unfair labor practice charges or complaints against a Pubco Company pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the Knowledge of Pubco no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against a Pubco Company that arose out of or under any collective bargaining agreement.

(c)    To the Knowledge of Pubco, no current employee or officer of a Pubco Company intends, or is expected, to terminate such individual’s employment relationship with such Pubco Company in connection with or as a result of the transactions contemplated hereby.

(d)    During the preceding three years, (i) no Pubco Company has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with a Pubco Company affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) no Pubco Company has not engaged in layoffs or employment terminations sufficient in number to trigger notice obligations under any similar state, local or foreign law.

(e)    With respect to any current or former employee, officer, consultant or other service provider of a Pubco Company, there are no Actions against such Pubco Company pending, or to the Knowledge of Pubco, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of a Pubco Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in the Pubco Companies (taken as a whole) incurring a material liability.

(f)    Since January 1, 2019, (i) no allegations of workplace sexual harassment, discrimination or other misconduct relating to such unlawful harassment or discrimination have been initiated, filed before any Governmental Entity, communicated to Pubco or, to the Knowledge of Pubco, threatened, in each case, against a Pubco Company or any of its respective current or former directors, officers or senior level management employees (in each case, in their capacities as such), (ii) to the knowledge of Pubco, no incidents of any such workplace sexual harassment, discrimination or other misconduct relating to such unlawful harassment or discrimination have occurred, and (iii) no Pubco Company has entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their directors, officers or employees described in clause (i) hereof or any independent contractor (in each case, in their capacities as such).

(g)    The Pubco Company are and have at all relevant times been in compliance in all material respects with (i) COVID-19 related Laws, standards, regulations, Orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Entity; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for Tax credits under such Act) and any other applicable COVID-19 related leave Law, whether state, local or otherwise.

Section 5.13    Environmental Matters.  (i) The Pubco Companies have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws in all material respects; (ii) the Pubco Companies have obtained all material Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by a Pubco Company or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of a Pubco Company under applicable Environmental Laws; (iv) no Pubco Company has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that such Pubco Company is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties owned or operated by a Pubco Company or as a result of any operations or activities of a Pubco Company at any location and, to the Knowledge of Pubco, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Pubco under any Environmental Law; and (vi) neither Pubco nor any of its respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

Section 5.14    Taxes

(a)    Each Pubco Company has (i) filed all Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b)    All Taxes not yet due and payable by each Pubco Company as of the date of the most recent Pubco Financial Statements have been, in all respects, properly accrued in accordance with GAAP on the Pubco Financial Statements, and such Pubco Financial Statements reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but unpaid by such Pubco Company through the date of such Pubco Financial Statements. Since December 31, 2020, no Pubco Company has incurred, individually or in the aggregate, any liability for Taxes outside the Ordinary Course of Business consistent with past practice.

(c)    No Pubco Company has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d)    No Tax Action with respect to Taxes or any Tax Return of any Pubco Company are presently in progress or have been asserted, threatened or proposed in writing and to the Knowledge of Pubco, no such Tax Action is being contemplated. No deficiencies or claims for Taxes have been claimed, proposed, assessed or asserted in writing against any Pubco Company by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e)    Each Pubco Company has timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity. Each Pubco Company has timely complied with all information reporting requirements.

(f)    Except as set forth in Section 5.14(f) of the Pubco Disclosure Letter, no Pubco Company has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the CARES Act or Payroll Tax Executive Order, or any similar applicable federal, state or local Law, or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of Pubco to any Governmental Entity.

(g)    No Pubco Company has been a party to or engaged in any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b) or any “listed transaction” as set forth in Treasury Regulations § 1.6011-4(b)(2).

(h)    No Pubco Company (i) is a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation; (ii) is nor has it been a member of a group (other than a group the common parent of which is Pubco) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than Pubco) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract or by operation of Law; or (iv) is or has been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(i)    No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to any Pubco Company which rulings remain in effect.

(j)    No Pubco Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “Closing Agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts reflected in the most recent Pubco Financial Statements, or received in the Ordinary Course of Business since the date of such Pubco Financial Statements, (v) to the Knowledge of Pubco, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) or (vi) an election under Section 965 of the Code, or (vii) the application of Sections 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(k)    There are no Encumbrances on any of the assets or properties of any Pubco Company that arose in connection with any failure to pay any Tax other than Taxes that are not yet due and payable.

(l)    No Pubco Company has distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m)    Pubco has not been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)    No material claim has been made in writing by any Governmental Entity in a jurisdiction where any Pubco Company does not currently file or has filed a Tax Return that such Pubco Company is or may be subject to taxation by such jurisdiction.

(o)    There are no outstanding equity interests of any Pubco Company issued in connection with the performance of services (within the meaning of Section 83 of the Code) that immediately prior to the Effective Time are subject to a substantial risk of forfeiture (as such terms are defined in Section 83 of the Code) and for which a valid election under Section 83(b) of the Code has not been made.

(p)    No Pubco Company has taken any action nor knows of any fact or circumstance that could reasonably be expected to prevent the First Merger and the Second Merger from qualifying for the Intended Tax Treatment.

(q)    Each Pubco Company uses the accrual method of accounting for U.S. federal income Tax purposes.

(r)    For purposes of this Section 5.14, where the context permits, each reference to a Pubco Company shall include a reference to any Person for whose Taxes such Pubco Company is liable under applicable Law.

Section 5.15    Contracts

As of the date of this Agreement, there are no contracts that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), with respect to the Pubco Companies, other than those that have been filed with the SEC, which, for the avoidance of doubt, shall exclude any Pubco Plans (each such contract an “Pubco Material Contract”). (i) Each Pubco Material Contract is valid and binding on the applicable Pubco Company and, to the Knowledge of Pubco, each other party thereto, and is in full force and effect and enforceable against the applicable Pubco Company and, to the Knowledge of Pubco, each other party thereto, in accordance with its terms; (ii) the applicable Pubco Company, and, to the Knowledge of Pubco, each other party thereto, have each performed all material obligations required to be performed thereby under each such Pubco Material Contract; and (iii) there is no material default under any Material Contract by the applicable Pubco Company or, to the Knowledge of Pubco, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, could constitute, a material default on the part of the applicable Pubco Company or, to the Knowledge of Pubco, any other party thereto under any such Pubco Material Contract, nor has Pubco received any notice of any such material default, event or condition. Pubco has made available to CBA true and complete copies of all Pubco Material Contracts, including all amendments and modifications thereto.

Section 5.16    Insurance

Each Pubco Company is covered by valid and currently effective insurance policies issued in favor of such Pubco Company that are customary and adequate for companies of a similar size and nature in the industries and locations in which it operates. Section 5.16 of the Pubco Disclosure Letter sets forth, as of the date hereof, a true and complete list of all current, material insurance policies issued in favor of the Pubco Companies, or pursuant to which a Pubco Company is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) no Pubco Company is in breach or default thereof, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Knowledge of Pubco, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received by a Pubco Company with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated by this Agreement.

Section 5.17    Properties

(a)    The Pubco Companies have good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for Pubco to conduct its business as it is currently conducted, free and clear of all Encumbrances other Permitted Encumbrances. The tangible personal property currently used in the operation of the business of the Pubco Companies is in satisfactory operating condition (ordinary wear and tear excepted).

(b)    Each Pubco Company has complied with the material terms of all leases to which it is a party, if any, and all such leases are in full force and effect. Each Pubco Company enjoys peaceful and undisturbed possession under all such leases in all material respects.

(c)    Section 5.17(c) of the Pubco Disclosure Letter sets forth a true and complete list of (i) all real property owned by or leased by or for the benefit of a Pubco Company, (ii) each lease or license agreement to which any Pubco Company is party as lessee, sublessee, tenant, licensee, or a similar capacity, and (iii) each lease or license agreement to which any Pubco Company is party as lessor, sublessor, landlord, licensor, or a similar capacity.

Section 5.18    Intellectual Property.

(a)    Section 5.18(a) of the Pubco Disclosure Letter sets forth a true and complete list of all (i) material patents and patent applications; (ii) material trademark registrations and applications; and (iii) material copyright registrations and applications, in each case owned by Pubco and a true and complete list of all domain names owned or exclusively licensed by the Pubco Companies (collectively, “Pubco Registered IP”). All of the Pubco Registered IP is subsisting, valid and enforceable. No Pubco Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the Knowledge of Pubco, no such action is threatened with respect to any of Pubco Registered IP. Pubco owns exclusively, free and clear of any and all Encumbrances (other than Permitted Encumbrances), all Pubco Registered IP.

(b)    The Pubco Companies own or have valid right to use, transfer, license and sublicense all of the Intellectual Property that is necessary to conduct their respective businesses as currently conducted by the Pubco Companies.

(c)    The Pubco Companies have taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material trade secret of the Pubco Companies.

(d)    The conduct of the businesses of the Pubco Companies has not infringed or misappropriated, and does not infringe or misappropriate, any Intellectual Property of any Person. No Pubco Company has received any written notice or claim asserting or suggesting that any such infringement or misappropriation is or may be occurring or has or may have occurred. To the Knowledge of Pubco, no Person is infringing or misappropriating in any material respect any Pubco Registered IP.

(e)    The Pubco Companies have taken commercially reasonable steps to protect the confidentiality and security of the IT Systems used by the Pubco Companies and the information and transactions stored or contained therein or transmitted thereby. (i) To the Knowledge of Pubco, during the past two (2) years, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data, and (ii) during the past two (2) years, there have been no material failures, crashes, viruses, security breaches (including any unauthorized access to any personally identifiable information) resulting in notification to any individual or Governmental Entity, affecting the IT Systems.

(f)    (i) The Pubco Companies have complied in all material respects with all applicable Privacy Laws and Laws relating to the collection, retention, protection, and use of Personal Information collected, used, or held for use by a Pubco Company, (ii) during the past two (2) years, no claims have been asserted or, to the Knowledge of Pubco, threatened, in writing against a Pubco Company alleging a violation of any Person’s privacy or Personal Information, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any Privacy Laws and (iv) the Pubco Companies have taken commercially reasonable steps to protect the Personal Information collected, used or held for use thereby against loss and unauthorized access, use, modification, disclosure or other misuse.

(g)    The execution, delivery and performance by Pubco of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of Pubco’s rights or obligations under any agreement under which Pubco grants to any Person, or any Person grants to Pubco, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of the Pubco Companies.

Section 5.19    Related Party Transactions

Except as has been filed with the SEC, since January 1, 2019 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between a Pubco Company, on the one hand, and an Affiliate thereof, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 5.20    Certain Payments

(a)    Neither any Pubco Company nor, to the Knowledge of Pubco, any of its or their respective directors, executives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 5.21    Brokers

No broker, investment banker, financial advisor or other Person, the fees and expenses of which will be paid by Pubco, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pubco.

Section 5.22    State Takeover Statutes

Except as set forth in Section 5.22 of the Pubco Disclosure Letter, no Takeover Laws or any similar anti-takeover provision in the Articles of Incorporation or Bylaws of Pubco applicable to Pubco are, or at the Effective Time will be, applicable to this Agreement, the Merger, the Pubco Common Stock Issuance, or any of the other transactions contemplated hereby.

Section 5.23    No Other Representations or Warranties

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS QUALIFIED BY THE PUBCO DISCLOSURE LETTER) OR IN ANY CERTIFICATE, STATEMENT, DOCUMENT OR OTHER INSTRUMENT DELIVERED BY PUBCO, PUBCO MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PUBCO OR ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES, BUSINESSES, OPERATIONS, FUTURE REVENUE, PROFITABILITY OR SUCCESS, AND PUBCO HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING HEREIN SHALL EXCUSE ANY FRAUD COMMITTED, OR IMPAIR OR PRECLUDE RECOVERY IN RESPECT OF FRAUD.

ARTICLE VI
    REPRESENTATIONS AND WARRANTIES REGARDING PARENT AND MERGER SUBS

Parent represents and warrants to CBA that the statements set forth in this ARTICLE VI are true and correct as follows:

Section 6.1    Organization, Standing and Power

(a)    Each of Parent and First Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent, First Merger Sub and Second Merger Sub (i) has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary. Parent has previously made available to CBA true and complete copies of the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each of Parent and Merger Subs, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect. None of Parent, First Merger Sub or Second Merger Sub is in violation of any provision of its respective Certificate of Incorporation, operating agreement or Bylaws.

Section 6.2    Capital Stock

(a)    The authorized capital stock of Parent consists of 15,000,000 shares of common stock, of which no shares are issued and outstanding.

(b)    The authorized capital stock of First Merger Sub consists of one thousand (1,000) shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding, all of which shares are beneficially owned by Parent.

(c)    Parent is the sole member of Second Merger Sub and all of the issued and outstanding membership interests of Second Merger Sub are beneficially owned by Parent.

(d)    The shares of Parent Class A Common Stock and Parent Class B Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(e)    As of the date of this Agreement, no Disqualifying Event is applicable to Parent or any Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.

Section 6.3    Subsidiaries

Parent does not have any Subsidiaries other than First Merger Sub and Second Merger Sub.

Section 6.4    Authority

Each of Parent, First Merger Sub and Second Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby, including the issuance of the shares of Parent Class A Common Stock to the holders of Pubco Common Stock in the Pubco Shareholder Issuance (the “Parent Class A Common Stock Issuance”) and the issuance of Parent Class A Common Stock, Parent Class B Common Stock and warrants to CBA Member as CBA Closing Consideration. The execution, delivery and performance of this Agreement by Parent and Merger Subs and the consummation by Parent and Merger Subs of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and Merger Subs and no other corporate proceedings on the part of Parent or Merger Subs are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby and, assuming the due authorization, execution and delivery by CBA and Pubco, constitutes a valid and binding obligation of each of Parent, First Merger Sub and Second Merger Sub, enforceable against each of Parent, First Merger Sub and Second Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 6.5    No Conflict; Consents and Approvals

(a)    The execution, delivery and performance of this Agreement by each of Parent, First Merger Sub and Second Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Subs with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrances in or upon any of the properties, assets or rights of Parent or Merger Subs under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or First Merger Sub, or (ii) the Certificate of Formation or limited liability company agreement of Second Merger Sub.

(b)    Except as set forth in Section 5.4(b) of the Pubco Disclosure Letter, no consent, approval, Order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Subs in connection with the execution, delivery and performance of this Agreement by Parent or Merger Subs or the consummation by Parent or Merger Subs of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof.

Section 6.6    No Prior Business or Assets

Parent was formed solely for the purpose of holding the shares and limited liability company interest of the Merger Subs and engaging in the transactions contemplated hereby, and has engaged in no business other than in connection with the transactions contemplated by this Agreement. Parent has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, except as contemplated by the terms of this Agreement, and no assets other than the shares and limited liability company interest in the Merger Subs. First Merger Sub was formed solely for the purpose of engaging in the First Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. First Merger Sub has no assets and no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, except as contemplated by the terms of this Agreement. Second Merger Sub was formed solely for the purpose of engaging in the Second Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. Second Merger Sub has no assets and no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, except as contemplated by the terms of this Agreement.

Section 6.7    Brokers

No broker, investment banker, financial advisor or other Person, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 6.8    State Takeover Statutes

No Takeover Laws, nor any similar anti-takeover provision in the Articles of Incorporation or Bylaws of Parent or First Merger Sub, in either case applicable to such Person are, or at the Effective Time will be, applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby.

Section 6.9    No Other Representations or Warranties

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VI OR IN ANY CERTIFICATE, STATEMENT, DOCUMENT OR OTHER INSTRUMENT DELIVERED BY PARENT OR A MERGER SUB PURSUANT TO THIS AGREEMENT, PARENT AND MERGER SUBS MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT OR MERGER SUBS, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES, BUSINESSES, OPERATIONS, FUTURE REVENUE, PROFITABILITY OR SUCCESS, IF ANY, AND PARENT AND MERGER SUBS HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY, IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING HEREIN SHALL EXCUSE ANY FRAUD COMMITTED, OR IMPAIR OR PRECLUDE RECOVERY IN RESPECT OF FRAUD.

ARTICLE VII

COVENANTS

Section 7.1    Preparation of the Form S-4 and the Proxy Statement; Stockholder Approval; Section 16 Matters

(a)    As promptly as reasonably practicable following the date of this Agreement, and in any event within forty-five (45) days after the execution of this Agreement, (i) Pubco shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form with respect to the Stockholders Meeting and (ii) Pubco and Parent shall jointly prepare and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (the “Form S-4”), which will include the Proxy Statement, to register under the Securities Act the shares of Parent Class A Common Stock and Parent Class B Common Stock to be issued in the Merger, and the Warrants and the Parent Class A Common Stock issuable pursuant to the Warrants (the “Registered Securities”). Each of Pubco and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective until the earlier to occur of (x) the date the Warrants are exercised and all shares have been issued in connection therewith, and (y) the date the Warrants are terminated pursuant to the terms thereof, unless this Agreement is earlier terminated pursuant to Section 9.1. Each of Pubco, Parent and CBA shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Proxy Statement and, as applicable, shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of Pubco and Parent shall promptly notify the other Party and CBA upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other Party and CBA with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Proxy Statement received from the SEC and advise the other Party and CBA of any oral comments with respect to the Form S-4 or the Proxy Statement received from the SEC. Each of Pubco and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the Proxy Statement, as applicable. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC, mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Pubco and Parent, as applicable, shall cooperate with the other Party and CBA, and provide the other Party and CBA a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable comments provided by the other Party and CBA. Pubco shall notify Parent and CBA, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and Pubco shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Pubco shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and Parent and CBA shall furnish all information concerning such Person and its equity holders as may be reasonably requested in connection with any such actions.

(b)    If, at any time prior to the receipt of Pubco Stockholder Approval, any information relating to Pubco or Parent or any of their respective Affiliates, should be discovered by Pubco, Parent or CBA which, in the reasonable judgment of Pubco or CBA, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and Pubco and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Pubco and Parent. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a).

(c)    As promptly as practicable following the S-4 being declared effective, Pubco shall, in accordance with applicable Law and the Pubco Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting solely for the purpose of obtaining Pubco Stockholder Approval (and other matters that shall be submitted to the holders of Pubco Common Stock at such meeting); provided, that such record date shall not be more than ninety (90) days prior to the date of the Stockholders Meeting. Pubco shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to its stockholders entitled to vote at the Stockholders Meeting and to hold the Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Except to the extent that the Pubco Board shall have effected a Pubco Adverse Recommendation Change as permitted by Section 7.6. Pubco shall, through the Pubco Board, recommend to its stockholders that they provide the Pubco Stockholder Approval, include the Pubco Recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Stockholder Approval. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Stockholders Meeting is scheduled, Pubco has not received proxies representing a sufficient number of shares of Pubco Common Stock to obtain the Stockholder Approval, whether or not a quorum is present, Pubco shall have the right to make one or more successive postponements or adjournments of the Stockholders Meeting (provided, however, that the Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than thirty (30) days after the date for which the Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)) or (ii) more than one hundred twenty (120) days from the record date for the Stockholders Meeting; provided, further, the Stockholders Meeting may not be postponed or adjourned on the date the Stockholders Meeting is scheduled if Pubco shall have received proxies in respect of an aggregate number of shares of Pubco Common Stock, which have not been withdrawn, such that Stockholder Approval would be obtained at such meeting.

(d)    Prior to the Effective Time, each of Parent, Pubco and CBA shall take all such steps as may be necessary or appropriate to cause the acquisitions of Parent Class A Common Stock and Parent Class B Common Stock (including derivative securities with respect to such Parent Class A Common Stock and Parent Class B Common Stock) resulting from the transactions contemplated by this Agreement or disposition of Pubco Common Stock by each Person who will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.2    Interim Operating Covenants

(a)    CBA covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except as required by applicable Law or any Governmental Entity, or as otherwise contemplated by the terms of this Agreement (including Section 7.13 and Section 7.14 hereof), it shall use commercially reasonable efforts to conduct its business, and cause each Subsidiary to conduct its business, in the ordinary course. Without limiting the foregoing, CBA shall not, nor permit any Subsidiary to, take any of the following actions (the “Interim Period Restricted Actions”), without Pubco’s prior written consent:

(1)    implement or adopt any material change in its material accounting principles, practices or methods, other than as may be required by Law or applicable accounting requirements;

(2)    terminate, enter into, establish, adopt, or materially amend any CBA Plan or employment agreement, or materially increase the compensation of any Employee, other than, in any such case, (w) as would not result in liability to CBA following the Closing, (x) in the Ordinary Course of Business, or (y) as required by any CBA Plan or employment agreement in effect as of the date hereof;

(3)    accept any assignment or transfer of any assets or liabilities from any Person, including CBA Member, except those set forth on Schedule 7.2(a)(3);

(4)    acquire (by merger or stock or asset purchase or otherwise) any corporation, partnership, other business organization or any material business or division thereof;

(5)    amend the CBA Organizational Documents or any other organization documents thereof;

(6)    issue any additional shares of its own capital stock or equity interests, or any options, warrants, convertible securities or other rights exercisable therefor or convertible thereinto, other than pursuant to the exercise or conversion of any options, warrants, convertible securities or other rights that are outstanding on the date hereof;

(7)    adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its own capital stock or equity interests, or any options, warrants, convertible securities or other rights exercisable therefor or convertible thereinto;

(8)    make any change in its material Tax elections or accounting methods, or enter into any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of material Taxes, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(9)    (i) make any investment in any Person (other than in money market funds, cash equivalents or Fund Investments), or (ii) incur any expenses outside the Ordinary Course of Business greater than one hundred thousand dollars ($100,000) individually or two hundred fifty thousand dollars ($250,000) in the aggregate (other than expenses incurred in connection with the consummation (or in preparation of the consummation) of the Merger and the other transactions contemplated by this Agreement and the other Ancillary Agreements);

(10)    transfer any of its material assets, other than transactions in the Ordinary Course of Business; or

(11)    enter into any Contract with respect to any of the foregoing.

(b)    Pubco covenants and agrees that, during the Interim Period, except as required by applicable Law or any Governmental Entity, or as otherwise contemplated hereby, it shall use commercially reasonable efforts to conduct its business, and cause each Subsidiary to conduct its business, in the ordinary course. Without limiting the foregoing, Pubco shall not, nor permit any Subsidiary to, take any of the Interim Period Restricted Actions, mutatis mutandis without CBA’s prior written consent; provided, that during the Interim Period, Pubco shall be permitted to pay the fees and bonus amounts to the individuals in each case as set forth in Schedule 7.2(b); provided, further, for purposes of this Section 7.2(b), Fund Investments shall mean investments by a Pubco Company in a Public Fund.

Section 7.3    Indemnification, Exculpation and Insurance

(a)    The provisions of the CBA Organizational Documents and the Pubco Organizational Documents with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of CBA or Pubco, as applicable, that are presently set forth therein shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of CBA or Pubco, unless such modification is required by applicable Law.

(b)    From and after the Effective Time, Parent and Pubco shall maintain directors’ and officers’ liability insurance policies, in form satisfactory to CBA Member, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent.

(c)    In the event Parent, Pubco or CBA, or its or their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, Pubco or CBA shall succeed to the obligations set forth in this Section 7.3.

Section 7.4    Resale Registration Statement

(a)    Parent shall prepare and file or cause to be prepared and filed with the SEC, as soon as practicable following the Closing Date (but in no event later than thirty (30) days following the Closing Date), a Registration Statement for an offering to be made on a continuous basis, pursuant to Rule 415 of the Securities Act or any successor thereto, registering the resale from time to time by CBA Member, its Affiliates (as defined in the Stockholder Agreement), such Affiliates of Parent set forth on Schedule 7.4(a), and any other Person who executes an Additional Purchase Subscription Agreement pursuant to Section 7.9 named as “selling shareholders” therein (collectively, the “Holders”) of all of the CBA Closing Consideration and Pubco Shareholder Issuance, and all shares of Parent Class A Common Stock acquired by the CBA Member, its Affiliates (as defined in the Stockholder Agreement), such Affiliates of Parent set forth on Schedule 7.4(a), and any other Person who executes an Additional Purchase Subscription Agreement pursuant to Section 7.9 (the “Resale Shelf Registration Statement” and any CBA Closing Consideration or Pubco Shareholder Issuance so registered, the “Registrable Shares”). The Resale Shelf Registration Statement shall be on Form S-3 (or, if Form S-3 is not available to be used by Parent at such time, on Form S-1 or another appropriate form permitting Registration of such CBA Closing Consideration and Pubco Shareholder Issuance for resale). If the Resale Shelf Registration Statement is initially filed on Form S-1 and thereafter Parent becomes eligible to use Form S-3 for secondary sales, Parent shall use commercially reasonable efforts to cause such Resale Shelf Registration Statement to be amended by post-effective amendment as promptly as practicable, such that the Resale Shelf Registration Statement shall be on Form S-3. Parent shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing but no later than the earlier of (i) 180 days following the Closing Date and (ii) the tenth (10th) Business Day after the date Parent is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review and shall provide prompt notice to the Holders of such effectiveness; provided, however, that Parent’s obligations to include the Registrable Shares held by the Holders in the Resale Shelf Registration Statement are contingent upon the Holders timely furnishing in writing to Parent such information regarding the Holders, the securities of Parent to be held by the Holders and the intended method of disposition of the Registrable Shares as shall be reasonably requested by the Parent to effect the registration of the Registrable Shares, and the Holders shall execute such documents in connection with such registration as Parent may reasonably request that are customary of a selling stockholder in similar situations.

(b)    CBA Member agrees to comply with all applicable federal and state securities Laws in connection with the resale of Registrable Shares pursuant to the Resale Shelf Registration Statement. Parent shall notify CBA Member promptly upon discovery that the Resale Shelf Registration Statement or any supplement to any prospectus forming a part of the Resale Shelf Registration Statement contains a Material Misstatement and shall use commercially reasonable efforts to supplement or amend such prospectus as promptly as practicable so that such prospectus will not contain such Material Misstatement and shall provide a copy of such supplemented or amended prospectus to CBA Member as promptly as practicable, but no later than one (1) Business Day following the filing thereof with the SEC. Upon being notified by Parent of any Material Misstatement, CBA Member shall refrain from selling any Registrable Shares pursuant to the Resale Shelf Registration Statement until such holder receives from Parent copies of a supplemented or amended prospectus prepared and filed by Parent, or until Parent notifies such holders in writing that the then current prospectus may be used.

(c)    Following declaration of the effectiveness of the Resale Shelf Registration Statement, Parent shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be continuously effective until such time as all Registrable Shares covered by such Resale Shelf Registration Statement (i) have been sold (whether pursuant to such Resale Shelf Registration Statement or otherwise) or (ii) may be transferred under Rule 144 or another similar exemption under the Securities Act without manner of sale or volume restrictions (such period, the “Registration Period”).

(d)    From the date of this Agreement until the end of the Registration Period, Parent shall make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, and file with the SEC in a timely manner all reports and other documents required to be filed by Parent under the Securities Act and the Exchange Act.

Section 7.5    Access to Information; Confidentiality.

(a)    During the Interim Period, each of the Parties shall, and shall cause each of their respective subsidiaries to, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records that the other Party may reasonably request and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties (i) any information concerning such Party or its respective subsidiaries (including with respect to any pending or threatened Action) as the other Party may reasonably request and (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws. In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of the Proxy Statement, prior to the Stockholders Meeting, respectively, and at such other times as may be reasonably requested. No investigation under this Section 7.5(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.5(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the Ordinary Course of Business in accordance with this Agreement (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege). The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the Effective Time, the Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which any of the other Parties or any other of their respective subsidiaries has a business relationship regarding the business of the other Parties and their respective subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.5(a) shall be deemed to restrict the Parties from contacting such parties in pursuing the business of the Parties operating in the ordinary course).

(b)    From and after the date hereof, each of the Parties shall, and shall cause each of their respective Affiliates to, keep confidential the terms and existence of this Agreement and the Ancillary Agreements and the negotiations relating thereto and all documents and information obtained by a Party from another Party in connection with the transactions contemplated hereby (collectively, the “Confidential Information”) except (i) to the extent that it is reasonably necessary to disclose the Confidential Information to obtain the regulatory approvals or third party consents or to satisfy third party notice obligations, (ii) for disclosures otherwise made in satisfaction of any of the obligations under this Agreement, (iii) to the extent required by applicable Law (including any filings required by the SEC), (iv) as made public prior to the date hereof by a Party not in violation of this Agreement, (v) CBA may disclose such information to each Public Fund Board, and (vi) without duplication of the foregoing, each of Pubco and CBA may disclose such information to such Person’s equity holders or Affiliates, and their respective Representatives, but subject to the prior receipt of an applicable confidentiality agreement.

(c)    The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is terminated prior to the Closing, then the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(d)    So long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, (a) the foregoing shall not apply to any press release or public announcement so long as any statements contained therein concerning this Agreement and the transactions contemplated hereby are consistent with previous releases or announcements made by the applicable Party with respect to which such Party has complied with the provisions of this Section 7.5(d); and (b) a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. Pubco and CBA agree that the initial press release to be issued in connection with the transactions contemplated hereby shall be in a form mutually agreed. Notwithstanding the foregoing, the restrictions set forth in this Section 7.5 shall not apply to any release, statement, announcement, or other disclosure made with respect to a Pubco Adverse Recommendation Change issued or made in compliance with Section 7.6(b), or any other disclosures issued or made in compliance with Section 7.5(d).

Section 7.6    No Solicitation.

(a)    Takeover Proposal. Pubco shall not, and shall cause its Subsidiaries and its or its Subsidiaries’ Representatives not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal, or, subject to Section 7.6(b), conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Pubco or its Subsidiaries to, afford access to the business, properties, assets, books, or records of Pubco or its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal.

(b)    Superior Proposal. Notwithstanding Section 7.6(a), the Pubco Board, directly or indirectly through any Representative, may: (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Pubco Board believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal; (ii) following receipt of and on account of a Superior Proposal, make a Pubco Adverse Recommendation Change, but in each case, only if the Pubco Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Pubco Board from disclosing to the Pubco Stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if Pubco determines, after consultation with its financial advisors and outside legal counsel, that failure to disclose such position would be inconsistent with its fiduciary duties under applicable Law.

(c)    Appropriate Action; Consents; Filings. Upon the terms and subject to the conditions set forth in this Agreement, each Party shall and shall cause its respective Affiliates to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in ARTICLE VIII to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Entity in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that neither Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Party, any of its Subsidiaries (including Subsidiaries of Parent after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its Subsidiaries (including Subsidiaries of Parent after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

(d)    In connection with and without limiting the foregoing, each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Entity and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Party shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity.

(e)    Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Merger and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

(f)    Notification of Certain Matters. Each Party shall give prompt notice to the other Parties of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(g)    Each Party shall give prompt notice to the other Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date (as defined below) or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

(h)    Pubco shall give prompt notice to the other Parties of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any Subsidiary, or any of their respective directors, officers or partners that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. Pubco shall give CBA the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Pubco Companies and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without CBA’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(i)    Parent shall take all actions necessary to (a) cause the Merger Subs to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Effective Time, the Merger Subs shall not conduct any business or make any investments or incur or guarantee any Indebtedness other than as specifically contemplated by this Agreement.

Section 7.7    Further Assurances

Subject to the terms and conditions of this Agreement, each Party shall, from time to time, execute such further instruments and take such other actions as any other Party shall reasonably request in order to fulfill its obligations under this Agreement or the Ancillary Agreements contemplated hereby, to effectuate the purposes of this Agreement and the Ancillary Agreements contemplated hereby and to provide for the orderly and efficient transition of the ownership of Pubco and CBA to Parent; provided, however, that any actions not specifically required by other provisions of this Agreement and the Ancillary Agreements contemplated hereby to be taken after the Closing shall be at the expense of the Party requesting that such action be taken.

Section 7.8    Employee Benefits.

(a)    For a period of not less than twelve (12) months after the Closing Date, Parent shall, or shall cause each Surviving Company to provide each Person set forth on Schedule 7.8 (each, a “Continuing Employee”) with (i) (A) base salary or base hourly wage rate (as applicable) and (B) cash incentive compensation opportunity (including bonuses and commissions), in each case in an amount at least equal to the level that was provided to each such Continuing Employee as of immediately prior to the Effective Time and (ii) employee benefits that are no less favorable in the aggregate than those provided to each such Continuing Employee as of immediately prior to the Effective Time.

(b)    Parent shall, or shall cause each Surviving Company to, ensure that, as of the Effective Time, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits) for service with, as applicable CBA or Pubco (or predecessor employers to the extent CBA or Pubco provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent or such Surviving Company, as applicable, in which such employees become participants; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. As of the Effective Time, Parent shall, or shall cause each Surviving Company to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable CBA Plan or Pubco Plan, as applicable, as of the Effective Time and shall not be subject to accrual limits or forfeiture.

(c)    From and after the Effective Time, with respect to each benefit plan maintained by Parent or a Surviving Company that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Welfare Plan”) in which any Continuing Employee is or becomes eligible to participate, Parent or the Surviving Company shall use commercially reasonable efforts to cause each such Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Welfare Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding CBA Plan or Pubco Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Welfare Plan; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Welfare Plan in satisfying any applicable co-payment or deductible requirements under such Welfare Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable CBA Plan.

(d)    Nothing in this Section 7.8 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular CBA Plan or Pubco Plan, (ii) prevent Parent from amending or terminating any of its benefit plans in accordance with their terms, (iii) create a right in any employee to employment with Parent or the Surviving Companies, or (iv) create any third-party beneficiary rights in any Person with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or the Surviving Companies under any benefit plan which Parent or the Surviving Companies may maintain.

Section 7.9    Post-Closing Purchase of Parent Shares

No later than five (5) trading days following the Closing Date, CBA Member, or its designee(s), shall enter into a short-form securities purchase agreement, substantially in the form of Exhibit G hereto (the “Additional Purchase Subscription Agreement”), pursuant to which CBA Member (and/or such designee(s)) shall subscribe and purchase from Parent, and Parent shall issue and sell to CBA Member (and/or such designee(s)), an aggregate one hundred thousand (100,000) shares of Parent Class A Common Stock (such number subject to appropriate adjustment for any stock dividends, stock splits or other similar transactions‐ between the Closing and the date of such purchase), at a price per Parent Class A Common Stock equal to the lesser of (a) Eight Dollars ($8.00) and (b) the VWAP on the Closing Date. Following the close of trading on the Business Day immediately preceding the Closing Date, the Parties shall determine and mutually agree upon the VWAP. Additionally, (i) CBA Member, or its designee(s), shall have the right, but not the obligation, by delivering to Parent a partially executed Additional Purchase Subscription Agreement no later than five (5) trading days following the Closing Date, to elect to purchase up to two hundred fifty thousand (250,000) shares of Parent Class A Common Stock (such number subject to appropriate adjustment for any stock dividends, stock splits or other similar transactions between the Closing and the date of such purchase), and (ii) each employee, officer or director of Pubco (as of immediately prior to the Closing), as approved by the Pubco Board prior to Closing, shall have the right, but not the obligation, by delivering to Parent a partially executed Additional Purchase Subscription Agreement, no later than five (5) trading days following the Closing Date, to elect to purchase up to fifty-five thousand (55,000) shares of Parent Class A Common Stock (such number subject to appropriate adjustment for any stock dividends, stock splits or other similar transactions between the Closing and the date of such purchase), in each case at a price per share of Parent Class A Common Stock equal to the lesser of (1) Eight Dollars ($8.00) and (2) the VWAP on the Closing Date.

Section 7.10    Parent Certificate of Incorporation

Parent hereby covenants and agrees that, at Closing, Parent’s (a) Certificate of Incorporation shall be amended and restated in the form attached hereto as Exhibit H-1 (the “A&R Certificate of Incorporation”), and (b) Bylaws shall be amended and restated in the form attached hereto as Exhibit H-2 (the “A&R Bylaws”). Following the Closing Date, Parent shall not allow an amendment or modification to Section 4.06 of the A&R Certificate of Incorporation without the approval of a majority of Parent’s Board of Directors, which shall include the affirmative vote of David Sherman (if and to the extent he is a member of Parent’s Board of Directors) for so long as the Principal Stockholder and its Affiliates (each as defined in the Stockholder Agreement and Section 6.01 of the A&R Certificate of Incorporation, respectively) directly or indirectly owns more than five percent (5%) of the then issued and outstanding aggregate shares of Parent Class A Common Stock and Parent Class B Common Stock. Following the Closing Date, Parent shall not allow an issuance of equity of Parent Class A Common Stock, Class B Common Stock, or warrants, rights, or options to purchase securities of Parent that would dilute CBA Member below twenty-five percent (25%) of the issued and outstanding aggregate shares of Parent Class A Common Stock and Parent Class B Common Stock without the approval of a majority of Parent’s Board of Directors, which shall include the affirmative vote of David Sherman (if and to the extent he is a member of Parent’s Board of Directors) for so long as the Principal Stockholder and its Affiliates (each as defined in the Stockholder Agreement and Section 6.01 of the A&R Certificate of Incorporation, respectively) directly or indirectly owns more than five percent (5%) of the then issued and outstanding aggregate shares of Parent Class A Common Stock and Parent Class B Common Stock.

Section 7.11    eBuild Ventures, LLC

At Closing, concurrently with the consummation of the Merger, in consideration of the transactions contemplated hereby, CBA Member will assign and transfer all of the issued and outstanding equity of eBuild Ventures, LLC (which will, following the assignment of the assets listed in Section 4 of Schedule 7.2(a)(3), own all assets exclusively related to the SPACObserver.com business, among other things) to Parent.

Section 7.12    FINRA Notification; Delisting; Investment Advisory Services

(a)    Pubco shall prepare and file an Issuer Company-Related Action Notification Form (the “FINRA Notification”) in accordance with FINRA Rule 6490 with the Financial Industry Regulatory Authority (“FINRA”) regarding the Merger and the other corporate actions to be taken by Pubco as contemplated hereunder and pay to FINRA the fee therefor. The FINRA Notification shall be filed no later than ten (10) days prior to the date of the Stockholders Meeting. Each of the other Parties shall furnish all information reasonably requested by Pubco, and provide such other assistance as Pubco reasonable requests, in connection with the preparation and filing of the FINRA Notification and in connection with any responses to comments or inquiries made by FINRA with regard to the FINRA Notification. In the event of a deficiency determination by FINRA pursuant to FINRA Rule 6490(d)(3), PubCo shall promptly commence and diligently pursue an appeal of such determination in accordance with FINRA Rule 6490(e) and shall make any reasonable changes to the FINRA Notification that may be required in connection with a successful appeal. Each of the other Parties shall furnish all information reasonably requested by Pubco and provide such other assistance as Pubco reasonable requests, in connection with such appeal.

(b)    Prior to the Closing, Pubco shall use its commercially reasonable efforts to (a) remove the Pubco Common Stock from the OTCQB Marketplace, and (b) cause Pubco’s ticker symbol to cease being quoted on the OTCQB Marketplace (collectively, the “Delisting”), in each case effective as of the Closing. Each of the other Parties shall provide such assistance as may be reasonably requested by Pubco in connection with the Delisting.

(c)    If and to the extent, after the date hereof, Pubco or any Subsidiary thereof becomes required (as reasonably determined by the CBA Member upon advice of its regular funds counsel (or any replacement thereof) and following consultation with Pubco (provided, in the event of a disagreement with Pubco with respect to the foregoing, the advice of CBA Member’s counsel shall control) to be registered as an investment adviser under applicable Law (including, without limitation, the Investment Advisers Act and any other comparable Law in any jurisdiction in which Pubco and/or any Subsidiary thereof operates, or any rules promulgated by any Governmental Entity with respect to providers of Investment Advisory Services) as a result of services it renders pursuant to a Contract then in effect to which it is a party (each a “Fund Services Agreement”), Pubco or such Subsidiary shall use its reasonable best efforts to amend such Fund Services Agreement so as to remove the obligation to provide any service which requires Pubco or such Subsidiary to be registered as an investment adviser under applicable Law.

Section 7.13    Side Letter to Lease

Prior to Closing, CBA and CBA Member shall use commercially reasonable efforts to enter into a Side Letter to that certain Lease Agreement made as of November 23, 2018 between EPN Enterprises, Inc., as landlord, and CBA Member, as tenant, as hereafter may be amended and/or assigned, on the terms set forth in Exhibit J hereto.

Section 7.14    Employment Agreement Amendments

On or prior to Closing, CBA and CBA Member shall use commercially reasonable efforts to cause each current employee of CBA Member set forth on Schedule 7.8 (other than David Sherman) to execute and deliver to CBA an Employment Agreement Amendment and Assignment and Assumption Agreement and an Offer of Engagement Letter, in each case substantially in the forms attached hereto as Exhibit K.

ARTICLE VIII

CONDITIONS

Section 8.1    Conditions to Each Party’s Obligation to Effect the Merger

(a)    Stockholder Approval. The Pubco Stockholder Approval shall have been obtained in accordance with applicable Law and the Pubco Governing Documents.

(b)    No Injunctions or Restraints. No Order issued by any Governmental Entity of competent jurisdiction prohibiting consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(c)    Form S‑4. The Form S‑4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S‑4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

(d)    FINRA Approval. FINRA shall not have provided written notice to PubCo in accordance with FINRA Rule 6490(d)(4) that the FINRA Notification is deficient, or if FINRA has so notified PubCo, either (i) such notification has been withdrawn by FINRA or (ii) a FINRA subcommittee has determined that the FINRA Notification (or any appropriate amendment thereto) should be processed by FINRA, and Pubco shall have received all FINRA approvals necessary for the quoting of Parent Class A Common Stock on the over-the-counter (OTC) market.

(e)    OTC Market. The Parent Class A Common Stock shall be quoted on the over-the-counter (OTC) market.

Section 8.2    Conditions to Pubco’s Obligation to Effect the Merger

The obligations of Pubco to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by Pubco, at or prior to the Effective Time, of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties contained in Section 4.1 (Organization, Standing and Power), Section 4.2 (Capitalization), Section 4.4 (Authority), Section 4.14 (Taxes), Section 4.19 (Related Party Transactions), Section 4.20 (Brokers), Section 6.1 (Organization, Standing and Power), Section 6.2 (Capital Stock), Section 6.4 (Authority) and Section 6.7 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (ii) each of the other representations and warranties of CBA contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or CBA Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a CBA Material Adverse Effect.

(b)    Performance of Covenants and Obligations of CBA. CBA shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Effective Time.

(c)    Absence of Material Adverse Effect. On the Closing Date, no circumstance shall exist that constitutes a CBA Material Adverse Effect.

(d)    Closing Deliveries. Unless waived in writing by Pubco, CBA shall have delivered, at or before the Closing, to Pubco and Parent, the following documents, each of which shall be in full force and effect at Closing:

(1)    the certificate of merger for the Second Merger, duly executed by Second Merger Sub and CBA;

(2)    evidence in a form reasonably satisfactory to Pubco that the consents, approvals, waivers and notices set forth on Schedule 8.2(d) shall have been obtained or given, as applicable;

(3)    a certificate of an authorized officer of CBA certifying that (i) attached thereto are true and complete copies of all resolutions adopted by the Manager of CBA authorizing the execution, delivery and performance of this Agreement and the other transaction documents to which CBA is a party and the consummation of the transactions contemplated hereby and thereby, and (ii) all such resolutions are in full force and effect and are all the resolutions adopted by the Manager in connection with the transactions contemplated hereby;

(4)    a certificate of an authorized officer of CBA certifying that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied;

(5)    the Certificate of Formation of CBA, certified within ten (10) Business Days prior to Closing by the secretary of state of the state of Delaware and a good standing certificate from the secretary of state of the state of Delaware, dated within ten (10) Business Days of Closing;

(6)    a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulations Section 1.1445-11T(d)(2)(i), dated as of the Closing Date and executed by CBA, together with written authorization for Parent to deliver such notice to the Internal Revenue Service on behalf of CBA after the Closing, and a certification that the CBA Equity Interests are not “United States real property interests” as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code (in a form reasonably acceptable to Pubco), in each case, validly executed by a duly authorized officer of CBA;

(7)    the Cohanzick Services Agreement, duly executed by CBA Member and CBA;

(8)    the Stockholder Agreement, duly executed by CBA Member;

(9)    the Voting Agreement, duly executed by Parent and the shareholders set forth on Schedule 1.1; and

(10)    the Registration Rights Agreement, duly executed by CBA Member.

Section 8.3    Conditions to CBA’s Obligation to Effect the Merger

The obligations of CBA to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by CBA, at or prior to the Effective Time, of the following additional conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Pubco contained in Section 5.1 (Organization, Standing and Power), Section 5.2 (Capitalization), Section 5.4 (Authority), Section 5.14 (Taxes), Section 5.19 (Related Party Transactions), and Section 5.21 (Brokers), and Parent contained in Section 6.1 (Organization, Standing and Power) Section 6.2 (Capital Stock), Section 6.4 (Authority) and Section 6.7 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (ii) each of the other representations and warranties of Pubco and Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Pubco Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a Pubco Material Adverse Effect.

(b)    Performance of Covenants and Obligations of Pubco and Parent. Pubco and Parent shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Effective Time.

(c)    Absence of Material Adverse Effect. On the Closing Date, no circumstance shall exist that constitutes a Pubco Material Adverse Effect.

(d)    Closing Deliveries. Unless waived in writing by CBA, Pubco and Parent shall have delivered, at or before the Closing, to CBA, the following documents, each of which shall be in full force and effect at Closing:

(1)    the certificate of merger for the First Merger, duly executed by First Merger Sub and Pubco;

(2)    evidence in a form reasonably satisfactory to CBA that the consents, approvals, waivers and notices set forth on Schedule 8.3(d) shall have been obtained or given, as applicable;

(3)    a certificate of the secretary of Pubco certifying that attached thereto are true and complete copies of all resolutions adopted by the Pubco Board authorizing the execution, delivery and performance of this Agreement and the other transaction documents to which Pubco is a party and the consummation of the transactions contemplated hereby and thereby, including the Pubco Recommendation, and all such resolutions are in full force and effect and are all the resolutions adopted by the Pubco Board in connection with the transactions contemplated hereby;

(4)    a certificate of the secretary of Parent certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and the other transaction documents to which Parent is a party and the consummation of the transactions contemplated hereby and thereby, and all such resolutions are in full force and effect and are all the resolutions adopted by the Board of Directors of Parent in connection with the transactions contemplated hereby;

(5)    a certificate of the secretary of Pubco certifying that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied;

(6)    the Articles of Incorporation of Pubco, certified within ten (10) Business Days prior to Closing by the secretary of state of the state of Nevada, and a good standing certificate from the secretary of state of the state of Nevada, dated within ten (10) Business Days of Closing;

(7)    the Stockholder Agreement, duly executed by Parent;

(8)    the Voting Agreement, duly executed by Parent and the shareholders set forth on Schedule 1.1;

(9)    the A&R Certificate of Incorporation, duly executed by Parent and filed with the Delaware Secretary of State, and the A&R Bylaws, each of which shall have been adopted by Parent’s Board of Directors;

(10)    a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulations § 1.897-2(h)(2), dated as of the Closing Date and executed by Pubco, together with written authorization for the Parent to deliver such notice to the Internal Revenue Service on behalf of Pubco after the Closing, and a certification that the shares of Pubco Common Stock are not “United States real property interests” as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code (in a form reasonably acceptable to CBA for purposes of satisfying the Parent’s obligations under Treasury Regulations § 1.1445-2(c)(3)), in each case, validly executed by a duly authorized officer of Pubco;

(11)    Pubco and its Subsidiaries shall have delivered evidence reasonably satisfactory to CBA that they own (or otherwise possess) no more than four and 99/100 percent (4.99%) of the voting interest, and no more than forty-nine and 99/100 percent (49.99%) of the economic interest, in and to Bonhoeffer Fund, L.P.; provided, however, that if, after using its reasonable best efforts Pubco reasonably and in good faith determines that this Section 8.3(d)(11) cannot be achieved, (x) it shall notify CBA Member of such fact in writing, (y) upon receipt of such written notification by CBA, the condition to closing described in this paragraph shall be deemed satisfied, and (z) CBA Member shall purchase, at the Closing, all of Willow Oak Asset Management, LLC’s membership interest in Bonhoeffer Capital Management, LLC for a purchase price equal to twenty five thousand dollars ($25,000) in cash (provided, that Willow Oak Asset Management, LLC shall have the continued right to receive forty five percent (45%) of the economic interest held by Bonhoeffer Capital Management, LLC in Bonhoeffer Fund, L.P.), and in connection with any such purchase, Pubco shall agree to indemnify and defend CBA Member for any third party claims arising from actions taken by Pubco or its Subsidiaries in connection with Bonhoeffer Fund, L.P. prior to the consummation of such purchase; and

(12)    Each director and officer of Pubco as of immediately prior to the Effective Time shall have delivered a duly executed resignation substantially in the form of Exhibit I hereto.

Section 8.4    Frustration of Closing Conditions

No Party may rely, as a basis for not consummating the transactions contemplated by this Agreement, on the failure of any condition to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE IX

TERMINATION

Section 9.1    Termination

This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding receipt of the Stockholder Approval (except as otherwise specified in this Section 9.1):

(a)    by mutual written consent of each of Pubco and CBA;

(b)    by Pubco or CBA, by giving written notice of such termination to the other Party, on or after June 30, 2022 (the “Outside Date”), if the Closing shall not have occurred, prior to the Outside Date; provided, however, that neither Party may terminate this Agreement pursuant to this Section 9.1(b) at any time during which such Party is in material breach of its covenants in this Agreement;

(c)    by Pubco or CBA, if the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Merger is taken; provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if the failure to receive the Stockholder Approval was primarily due to the failure of such Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement;

(d)    by Pubco or CBA, if any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement;

(e)    by Pubco, if there has been a material violation or breach by CBA of any representation or warranty (or any such representation or warranty shall have become untrue in any material respect after the date hereof) or of any covenant or agreement contained in this Agreement which, in either case, would prevent the satisfaction of or result in the failure of any condition to the obligations of Pubco at the Closing and such violation or breach has not been waived by Pubco or, in the case of a breach of any covenant or agreement under this Agreement that is curable, has not been cured prior to the earlier to occur of (x) thirty (30) days after receipt by CBA of written notice of such breach from Pubco and (y) the Outside Date; provided, however, Pubco may not terminate this Agreement pursuant to this Section 9.1(e) at any time during which Pubco is in material breach of this Agreement;

(f)    by CBA, if there has been a material violation or breach by Pubco or Parent of any representation or warranty (or any such representation or warranty shall have become untrue in any material respect after the date hereof) or of any covenant or agreement contained in this Agreement which would, in either case, prevent the satisfaction of or result in the failure of any condition to the obligations of CBA at the Closing and such violation or breach has not been waived by CBA or, with respect to a breach of any covenant or agreement under this Agreement that is curable, has not been cured by Pubco or Parent, as applicable, prior to the earlier to occur of (x) thirty (30) days after receipt by Pubco or Parent, as applicable, of written notice of such breach from CBA or (y) the Outside Date; provided, however, that CBA may not terminate this Agreement pursuant to this Section 9.1(g) at any time during which CBA is in material breach of this Agreement; or

(g)    by Pubco or CBA, if a Pubco Adverse Recommendation Change shall have occurred.

Section 9.2    Effect of Termination

In the event of the termination of this Agreement in accordance with Section 9.1 this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to the other Party or their respective Affiliates, or their respective directors, officers, shareholders partners, members, attorneys, accountants, agents, representatives or employees or their heirs, successors and permitted assigns, except for the obligations of the Parties contained in Section 7.5(c), this Section 9.2 and ARTICLE XI (and any related definitional provisions set forth herein) (which provisions shall survive the termination of this Agreement), and except that nothing in this Section 9.2 shall relieve any Party from liability for any willful breach of this Agreement that arose prior to such termination; provided, that in the event of a termination of this Agreement pursuant to Section 9.1(g), then Pubco shall pay to CBA (by wire transfer of immediately available funds), within five (5) Business Days after such termination, a fee in an amount equal to One Million Dollars ($1,000,000).

ARTICLE X

TAX MATTERS

Section 10.1    Tax Matters.

(a)    Transfer Taxes. All federal, state, local, foreign transfer, documentary stamp, registration, sales, use or similar Taxes, fees or expenses (“Transfer Taxes”) applicable to, imposed upon or arising out of any transaction contemplated by this Agreement shall be borne solely by Parent. Parent shall file any Tax Return and other documentation in connection with such Transfer Taxes, and, if required by applicable Law, each other Party shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)    Cooperation. With respect to any Pre-Closing Tax Period, the Parties shall provide each other such cooperation and information as any of them reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other Action in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, which any such Party may possess.

(c)    Straddle Period Taxes. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Taxes attributable to a Pre-Closing Tax Period for purposes of this Agreement shall be:

(i)    in the case of Taxes (x) based upon, or related to, income, receipts, profits, wages, capital or net worth, (y) imposed in connection with the sale, transfer or assignment of property, or (z) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(ii)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(d)    Intended Tax Treatment. The Parties intend that the First Merger and Second Merger, taken together, will be treated for U.S. federal and applicable state income tax purposes as (a) a contribution by the Pubco Shareholders to Parent of all of the shares of Pubco Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares or Dissenting Shares), and (b) a contribution by the CBA Member to Parent of all of the membership interest of CBA issued and outstanding immediately prior to the Effective Time, in each case in exchange for shares of Parent Class A Common Stock in a transaction described in Section 351 of the Code (the “Intended Tax Treatment”). Each of the Parties will (and will cause its Affiliates to) (i) use its commercially reasonable efforts to cause the First Merger and the Second Merger to constitute a transaction qualifying for the Intended Tax Treatment and (ii) not take any action or fail to take any action that could reasonably be expected to prevent or impede the First Merger or the Second Merger from qualifying for the Intended Tax Treatment. In furtherance and not in limitation of the foregoing, each of the Parties and their respective Affiliates shall, unless otherwise required by applicable Law, (A) file all Tax Returns consistent with the Intended Tax Treatment (including attaching any required statements described in Treasury Regulations Section 1.351-3 on or with such Party’s U.S. federal income Tax Returns for the taxable year that includes the First Merger and the Second Merger), and (B) take no Tax position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless required by a “determination” as defined in Section 1313 of the Code. In addition, each Party shall promptly notify all other Parties if it knows or has reason to believe that the First Merger and the Second Merger may not qualify for the Intended Tax Treatment (and the Parties shall cooperate to promptly determine whether the terms of this Agreement could be reasonably amended in order to facilitate the qualification of the First Merger and the Second Merger for the Intended Tax Treatment).

ARTICLE XI

GENERAL PROVISIONS

Section 11.1    Amendment or Supplement

This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 11.2    Waiver

The Parties may, to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 11.3    Fees and Expenses

Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided in this Agreement or the Transaction Expense Letter, Pubco will bear its own fees, costs and expenses and those of Parent and the Merger Subs, and CBA will bear its own fees, costs and expenses, which for the avoidance of doubt, shall constitute Transaction Expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including legal, accounting and other professional fees). Notwithstanding the foregoing, if the Closing occurs, (a) Pubco shall bear the cost of preparing the Year End CBA Financial Statements, and (b) all of the expenses incurred by any Party in connection with any registration of Registrable Shares pursuant to ARTICLE VII, including all SEC fees, blue sky registration and filing fees, listing notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses and all fees and expenses of any Party’s outside counsel, and independent accountants shall be paid by Pubco; provided, Pubco shall not be responsible for any selling expenses of CBA Member (including any broker’s fees or commissions) or fees or expenses of independent accountants of CBA Member in connection with the Resale Shelf Registration Statement. For clarity, nothing in this Section 11.3 shall limit any Person’s rights under the Transaction Expense Letter. In the event of a conflict between this Agreement and the Transaction Expense Letter, the latter shall govern.

Section 11.4    Notices

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)    if to Pubco, Parent or Merger Subs, to:

Enterprise Diversified, Inc.

1806 Summit Avenue, Suite 300

Richmond, Virginia 23230

Attention: Steven L. Kiel

Email: steven@endi-inc.com

with a copy (which shall not constitute notice) to:

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attention: Nick Katsanos

Email: katsanos@sewkis.com

(ii)    if to CBA or CBA Member, to:

427 Bedford Road

Pleasantville, NY 10570

Attention: David K Sherman; Jonathan Barkoe

Phone: (914) 741-1515

Email: david@crossingbridge.com; jbarkoe@crossingbridge.com

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

1901 Avenue of the Stars, Suite 1600

Los Angeles, CA 90067

Attention: Linda Michaelson

Email: lmichaelson@sheppardmullin.com

Section 11.5    Interpretation

When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 11.6    Entire Agreement

This Agreement (including the Exhibits hereto), the Pubco Disclosure Letter, the CBA Disclosure Letter, the Confidentiality Agreement, and the Transaction Expense Letter constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof.

Section 11.7    No Third Party Beneficiaries

(a)    Except as set forth in Section 7.3, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(b)    The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.8    Governing Law

This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 11.9    Venue; WAIVER OF JURY TRIAL

Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, AND WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, SUIT, ACTION, PROCEEDING, CROSS-CLAIM OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, (ii) THE TRANSACTIONS CONTEMPLATED HEREBY OR (iii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. EACH PARTY (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.10    Assignment; Successors

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 11.11    Specific Performance

The Parties agree that irreparable damage would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 11.12    Currency

All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 11.13    Severability

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.14    Survival

None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 11.4 does not limit any covenant or agreement of the Parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 11.15    Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 11.16    Facsimile or .pdf Signature

This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 11.17    No Presumption Against Drafting Party

Each Party acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Enterprise Diversified, Inc. By: /s/ Steven L. Kiel Name: Steven L. Kiel Title: Chairman
ENDI Corp. By: /s/ Steven L. Kiel Name: Steven L. Kiel Title: Director
Zelda Merger Sub 1, Inc. By: /s/ Steven L. Kiel Name: Steven L. Kiel Title: Director
Zelda Merger Sub 2, LLC By: /s/ Steven L. Kiel Name: Steven L. Kiel Title: Authorized Person
CrossingBridge Advisors, LLC By: /s/ David K. Sherman Name: David K. Sherman Title: Sole Manager
Cohanzick Management, L.L.C. By: /s/ David K. Sherman Name: David K. Sherman Title: Managing Member

ANNEX A
DEFINITIONS

I.         Certain Definitions. For purposes of the Agreement to which this Annex A forms a part, the term:

“Advisory Agreement” means an investment advisory agreement or sub-advisory agreement entered into by CBA with a Client for the purpose of providing Investment Advisory Services to such Client.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Ancillary Agreements” means the Cohanzick Services Agreement, the Stockholder Agreement, the Voting Agreement, the Warrants, the Voting and Support Agreements and the Registration Rights Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

“CARES Act” means collectively, the Coronavirus Aid, Relief and Economic Security Act, as amended from time to time, including amendments thereto enacted by the Paycheck Protection Program and Health Care Enhancement Act and the Paycheck Protection Program Flexibility Act of 2020, and any current or future rules, regulations or official interpretations of any of the foregoing.

“CBA Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of CBA and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of CBA to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that no result, occurrence, fact, change, event or effect resulting from any of the following shall constitute, or will be considered in determining whether there has occurred, a CBA Material Adverse Effect: (i) any changes in (A) the United States or global economy generally or capital, commodity or financial markets generally, including changes in interest or exchange rates, or (B) political conditions generally of the United States or any other country or jurisdiction in which CBA operates; (ii) the negotiation, execution, announcement or consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers or employees; (iii) the identity of, or the effects of any facts or circumstances relating to, Pubco or any of its Affiliates; (iv) any global health conditions, including any Contagion Event, any Government Shutdown, any declaration of martial law, quarantine or similar directive, guidance, policy or guidance or other action by any Governmental Entity; (v) any changes or prospective changes in GAAP or in any Laws generally applicable to CBA in the interpretation thereof, including any Laws newly enacted for, relating to or arising out of efforts to address the spread of any global pandemic or infectious disease; (vi) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); (vii) changes in the investment management services industry or the alternative asset management industry in general or (viii) a reduction in assets under management in and of itself due to the ordinary course purchase and sale of interests in the Public Funds, and not resulting from any action taken in breach of this Agreement; except, in the cases of clauses (i), (iv), (v), and (vii) to the extent such changes have had a disproportionate effect on CBA relative to other participants in the industries in which CBA operates.

“Client” means any client or customer of CBA for Investment Advisory Services.

“Closing Stock Issuance” means the Pubco Shareholder Issuance and the CBA Closing Stock Consideration.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Communications Laws” means (a) the Communications Act of 1934, as amended, (b) the rules, regulations, published orders, policies and decisions promulgated by, and other applicable requirements of, the FCC and interpretations thereof by federal courts of competent jurisdiction, (c) the state statutes governing the communications industry, the rules, orders, regulations and other applicable requirements of any state public utilities commissions and (d) any other rules, regulations, published orders, policies and decisions promulgated by the telecommunications regulatory agencies of the U.S., states and territories and interpretations thereof by courts of competent jurisdiction, in each case, with jurisdiction over any of the services offered by the Pubco Companies.

“Contagion Event” means the outbreak of a contagious disease, epidemic or pandemic (including SARS-CoV-2, which causes coronavirus disease 2019).

“Covered Person” means, with respect to Pubco or Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).

“Encumbrance” means any mortgage, pledge, lien, conditional sale agreement, security title or other similar encumbrance.

“Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any right, option or security convertible into, exchangeable or exercisable for shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, including economic or profits interests, and any rights, option or security convertible into, exchangeable or exercisable with respect thereto, and (c) with respect to any other Person, any other equity ownership in such Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCC” means the U.S. Federal Communications Commission.

“Government Shutdown” means any shutdown or material limiting of certain United States or foreign federal, state or local government services.

“Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

“Indebtedness” of any Person means, with respect to any Person and without duplication, the aggregate amount of (i) indebtedness of such Person for borrowed money, (ii) indebtedness evidenced by notes, debentures or bonds, bankers’ acceptance, or other similar securities or instruments the payment for which such Person is responsible, (iii) all liabilities of such Person under or pursuant to commitments by which such Person assures a creditor against loss (including, without limitation, reimbursement obligations of such Person under letters of credit, solely to the extent such letters of credit have been drawn), (iv) all liabilities of such Person under or pursuant to any conditional sales or other arrangements for the deferred purchase price of property or services (including any deferred pay-out or earn-out), as obligor or otherwise, (v) all liabilities of such Person under or pursuant to leases which in accordance with GAAP are required to be capitalized, (vi) all liabilities of such Person under any swap, hedging, derivative or similar transaction, (vii) cash overdrafts, regardless of balance sheet presentation (to the extent and in the amount not otherwise deducted in the calculation of cash (calculated in accordance with this Agreement)), (viii) all liabilities of such Person for guarantees of another Person in respect of liabilities of the type set forth in the foregoing clauses, (ix) all Liabilities in respect of profit-sharing, 401(k) matching and safe harbor contributions payable by Pubco or CBA with respect to all periods prior to the Closing, and (x) all liabilities of such Person for accrued but unpaid interest, unpaid prepayment or redemption penalties, premiums or payments and unpaid fees and expenses that are payable in connection with retirement or prepayment of any of the indebtedness described in the foregoing clauses (i) through (ix).

“Intellectual Property” means all intellectual property rights of any kind or nature in any jurisdiction throughout the world, including all of the following to the extent protected by applicable Law: (i) trademarks or service marks (whether registered or unregistered), trade names, domain names, social media user names, social media addresses, logos, slogans, and trade dress, including applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (iii) copyrights (registered and unregistered) and applications for registration; (iv) trade secrets and customer lists, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, and other confidential information; and (v) any other proprietary or intellectual property rights of any kind or nature.

“Investment Advisory Services” means investment management or investment advisory services, including any subadvisory services, that involve acting as an “investment adviser” within the meaning of the Investment Advisers Act or other applicable Law.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Knowledge of CBA” means the actual knowledge of each of David Sherman, Jonathan Barkoe and John Conner, in each case, after due inquiry.

“Knowledge of Pubco” means the actual knowledge of each of Alea Kleinhammer, Jessica Greer and Steven Kiel, in each case, after due inquiry.

“Law” means any federal, state, local or foreign law, including common law, and any regulation, rule, requirement, policy, judgment, order, writ, decree, ruling, award, approval, authorization, consent, license, waiver, variance, guideline or permit of, or any agreement with, any Governmental Entity.

“Long-Term Payable” means the long-term payable described on Section 4.7 of the CBA Disclosure Letter.

“Material Misstatement” means, with respect to any Resale Shelf Registration Statement, an untrue statement of a material fact or an omission of any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

“Order” means a judgment, injunction, order or decree of any Governmental Authority.

“Ordinary Course of Business” means any action taken that is consistent with past practice, events or happenings including as to, nature, scope, amount and frequency and is taken in the course of normal day-to-day operations, without any separate or special authorization.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Entity.

“Permitted Encumbrance” means, collectively, (i) Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or, if due, are being contested in good faith and, in each case, for which specific and adequate accruals or reserves have been established on the most recent CBA Financial Statements or Pubco Financial Statements, as applicable, in accordance with GAAP; (ii) carriers’, warehousemens’, mechanics’, landlords’, materialmens’, repairmens’ or other similar Encumbrances arising in the Ordinary Course of Business to which there is no default on the part of CBA or Pubco, as applicable, in connection therewith or that are being contested in good faith and for which specific and adequate accruals or reserves have been established on the most recent CBA Financial Statements or Pubco Financial Statements, as applicable, in accordance with GAAP; (iii) Encumbrances consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation; (iv) any interest or title of a lessor or sublessor, as lessor or sublessor, under any lease and any precautionary uniform commercial code financing statements filed under any operating lease; and (v) Encumbrances of record or imperfections of title which are not material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or intended use of the assets subject thereto or affected thereby.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Proxy Statement” means the proxy statement relating to the Stockholders Meeting together with any amendment or supplements thereto.

“Pubco Adverse Recommendation Change” means the Pubco Board: (a) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to CBA, the Pubco Recommendation; (b) failing to include the Pubco Recommendation in the Proxy Statement; (c) recommending a Takeover Proposal; (d) making any public statement inconsistent with the Pubco Recommendation; or (e) resolving or agreeing to take any of the foregoing actions.

“Pubco Board” means the Board of Directors of Pubco.

“Pubco Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of Pubco and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of Pubco, Parent or Merger Subs to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that no result, occurrence, fact, change, event or effect resulting from any of the following shall constitute, or will be considered in determining whether there has occurred, a Pubco Material Adverse Effect: (i) any changes in (A) the United States or global economy generally or capital, commodity or financial markets generally, including changes in interest or exchange rates, or (B) political conditions generally of the United States or any other country or jurisdiction in which Pubco operates; (ii) the negotiation, execution, announcement or consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers or employees; (iii) the identity of, or the effects of any facts or circumstances relating to, CBA or any of its Affiliates; (iv) any global health conditions, including any Contagion Event, any Government Shutdown, any declaration of martial law, quarantine or similar directive, guidance, policy or guidance or other action by any Governmental Entity; (v) any changes or prospective changes in GAAP or in any Laws generally applicable to Pubco in the interpretation thereof, including any Laws newly enacted for, relating to or arising out of efforts to address the spread of any global pandemic or infectious disease; (vi) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or (vii) changes in the price or trading volume of Pubco Common Stock (it being understood that the facts giving rise or contributing to such changes may be deemed to constitute, or be taken into account in determining whether there is a Pubco Material Adverse Effect); except, in the cases of clauses (i), (iv) and (v), to the extent such changes have had a disproportionate effect on Pubco relative to other participants in the industries in which Pubco operates.

“Public Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (a) that is registered with the SEC as an investment company under the Investment Company Act, and (b) for which CBA acts as the sponsor, investment manager, investment adviser, sub-adviser, or in a similar capacity.

“Public Fund Board” means the board of directors or trustees (or Persons performing similar functions) of a Public Fund.

“Representative” means a party’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereby.

“Straddle Period” means a taxable period that begins on or before and ends after the Closing Date.

“Stockholders Meeting” means the meeting of the holders of shares of Pubco Common Stock exclusively for the purpose of seeking the Pubco Stockholder Approval, including any postponement or adjournment thereof.

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

“Superior Proposal” means a bona fide written Takeover Proposal with respect to Pubco (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15% or more” shall be “more than 50%”) that the Pubco Board determines in good faith (after consultation with outside legal counsel and its financial advisor) is more favorable to the holders of Pubco’s Common Stock than the transactions contemplated by this Agreement.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation applicable to this Agreement, the Merger or the other transactions contemplated hereby by reason of Parent, Pubco or either Merger Sub being a party to this Agreement, performing its obligations hereunder and consummating the Merger and the other transactions contemplated hereby, including, but not limited to, Sections 78.378 through 78.3793 of the NRS.

“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of Pubco (but excluding sales of assets in the Ordinary Course of Business) equal to 15% or more of the fair market value of Pubco’s assets or to which 15% or more of Pubco’s net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of Pubco; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of Pubco; (d) merger, consolidation, other business combination, or similar transaction involving Pubco, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of Pubco; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of Pubco which, individually or in the aggregate, generates or constitutes 15% or more of the consolidated net revenues, net income, or assets of Pubco; or (f) any combination of the foregoing.

“Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity or any other Person with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Transaction Expense Letter” means that certain Letter Agreement dated July 31, 2021 by and between Pubco and CBA.

“Transaction Expenses” means, with respect to a Person: (i) all fees, costs and expenses (including fees, costs and expenses of attorneys, accountants, investment bankers and other representatives and consultants and any fees and expenses incurred in negotiations with any Person other than the Parent) incurred by such Person in connection with the consummation (or the preparation for the consummation) transactions contemplated by this Agreement and the Ancillary Agreements, in each case to the extent remaining unpaid and outstanding on the Closing, (ii) any bonuses, severance arrangements, equity issuance, termination and change of control arrangements or other compensation and similar obligations or other liabilities (including any related employer payroll contributions or premiums) owed or payable to any Person by such Person on the Closing Date as a consequence of, in contemplation of or that will be triggered, either automatically or with the passage of time, in whole or in part by the execution or consummation of the transactions contemplated by this Agreement, (iii) any payroll, social security, unemployment or other Taxes or other amounts to be paid by such Person (i.e., the employer’s share of such Taxes) in connection with any payments made to any employee of such Person at the Closing (including amounts included in clause (ii)) and (iv) the preparation, printing, filing and mailing of the Proxy Statement, the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approval, engaging the services of the Exchange Agent, obtaining any third-party consents, making any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Treasury Regulations” means the rules and regulations promulgated under the Code from time to time.

“VWAP” means the average volume weighted Closing Prices of Pubco Common Stock for the sixty (60) trading day period ending on the Business Day immediately preceding the Closing Date, after removal of the highest and lowest trading days. For purposes of this definition: (a) “Closing Price” means on any particular date (i) the closing bid price or last sale price, as applicable, for a share of Pubco Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on the applicable date, or (ii) if the Pubco Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the sixty (60) trading days preceding such date of determination, or (iii) if the Pubco Common Stock is not then publicly traded, the fair market value of a share of Pubco Common Stock (as mutually determined by the board of directors of Parent or any authorized committee thereof and CBA Member, each acting in good faith, assuming a willing buyer and a willing seller, provided that no minority or illiquidity discount shall be taken into account and no consideration shall be given to any restrictions on transfer, or to the existence or absence of, or any limitations on, voting rights); provided, that all determinations of the Closing Price shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period; and (b) “trading day” means a day on which Pubco Common Stock is quoted in the over-the-counter market as reported by the OTC Bulletin Board or by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices); provided, however, that in the event that the Pubco Common Stock is not traded or quoted as set forth in clause (i) or (ii) of this definition, then trading day shall mean any Business Day.

“Working Capital” means an amount equal to the current assets minus the current liabilities of CBA, as determined in accordance with GAAP; provided, however, that for purposes of calculating “Working Capital” hereunder, the current liabilities of CBA shall include the amount of the Long-Term Payable.

II.         Terms Defined Elsewhere. The following terms are defined elsewhere in the Agreement to which this Annex A forms a part, as indicated below:

A&R Certificate of Incorporation	Section 7.10
Action	Section 4.9
Additional Purchase Subscription Agreement	Section 7.9
Agreement	Preamble
CBA	Preamble
CBA Balance Sheet Date	Section 4.6(a)
CBA Closing Consideration	Section 3.1(b)
CBA Closing Stock Consideration	Section 3.1(b)
CBA Companies	Section 4.2(a)
CBA Company	Section 4.2(a)
CBA Disclosure Letter	ARTICLE IV
CBA Equity Interests	Section 4.2(a)
CBA Financial Statements	Section 4.6(a)
CBA Member	Preamble
CBA Organizational Documents	Section 4.1(b)
CBA Plans	Section 4.11(a)
CBA Registered IP	Section 4.17(a)
Closing	Section 2.4
Closing Date	Section 2.4
COBRA	Section 4.11(c)(iv)
Cohanzick Services Agreement	Recitals
Confidential Information	Section 7.5(b)
Continuing Employee	Section 7.8(a)
Contract	Section 4.5(a)
Delaware Secretary of State	Section 2.5
Delisting	Section 7.12(b)
DGCL	Recitals
Disqualifying Event	Section 5.2(b)
Dissenting Shares	Section 3.5

DLLCA	Recitals
Effective Time	Section 2.5
ERISA	Section 4.11(a)
Exchange Agent	Section 3.2(a)
Excluded Shares	Section 3.1(a)
FINRA	Section 7.12(a)
FINRA Notification	Section 7.12(a)
First Certificate of Merger	Section 2.5
First Merger	Recitals
First Merger Sub	Preamble
First Merger Surviving Company	Recitals
Form S-4	Section 7.1(a)
Fund Investments	Section 3.3
Fund Services Agreement	Section 7.12(c)
GAAP	Section 4.6(a)
Governmental Entity	Section 4.5(b)
Holders	Section 7.4(a)
Interim Period	7.2.1(a)
Interim Period Restricted Actions	7.2.1(a)
IT Systems	Section 4.17(e)
Material Contract	Section 4.14(a)
Measurement Date	Section 5.2(a)
Merger	Recitals
Merger Subs	Preamble
Nevada Secretary of State	Section 2.5
NRS	Recitals
Outside Date	Section 9.1(b)
Parent	Preamble
Parent Class A Common Stock	Recitals
Parent Class A Common Stock Issuance	Section 6.4
Parent Class B Common Stock	Recitals
Parties	Preamble
Party	Preamble
Pension Plan	Section 4.11(b)
Permits	Section 4.10
Personal Information	Section 4.17(f)
Privacy Laws	Section 4.17(f)
Pubco	Preamble
Pubco Common Stock	Recitals
Pubco Companies	Section 5.1(b)
Pubco Company	Section 5.1(b)
Pubco Disclosure Letter	ARTICLE V
Pubco Equity Interests	Section 5.2(a)
Pubco Financial Statements	Section 5.6(b)
Pubco Governing Documents	Section 5.5(a)
Pubco Material Contract	Section 5.15

Pubco Organizational Documents	Section 5.1(b)
Pubco Plans	Section 5.11(a)
Pubco Recommendation	Recitals
Pubco Registered IP	Section 5.18(a)
Pubco SEC Documents	Section 5.6(a)
Pubco Shareholder Issuance	Section 3.1(a)
Pubco Stockholder Approval	Section 5.4(a)
Pubco Stockholders	Recitals
Registered Securities	Section 7.1(a)
Registrable Shares	Section 7.4(a)
Registration Period	Section 7.4(c)
Registration Rights Agreement	Recitals
Resale Shelf Registration Statement	Section 7.4(a)
Sarbanes-Oxley Act	Section 5.6(a)
Second Certificate of Merger	Section 2.5
Second Merger	Recitals
Second Merger Sub	Preamble
Second Merger Surviving Company	Recitals
Stockholder Agreement	Recitals
Surviving Companies	Recitals
Surviving Company	Recitals
Tax Action	Section 4.13(d)
Transfer Taxes	Section 10.1(a)
Voting Agreement	Recitals
Warrants	Section 3.1(b)
WARN Act	Section 4.12(d)
Welfare Plan	Section 7.8(c)
Working Capital Amount	Section 3.3
Year End CBA Financial Statements	Section 4.6(a)

ANNEX B- NRS SECTIONS 92A.300 TO 92A.500

RIGHTS OF DISSENTING OWNERS

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086)

NRS 92A.305 "Beneficial stockholder" defined. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS 92A.310 "Corporate action" defined. "Corporate action" means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.315 "Dissenter" defined. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 "Fair value" defined. "Fair value," with respect to a dissenter's shares, means the value of the shares determined:

1.    Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2.    Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3.    Without discounting for lack of marketability or minority status. (Added to NRS by 1995, 2087; A 2009, 1720)

NRS 92A.325 "Stockholder" defined. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.330 "Stockholder of record" defined. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.335 "Subject corporation" defined. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

(Added to NRS by 1995, 2087; A 2009, 1721)

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1.    Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member's resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.    Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.    Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder's shares in the event of any of the following corporate actions:

(a)	Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1)

If approval by the stockholders is required for the merger by NRS 92A. l 20 to 92A. l 60, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger;

(2)	If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180; or
	(3)	If the domestic corporation is a constituent entity in a merger pursuant to NRS 92A.133.
(b)		Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be converted.
(c)

Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if the stockholder's shares are to be acquired in the plan of exchange.

(d)

Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e)		Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.
(f)

Any corporate action not described in this subsection pursuant to which the stockholder would be obligated, as a result of the corporate action, to accept money or scrip rather than receive a fraction of a share in exchange for the cancellation of all the stockholder's outstanding shares, except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2.    A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, must not challenge the corporate action creating the entitlement unless the action is unlawful or constitutes or is the result of actual fraud against the stockholder or the domestic corporation.

3.    Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814; 2019, 109)

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger; shares of stock not issued and outstanding on date of first announcement of proposed action.

1.    There is no right of dissent pursuant to paragraph (a), (b), (c) or (f) of subsection 1 of NRS 92A.380 in favor of stockholders of any class or series which is:

(a)	A covered security under section 18(b)(l)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(l)(A) or (B), as amended;
(b)

Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation's subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c)

Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-l et seq., as amended, and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2.    The applicability of subsection 1 must be determined as of:

(a)	The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter's rights; or
(b)	The day before the effective date of such corporate action if there is no meeting of stockholders.

3.    Subsection 1 is not applicable and dissenter's rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action to accept for such shares anything other than:

(a)	Cash;
(b)

Any security or other proprietary interest of any other entity, including, without limitation, shares, equity interests or contingent value rights, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective; or

(c)	Any combination of paragraphs (a) and (b).

4.    There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A. l 30.

5.    There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A. l 80.

6.    There is no right of dissent with respect to any share of stock that was not issued and outstanding on the date of the first announcement to the news media or to the stockholders of the terms of the proposed action requiring dissenter's rights.

(Added to NRS by 1995, 2088; A 2009, 1722; 2013, 1285; 2019, 110, 2495)

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.    A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2.    A beneficial stockholder may assert dissenter's rights as to shares held on his or her behalf only if the beneficial stockholder:

(a)	Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and
(b)	Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

(Added to NRS by 1995, 2089; A 2009, 1723)

NRS 92A.410 Notification of stockholders regarding right of dissent.

1.    If a proposed corporate action creating dissenter's rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter's rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter's rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those stockholders of record entitled to exercise dissenter's rights.

2.    If the corporate action creating dissenter's rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders of record entitled to assert dissenter's rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723; 2013, 1286; 2019, Ill)

NRS 92A.420 Prerequisites to demand for payment for shares.

1.    If a proposed corporate action creating dissenter's rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights with respect to any class or series of shares:

(a)	Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder's intent to demand payment for his or her shares if the proposed action is effectuated; and
(b)	Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2.    If a proposed corporate action creating dissenter's rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter's rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3.    A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995,2089;A 1999, 1631;2005,2204;2009, 1723;2013, 1286)

NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

1.    The subject corporation shall deliver a written dissenter's notice to all stockholders of record entitled to assert dissenter's rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter's rights pursuant to NRS 92A.400.

2.    The dissenter's notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a)	State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;
(b)	Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;
(c)

Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)

Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e)	Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724; 2013, 1286)

NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1.    A stockholder who receives a dissenter's notice pursuant to NRS 92A.430 and who wishes to exercise dissenter's rights must:

(a)	Demand payment;
(b)

Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

(c)	Deposit the stockholder's certificates, if any, in accordance with the terms of the notice.

2.    If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder's shares as after-acquired shares under NRS 92A.470.

3.    Once a stockholder deposits that stockholder's certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4.    A stockholder who has complied with subsection l may nevertheless decline to exercise dissenter's rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter's notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation's written consent.

5.    The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

(Added to NRS by 1995, 2090; A 2009, 1725)

NRS 92A.460 Payment for shares: General requirements.

1.    Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter's shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a)	Of the county where the subject corporation's principal office is located;
(b)	If the subject corporation's principal office is not located in this State, in the county in which the corporation's registered office is located; or
(c)

At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office. The court shall dispose of the complaint promptly.

2.    The payment must be accompanied by:

(a)

The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b)	A statement of the subject corporation's estimate of the fair value of the shares; and
(c)

A statement of the dissenter's rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this chapter.

(Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725; 2013, 1287)

NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter's notice: General requirements.

1.    A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter's notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2.    To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a)	Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;
(b)	Of the subject corporation's estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;
(c)	That they may accept the subject corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;
(d)	That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and
(e)	That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation's offer.

3.    Within 10 days after receiving the stockholder's acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation's offer in full satisfaction of the stockholder's demand.

4.    Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

(Added to NRS by 1995, 2091; A 2009, 1725; 2013, 1287)

NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.    A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter's own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2.    A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter's stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation's payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

(Added to NRS by 1995, 2091; A 2009, 1726)

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.    If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2.    A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation's registered office is located.

3.    The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.    The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.    Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a)	For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the subject corporation; or
(b)	For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815; 2013, 1288)

NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

1.    The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.    The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a)	Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or
(b)

Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.    If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.    In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.    To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6.    This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of NRS 17.117 or N.R.C.P. 68.

(Added to NRS by 1995, 2092; A 2009, 1727; 2015, 2566; 2019, 276)

ANNEX C- EMPIRE FAIRNESS OPINION

December 30, 2021

Board of Directors of Enterprise Diversified, Inc.

c/o Steven Kiel, Executive Chairman

1518 Willow Lawn Drive

Richmond, VA 2323

Dear Board of Directors:

Empire Valuation Consultants, LLC (“Empire”) has been retained by the Board of Directors (the “Board”) of Enterprise Diversified, Inc. (“ENDI” or the “Company”) to express its opinion (the “Opinion”) to the Board as to the fairness, from a financial point of view, of the proposed merger (the “Proposed Transaction”) with CrossingBridge Advisors, LLC (“CBA”).

A.	Due Diligence Review Process

In connection with our analysis, we researched and/or reviewed the materials and documents specifically outlined below, and held discussions with certain members of ENDI’s and CBA’s management teams. Empire performed the following:

●

Held discussions regarding various facts relevant to the valuation of CBA and the Proposed Transaction with: (1) Steven L. Kiel, Executive Chairman of ENDI; (2) Alea Kleinhammer, CFO of ENDI; and (3) David K. Sherman, founder and portfolio manager of CBA.

●

Reviewed terms of the draft Agreement and Plan of Merger by and among ENDI, CBA, ENDI Corp., Zelda Merger Sub 1, Inc., Zelda Merger Sub 2, LLC, and Cohanzick Management, LLC (“Cohanzick”), dated December 3, 2021, and subsequent drafts up to and including the final agreement executed on December 29, 2021 (“the Merger Agreement”).

●

Analyzed CBA’s internally-prepared financial statements for the years ended December 31, 2019 and 2020, and other financial data provided by CBA’s management pertinent to this Opinion, including but not limited to CBA’s internally-prepared financial statements for the nine-months ended September 30, 2021, income statement projections for three years post-close, and various schedules highlighting CBA’s assets under management (“AUM”).

●	Researched and analyzed guideline company data, which was sourced from annual and quarterly reports filed with Bloomberg, Yahoo! Finance, S&P Capital IQ, and the guideline companies’ websites.

●	Researched relevant company specific, and market information, along with key economic and industry data.

Regarding the Transaction, Empire has reviewed and discussed various aspects of the Proposed Transaction with ENDI’s management. In addition, Empire has reviewed the Merger Agreement.  The most relevant items of the Proposed Transaction (as detailed in the Merger Agreement) pertinent to Empire’s Opinion are summarized below.[1]

Following the Closing, the former ENDI shareholders and CBA members would own ENDI Corp. (“Parent”) equity as specified below.
●	ENDI Shareholders:
o	2,647,383 shares of Parent Class A Common Stock.

o

Within five days of Closing, certain employees, officers, and directors of ENDI shall have the right, but not the obligation, to purchase 55,000 shares of Parent Class A Common Stock directly from Parent at the lesser of: (1) $8.00 per share; or (2) the 60-day VWAP of ENDI Common Stock.

●	CBA Members:
o	2,400,000 shares of Parent Class A Common Stock.

o	1,800,000 shares of Parent Class B Common Stock.[2]

o	Class W-1 Warrants to purchase 1,800,000 shares of Parent Class A Common Stock.[3]

o	Class W-2 Warrants to purchase 250,000 shares of Parent Class A Common Stock.[4]

●	Cohanzick:
o

Within five days of Closing, Cohanzick will be required to purchase 100,000 shares of Parent Class A Common Stock directly from Parent at the lesser of: (1) $8.00 per share; or (2) the 60-day VWAP of ENDI Common Stock.

o

Within five days of Closing, Cohanzick shall have the right, but not the obligation, to purchase 250,000 shares of Parent Class A Common Stock directly from Parent at the lesser of: (1) $8.00 per share; or (2) the 60-day VWAP of ENDI Common Stock.

●	Additional Consideration:
o	Working Capital: On the Closing Date, CBA shall have an amount of Working Capital on its balance sheet of no less than $750,000.

o	Employment Agreement: David K. Sherman will enter into a five-year employment agreement, which sets his annual base salary at $400,000.

o

Services Agreement: Certain designated employees of CBA will be made available to provide investment advisory, portfolio management, and other services to Cohanzick. In return, Cohanzick will pay a quarterly fee equal to 0.05% per annum of Cohanzick’s weighted average AUM during such quarter.

B.	Limiting Conditions

This letter is provided to the Board of Directors of ENDI in connection with, and for the purpose of, its evaluation of the Proposed Transaction.  This Opinion does not constitute a recommendation to any shareholder of ENDI as to how the shareholder should act.  It does not address the Company’s underlying business decision to effect the Proposed Transaction and does not express an opinion as to the tax consequences of the Proposed Transaction to ENDI or to any of its shareholders.

It is Empire’s understanding, upon which it is relying, that the Board of Directors and any other recipient of the Opinion will consult with and rely solely upon their own legal counsel with respect to any definitions used in this Opinion.  No representation is made herein, directly or indirectly by the Opinion, as to any legal matter or as to the sufficiency of said definitions for any purpose other than setting forth the scope of Empire’s engagement. Furthermore, no opinion, counsel, or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice.  It is assumed that such opinions, counsel, or interpretations have been or will be obtained from the appropriate professional sources.

In connection with our analysis, Empire has relied upon and assumed, without independent verification, the accuracy and completeness of all financial or other information provided to us or publicly available. Empire has also relied on the assurance of CBA’s management that there have been no material changes in CBA’s operations or financial conditions since the September 30, 2021 date of the Company’s last available internally prepared financial statements. Further, Empire assumes that there will be no difference between the draft documents that have been reviewed and the final documents used in the Transaction, which would create a material and substantive change in this Opinion.

Empire has not done an independent appraisal of any tangible assets of the Company.  This Opinion is necessarily based on business, economic, market and other conditions, as they exist as of the date of this letter.  Nothing has come to Empire’s attention that would render the use of, and reliance upon, the information provided by CBA’s management as being unreasonable.

We have relied upon and assumed, without independent verification, that CBA’s business outlook, provided by CBA’s management, has been reasonably developed and reflects the best currently available estimate of CBA’s future prospects.  We do not assume any responsibility for the accuracy of the outlook. Nevertheless, nothing has come to Empire’s attention that would render the use of, and reliance upon, the aforementioned outlook and other information provided by CBA’s management as being unreasonable.

C.	Opinion

Based on the foregoing, and in reliance thereon, it is our opinion as of the date hereof, as financial advisors to Enterprise Diversified, Inc.’s Board of Directors, that the Proposed Transaction is fair to Enterprise Diversified, Inc. and its stockholders, from a financial point of view.

This Opinion is solely for the use and benefit of Enterprise Diversified, Inc.’s Board of Directors, and any summary or reference to this Opinion or any other reference to Empire by Enterprise Diversified, Inc., will be subject to Empire’s prior review and written approval, which shall not be unreasonably withheld.  Analysis and conclusions were based upon data collected as through and including December 30, 2021 and do not incorporate the effects of subsequent events.

In accordance with recognized professional ethics, our professional fees for this service are not contingent upon the Opinion expressed herein, and Empire does not have a present or intended financial relationship with, or interest in, either  CrossingBridge Advisors, LLC or Enterprise Diversified, Inc.

Respectfully submitted,

Empire Valuation Consultants, LLC

/s/ Terence L. Griswold

Terence L. Griswold, ASA

Senior Managing Director

[1] Definitions of Capitalized terms otherwise undefined in this Opinion are as defined in the Merger Agreement.

[2] Holders of Parent Class B Common Stock are entitled to one vote per share (equal to Parent Class A Common Stock). However, the holders of Parent Class B Common Stock have no economic rights.

[3] American-style warrants with a five-year term and $8.00 exercise price.

[4] American-style warrants with a five-year term and $8.00 exercise price.

ANNEX D- AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ENDI CORP.

ARTICLE 1

Section 1.01     Name. The name of the corporation is ENDI CORP. (the “Corporation”).

ARTICLE 2

Section 2.01     Address. The address of its registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE 3

Section 3.01     Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”).

ARTICLE 4

Section 4.01     Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 17,800,000 shares, divided into three classes as follows: (i) 14,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”); (ii) 1,800,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (iii) 2,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation of the Corporation (including any certificate of designation relating to any series of Preferred Stock) (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).

Section 4.02     Common Stock. (a) Voting Rights.

(i)    Except as may otherwise be provided in the Certificate of Incorporation or by applicable law, each holder of record of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class A Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock); provided, however, that, to the fullest extent permitted by applicable law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL.

(ii)    Except as may otherwise be provided in the Certificate of Incorporation or by applicable law, each holder of record of Class B Common Stock, as such, shall be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class B Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock); provided, however, that, to the fullest extent permitted by applicable law, holders of Class B Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL.

(iii)    Except as otherwise provided in the Certificate of Incorporation or required by applicable law, the holders of record of Common Stock shall vote together as a single class (or, if the holders of record of one or more outstanding series of Preferred Stock are entitled to vote together with the holders of record of Common Stock, as a single class, together with the holders of record of such one or more series of Preferred Stock) on all matters submitted to a vote of the stockholders generally.

(b)    Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other outstanding class or series of stock of the Corporation, having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of stock of the Corporation, the holders of Class A Common Stock, as such, shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation when, as and if declared thereon by the Board of Directors of the Corporation (the “Board”) from time to time out of the assets or funds of the Corporation that are by applicable law available therefor. The holders of Class B Common Stock, as such, shall not be entitled to receive any dividends or other distributions in cash, property or shares of stock of the Corporation.

(c)    Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive, on a pro rata basis, the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 4.03     Preferred Stock. (a) The Board is hereby expressly authorized, by resolution or resolutions thereof, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The designations, powers (including voting powers), preferences and relative, participating, optional, special or other rights of each series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding.

(a)    Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including, without limitation, any certificate of designations relating to such series).

Section 4.04     Changes in Common Stock. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, the outstanding shares of Class B Common Stock shall be proportionately subdivided or combined, as the case may be. If the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, the outstanding shares of Class A Common Stock shall be proportionately subdivided or combined, as the case may be.

Section 4.05     Reorganization or Merger. In connection with any reorganization, share exchange, consolidation, conversion or merger of the Corporation with or into another person, the Corporation shall not adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class B Common Stock (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by reorganization, share exchange, consolidation, conversion or merger or otherwise), including, without limitation (i) any of the voting rights of the holders of the Class B Common Stock, and (ii) the requisite vote or percentage required to approve or take any action described in this ARTICLE 4, in ARTICLE 10 or elsewhere in this Certificate of Incorporation or described in the by-laws of the Corporation, without in each case the affirmative vote of the holders of a majority of the shares of Class B Common Stock, voting as a separate class.

Section 4.06     Restrictions on Transfer.

(a)    Definitions. As used in this Section 4.06, the following capitalized terms have the following meanings when used herein with initial capital letters:

“24.99% Transaction” means any Transfer described in Section 4.06(b).

“Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), and (iii) warrants, rights, or options to purchase securities of the Corporation.

“Outstanding Voting Corporation Securities” means those outstanding Corporation Securities with a right to vote.

“Person” means any individual, firm, corporation or other legal entity, and includes any successor (by merger or otherwise) of such entity.

“Restricted Period” means the period of time in which the Principal Stockholder (as defined in the Stockholders Agreement) owns at least 25% of the Outstanding Voting Corporation Securities.

“Stockholders Agreement” means that certain stockholders agreement dated on or about the date of the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware, by and among the Corporation and the stockholders of the Corporation party thereto (as amended, supplemented, restated or otherwise modified from time to time).

“Transfer” means any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition of Corporation Securities.

(b)    Restrictions on Transfer. Except as set forth in Section 4.06(c) below, any attempted Transfer of Corporation Securities during the Restricted Period and any attempted Transfer of Corporation Securities pursuant to an agreement entered into during the Restricted Period, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), any Person or group of Persons (other than the Principal Stockholder) would then own at least 24.99% of Outstanding Voting Corporation Securities.

(c)    Exception. The restrictions set forth in Section 4.06(b) shall not apply to an attempted Transfer that is a 24.99% Transaction if the transferor or the transferee obtains the prior written approval of a majority of the members of the Board then in office, including approval of at least one Class B Director (as defined below) designated by the Principal Stockholder for such purpose.

ARTICLE 5

Section 5.01     Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal, in whole or in part, the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”). In addition to any affirmative vote required by the Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE 6

Section 6.01     Board of Directors.

(a)    The business and affairs of the Corporation shall be managed by or under the direction of the Board with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board.

(b)    The holders of the New Parent Class B Common Stock, voting together as a single class, have the right to designate a number of directors of the Corporation’s board (rounded up to the nearest whole number) equal to the percentage of the Corporation’s Common Stock beneficially owned by the holders of the Corporation’s Class B Common Stock and their Affiliates at the time of such designation, provided however,  that for purposes of this designation right, the holders of the Corporation’s Class B Common Stock, voting together as a single class, shall have the right to designate not more than a majority of the members of the Corporation’s board then in office  and, provided further that so long as holders of the Corporation’s Class B Common Stock and their Affiliates beneficially own at least 5.0% of the total outstanding shares of Common Stock of the Corporation, holders of the Corporation’s Class B Common Stock, voting together as a single class, shall have the right to designate at least one director. Any Class B Director may only be removed by the holders of a majority of the Class B Common Stock. All other directors shall be elected by the holders of the Class A Common Stock in the manner set forth in the Bylaws.

(c)    Notwithstanding the provisions set forth in Section 6.01(b), in the event the holders of Class B Common Stock and their Affiliates hold less than 5% in the aggregate of the outstanding shares of Common Stock, such holders shall no longer be entitled to nominate or elect any Class B Directors.

(d)    Each director shall hold office for a term of one (1) year, until the next annual meeting of stockholders, or (if longer) until a successor has been duly elected and qualified or until the earlier death, resignation or removal of such director. Directors may be elected to an unlimited number of successive terms. Directors need not be elected by written ballot unless the Bylaws so provide. There shall be no cumulative voting in the election of directors.

(e)    Subject to Section 6.01(b), vacancies on the Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term to which such director shall have been elected and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

(f)    Any or all of the directors (other than any Class B Directors) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that, until the annual meeting of stockholders held in the year 2024, any director of the Corporation as of the date of the adoption of this Certificate of Incorporation (other than any Class B Directors) may be removed, with or without cause, solely by the affirmative vote of two-thirds of the voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

(g)    Notwithstanding the provisions of Section 6.01(b), it shall be a requirement for election for any Class B Director that the election of such director shall not cause the Corporation to violate any law or the corporate governance requirements of any securities exchange or other trading facility on which the Common Stock or other securities of the Corporation may then be listed or quoted, that listed or quoted companies must have a majority of independent directors.

(h)    Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board pursuant to ARTICLE 4 applicable thereto, and such directors so elected shall not be subject to the provisions of this ARTICLE 6 unless otherwise provided therein.

(i)    For purposes of this Section 6.01, “Affiliate” shall mean, with respect to any holder of shares of Class B Common Stock, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any entity of which the holder is a partner or member, any partner, officer, director, member or employee of such holder, any trust or other estate in which the Principal Stockholder holds at least a 10% beneficial interest or as to which the Principal Stockholder serves as trustee, grantor, or in a similar fiduciary capacity, and any trust established for estate planning purposes of which any partner or member of the Principal Stockholder, individually or jointly with such Person’s spouse, has the exclusive right to control such trust; and “control” (including the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

ARTICLE 7

Section 7.01     Meetings of Stockholders. Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent by such holders unless such action is recommended by all directors of the Corporation then in office;  provided, however, that any action required or permitted to be taken by the holders of Class B Common Stock, voting separately as a class, or, to the extent expressly permitted by the provisions of the Certificate of Incorporation relating to one or more outstanding series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the DGCL. Subject to the rights of the holders of any outstanding series of Preferred Stock and any rights granted pursuant to the Stockholders Agreement, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board or the Chairman of the Board.

ARTICLE 8

Section 8.01     Limited Liability of Directors. No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this ARTICLE 8 shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE 8, would accrue or arise, prior to such amendment or repeal.

ARTICLE 9

Section 9.01     Corporate Opportunities. (a) In recognition and anticipation that (i) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities (each, as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage and (ii) the Principal Stockholder and its respective Affiliates and Affiliated Entities may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this ARTICLE 9 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors, the Principal Stockholder or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(a)    None of (i) the Non-Employee Directors (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates or Affiliated Entities or (ii) the Principal Stockholder or any of its respective Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by applicable law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.01(c) of this ARTICLE 9. Subject to said Section 9.01(c) of this ARTICLE 9, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Corporation.

(b)    Notwithstanding the foregoing provision of this ARTICLE 9, the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Non-Employee Director solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.01(b) of this ARTICLE 9 shall not apply to any such corporate opportunity.

(c)    In addition to and notwithstanding the foregoing provisions of this ARTICLE 9, a potential corporate opportunity shall not be deemed to be a corporate opportunity of the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(d)    For purposes of this ARTICLE 9, (i) “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person (as defined below) that, directly or indirectly, is controlled (as defined below) by such Non-Employee Director (other than the Corporation and any Person that is controlled by the Corporation), (b) in respect of the Principal Stockholder, a Person that, directly or indirectly, is controlled by the Principal Stockholder, controls the Principal Stockholder or is under common control with the Principal Stockholder and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (a) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any Person that is controlled by the Corporation), (b) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (c) any Affiliate of any of the foregoing; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(e)    For the purposes of this ARTICLE 9, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section (f) of ARTICLE 9, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(f)    To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE 9.

ARTICLE 10

Section 10.01     DGCL Section 203 and Business Combinations.

(a)    The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

(b)    Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which shares of Common Stock are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(i)    prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(ii)    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (A) persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(iii)    at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

(c)    For purposes of this ARTICLE 10, references to:

(i)“    Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii)“    associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii)“    business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(A)    any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder, or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (b) of this ARTICLE 10 is not applicable to the surviving entity;

(B)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(C)    any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3) through (5) of this subsection (C) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(D)    any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(E)    any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (A) through (D) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(iv)“    control,” including the terms “controlling,” “controlled by” and “under common control with,” shall have the meaning set forth in Section 9.01(f).

(v)“    interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; but “interested stockholder” shall not include (a) any Principal Stockholder, any Principal Stockholder Direct Transferee, any Principal Stockholder Indirect Transferee or any of their respective Affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b), such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an “interested stockholder”, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(vi)“    owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(A)    beneficially owns such stock, directly or indirectly; or

(B)    has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(C)    has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (B) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(vii)“    person” means any individual, corporation, partnership, unincorporated association or other entity.

(viii)“    Principal Stockholder Direct Transferee” means any person that acquires (other than in a registered public offering) directly from the Principal Stockholder or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(ix)“    Principal Stockholder Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Principal Stockholder Direct Transferee or any other Principal Stockholder Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(x)“    stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(xi)“    voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

Section 10.02     Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Section 10.03     Amendment. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, and other provisions of the DGCL at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to the Certificate of Incorporation are granted subject to the rights reserved in this Section 10.03.

Section 10.04     Exceptions. Notwithstanding the foregoing or anything else in this Certificate of Incorporation, (a) any amendment, waiver, alteration or repeal of any provision of, or addition to, this Certificate of Incorporation or to the Bylaws that would adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class B Common Stock (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a reorganization, share exchange, consolidation, conversion or merger or otherwise), including, without limitation (i) any of the voting rights of the holders of the Class B Common Stock, and (ii) the requisite vote or percentage required to approve or take any action described in Section 10.03, ARTICLE 4 or elsewhere in this Certificate of Incorporation or described in the Bylaws, also must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class, and (b) the number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares of Class A Common Stock or Class B Common Stock) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class.

ARTICLE 11

Section 11.01     Forum Selection.

(a)    Unless the Corporation consents in writing to an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising under any provision of the DGCL, the Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity that acquires or holds any interest in shares of stock of the Corporation will be deemed to have notice of and consented to the provisions of this section.

(b)    The federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including, in each case, the applicable rules and regulations promulgated thereunder. Any person or entity that acquires or holds any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.01.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by ______________, its __________, this ____ day of _______, 2022.

ENDI CORP.

By:
Name:
Title:

ANNEX E- AMENDED AND RESTATED

BYLAWS

OF

ENDI CORP.

ARTICLE I

Offices

Section 1.01 Registered Office. The registered office and registered agent of ENDI Corp. (as such name may be changed in accordance with applicable law, the “Corporation”) in the State of Delaware shall be as set forth in the Certificate of Incorporation (as defined below). The Corporation may also have offices in such other places in the United States or elsewhere as the Board of Directors of the Corporation (the “Board of Directors”) may, from time to time, determine or as the business of the Corporation may require as determined by any officer of the Corporation.

ARTICLE II

Meetings of Stockholders

Section 2.01 Annual Meetings. Annual meetings of stockholders may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may, in its sole discretion, determine that annual meetings of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 2.11 of these Bylaws in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 2.02 Special Meetings. Special meetings of the stockholders may only be called in the manner provided in the Corporation’s certificate of incorporation as then in effect (including any certificate of designation) (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”) and may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation (the “Chief Executive Officer”) shall determine and state in the notice of such meeting. The Board of Directors may, in its sole discretion, determine that special meetings of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 2.11 of these Bylaws in accordance with Section 211(a)(2) of the DGCL. The Board of Directors may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer; provided, however, that with respect to any special meeting of stockholders previously scheduled by the Board of Directors or the Chairman of the Board of Directors at the request of the Principal Stockholder (as defined in the Certificate of Incorporation and hereinafter, the “Principal Stockholder”), the Board of Directors shall not postpone, reschedule or cancel such special meeting without the prior written consent of the Principal Stockholder.

Section 2.03 Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude nominations of one or more individuals elected by the separate vote of the holders of any one or more series of capital stock of the Corporation) and the proposal of other business to be considered by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any question or business required by or pursuant to the Certificate of Incorporation with respect to the rights of the holders of any outstanding series of capital stock of the Corporation to be voted on by the holders of one or more such series, voting separately as a single class) may be made at an annual meeting of stockholders only (a) as provided in the Certificate of Incorporation or the Stockholders Agreement (as defined in the Certificate of Incorporation) (in either case with respect to nominations of persons for election to the Board of Directors only), (b) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.04 of Article II of these Bylaws, (c) by or at the direction of the Board of Directors or any authorized committee thereof or (d) by any stockholder of the Corporation who is entitled to vote at the meeting, who, subject to paragraph (C)(4) of this Section 2.03, complied with the notice procedures set forth in paragraphs (A)(2) and (A)(3) of this Section 2.03 and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (d) of paragraph (A)(1) of this Section 2.03, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations of persons for election to the Board of Directors, such other business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of Common Stock (as defined in the Certificate of Incorporation) are first publicly traded, be deemed to have occurred on June 30, 2022 of the preceding calendar year); provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement (as defined below) of the date of such meeting is first made by the Corporation. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. Notwithstanding anything in this Section 2.03(A)(2) to the contrary, if the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) calendar days prior to the first anniversary of the prior year’s annual meeting of stockholders, then a stockholder’s notice required by this Section 2.03 shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth (10th) calendar day following the day on which such public announcement is first made by the Corporation.

(3) A stockholder’s notice delivered pursuant to this Section 2.03 shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the Corporation’s proxy statement as a nominee of the stockholder and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (ii) the class or series and number of shares of stock of the Corporation that are owned, directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group that will (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding shares of stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (v) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (d) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (e) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquire or grant of any option, right or warrant to purchase or sell, swap or other instrument) to which any proponent person is a party, the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board of Directors or other business proposed to be brought before a meeting (whether given pursuant to this paragraph (A)(3) or paragraph (B) of this Section 2.03 of these Bylaws) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the meeting and (y) as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the day prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior to the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

(4) This Section 2.03(A) is expressly intended to apply to any business proposed to be brought before an annual meeting other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. Nothing in this Section 2.03 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(B) Special Meetings of Stockholders. Only such business (including the election of specific individuals to fill vacancies or newly created directorships on the Board of Directors) shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. At any time that stockholders are not prohibited from filling vacancies or newly created directorships on the Board of Directors, nominations of persons for the election to the Board of Directors to fill any vacancy or unfilled newly created directorship may be made at a special meeting of stockholders at which any proposal to fill any vacancy or unfilled newly created directorship is to be presented to the stockholders (1) as provided in the Certificate of Incorporation or the Stockholders Agreement, (2) by or at the direction of the Board of Directors or any committee thereof or (3) by any stockholder of the Corporation who is entitled to vote at the meeting on such matters, who (subject to paragraph (C)(4) of this Section 2.03) complies with the notice procedures set forth in paragraphs (A)(2) and (A)(3) of this Section 2.03 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of submitting a proposal to stockholders for the election of one or more directors to fill any vacancy or newly created directorship on the Board of Directors, any such stockholder entitled to vote on such matter may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by paragraph (A)(2) of this Section 2.03 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which the Corporation first makes a public announcement of the date of the special at which directors are to be elected. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C) General.

(1) Except as provided in paragraph (C)(4) of this Section 2.03, only such persons who are nominated in accordance with the procedures set forth in this Section 2.03, the Certificate of Incorporation or the Stockholders Agreement shall be eligible to serve as directors and only such business shall be conducted at an annual or special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.03. Except as otherwise provided by the DGCL, the Certificate of Incorporation or these Bylaws, the Board of Directors and the chairman of the meeting (in addition to making any other determination that may be appropriate for the conduct of the meeting), shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting, (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants and on shareholder approvals. Notwithstanding the foregoing provisions of this Section 2.03, unless otherwise required by the DGCL, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.03, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, the meeting of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(2) Whenever used in these Bylaws, “public announcement” shall mean disclosure (a) in a press release released by the Corporation, provided such press release is released by the Corporation following its customary procedures, is reported by the Dow Jones News Service, Associated Press or comparable national news service, or is generally available on internet news sites, or (b) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3) Notwithstanding the foregoing provisions of this Section 2.03, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.03; provided, however, that, to the fullest extent permitted by applicable law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to these Bylaws (including paragraphs (A)(1)(d) and (B) of this Section 2.03), and compliance with paragraphs (A)(1)(d) and (B) of this Section 2.03 of these Bylaws shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in these Bylaws shall be deemed to affect any rights of the holders of any class or series of stock to elect directors under specified circumstances.

(4) Notwithstanding anything to the contrary contained in this Section 2.03, for as long as the Stockholders Agreement remains in effect with respect to the Principal Stockholder, the Principal Stockholder (to the extent then subject to the Stockholders Agreement) shall not be subject to the notice procedures set forth in paragraphs (A)(2), (A)(3) or (B) of this Section 2.03 with respect to any annual or special meeting of stockholders.

Section 2.04 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting in the form of a writing or by electronic transmission shall be given in the manner provided in Section 232 of the DGCL, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Section 2.05 Quorum. Unless otherwise required by applicable law, the Certificate of Incorporation, these Bylaws or the rules of any stock exchange upon which the Corporation’s securities are listed, the holders of record of a majority of the voting power of the issued and outstanding shares of stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

Section 2.06 Voting. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of the stockholders shall be entitled to one vote for each share of stock held by such stockholder that has voting power upon the matters in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action without a meeting may authorize another person or persons to act for such stockholder by proxy in any manner provided under Section 212(c) of the DGCL or as otherwise provided under applicable law, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Unless determined by the chairman of the meeting to be advisable, the stockholder vote on any question need not be by written ballot. On a vote by written ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy. When a quorum is present or represented at any meeting of stockholders, the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing sentence and subject to the Certificate of Incorporation, all elections of directors shall be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Section 2.07 Chairman of Meetings. The Chairman of the Board of Directors, if one is elected, or, in his or her absence or disability, the Chief Executive Officer of the Corporation, or in the absence of the Chairman of the Board of Directors and the Chief Executive Officer, a person designated by the Board of Directors shall be the chairman of the meeting and, as such, preside at the meeting of the stockholders.

Section 2.08 Secretary of Meetings. The Secretary of the Corporation shall act as Secretary at all meetings of the stockholders. In the absence or disability of the Secretary, the Chairman of the Board of Directors or the Chief Executive Officer shall appoint a person to act as Secretary at such meetings.

Section 2.09 Consent of Stockholders in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote in accordance with applicable law.

Section 2.10 Adjournment. At any meeting of stockholders of the Corporation, if less than a quorum be present, the chairman of the meeting or stockholders holding a majority in voting power of the shares of stock of the Corporation, present in person or by proxy and entitled to vote thereon, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting of the time and place, if any, of such adjourned meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person or proxy and vote at such adjourned meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

Section 2.11 Remote Communication. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication;

provided, that

(i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder;

(ii) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.12 Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (v) certify their determination of the number of shares of stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 2.13 Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) other than any Principal Stockholder to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation elects otherwise, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested (and not by delivery of an electronic transmission to an information processing system), and the Corporation shall not be required to accept any document not in such written form or accept any document so delivered.

ARTICLE III

Board of Directors

Section 3.01 Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors.

Section 3.02 Number and Term; Chairman. Subject to the Certificate of Incorporation and the Stockholders Agreement, the number of directors shall be fixed exclusively by resolution of the Board of Directors. Directors shall be elected by the stockholders at their annual meeting, and each director so elected shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. The Board of Directors shall elect from its ranks a Chairman of the Board of Directors, who shall have the powers and perform such duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe. The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors at which he or she is present. If the Chairman of the Board of Directors is not present at a meeting of the Board of Directors, the Chief Executive Officer (if the Chief Executive Officer is a director and is not also the Chairman of the Board of Directors) shall preside at such meeting, and, if the Chief Executive Officer is not present at such meeting or is not a director, a majority of the directors present at such meeting shall elect one (1) of their members to preside over such meeting.

Section 3.03 Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary of the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

Section 3.04 Removal. Directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.

Section 3.05 Vacancies and Newly Created Directorships. Except as otherwise provided by the DGCL and the Certificate of Incorporation, and subject to the Stockholders Agreement, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Certificate of Incorporation. Any director elected to fill a vacancy or newly created directorship shall hold office until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, disqualification or removal.

Section 3.06 Meetings. Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by the Board of Directors. Special meetings of the Board of Directors may be called by the Chief Executive Officer of the Corporation or the Chairman of the Board of Directors, and shall be called by the Chief Executive Officer or the Secretary of the Corporation if directed by a majority of the Board of Directors and shall be at such places and times as they or he or she shall fix. Notice need not be given of regular meetings of the Board of Directors. At least twenty four (24) hours before each special meeting of the Board of Directors, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) notice of the time, date and place of the meeting shall be given to each director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting of the Board of Directors.

Section 3.07 Quorum, Voting and Adjournment. Except as otherwise provided by the DGCL, the Certificate of Incorporation or these Bylaws, a majority of the total number of directors shall constitute a quorum for the transaction of business. Except as otherwise provided by the DGCL, the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

Section 3.08 Committees; Committee Rules. The Board of Directors may designate one or more committees, including but not limited to an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in a resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; provided that no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

Section 3.09 Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed in the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

Section 3.10 Remote Meeting. Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute presence in person at such meeting.

Section 3.11 Compensation. The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity, and may delegate such authority to a committee of the Board of Directors.

Section 3.12 Reliance on Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such member’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE IV

Officers

Section 4.01 Number. The officers of the Corporation shall include any officers required by the DGCL, each of whom shall be elected by the Board of Directors and who shall hold office for such terms as shall be determined by the Board of Directors and until their successors are elected and qualify or until their earlier resignation or removal. In addition, the Board of Directors may elect a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents, a Secretary, and any other additional officers as the Board of Directors deems necessary or advisable, who shall hold their office for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Any number of offices may be held by the same person.

Section 4.02 Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors.

Section 4.03 Chairman of the Board. The Board may, but need not, designate the Chairman of the Board as an officer of the Corporation, and if so designated, the Chairman of the Board shall have and may exercise such powers as may, from time to time, be assigned to him or her by the Board or as may be provided by law.

Section 4.04 Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer and shall have general charge and supervision of the business of the Corporation. The Chief Executive Officer shall perform all duties incident to the office of president of a corporation and such other duties as may, from time to time, be assigned to him or her by the Board or as may be provided by law.

Section 4.05. President. Each President shall have such general powers and duties of supervision and management as shall be assigned to him or her by the Board of Directors or the Chief Executive Officer.

Section 4.06. Vice Presidents. Each Vice President shall have such powers and shall perform such duties as shall be assigned to him or her by the Board of Directors or the Chief Executive Officer.

Section 4.07. Chief Financial Officer. The Board of Directors shall appoint a Chief Financial Officer of the Corporation to serve at the pleasure of the Board of Directors. The Chief Financial Officer of the Corporation shall: (a) have the custody of the corporate funds and securities, except as otherwise provided by the Board of Directors; (b) keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation; (c) deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors; (d) disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements; and (e) render to the Chief Executive Officer and the Board of Directors, whenever they may require it, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Corporation.

Section 4.08. Secretary. The Secretary shall have the duty to record the proceedings of the meetings of the stockholders, the Board of Directors and any committees in a book to be kept for that purpose. The Secretary (a) shall see that all notices are given in accordance with the provisions of these Bylaws or as required by law; (b) shall be custodian of the records of the Corporation; and (c) may affix the corporate seal to any document, the execution of which, on behalf of the Corporation, is duly authorized, and when so affixed may attest to that authorization. The Secretary shall perform all other duties incident to the office of secretary of a corporation and such other duties as may, from time to time, be assigned to him or her by the Board of Directors or the Chief Executive Officer or as may be provided by law.

Section 4.09. Other Officers. The Corporation’s other officers shall have such powers and duties in the management of the Corporation as shall be stated in a resolution of the Board of Directors. Any such resolution shall not be inconsistent with these Bylaws and, to the extent not so stated, such other officers shall have such powers and duties as generally pertain to their respective offices.

Section 4.10 Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board of Directors or its designees selected for such purposes. All checks or other orders for the payment of money shall be signed by the Chief Executive Officer, the Chief Financial Officer, a Vice President, or the Secretary or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board of Directors.

Section 4.11 Contracts and Other Documents. The Chief Executive Officer and the Secretary, or such other officer or officers as may from time to time be authorized by the Board of Directors or any other committee given specific authority in the premises by the Board of Directors during the intervals between the meetings of the Board of Directors, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.

Section 4.12 Ownership of Stock of Another Corporation. Unless otherwise directed by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, a Vice President, or the Secretary, or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.

Section 4.13 Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.

Section 4.14 Resignation and Removal. Any officer of the Corporation may be removed from office for or without cause at any time by the Board of Directors. Any officer may resign at any time in the same manner prescribed under Section 3.03 of these Bylaws.

Section 4.15 Vacancies. The Board of Directors shall have the power to fill vacancies occurring in any office.

ARTICLE V

Stock

Section 5.01 Stock Certificates. The shares of all classes and series of capital stock of the Corporation may be certificated or uncertificated, as may be provided by the Board of Directors. Notwithstanding the foregoing, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by any two authorized officers of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 5.02 Uncertificated Shares. If the Board of Directors chooses to issue uncertificated shares, within a reasonable time after the issue or transfer of uncertificated shares, a written statement of the information required by the DGCL shall be sent by or on behalf of the Corporation to stockholders entitled to such uncertificated shares. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided that the use of such system by the Corporation is permitted by applicable law.

Section 5.03 Transfer of Shares. Subject to any restriction on the transfer or registration of transfer of shares of stock of the Corporation or on the amount of securities that may be owned by any person or a group of persons imposed by the Certificate of Incorporation, the Bylaws or by an agreement among any number of security holders or among such holders and the Corporation, shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender to the Corporation by delivery thereof (to the extent evidenced by a physical stock certificate) to the person in charge of the stock and transfer books and ledgers. Certificates representing such shares, if any, shall be cancelled and new certificates, if the shares are to be certificated, shall thereupon be issued. Subject to any restriction on the transfer or registration of transfer of shares of stock of the Corporation or on the amount of securities that may be owned by any person or a group of persons imposed by the Certificate of Incorporation, the Bylaws or by an agreement among any number of security holders or among such holders and the Corporation shares of stock of the Corporation that are not represented by a certificate shall be transferred in accordance with any procedures adopted by the Corporation or its agents and applicable law. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares requested to be transferred, both the transferor and transferee request the Corporation do so. The Corporation shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates representing shares of stock of the Corporation and uncertificated shares.

Section 5.04 Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Corporation may direct, in order to indemnify the Corporation against any claims that may be made against it on account of the alleged, loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares. A new certificate or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated upon the surrender by such owner of such mutilated certificate and, if required by the Corporation, the posting of a bond by such owner in an amount sufficient to indemnify the Corporation against any claim that may be made against on account of the alleged, loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.05 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by the applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 5.05 or to vote in person or by proxy at any meeting of stockholders.

Section 5.06 Fixing Date for Determination of Stockholders of Record.

(A) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(B) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(C) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by the DGCL, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by the DGCL, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 5.07 Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock or notification to the Corporation of the transfer of uncertificated shares with a request to record the transfer of such share or shares, the Corporation may treat the registered owner of such share or shares as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner of such share or shares. To the fullest extent permitted by applicable law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE VI

Notice and Waiver of Notice

Section 6.01 Notice. Notice is deemed given (i) if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation, (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address as it appears on the records of the Corporation, (iii) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice, (iv) if by electronic mail, when directed to an electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the DGCL, and (v) if by any other form of electronic transmission, when directed to the stockholder as required by applicable law and, to the extent required by applicable law, in the manner consented to by that stockholder. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 6.02 Waiver of Notice. A written waiver of any notice, signed by a stockholder or director entitled to notice, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII

Indemnification and Advancement

Section 7.01 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 7.03 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

Any reference to an officer of the Corporation in this Article VII shall be deemed to refer exclusively to the Chief Executive Officer, President, Chief Financial Officer and Secretary of the Corporation appointed pursuant to Article IV of these Bylaws, and to any Vice President, Assistant Secretary, Assistant Treasurer or other officer of the Corporation appointed by the Board of Directors pursuant to Article IV of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article VII.

Section 7.02 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 7.01, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VII (which shall be governed by Section 7.03 (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Sections 7.01 and 7.02 or otherwise.

Section 7.03 Right of Indemnitee to Bring Suit. If a claim under Section 7.01 or 7.02 is not paid in full by the Corporation within (i) sixty (60) days after a written claim for indemnification has been received by the Corporation or (ii) twenty (20) days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by Delaware law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

Section 7.04 Indemnification Not Exclusive.

(A) The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article VII, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article VII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by Delaware law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any Delaware law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(B) Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation and as a director, officer, employee or agent of one or more indemnitee-related entities (as defined below), the Corporation shall, to the fullest extent permitted by Delaware law, be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article VII, irrespective of any right of recovery the indemnitee may have from any indemnitee-related entity. To the fullest extent permitted by applicable law, under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by any indemnitee-related entity and no right of advancement or recovery the indemnitee may have from any indemnitee-related entity shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder. In the event that any indemnitee-related entity shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, such indemnitee-related entity shall, to the fullest extent permitted by applicable law, be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all lawful things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable any indemnitee-related entity effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 7.04(B), entitled to enforce this Section 7.04(B).

For purposes of this Section 7.04(B), the following terms shall have the following meanings:

(1) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).

(2) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both an indemnitee-related entity and the Corporation pursuant to Delaware law, any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or an indemnitee-related entity, as applicable.

Section 7.05 Nature of Rights. The rights conferred upon indemnitees in this Article VII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 7.06 Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 7.07 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE VIII

Miscellaneous

Section 8.01 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 8.02 Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 8.03 Fiscal Year. The fiscal year of the Corporation shall end on December 31, or such other day as the Board of Directors may designate.

Section 8.04 Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 8.05 Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE IX

Amendments

Section 9.01 Amendments. The Board of Directors is expressly authorized to make, amend, alter, change, add to or repeal, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. Notwithstanding any other provisions of these Bylaws or any provision of applicable law that might otherwise permit a lesser vote of the stockholders, in addition to any affirmative vote of the holders of any class or series of stock of the Corporation required by the Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of these Bylaws (including, without limitation, this Section 9.01) or to adopt any provision inconsistent herewith.

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ANNEX F- [FORM OF] SECURITIES PURCHASE AGREEMENT

This [Form of] Securities Purchase Agreement (this “Agreement”) is dated as of [        ], 2021, by and among ENDI Corp., a Delaware corporation (the “Company”), and the purchaser identified on the signature pages hereto (the “Purchaser”).

RECITALS

A.         The Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December [•], 2021, by and among the Company, [Purchaser][Cohanzick Management, LLC], CrossingBridge Advisors, LLC, Zelda Merger Sub 1, Inc., Zelda Merger Sub 2, LLC, and Enterprise Diversified, Inc.

B. Pursuant to the terms of the Merger Agreement, Purchaser [is obligated to purchase (or cause a third party designee to purchase) one hundred thousand (100,000) shares of Parent Class A Common Stock (the “Common Stock”) of the Company (the “Mandatory Shares”) and has the right, and has elected, to purchase from the Company an additional [•] shares of Common Stock (the “Optional Shares” and with the Mandatory Shares, the “Shares”)] [has the right, and has elected, to purchase from the Company [•] shares of Class A common stock (the “Common Stock”) of the Company (the “Shares”)], for an aggregate purchase price of $[__] (the “Purchase Price”), which Purchase Price was calculated based on a price per Share of $[__].

C.         The Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

ARTICLE I
    DEFINITIONS

1.1.    Definitions. Capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Merger Agreement. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement” shall have the meaning ascribed to such term in the Preamble.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York are open for the general transaction of business.

“Closing” means the closing of the purchase and sale of the Shares pursuant to this Agreement.

“Closing Date” means [   ], 2022.

“Commission” has the meaning set forth in the Recitals.

“Common Stock” shall have the meaning ascribed to such term in the Recitals.

“Company” shall have the meaning ascribed to such term in the Preamble.

“Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Person” has the meaning set forth in Section 3.1(i).

“Disqualifying Event” has the meaning set forth in Section 3.1(r).

“Encumbrance” has the meaning set forth in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“GAAP” means U.S. generally accepted accounting principles, as applied by the Company.

“Knowledge” means the actual knowledge of each of Alea Kleinhammer, Jessica Greer and Steven Kiel, in each case, after due inquiry.

“Mandatory Shares” has the meaning set forth in the Recitals.

“Optional Shares” has the meaning set forth in the Recitals.

“Person” means an individual, corporation, partnership, limited liability Bank, trust, business trust, association, joint stock Bank, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchase Price” has the meaning set forth in the Recitals.

“Purchaser” has the meaning ascribed to such term in the Preamble.

“Registration Rights Agreement” means a registration rights agreement substantially in the form of Exhibit A, pursuant to which the Company shall file a registration statement under the Securities Act to register the resale of the Shares.

“Regulation D” has the meaning set forth in the Recitals.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” has the meaning set forth in the Recitals.

“Shares” has the meaning set forth in the Recitals.

“Transaction Documents” means this Agreement, the Registration Rights Agreement, and any other documents or agreements executed by the Company or the Purchaser in connection with the transactions contemplated hereunder.

ARTICLE II
    PURCHASE AND SALE

2.1.    Share Purchase; Sale and Delivery to Purchaser; Closing.

(a)    Shares of Common Stock. Subject to the terms and conditions set forth in this Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, the Shares.

(b)    Closing. The Closing of the purchase of the Shares pursuant to this Agreement shall take place remotely by electronic exchange of documents on the Closing Date, or at such other location as the parties may mutually agree.

(c)    Payment for the Shares. On the Closing Date, the Purchaser shall pay to the Company the Purchase Price, in U.S. dollars and in immediately available funds, by wire transfer to the account provided by the Company.

(d)    Delivery of the Shares. At the Closing, the Company shall deliver to the Purchaser, in book-entry form, the Shares.

2.2.    Conditions Precedent to Closing.

(a)    Conditions to the Purchaser’s Obligation. The obligation of the Purchaser to consummate the purchase of the Shares from the Company on the Closing Date and to effect the Closing is subject to delivery by or at the direction of the Company to the Purchaser or the written waiver by the Purchaser prior to the Closing of such delivery of this Agreement and the Registration Rights Agreement, duly authorized and executed by the Company.

(b)    Conditions to the Company’s Obligation. The obligation of the Company to consummate the sale of the Shares to the Purchaser on the Closing Date, and to effect the Closing is subject to delivery by or at the direction of the Purchaser or the written waiver by the Company prior to the Closing of such delivery of:

(i)    this Agreement and the Registration Rights Agreement, duly authorized and executed by the Purchaser; and

(ii)    the Purchase Price, in U.S. dollars and in immediately available funds, by wire transfer to the account provided by the Company.

ARTICLE III
    REPRESENTATIONS AND WARRANTIES

3.1.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that:

(a)    Organization and Qualification. The Company is an entity duly incorporated, validly existing and in good standing under the laws of Delaware, with the requisite power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws. The Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.

(b)    Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder in accordance with the terms hereof. The Company’s execution and delivery of each of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required by the Company, its Board of Directors or its shareholders in connection therewith. Each of the Transaction Documents has been (or upon delivery will have been) duly executed by the Company and is, or when delivered in accordance with the terms hereof or thereof, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)    No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Shares) do not and will not (i) conflict with or violate any provisions of the Company’s certificate of incorporation or bylaws, (ii) conflict with, constitute a default (or an event that with notice or lapse of time or both would result in a default) under or result in the creation of any Encumbrance upon, any of the properties or assets of the Company or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material contract, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations and the rules and regulations thereunder, or of any self-regulatory organization to which the Company or its securities are subject) assuming, without investigation, the correctness of the representations and warranties made by the Purchaser herein, or by which any property or asset of the Company is bound or affected, except in the case of clauses (ii) and (iii) such as would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect.

(d)    Filings, Consents and Approvals. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by the Company that have not been obtained, and no registrations or declarations are required to be filed by the Company that have not been filed in connection with, or, in contemplation of, the execution and delivery of, and performance under, the Transaction Documents, except for applicable requirements, if any, of the Securities Act, the Exchange Act or state securities laws or “blue sky” laws of the various states and any applicable federal or state banking laws and regulations that are to be filed after the date hereof.

(e)    Issuance of the Shares of Common Stock. The Common Stock has been duly authorized for issuance by the Company and, when the Shares are issued, delivered and paid for in accordance with this Agreement, will be validly issued, fully paid and nonassessable, free and clear of any Encumbrance, and will not have been issued in violation of or subject to any preemptive rights, rights of first refusal or similar right arising by operation of law, or under the certificate of incorporation or bylaws of the Company, or under any agreement to which the Company is a party.

(f)    Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2 of this Agreement, no registration under the Securities Act is required for the offer and sale of Shares by the Company to the Purchaser under the Transaction Documents.

(g)    No Integrated Offering. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, none of the Company, to the Company’s Knowledge, any of its Affiliates or any Person acting on its behalf has, directly or indirectly, at any time within the past six (6) months, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Shares as contemplated hereby.

(h)    No General Solicitation or General Advertising. Neither the Company nor, to the Company’s Knowledge, any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Shares to the Purchaser pursuant to the Transaction Documents.

(i)    No “Bad Actor” Disqualification. To the Company’s Knowledge, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to the Company or, to the Company’s Knowledge any Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable. “Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).

3.2.    Representations and Warranties of Purchaser. The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a)    Organization; Authority.

(i)    [The Purchaser is a [•], duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, partnership, limited liability company or other applicable similar power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of the applicable Transaction Documents to which it is a party and the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or, if the Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of the Purchaser. Each of the applicable Transaction Documents to which it is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.] [The execution, delivery and performance by the Purchaser of the applicable Transaction Documents to which it is a party and the transactions contemplated by this Agreement have been duly authorized. Each of the applicable Transaction Documents to which the Purchaser is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.]

(b)    No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Purchaser (if the Purchaser is an entity), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or government entity to which the Purchaser is subject (including federal and state securities laws and regulations and the rules and regulations thereunder) applicable to the Purchaser, except in the case of clauses (ii) and (iii), as would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect.

(c)    Investment Intent. The Purchaser understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Shares as principal for its own account and not with a view to, or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities laws. The Purchaser does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Shares to or through any person or entity.

(d)    Purchaser Status. The Purchaser is and will be on the Closing Date (i) an “accredited investor” as such term is defined in Rule 501(a) of Regulation D, or (ii) a Qualified Institutional Buyer, as defined in Rule 144A under the Securities Act.

(e)    General Solicitation. The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other form of “general solicitation” or “general advertising” (as such terms are used in Regulation D promulgated under the Securities Act and interpreted by the Commission).

(f)    Experience of Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Shares. The Purchaser is capable of protecting its own interests in connection with this investment and has experience as an investor in securities of companies such as the Company. The Purchaser is able to hold the Shares indefinitely if required, is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment. The Purchaser has all applicable legal power and authority to hold the Shares, and there is no law regulation, order, judgment or decree applicable to the Purchaser that would prohibit the Purchaser from holding the Shares indefinitely. The Purchaser understands that no representation is being made as to the future trading value or trading volume of the Shares.

(g)    Access to Information. The Purchaser acknowledges that (i) it is not being provided with the disclosures that would be required if the offer and sale of the Shares were registered under the Securities Act, nor is it being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Shares; (ii) it has conducted its own examination of the Company and the terms of the Common Stock to the extent it deems necessary to make its decision to purchase the Shares; and (iii) it has availed itself of publicly available financial and other information concerning the Company to the extent it deems necessary to make its decision to purchase Shares.

(h)    Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Purchaser.

(i)    Independent Investment Decision. The Purchaser has independently evaluated the merits of its decision to purchase Shares of the Common Stock pursuant to the Transaction Documents, and the Purchaser confirms that it has not relied on the advice of the Company (or any of their respective agents, counsel or Affiliates). The Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Purchaser in connection with the purchase of the Shares constitutes legal, regulatory, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

(j)    Reliance on Exemptions. The Purchaser understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares.

(k)    No Governmental Review. The Purchaser understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Common Stock nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

3.3         The Company and the Purchaser acknowledge and agree that no party to this Agreement has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Article III and the Transaction Documents.

ARTICLE IV
    OTHER AGREEMENTS OF THE PARTIES

4.1.    Transfer Restrictions.

(a)    Compliance with Laws. The Purchaser understands and acknowledges that the Shares of Common Stock are being sold by the Company without registration under the Securities Act in reliance on the exemption from federal and state registration set forth in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and similar exemptions under applicable state securities laws, and accordingly, notwithstanding any other provision of this Article IV, the Purchaser covenants that the Shares may be resold, pledged or otherwise transferred only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities laws. The Company has not made or is making any representation, warranty or covenant, express or implied, as to the availability of any exemption from registration under the Securities Act or any applicable state securities laws for the resale, pledge or other transfer of the Shares. In connection with any transfer of the Shares other than (i) pursuant to an effective registration statement or (ii) to the Company, the Company may require the transferor thereof to provide to the Company, at the transferor’s expense, (A) a representation letter, the form and substance of which letter shall be reasonably satisfactory to the Company, verifying certain facts necessary to establish that the transfer does not require registration of such transferred securities under the Securities Act, and (B) if the Company reasonably determines that such representation letter does not clearly establish the facts necessary to establish that the transfer is permissible pursuant to Rule 144 without registration of the transferred securities, an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred securities under the Securities Act.

(b)    Legends. Certificates evidencing the Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form until such time as not required under Section 4.1(c) or applicable law:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.

(c)    Acknowledgement. The Purchaser acknowledges its primary responsibilities under the Securities Act and accordingly will not sell or otherwise transfer the Shares or any interest therein without complying with the requirements of the Securities Act.

4.2.    No Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Shares of Common Stock in a manner that would require the registration under the Securities Act of the sale of the Shares of the Common Stock to the Purchaser.

4.3.    Use of Proceeds. The Company shall use the net proceeds from the sale of the Shares hereunder for general corporate purposes.

4.4.    Confidentiality. Each party to this Agreement will hold, and will use commercially reasonable efforts to cause its respective subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a governmental entity is necessary or appropriate in connection with any necessary regulatory approval, or request for information or similar process, or unless compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirement of law or the applicable requirements of any governmental entity (in which case, the party permitted to disclose such information shall, to the extent legally permissible and reasonably practicable, provide the other party with prior written notice of such permitted disclosure), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto or its Affiliates furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such Information can be shown to have been (1) previously known by such party on a nonconfidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its Affiliates, partners, auditors, attorneys, financial advisors, other consultants and advisors with the express understanding that such parties will maintain the confidentiality of the Information and, to the extent permitted above, to auditors and securities regulatory authorities; provided, however, that (i) the Purchaser is permitted to disclose Information to auditors and Company and securities regulatory authorities without prior written notice to the Company in connection with any audit or examination that does not explicitly reference the Company or this Agreement, (ii) the Purchaser may identify the Company and the number and value of the Purchaser’s security holdings in the Company in accordance with applicable investment reporting and disclosure regulations or internal policies without prior notice to or consent from the Company and (iii) each of the Company and Purchaser may disclose such information to such Person’s equity holders or Affiliates, and their respective representatives, but subject to the prior receipt of an applicable confidentiality agreement.

ARTICLE V
    MISCELLANEOUS

5.1.    Fees and Expenses. The parties hereto shall be responsible for the payment of all expenses incurred by them in connection with the preparation and negotiation of the Transaction Documents and the consummation of the transactions contemplated hereby. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of the Shares to the Purchaser.

5.2.    Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules, if any, thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company and the Purchaser will execute and deliver to the other such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

5.3.    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail (provided the sender receives a machine-generated confirmation of successful facsimile transmission or e-mail notification or confirmation of receipt of an e-mail transmission) at the facsimile number or e-mail address specified in this Section prior to 5:00 p.m., Eastern time, on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in this Section on a day that is not a Business Day or later than 5:00 p.m., Eastern time, on any Business Day, (c) if sent by U.S. nationally recognized overnight courier service with next day delivery specified (receipt requested) the Business Day following delivery to such courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	[•]

With a copy (which shall not constitute notice) to:	[•]

If to the Purchaser:	[•]

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

5.4.    Amendments; Waivers. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by a duly authorized representative of such party. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.5.    Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

5.6.    Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Company without the prior written consent of the Purchaser. The Purchaser may assign its rights hereunder in whole or in part to any Person to whom the Purchaser assigns or transfers any of the Shares in compliance with the Transaction Documents and applicable law, provided such transferee shall agree in writing to be bound, with respect to the transferred Shares, by the terms and conditions of this Agreement that apply to “Purchaser.”

5.7.    No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.8.    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced on an exclusive basis in the Delaware Courts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such Delaware Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.9.    Survival; Limitation on Liability. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Closing. This Section 5.9 does not limit any covenant or agreement of the parties hereto contained in this Agreement which, by its terms, contemplates performance after the Closing. The Company shall not be liable to the Purchaser hereunder for damages arising in excess of the Purchaser’s Purchase Price.

5.10.    Execution. This Agreement may be executed in two counterparts, both of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

5.11.    Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.12.    Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Company will be entitled to seek specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ENDI CORP. By: _______________________________ Name: Title:

PURCHASER:

_____________________________________

By:         ______________________________

Name:         ______________________________

Title:         ______________________________

Number of Shares of Common Stock to be acquired: ____________

Purchase Price: $________

Address for Notice:

____________________________________

____________________________________

____________________________________

____________________________________

Telephone:         ________________

Facsimile:         ________________

Email:         ________________

Attention:         ________________

Delivery Instructions: (if different than above)

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

ANNEX G- VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of [•], 2021 by and between ENDI Corp., a Delaware Corporation (the “Company”), Cohanzick Management, LLC (the “Shareholder”), and the individual or entity set forth on the signature page hereto (the “Voting Party”). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company together with Enterprise Diversified Inc., CrossingBridge Advisors LLC, Zelda Merger Sub 1, Inc., Zelda Merger Sub 2, LLC and the Shareholder have entered into an Agreement and Plan of Merger dated [•], 2021 (the “Merger Agreement”).

WHEREAS, the Voting Party or its Affiliates (as defined below) will, upon closing of the transactions contemplated by the Merger Agreement, own shares of the Company’s Common Stock.

WHEREAS, the Company has separately agreed to nominate for election or re-election at each annual meeting of shareholders the director designees of the Class B Common Stock, and if the Class B Common Stock has been redeemed, of Shareholder (the “Shareholder Designees”), pursuant to the terms of the Company’s Certificate of Incorporation and that certain Stockholder Agreement, dated as of the date hereof, by and between the Company and the Shareholder (the “Stockholder Agreement”).

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.    Agreement to Vote. During the term of this Agreement and for as long as the Voting Party or any of its Affiliates holds Voting Shares (as defined below), the Voting Party agrees with the Company to vote, and to cause its Affiliates to vote, all securities of the Company that may vote in the election of the Company’s directors that such Voting Party or its Affiliates own from time to time and at all times (hereinafter referred to as the “Voting Shares”) in such manner as may be necessary to elect (and maintain in office) the Shareholder Designees whether at a regular or special meeting of stockholders or any class or series of stockholders or by written consent. For the avoidance of doubt, nothing in this Agreement shall restrict a Voting Party’s or its Affiliates’ right to sell or transfer Voting Shares at any time, or any transferee thereof [; provided, however, that if the Voting Party wishes to transfer any of its Voting Shares to any relative or spouse of such Voting Party, or to any trust or other estate in which such Voting Party has at least a 10% beneficial interest or as to which such Voting Party serves as trustee or in a similar fiduciary capacity, such Voting Party shall, prior to the effectiveness of such transfer, procure that such transferee execute a joinder hereto agreeing to be bound by all the terms hereof, and notice of such transfer shall be delivered to the Company]. For purposes of this Agreement, “Affiliate” means any individual, corporation, partnership, unincorporated association or other entity that, directly or indirectly, is controlled by the Voting Party, controls the Voting Party or is under common control with the Voting Party.

2.    Obligations. The Company and the Voting Party each agrees not to take any actions, and the Voting Party agrees to cause the Voting Party’s Affiliates not to take any actions, that would contravene or materially and adversely affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Company’s Board of Directors as herein stated. The parties acknowledge that the fiduciary duties of each member of the Company’s Board of Directors are to the Company’s stockholders as a whole.

3.    Covenants. The Voting Party agrees to vote, and to cause its Affiliates to vote, in favor of the election or re-election of the Shareholder Designees, as provided herein, in the Certificate of Incorporation of the Company and the Stockholder Agreement, as a director of the Company. The Voting Party and its Affiliates shall not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Voting Party or its Affiliates and shall at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Shareholder hereunder against impairment.

4.    Termination. This Agreement shall terminate automatically on the earlier of the date that (i) all of the rights to designate the Shareholder Designees, wherever granted, of (a) all of the holders of the Class B Common Stock, and (b) the Principal Stockholder and its Affiliates (as defined in the Stockholders Agreement) have in each case been terminated or have expired, for any reason, (ii) Steven Kiel is no longer a member of the Board of Directors of the Company and (iii) the Voting Party and its Affiliates cease to hold any Voting Shares. This Agreement shall also terminate automatically with respect to any Voting Shares no longer held by the Voting Party or its Affiliates.

5.    Amendments and Waivers. Except as otherwise provided herein, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) the Shareholder and (iii) the Voting Party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

6.    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but in the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.    Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

8.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (“.pdf”) or other electronic means of transmission shall be effective as delivery of an original counterpart of this Agreement.

9.    Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

[Remainder of page intentionally left blank; signature page follows]

This Agreement is hereby executed effective as of the date first set forth above.

ENDI Corp. By: _________________________ Name: Title:

Cohanzick Management, LLC By: _________________________ Name: Title:

_____________________

Steven Kiel

ANNEX H- VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT is made and entered into as of December 29, 2021 (this “Agreement”), by and among Enterprise Diversified, Inc., a Nevada corporation (the “Company”), and each of the parties listed on the signature page hereto (each, a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, ENDI Corp., a Delaware corporation (“Parent”), Zelda Merger Sub 1, Inc., a Delaware corporation (“First Merger Sub”), Zelda Merger Sub 2, LLC, a Delaware limited liability company (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”) pursuant to which, among other things, at the closing of the transactions contemplated thereby and upon the terms subject to the conditions set forth therein, the Company will survive as a wholly owned subsidiary of Parent (the “Transactions”). Terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.    Binding Effect of Merger Agreement; Agreement to Vote; Irrevocable Proxy.

(a)    Each Shareholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors with respect hereto and thereto prior to executing this Agreement.

(b)    The Shareholders, by this Agreement, hereby agree to vote, at any meeting of the Shareholders, and in any action by written consent of the Shareholders, all of the shares of capital stock of the Company (the “Shares”) held by the Shareholders at such time (i) in favor of the approval and adoption of the Merger Agreement and the Transactions; (ii) in favor of any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the Shareholders; (iii) in favor of any proposal to adjourn a meeting of the Shareholders at which there is a proposal to adopt and approve the Merger Agreement if there are not sufficient votes to adopt the proposals described in clause (i) above or if there are not sufficient shares present in person or represented by proxy to constitute a quorum; and (iv) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement under the Merger Agreement or that would reasonably be expected to result in the failure of the Transactions from being consummated. The Shareholders acknowledge receipt and review of a copy of the Merger Agreement.

(c)    Each Shareholder hereby agrees that it shall not enter into any commitment, agreement, understanding, or similar arrangement to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the foregoing.

(d)    Each Shareholder hereby irrevocably and unconditionally waives any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any other transaction contemplated by the Merger Agreement that such Shareholder may have (under NRS Section 92A.380 or otherwise) by virtue of, or with respect to, any outstanding Shares owned of record or beneficially by such Shareholder.

(e)    Subject to the penultimate sentence of this Section 1(e), by execution of this Agreement, each Shareholder does hereby appoint the Company and any of its designees with full power of substitution and resubstitution as such Shareholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of such Shareholder’s rights with respect to his, her or its Shares, to vote and exercise all voting and related rights, including the right to sign such Shareholder’s name (solely in its capacity as a shareholder) to any shareholder consent, if such Shareholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement with respect to such Shares, solely with respect to the matters set forth in Section 1(b) hereof. Such Shareholder intends for this proxy to be irrevocable and coupled with an interest hereunder until the termination of this Agreement in accordance with Section 12 hereof, hereby revokes any proxy previously granted by such Shareholder with respect to the Shares, and represents that none of any such previously-granted proxies are irrevocable. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of such Shareholder and the obligations of such Shareholder shall be binding on his, her or its heirs, personal representatives, successors, transferees and assigns. Each Shareholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares with respect to the matters set forth in Section 1(b) until after the termination of this Agreement. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement in accordance with Section 12 hereof.

2.    Transfer of Shares; Waiver of Certain Rights. Each Shareholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Merger Agreement, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares or (d) take any action that would have the effect of preventing or disabling the Shareholder from performing its obligations hereunder. Each Shareholder hereby waives and agrees to refrain from exercising any past, present or future right of first refusal or offer, put or call right, co-sale or tag-along right, pre-emptive, anti-dilution or other similar right of such Shareholder, that may be applicable to, or triggered by, the Merger Agreement, the Ancillary Agreements or the consummation of the transactions contemplated thereby, including the Transactions.

3.    No Solicitation of Transactions. Each Shareholder, severally and not jointly, agrees not to, directly or indirectly, through any officer, director, representative, agent or otherwise, (a) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), directly or indirectly, whether publicly or otherwise, any inquiries, offers or proposals with respect to, or the making of, any alternative corporate transaction in lieu of the Transactions (“Alternative Transaction”) (or that would reasonably be expected to encourage or lead to an Alternative Transaction), (b) engage in any negotiations or discussions concerning, or provide access to or furnish non-public information regarding, a Company’s or any Company Subsidiary’s properties, assets, personnel, books or records or any Confidential Information or data to, any person relating to an Alternative Transaction (or that would reasonably be expected encourage or lead to an Alternative Transaction), (c) enter into, engage in or maintain discussions or negotiations with respect to any Alternative Transaction (or inquiries, proposals or offers or other communications that would reasonably be expected to encourage or lead to any Alternative Transaction) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (d) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (e) approve, endorse, recommend, execute or enter into any agreement, arrangement or understanding, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, business combination agreement, transaction agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, or (f) resolve or agree to do any of the foregoing actions or otherwise authorize or permit any of its representatives to take any such action. Each Shareholder shall, and shall instruct and cause its representatives and agents to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any parties (other than the parties to the Merger Agreement and their respective representatives) in connection with a Company Acquisition Proposal (other than the Transactions) and each Shareholder acknowledges that any action taken by it or any representative of it inconsistent with the restrictions set forth in this Section 3, whether or not such representative is purporting to act on the such Shareholder’s behalf, shall be deemed to constitute a breach of this Section 3 by such Shareholder. Notwithstanding the forgoing, the provisions of this Section 3 shall not limit the rights of the Pubco Board under Section 7.6(b) of the Merger Agreement.

4.    New Shares of the Company. If (a) any Company’s shares are issued to a Shareholder after the date of this Agreement pursuant to any recapitalization, reclassification, combination, or exchange of shares or otherwise, (b) a Shareholder purchases, is granted, or otherwise acquires record and/or beneficial ownership of any Company’s shares after the date of this Agreement, or (c) a Shareholder acquires the right to vote or share in the voting (including, without limitation, by proxy or power of attorney) of any Company’s shares after the date of this Agreement (collectively, “New Shares”), then such New Shares shall constitute Shares and shall be subject to the terms of this Agreement to the same extent as if they constituted the Shares owned or controlled by such Shareholder as of the date hereof.

5.    Further Assurances. Each Shareholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things, including, but not limited to, execution of all such proper agreements, deeds, assignments, assurances and other instruments, reasonably necessary (including under applicable Laws) to effect the actions required to consummate the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

6.    No Challenges. Each Shareholder agrees not to, and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid, join in, facilitate, assist or encourage, and agrees to take all actions necessary to, and to direct its Representatives to, opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, or any of its subsidiaries, any of their respective successors or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement; or (b) alleging a breach of any fiduciary duty of any person (or that such person may be alleged to have, including to any of the Company’s or any other holder of Shares) in connection with the evaluation, negotiation or entry into the Merger Agreement or this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Shareholder from enforcing such Shareholder’s rights under this Agreement.

7.    Consent to Disclosure. Each Shareholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Company to any governmental authority or to shareholders of the Company of such Shareholder’s identity and beneficial ownership of Shares and the nature of such Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company, a copy of this Agreement. Each Shareholder will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC), subject to confidentiality obligations that may be applicable to information furnished to any of the Company or Company Subsidiary by third parties that may be in such Company’s or Company Subsidiary’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable law.

8.    Standstill. From the date of this Agreement until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, each Shareholder agrees not to engage in any transaction involving any securities of the Company, without the Company’s prior written consent.

9.     Public Announcements. No Shareholder will make any public announcement or issue any public communication regarding this Agreement, the Merger Agreement, the transactions contemplated hereby or thereby or any matter related to the foregoing, without the prior written consent of the Company, except: (a) if such announcement or other communication is required by applicable Laws or the rules of any stock exchange, in which case the disclosing Shareholder shall, to the extent permitted by applicable Laws, first allow the Company to review such announcement or communication and have the opportunity to comment thereon, and such disclosing Shareholder shall consider such comments in good faith; (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 9; and (c) announcements and communications to governmental authorities in connection with registrations, declarations and filings required to be made as a result of the Merger Agreement.

10.    Stockholder Capacity. Each Shareholder is entering into this Agreement solely in its capacity as the owner of the Shares and nothing herein shall limit or affect any actions taken by any officer or director of the Company (or a subsidiary of the Company) solely in his or her capacity as a director or officer of the Company (or a subsidiary of the Company), including, without limitation, to the extent applicable, participating in his or her capacity as a director of the Company in any discussions or negotiations in accordance with Section 7.6 of the Merger Agreement.

11.    Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to the Company as follows:

(a)    The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States Law applicable to such Shareholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any lien or encumbrance on any Shares (other than under this Agreement, the Merger Agreement and the agreements contemplated by the Merger Agreement, including the other Ancillary Agreements), or (iv) conflict with or result in a breach of or constitute a default under any provision of such Shareholder’s governing documents, if applicable.

(b)    As of the date of this Agreement, the Shareholders own exclusively and have good, valid and marketable title to the Shares set forth opposite the Shareholder’s name on Exhibit A free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, and as of the date of this Agreement, the Shareholders have the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such Shares, and the Shareholders do not own, directly or indirectly, any other Shares.

(c)    Such Shareholder is a sophisticated investor and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon the Company or any affiliate thereof, and based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Shareholder acknowledges that Company has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Shareholder acknowledges that the agreements contained herein with respect to the Shares held by such Shareholder are irrevocable.

(d)    Such Shareholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Shareholder.

(e)    There is no suit, action, investigation or proceeding pending or, to the knowledge of such Shareholder, threatened against or affecting Shareholder or any of his, her or its Affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of such Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

12.    Termination. This Agreement and the obligations of the Shareholders under this Agreement shall automatically terminate upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the mutual agreement of the parties hereto and (c) the Effective Time of the Merger. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 12 shall relieve any party of liability for any breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

13.      Miscellaneous.

(a)    Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated. Notwithstanding the foregoing, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

(b)    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified in a notice given in accordance with this Section 13(b)):

If to the Company, to:

Enterprise Diversified, Inc.

1806 Summit Avenue, Suite 300

Richmond, Virginia 23230

Attention: Steven L. Kiel

Email: steven@endi-inc.com

with a copy to:

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attention: Nick Katsanos

Email: katsanos@sewkis.com

If to a Shareholder, to the address or email address set forth for the Shareholder on the books of the Company.

(c)    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d)    This Agreement, the Merger Agreement and Ancillary Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.

(e)    This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and the Company’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Shareholder shall be liable for the breach by any other Shareholder of this Agreement.

(f)    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled, to the fullest extent permitted by Law, to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each Shareholder agrees that it will not seek, and agree to waive any requirement for, the securing or posting of a bond in connection with the Company or Parent seeking or obtaining such equitable relief.

(g)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any Delaware State court or Federal court of the United States of America located in the State of Delaware. To the fullest extent permitted by applicable Law, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party, and (ii) agree not to commence any such Action except in the courts described above in Delaware, other than any Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable Law, each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper, or (z) this Agreement or the transactions contemplated hereby, or the subject matter hereof, may not be enforced in or by such courts.

(h)    This Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i)    At the request of the Company, in the case of any Shareholder, or at the request of the Shareholders, in the case of the Company and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(j)    This Agreement shall not be effective or binding upon any Shareholder until after such time as the Merger Agreement is executed and delivered by the Company and all parties thereto.

(k)    Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 13(k).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Enterprise Diversified, Inc. By: /s/ Steven L. Kiel Name: Steven L. Kiel Title: Chairman

Arquitos Capitol Offshore Master, Ltd. By: /s/ Steven L. Kiel Name: Steven L. Kiel Title: Chairman /s/ Steven L. Kiel /s/ Thomas Braziel /s/ Jeremy K. Deal /s/ Alea Kleinhammer /s/ Keith D. Smith

ANNEX I- [FORM OF] STOCKHOLDER AGREEMENT

This Stockholder Agreement (this “Agreement”) is made as of [__], 20[_] by and between, ENDI Corp., a Delaware Corporation (the “Company”), and Cohanzick Management, LLC (the “Shareholder”). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company together with Enterprise Diversified, Inc., CrossingBridge Advisors LLC, a Delaware limited liability company (“CBA”), Zelda Merger Sub 1, Inc., a Delaware corporation, Zelda Merger Sub 2, LLC, a Delaware limited liability company and the Shareholder have entered into an Agreement and Plan of Merger dated [•], 2021 (the “Merger Agreement”);

WHEREAS, the Shareholder received and will own, upon closing of the transactions contemplated by the Merger Agreement, 2,400,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), and 1,800,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and

WHEREAS, in connection with the Merger, and as part of the consideration to Shareholder for the Merger, Shareholder received Class W-1 warrants (the “Class W-1 Warrants”) to purchase one million eight hundred thousand (1,800,000) shares of Class A Common Stock and Class W-2 Warrants (the “Class W-2 Warrants” and, together with the Class W-1 Warrants, the “Warrants”) to purchase two hundred fifty thousand (250,000) shares of Class A Common Stock.

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.    Election of Boards of Directors.

1.1    Definitions. As used herein, the following capitalized terms have the following meanings when used herein with initial capital letters:

(a)“    Affiliate” means, with respect to the Principal Stockholder, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any entity of which such Person is a partner or member, any partner, officer, director, member or employee of such Person, any trust or other estate in which the Principal Stockholder holds at least a 10% beneficial interest or as to which the Principal Stockholder serves as trustee, grantor, or in a similar fiduciary capacity, and any trust established for estate planning purposes of which any partner or member of the Principal Stockholder, individually or jointly with such Person’s spouse, has the exclusive right to control such trust; and “control” (including the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

(b)“    Beneficial Ownership” by a Person of any securities means ownership of such securities in respect of which such Person is considered to be a “beneficial owner” under Rule 13d-3 under the Exchange Act as in effect on the date hereof.

(c)“    Board of Directors” means the Board of Directors of the Company.

(d)“    Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, dated as of ___________, 2022.

(e)“    Class B Director” means any director elected to the Company’s Board of Directors pursuant to Section 6.01(b) of the Certificate of Incorporation. The initial Class B Directors are listed on Schedule 1.

(f)“    Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(g)“    Majority Owner” means David Sherman, an individual.

(h)“    Person” shall mean any individual, firm, corporation or other legal entity, and includes any successor (by merger or otherwise) of such entity.

(i)“    Principal Stockholder” shall mean collectively the Majority Owner, the Shareholder, and any successors or assignees of the Majority Owner or the Shareholder.

1.2    Nomination and Election of Directors. From and after the date that the holders of Class B Common Stock are no longer entitled to elect at least one Class B Director to the Board of Directors pursuant to the Certificate of Incorporation, the following provisions apply:

(a)     From and after the date that the holders of Class B Common Stock are no longer entitled to elect at least one Class B Director to the New Parent Board pursuant to the terms of the Amended and Restated Certificate of Incorporation of New Parent, the following provisions apply: for so long as David Sherman, the CBA Member and any of their successors or assigns (collectively, the “Principal Stockholder”) and their Affiliates beneficially own at least five percent (5%) of the outstanding shares of New Parent Common Stock, the Principal Stockholder has the right to designate a number of directors of the New Parent board (rounded up to the nearest whole number) equal to the percentage of the New Parent Common Stock beneficially owned by the Principal Stockholder and its Affiliates at the time of such designation, provided however that for purposes of this designation right, the Principal Stockholder and its Affiliates' shall have the right to designate not more than a majority of the members of the Board of Directors then in office and, provided further, that so long as the Principal Stockholder and its Affiliates beneficially owns at least 5.0% of the total outstanding shares of Common Stock its shall have the right to designate at least one director.

The Company, acting through the committee of the Board of Directors with authority to select or recommend director nominees for the Board’s selection (the “Nominating Committee”), and, as necessary, the Board of Directors, shall cause such individual or individuals (the “Principal Stockholder Directors”) to be nominated for election or appointment to the Board of Directors as set forth below; provided, that the Nominating Committee’s obligations under this Agreement are subject to the requirements of the committee members’ fiduciary duties as directors and Delaware General Corporation Law. At each meeting of the Company’s stockholders at which the directors of the Company are to be elected and, if the Board of Directors is classified at the time of such election, at which the class of directors of which the Principal Stockholder Director is a member, the Board of Directors agrees to recommend that the stockholders elect to the Board of Directors each Principal Stockholder Director nominated for election at such meeting in accordance with the provisions of Section 1.2(a), subject to the directors’ fiduciary duties as directors and the Delaware General Corporation Law.

(b)    At any time at which a vacancy shall be created on the Board of Directors as a result of the death, disability, retirement, resignation, removal or otherwise of a Principal Stockholder Director, the Principal Stockholder and its Affiliates shall then have, as a result thereof, the right to designate a replacement person for nomination for election to the Board of Directors, as specified in Section 1.2(a) and subject to the limitations thereof. The Principal Stockholder and its Affiliates, voting together as a single class, shall have the right to designate for appointment by the remaining directors under the Bylaws of the Company an individual to fill such vacancy and serve as a director. In connection with the foregoing, the Principal Stockholder agrees to provide information to the Nominating Committee as is necessary to determine that such individual will qualify to serve as a director of the Company under any applicable law, rule or regulation as well as under the terms of this Agreement.

(c)    To the extent there is an authorized committee of the Company’s Board of Directors, it shall include at least one (1) Principal Stockholder Director designated by the Majority Owner, to the extent qualified to serve on such committee.

(d)    For all Principal Stockholder Directors:

(i)     In the event that the Principal Stockholder and its Affiliates shall determine to remove from office a then Principal Stockholder Director, the Company shall take all actions necessary and appropriate to cause such removal to be effected promptly.

(ii)    In the event of removal, resignation, incapacity or death of a then Principal Stockholder Director, the Company shall take all actions necessary and appropriate to cause the successor Principal Stockholder Director to be elected or appointed as a director.

1.3    Obligations. The Shareholder and the Company agree not to take any actions that would contravene or materially and adversely affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Company’s Board of Directors as herein stated, and will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Shareholder hereunder against impairment. The parties acknowledge that the fiduciary duties of each member of the Company’s Board of Directors are to the Company’s stockholders as a whole.

2.    Redemption.

2.1    Definitions. As used herein, the following capitalized terms have the following meanings when used herein with initial capital letters:

(a)“    Original Issue Price” shall mean $0.0001 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the shares of Class B Common Stock.

(b)“    Redemption Date” shall mean the effective date of a redemption pursuant to Section 2.

(c)“    Redemption Price” per share shall equal the Original Issue Price per share.

2.2    Redemption by the Company.

2.2.1

  Redemption on the Fifth Anniversary. Unless prohibited by Delaware law governing distributions to stockholders, if, on or after the fifth (5th) anniversary of the Closing, any shares of Class B Common Stock shall remain outstanding, then the Company shall redeem all, but not less than all, of the outstanding shares of the Class B Common Stock at the Redemption Price (the “Anniversary Redemption”).

2.2.2

  Mandatory Redemption Upon Exercise of Class W-1 Warrants. Upon the exercise of any Class W-1 Warrant by any Class W-1 Warrant holder, the Company shall redeem the number of shares of Class B Common Stock (on a pro rata basis from the holders of Class B Common Stock) that are equal to the number of shares of Class A Common Stock issued to the Class W-1 Warrant holder upon exercise of the Class W-1 Warrant (a “Mandatory Redemption”). Such Mandatory Redemption shall be at the Redemption Price. For the avoidance of doubt, the exercise of any Class W-2 Warrant shall not result in the reduction of Class B Common Shares pursuant to this Section 2.2.

2.2.3

  Redemption Notice. The Company shall send written notice of any redemption pursuant to Subsection 2.2 (the “Redemption Notice”) to each holder of record of shares of the Class B Common Stock (i) thirty (30) days prior to the Redemption Date with respect to the Anniversary Redemption (provided that such notice shall not prevent a Class W-1 Warrant holder from continuing to exercise such Class W-1 Warrant through the fifth anniversary thereof) and (ii) three (3) business days after the Class W-1 Warrant has been exercised with respect to a Mandatory Redemption. Each Redemption Notice shall state:

(a)	the number of shares of the Class B Common Stock that the Company shall redeem on the Redemption Date specified in the Redemption Notice;

(b)	the Redemption Date and the Redemption Price; and

(c)

that the holder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of the Class B Common Stock to be redeemed.

2.3    Surrender of Certificates; Payment. On or before the Redemption Date, each holder of shares of Class B Common Stock to be redeemed on such Redemption Date, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company (including a bond if required by the Company’s transfer agent) to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company, in the manner and at the place designated in the Redemption Notice and thereupon the Redemption Price for such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof. Prior to the Redemption Date, the Principal Stockholder shall not transfer any shares of Class B Common Stock to any Person other than the owners of Shareholder and Shareholder’s Affiliates without the prior consent of the Board of Directors, not to be unreasonably withheld.

3.    Termination. The rights set forth in Section 1 shall terminate on the date that the Principal Stockholder and its Affiliates hold less than 5% of the outstanding shares of Common Stock.

4.    Amendments and Waivers. Except as otherwise provided herein, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) the Company and (ii) the Shareholder. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

5.    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but in the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.    Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

7.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (“.pdf”) or other electronic means of transmission shall be effective as delivery of an original counterpart of this Agreement.

8.    Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

[Remainder of page intentionally left blank; signature page follows]

This Agreement is hereby executed effective as of the date first set forth above.

COMPANY: ENDI CORP. By: _________________________ Name: Title:
SHAREHOLDER: COHANZICK MANAGEMENT, LLC By: _________________________ Name: Title:

Schedule 1

Initial Class B Directors

See attached.

ANNEX J- SERVICES AGREEMENT

This Services Agreement, dated as of [●] (“Agreement”), is entered into by and between CrossingBridge Advisors, LLC, an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and a Delaware limited liability company (the “Company”), and Cohanzick Management, LLC, an investment adviser registered under the Advisers Act and a Delaware limited liability company (the “Adviser” and, together with the Company, the “Parties”).

WHEREAS, certain personnel of the Company have knowledge and expertise that can assist the Adviser in servicing its clients;

WHEREAS, the Adviser lacks certain resources to implement all of its investment advisory services and consequently requires an arrangement with the Company to provide such resources;

WHEREAS, the Company is willing to make certain of its (and each of its affiliate’s) personnel available to the Adviser and each Party is willing to make certain of its systems available to provide portfolio management, investment research, administrative services and other related services to the other Party, and through such other Party, to other Party’s clients; and

WHEREAS, the Parties wish to memorialize the terms under which such personnel shall provide such services.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

I.    Availability of Personnel

A.

Certain designated persons employed by the Company or one of its affiliates (each, a “Subject Individual”) shall be made available by the Company (or such affiliate) to provide investment advisory, portfolio management and other services (“Advisory Services”) to the Adviser and, through the Adviser, to its clients (each, an “Adviser Client”). The Subject Individuals to be made available by the Company as of the date hereof are set forth on Exhibit A, which such Exhibit may be amended from time to time by mutual consent of the Parties.

B.

To the extent that a Subject Individual participates in the rendering of Advisory Services to an Adviser Client, the Subject Individual shall be subject to the oversight and control of the Adviser, and such Advisory Services shall be provided to the Adviser or any Adviser Client by such Subject Individual exclusively in his or her capacity as a supervised person of the Adviser. Each Subject Individual shall be subject to the Adviser’s Code of Ethics, as adopted under Rule 204(A)-1 under the Advisers Act, and, if applicable, the Company’s code of ethics, as well as the other compliance policies and procedures of the Adviser and, if applicable, the Company.

C.

The Company may continue to oversee, supervise and manage the Advisory Services of a Subject Individual in order to (1) assure compliance with the Company’s compliance policies and procedures, (2) assure compliance with regulations applicable to the Company and (3) protect the interests of the Company and its clients; provided that the Company shall cooperate with the Adviser’s supervisory efforts regarding the adherence of Subject Individuals to applicable law in performing the Advisory Services.

D.	The Adviser shall assure that Subject Individuals have all necessary registrations and/or qualifications necessary to provide Advisory Services to Adviser Clients.

E.

The Parties shall cooperate to develop, monitor and enforce policies and procedures designed to assure that (1) each client of the Parties (including Adviser Clients) is treated fairly and equitably over time, (2) all portfolio transactions comply with applicable law, contractual terms or similar obligations of the Parties to their respective clients and (3) books and records with respect to any and all portfolio transactions undertaken by any of the Parties are created and maintained in a manner consistent with applicable law.

II.    Use of Systems and Operations

A.

The Adviser may use the systems of the Company or its affiliates for its daily operations; provided that appropriate policies, procedures and other safeguards are established to assure that (A) the books and records of each Party (collectively, “Records”) are created and maintained in a manner so as to be clearly separate and distinct from those of the other Party and the clients of such Party and (B) confidential client and/or other material non-public information relating to the investment advisory activities of each Party or other proprietary information regarding a Party or its clients is safeguarded and maintained for the benefit of such Party.

B.

The Parties agree that [3-5] Bloomberg terminals and the related agreements with respect thereto shall be assigned by Adviser to the Company. The Parties agree that the Adviser may assign the Bloomberg data license to the Company in the future in the Adviser’s discretion. The Parties agree to take such additional actions as may be reasonably necessary to assign the terminals and related agreements, and if applicable the data license, to the Company.

C.

The Parties agree that the information technology hardware and services provided by Thrive Operations, LLC may be assigned by the Adviser to the Company in the Adviser’s discretion. The Parties agree to take such additional actions as may be reasonably necessary to assign such agreements to the Company.

III.    Access to Investment Flow; Order Aggregation; and Restricted List

A.

Each Party shall make the other Party aware of any potential investments that the Party or any of its affiliates evaluates or participates in that are made in connection with any investment strategy the other Party also provides to its clients (“Investment Flow”). Each Party, through the Subject Individuals or otherwise, shall be responsible for determining which, if any, clients shall participate in Investment Flow and for allocating Investment Flow among its clients in a manner consistent with policies and procedures that it determines to be fair and equitable over time. Generally, the Parties expect to allocate Investment Flow among participating Adviser Clients and clients of the Company or its affiliates on a pro rata basis.  In performing its duties under this Agreement, the Parties shall adhere to all of their respective policies and procedures, including their trade allocation policy and personnel policies.

B.

If the Parties determine that the purchase or sale of an investment is appropriate with regard to one or more Adviser Clients and one or more clients of the Company or its affiliates, the Parties may, but are not obligated to, purchase or sell such an investment on behalf of the participating Adviser Clients and clients of the Company and its affiliates with an aggregated order, for the purpose of reducing transaction costs, to the extent permitted by applicable law. The Parties shall coordinate which Party shall submit the order. When an aggregated order is filled through multiple trades at different prices on the same day, each participating Adviser Client and client of the Company will receive the average price, with transaction costs generally allocated pro rata based on the size of each client’s participation in the order (or allocation in the event of a partial fill) as determined by the Parties in good faith. In the event of a partial fill, allocations may be modified on a basis that the Parties deem to be appropriate in good faith, including, for example, in order to avoid odd lots or de minimis allocations.

C.

Each Party agrees to abide by the restricted securities or equivalent list and related policies of the other Party (except as the Parties may otherwise agree from time to time with respect to particular transactions). Each Party shall notify the other Party promptly of any changes to such Party’s restricted securities or equivalent list and related policies.

D.

With respect to any information that a Party obtains from the other Party or otherwise has access to, whether through the knowledge of Subject Individuals or otherwise, such Party agrees to abide by the terms of any applicable non-disclosure or confidentiality agreement signed by the other Party with respect such information.

IV.    Requirements Applicable to Subject Individuals

A.         Each Subject Individual shall:

1.

be subject to the supervision and oversight of the Adviser’s officers and directors, including, without limitation, its chief compliance officer, with respect to any Advisory Services provided to Adviser Clients;

2.

provide Advisory Services and take actions only as approved by the Adviser. No Subject Individual may exercise discretionary authority with respect to an Adviser Client’s account unless specifically authorized by the Adviser to do so;

3.	take reasonable steps to assure that communications with Adviser Clients reflect the Subject Individual’s status as a supervised person of the Adviser;

4.	provide any information requested by a Party as necessary to comply with applicable disclosure and/or regulatory obligations; and

5.

act at all times in a manner consistent with the fiduciary duties owed to Adviser Clients as well as clients of the Company by seeking to assure that, among other things, (a) all clients are treated fairly and equitably over time and (b) information about any investment advisory or trading activity applicable to a particular client or group of clients is not used to benefit the Subject Individual, the Adviser, the Company or any other client or group of clients in contravention of the fiduciary duties of such Subject Individual, the Adviser or the Company.

B.         Unless specifically authorized or appointed as an officer of the Adviser, no Subject Individual may enter into any contract on behalf of, or in the name of, the Adviser.

V.    Records

A.

Each Party shall make and maintain such Records with respect to its activities and those of the Subject Individuals as are required by applicable law, including, but not limited to, (1) records relating to advice given to, or actions undertaken on behalf of, any client or advised account and (2) communications from or to any client.

B.

Each Party shall have full, equal and unfettered access to the Records to the extent necessary for rendering Advisory Services pursuant to this Agreement, except those Records containing confidential, proprietary or material non-public information relating to clients of the other Party or the investment advisory services provided by the other Party to its clients or the transactions or holdings of such clients.

C.

Each of the Parties understands that, in the event of a request for Records, such Records may be made available to the entity requesting such Records; provided that the release of such Records is required by law, by any court of competent jurisdiction or is requested or required by any governmental or regulatory body having lawful jurisdiction over such Records.

D.

No Party shall destroy any Record except in conformity with its relevant data retention policies and applicable law. If a Party deems it appropriate to take steps to assure that, notwithstanding such a retention policy, Records are maintained (whether in anticipation of litigation or otherwise), such Party shall promptly notify the other Party who, on receipt of such notice, shall take reasonable steps to assure the preservation of such Records.

E.	All requirements to retain Records generated during the term of this Agreement shall survive its termination.

VI.    Confidentiality

A.

The Parties shall treat confidentially the terms and conditions of this Agreement and all information provided by each Party to the other Party hereto regarding its business and operations (“Confidential Information”). All Confidential Information provided by a Party hereto pursuant to this Agreement shall be used by the other Party hereto solely for the purpose of rendering Advisory Services pursuant to this Agreement. Except as may be required in carrying out this Agreement, all such Confidential Information shall not be disclosed to any third party without the prior consent of the providing Party.

B.

The obligations of confidentiality set forth in this Section shall not apply to any Confidential Information (1) that comes into the public domain other than through breach of this Agreement by the Party receiving Confidential Information or (2) the disclosure of which is required by law or regulation, by any court of competent jurisdiction or is requested or required by any governmental or regulatory body asserting jurisdiction.

C.

Within 30 days of the termination of this Agreement for any reason, if so requested, each Party shall return to the other Party all materials in whatever form containing any Confidential Information; provided that such Confidential Information (or copies thereof) may be retained to the extent a part of that Party’s required Records. The confidentiality obligations provided herein shall survive for a period of two years after the date of termination of this Agreement.

VII.    Term and Termination

This Agreement shall continue in full force and effect until terminated. After the one year anniversary of the execution of this Agreement, either Party may terminate this Agreement upon at least 120 days’ prior written notice to the other Party. Notwithstanding the foregoing, either Party may terminate this Agreement at any time upon written notice following a material breach of this Agreement by other Party that remains uncured for at least 30 days after the other Party receives notice of, or otherwise reasonably should have been aware of, the material breach.

VIII.    Status of Subject Individuals

A.

Each person providing Advisory Services, and any other person employed by the Company whose functions or duties relate to the determination of investment advice and/or recommendations made by the Adviser to or on behalf of any Adviser Client, shall be designated as a Subject Individual.

B.	For all other purposes, including for purposes of determining appropriate compensation and benefits, Subject Individuals of the Company shall be deemed to be and shall remain employees of the Company.

C.

For the avoidance of doubt, nothing in this Agreement shall be interpreted as (1) altering the duties or responsibilities of any Subject Individual in his or her capacity as an employee of the Company or (2) causing any Subject Individual to be treated as an employee of the Adviser for legal, accounting, tax or any other purpose.

IX.    Allocation of Costs and Expenses; Compensation; Payment

A.

With respect to the order management / portfolio management system from EZE Capital / Tradar (and any replacement services from Enfusion Ltd., LLC) or any similar replacement services from another provider, each Party shall bear a pro rata portion of the fees and costs of such systems calculated based on Weighted Average AUM (as defined below) of the Adviser and the Company during each quarter.

B.

With respect to the terminals and directly related services provided by Bloomberg Finance, LP and its affiliates or any similar replacement services from another provider that are employee-specific (e.g., “Bloomberg Anywhere”), each Party shall pay its share of the fees and costs of such terminals and services calculated based on the total number of personnel of each Party utilizing such services (e.g., the direct cost of a Bloomberg terminal with respect to a particular employee shall be borne by the Party that is such person’s employer).

C.

With respect to the fees and costs of the general data license from Bloomberg Finance, LP and its affiliates or any similar replacement services that are not employee-specific, each Party shall pay its pro rata share of the fees and costs of such data license calculated based on the Weighted Average AUM of the Adviser and the Company during such quarter.

D.

With respect to computer and information technology costs (including all fees and costs related to information technology hardware and services provided by Thrive Operations, LLC or any similar replacement services from another provider), each Party shall pay its pro rata share of the fees and costs of such items calculated based on the total number of personnel for each Party.

E.

Other than the foregoing costs and expenses in this Section IX, each Party shall bear all costs and expenses (excluding compensation of Subject Individuals) that are incurred in the provision of services to its clients. To the extent any such costs or expenses are borne by the other Party, the Party shall reimburse the other Party. To the extent any such costs and expenses are incurred on behalf of both the Adviser and the Company, such costs and expenses shall be allocated between the Adviser and the Company pro rata based on the Weighted Average AUM of the Adviser and the Company during such quarter.

F.

Each Party shall periodically submit to the other Party an invoice reasonably detailing the reimbursement of costs and expenses described above. The invoiced Party shall pay all such invoices within the time period requested on such invoice which shall not be less than 30 days. Upon the written request of the invoiced Party, the other Party shall provide such Party with documentation reasonably requested by such Party in support of the costs and expenses represented by any invoice.

G.	Subject Individuals shall be compensated solely by the Company and the Company shall have sole responsibility to compensate Subject Individuals.

H.

The Adviser shall pay the Company a quarterly fee equal to 0.05% per annum of the monthly weighted average assets under management (“Weighted Average AUM”) during such quarter with respect to all Adviser Clients for which the Adviser has full investment discretion. The fee shall be payable quarterly in arrears within ten (10) days following the end of each quarter. By way of example, if in the first calendar quarter of the year, the Weighted Average AUM is $1.35 billion in January, $1.65 billion in February and $1.89 billion in March, then the fee due by April 10 shall equal 0.0125% multiplied by $1.63 billion, or $203,750.

X.    Non-Compete

During the term of this Agreement and, if terminated by the Adviser, for a period of six months after termination, the Adviser shall not begin to serve as the investment adviser or sub-adviser to any open end registered U.S. mutual fund or U.S. exchange traded fund (ETF) governed under the Investment Company Act of 1940, as amended (“Investment Company Act”) that pursues an investment strategy that is substantially similar to any investment strategy provided by the Company or its affiliates to any of their clients without the written consent of the Company. For the avoidance of doubt, the foregoing restriction shall not apply to any existing clients of Adviser as of the date of execution of this Agreement.

XI.    Notices

A.

All notices, requests, or consents provided for or permitted to be given under this Agreement shall be in writing, addressed to the recipient, at the address set forth on the signature page hereof, and shall be given (i) by depositing that writing in the U.S. mail, postage paid and certified with return receipt requested, (ii) by depositing that writing with a reputable overnight courier for next-day delivery, (iii) by delivering that writing to the recipient in person or (iv) by delivering that writing to the recipient by email.

B.

A notice, request or consent given under this Agreement shall be deemed to have been given, and shall be effective, four calendar days after mailed if sent by U.S. mail, on the next business day when sent by overnight courier or similar service, when delivered if delivered in person, and upon receipt of a read receipt confirmation if sent by email. All notices, requests and consents to be sent to a Party must be sent to or made at the address given for that person on the signature page hereof or at such other address as that person may specify by written notice to the other Party.

XII.    Relationship between the Parties

A.

Nothing set forth in this Agreement shall constitute, or be construed to create, an employment relationship, a partnership, a joint venture or any other kind of relationship or association between the Parties.

B.

Except as expressly provided herein or in any other written agreement between the Parties, no Party has any authority, express or implied, to bind or to incur liabilities on behalf of, or in the name of, any other Party.

XIII.    Entire Agreement

This Agreement constitutes the entire agreement of the Parties relating to the subject matter of this Agreement and supersedes all prior contracts or agreements with respect to the subject matter of this Agreement, whether oral or written. Notwithstanding the foregoing, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon and all of which shall, together, constitute one and the same instrument.

XIV.    Limitation of Liability

Neither Party shall be liable in any way for any default, failure or defect in any of the other Party’s business activities except to the extent a Party’s actions or omissions constitute fraud, willful misconduct or gross negligence under this Agreement.

XV.    Effect of Waiver or Consent

A waiver or consent, express or implied, to or of any breach or default by any Party in the performance by that Party of its obligations with respect hereto shall not constitute a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party with respect hereto. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default with respect hereto, irrespective of how long that failure continues, shall not constitute a waiver by that Party of its rights with respect to that default until the applicable limitations period has expired.

XVI.    Amendment or Modification

This Agreement may be amended or modified only by a writing executed by all of the Parties signatory hereto.

XVII.    Assignment

This Agreement is not assignable by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that an assignment of this Agreement by operation of law to the respective successor of any Party is expressly permitted without the prior written consent of the other Party.

XVIII.    Binding Effect

This Agreement shall be binding on and inure to the benefit of the Parties, and their respective successors and permitted assigns. Except as otherwise expressly provided herein, this Agreement is for the sole benefit of the Parties, and no other person shall have any rights, benefits or remedies by reason of this Agreement, nor shall any Party owe any duty or obligation whatsoever to any such person (other than the other Party) by virtue of this Agreement.

XIX.    Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Notwithstanding the foregoing, nothing herein shall be construed in any manner inconsistent with the Investment Company Act, the Advisers Act or any rule, regulation or order of the Securities and Exchange Commission promulgated thereunder and applicable to the performance of the services anticipated under this Agreement.

*         *         *         *

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

CROSSINGBRIDGE ADVISORS, LLC

By:

Name:

Title:

Address: 427 Bedford Road

Pleasantville, NY 10570

Attn: David K. Sherman; Jonathan Barkoe

Tel. No: (914) 741-1515

Email: david@crossingbridge.com; jbarkoe@crossingbridge.com

By:

Name: [●]

Title: [●]

COHANZICK MANAGEMENT, LLC

By:

Name:

Title:

Address: 427 Bedford Road

Pleasantville, NY 10570

Attn: David K. Sherman; Jonathan Barkoe

Tel. No: (914) 741-1515

Email: david@crossingbridge.com; jbarkoe@crossingbridge.com

By:

Name: [●]

Title: [●]

Exhibit A

List of Subject Individuals

ANNEX K- REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among ENDI Corp., a Delaware corporation (the “Company”), and Cohanzick Management, LLC, a Delaware limited liability company (the “CBA Member”) and the undersigned parties listed under Holder on the signature page hereto (each such party, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively, the “Holders”). Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of [●], 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Enterprise Diversified, Inc., a Nevada corporation (“Pubco”), Zelda Merger Sub 1, Inc., a Delaware corporation (“First Merger Sub”), Zelda Merger Sub 2, LLC, a Delaware limited liability company (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), CrossingBridge Advisors, LLC, a Delaware limited liability company (“CBA”) and the Holder being a member of CBA;

WHEREAS, pursuant to the Merger Agreement, the Holders have received or will receive shares of the Company’s Class A Common Stock or otherwise acquired shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”) and warrants to purchase Class A Common Stock (the “Warrants”).

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions

The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Purchase Subscription Agreement” shall have the meaning given in the Merger Agreement.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or any principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, (c) the Company has a bona fide business purpose for not making such information public, and (d) such disclosure (i) would be reasonably likely to have an adverse impact on the Company, or (ii) would reasonably be expected to have a material adverse effect on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction.

“Agreement” shall have the meaning given in the Preamble hereto.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demand Registration” shall have the meaning given in Section 2.1.1.

“Demanding Holder” shall have the meaning given in Section 2.1.1.

“EDGAR” means Electronic Data Gathering, Analysis, and Retrieval system, which is the primary system for companies and others submitting documents under the Securities Act of 1933 and the Securities Exchange Act of 1934.

“Form S-1 Shelf” shall have the meaning given in Section 2.3.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.3.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holder” or “Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Subs” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Piggyback Registration” shall have the meaning given Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement; (b) any shares of Common Stock purchased under the Subscription Agreement or the Additional Purchase Subscription Agreement; (c) any shares of Common Stock issued or issuable upon the exercise of the Warrants (assuming on such date the Warrants are exercised in full without regard to any exercise limitation therein) and, (c) any other equity security of the Company issued or issuable with respect to any securities referenced in clauses (a) or (b) by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have ceased to be outstanding; (C) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements); (D) such securities have been sold without registration pursuant to Rule 144 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; or (E)  such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)    all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B)    fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualification of Registrable Securities);

(C)    printing, messenger, telephone and delivery expenses;

(D)    reasonable fees and disbursements of counsel for the Company;

(E)    reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;

(F)    any other fees and disbursements customarily paid by the issuers of securities;

(G)    reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration; and

(H)    to the extent that clause (G) does not apply, reasonable fees and expenses of one (1) legal counsel selected by the holders of a majority of the total Registrable Securities (on an as converted to Common Stock basis).

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Subscription Agreement” shall have the meaning given in the Merger Agreement.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1    Demand Registration

2.1.1    Request for Registration. Subject to the provisions of Section 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the date that is six (6) months after the Closing Date, the Holders of at least twenty percent (20%) in interest of the then outstanding number of Registrable Securities (excluding Warrants that will not be exercisable at the anticipated effective date of the Registration Statement) (the “Demanding Holders”) may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holder(s) and Requesting Holder(s) pursuant to such Demand Registration, including by filing a Registration Statement relating thereto as soon as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this Section 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement on Form S-1 or any similar long-form registration statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2    Effective Registration. Notwithstanding the provisions of Section 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3    Underwritten Offering. Subject to the provisions of Section 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4    Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5    Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under Section 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least two business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, (i) the Company may effect any Underwritten Registration pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering and (ii) the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this Section 2.1.5.

2.2    Piggyback Registration.

2.2.1    Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan (each, an “Excluded Registration”), then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2    Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a)    If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to Section 2.2.1 hereof, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b)    If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3    Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least two business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4    Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3    Shelf Registration.

2.3.1    Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the sixtieth (60th) calendar day (or ninetieth (90th) calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following Closing and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that if such Effectiveness Deadlines falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadlines shall be extended to the business day on which the Commission is open for business. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.3.2    Rule 415 Limitation. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Registrable Securities by the applicable Holders or otherwise, the Company agrees to promptly inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Shelf as required by the Commission, covering the maximum number of Registrable Securities permitted to be registered by the Commission; provided, however, that prior to filing such amendment, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission guidance, including without limitation, Compliance and Disclosure Interpretation 612.09. In such event, the number of Registrable Securities to be registered for each Holder named in the Registration Statement shall be reduced pro rata among all such Holders named in the Registration Statement based on the respective number of Registrable Securities included therein, except to the extent that the Commission’s objection relates to a particular Holder or Holder, in which case such reductions shall be applied to such Holder or Holders.

2.3.3    Subsequent Shelf Registration. If any Shelf ceases to include all of the Registrable Securities due to Section 2.1.2 or ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable file an additional Registration Statement as a Shelf Registration or cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer at the time of filing (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form at the time of filing. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.4.

2.4     Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration (other than an Excluded Registration) and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

ARTICLE III

COMPANY PROCEDURES

3.1    General Procedures

In connection with any Shelf, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1    prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least one percent (1%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registerable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4    notify each seller of Registrable Securities promptly after it receives notice of the time when the Registration Statement has been declared effective and when any post-effective amendments and supplements thereto become effective;

3.1.5    prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.6    cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.7    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.8    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.9    at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, including any document that is to be incorporated by reference into such Registration Statement or Prospectus upon the initial effectiveness of such Registration Statement, furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.10    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.11    permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12    obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13    on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14    in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.15    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.16    if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, consistent with the terms of this Agreement, in connection with such Registration.

3.2    Registration Expenses

The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, including all fees and expenses of any legal counsel representing the Holders, and other than as set forth in the definition of “Registration Expenses.”

3.3    Requirements for Participation in Offerings and Other Registration Statements.

No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4    Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights

3.4.1    Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2    Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities and maintain the confidentiality of such notice and its contents. The Company shall immediately notify the Holder of the expiration of any period during which it exercised its rights under this Section 3.4.2.

3.4.3    The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 shall be exercised by the Company, in the aggregate, for not more than sixty (60) consecutive calendar days and not more than twice for not more than ninety (90) total calendar days, during any twelve (12)-month period.

3.5    Reporting Obligations

As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect), including providing any legal opinions, to the extent such exemption is available to Holders at such time. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6    Rule 144. With a view to make available to the Holders the benefits of Rule 144 promogulated under the Securities Act, the Company covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell all Registerable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promogulated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon request of any Holder, the Company will deliver to such Holder a written statement as to whether the Company has complied with such information requirement, and, if not, the specific reasons for non-compliance.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1    Indemnification

4.1.1    The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, managers, directors, trustees, equityholders, beneficiaries, affiliates and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees or other expenses incurred in connection with investigating or defensing such claim, loss, liability, damage or action) resulting from (i) any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities law except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities that sell in an Underwritten Offering shall indemnify the Underwriters for such Underwritten Offering, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3    Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5    If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

5.1    Notices

Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the fifth business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [●], Attention: [●] or by email: [●], and, if to any Holder, at such Holder’s address, electronic mail address as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2    Assignment; No Third Party Beneficiaries

5.2.1    This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2    Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to any person or entity to which it transfers Registrable Securities unless such transfer was in violation of applicable Law or the terms of a legend properly affixed to such Registrable Security (or reflected in the book entry).

5.2.3    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4    This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3    Counterparts

This Agreement may be executed in multiple counterparts (including PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4    Governing Law

This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

5.5    Venue; Waiver of Jury Trial. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its affiliates against any other party or its affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, AND WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, SUIT, ACTION, PROCEEDING, CROSS-CLAIM OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, (ii) THE TRANSACTIONS CONTEMPLATED HEREBY OR (iii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. EACH PARTY (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.6    Amendments and Modifications. Upon the written consent of (a) the Company and (b) the holders of a majority of the total Registrable Securities (on an as converted to Common Stock basis), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified.

5.7    Term

This Agreement shall terminate with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.8    Holder Information

Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.9    Severability

It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.10    Entire Agreement

This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

5.11    Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ENDI CORP.

By:
         Name:
         Title:

HOLDER:

Cohanzick Management, LLC

By:
         Name:
         Title:

HOLDER:

_____________________________
David Sherman

HOLDER:

_____________________________
Steven Kiel

HOLDER:

Arquitos Capital Offshore Master, Ltd.

By:
         Name:
         Title:

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [●], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among ENDI Corp., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
____________, 20__

[X]

ANNEX L- AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into this 3rd day of June, 2022 to be effective as of immediately prior to the Closing (as defined in the Merger Agreement, as hereinafter defined) (the “Effective Date”), by and between CrossingBridge Advisors, LLC, a Delaware limited liability company (the “LLC”), and David K. Sherman (the “Employee”).

W I T N E S S E T H:

WHEREAS, on December 29, 2021, the LLC and Employee entered into that certain Employment Agreement (the “Original Employment Agreement”) prior to the execution of the Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 29, 2021 by and among ENDI Corp. (“Parent”), the LLC, Zelda Merger Sub 1, Inc., Zelda Merger Sub 2, LLC, Enterprise Diversified, Inc. and Cohanzick Management, LLC (“Cohanzick”), which Original Employment Agreement set forth the terms by which the LLC will employ Employee from and after the Effective Date.

WHEREAS, Employee is an equityholder and the President of Cohanzick Management, LLC (“Cohanzick”), the LLC’s sole member.

WHEREAS, concurrently with the execution of the Original Employment Agreement, the LLC and Cohanzick entered into a Services Agreement pursuant to which the LLC will be providing certain ongoing operational services and support to Cohanzick and certain expenses will be allocated between them (the “Cohanzick Services Agreement”).

WHEREAS, in connection with certain other amendments to the Merger Agreement and ancillary agreements referenced therein,  the parties have determined to amend the severance provisions of the Original Employment Agreement in connection with a termination of employment by Employee for Good Reason or a termination by the LLC without Cause and in connection therewith have agreed to this amendment and restatement of the Original Employment Agreement.

WHEREAS, in consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows:

1.0	Employment

Employee is hereby employed by the LLC as of the Effective Date, according to the terms and conditions of this Agreement and Employee hereby accepts such employment.

2.0	Services by Employee

Employee will be employed as President of the LLC and as Chief Executive Officer of Parent.  Employee will perform duties and responsibilities which are consistent with such positions.  Employee is expected to observe and comply with all LLC policies and procedures, which may be modified by the LLC from time to time in the LLC’s sole discretion.  Employee will report to the Board of Directors of Parent (the “Board”).  Except as set forth below, Employee will render his business services exclusively to the LLC and Parent and will use his reasonable best efforts, judgment and energy to improve and advance the operations, programs, services and interests of the LLC and Parent in a manner consistent with the duties of his positions, including, without limitation and where applicable, in accordance with the terms of the Cohanzick Services Agreement.  Notwithstanding the foregoing, Parent and the LLC acknowledge and agree that (a) Employee continues to own a controlling interest in, and serve as President of, Cohanzick, which has or may have, presently or in the future, direct or indirect conflicts of interest with the LLC and/or Parent, and Employee shall have the discretion to allot as much time as he deems reasonable to the operation of Cohanzick and its related entities and, in connection therewith, Employee serves, and shall continue to serve, as a portfolio manager for clients that Cohanzick advises or sub-advises, including, without limitation, RiverPark Short Term HighYield Fund and RiverPark Strategic Income Fund; (b), Employee may (i) participate in educational, welfare, social, religious and civic organizations, and (ii) serve as an Adjunct Professor or in a similar temporary instructor role at New York University and/or similar higher education institutions.  All activities and services of Employee hereunder shall be rendered in a faithful, responsible and competent manner consistent with standards which may be established and maintained by the LLC.

3.0	Compensation
3.1	The LLC shall pay Employee a salary (the “Base Salary”) of $400,000 per calendar year, payable in accordance with the normal practices of the LLC.
3.2	The LLC shall consider discretionary bonuses for Employee for each fiscal year of the LLC (each, a “Discretionary Bonus”).

4.0	Employee Benefits

In addition to any other employee benefits which may be made available to Employee from time-to-time in the discretion of the LLC, the LLC shall provide the following to Employee:

4.1	The LLC shall provide Employee and his dependents with health insurance coverage, including dental and eye coverage.
4.2	The LLC shall provide a 401(k) plan if desired by Employee.
4.3	Employee shall be entitled to three (3) weeks of vacation in accordance with the standard vacation policy of the LLC during each year of the term of this Agreement.
4.4

The LLC will reimburse Employee, upon the submission by Employee of satisfactory documentation, for all reasonable and necessary travel and entertainment expenses incurred in connection with his performance hereunder.

4.5

The LLC shall indemnify and hold harmless Employee to the fullest extent permitted by law from and against any and all claims, suits, liabilities and expenses (including attorneys’ fees) arising out of or in connection with the service of Employee as an employee of the LLC, except for those caused by gross negligence or a breach of fiduciary duty of Employee.

5.0	Term

Unless earlier terminated by the parties in accordance with Section 6.0 hereof, the term of this Agreement shall commence as of the date specified in Section 1.0 hereof and extend through the fifth (5th) anniversary thereof (the “Term”).

6.0	Termination of Employment
6.1

Termination by the LLC for Cause.  The LLC may terminate Employee’s employment and this Agreement for Cause, in which case Employee will be entitled to payment of any accrued but unpaid Base Salary due through termination, unreimbursed expenses incurred through the termination date in connection with Section 4.4 above, and all other vested and nonforfeitable compensation and benefits (in each case payable no later than ten (10) days after such termination).  “Cause” shall mean (a) Employee’s material or repeated (i) failure or refusal to perform his material duties, (ii) breach of a material policy of the LLC related to discrimination, harassment or retaliation, or (iii) breach of a material term of this Agreement, in each of (i)-(iii) which condition remains uncured within thirty (30) days following reasonable notice to Employee, if capable of cure, or (b) Employee’s fraud, embezzlement, material misappropriation of funds or property of the LLC or the Parent and/or conviction of a felony.

6.2

Termination by Employee.  Employee may terminate his employment (a) for Good Reason, in which case he will be entitled to (i) payment of Base Salary, via normal payroll practice, for a period commencing on the date of termination and ending six (6) months thereafter (the “Payment Obligation Period”), provided that the Employee complies with Employee’s continuing obligations to the LLC and the Employee timely executes, returns to the LLC and does not revoke a general release of claims in favor of the LLC and its affiliated and related entities and their current and former officers, directors, employees and agents, in a form and substance reasonably satisfactory to the LLC, which release will be mutual (provided, however, that the release in favor of the Employee shall be subject to customary carve outs for claims arising out of Employee’s bad acts) and will include mutual non-disparagement provisions (subject to customary carve outs for required or protected disclosures) (the “Mutual Release of Claims”), (ii) accrued but unpaid Base Salary due through the date of termination, (iii) for the period commencing on the date of Employee’s termination of employment and ending at the end of the Payment Obligation Period or the date when COBRA continuation coverage has expired, whichever is earlier (such period, the “COBRA Coverage Period”), monthly reimbursement by the LLC of premiums for COBRA coverage of Employee (and, to the extent he has family coverage, his family), provided that Employee elects and is eligible for such coverage, and (iv) unreimbursed expenses incurred through the termination date in connection with Section 4.4 above, and all other vested and nonforfeitable compensation and benefits (in each case payable no later than ten (10) days after such termination); provided that the LLC’s obligations under (a)(i) and (iii) shall be contingent upon the Employee’s continued compliance with Employee’s continuing obligations to the LLC and Employee timely executing, returning to the LLC and not revoking the Mutual Release of Claims, or (b) for any reason other than Good Reason, in which case Employee shall provide the LLC with thirty (30) days’ advance notice of Employee’s intent to resign, and Employee will be entitled to payment of any accrued but unpaid Base Salary due through the date of termination, unreimbursed expenses incurred through the termination date in connection with Section 4.4 above, and all other vested and nonforfeitable compensation and benefits (in each case payable no later than ten (10) days after such termination).  “Good Reason” shall mean a reduction by the LLC of the Base Salary without Employee’s consent, which is not cured by the LLC within thirty (30) days after notice by the Employee.  Notwithstanding the foregoing, if Employee terminates his employment for Good Reason and the decision to reduce Employee’s Base Salary was made by a decision of the Board without the approval of Board members elected pursuant to the rights of the Principal Stockholder (as defined in the Stockholder Agreement) set forth in the Stockholder Agreement (as defined in the Merger Agreement) and/or the rights of the holders of the Class B Common Stock as set forth in the Amended and Restated Certificate of Incorporation of Parent, then in addition to the amounts due to Employee set forth above in this Section 6.2, Employee shall be entitled to a lump sum payment (payable no later than ten (10) days after such termination) equal to 2.5x his then annual Base Salary.

6.3

Termination by the LLC Without Cause.  The LLC may terminate Employee’s employment and this Agreement for any reason other than pursuant to Sections 6.1, 6.4 and 6.5 hereof, and, in such event, the LLC will pay to Employee (a) his Base Salary via normal payroll practice during the Payment Obligation Period, (b) accrued but unpaid Base Salary due through the date of termination, (c) unreimbursed expenses incurred through the termination date in connection with Section 4.4 above, and all other vested and nonforfeitable compensation and benefits (in each case payable no later than ten (10) days after such termination), and (d) during the COBRA Coverage Period, the LLC shall reimburse Employee each month for premiums for COBRA coverage for Employee (and, to the extent he has family coverage, his family), provided that Employee elects and is eligible for such coverage; provided that the LLC’s obligations under (a) and (d) shall be contingent upon the Employee’s continued compliance with Employee’s continuing obligations to the LLC and Employee timely executing, returning to the LLC and not revoking the Mutual Release of Claims.  Notwithstanding the foregoing, if the LLC terminates the employment of Employee without Cause and the decision to terminate Employee’s employment was made by a decision of the Board without the approval of Board members elected pursuant to the rights of the Principal Stockholder (as defined in the Stockholder Agreement) set forth in the Stockholder Agreement (as defined in the Merger Agreement) and/or the rights of the holders of the Class B Common Stock as set forth in the Amended and Restated Certificate of Incorporation of Parent, then in addition to the amounts due to Employee set forth above in this Section 6.3, Employee shall be entitled to a lump sum payment (payable no later than ten (10) days after such termination) equal to 2.5x his then annual Base Salary.

6.4

Disability.  Notwithstanding any other provision of this Agreement, if during the Term Employee becomes physically or mentally disabled due to an illness, injury or condition such that he is unable to perform his essential duties for a period of more than ninety (90) consecutive days or for a cumulative period of more than ninety (90) days in any one (1) year period (a “Permanent Disability”), this Agreement will automatically terminate, and Employee will be entitled to payment of (a) his Base Salary via normal payroll practice during the Payment Obligation Period, provided Employee continues to comply with Employee’s continuing obligations to the LLC and Employee timely executes, returns to the LLC and does not revoke the Mutual Release of Claims, (b) accrued but unpaid Base Salary due through the date of termination, and (c) accrued but unreimbursed expenses incurred in connection with Section 4.4 above, and all other vested and nonforfeitable compensation and benefits (in each case payable no later than ten (10) days after such termination).  All rights and obligations hereunder shall be subject to state and federal laws governing disabilities and leaves of absence as well as the LLC’s applicable policies.

6.5

Death.  If Employee dies during the Term of this Agreement, this Agreement will automatically terminate and his estate or legal representative will be paid any accrued but unpaid Base Salary due to Employee through his date of death and unreimbursed expenses incurred through the termination date in connection with Section 4.4 above and all other vested and nonforfeitable compensation and benefits (in each case payable no later than ten (10) days after such termination).  Payments pursuant to the immediately preceding sentence shall be made within thirty (30) days of his death.

7.0	Confidential Information

Employee recognizes and acknowledges that there may be made available to him confidential information concerning the administrative, management, financial and marketing activities of the LLC and the Parent, and their respective affiliated and related entities, including, but not limited to, customer lists, procedures, processes, plans, strategies, cost and financial data and other trade secrets of a proprietary nature (collectively the “Confidential Information”). It is recognized that the Confidential Information, as it may exist from time to time, is a valuable, special, proprietary and unique asset of the LLC’s, the Parent’s and their respective affiliated and related entities’ business.  Employee shall not disclose, both during and after the term of his employment hereunder, any Confidential Information to any person or entity for any reason or purpose whatsoever or make any use thereof except (a) for use in the LLC’s interest and with its express authorization and (b) for use in connection with Employee’s services to Cohanzick under the Services Agreement (as applicable). In the event of a breach or threatened breach by Employee of the provisions of this Section 7.0, the LLC shall be entitled to obtain injunctive relief, without the necessity of posting a bond, restraining Employee from so disclosing any such Confidential Information, and to recover any and all costs and expenses (including attorneys’ fees) incurred in enforcing this Section 7.0, in addition to any other relief provided by applicable law.  Notwithstanding the foregoing, nothing in this Section 7.0 shall restrict Employee’s ability to perform, or cause the LLC to perform, his and its obligations arising under the Cohanzick Services Agreement.  Further, nothing in this Agreement shall prevent Employee from disclosing Confidential Information: (i) to the extent required by law, rule or regulation; (ii) in response to a subpoena or other valid legal process; (iii) to the extent necessary to enforce any provision of this Agreement, provided that Employee shall endeavor to file any such information under seal; (iv) as protected by law (including engaging in concerted activity under the National Labor Relations Act for mutual aid and protection); or (v) if such information becomes publicly available other than from disclosure by Employee or anyone acting in concert with Employee; provided that, under subsections (i) and (ii), where not prohibited by law, Employee agrees to provide the LLC with advance notice of disclosure.  Nothing in this Agreement, however, limits Employee’s ability to disclose Confidential Information or factual information to any federal, state, or local governmental agency, commission or body, including law enforcement agencies, the Equal Employment Opportunity Commission, the state or local human rights commission, the National Labor Relations Board, the Occupational Safety and Health Administration, and the Securities and Exchange Commission (the “SEC”) (each, a “Governmental Agency”), or self-regulatory organization or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency or self-regulatory organization, without notice to the LLC, or to disclose Confidential Information or factual information to an attorney retained by Employee for the purposes of seeking legal advice regarding Employee’s employment or the termination thereof.  In all cases, Employee agrees to take all reasonable steps to protect the confidentiality of any information disclosed, including seeking confidential treatment by the relevant body, as applicable.  Further, nothing in this Agreement constitutes a waiver of the LLC’s or the Parent’s attorney-client, work product or other applicable privileges, and to the extent Employee is in possession of any information protected by such privileges, nothing herein authorizes Employee to disclose such privileged information to any third party.  Further, to the extent provided under applicable law, an individual shall not be held criminally or civilly liable for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

8.0    Miscellaneous Provisions

8.1    This Agreement shall be binding upon the parties, their heirs, legal representatives, successors assigns.

8.2    The nature of Employee’s services are personal and Employee may not assign any of his rights and duties hereunder.

8.3    All notices required under this Agreement shall be made by certified mail, return receipt requested, addressed as follows, provided that either party may change its notice address by notifying the other party:

If to Employee:	Mr. David K. Sherman 427 Bedford Road Pleasantville, NY 10570 Email: david@crossingbridge.com
If to the LLC:	CrossingBridge Advisors, LLC 427 Bedford Road Pleasantville, NY 10570 Email: jbarkoe@crossingbridge.com

8.4    The headings of this Agreement have been inserted for convenience only and are to be ignored in any construction of the provisions hereof.

8.5    Any waiver of any provision of this Agreement must be in writing, signed by the party to be charged therewith, and a waiver on any occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion unless the waiver specifically provides otherwise.

8.6    This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

8.7    This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes any prior agreements and understandings in connection therewith. This Agreement may be amended or modified only by a written instrument executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals as of the date first written above.

CrossingBridge Advisors, LLC By: /s/ David K. Sherman Title: Managing Principal David K. Sherman

ANNEX M - VALUATION EXHIBITS

TABLE OF CONTENTS CROSSINGBRIDGE ADVISORS, LLC  OF DECEMBER 20, 2021 Summary Range of Enterprise Value A-1 Summary Range of Enterprise Value - Football Field Chart A-2 Income Statement Projections B-1 DCF Analysis - Existing Funds Business B-2 DCF Analysis - Future Funds Business B-3 Valuation of the Servicing Agreement B-4 Weighted Average Cost of Capital B-5 Guideline Company Descriptions C-1 Guideline Company Multiples C-2 Present Value of David Sherman's Employment Agreement C-3 Risk Analysis C-4 Guideline Transaction Analysis - Valuation Multiples and Target Descriptions D-1 Analysis of Implied Multiples D-2 Historical AUM Trends E Comparative Income Statements F-1 Common-Sized Income Statements F-2 Income Statement Trend Analysis F-3 Comparative Balance Sheets F-4 Common-Sized Balance Sheets F-5 Comparative Cash Flow Statements F-6 Guideline Companies: AUM and Other Ratios G-1 Guideline Companies: Income Statement Highlights G-2 Warrant Valuation - Volatility Benchmarks H-1 Warrant Valuation - Daily Stock Price and Trading Volume (SYTE) H-2 Warrant Valuation - Discount to Reflect Holding Period Restrictions H-3 Valuation of the Warrants H-4 Fair Market Value of Transaction Consideration H-5 Fair Market Value of Transaction Consideration Historical Financial Information Guideline Company Analysis Conclusion of Value Discounted Cash Flow ("DCF") Analysis Reasonableness Tests

EXHIBIT A-1 CROSSINGBRIDGE ADVISORS, LLC Lower Upper Method Employed Exhibit Weightings Boundary Base Case Boundary Income Approach Existing Funds EXHIBIT B-2 $9,091,000 $9,801,000 $10,682,000 Future Funds EXHIBIT B-3 $5,356,000 $5,874,000 $6,536,000 Servicing Agreement EXHIBIT B-4 $4,800,000 $4,900,000 $5,100,000 Enterprise Value - Income Approach, rounded 75% $19,200,000 $20,600,000 $22,300,000 Lower Bound Base Case Upper Bound Market Approach - Guideline Company Method (Average) (Median) (Max) EV(1) / Pro Forma Base AUM EXHIBIT C-2 33.3% $14,000,000 $20,400,000 $23,100,000 EV / Year One Projected EBITDA EXHIBIT C-2 33.3% $8,700,000 $11,000,000 $16,400,000 EV / Year Two Projected EBITDA EXHIBIT C-2 33.3% $16,000,000 $20,000,000 $28,700,000 Weighted Average of Guideline Company Results 100.0% $12,900,000 $17,133,333 $22,733,333 Plus: Present Value of Employment Agreement EXHIBIT C-3 $3,133,967 $3,133,967 $3,133,967 Enterprise Value - Market Approach, rounded 25% $16,033,967 $20,267,301 $25,867,301 100% Estimated Range of Enterprise Values $18,400,000 $20,500,000 $23,200,000 (1) EV = Enterprise Value. For this analysis, EV means aggregate equity plus net debt (i.e., debt, net of cash).

EXHIBIT A-2

SUMMARY RANGE OF ENTERPRISE VALUE - FOOTBALL FIELD CHART

CROSSINGBRIDGE ADVISORS, LLC

AS OF DECEMBER 20, 2021

Summary Range of Enterprise Value ("EV")
Total Consideration $18,847,783
$20,267,301
Market Approach
EV / Pro Forma Base AUM
EV / Yr. 1 Proj. EBITDA
EV / Yr. 2 Proj. EBITDA
$16,033,967
$25,867,301
$20,600,000
Income Approach
DCF Analysis
$19,200,000
$22,300,000
$14,000,000
$16,500,000
$19,000,000
$21,500,000
$24,000,000
$26,500,000
Enterprise Value

EXHIBIT A-2 CROSSINGBRIDGE ADVISORS, LLC $19,200,000 $16,033,967 $22,300,000 $25,867,301 $20,600,000 $20,267,301 $14,000,000 $16,500,000 $19,000,000 $21,500,000 $24,000,000 $26,500,000 Income Approach Market Approach Summary Range of Enterprise Value ("EV") Total Consideration $18,847,783 DCF Analysis EV / Pro Forma Base AUM EV / Yr. 1 Proj. EBITDA EV / Yr. 2 Proj. EBITDA Enterprise Value

EXHIBIT B-1 CROSSINGBRIDGE ADVISORS, LLC PRO FORMA PROJECT PROJECT PROJECT BASE YEAR 1 YEAR 2 YEAR 3 Total AUM - Existing Funds 1,202,919,574 1,443,602,311 1,593,052,459 1,714,174,272 To EXHIBIT B 2 Effective Management Fee - Existing Funds N/A 0.45% 0.47% 0.48% Total Revenue - Existing Funds 5,318,013 5,917,685 7,187,556 7,940,657 To EXHIBIT B-2 Employee Expenses $3,293,009 $3,622,310 $3,984,541 $4,382,995 Business Development Expenses $0 $125,000 $125,000 $125,000 Fund Expense Cap $0 $0 $0 $0 Other Operating Expenses $756,846 $832,531 $915,784 $1,007,362 Total Operating Expenses 4,049,855 4,579,841 5,025,325 5,515,357 NET OPERATING INCOME 1,268,157 1,337,844 2,162,231 2,425,300 To EXHIBIT B-2 Cohanzick Service Agreement 760,639 778,610 789,335 811,165 To EXHIBIT B-4 Total Other Income (Expense) 760,639 778,610 789,335 811,165 PRE-TAX INCOME - EXISTING FUNDS 2,028,796 2,116,454 2,951,566 3,236,465 Total AUM - Future Funds 84,670,267 325,688,276 405,775,632 490,773,971 To EXHIBIT B-3 Effective Management Fee - Future Funds N/A 0.61% 0.65% 0.65% Total Revenue - Future Funds 550,357 1,246,071 2,377,258 2,913,786 To EXHIBIT B-3 Fund Expense Cap 0 150,000 0 0 Total Operating Expenses 0 150,000 0 0 PRE-TAX INCOME - FUTURE FUNDS 550,357 1,096,071 2,377,258 2,913,786 To EXHIBIT B-3

EXHIBIT B-2 CROSSINGBRIDGE ADVISORS, LLC YEAR 1 YEAR 2 YEAR 3 YEAR 4 YEAR 5 HORIZON AUM - Existing Funds $1,443,602,311 $1,593,052,459 $1,714,174,272 $1,765,599,500 $1,818,567,485 $1,818,567,485 Mgmt. Fee Revenue - Existing Funds 5,917,685 7,187,556 7,940,657 8,178,877 8,424,243 8,424,243 Less: Operating Expenses (1) (4,579,841) (5,025,325) (5,515,357) (5,680,818) (5,851,243) (7,190,154) Net Operating Profit - Existing Funds 1,337,844 2,162,231 2,425,300 2,498,059 2,573,001 1,234,090 Less: Income Taxes 26.1% (349,177) (564,342) (633,003) (651,993) (671,553) (322,097) Net Operating Profit After-Tax 988,667 1,597,889 1,792,297 1,846,066 1,901,448 911,992 Period (Mid-Point Convention) 0 .50 1.50 2.50 3.50 4.50 WACC / PV Factor 15.0% 0.9325 0.8109 0.7051 0.6131 0.5332 Present Value 921,936 1,295,686 1,263,762 1,131,891 1,013,781 2.5% 3.0% 3.5% Terminal Growth 3.0% 13.0% $11,072,000 $11,301,000 $11,549,000 Terminal Cash Flow $911,992 14.0% $10,305,000 $10,487,000 $10,682,000 Terminal Cash Flow Multiple 8.6 15.0% $9,653,000 $9,801,000 $9,956,000 Terminal Value $7,827,933 16.0% $9,091,000 $9,212,000 $9,339,000 Present Value Factor 0.5332 17.0% $8,601,000 $8,701,000 $8,805,000 PV of Terminal Value $4,173,562 Sum of Present Values 5,627,057 Plus: Terminal Value 4,173,562 Enterprise Value - Existing Funds $9,800,618 Income Statement Forecasts - Existing Funds (from EXHIBIT B-1) WACC Terminal Growth (1) Discrete period operating expenses reflect David Sherman's salary under the Employment Agreement ($400,000 per year). Operating expenses in the horizon have been adjusted to reflect a market-rate level of compensation for David, as the employment agreement expires after five years. All operating expenses exclude service agreement income from Cohanzick, which is valued separately.

EXHIBIT B-3 CROSSINGBRIDGE ADVISORS, LLC YEAR 1 YEAR 2 YEAR 3 HORIZON AUM - Future Funds 325,688,276 405,775,632 490,773,971 490,773,971 Total Revenue - Future Funds $1,246,071 $2,377,258 $2,913,786 $2,913,786 Net Operating Profit - Future Funds $1,096,071 $2,377,258 $2,913,786 $2,913,786 Less: Income Taxes 26.1% (286,074) (620,464) (760,498) (760,498) Net Operating Profit After-Tax 809,996 1,756,793 2,153,288 2,153,288 Probability: Fund Survival (1) 97% 89% 80% 42% Probability: AUM Targets (2) 60% 80% 50% 50% Expected Probability 58% 71% 40% 21% Risk-adjusted Cash Flow 471,418 1,250,837 861,315 452,190 Period (Mid-Point Convention) 0 .50 1 .50 2 .50 WACC / PV Factor 15.0% 0.9325 0.8109 0.7051 Present Value 439,599 1,014,271 607,320 Terminal Growth 3.0% 2.5% 3.0% 3.5% Period of high growth 3.0 13.0% $6,680,000 $6,900,000 $7,143,000 Above normal growth rate 30.0% 14.0% $6,163,000 $6,341,000 $6,536,000 Terminal Cash Flow $452,190 15.0% $5,728,000 $5,874,000 $6,033,000 Terminal Cash Flow Multiple 11.96 16.0% $5,356,000 $5,477,000 $5,609,000 Terminal Value $5,407,445 17.0% $5,033,000 $5,136,000 $5,246,000 Present Value Factor 0.7051 PV of Terminal Value $3,812,830 Sum of Present Values 2,061,190 Plus: Terminal Value 3,812,830 Enterprise Value - Future Funds $5,874,020 Time Period Survivorship (Single Fund) Survivorship (Three Funds) 1 Year 99% 97% 3 Years 93% 80% 5 Years 84% 59% 10 Years 75% 42% (2) The probabilities assigned to CrossingBridge's AUM targets were based upon a review of the Company's historical fundraising ability. Fundraising for CrossingBridge Low Duration (CBLDX) in its first three years was compared to the projected fundraising for the Company's three future funds (CBUDX, CBRDX, and SPAC ETF) to derive a probability for the AUM targets each year. Income Statement Forecasts - Future Funds (from EXHIBIT B-1) WACC Terminal Growth (1) The survivorship of fixed income mutual funds was based upon a study published by S&P at year-end 2019 titled SPIVA Institutional Scorecard. Per this study, survival rates for high-yield fixed income mutual funds were as follows:

EXHIBIT B-4 CROSSINGBRIDGE ADVISORS, LLC YEAR 1 YEAR 2 YEAR 3 Servicing Fee Income (1) 5 Basis Points $778,610 $789,335 $811,165 10 Basis Points $1,557,220 $1,578,669 $1,622,329 15 Basis Points $2,335,830 $2,368,004 $2,433,494 Tax Rate 26.1% Servicing Fee Income, after-tax 5 Basis Points $575,393 $583,318 $599,451 10 Basis Points $1,150,786 $1,166,637 $1,198,901 15 Basis Points $1,726,178 $1,749,955 $1,798,352 8.3 x 8.6 x 8.9 x 5 $4,800,000 $4,900,000 $5,100,000 10 $9,600,000 $9,900,000 $10,200,000 15 $14,300,000 $14,800,000 $15,400,000 Service Fee (bps) Multiple of Year 1 Servicing Income, after-tax (1) As part of the proposed transaction, CrossingBridge will charge a servicing fee to Cohanzick based on Cohanzick's AUM. The fee percentage that will be charged has not yet been agreed upon. However, CrossingBridge expects the fee to be 5 basis points ("bps"). As such, Empire's concluded values are derived using a 5bps assumption for the servicing fee.

EXHIBIT B-5

WEIGHTED AVERAGE COST OF CAPITAL ("WACC") ANALYSIS
CROSSINGBRIDGE ADVISORS, LLC
AS OF DECEMBER 20, 2021

($ in millions, except per share data)

Beta Calculation [1]

Ticker	Name	Levered Beta	Total Debt	Market Cap	Debt/ MVIC	Debt/ Equity	Unlevered Beta [2]
DHIL	Diamond Hill Investment Group, Inc.	0.860	$2	$587	0.3%	0.4%	0.858
GBL	GAMCO Investors, Inc.	0.984	$59	$624	8.6%	9.4%	0.920
HNNA	Hennessy Advisors, Inc.	0.993	$1	$80	1.2%	1.3%	0.984
PZN	Pzena Investment Management, Inc	1.135	$10	$680	3.5%	1.5%	1.123
SAMG	Silvercrest Asset Management Group Inc.	1.014	$43	$234	18.4%	18.4%	0.893
FHI	Federated Hermes, Inc.	1.099	$229	$3,365	6.3%	6.8%	1.046
VRTS	Virtus Investment Partners, Inc.	1.394	$267	$2,116	10.6%	12.6%	1.275
VCTR	Victory Capital Holdings, Inc.	1.046	$634	$2,304	21.6%	27.5%	0.869
Average		**1.066**					**0.996**
Selected Beta							**0.996**

Assumptions

Tax Rate	26.1%
Risk-Free Rate of Return [3]	1.9%
Equity Risk Premium	5.5%
Size Premium [4]	3.2%
Company-Specific Risk	4.0%

Estimated WACC - CAPM [5]

(1) Guideline company data sourced from S&P Capital IQ. Levered Betas sourced from Bloomberg.
(2) Unlevered Beta = Levered Beta / (1 + ((D/E) * (1 - T)))
(3) 20 Year Treasuries at the Valuation Date
(4) Data from 2021 Duff & Phelps Cost of Capital (Micro-Cap: Deciles 9 and 10)
(5) Capital Asset Pricing Model (CAPM): $R_E = R_F + (ß_{RL} \times (R_M - R_F)) + R_{SM} + R_{CS}$

R_E = Required Equity Rate of Return

R_F = Return on a Risk-free Asset

$R_M - R_F$ = Market risk premium defined as the expected return required for investing in a fully diversified portfolio (R_M) less the risk-free rate (R_F)

R_{SM} = Size Premium

R_{CS} = Company-specific Risk Premium

EXHIBIT B-5 CROSSINGBRIDGE ADVISORS, LLC ($ in millions, except per share data) Levered Total Market Debt/ Debt/ Unlevered Ticker Name Beta Debt Cap MVIC Equity Beta (2) Tax Rate 26.1% DHIL Diamond Hill Investment Group, Inc. 0.860 $2 $587 0.3% 0.4% 0.858 Risk-Free Rate of Return (3) 1.9% GBL GAMCO Investors, Inc. 0.984 $59 $624 8.6% 9.4% 0.920 Equity Risk Premium 5.5% HNNA Hennessy Advisors, Inc. 0.993 $1 $80 1.2% 1.3% 0.984 Size Premium (4) 3.2% PZN Pzena Investment Management, Inc 1.135 $10 $680 3.5% 1.5% 1.123 Company-Specific Risk 4.0% SAMG Silvercrest Asset Management Group Inc. 1.014 $43 $234 18.4% 18.4% 0.893 FHI Federated Hermes, Inc. 1.099 $229 $3,365 6.3% 6.8% 1.046 VRTS Virtus Investment Partners, Inc. 1.394 $267 $2,116 10.6% 12.6% 1.275 VCTR Victory Capital Holdings, Inc. 1.046 $634 $2,304 21.6% 27.5% 0.869 Equity Risk Premium 5.5% Multiplied by: Selected Beta 1.000 Average 1.066 0.996 Market Risk Premium 5.5% Add: Risk-Free Rate of Return 1.9% Add: Size Premium 3.2% Selected Beta 0.996 Add: Company-Specific Risk 4.0% Cost of Equity / WACC, Rounded (6) 15.0% (1) Guideline company data sourced from S&P Capital IQ. Levered Betas sourced from Bloomberg. (2) Unlevered Beta = Levered Beta / ( 1 + ((D/E) * (1 - T))) (3) 20 Year Treasuries at the Valuation Date (4) Data from 2021 Duff & Phelps Cost of Capital (Micro-Cap: Deciles 9 and 10) (5) Capital Asset Pricing Model (CAPM): RE = RF + (ßRL x ( RM - RF )) + RSM + RCS RE = Required Equity Rate of Return RF = Return on a Risk-free Asset ßRL = Beta Relevered - a measure of the systematic risk of the firm compared to the risk of an investment in a fully diversified stock market portfolio. The Company's Beta (ßRL ) was not relevered in this case, since there was no debt in the capital structure. RM - RF = Market risk premium defined as the expected return required for investing in a fully diversified portfolio (RM) less the risk-free rate (RF) RSM = Size Premium RCS = Company-specific Risk Premium (6) Since there was no debt in the capital structure of CrossingBridge, the Company's WACC was equal to the cost of equity.

EXHIBIT C-1 CROSSINGBRIDGE ADVISORS, LLC Company Description Diamond Hill Investment Group, Inc. Diamond Hill Investment Group, Inc., together with its subsidiaries, provides investment advisory and fund administration services in the United States. It sponsors, distributes, and offers investment advisory and related services to its clients. The company also provides fund administration services, including portfolio and regulatory compliance, treasury and financial oversight, and general business management and governance of the mutual fund complex, as well as oversight of back-office service providers, such as the custodian, fund accountant, and transfer agent. The company was founded in 1990 and is based in Columbus, Ohio. GAMCO Investors, Inc. GAMCO Investors, Inc. is a publicly owned holding investment manager. The firm also provides wealth management, investment advisory, institutional research, brokerage, dealer, underwriting, and distribution services to its clients. It provides its services to individuals including high net worth individuals, corporate pension and profit-sharing plans, foundations, endowments, jointly trust plans, municipalities, and investment companies. The firm, through its subsidiaries, manages separate client focused equity, fixed income, and balanced portfolios. It also launches equity, fixed income, and balanced mutual funds and manages equity mutual funds for its clients. Through its subsidiaries, the firm invests in the public equity and fixed income markets across the globe. It invests in value stocks of companies. The firm employs fundamental analysis with a focus on bottom-up stock picking approach to create its portfolios. It conducts in-house research to make its investments. The firm was founded in 1976 and is based in Rye, New York with additional offices in Greenwich, Connecticut; Bannockburn, Illinois; and Tokyo, Japan. GAMCO Investors, Inc. operates as a subsidiary of Ggcp Holdings Llc. Hennessy Advisors, Inc. Hennessy Advisors, Inc. is publicly owned investment manager. It provides its services to Hennessy Funds and investment companies. The firm launches and manages equity, fixed income, and balanced mutual funds. It invests in the public equity and fixed income markets across the globe. The firm primarily invests in growth stocks of companies. It conducts in-house research to make its investments. Hennessy Advisors, Inc. was founded in 1989 and is based in Novato, California with additional offices in Boston, Massachusetts and Chapel Hill, North Carolina. Pzena Investment Management, Inc Pzena Investment Management, Inc. is a employee owned investment manager. The firm manages equity mutual funds for its clients. It invests in the public equity markets. The firm provides its services to Individuals, high net worth individuals, investment companies, pooled investment vehicles, charitable organizations, pension and profit sharing plans, state or municipal government entities, charitable organizations, other investment advisers, insurance companies, sovereign wealth funds and foreign official institutions, corporations or other businesses. The firm uses a combination of fundamental analysis to make its investments. The firm employs a combination of inhouse and external research to make its investments. Pzena Investment Management, Inc. was founded in 1995 and is based in New York City with additional offices in Melbourne, Australia and London, United Kingdom. Silvercrest Asset Management Group Inc. Silvercrest Asset Management Group Inc., a wealth management firm, provides financial advisory and related family office services in the United States. The company serves ultra-high net worth individuals and families, as well as their trusts; endowments; foundations; and other institutional investors. It also manages funds of funds and other investment funds. The company was founded in 2002 and is headquartered in New York, New York. Federated Hermes, Inc. Federated Hermes, Inc. is a publicly owned asset management holding company. Through its subsidiaries, the firm provides its services to individuals, including high net worth individuals, banking or thrift institutions, investment companies, pension and profit sharing plans, pooled investment vehicles, charitable organizations, state or municipal government entities, and registered investment advisors. Through its subsidiaries, it manages separate client-focused equity, fixed income, balanced and money market mutual funds along with separate client-focused equity, fixed income, money market, and balanced portfolios. Through its subsidiaries, the firm invests in the public equity and fixed income markets across the globe. It invests in growth and value stocks of small-cap, mid-cap, and large-cap companies. The firm makes its fixed income investments in ultra-short, short-term, and intermediate-term mortgage-backed, U.S. Government, U.S. corporate, high yield, and municipal securities. It employs both fundamental and quantitative analysis to make its equity investments. Federated Hermes, Inc. was founded in 1955 and is based in Pittsburgh, Pennsylvania with additional offices in New York City and London, United Kingdom. Virtus Investment Partners, Inc. Virtus Investment Partners, Inc. is a publicly owned investment manager. The firm primarily provides its services to individual and institutional clients. It launches separate client focused equity and fixed income portfolios. The firm launches equity, fixed income, and balanced mutual funds for its clients. It invests in the public equity, fixed income, and real estate markets. The firm also invests in exchange traded funds. It employs a multi manager approach for its products. The firm employs quantitative analysis to make its investments. It benchmarks the performance of its portfolios against the S&P 500 Index. The firm conducts in-house research to make its investments. Virtus Investment Partners, Inc. was founded in 1988 and is based in Hartford, Connecticut. Victory Capital Holdings, Inc. Victory Capital Holdings, Inc., together with its subsidiaries, operates as an asset management company worldwide. It offers investment management, fund administration, fund compliance, fund transfer agent, and fund distribution services. The company provides specialized investment strategies to institutions, intermediaries, retirement platforms, and individual investors. As of December 31, 2020, its franchises and solutions platform managed a set of 117 investment strategies for a range of institutional and retail clients, and direct investors. Victory Capital has strategic alliance with Xavier University of Louisiana. Victory Capital Holdings, Inc. was founded in 2013 and is headquartered in San Antonio, Texas.

EXHIBIT C-2 CROSSINGBRIDGE ADVISORS, LLC EBITDA Company AUM Rev EBITDA Org. Growth Total Growth Fee Margin Margin TTM AUM TTM EBITDA 2022 EBITDA 2023 EBITDA Diamond Hill Investment Group, Inc. $29,186 $174 $69 2.4% 7.4% 0.63% 39.5% 1.7% 7.1 x N/A N/A GAMCO Investors, Inc. $33,539 $291 $113 -8.7% -6.4% 0.88% 38.8% 1.6% 4.7 x N/A N/A Hennessy Advisors, Inc. $4,066 $33 $11 -19.4% -10.6% 0.81% 33.9% 1.6% 5.8 x N/A N/A Pzena Investment Management, Inc $50,800 $188 $103 2.7% 7.7% 0.40% 54.6% 1.2% 6.0 x N/A N/A Silvercrest Asset Management Group Inc. $31,000 $126 $36 1.3% 10.5% 0.43% 28.5% NMF 5.9 x 4.9 x 4.5 x Federated Hermes, Inc. $634,120 $1,343 $421 2.6% 13.3% 0.21% 31.4% NMF 7.7 x 7.8 x 6.9 x Virtus Investment Partners, Inc. $177,305 $885 $339 2.3% 19.5% 0.57% 38.4% 1.1% 5.7 x 4.1 x 3.8 x Victory Capital Holdings, Inc. $159,889 $862 $412 -3.3% 28.9% 0.56% 47.8% 1.8% 7.0 x 5.5 x 5.1 x Minimum $4,066 $33 $11 -19.4% -10.6% 0.21% 28.5% 1.1% 4.7 x 4.1 x 3.8 x Average $139,988 $488 $188 -2.5% 8.8% 0.56% 39.1% 1.5% 6.2 x 5.6 x 5.1 x Median $42,170 $240 $108 1.8% 9.1% 0.57% 38.6% 1.6% 6.0 x 5.2 x 4.8 x Maximum $634,120 $1,343 $421 2.7% 28.9% 0.88% 54.6% 1.8% 7.7 x 7.8 x 6.9 x Pro Forma Base Year One Projection Year Two Projection Total AUM - Existing Funds 1,202,919,574 1,769,290,587 1,593,052,459 Total AUM - Future Funds 84,670,267 325,688,276 405,775,632 Total AUM 1,287,589,841 2,094,978,862 1,998,828,091 Minimum 1.1% $14,000,000 4.1 x $8,700,000 3.8 x $16,000,000 Average 1.5% $19,200,000 5.6 x $11,700,000 5.1 x $21,200,000 EBITDA - Existing Funds (1) 2,028,796 2,116,454 2,951,566 Median 1.6% $20,400,000 5.2 x $11,000,000 4.8 x $20,000,000 EBITDA - Future Funds 550,357 1,096,071 2,377,258 Maximum 1.8% $23,100,000 7.8 x $16,400,000 6.9 x $28,700,000 Actual EBITDA 2,579,153 3,212,524 5,328,824 Less: Market Rate of David's Sherman's Salary (1,500,000) (1,500,000) (1,545,000) Plus: David Sherman's Actual Salary 400,000 400,000 400,000 Salary Adjustment (2) (1,100,000) (1,100,000) (1,145,000) Normalized EBITDA 1,479,153 2,112,524 4,183,824 Enterprise Value / CrossingBridge Pro Forma Base CrossingBridge Year One Projections CrossingBridge Year Two Projections EV / EBITDA EV / EBITDA (1) EBITDA from existing funds includes the projected Cohanzick servicing fee income at an assumed 5 bps servicing fee. (2) The salary adjustment is made to reflect a market rate level of compensation for David Sherman (David's salary is artificially low due to the five-year employment agreement). The value of David Sherman's employment agreement is captured separately in EXHIBIT C-3. (3) Concluded enterprise values are independent of David Sherman's employment agreement. The present value of the employment agreement is calculated seperately in EXHIBIT C-3 and added to enterprise value in EXHIBIT A-1. Historical Financials Fundamentals 2017-TTM TTM Multiples TTM Enterprise Value / $1,287,589,841 EV / AUM $2,112,524 $4,183,824 Projected Multiples

EXHIBIT C-3 CROSSINGBRIDGE ADVISORS, LLC YEAR 1 YEAR 2 YEAR 3 YEAR 4 YEAR 5 David Sherman's Salary (1) $400,000 $400,000 $400,000 $400,000 $400,000 Market Rate of David Sherman's Salary (2) $1,500,000 $1,545,000 $1,591,350 $1,639,091 $1,688,263 Savings from Employment Agreement $1,100,000 $1,145,000 $1,191,350 $1,239,091 $1,288,263 Less: Income Taxes 26.1% (287,100) (298,845) (310,942) (323,403) (336,237) Net Operating Profit After-Tax 812,900 846,155 880,408 915,688 952,027 Partial Period (Pro Rata) 1 .00 1.00 1.00 1.00 1.00 Period (Mid-Point Convention) 0 .50 1.50 2.50 3.50 4.50 WACC / PV Factor 15.0% 0.9325 0.8109 0.7051 0.6131 0.5332 Present Value 758,033 686,125 620,782 561,442 507,585 Present Value of the Employment Agreement (to EXHIBIT A-1) 3,133,967 (1) Per the five-year employment agreement. (2) Estimated utilizing the Economic Research Institute's executive compensation assessor.

EXHIBIT C-4 CROSSINGBRIDGE ADVISORS, LLC Size & ScaleTotal AUM Effective Management Fee Operating Margin Competitive & Position & Business Risk Product Mix Distribution Organic Growth Rate Management Depth / Succession  Diversity of Client Base  Financial Risk Profile Liquidity & Short-term Solvency Financial Leverage

EXHIBIT D-1 CROSSINGBRIDGE ADVISORS, LLC Closing Date Buyer Target Gross Transaction Value ($MM) Percent Sought Implied Enterprise Value ($MM) EBITDA AUM EV / TTM EBITDA EV / AUM 12/02/20 Macquarie Asset Management Inc. Waddell & Reed Financial, Inc. $1,563 100% $1,563 $170 $74,822 9.2 x 2.1% 10/08/20 Morgan Stanley Investment Management Inc. Eaton Vance Corp. $6,844 100% $6,844 $493 $515,737 13.9 x 1.3% 02/18/20 Franklin Resources, Inc. (NYSE:BEN) Legg Mason, Inc. $4,650 100% $4,650 $682 $730,800 6.8 x 0.6% 11/12/19 Advisor Group, Inc. Ladenburg Thalmann Financial Services Inc. $544 100% $544 - $100,100 N/A 0.5% 03/22/19 Onex Corporation (TSX:ONEX) Gluskin Sheff + Associates Inc. $346 100% $346 $35 - 9.9 x N/A 03/22/19 Fiera Capital Corporation (TSX:FSZ) Integrated Asset Management Corp. $55 100% $55 $4 - 13.5 x N/A Minimum 6.8 x 0.5% Average 10.7 x 1.1% Median 9.9 x 1.0% Maximum 13.9 x 2.1% Ladenburg Thalmann Financial Services Inc. Gluskin Sheff + Associates Inc. Integrated Asset Management Corp. Waddell & Reed Financial, Inc., through its subsidiaries, provides investment management and advisory, investment product underwriting and distribution, and shareholder services administration to mutual funds, and institutional and separately managed accounts in the United States. Waddell & Reed Financial, Inc. was founded in 1937 and is based in Overland Park, Kansas. As of April 30, 2021, Waddell & Reed Financial, Inc. operates as a subsidiary of Macquarie Asset Management Inc. Eaton Vance Corp., through its subsidiaries, engages in the creation, marketing, and management of investment funds in the United States. It also provides investment management and counseling services to institutions and individuals. Further, the company operates as an adviser and distributor of investment companies and separate accounts. Eaton Vance Corp. was incorporated on January 29, 1981 and is headquartered in Boston, Massachusetts. As of March 1, 2021, Eaton Vance Corp. operates as a subsidiary of Morgan Stanley Investment Management Inc. Legg Mason, Inc. is a privately owned asset management holding company. Through its subsidiaries, the firm provides investment management and related services to company-sponsored mutual funds and other investment vehicles including pension funds, foundations, endowments, sovereign wealth funds, insurance companies, private banks, family offices, individuals, as well as to global, institutional, and retail clients. Legg Mason, Inc. was founded in 1899 and is based in Baltimore, Maryland. As of July 31, 2020, Legg Mason, Inc. operates as a subsidiary of Franklin Resources, Inc. Ladenburg Thalmann Financial Services Inc. operates as a diversified financial services company in the United States. The company was founded in 1876 and is headquartered in Miami, Florida. Ladenburg Thalmann Financial Services Inc. is a subsidiary of Advisor Group, Inc. Gluskin Sheff + Associates Inc. is a publicly owned investment manager. The firm also provides wealth management services. It primarily provides its services to high net worth investors, including entrepreneurs, professionals, family trusts, private charitable foundations, pension and profit sharing plans, pooled investment vehicles, charitable organizations , corporations, institutions, insurance companies, and estates. Gluskin Sheff + Associates, Inc. was founded in 1984 and is based in Toronto, Canada. As of June 3, 2019, Gluskin Sheff + Associates Inc. was taken private. As of June 3, 2019, Gluskin Sheff + Associates Inc. operates as a subsidiary of Onex Corporation. Integrated Asset Management Corp. operates as an alternative asset investment management company. The company provides investors with private equity, private corporate debt, managed futures, hedge funds, real estate investment management, property management and leasing, and merchant banking. It offers alternative asset class management to institutional, pension, and private clients. Integrated Asset Management Corp. was founded in 1998 and is headquartered in Toronto, Canada. As of July 3, 2019, Integrated Asset Management Corp. operates as a subsidiary of Fiera Capital Corporation. Waddell & Reed Financial, Inc. Company Eaton Vance Corp. Legg Mason, Inc. Description

EXHIBIT D-2 CROSSINGBRIDGE ADVISORS, LLC Based on Empire Analysis Lower Boundary $15,266,033 10.3 x 1.2% 7.2 x 0.7% EXHIBIT A-1 Base Case $17,366,033 11.7 x 1.3% 8.2 x 0.8% EXHIBIT A-1 Upper Boundary $20,066,033 13.6 x 1.6% 9.5 x 1.0% EXHIBIT A-1 Industry Benchmarks Guideline Companies - TTM Median 6.0 x 1.6% 5.2 x 1.6% EXHIBIT C-2 Guideline Transaction Sample - Median 9.9 x 1.0% 9.9 x 1.0% EXHIBIT D-1 Piper Sandler's Wealth Management Industry M&A Multiples - Low Growth / Mid-Scale 7.0 x to 9.0 x N/A 7.0 x to 9.0 x N/A (3) Piper Sandler's Wealth Management Industry M&A Multiples - High Growth / Mid-Scale 9.0 x to 11.0 x N/A 9.0 x to 11.0 x N/A (3) Piper Sandler's Private Asset Managers M&A Multiples - 2020 10.2 x N/A 10.2 x N/A (4) Notes: (2) Net of the present value of David Sherman's employment agreement (from EXHIBIT C-3) (4) Piper Sandler's 2020 Asset Manager Transaction Review and 2021 Forecast, published March 11,2021. CrossingBridge - TTM Pro-forma (1) CrossingBridge - Proj. Year 1 (3) Piper Sandler's A Discussion of the Wealth Management Industry and Why the Attraction is Only Getting Stronger, published August 2020. Mid-scale represents firms with AUM ranging from $1.0 billion to $5.0 Billion (1) TTM pro forma financials were provided by CrossingBridge/Cohanzick management and were created to reflect normalized results based on the Company's exisiting fund business.

EXHIBIT E CROSSINGBRIDGE ADVISORS, LLC  ($ millions) HISTORY HISTORY HISTORY HISTORY YTD 2017 2018 2019 2020 3/31/2021 Assets Under Management Breakdown Destinations Low Duration (DLDFX) 99.8 229.7 259.9 286.2 340.2 Destinations Global Fixed (DGFFX) 261.2 414.9 404.6 375.8 398.3 CrossingBridge Low Duration (CBLDX) - 66.0 149.7 145.1 188.7 CrossingBridge Long/Short (CCLIX) 106.8 83.9 - - - Assets Under Management 467.8 794.4 814.2 807.1 927.2 Change in Assets Under Management – DLDFX AUM Beginning of Period - 99.8 229.7 259.9 286.2 AUM Net Inflows/(Outflows) 97.5 126.2 19.5 18.0 43.0 AUM Market Appreciation/(Depreciation) 2.3 3.7 10.7 8.3 10.9 AUM End of Period 99.8 229.7 259.9 286.2 340.2 Net Change in AUM 99.8 129.9 30.2 26.3 53.9 Other Data Organic Growth Rate NMF 126.5% 8.5% 6.9% 15.0% Asset Managed Growth Rate NMF 130.2% 13.1% 10.1% 18.8% Change in Assets Under Management – DGFFX AUM Beginning of Period - 261.2 414.9 404.6 375.8 AUM Net Inflows/(Outflows) 253.5 147.8 (30.0) (46.2) - AUM Market Appreciation/(Depreciation) 7.7 5.9 19.7 17.4 22.5 AUM End of Period 261.2 414.9 404.6 375.8 398.3 Net Change in AUM 261.2 153.7 (10.3) (28.8) 22.5 Other Data Organic Growth Rate NMF 56.6% -7.2% -11.4% 0.0% Asset Managed Growth Rate NMF 58.8% -2.5% -7.1% 6.0% Change in Assets Under Management – CBLDX AUM Beginning of Period - 66.0 149.7 145.1 AUM Net Inflows/(Outflows) 66.1 78.6 (5.3) 38.5 AUM Market Appreciation/(Depreciation) (0.1) 5.1 0.7 5.1 AUM End of Period 66.0 149.7 145.1 188.7 Net Change in AUM 66.0 83.7 (4.6) 43.6 Other Data Organic Growth Rate NMF 119.1% -3.5% 26.6% Asset Managed Growth Rate NMF 126.9% -3.1% 30.1% Change in Assets Under Management – CCLIX AUM Beginning of Period 106.8 83.9 AUM Net Inflows/(Outflows) (14.2) (83.9) AUM Market Appreciation/(Depreciation) (8.7) - AUM End of Period 83.9 - Net Change in AUM (22.9) (83.9) Other Data Organic Growth Rate -13.3% -100.0% Asset Managed Growth Rate -21.4% -100.0%

EXHIBIT F-1 CROSSINGBRIDGE ADVISORS, LLC HISTORY HISTORY 2019 2020 Assets Under Management 814,220,264 807,142,609 Effective Management Fee 0.28% 0.26% Fee Income (1) 2,260,857 2,086,623 TOTAL REVENUES 2,260,857 2,086,623 Professional Fees 0 60,511 Marketing 0 25,592 Insurance Expense 6,453 15,500 Mutual Fund Expenses 31,289 17,006 Licenses and Fees 731 731 Marketing 1,830 0 Computer Expense 1,489 1,071 Miscellaneous 0 209 Total Operating Expenses (2) 41,792 120,620 NET OPERATING INCOME 2,219,065 1,966,003 Interest Income 415 321 Dividend Income 6,768 2,668 Realized Loss on Investments 0 (1,545) Total Other Income (Expense) 7,183 1,444 PRE-TAX INCOME 2,226,248 1,967,447 Provision (Benefit) for Taxes 0 0 NET INCOME 2,226,248 1,967,447 (1) Fee income is shown net of a de facto servicing agreement fee paid to Cohanzick. (2) Historical expenses do not reflect compensation expenses, as these are recorded on Cohanzick's books.

EXHIBIT F-2 CROSSINGBRIDGE ADVISORS, LLC HISTORY HISTORY 2019 2020 Assets Under Management N/M N/M Fee Income (1) 100.0% 100.0% TOTAL REVENUES 100.0% 100.0% Professional Fees 0.0% 2.9% Marketing 0.0% 1.2% Insurance Expense 0.3% 0.7% Mutual Fund Expenses 1.4% 0.8% Licenses and Fees 0.0% 0.0% Marketing 0.1% 0.0% Computer Expense 0.1% 0.1% Miscellaneous 0.0% 0.0% Total Operating Expenses (2) 1.8% 5.8% NET OPERATING INCOME 98.2% 94.2% Interest Income 0.0% 0.0% Dividend Income 0.3% 0.1% Realized Loss on Investments 0.0% -0.1% Total Other Income (Expense) 0.3% 0.1% PRE-TAX INCOME 98.5% 94.3% Provision (Benefit) for Taxes 0.0% 0.0% NET INCOME 98.5% 94.3% (1) Fee income is shown net of a de facto servicing agreement fee paid to Cohanzick. (2) Historical expenses do not reflect compensation expenses, as these are recorded on Cohanzick's books.

EXHIBIT F-3 CROSSINGBRIDGE ADVISORS, LLC HISTORY 2020 Assets Under Management -0.9% Fee Income (1) -7.7% TOTAL REVENUES -7.7% Professional Fees N/A Marketing N/A Insurance Expense 140.2% Mutual Fund Expenses -45.6% Licenses and Fees 0.0% Marketing -100.0% Computer Expense -28.1% Miscellaneous N/A Total Operating Expenses (2) 188.6% NET OPERATING INCOME -11.4% Interest Income -22.7% Dividend Income -60.6% Realized Loss on Investments N/A Total Other Income (Expense) -79.9% PRE-TAX INCOME -11.6% Provision (Benefit) for Taxes N/A NET INCOME -11.6% (1) Fee income is shown net of a de facto servicing agreement fee paid to Cohanzick. (2) Historical expenses do not reflect compensation expenses, as these are recorded on Cohanzick's books.

EXHIBIT F-4 CROSSINGBRIDGE ADVISORS, LLC HISTORY HISTORY 2019 2020 ASSETS Cash and Equivalents 1,369,768 2,258,670 Accounts Receivable 186,397 190,197 Due From Affiliate 0 150,000 Dividend Receivable 275 2 Prepaid Expenses 4,703 0 Total Current Assets 1,561,143 2,598,869 TOTAL ASSETS 1,561,143 2,598,869 LIABILITIES & MEMBERS' CAPITAL Accounts Payable and Accrued Expenses 1,833 72,112 Total Current Liabilities 1,833 72,112 TOTAL LIABILITIES 1,833 72,112 Total Members' Capital 1,559,310 2,526,757 TOTAL LIABILITIES & MEMBERS' CAPITAL 1,561,143 2,598,869

EXHIBIT F-5 CROSSINGBRIDGE ADVISORS, LLC HISTORY HISTORY 2019 2020 ASSETS Cash and Equivalents 87.7% 86.9% Accounts Receivable 11.9% 7.3% Due From Affiliate 0.0% 5.8% Dividend Receivable 0.0% 0.0% Prepaid Expenses 0.3% 0.0% Total Current Assets 100.0% 100.0% TOTAL ASSETS 100.0% 100.0% LIABILITIES & MEMBERS' CAPITAL Accounts Payable and Accrued Expenses 0.1% 2.8% Total Current Liabilities 0.1% 2.8% TOTAL LIABILITIES 0.1% 2.8% Total Members' Capital 99.9% 97.2% TOTAL LIABILITIES & MEMBERS' CAPITAL 100.0% 100.0%

EXHIBIT F-6 CROSSINGBRIDGE ADVISORS, LLC HISTORY HISTORY 2019 2020 CASH FLOW FROM OPERATING ACTIVITIES Net Income 2,226,248 1,967,447 Adjustments to reconcile Net Income to Net Cash Provided from Operating Activities (Inc.) Dec. in Accounts Receivable (186,397) (3,800) (Inc.) Dec. in Due From Affiliate 0 (150,000) (Inc.) Dec. in Dividend Receivable (275) 273 (Inc.) Dec. in Prepaid Expenses (4,703) 4,703 Inc. (Dec.) in Accounts Payable and Accrued Expenses 1,833 70,279 Net Cash Provided By (Used In) Operating Activities 2,036,706 1,888,902 NET INCREASE (DECREASE) IN CASH 2,036,706 1,888,902 Empire Adjustment (666,938) (1,000,000) Beginning Cash N/A 1,369,768 Ending Cash 1,369,768 2,258,670

EXHIBIT G-1 CROSSINGBRIDGE ADVISORS, LLC 2017 2018 2019 2020 TTM 2017 to TTM CAGR (1)) 2017 2018 2019 2020 YTD Diamond Hill Investment Group, Inc. $22,317 $19,108 $23,399 $26,411 $29,186 7.4% Diamond Hill Investment Group, Inc. $20,849 $20,713 $21,254 $24,905 $27,799 GAMCO Investors, Inc. $43,063 $34,354 $36,475 $32,561 $33,539 -6.4% GAMCO Investors, Inc. $41,509 $38,709 $35,415 $34,518 $33,050 Hennessy Advisors, Inc. $6,198 $4,874 $3,565 $4,066 $4,066 -10.6% Hennessy Advisors, Inc. $6,405 $5,536 $4,219 $3,815 $4,066 Pzena Investment Management, Inc $38,500 $33,400 $41,200 $43,300 $50,800 7.7% Pzena Investment Management, Inc $34,250 $35,950 $37,300 $42,250 $47,050 Silvercrest Asset Management Group Inc. $21,300 $19,000 $25,100 $27,800 $31,000 10.5% Silvercrest Asset Management Group Inc. $19,950 $20,150 $22,050 $26,450 $29,400 Federated Hermes, Inc. $397,570 $459,860 $575,874 $619,430 $634,120 13.3% Federated Hermes, Inc. $381,739 $428,715 $517,867 $597,652 $626,775 Virtus Investment Partners, Inc. $90,963 $92,030 $108,904 $132,194 $177,305 19.5% Virtus Investment Partners, Inc. $68,165 $91,497 $100,467 $120,549 $154,750 Victory Capital Holdings, Inc. $61,771 $52,763 $151,832 $147,241 $159,889 28.9% Victory Capital Holdings, Inc. $58,368 $57,267 $102,298 $149,537 $153,565 Minimum $6,198 $4,874 $3,565 $4,066 $4,066 -10.6% Minimum $6,405 $5,536 $4,219 $3,815 $4,066 Maximum $397,570 $459,860 $575,874 $619,430 $634,120 28.9% Maximum $381,739 $428,715 $517,867 $597,652 $626,775 Average $85,210 $89,424 $120,794 $129,125 $139,988 8.8% Average $78,904 $87,317 $105,109 $124,959 $134,557 Median $40,782 $33,877 $38,838 $37,931 $42,170 9.1% Median $37,879 $37,329 $36,357 $38,384 $40,050 CROSSINGBRIDGE 468 794 814 807 1,288 29.5% CROSSINGBRIDGE N/A 631 804 811 1,047 2017 2018 2019 2020 TTM 2017 2018 2019 2020 YTD Diamond Hill Investment Group, Inc. 15.1% -14.4% 22.5% 12.9% 10.5% Diamond Hill Investment Group, Inc. 2.2% -4.9% -3.5% 6.5% 11.9% GAMCO Investors, Inc. 7.8% -20.2% 6.2% -10.7% 3.0% GAMCO Investors, Inc. 0.0% -9.8% -10.3% -14.0% -9.3% Hennessy Advisors, Inc. -6.3% -21.4% -26.9% 14.1% 0.0% Hennessy Advisors, Inc. -17.9% -25.0% -24.6% -14.8% -14.8% Pzena Investment Management, Inc 28.3% -13.2% 23.4% 5.1% 17.3% Pzena Investment Management, Inc 5.7% 2.6% 2.4% 1.2% 1.8% Silvercrest Asset Management Group Inc. 14.5% -10.8% 32.1% 10.8% 11.5% Silvercrest Asset Management Group Inc. 3.2% -5.6% 10.0% 1.6% -2.9% Federated Hermes, Inc. 8.7% 15.7% 25.2% 7.6% 2.4% Federated Hermes, Inc. N/A N/A -2.1% 2.6% 7.4% Virtus Investment Partners, Inc. 100.5% 1.2% 18.3% 21.4% 34.1% Virtus Investment Partners, Inc. N/A N/A -0.8% 4.7% 3.2% Victory Capital Holdings, Inc. 12.4% -14.6% 187.8% -3.0% 8.6% Victory Capital Holdings, Inc. -2.7% -3.9% 3.5% -12.7% -0.9% Minimum -6.3% -21.4% -26.9% -10.7% 0.0% Minimum -17.9% -25.0% -24.6% -14.8% -14.8% Maximum 100.5% 15.7% 187.8% 21.4% 34.1% Maximum 5.7% 2.6% 10.0% 6.5% 11.9% Average 22.6% -9.7% 36.1% 7.2% 10.9% Average -1.6% -7.8% -3.2% -3.1% -0.4% Median 13.4% -13.8% 22.9% 9.2% 9.5% Median 1.1% -5.3% -1.5% 1.4% 0.5% CROSSINGBRIDGE N/A 69.8% 2.5% -0.9% 59.5% CROSSINGBRIDGE N/A 69.7% -2.0% -4.1% N/A 2017 2018 2019 2020 TTM 2017 2018 2019 2020 TTM Diamond Hill Investment Group, Inc. 0.70% 0.70% 0.64% 0.51% 0.63% Diamond Hill Investment Group, Inc. 0.33% 0.35% 0.23% 0.18% 0.25% GAMCO Investors, Inc. 0.87% 0.88% 0.88% 0.75% 0.88% GAMCO Investors, Inc. 0.36% 0.48% 0.34% 0.29% 0.34% Hennessy Advisors, Inc. 0.85% 0.77% 0.79% 0.86% 0.81% Hennessy Advisors, Inc. 0.39% 0.29% 0.27% 0.29% 0.27% Pzena Investment Management, Inc 0.41% 0.43% 0.40% 0.33% 0.40% Pzena Investment Management, Inc 0.21% 0.22% 0.19% 0.13% 0.22% Silvercrest Asset Management Group Inc. 0.46% 0.49% 0.46% 0.41% 0.43% Silvercrest Asset Management Group Inc. N/A 0.12% 0.11% 0.11% 0.12% Federated Hermes, Inc. 0.29% 0.26% 0.26% 0.24% 0.21% Federated Hermes, Inc. 0.09% 0.08% 0.07% 0.07% 0.07% Virtus Investment Partners, Inc. 0.62% 0.60% 0.56% 0.50% 0.57% Virtus Investment Partners, Inc. 0.13% 0.16% 0.17% 0.15% 0.22% Victory Capital Holdings, Inc. 0.70% 0.72% 0.60% 0.52% 0.56% Victory Capital Holdings, Inc. 0.22% 0.25% 0.24% 0.24% 0.27% Minimum 0.29% 0.26% 0.26% 0.24% 0.21% Minimum 0.09% 0.08% 0.07% 0.07% 0.07% Maximum 0.87% 0.88% 0.88% 0.86% 0.88% Maximum 0.39% 0.48% 0.34% 0.29% 0.34% Average 0.61% 0.61% 0.57% 0.51% 0.56% Average 0.25% 0.25% 0.20% 0.18% 0.22% Median 0.66% 0.65% 0.58% 0.50% 0.57% Median 0.22% 0.23% 0.21% 0.17% 0.23% CROSSINGBRIDGE (1) N/A N/A 0.28% 0.26% 0.56% CROSSINGBRIDGE N/A N/A 0.28% 0.24% 0.25% (1) CrossingBridge's historical effective management fee is not reflective of what it will achieve in the future, as the Company's revenue has historically been recorded net of the de facto servicing agreement with Cohanzick.

EXHIBIT G-2 CROSSINGBRIDGE ADVISORS, LLC 2017 2018 2019 2020 TTM 2019 to TTM CAGR (1) 2017 to TTM CAGR (1) Diamond Hill Investment Group, Inc. $145.2 $145.6 $136.6 $126.4 $174.2 14.9% 5.0% GAMCO Investors, Inc. $360.5 $341.5 $312.4 $259.7 $290.8 -4.0% -5.6% Hennessy Advisors, Inc. $54.6 $42.7 $33.4 $32.8 $32.8 -1.1% -12.7% Pzena Investment Management, Inc $141.3 $153.6 $150.7 $138.6 $188.2 13.5% 7.9% Silvercrest Asset Management Group Inc. $91.4 $98.7 $102.2 $108.0 $126.2 12.8% 9.0% Federated Hermes, Inc. $1,102.9 $1,135.7 $1,326.9 $1,448.3 $1,342.7 0.7% 5.4% Virtus Investment Partners, Inc. $425.6 $552.2 $563.2 $603.9 $884.6 29.4% 21.5% Victory Capital Holdings, Inc. $409.6 $413.4 $612.4 $775.4 $861.5 21.5% 21.9% Minimum $54.6 $42.7 $33.4 $32.8 $32.8 -4.0% -12.7% Maximum $1,102.9 $1,135.7 $1,326.9 $1,448.3 $1,342.7 29.4% 21.9% Average $341.4 $360.4 $404.7 $436.6 $487.6 11.0% 6.6% Median $252.9 $247.5 $231.6 $199.2 $239.5 13.2% 6.7% CROSSINGBRIDGE $0.0 $0.0 $2.3 $2.1 $5.9 64.5% N/A 2017 2018 2019 2020 TTM 2019 to TTM CAGR (1) 2017 to TTM CAGR (1) Diamond Hill Investment Group, Inc. $67.9 $72.4 $49.1 $45.4 $68.9 21.3% 0.4% GAMCO Investors, Inc. $148.7 $187.3 $119.2 $101.2 $112.8 -3.1% -7.1% Hennessy Advisors, Inc. $24.7 $16.2 $11.6 $11.1 $11.1 -2.2% -19.2% Pzena Investment Management, Inc $71.6 $77.4 $71.4 $55.6 $102.8 23.2% 10.1% Silvercrest Asset Management Group Inc. $23.7 $25.2 $25.1 $28.9 $36.0 22.8% 11.7% Federated Hermes, Inc. $352.1 $347.4 $373.8 $446.7 $421.2 7.1% 4.9% Virtus Investment Partners, Inc. $88.6 $150.3 $169.3 $185.1 $339.5 48.8% 43.1% Victory Capital Holdings, Inc. $130.0 $142.4 $245.0 $360.4 $412.2 34.6% 36.0% Minimum $23.7 $16.2 $11.6 $11.1 $11.1 -3.1% -19.2% Maximum $352.1 $347.4 $373.8 $446.7 $421.2 48.8% 43.1% Average $113.4 $127.3 $133.1 $154.3 $188.1 19.1% 10.0% Median $80.1 $109.9 $95.3 $78.4 $107.8 22.1% 7.5% CROSSINGBRIDGE N/A N/A $2.2 $2.0 $2.6 8.2% N/A (1) CAGR = compound annual growth rate.

EXHIBIT H-1 ENTERPRISE DIVERSIFIED, INC. (OTCPK:SYTE) 5-yr Equity Volatility Guideline Companies Diamond Hill Investment Group, Inc. 27.0% GAMCO Investors, Inc. 38.1% Hennessy Advisors, Inc. 34.3% Pzena Investment Management, Inc 46.3% Silvercrest Asset Management Group Inc. 38.3% Federated Hermes, Inc. 36.0% Virtus Investment Partners, Inc. 41.8% Victory Capital Holdings, Inc. 45.0% Minimum 27.0% Maximum 46.3% Mean 38.4% Median 38.2% Selected Equity Volatility 38.0%

EXHIBIT H-2 ENTERPRISE DIVERSIFIED, INC. (OTCPK:SYTE) Date High Low Close Mean Volume 11/22/2021 $0.00 $0.00 $0.00 $0.00 20 11/23/2021 $0.00 $0.00 $0.00 $0.00 0 11/24/2021 $0.00 $0.00 $0.00 $0.00 0 11/25/2021 $0.00 $0.00 $0.00 $0.00 0 11/26/2021 $8.25 $8.20 $8.20 $8.23 290 Total Volume 310 11/29/2021 $0.00 $0.00 $0.00 $0.00 0 11/30/2021 $0.00 $0.00 $0.00 $0.00 10 12/1/2021 $0.00 $0.00 $0.00 $0.00 0 12/2/2021 $0.00 $0.00 $0.00 $0.00 0 12/3/2021 $0.00 $0.00 $0.00 $0.00 0 Total Volume 10 12/6/2021 $0.00 $0.00 $0.00 $0.00 0 12/7/2021 $8.00 $8.00 $8.00 $8.00 230 12/8/2021 $0.00 $0.00 $0.00 $0.00 0 12/9/2021 $0.00 $0.00 $0.00 $0.00 0 12/10/2021 $7.46 $7.46 $7.46 $7.46 260 Total Volume 490 12/13/2021 $0.00 $0.00 $0.00 $0.00 0 12/14/2021 $7.50 $7.50 $7.50 $7.50 1,610 12/15/2021 $0.00 $0.00 $0.00 $0.00 180 12/16/2021 $0.00 $0.00 $0.00 $0.00 0 12/17/2021 $0.00 $0.00 $0.00 $0.00 0 1,790 Total Shares Outstanding in Merged Company (Including Warrants) 7 ,097,383 Average Weekly Volume for the 4 Weeks Preceeding the Valuation Date (1) 6 50 1% of Shares Outstanding (1) 7 0,974 Number of Warrants Issued 2,050,000 Expected Number of Quarters to Divest 28.9 Expected Number of Years to Divest (to EXHIBIT H-3) 7.2 (1) Per Rule 144 Restrictions, the maxium number of shares that can be sold per quarter is the greater of: (1) the average weekly volume for the preceeding four weeks; (2) or 1.0% of total outstanding shares. Week -4 From Valuation Date Week -3 From Valuation Date Week -2 From Valuation Date Week -1 From Valuation Date Total Volume

EXHIBIT H-3 ENTERPRISE DIVERSIFIED, INC. (OTCPK:SYTE) BLACK-SCHOLES OPTION PRICING MODEL INPUT VARIABLES Stock Price (1) 7.5 Exercise Price 7.5 Term (2) 3.61 Volatility (3) 38.00% Annual Rate of Quarterly Dividends 0.00% Discount Rate - Bond Equivalent Yield (4) 0.91% PUT OPTION Proportion of Stock PV -34.22% Proportion of Exercise Price PV 62.39% Put Option Value 1.96 Equivalent Discount to Underlying Stock (to EXHIBIT H-4) 26.15% (1) Based on most recent close price. (2) Term based on the midpoint of the expected divesture period (from EXHIBIT H-2). (3) Volatility from EXHIBIT H-1. (4) Based on the three-year U.S. treasury rate as of the Valuation Date.

EXHIBIT H-4 ENTERPRISE DIVERSIFIED, INC. (OTCPK:SYTE) BLACK-SCHOLES OPTION PRICING MODEL INPUT VARIABLES Stock Price (1) 7.5 Exercise Price 8.0 Term 5 Volatility (2) 38.00% Annual Rate of Quarterly Dividends 0.00% Discount Rate - Bond Equivalent Yield (3) 1.23% Number of shares of stock outstanding 5,047,383 Number of shares in option 2,050,000 CALL OPTION - ***FULLY DILUTED*** Call Option Value (i.e., Value per Warrant) $1.75 Number of Warrants Issued to CBA in the Transaction 2,050,000 Total Value of Block of Warrants $3,586,102 SYTE Shareholder Pro Rata Interest in New Class A Shares (4) 52.5% Pro Rata Dilutive Effect to SYTE Shareholders $1,880,932 Less: Discount for Lack of Marketability (from EXHIBIT H-3) 26.15% FMV of Dilutive Effect to SYTE Shareholders (to EXHIBIT H-5) $1,389,028 (1) Based on most recent close price. (2) Volatility from EXHIBIT H-1. (3) Based on the five year U.S. treasury rate as of the Valuation Date. (4) Based on the number of shares in the newly merged company issued to SYTE shareholders.

EXHIBIT H-5 ENTERPRISE DIVERSIFIED, INC. (OTCPK:SYTE) Class A Share Value (OTCPK:SYTE) Weighted Share Price Weighting VWAP Current Price $7.50 25.0% $1.88 60-Day VWAP $8.40 25.0% $2.10 60-Day VWAP (Adjusted for Outliers) $7.42 25.0% $1.85 12-Month VWAP $7.00 25.0% $1.75 Weighted VWAP $7.58 Book Value Per Share $6.95 Estimated Class A Share Value (1) $7.26 Transaction Consideration Class A Shares Issued 2,400,000 Estimated Class A Share Value $7.26 FMV of Class A Consideration $17,434,934 FMV of Warrants (from EXHIBIT H-4) $1,389,028 Fair Market Value of Consideration $18,823,963 Enterprise Value of CBA Low Base High Enterprise Value of CBA (from EXHIBIT A-1) $18,400,000 $20,500,000 $23,200,000 Plus: Net Working Capital from CBA (2) $750,000 $750,000 $750,000 Total Equity Value of CBA $19,150,000 $21,250,000 $23,950,000 (2) Per the terms of the Merger Agreement, CBA will contribute $750,000 in working capital. (1) Estimated Class A share value based on an equal weighting of the BV per share and the weighted